                         BLADE RECEIVABLES MASTER TRUST

                       CLASS A CERTIFICATES SERIES 1996-1
                       CLASS B CERTIFICATES SERIES 1996-1

                                 DESK COPIES OF

                               PROGRAM DOCUMENTS

                                      FOR

                               HOWMET CORPORATION

                                 April 18, 1996


                      FIRST CHICAGO CAPITAL MARKETS, INC.
                                 CREDIT SUISSE

                                    CONTENTS

                            PROJECT BLADE - TAKEOUT
                                    DESK SET

                                 APRIL 18, 1996


                           Key To Parties and Counsel
                           --------------------------

BRC      Blade Receivables Corporation
CS       Credit Suisse
FNBC     The First National Bank of Chicago
HRAW&G   Hodgson Russ Andrews Woods & Goodyear
HCI      Howmet Cercast (U.S.A.), Inc.
Howmet   Howmet Corporation
HRI      Howmet Refurbishment, Inc.
HTI      Howmet-Tempcraft, Inc.
KKB&R    Kummer Kaempfer Bonner & Renshaw
L&W      Latham & Watkins
Trustee  Manufacturers and Traders Trust Company
PHJ&W    Paul, Hastings, Janofsky & Walker
PW       Price Waterhouse, LLP
TCC      Turbine Components Corporation
VRC      Valuation Research Corporation
VSS&P    Vorys, Sater, Seymour & Pease

DOCUMENT                                                              TAB NUMBER

I.       Operative Documents

1.       Blade Receivables Master Trust Amended and
         Restated Pooling and Servicing Agreement ........................     1

         EXHIBIT A         Form of Lockbox Account Letter Agreement

         EXHIBIT B         Form of Concentration Account Letter
                           Agreement

         EXHIBIT C         Form of Monthly Servicer's Certificate

         EXHIBIT D         Annual Agreed-Upon Procedures

         EXHIBIT E         Form of Transferor Certificate

         EXHIBIT F         Form of Certificate to be Given by
                           Certificate Owner

         EXHIBIT G         Form of Certificate to be Given by
                           Euroclear or Cedel

         EXHIBIT H         Form of Certificate to be Given by
                           Transferee of Beneficial Interest in a
                           Regulation S Temporary Book-Entry
                           Certificate

         EXHIBIT I         Form of Transfer Certificate for
                           Exchange or Transfer from 144A Book-
                           Entry Certificate to Regulation S Book-
                           Entry Certificate

         EXHIBIT J         Form of Placement Agent Exchange
                           Instructions

         EXHIBIT K         Form of Certificate to be Delivered upon
                           Exchange or Registration of Transfer of
                           Definitive 144A Certificates

         EXHIBIT L         Form of Transfer Certificate for
                           Exchange or Transfer from Regulation S
                           Temporary Book-Entry Certificate to Rule
                           144A Book-Entry Certificate

         SCHEDULE 1        Account Banks - Lockbox Banks
                           Account Banks - Concentration Account
                           Bank

         APPENDIX A        Definitions

2.       Series 1996-1 Supplement to Amended and
         Restated Pooling and Servicing Agreement ........................     2

         EXHIBIT A         Part 1. Form of Class A Certificate
                           Part 2. Form of Class B Certificate

         EXHIBIT B         Form of Daily Report

         EXHIBIT C         Form of Monthly Report

3.       Amended and Restated Receivables
         Purchase Agreement ..............................................     3

         EXHIBIT A         Form of Buyer Note

         EXHIBIT B         Form of Seller Assignment Certificate

         EXHIBIT C         Form of Contribution Agreement

         SCHEDULE 1        Litigation and Other Proceedings
         SCHEDULE 2        Changes in Financial Condition
         SCHEDULE 3        Offices of the Sellers where Records are
                           Maintained
         SCHEDULE 4 Legal Names, Trade Names and Names Under Which the Companies Do Business

4.       Certificate Purchase Agreement
         (Series 1996-1, Class A) ........................................     4

         SCHEDULE I        Amount of Each Initial Purchaser's Certificate

         EXHIBIT A         Form of Series 1996-1 Supplement

         EXHIBIT B         Form of Assignment Agreement

         APPENDIX X        Index of Additional Defined Terms

5.       Certificate Purchase Agreement
         (Series 1996-1, Class B) ........................................     5

         SCHEDULE I        Amount of Each Initial Purchaser's Certificate

         EXHIBIT A         Form of Series 1996-1 Supplement

         EXHIBIT B         Form of Assignment Agreement

         APPENDIX X        Index of Additional Defined Terms

6.       Series 1996-1 Certificate (Class A) .............................     6

7.       Series 1996-1 Certificate (Class B) .............................     7

8.       Guaranty of Howmet ..............................................     8

9.       Intercreditor Agreement .........................................     9


                                      -iii-
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                                                         PROJECT BLADE - TAKEOUT










                         BLADE RECEIVABLES MASTER TRUST
                              AMENDED AND RESTATED
                        POOLING AND SERVICING AGREEMENT


                           dated as of April 18, 1996

                                     among


                         BLADE RECEIVABLES CORPORATION,
                                 as Transferor,


                              HOWMET CORPORATION,
                                  as Servicer,


                                      and


                    MANUFACTURERS AND TRADERS TRUST COMPANY,
                                   as Trustee

                                TABLE OF CONTENTS


ARTICLE I  DEFINITIONS

            SECTION 1.1 Definitions ..............................       page 1
            SECTION 1.2 Transitional Matters .....................       page 1

ARTICLE II  CONVEYANCE OF ASSETS

            SECTION 2.1 Creation of the Trust;
                        Conveyance of Certain
                        Assets ...................................       page 1

            SECTION 2.2 Acceptance by Trustee ....................       page 3

            SECTION 2.3 Representations and Warranties
                        of Tranferor Relating to
                        the Transferred Assets ...................       page 3

            SECTION 2.4 No Assumption of Obligations
                        Relating to Receivables,
                        Related Transferred Assets
                        or Contracts .............................       page 5

            SECTION 2.5 Conveyance of Purchased
                        Interests by the Trust ...................       page 5

ARTICLE III ADMINISTRATION AND SERVICING

            SECTION 3.1 Acceptance of Appointment;
                        Other Matters ............................       page 6

            SECTION 3.2 Duties of Servicer and
                        Transferor ...............................       page 7

            SECTION 3.3 Lockbox Accounts;
                        Concentration Accounts ...................       page 10

            SECTION 3.4 Servicing Compensation ...................       page 13

            SECTION 3.5 Records of Servicer and
                        Reports to be Prepared by
                        Servicer .................................       page 14

            SECTION 3.6 Monthly Servicer's Certificate ...........       page 16

            SECTION 3.7 Servicing Report of
                        Independent Public
                        Accountants; Forms 10-Q
                        and 10-K .................................       page 16

            SECTION 3.8 Rights of Trustee ........................       page 17

            SECTION 3.9  Ongoing Responsibilities of
                         Howmet ..................................       page 19

            SECTION 3.10 Further Action Evidencing
                         Transfers ...............................       page 20

ARTICLE IV RIGHTS OF CERTIFICATEHOLDERS
           AND PURCHASERS; ALLOCATIONS

            SECTION 4.1 Rights of Certificateholders and
                        Purchasers ...............................       page 20

            SECTION 4.2 Establishment of Transaction
                        Accounts .................................       page 21

            SECTION 4.3 Trust-Level Calculations and
                        Funds Allocations ........................       page 23

            SECTION 4.4 Investment of Funds in
                        Transaction Accounts .....................       page 23

            SECTION 4.5 Attachment of Transaction
                        Accounts .................................       page 24

ARTICLE V  DISTRIBUTIONS AND REPORTS

ARTICLE VI THE CERTIFICATES

            SECTION 6.1  The Certificates ........................       page 24

            SECTION 6.2  Authentication of Certificates ..........       page 25

            SECTION 6.3  Registration of Transfer and
                         Exchange of Certificates ................       page 25

            SECTION 6.4  Mutilated, Destroyed, Lost or
                         Stolen Certificates .....................       page 28

            SECTION 6.5  Persons Deemed Owners ...................       page 28

            SECTION 6.6  Appointment of Paying Agent .............       page 29

            SECTION 6.7  Access to List of
                         Certificateholders' Names
                         and Addresses ...........................       page 30

            SECTION 6.8  Authenticating Agent ....................       page 30

            SECTION 6.9  Tax Treatment ...........................       page 32

            SECTION 6.10 Issuance of Additional Series
                         of Certificates and Sales
                         of Purchased Interests ..................       page 32

            SECTION 6.11 Book-Entry Certificates .................       page 37

            SECTION 6.12 Notices to Clearing Agency ..............       page 44

            SECTION 6.13 Definitive Certificates .................       page 44

            SECTION 6.14 Letter of Representations ...............       page 45

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ARTICLE VII TRANSFEROR

            SECTION 7.1 Representations and Warranties
                        of Transferor Relating to
                        Transferor and the
                        Transaction Documents ....................       page 45

            SECTION 7.2 Covenants of Transferor ..................       page 48

            SECTION 7.3 Indemnification by Transferor ............       page 55

ARTICLE VIII SERVICER

            SECTION 8.1 Representations and Warranties
                        of Servicer ..............................       page 57

            SECTION 8.2 Covenants of Servicer ....................       page 59

            SECTION 8.3 Merger or Consolidation of or
                        Assumption of the
                        Obligations of Servicer ..................       page 60

            SECTION 8.4 Indemnification by Servicer ..............       page 61

            SECTION 8.5 Servicer Liability .......................       page 62

            SECTION 8.6 Limitation on Liability of
                        Servicer and Others ......................       page 62


ARTICLE IX EARLY AMORTIZATION EVENTS

            SECTION 9.1 Early Amortization Events ................       page 63

            SECTION 9.2 Remedies .................................       page 63

            SECTION 9.3 Additional Rights Upon the
                        Occurrence of Certain
                        Events ...................................       page 63


ARTICLE X SERVICER DEFAULTS

            SECTION 10.1 Servicer Defaults .......................       page 64

            SECTION 10.2 Trustee to Act; Appointment of
                         Successor ...............................       page 66

            SECTION 10.3 Notification of Servicer
                         Default; Notification of
                         Appointment of Successor
                         Servicer ................................       page 68

ARTICLE XI TRUSTEE

            SECTION 11.1 Duties of Trustee .......................       page 69

            SECTION 11.2 Certain Matters Affecting
                         Trustee .................................       page 72

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            SECTION 11.3  Limitation on Liability of
                          Trustee ................................       page 74

            SECTION 11.4  Trustee May Deal with Other
                          Parties ................................       page 75

            SECTION 11.5  Servicer To Pay Trustee's Fees
                          and Expenses ...........................       page 75

            SECTION 11.6  Eligibility Requirements for
                          Trustee ................................       page 76

            SECTION 11.7  Resignation or Removal of
                          Trustee ................................       page 77

            SECTION 11.8  Successor Trustee ......................       page 77

            SECTION 11.9  Merger or Consolidation of
                          Trustee ................................       page 78

            SECTION 11.10 Appointment of Co-Trustee or
                          Separate Trustee .......................       page 78

            SECTION 11.11 Tax Returns ............................       page 80

            SECTION 11.12 Trustee May Enforce Claims
                          Without Possession of
                          Certificates ...........................       page 80

            SECTION 11.13 Suits for Enforcement ..................       page 81

            SECTION 11.14 Rights of Required Investors
                          To Direct Trustee ......................       page 81

            SECTION 11.15 Representations and
                          Warranties of Trustee ..................       page 81

            SECTION 11.16 Maintenance of Office or
                          Agency .................................       page 82

ARTICLE XII TERMINATION

            SECTION 12.1  Termination of Trust ...................       page 82

            SECTION 12.2  Final Distribution .....................       page 83

            SECTION 12.3  Rights Upon Termination of
                          the Trust ..............................       page 84

            SECTION 12.4  Optional Repurchase of
                          Investor Interests .....................       page 85

            SECTION 12.5  Defeasance and
                          Refinancing of Certificates ............       page 85

ARTICLE XIII MISCELLANEOUS PROVISIONS

            SECTION 13.1 Amendment, Waiver, Etc ..................       page 86

            SECTION 13.2 Actions by Certificateholders
                         and Purchasers ..........................       page 88

            SECTION 13.3  Limitation on Rights of
                          Certificateholders .....................       page 89

            SECTION 13.4  Limitation on Rights of
                          Purchasers .............................       page 90

            SECTION 13.5  Governing Law ..........................       page 91

            SECTION 13.6  Notices ................................       page 91

            SECTION 13.7  Severability of Provisions .............       page 92

            SECTION 13.8  Certificates Nonassessable and
                          Fully Paid .............................       page 92

            SECTION 13.9  Nonpetition Covenant ...................       page 93

            SECTION 13.10 No Waiver; Cumulative
                          Remedies ...............................       page 93

            SECTION 13.11 Counterparts ...........................       page 93

            SECTION 13.12 Third-Party Beneficiaries ..............       page 93

            SECTION 13.13 Integration ............................       page 94

            SECTION 13.14 Binding Effect; Assignability;
                          Survival of Provisions .................       page 94

            SECTION 13.15 Limitation on Liability of
                          Certain Persons ........................       page 94

            SECTION 13.16 Recourse to Transferred Assets .........       page 95

            SECTION 13.17 Submission to Jurisdiction .............       page 95

            SECTION 13.18 Waiver of Jury Trial ...................       page 96

            SECTION 13.19 Certain Partial Releases ...............       page 96

                                    EXHIBITS

EXHIBIT A         Form of Lockbox Account Letter Agreement

EXHIBIT B         Form of Concentration Account Letter Agreement

EXHIBIT C         Form of Monthly Servicer's Certificate

EXHIBIT D         Annual Agreed-Upon Procedures

EXHIBIT E         Form of Transferor Certificate

EXHIBIT F         Form of Certificate to be Given by Certificate Owner

EXHIBIT G         Form of Certificate to be Given by Euroclear or Cedel

EXHIBIT H         Form of Certificate to be Given by Transferee of
                  Beneficial Interest in a Regulation S Temporary
                  Book-Entry Certificate

EXHIBIT I         Form of Transfer Certificate for Exchange or
                  Transfer from 144A Book-Entry Certificate to
                  Regulation S Book-Entry Certificate

EXHIBIT J         Form of Placement Agent Exchange Instructions

EXHIBIT K         Form of Certificate to be Delivered upon
                  Exchange or Registration of Transfer of
                  Definitive 144A Certificates

EXHIBIT L         Form of Transfer Certificate for Exchange
                  or Transfer from Regulation S Temporary Book-Entry
                  Certificate to Rule 144A Book-Entry Certificate


                                    SCHEDULES

SCHEDULE 1        Account Banks - Lockbox Banks
                  Account Banks - Concentration Account Bank


                                    APPENDIX

APPENDIX A        Definitions

         This AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of April 18, 1996 (this "Agreement"), is made among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Howmet"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Trustee.

ARTICLE I DEFINITIONS

         SECTION 1.1 Definitions. Capitalized terms used in this Agreement have the meanings that Appendix A assigns to them, and this Agreement shall be interpreted in accordance with Part B of Appendix A.

         SECTION 1.2 Transitional Matters. The Pooling and Servicing Agreement dated as of December 13, 1995 (the "Existing Pooling Agreement") among the parties to this Agreement shall be amended and restated in its entirety to read as set forth in this Agreement. Each reference to the Existing Pooling Agreement in any document shall (unless the context otherwise requires) be deemed to refer to the Existing Pooling Agreement as amended and restated by this Agreement.

ARTICLE II CONVEYANCE OF ASSETS

         SECTION 2.1 Creation of the Trust; Conveyance of Certain Assets. (a) Transferor confirms the transfer, assignment, set over, grant and conveyance to Trustee under the Existing Pooling Agreement, and hereby transfers, assigns, sets over, grants and otherwise conveys to Trustee, in its capacity as representative of the Certificateholders and the Purchasers, without recourse (except as expressly provided herein), all of its right, title and interest in, to and under, (i) each Receivable (including each Contributed Receivable) that has been or is hereafter transferred by the Sellers to Transferor (each, a "Transferred Receivable"), (ii) all Related Assets, (iii) all of Transferor's rights to receive payment or pursue remedies under the Seller Transaction Documents (the property described in clauses (ii) and (iii) being called the "Related Transferred Assets"), (iv) all funds from time to time on deposit in each of the Transaction Accounts (including funds deposited in a Transaction Account in connection with the issuance of any prefunded Series) and all funds from time to time on deposit in each of the Bank Accounts representing Collections on, or other proceeds of, the foregoing and, in each case, all certificates and instruments, if any, from time to time evidencing such funds, all investments made with such funds, all claims thereunder or in connection therewith and all interest, dividends, monies, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, (v) any Enhancements obtained for the benefit of any Series or Purchased Interest and (vi) all moneys due or to become due and all amounts received or receivable with respect to any of the foregoing and all proceeds of the foregoing. Such property, whether now existing or hereafter acquired, shall constitute the assets of the Trust (collectively, the "Transferred Assets"). The foregoing transfer, assignment, setover, grant and conveyance to the Trust is made to Trustee, on behalf of the Trust, and each reference in this Agreement to such transfer, assignment, setover and conveyance shall be construed accordingly.

         (b) In connection with the transfer described in subsection (a), Transferor and Servicer have recorded and filed or caused to be recorded and filed, as an expense of Servicer paid out of the Servicing Fee, financing statements with respect to the Transferred Assets meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the transfer and assignment of the Transferred Assets to the Trust. In connection with the transfer described in subsection (a), Transferor and Servicer further agree to deliver to Trustee each Transferred Asset (including any original documents or instruments included in the Transferred Assets as are necessary to effect such transfer) in which the transfer of an interest is perfected under the UCC or otherwise by possession. Transferor or Servicer shall deliver each such Transferred Asset to Trustee, as an expense of Servicer paid out of the Servicing Fee, immediately upon the transfer of any such Transferred Asset to Trustee pursuant to subsection (a).

         (c) In connection with the transfer described above in subsection (a), Servicer shall, on behalf of Transferor, as an expense of Servicer paid out of the Servicing Fee, on or prior to the date hereof, mark the master data processing records evidencing the Receivables with the following legend:

         "CERTAIN RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO BLADE RECEIVABLES CORPORATION ("BRC") PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF DECEMBER 13, 1995, AND AMENDED AND RESTATED AS OF APRIL 18, 1996, AMONG HOWMET CORPORATION ("HOWMET"), CERTAIN OF ITS SUBSIDIARIES AND BRC; AND SUCH RECEIVABLES HAVE BEEN TRANSFERRED TO THE BLADE RECEIVABLES MASTER TRUST PURSUANT TO A POOLING AND SERVICING AGREEMENT, DATED AS OF DECEMBER 13, 1995, AND AMENDED AND RESTATED AS OF APRIL 18, 1996, AMONG BRC, AS TRANSFEROR, HOWMET, AS INITIAL SERVICER, AND

         MANUFACTURERS AND TRADERS TRUST COMPANY, AS TRUSTEE."

         (d) Upon the request of Transferor, Trustee will cause Certificates in authorized denominations evidencing the entire interest in the Trust to be duly authenticated and delivered to or upon the order of Transferor pursuant to
Section 6.2. Pursuant to the Transferor Certificate, Transferor shall be entitled to receive current and deferred transfer payments at the times and in the amounts specified in the various Supplements and PI Agreements executed from time to time.

         (e) If the transfer, assignment, set-over, grant and conveyance described in subsection (a) of this Section 2.1 are deemed to create a security interest in any of the property described in that Section, Transferor hereby (i) grants to the Trustee, for the benefit of the Trustee, the Certificateholders and the Purchasers, a security interest in that property (which shall be deemed to be a first perfected security interest and shall secure Transferor's obligations under the Transaction Documents, the Certificates and the Purchased Interests), and (ii) agrees that this Agreement shall constitute a security agreement under applicable law.

         SECTION 2.2 Acceptance by Trustee. Trustee hereby acknowledges its acceptance on behalf of the Trust of all right, title and interest to the Transferred Assets and declares that it shall maintain such right, title and interest, upon the trust herein set forth, for the benefit of all Certificateholders and Purchasers, on the terms and subject to the conditions hereinafter set forth.

         SECTION 2.3 Representations and Warranties of Transferor Relating to the Transferred Assets.

         (a) Representations and Warranties. At the time that any Receivable or Related Asset is transferred by Transferor to the Trust, Transferor hereby represents and warrants that:

                  (i) Valid Transfer. Each transfer of Receivables and other Transferred Assets by Transferor to the Trust pursuant to this Agreement constitutes a valid transfer and assignment to the Trust of all right, title and interest of Transferor in, to and under such Receivables and the Related Transferred Assets, free and clear of any Adverse Claim (other than any Permitted Adverse Claim), and constitutes either an absolute transfer of such property to the Trust or a grant of a first priority perfected security interest in such property to the Trust, in either case enforceable against creditors of, and purchasers from, Transferor and the Sellers.

                  (ii) Quality of Title. (A) Immediately before each transfer to be made by Transferor hereunder, each Receivable and Related Transferred Asset that was then to be transferred to the Trust hereunder was owned by Transferor free and clear of any Adverse Claim (other than any Permitted Adverse Claim); and, within two Business Days of the First Issuance Date, Transferor and Servicer will make, or caused to be made, all filings and take all other action under applicable law in each relevant jurisdiction in order to protect and perfect the Trust's interest in such Receivables, such Related Transferred Assets and the funds in the Transaction Accounts against all creditors of, and purchasers from, Transferor and the Sellers.

                  (B) No effective financing statement or other instrument similar in effect that covers all or part of any Transferred Receivable, any Related Transferred Asset, any other Transferred Asset or any interest in any proceeds thereof is on file in any recording office except financing statements as to which termination statements or releases are filed on the First Issuance Date or within two Business Days after the First Issuance Date and except any filings relating to any Permitted Adverse Claim.

                  (C) No acquisition of any Receivable or Related Transferred Asset by Transferor or the Trust constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.

                  (iii) Governmental Approvals. With respect to each Transferred Receivable and Related Transferred Asset, all consents, licenses, approvals or authorizations of, or notices to or registrations, declarations or filings with, any Governmental Authority required to be obtained, effected or made by the Sellers, Servicer or Transferor in connection with the conveyance of such Transferred Receivable and Related Transferred Asset by the Sellers to Transferor, or by Transferor to the Trust, have been duly obtained, effected or given and are in full force and effect.

                  (iv) Eligible Receivables. (A) On the date on which any Seller transfers a Receivable to Transferor, and Transferor transfers such

         Receivable to the Trust, unless otherwise identified by Servicer in the Daily Report for such date, such Receivable is an Eligible Receivable, and (B) on the date of each Daily Report or Monthly Report that identifies a Receivable as an Eligible Receivable, such Receivable is an Eligible Receivable.

         (b) Notice of Breach. The representations and warranties set forth in subsection (a) shall survive the transfer of the Transferred Receivables and the Related Transferred Assets to the Trust. Upon discovery by Transferor, Servicer or Trustee of a breach of any of the representations and warranties set forth in subsection (a), the party discovering the breach shall give written notice to the others within four Business Days following the discovery; provided, however that if such breach arises from a Seller's failure to perform its obligations under the Purchase Agreement and such failure is of the type that may be cured by settlement of a Seller Non-Complying Receivables Adjustment or Seller Dilution Adjustment under Sections 3.1 and 3.5 of the Purchase Agreement, and such settlement shall have (in fact) been made within the time limit specified under such sections, then no breach shall be deemed to have occurred under this Agreement. Trustee's obligations in respect of discovering any breach are limited as provided in Section 11.2(g).

         SECTION 2.4 No Assumption of Obligations Relating to Receivables, Related Transferred Assets or Contracts. The transfer, assignment, set over, grant and conveyance described in Section 2.1 does not constitute and is not intended to result in a creation or an assumption by the Trust, Trustee or any Investor Certificateholder of any obligation of Servicer, Transferor, any Seller or any other Person in connection with the Transferred Receivables or the Related Transferred Assets or under the related Contracts or any other agreement or instrument relating thereto. None of Trustee, the Trust, any Investor Certificateholder or any Purchaser shall have any obligation or liability to any Obligor.

         SECTION 2.5 Conveyance of Purchased Interests by the Trust. Pursuant to the terms of a PI Agreement, Trustee, on behalf of the Trust, from time to time may sell, transfer, assign, set over and otherwise convey Purchased Interests to a Purchaser or an Agent for the account of a Purchaser; and Trustee, on behalf of the Trust, is authorized and directed (subject to the applicable terms of Section 6.10), upon the written request of Transferor, to enter into one or more PI Agreements in the form annexed to each such written request. Pursuant to a PI Agreement, Collections allocated to Purchased Interests may be reinvested and such Purchased Interests may be recomputed, each from time to time as provided therein.

ARTICLE III ADMINISTRATION AND SERVICING

         SECTION 3.1 Acceptance of Appointment; Other Matters.

         (a) Designation of Servicer. The servicing, administering and collection of the Transferred Receivables and the Related Transferred Assets shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this section. Until Trustee gives a Termination Notice to Howmet pursuant to Section 10.1, Howmet is designated (and agrees to act) as Servicer.

         (b) Delegation of Certain Servicing Activities. In the ordinary course of business, Servicer may at any time delegate its duties hereunder with respect to the Transferred Receivables and the Related Transferred Assets to any Person. Each Person to whom any such duties are delegated in accordance with this
Section is called a "Sub-Servicer". Notwithstanding any such delegation, Servicer shall remain liable for the performance of all duties and obligations of Servicer pursuant to the terms of this Agreement and the other Transaction Documents. The fees and expenses of any Sub-Servicers shall be as agreed between Servicer and the Sub-Servicers from time to time and none of the Trust, Trustee, any Certificateholder or any Purchaser shall have any responsibility therefor. Upon any termination of a Servicer pursuant to Section 10.1, all Sub-Servicers designated pursuant to this subsection by such Servicer shall automatically be terminated.

         (c) Termination. The designation of Servicer (and each Sub-Servicer) under this Agreement shall automatically terminate upon termination of the Trust pursuant to Section 12.1.

         (d) Resignation of Servicer. Howmet shall not resign as Servicer unless it determines that (i) the performance of its duties is no longer permissible under applicable law and (ii) there is no reasonable action that it could take to make the performance of its duties permissible under applicable law. If Howmet determines that it must resign for the reasons stated above, it shall, prior to the tendering of its resignation, deliver to Trustee an Opinion of Counsel confirming the satisfaction of the conditions set forth in clause (i) of the preceding sentence. No resignation by Howmet shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of Servicer in accordance with Section 10.2; provided, however, that if Howmet is prevented by law from continuing to serve as Servicer, Trustee shall assume the responsibilities and obligations of Servicer in accordance with Section 10.2. Trustee shall give prompt notice to the Rating Agencies of the appointment of any Successor Servicer.

         SECTION 3.2 Duties of Servicer and Transferor.

         (a) Duties of Servicer in General. Servicer shall service the Transferred Receivables and the Related Transferred Assets and, subject to the terms and provisions of this Agreement, shall have full power and authority, acting alone or through any Sub-Servicer, to do any and all things in connection with such servicing that it may deem necessary or appropriate. Trustee shall execute and deliver to Servicer any powers of attorney or other instruments or documents that are prepared by Servicer and stated in an Officer's Certificate to be, and shall furnish Servicer with any documents in its possession, necessary or appropriate to enable Servicer to carry out its servicing duties. Servicer shall exercise the same care and apply the same policies with respect to the collection and servicing of the Transferred Receivables and the Related Transferred Assets that it would exercise and apply if it owned such Receivables and the Related Transferred Assets, all in substantial compliance with applicable law and in accordance with the Credit and Collection Policy.

         Servicer shall take or cause to be taken (and shall cause each Sub-Servicer (if any) to take or cause to be taken) all such actions as Servicer deems reasonably appropriate to collect each Transferred Receivable and Related Transferred Asset, all in accordance with applicable law and the Credit and Collection Policy.

         Without limiting the generality of the foregoing and subject to the next preceding paragraph and Section 10.1, Servicer or its designee is hereby authorized and empowered, unless such power and authority is revoked by Trustee on account of the occurrence of a Servicer Default, (i) to instruct Trustee to make withdrawals and payments from the Transaction Accounts as set forth in this Agreement, (ii) to execute and deliver, on behalf of the Trust for the benefit of the Certificateholders and Purchasers, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Receivables and the Related Transferred Assets, (iii) to make any filings, reports, notices, applications and registrations with, and to seek any consents or authorizations from, the Securities and Exchange Commission and any state securities authority on behalf of the Trust as may be necessary or appropriate to comply with any federal or state securities laws or reporting requirements or other laws or regulations, and (iv) to the extent permitted under and in compliance with the Credit and Collection Policy and with all applicable laws, rules, regulations, judgments, orders and decrees of courts and other governmental authorities (whether federal, state, local or foreign) and all other tribunals, to commence or settle collection proceedings with respect to the Transferred Receivables and otherwise to enforce the rights and interests of the Trust and the Certificateholders and Purchasers in, to and under the Transferred Receivables or Related Transferred Assets (as applicable).

         (b) Identification and Transfer of Collections. Servicer shall cause Collections and all other Transferred Assets that consist of cash or cash equivalents to be deposited into the Bank Accounts and the Transaction Accounts pursuant to the terms and provisions of Section 3.3 and Article IV. Following notification from any Seller to Servicer or discovery by Servicer that collections of any receivable or other asset that is not a Collection of a Transferred Receivable or a Related Transferred Asset have been deposited into a Bank Account or the Master Collection Account, Servicer shall cause all such collections to be segregated, apart and in different accounts, from the Bank Accounts and the Transaction Accounts. Servicer and, to the extent applicable, Trustee shall hold all such funds in trust, separate and apart from such Person's other funds. On each Business Day, after such misdirected collections have been reasonably identified by Servicer to Trustee, Servicer shall instruct Trustee to, and Trustee shall, turn over to the appropriate Lockbox Bank, applicable Seller or other applicable Howmet Person (or their designees) all such misdirected collections less all reasonable and appropriate out-of-pocket costs and expenses, if any, incurred by Servicer in collecting such receivables.

         All payments made by an Obligor that is obligated to make payments with respect to both Receivables included in the Transferred Assets and Receivables not included in the Transferred Assets shall be applied against the Receivables, if any, that are designated by such Obligor by reference to the applicable invoice as the Receivables with respect to which such payments should be applied. In the absence of such designation, such payments shall be applied first against the oldest outstanding Receivables owed by such Obligor.

         Following notification from a Lockbox Bank that any item has been returned or is uncollected and that such Lockbox Bank has not been otherwise reimbursed pursuant to the terms of the applicable Lockbox Agreement for any amounts it credited to the relevant Lockbox Account (and then transferred to the Master Collection Account), Servicer shall instruct Trustee to, and Trustee shall, turn over to such Lockbox Bank Collections in such amount from Collections on deposit in the Master Collection Account (and such payments shall have priority over any distributions to Certificateholders and Purchasers).

         (c) Modification of Receivables, Etc. So long as no Servicer Default shall have occurred and be continuing, Servicer may adjust, and may permit each Sub-Servicer to adjust, in accordance with Section 3.2(a) and the Credit and Collection Policy, the Unpaid Balance of any Transferred Receivable, or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, all as it may determine to be appropriate to maximize collection thereof. Servicer shall, or shall cause the applicable Sub-Servicer to, write off Transferred Receivables from time to time in accordance with the Credit and Collection Policy.

         (d) Documents and Records. At any time when Howmet is not Servicer, Transferor, to the extent that it is entitled to do so under the Purchase Agreement, shall, upon the request of the then-acting Servicer, cause each Seller to deliver to Servicer, and Servicer shall hold in trust for Transferor and Trustee in accordance with their respective interests, all Records that evidence or relate to the Transferred Receivables and Related Transferred Assets of such Seller.

         (e) Certain Duties to the Sellers. Servicer, if other than Howmet, shall, as soon as practicable after a demand by any Seller, deliver to the Seller all documents, instruments and records in its possession that evidence or relate to accounts receivable of the Seller or other Howmet Persons that are not Transferred Receivables or Related Transferred Assets, and copies of all documents, instruments and records in its possession that evidence or relate to Transferred Receivables and Related Transferred Assets.

         (f) Identification of Eligible Receivables. The initial Servicer will
(i) establish and maintain such procedures as are necessary for determining no less frequently than each Business Day whether each Transferred Receivable qualifies as an Eligible Receivable, and for identifying, on any Business Day, all Transferred Receivables that are not Eligible Receivables, and (ii) include in each Dally Report information that shows whether, and to what extent, the Receivables described in such Dally Report are Eligible Receivables.

         (g) Authorization to Act as Transferor's Agent. Without limiting the generality of subsection (a), Transferor hereby appoints Servicer as its agent for the following purposes: (i) specifying accounts to which payments are to be made to Transferor, (ii) making transfers among, and deposits to and withdrawals from, all deposit accounts of Transferor for the purposes described in the Transaction Documents, and (iii) arranging payment by Transferor of all fees, expenses and other amounts payable by Transferor pursuant to the Transaction Documents. Transferor irrevocably agrees that (A) it shall be bound by all actions taken by Servicer pursuant to the preceding sentence, and (B) Trustee and the banks holding all deposit accounts of Transferor are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from Servicer on behalf of Transferor.

         (h) Grant of Power of Attorney. Transferor and Trustee hereby each grant to Servicer a power of attorney, with full power of substitution, to take in the name of Transferor and Trustee all steps that are necessary or appropriate to endorse, negotiate, deposit or otherwise realize on any writing of any kind held or transmitted by Transferor or transmitted or received by Trustee (whether or not from Transferor) in connection with any Transferred Receivable or Related Transferred Asset. The power of attorney that Transferor and Trustee have granted to Servicer may be revoked by Trustee, and shall be revoked by Transferor, on the date on which Trustee shall be entitled to exercise the powers granted to Trustee pursuant to Section 3. 8(b). In exercising its power granted hereby, Servicer shall take directions from Trustee, if any, arising out of the exercise of the rights granted under Section 11.14.

         (i) Turnover of Collections. If Servicer, Transferor or any of their respective agents or representatives shall at any time receive any cash, checks or other instruments constituting Collections, such recipient shall segregate such payments and hold such payments in trust for Trustee and shall, promptly upon receipt (and in any event within two Business Days following receipt), remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Bank Account or the Master Collection Account.

         (j) Annual Statement as to Compliance. Servicer will deliver to Trustee and each Rating Agency on or before March 31 of each year, beginning with March 31, 1997 an Officer's Certificate stating, as to each signer thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Pooling Agreement has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Pooling Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and remedies therefor being pursued.

         SECTION 3.3 Lockbox Accounts; Concentration Accounts. (a) Each Lockbox Account shall be subject to a Lockbox Agreement substantially in the form of Exhibit A (or such other form acceptable to the Trustee). Unless instructed otherwise by Servicer (or, after the occurrence and continuance of an Early Amortization Event, Trustee), each Lockbox Bank shall be instructed by Servicer to remit, on a daily basis (but subject to the Lockbox Bank's customary funds availability schedule), all amounts deposited in the Lockbox Accounts maintained with it to a Concentration Account or the Master Collection Account. Any Concentration Account shall be maintained in the name of Trustee on behalf of the Trust pursuant to a Concentration Account Agreement substantially in the form of Exhibit B (or such other form acceptable to the Trustee). Except as provided in this Agreement and the applicable Account Agreements, none of any Seller, Transferor, Servicer, or any Person claiming by, through or under any Seller, Transferor or Servicer shall have any control over the use of, or any right to withdraw any item or amount from, any Lockbox Account or Concentration Account. Servicer and Trustee are each hereby irrevocably authorized and empowered, as Transferor's attorney-in-fact, to endorse any item deposited in a lockbox or presented for deposit in any Lockbox Account or Concentration Account requiring the endorsement of Transferor, which authorization is coupled with an interest and is irrevocable. Each Lockbox Account shall be an Eligible Deposit Account.

         (b) Servicer shall instruct (or shall cause each Seller to instruct) all Obligors to make all payments due to Transferor or any Seller relating to or constituting Collections (or any proceeds thereof) (i) to lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or a Concentration Account or (ii) directly to a lockbox Account. If Transferor or any Seller receives any Collections or any other payment of proceeds of any other Related Transferred Asset, Servicer shall instruct such recipient to (x) segregate such payment and hold it in trust for the benefit of Trustee, and (y) as soon as practicable, but no later than the second Business Day following receipt of such item by such Person, deposit such payment in a Bank Account or the Master Collection Account. Servicer shall, and shall instruct Transferor and the applicable Seller to, use reasonable efforts to prevent the deposit of any amounts other than Collections in any Lockbox Account or Concentration Account. If Servicer is notified by any Seller that any amount other than Collections has been deposited in any Lockbox Account or Concentration Account, Servicer shall promptly instruct the appropriate Account Bank and Trustee to segregate such amount, and shall direct such Account Bank or Trustee (as appropriate) to turn over such amounts to such Seller or other Howmet Person (or their designees) to whom such amounts are owed.

         (c)(i) Servicer may, from time to time after the First Issuance Date, designate a new account as a Lockbox Account or a Concentration Account, and such account shall become a Lockbox Account or Concentration Account (and the bank at which such account is maintained shall become a Lockbox Bank or a Concentration Account Bank for purposes of this Agreement); provided that Trustee shall have received not less than 15 Business Days' (or such shorter number of days as is acceptable to the Trustee) prior written notice of the account and/or the bank that are proposed to be added as a Bank Account or an Account Bank (as applicable) and, not less than ten Business Days prior to the effective date of any such proposed addition, Trustee shall have received (x) counterparts of a Lockbox Agreement or a Concentration Account Agreement, as applicable, with each new Account Bank, duly executed by such new Account Bank and all other parties thereto and (y) copies of all other agreements and documents signed by the new Account Bank or such other parties with respect to any new Lockbox Account or Concentration Account, as applicable.

         (ii) Servicer may, from time to time after the First Issuance Date, terminate an account as a Lockbox Account or a Concentration Account or a bank as an Account Bank; provided that (x) no such termination shall occur unless Trustee shall have received not less than ten Business Days' (or such shorter number of days as is acceptable to the Trustee) prior written notice of the account and/or the bank that are proposed to be terminated as a Bank Account or an Account Bank (as applicable) and, not less than ten Business Days' (or such shorter number of days as is acceptable to the Trustee) prior to the effective date of any such proposed termination, Trustee shall have received counterparts of an agreement, duly executed by such Account Bank and reasonably satisfactory in form and substance to Trustee, pursuant to which such Account Bank agrees that, if it receives any funds or items that constitute Collections on or after the effective date of the termination of such Bank Account or the effective date of its termination as an Account Bank (as the case may be), such Account Bank or former Account Bank (as applicable) shall cause such funds and items to be delivered in the form received to another lockbox or transferred to another Lockbox Account, Concentration Account or the Master Collection Account promptly after such Account Bank or former Account Bank (as applicable) discovers that it has received any such funds or items, and (y) notwithstanding clause (x), Transferor and Servicer may at any time establish alternative collection procedures that do not require the use of Lockbox Accounts with the consent of each Agent and any Enhancement Provider and upon satisfaction of the Modification Condition.

         (d) Servicer shall instruct each Concentration Account Bank (if any), to transfer on a daily basis (subject to such Concentration Account Bank's customary funds availability schedule) in same day funds to the Master Collection Account all collected funds on deposit in the Concentration Account maintained with such Concentration Account Bank. All such transfers shall be made in accordance with the relevant Concentration Account Agreement.

         SECTION 3.4 Servicing Compensation. As full compensation for its servicing activities hereunder and under any Supplement or PI Agreement, and as reimbursement for any expense incurred by it in connection therewith, Servicer shall be entitled to receive a monthly servicing fee (the "Servicing Fee") in respect of each Series and Purchased Interest, payable in arrears on each Distribution Date in respect of each Distribution Period (or portion thereof) during which that Series or Purchased Interest is outstanding. The Servicing Fee in respect of any Series or Purchased Interest shall be payable solely as provided in the related Supplement or PI Agreement.

         Unless otherwise provided in the applicable Supplement or PI Agreement, the Servicing Fee payable with respect to any Series or Purchased Interest shall be calculated as follows. At any time when Howmet or any of its affiliates is Servicer, the Servicing Fee for any Distribution Period for any Series of Certificates or Purchased Interest shall be equal to one-twelfth of the product of (a) 2%, multiplied by (b) the aggregate Unpaid Balance of the Transferred Receivables as measured on the first Business Day of that Distribution Period, multiplied by (c) the applicable Series Collection Allocation Percentage. If Howmet ceases to be Servicer, the Servicing Fee for a Successor Servicer that is not a Howmet Person for any Distribution Period shall be an amount equal to the greater of (i) the amount calculated pursuant to the preceding sentence and (ii) an alternative amount specified by such Servicer not exceeding the sum of (x) 110% of the aggregate reasonable costs and expenses incurred by such Servicer during such Distribution Period in connection with the performance of its obligations under this Agreement and the other Transaction Documents, and (y) the other costs and expenses that are to be paid out of the Servicing Fee, as described in the next sentence; provided that, without the consent of Trustee and the Required Investors, the amount provided for in clause (x) shall not exceed one-twelfth of 2% of the aggregate Unpaid Balance of the Transferred Receivables as measured on the first Business Day of such Distribution Period. The fees, costs and expenses of Trustee, the Paying Agent, any authenticating agent, the Lockbox Banks, the Concentration Account Banks and the Transfer Agent and Registrar, and certain other costs and expenses payable from the Servicing Fee pursuant to other provisions of this Agreement, and all other fees and expenses that are not expressly stated in this Agreement, any Series Supplement or any PI Agreement to be payable by the Trust or Transferor, other than Federal, state, local and foreign income and franchise taxes, if any, or any interest or penalties with respect thereto, of the Trust, shall be paid out of the Servicing Fee and shall be paid by Servicer from the funds that constitute the Servicing Fee.

         SECTION 3.5 Records of Servicer and Reports to be Prepared by Servicer.

         (a) Keeping of Records and Books of Account. Servicer shall maintain at all times accurate and complete books, records and accounts relating to the Transferred Receivables, Related Transferred Assets and Contracts of each Seller and all Collections thereon in which timely entries shall be made. Servicer shall maintain and implement administrative and operating procedures (including an ability to generate duplicates of Records evidencing Transferred Receivables and the Related Transferred Assets in the event of the destruction of the originals thereof), and shall keep and maintain all documents, books, records and other information that Servicer deems reasonably necessary for the collection of all Transferred Receivables and Related Transferred Assets.

         (b) Receivables Reviews. Servicer shall provide Trustee access to the documentation regarding the Transferred Receivables when Trustee is required, in connection with the enforcement of the rights of Certificateholders or the Purchasers or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon reasonable request, (ii) during normal business hours, (iii) subject to Servicer's normal security and confidentiality procedures, (iv) at reasonably accessible offices in the continental United States of America designated by Servicer and (v) upon five Business Days' prior notice; provided that no notice shall be required if an Early Amortization Event shall have occurred and be continuing; provided further, that the number of reviews conducted by Trustee, absent an Early Amortization Event or an Unmatured Early Amortization Event, may be limited by the terms of a Supplement (or related Certificate Purchase Agreement) or PI Agreement.

         (c) Daily Reports. Prior to 11:00 a.m., New York City time, on each Business Day, Servicer shall prepare and deliver to Trustee and any Agent a report relating to each outstanding Series and Purchased Interest, substantially in the form specified by the applicable Supplement or PI Agreement or in such other form as is reasonably acceptable to Trustee and Servicer (each such report being a "Daily Report") setting out, among other things, the Base Amount and Series Collection Allocation Percentage for that Series or Purchased Interest as of the end of business on the preceding Business Day; provided that if, on any Business Day, Servicer is unable to prepare and deliver a Daily Report to Trustee because of acts of God or the public enemy, riots, acts of war, acts of terrorism, epidemics, fire, failure of communication lines, equipment or power failure, computer systems failure, flood, embargoes, weather, earthquakes or other unanticipated disruptions of Servicer's ability to monitor the origination and/or preparation of Receivables, then (x) the Base Amount for purposes of each outstanding Series and Purchased Interest shall be the lowest Base Amount shown in the related Daily Reports delivered during the immediately preceding month (such amount, an "Estimated Base Amount") and (y) the Series Collection Allocation Percentage for that Series or Purchased Interest shall be the one most recently reported. Servicer may use an Estimated Base Amount and the most recently reported Series Collection Allocation Percentage to prepare the Daily Report until the earlier to occur of (i) the day upon which disruption no longer prevents Servicer from preparing the Daily Report using the actual data required by the Daily Report and delivering it to Trustee, and (ii) the sixth Business Day following the commencement of such disruption. Notwithstanding the foregoing, on an Exempt Holiday, Servicer may elect to not deliver a Daily Report for such day, provided that (i) Servicer shall have given Trustee at least one Business Days' prior written notice of such election, (ii) funds in the Lockbox Accounts are transferred to a Concentration Account or the Trustee, and funds in the Concentration Accounts are transferred to the Trustee, on such day notwithstanding such election, (iii) no funds in any of the Transaction Accounts will be transferred to Transferor on such day, (iv) one or more of the Sellers shall not be open for business on such day, and (v) if any Exempt Holiday is an Interest Payment Date (as defined in any Supplement or PI Agreement), Servicer shall have given Trustee sufficient instructions (as determined by the Trustee) to make all payments to Holders required on such date. "Exempt Holiday" means
(i) any of six Business Days between December 24 of one year and January 1 of the next year, and (ii) any of five other days selected by Servicer during any year.

         (d) Monthly Report. On each Report Date, Servicer shall prepare and deliver to Trustee and the Rating Agencies a report relating to each outstanding Series and Purchased Interest, substantially in the form specified by the applicable Supplement or PI Agreement or in such other form as is reasonably acceptable to Trustee and Servicer (each such report being a "Monthly Report").

         (e) Notice of Seller Change Events; Supplements to Monthly Reports. Sections 1.7 and 1.8 of the Purchase Agreement describe circumstances under which (i) additional Sellers may be added to the Program and (ii) a Seller may terminate its status as Seller under the Program (each such event being a "Seller change Event"). Those Sections of the Purchase Agreement require Howmet to give written notice to Transferor of the occurrence of a Seller Change Event not less than 30 days (or such shorter period as is acceptable to Trustee) prior to the occurrence thereof, and Transferor hereby agrees to give prompt written notice of its receipt of any such notice to Trustee and the Rating Agencies. If the notice is given to Trustee, within five Business Days after the receipt of the notice by Trustee (or such later date, as specified in the notice, on which the applicable Seller Change Event shall become effective), Servicer shall deliver to Trustee and the Rating Agencies a supplement to the Monthly Report then in effect for each outstanding Series or Purchased Interest, which supplement shall show (A) the calculation or recalculation of the Required Receivables and the "Applicable Reserve Ratio" (as defined in the applicable Supplement or PI Agreement) to reflect the addition of accounts receivable originated by any Person that is being added to the Program as a Seller, and the exclusion of any Transferred Receivables originated by any such Person that is terminating its status as a Seller (as applicable), and (B) the Loss Discount and the Purchase Discount for any such Person that is being added to the Program as a Seller. For purposes of all calculations hereunder and under the Purchase Agreement, the Required Receivables and (if applicable) the Loss Discount and the Purchase Discount for the relevant Person shown in such supplement shall supersede and/or supplement the calculation of such items in the then outstanding Monthly Report, effective as of the fifth Business Day following Trustee's receipt of such notice (or such later date, as specified in such notice, on which the applicable Seller Change Event shall become effective).

         SECTION 3.6 Monthly Servicer's Certificate. On each Report Date, Servicer shall deliver to Trustee, the Paying Agent, Transferor and the Rating Agencies a certificate of an Authorized Officer of Servicer substantially in the form of Exhibit C, with such additions as may be required by any Supplement.

         SECTION 3.7 Servicing Report of Independent Public Accountants; Forms 10-Q and 10-K. (a)(i) On or before 120 days after the end of each fiscal year of Transferor (beginning with the end of Transferor's fiscal year 1997), Servicer shall, as an expense of Servicer paid out of the Servicing Fee, cause Ernst & Young or another firm of nationally recognized independent public accountants (which may also render other services to Servicer, the Sellers or Transferor) to furnish a report to Trustee, Servicer, the Rating Agencies and Transferor (which report shall be addressed to Trustee and shall relate to Transferor's most recently ended fiscal year). The accountants' report shall set forth the results of their performance of the procedures described in Exhibit D with respect to the Monthly Reports and Daily Reports delivered to Trustee pursuant to Section
3.5 during the prior fiscal year.

         (ii) Each accountants' report shall state that the accountants have compared the amounts contained in the Monthly Reports and a sample randomly selected from all Daily Reports delivered to Trustee during the period covered by the report with the records (including computer records) from which the amounts were derived and that, on the basis of such comparison, the amounts are in agreement with the documents and records, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in the report. Except as provided otherwise in a Supplement, a copy of the accountants' report may be obtained by any Investor Certificateholder by a request in writing to Trustee addressed to the Corporate Trust Office.

         (b) In the event that Servicer is required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K or Reports on Form 8-K with the SEC, Servicer shall provide each of the Rating Agencies with copies of such reports promptly after such reports have been filed with the SEC.

         SECTION 3.8 Rights of Trustee.

         (a) Trustee has the exclusive dominion and control over the Bank Accounts, and Transferor shall take any action that Trustee may reasonably request to effect or evidence such dominion and control. At any time following the occurrence of a Servicer Default, Trustee is hereby authorized to give notice to the Account Banks, as provided in the Account Agreements, of the revocation of Servicer's authority to give instructions or take any other actions with respect to the Bank Accounts that Servicer would otherwise be authorized to give or to take.

         (b) At any time following the designation of a Servicer other than Howmet until a Successor Servicer (if other than Trustee) has been appointed:

                  (i) Trustee may direct any Obligors of Transferred Receivables to pay all amounts payable under any Transferred Receivable or any Related Transferred Assets directly to Trustee or its designee; provided that Trustee shall provide each affected Seller with a copy of such notice at least two Business Days prior to sending it to any Obligor and consult in good faith with each such Seller as to the text of the notice.

                  (ii) Trustee may direct any Seller to make payment of all amounts payable by such Seller to Transferor under any Transaction Document to which the Seller is a party directly to Trustee or its designee.

                  (iii) Transferor and Servicer shall, at Trustee's request and as an expense of Servicer paid out of the Servicing Fee, give notice of the Trust's ownership of the Transferred Receivables and the Related Transferred Assets to each Obligor and direct that payments be made directly to Trustee or its designee.

                  (iv) Transferor shall, and shall cause the Sellers to, at Trustee's request, (A) assemble all of the Records that are necessary or appropriate to collect the Transferred Receivables and Related Transferred Assets, and shall make the same available to Trustee at one or more places selected by Trustee or its designee, (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to Trustee and shall, promptly upon receipt (and, subject to Section 3.2(i), in no event later than the second Business Day following receipt), remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Bank Account or the Master Collection Account and (C) permit, upon not less than two Business Days' prior written notice, any Successor Servicer and its agents, employees and assignees access to their respective facilities and their respective Records.

         (c) Each of Transferor and Servicer hereby authorizes Trustee, from time to time after the designation of a Servicer other than Howmet, to take any and all steps in Transferor's name and on behalf of Transferor and Servicer that are necessary or appropriate, in the reasonable determination of Trustee, to collect all amounts due under any and all Transferred Receivables or Related Transferred Assets, including endorsing the name of Transferor or the applicable Seller on checks and other instruments representing Collections and enforcing such Transferred Receivables and the Related Transferred Assets.

         (d) Transferor hereby irrevocably appoints Trustee to act as Transferor's attorney-in-fact, with full authority in the place and stead of Transferor and in the name of Transferor or otherwise, from time to time after the designation of a Servicer other than Howmet, to take (subject to Section
11.14 hereof) any action and to execute any instrument or document that Trustee, in its reasonable determination, may deem necessary to accomplish the purposes of this Agreement, including:

                  (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Transferred Receivable or any Related Transferred Asset;

                  (ii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with clause (i);

                  (iii) to file any claims or take any action or institute any proceedings that Trustee in its reasonable determination may deem necessary or appropriate for the collection of any of the Transferred Receivables or any Related Transferred Asset or otherwise to enforce the rights of Trustee and the Certificateholders with respect to any of the Transferred Receivables or any Related Transferred Asset; and

                  (iv) to perform the affirmative obligations of Transferor under any Transaction Document.

Transferor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

         SECTION 3.9 Ongoing Responsibilities of Howmet Anything herein to the contrary notwithstanding:

                  (a) If at any time Howmet shall not be Servicer, it shall deliver all Collections received or deemed received by it or its Subsidiaries to Trustee no later than two Business Days after receipt or deemed receipt thereof and Trustee shall distribute such Collections to the same extent as if such Collections had actually been received from the related Obligor on the applicable dates. So long as Howmet or any of its Subsidiaries shall hold any Collections or deemed Collections required to be paid to Trustee, each of them shall hold such amounts in trust (and separate and apart from its own funds) and shall clearly mark its records to reflect such trust. Howmet hereby grants to Trustee an irrevocable power of attorney, with full power of substitution, coupled with an interest, upon the occurrence of a Servicer Default, to take in the name of Howmet all steps necessary or appropriate to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Howmet or transmitted and received by Trustee (whether or not from Howmet) in connection with any Transferred Receivable or Related Transferred Asset.

                  (b) In addition, if at any time Howmet shall not be Servicer, it shall act (if the Successor Servicer so requests) as the data processing agent of Servicer and, in such capacity, Howmet shall conduct (and shall cause any other necessary Persons to conduct) the data processing functions of the administration of the Transferred Receivables, the Related Transferred Assets and the Collections thereon in substantially the same way that Howmet (or its Sub-Servicers) conducted such data processing functions while Howmet acted as Servicer. Howmet and each such other Person shall be entitled to reasonable compensation for such service to be paid from the Servicing Fee.

                  (c) Notwithstanding any termination of Howmet as Servicer hereunder, Howmet shall continue to indemnify Trustee on the terms set out in Section 11.5 with respect to circumstances existing, or actions taken or omitted, prior to such termination.

         SECTION 3.10 Further Action Evidencing Transfers. Servicer shall cause all financing statements and continuation statements and any other necessary documents relating to the right, title and interest of Trustee in and to the Transferred Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the right, title and interest of Trustee hereunder in and to all property comprising the Transferred Assets. Servicer shall deliver to Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. Transferor shall cooperate fully with Servicer in connection with the obligations set forth above and will execute any and all documents that are reasonably required to fulfill the intent of this section.

         If Transferor or Servicer falls to perform any of its agreements or obligations under any Transaction Document and does not remedy such failure within the applicable cure period, if any, then Trustee or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Trustee or its designee incurred in connection therewith shall be payable by Servicer as provided in
Section 11.5 and (if applicable) by Transferor as provided in Section 73.

ARTICLE IV RIGHTS OF CERTIFICATEHOLDERS AND PURCHASERS; ALLOCATIONS

         SECTION 4.1 Rights of Certificateholders and Purchasers. Each Series of Investor Certificates shall collectively represent a fractional undivided beneficial interest (as to any Series, the "Series Interest") in the Trust, and the amount of that undivided beneficial interest shall equal the Series Collection Allocation Percentage for that Series from time to time. Each Certificate within a Series shall represent a partial ownership interest in the related Series Interest, representing the right to receive, to the extent necessary to make the required payments with respect to that Certificate at the times and in the amounts specified in this Article IV and in the related Supplement, the portion of Collections allocable to Investor Certificateholders of such Series pursuant to this Agreement and such Supplement, funds on deposit in the Transaction Accounts allocable to Investor Certificateholders of such Series and funds available pursuant to any related Enhancement. Each "Purchased Interest" shall represent a fluctuating undivided ownership interest in the Transferred Assets, purchased pursuant to the PI Agreement related thereto, that shall include the right to receive, to the extent necessary to make required payments to Purchasers at the time and in the amounts specified in the related PI Agreement, the portion of Collections allocable to such Purchased Interest pursuant to this Agreement and the PI Agreement, funds on deposit in the Master Collection Account allocable to the Purchased Interest pursuant to this Agreement and the PI Agreement and funds available pursuant to any related Enhancement. Unless the applicable Supplement or PI Agreement provides otherwise, the Investor Certificates of any Series or class and any Purchased Interest shall not represent any interest in any funds allocable to, or Enhancement for the benefit of, any other Series or Purchased Interest. The "Transferor Certificate" shall represent an interest in the Trust (the "Transferor Interest") consisting of the right to receive current and deferred transfer payments in respect of the various Series and Purchased Interests outstanding from time to time at the times and in the amounts specified in the related Supplements and PI Agreements.

         SECTION 4.2 Establishment of Transaction Accounts. (a) On or prior to the date of this Agreement, Trustee has established, and until the Trust is terminated Trustee shall (except as expressly permitted or required below) maintain, in the name of Trustee and for the benefit of the Certificateholders and Purchasers, the following accounts:

                  (i) account no. 185590981, which shall be called the "Master Collection Account" and into which all Collections and all other Transferred Assets consisting of cash or cash equivalents shall be transferred on a daily basis from the Bank Accounts;

                  (ii) account no. 185591070, which shall be called the "Carrying Cost Account" and into which funds shall be allocated from time to time to cover carrying costs of each Series and Purchased Interest (including interest payable on, and the Servicing Fee allocated to, each Series and Purchased Interest);

                  (iii) account no. 185591161, which shall be called the "Equalization Account" and into which funds will from time to time be transferred from the Master Collection Account to compensate for fluctuations in the Base Amounts for the outstanding Series and Purchased Interests; and

                  (iv) account no. 185591252, which shall be called the "Principal Funding Account" and into which funds will from time to time be transferred in anticipation of distributions to Investor Certificateholders or Purchasers on account of their respective principal investments.

         (b) In addition, if an Early Amortization Period occurs with respect to any Series or Purchased Interest, Trustee shall establish an additional account which shall be called the "Holdback Account" and into which funds that would otherwise be remitted by Trustee to the Transferor in respect of the Transferor Certificate will be deposited if and to the extent so provided in the related Supplement or PI Agreement.

         (c) The Master Collection Account, the Carrying Cost Account, the Equalization Account, the Principal Funding Account, any Holdback Account and any additional accounts required by any Supplement or PI Agreement to be established (unless otherwise indicated in such Supplement or PI Agreement) are collectively called the "Transaction Accounts." Each of the Transaction Accounts shall be established and maintained as an Eligible Deposit Account and shall bear a designation clearly indicating that funds deposited therein are held for the benefit of the Certificateholders and the Purchasers. If any Transaction Account ceases to be an Eligible Deposit Account, Servicer shall cause Trustee to open a substitute Transaction Account that is an Eligible Deposit Account and transfer the funds in the existing Transaction Account to the substitute Transaction Account, and thereafter all references in any Transaction Document to the original Transaction Account shall be deemed instead to refer to the substitute Transaction Account.

         (d) The Master Collection Account, the Carrying Cost Account, the Equalization Account, the Principal Funding Account and any Holdback Account shall be held by Trustee for the benefit of all Certificateholders and Purchasers. However, there shall be established within each of the Carrying Cost Account, the Equalization Account, the Principal Funding Account and any Holdback Account an administrative sub-account for each outstanding Series and Purchased Interest. Funds allocated to the Carrying Cost Account, the Equalization Account, the Principal Funding Account and any Holdback Account pursuant to any Supplement or PI Agreement shall be allocated to the applicable Series' or Purchased Interest's sub-account and shall be available solely to the holders of the Certificates in that Series or the Purchaser of that Purchased Interest, as applicable, except to the extent that such funds are subsequently reallocated to another Series or Purchased Interest, or the Transferor, in accordance with the terms of the applicable Supplement or Purchase Agreement and this Agreement. Any additional Transaction Accounts established pursuant to any Supplement or PI Agreement shall be held by Trustee for the benefit of only the related Series or Purchased Interest.

         (e) Trustee shall possess (for its benefit and for the benefit of the Certificateholders and the Purchasers) all right, title and interest in and to all funds on deposit from time to time in each of the Transaction Accounts and in all proceeds thereof. The Transaction Accounts shall be under the sole dominion and control of Trustee for the benefit of the applicable Certificateholders and/or Purchasers. Each of Servicer and Trustee agrees that it shall have no right of setoff against, and no right otherwise to deduct from, any funds held in any of the Transaction Accounts or the Bank Accounts for any amount owed to it by the Trust, any party hereto or any Certificateholder or Purchaser.

         SECTION 4.3 Trust-Level Calculations and Funds Allocations.

         (a) Allocation of Daily Collections. On each Business Day, Servicer shall determine the amount of collected funds received in the Master Collection Account (other than (i) funds transferred to the Master Collection Account pursuant to any Supplement or PI Agreement and (ii) funds that are required to be returned to Howmet Persons (or their designees) pursuant to Sections 3.2(b) and 3.3(1))) since the preceding Business Day and shall allocate to each outstanding Series and Purchased Interest a share of such funds in an amount equal to the product of the applicable Series Collection Allocation Percentage and the amount of such funds. The portion of such funds allocated to any Series or Purchased Interest shall be further allocated and otherwise dealt with in accordance with the terms of the related Supplement or PI Agreement. In addition, funds initially allocated to a Series or Purchased Interest on any Business Day that are designated as Shared Investor Collections shall be reallocated to other Series or Purchased Interests pro rata based upon the respective Shortfalls (if any) of the other Series and Purchased Interests.

         (b) Allocation of Write-Offs and Dilution. In each Monthly Report relating to a Series or Purchased Interest that is in an Early Amortization Period, Servicer shall calculate the amount of (1) Write-Offs (net of Recoveries) and (ii) Dilutions as to which no settlement payment has been made pursuant to Section 3.3 of the Purchase Agreement, in each case during the related Calculation Period (or the portion of that Calculation Period failing in the Early Amortization Period) and shall allocate to such Series or Purchased Interest a portion of the amounts referred to in clauses (i) and (ii) equal to the product of each such amount and the related Series Loss Allocation Percentage.

         SECTION 4.4 Investment of Funds in Transaction Accounts. On any day when funds on deposit in any Transaction Account exceed $10,000 (after giving effect to the allocations of such funds required by this Article IV and the various Supplements and PI Agreements), and at such other times as investment is practicable, Trustee, at the direction of Servicer, shall invest and reinvest monies on deposit in such Transaction Account (in the name of Trustee) in such Eligible Investments as are specified in a notice from Servicer, subject to the restrictions set forth hereinafter. All Eligible Investments made from funds in any Transaction Account, and the interest, dividends and income received thereon and therefrom and the net proceeds realized on the sale thereof, shall be deposited in such Transaction Account. Trustee may liquidate an Eligible Investment prior to maturity if such liquidation would not result in a loss of all or part of the principal portion of such Eligible Investment or if, prior to the maturity of such Eligible Investment, a default occurs in the payment of principal, interest or any other amount with respect to such Eligible Investment. In the absence of negligence of Trustee or willful misconduct by Trustee, Trustee shall have no liability in connection with investment losses incurred on Eligible Investments. It is intended for income tax purposes that the income earned through investment of funds in the Transaction Accounts shall be treated as income of Transferor.

         SECTION 4.5 Attachment of Transaction Accounts. If Trustee receives written notice that any Transaction Account has or will become subject to any writ, judgment, warrant of attachment, execution or similar process, Trustee shall (notwithstanding any other provision of the Transaction Documents) promptly notify Transferor, Servicer and the Certificateholders thereof, and shall not deposit or transfer funds into such Transaction Account but shall cause funds otherwise required to be deposited into such Transaction Account to be held in another account pending distribution of such funds in the manner required by the Transaction Documents.

ARTICLE V DISTRIBUTIONS AND REPORTS

                  DISTRIBUTIONS SHALL BE MADE, AND REPORTS SHALL BE PROVIDED, TO CERTIFICATEHOLDERS AS SET FORTH IN THE APPLICABLE SUPPLEMENT.

ARTICLE VI THE CERTIFICATES

         SECTION 6.1 The Certificates. The Investor Certificates in each Series shall be substantially in the forms contemplated by the Supplements pursuant to which the Investor Certificates are issued, and the Transferor Certificate shall be substantially in the form of Exhibit E. Upon issuance, all Certificates shall be executed and delivered by Transferor to Trustee for authentication and redelivery as provided in Sections 6.2 and 6.10. Except to the extent provided otherwise in an applicable Supplement, Investor

Certificates shall be issued in minimum denominations of $1,000,000 and in integral multiples of $100,000 and shall not be subdivided for resale into Certificates smaller than a Certificate, the initial offering price for which would have been at least $1,000,000.

         Each Certificate issued as a Definitive Certificate shall be executed by manual or facsimile signature on behalf of Transferor by its President or any Vice President or by any attorney-in-fact duly authorized to execute the Definitive Certificate on behalf of any such officer. The Definitive Certificates shall be authenticated on behalf of the Trust by manual signature of a duly authorized signatory of Trustee. Definitive Certificates bearing the manual or facsimile signature of the individual who was, at the time when the signature was affixed, authorized to sign on behalf of Transferor or the Trust (as applicable) shall be valid and binding, notwithstanding that the individuals or any of them ceased to be so authorized prior to the authentication and delivery of the Definitive Certificates or does not hold such office on the date of issuance of such Definitive Certificates. No Definitive Certificates shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on the Definitive Certificate a certificate of authentication substantially in the form provided for herein executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, and the certificate of authentication upon any Definitive Certificate shall be conclusive evidence, and the only evidence, that the Definitive Certificate has been duly authenticated and delivered hereunder and is entitled to the benefits of this Agreement. Except as otherwise provided in the applicable Supplement, all Definitive Certificates shall be dated the date of their authentication.

         As provided in any Supplement, Investor Certificates of any Series may be issued and sold pursuant to an exemption from the Securities Act. Any Series sold pursuant to Rule 144A, Regulation S or another exemption under the Securities Act may be delivered in hook-entry form as provided in Sections 6.12 and 6.13.

         SECTION 6.2 Authentication of Certificates. Contemporaneously with the initial assignment and transfer of Receivables and other Transferred Assets to the Trust, Trustee shall authenticate and deliver the Transferor Certificate to Transferor. On each Issuance Date, upon the order of Transferor, Trustee shall authenticate and deliver to Transferor the Series of Certificates that are to be issued originally on such Issuance Date pursuant to the applicable Supplement.

         SECTION 6.3 Registration of Transfer and Exchange of Certificates. (a) Trustee, as agent for Transferor, shall keep, or shall cause to be kept, at the office or agency to be maintained in accordance with the provisions of
Section 11.16, a register in written form or capable of being converted into written form within a reasonable time (the "Certificate Register") in which, subject to such reasonable regulations as it may prescribe, a transfer agent and registrar (which may be Trustee) (the "Transfer Agent and Registrar") shall provide for the registration of the Certificates and of transfers and exchanges of the Certificates as herein provided. Transferor hereby appoints Trustee as the initial Transfer Agent and Registrar.

         Transferor, or Trustee as agent for Transferor, may revoke the appointment as Transfer Agent and Registrar and remove the then-acting Transfer Agent and Registrar if Trustee or Transferor (as applicable) determines in its sole discretion that the then-acting Transfer Agent and Registrar has failed to perform its obligations under this Agreement in any material respect. The then-acting Transfer Agent and Registrar shall be permitted to resign as Transfer Agent and Registrar upon 30 days' prior written notice to Trustee, Transferor and Servicer; provided that such resignation shall not be effective and the then-acting Transfer Agent and Registrar shall continue to perform its duties as Transfer Agent and Registrar until Trustee has appointed a successor Transfer Agent and Registrar reasonably acceptable to Transferor and such successor has given Trustee written notice that it accepts the appointment. The provisions of Sections 11.1 through 11.5 shall apply to the Transfer Agent and Registrar as if all references to "Trustee" in the applicable provisions of Sections 11.1 through 11.5 were references to the Transfer Agent and Registrar.

         It is intended that the registration of Certificates that is described in this Section comply with the registration requirements contained in Section 163 of the Internal Revenue Code.

         (b) No transfer of all or any part of the Transferor Certificate shall be made unless (i) either Transferor or any other Holder of the Transferor Certificate shall have given the Rating Agencies and Trustee prior written notice of the proposed transfer, (ii) the Modification Condition shall have been satisfied in connection with the proposed transfer and (iii) either Transferor or any other Holder of the Transferor Certificate shall have delivered to Trustee, the Rating Agencies, each Purchaser and each Enhancement Provider a Tax Opinion for each outstanding Series of Investor Certificates, Purchased Interest and Enhancement (provided that the opinion delivered to any Purchaser or Credit Enhancer shall be limited to the Tax Opinion required by the related Purchased Interest or Series) with respect to such transfer.

         (c) Subject to the requirements of subsection (e), if applicable, having been fulfilled, upon surrender for registration of transfer of any Certificate, and, in the case of Investor Certificates, at any office or agency of the Transfer Agent and Registrar maintained for such purpose, Transferor shall execute, and Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the appropriate class and Series that are in authorized denominations of like aggregate fractional interest in the related Series Interest that bear numbers that are not contemporaneously outstanding.

         At the option of an Investor Certificateholder, its Investor Certificates may be exchanged for other Investor Certificates of the same class and Series (and bearing the same interest rate as the Investor Certificate surrendered for registration of exchange) of authorized denominations of like aggregate fractional interests in the related Series Interest and being numbers that are not contemporaneously outstanding, upon surrender of the Investor Certificates to be exchanged at any such office or agency. Whenever any Investor Certificates are so surrendered for exchange, Transferor shall execute, and Trustee shall authenticate and deliver, the appropriate number of Investor Certificates of the class and Series that the Investor Certificateholder making the exchange is entitled to receive. Every Investor Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in a form satisfactory to Trustee or the Transfer Agent and Registrar duly executed by the Certificateholder thereof or his attorney-in-fact duly authorized in a writing delivered to the Transfer Agent and Registrar.

         No service charge shall be made for any registration of transfer or exchange of Certificates, but the Transfer Agent and Registrar may require the Certificateholder to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Investor Certificates.

         All Certificates surrendered for registration of transfer and exchange shall be cancelled and disposed of in a manner satisfactory to Trustee.

         (d) Certificates may be surrendered for registration of transfer or exchange at the office of the Transfer Agent and Registrar designated in Section 13.6.

         (e) Unless otherwise provided in the applicable Supplement, Certificateholders holding Definitive Certificates shall not sell, transfer or otherwise dispose of the -Certificates unless the sale, transfer or disposition is being made pursuant to an exemption from the registration requirements of the

Securities Act and applicable state securities laws and, prior to the proposed sale, transfer or disposition, the Certificateholder and the proposed transferee each provide Trustee and Transferor with representations and, if requested by Trustee or Transferor, an Opinion of Counsel concerning the proposed sale, transfer or disposition and the availability of the exemption.

         (f) The Investor Certificates shall bear such restrictive legends as shall be set forth in the applicable Supplements.

         SECTION 6.4 Mutilated, Destroyed, Lost or Stolen Certificates. If (a) any mutilated Certificate is surrendered to the Transfer Agent and Registrar, or the Transfer Agent and Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Transfer Agent and Registrar and Trustee such security or indemnity as may be required by them and Transferor to hold each of them, the Trust and Transferor harmless, then, in the absence of notice to Trustee that such Certificate has been acquired by a bona fide purchaser, Transferor shall execute and, upon the request of Transferor, Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like class, Series, tenor, terms and principal amount and bearing a number that is not contemporaneously outstanding. In connection with the issuance of any new Certificate under this section, Trustee or the Transfer Agent and Registrar may require the payment by the Certificateholder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of Trustee and Transfer Agent and Registrar) connected therewith. Any duplicate Certificate issued pursuant to this section shall constitute conclusive and indefeasible evidence of ownership of an interest in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all Certificates of the same class and Series that are duly issued hereunder.

         SECTION 6.5 Persons Deemed Owners. Prior to due presentation of a Certificate for registration of transfer, Transferor, Trustee, the Paying Agent, the Transfer Agent and Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Article V and for all other purposes whatsoever, and none of Transferor, Trustee, the Paying Agent, the Transfer Agent and Registrar or any agent of any of them shall be affected by any notice to the contrary; provided that, in determining whether the Holders of the requisite principal amount or Stated Amount (as applicable) of Certificates or Purchased Interests have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Certificates and Purchased Interests owned by Transferor, Servicer or any Affiliate thereof shall be disregarded and deemed not to be outstanding, except that, in determining whether Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates and Purchased Interests that Trustee knows to be so owned shall be so disregarded. Certificates and Purchased Interests so owned that have been pledged in good faith shall not be disregarded and may be regarded as outstanding if the pledgee establishes to the satisfaction of Trustee the pledgee's right so to act with respect to such Certificates or Purchased Interests and that the pledgee is not Transferor, Servicer or an Affiliate thereof.

         SECTION 6.6 Appointment of Paying Agent. The Paying Agent initially shall be Trustee. Transferor hereby appoints the Paying Agent as its agent to make distributions to Certificateholders pursuant to the applicable Supplements and to report the amounts of the distributions to Trustee. Any Paying Agent shall have the revocable power to withdraw funds from the Master Collection Account for the purpose of making the distributions. Trustee or, at any time when Trustee is also the Paying Agent, Transferor may revoke such power of the Paying Agent and remove the Paying Agent if Trustee or Transferor (as applicable) determines in its sole discretion that the Paying Agent shall have failed to perform its obligations under this Agreement in any material respect. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' prior written notice to Trustee, Transferor, Servicer and the Rating Agencies. Any resignation of the Paying Agent or removal of Trustee as the Paying Agent, and, in either case, appointment of a successor Paying Agent, shall not become effective until the appointment has been accepted by the successor Paying Agent. If no successor Paying Agent shall have been appointed and shall have accepted appointment within 30 days after the giving of the notice of the resignation of the Paying Agent or the removal of Trustee as the Paying Agent, as applicable, the Paying Agent may petition any court of competent jurisdiction to appoint a successor Paying Agent. In the event of the removal of the Paying Agent (other than Trustee), Trustee, without further action, shall automatically be appointed the successor Paying Agent. Upon the resignation or removal of any Paying Agent, Trustee shall appoint a successor Paying Agent (which shall be a batik or trust company) reasonably acceptable to Transferor, which appointment shall be effective on the date on which the Person so appointed gives Trustee written notice that it accepts the appointment. Trustee shall cause the successor Paying Agent or any additional Paying Agent appointed by Trustee to execute and deliver to Trustee an instrument in which it shall agree with Trustee that, as Paying

Agent, it will hold all sums, if any, held for payment to the Certificateholders and Purchasers in trust for the benefit of the Certificateholders and Purchasers entitled thereto until the sums shall be paid to the Certificateholders and Purchasers. The Paying Agent shall return all unclaimed funds to Trustee, and upon removal of a Paying Agent such Paying Agent shall also return all funds in its possession to Trustee. The provisions of Sections 11.1 through 11.5 shall apply to the Paying Agent as if all references in the applicable provisions thereof to "Trustee" were references to the Paying Agent.

         SECTION 6.7 Access to List of Certificateholders' Names and Addresses. Trustee will furnish or cause to be furnished by the Transfer Agent and Registrar to Transferor, Servicer, any Seller or the Paying Agent, within two Business Days after receipt by Trustee of a written request therefor from Servicer or the Paying Agent, a list in the form Servicer or the Paying Agent may reasonably require of the names and addresses of the Certificateholders as of the most recent Distribution Date. If any Holder or group of Holders of Investor Certificates in any Series evidencing not less than 10% of the aggregate unpaid principal amount of the Series (the "Applicant") applies in writing to Trustee, and the application states that the Applicant desires to communicate with other Certificateholders with respect to their rights under this Agreement, any Supplement or the Certificates and is accompanied by a copy of the communication that the Applicant proposes to transmit, then Trustee, after having been adequately indemnified by the Applicant for its costs and expenses, shall afford or shall cause the Transfer Agent and Registrar to afford the Applicant access during normal business hours to the most recent list of Certificateholders held by Trustee, within five Business Days after the receipt of the application and indemnification. The list shall be as of a date no more than 45 days prior to the date of receipt of the Applicant's request.

         Every Certificateholder, by receiving and holding a Certificate, agrees with Trustee that neither Trustee, the Transfer Agent and Registrar, Transferor, Servicer, any Seller nor any of their respective agents shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Certificateholders hereunder, regardless of the sources from which the information was derived.

         SECTION 6.8 Authenticating Agent. (a) Trustee may appoint one or more authenticating agents with respect to the Certificates that shall be authorized to act on behalf of Trustee in authenticating the Certificates in connection with the issuance, delivery, registration of transfer, exchange or repayment of the Certificates. Either Trustee or the authenticating agent, if any, then appointed and acting on behalf of Trustee shall authenticate the

Certificates. Whenever reference is made in this Agreement to the authentication of Certificates by Trustee or Trustee's certificate of authentication, such reference shall be deemed to include authentication on behalf of Trustee by an authenticating agent and a certificate of authentication executed on behalf of Trustee by an authenticating agent. Each authenticating agent must be acceptable to Transferor.

         (b) Any institution succeeding to the corporate agency business of an authenticating agent shall continue to be an authenticating agent without the execution or filing of any document or any further act on the part of Trustee, the authenticating agent or any other Person.

         (c) Ah authenticating agent may at any time resign by giving written notice of resignation to Trustee and Transferor. Trustee may at any time terminate the agency of an authenticating agent by giving notice of termination to the authenticating agent and Transferor. Upon receiving a notice of resignation or upon a termination, or in case at any time an authenticating agent shall cease to be acceptable to Trustee or Transferor, Trustee may promptly appoint a successor authenticating agent. Any successor authenticating agent, upon acceptance of its appointment, shall become vested with all the rights, powers and duties of its predecessor, with like effect as if originally named as an authenticating agent. No successor authenticating agent shall be appointed unless acceptable to Transferor.

         (d) Servicer agrees to pay to each authenticating agent (if any), as an expense of Servicer paid Out of the Servicing Fee, reasonable compensation from time to time for services performed under this section.

         (e) The provisions of Sections 11.1, 11.2, 11.3 and 11.4 shall be applicable to any authenticating agent as if the references in the applicable provisions thereof to "Trustee" were references to the authenticating agent.

         (f) Pursuant to an appointment made under this section, the Certificates may have endorsed thereon, in lieu of Trustee's certificate of authentication, an alternate certificate of authentication in substantially the following form:

                  "This is one of the Certificates described in the Supplement dated as of April 18, 1996.

                  MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee

                  By:___________________
                     as Authenticating Agent
                     for Trustee,

                  By:____________________
                     Authorized Officer."

         SECTION 6.9 Tax Treatment. It is the intent of Transferor and the Investor Certificateholders that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Investor Certificates will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust will not be characterized as an association taxable as a corporation. The provisions of this Agreement and all related Transaction Documents shall be construed to further that intent. Transferor, by entering into this Agreement, and each Investor Certificateholder, by its acceptance of its Investor Certificate, agree to treat the Investor Certificates as indebtedness for purposes of Federal and applicable state and local income and franchise and other taxes measured by or imposed on income. Except to the extent otherwise required by applicable law or any Governmental Authority, Trustee hereby agrees to treat the Trust as a security device only, and shall not file tax returns or obtain an employer identification number on behalf of the Trust.

         SECTION 6.10 Issuance of Additional Series of Certificates and Sales of Purchased Interests. (a) Transferor may from time to time issue and direct Trustee to authenticate one or more classes of any newly issued Series of Investor Certificates (a "New Issuance"). In addition, to the extent permitted for any Series of Investor Certificates as specified in the related Supplement, the Investor Certificateholders of the Series may tender their Investor Certificates to Trustee, and Transferor may allocate a portion of the Transferor Interest pursuant to the terms and conditions set forth in the Supplement, in exchange for one or more newly issued Series of Investor Certificates (an "Investor Exchange"). New Issuances and Investor Exchanges collectively are referred to as "Issuances".

         (b) Transferor may direct Trustee to authenticate an Issuance by notifying Trustee, in writing, at least five Business Days (or such shorter period as shall be acceptable to Trustee) in advance (an "Issuance Notice") of the date upon which the Issuance is to occur (an "Issuance Date"). Any Issuance Notice shall state the designation of any Series to be issued on the Issuance Date and, with respect to each class or Series: (i) its initial invested amount (or the method for calculating the initial invested amount), (ii) its interest rate (or the method for allocating interest payments or other cash flows to the Series), if any, and (iii) the Enhancement Provider, if any, with respect to the Series.

         (c) On the Issuance Date, Transferor shall deliver to Trustee for authentication under Section 6.2, and Trustee shall authenticate and deliver any such class or classes of Series of Investor Certificates only upon delivery to it (and, in the case of item (iv) below, each Rating Agency, Purchaser and any Enhancement Provider) of the following:

                  (i) a Supplement satisfying the criteria set forth in subsection (d) and in form reasonably satisfactory to Trustee executed by Transferor and Servicer and specifying the principal terms of the Series;

                  (ii) the applicable Enhancement, if any;

                  (iii) the agreement, if any, pursuant to which the Enhancement Provider agrees to provide the Enhancement, if any;

                  (iv) a Tax Opinion for each outstanding Series of Investor Certificates, Purchased Interest and Enhancement (provided that the opinion delivered to any Purchaser or Enhancement Provider shall be limited to the Tax Opinion required by the related Purchased Interest or Series) with respect to such Issuance;

                  (v) evidence that the Modification Condition has been satisfied with respect to such Issuance;

                  (vi) an Officer's Certificate of Transferor that on the Issuance Date, after giving effect to the Issuance (and the repayment, on the date of the Issuance Date, of any existing Investor Certificates with funds (including proceeds of sale of the new Series) on deposit in the Principal Funding Account), any requirements set out in the Supplement with respect to any then-outstanding Series with respect to the amount of Certificates that may not, by their terms, be transferred has been satisfied;

                  (vii) an Officer's Certificate of Servicer stating that no Early Amortization Event or Unmatured Early Amortization Event has occurred and is continuing and that Servicer does not reasonably expect that the Issuance would result in an Early Amortization Event or an Unmatured Early Amortization Event;

                  (viii) in the case of an Investor Exchange, any Investor Certificates that are being exchanged in connection therewith;

                  (ix) any other documents, certificates and Opinions of Counsel as may be required by the applicable Supplement; and

                  (x) an Officer's Certificate of Servicer to the effect that all conditions specified in clauses (i) through (ix) of this subsection
         (c) have been satisfied.

Upon satisfaction or waiver of the conditions for any Issuance, Trustee shall cancel any Investor Certificates that are to be cancelled in connection with such Issuance and issue, as provided above, the new Series of Investor Certificates dated the Issuance Date. Any such Series of Investor Certificates. shall be substantially in the form specified in the related Supplement and shall bear, upon its face, the designation for the Series to which it belongs, as selected by Transferor. There is no limit to the number of Issuances that may be made under this Agreement.

         (d) In conjunction with an Issuance, the parties hereto shall execute a Supplement, which shall specify the relevant terms with respect to any newly issued Series of Investor Certificates, which may include: (i) its name or designation, (ii) the initial invested amount or the method of calculating the initial invested amount, (iii) the applicable interest rate (or formula for the determination thereof), (iv) the Issuance Date, (v) the rating agency or agencies rating the Series, if any, (vi) the name of the Clearing Agency, if any, (vii) the interest payment date or dates and the date or dates from which interest shall accrue, (viii) the method of allocating Collections with respect to Transferred Receivables for the Series and. if applicable, with respect to any paired Series and the method by which the principal amount of Investor Certificates of the Series shall amortize or accrete and the method for allocating write-offs, (ix) the names of any accounts to be used by the Series and the terms governing the operation of any such account, (x) the terms of any Enhancement with respect to the Series, (xi) the Enhancement Provider, if applicable, (xii) the base rate applicable to the Series, (xiii) the terms on which the Certificates of the Series may be repurchased or remarketed to other investors, (xiv) any deposit into any account provided for the Series, (xv) the number of classes of the Series, and if more than one class, the rights and priorities of each class, (xvi) whether any fees, breakage payments or early termination payments will be included in the funds available to be paid for the Series, (xvii) the subordination of the Series to any other Series, (xviii) whether the Series will be a part of a group or subject to being paired with any other Series, (xix) whether the Series will be prefunded and (xx) any other relevant terms of the Series. The terms of the Supplement may modify or amend the terms of this Agreement or the Purchase Agreement (including the related definitions) solely as applied to the new Series.

         (e) Except as specified in any Supplement for the related Series, all Investor Certificates of any Series shall rank pari passu and be equally and ratably entitled as provided herein to the benefits hereof (except that the Enhancement provided for any Series shall not be available for any other Series) without preference, priority or distinction on account of the actual time or times of authentication and delivery, all in accordance with the terms and provisions of this Agreement and the related Supplement.

         (f) Transferor may from time to time direct Trustee, on behalf of the Trust, to sell one or more Purchased Interests pursuant to, and direct Trustee to enter into, a PI Agreement. No Purchased Interest shall represent any interest in any Enhancement for the benefit of any Series, any class of Investor Certificates or any other Purchased Interest, any Transaction Account established pursuant to any Supplement or the PI Agreement relating to any other Purchased Interest except to the extent set forth in the PI Agreement with respect to such other Purchased Interest. Each PI Agreement may provide that no Investor Certificateholder, Purchaser under any other PI Agreement or Enhancement Provider shall be a third-party beneficiary thereof or have any benefit or any legal or equitable right, remedy or claim under the PI Agreement.

         (g) On or before the date of the initial sale of a Purchased Interest (a "Purchase Date") pursuant to a particular PI Agreement, the parties hereto and the related Purchaser will execute and deliver a PI Agreement that will specify the terms of the Purchased Interest. The obligation of Trustee to execute and deliver the related PI Agreement is subject to the satisfaction or waiver of the following conditions:

                  (i) on or before the tenth Business Day (or a shorter period as shall be acceptable to the parties) immediately preceding the related Purchase Date, Transferor shall have given Trustee, Servicer, each Rating Agency (if any rated Investor Certificates are outstanding), each Purchaser and each Enhancement Provider (if any) written notice of the sale of the Purchased Interest and the Purchase Date;

                  (ii) Transferor shall have delivered to Trustee the related PI Agreement, in form satisfactory to Trustee, each executed by each party thereto other than Trustee;

                  (iii) the Modification Condition shall have been satisfied with respect to the sale;

                  (iv) the sale will not contravene any provision of this Agreement, any Supplement, any agreement pursuant to which any Enhancement is provided or any PI Agreement (or any agreement related thereto);

                  (v) Trustee shall have received an Officer's Certificate of Servicer stating that no Early Amortization Event or an Unmatured Early Amortization Event has occurred and is continuing and that Servicer does not reasonably expect the sale to result in an Early Amortization Event or an Unmatured Early Amortization Event;

                  (vi) Transferor shall have delivered to Trustee, each Rating Agency, each Purchaser and any Enhancement Provider, a Tax Opinion for each outstanding Series of Investor Certificates, Purchased Interest and Enhancement (provided that the opinion delivered to any Purchaser or Enhancement Provider shall be limited to the Tax Opinion required by the related Purchased Interest or Series), dated the Purchase Date, with respect to the sale; and

                  (vii) Transferor shall have delivered to Trustee an Officer's Certificate, dated the Purchase Date for such Purchased Interest, to the effect that all conditions set forth in clauses (i) and (iv) of this subsection (g) for the sale of the Purchased Interest and the execution and delivery of the related PI Agreement have been satisfied.

Upon satisfaction or waiver of the above conditions, Trustee shall execute and, at the written direction of Transferor, deliver the related PI Agreement and any related documents that Transferor shall reasonably request. The terms of the PI Agreement may modify or amend the terms of this Agreement or the Purchase Agreement (including the related definitions) solely as applied to the new Purchased Interest.

         (h) Transferor may from time to time direct Trustee to extend any PI Agreement, subject to the satisfaction or waiver of the following conditions:

                  (i) on or before the tenth Business Day (or a shorter period as shall be acceptable to the parties) immediately preceding the date of the extension, Transferor shall have given Trustee, Servicer, the Rating Agency and any Enhancement Provider written notice of the extension and the date on which the extension shall occur;

                  (ii) Transferor shall have delivered to Trustee the required agreements, certificates, documents and filings, in form satisfactory to Trustee, executed by each party thereto other than Trustee;

                  (iii) the extension will not (A) contravene any provision of this Agreement, any Supplement, any agreement pursuant to which any Enhancement is provided or any PI Agreement (or any agreement related thereto) or (B) constitute, or result in the occurrence of, an Early Amortization Event or an Unmatured Early Amortization;

                  (iv) Transferor shall have delivered to the Trust, the Rating Agency, each Purchaser and any Enhancement Provider a Tax Opinion for each outstanding Series of Investor Certificates, Purchased Interest and Enhancement (provided that the opinion delivered to any Purchaser or Enhancement Provider shall be limited to the Tax Opinion required by the related Purchased Interest or Series), dated the date of the extension, with respect to the extension;

                  (v) Transferor shall have delivered to Trustee an Officer's Certificate, dated the date of the extension, to the effect that all conditions set forth in clauses (i) and (iii) of this subsection (h) for the extension of such PI Agreement and the execution and delivery of the related documents has been satisfied; and

                  (vi) the Modification Condition shall have been satisfied.

         SECTION 6.11 Book-Entry Certificates. (a) If provided in any Supplement, the Investor Certificates of any Series, upon original issuance, will be issued in the form of one or more Book-Entry Certificates, to be delivered to the applicable Clearing Agency, by, or on behalf of, Transferor. The Investor Certificates in any Series that are issued as Book-Entry Certificates shall initially be registered on the Certificate Register in the name of the nominee of the Clearing Agency, and no Certificate Owner will receive a Definitive Certificate representing such Certificate Owner's interest in the Investor Certificates, except as provided in Section 6.13. Unless and until Definitive Certificates have been issued to Certificate Owners pursuant to
Section 6.13:

                  (i) the provisions of this section shall be in full force and effect;

                  (ii) Transferor, Servicer, the Paying Agent, the Transfer Agent and Registrar and Trustee may deal with the Clearing Agency and the

         Clearing Agency Participants for all purposes (including the making of distributions on the Investor Certificates) as the authorized representatives of the Certificate Owners;

                  (iii) to the extent that the provisions of this section conflict with any other provisions of this Agreement, the provisions of this section shall control; and

                  (iv) the rights of Certificate Owners shall be exercised only through the Clearing Agency and the Clearing Agency Participants and shall be limited to those established by law and agreements between the Certificate Owners and the Clearing Agency and/or the Clearing Agency Participants. Unless and until Definitive Certificates are issued pursuant to Section 6.13, the initial Clearing Agency will make bock-entry transfers among the Clearing Agency Participants and receive and transmit distributions of principal and interest on the Investor Certificates to the Clearing Agency Participants.

         (b) Investor Certificates that are sold to Qualified Institutional Buyers in reliance on Rule 144A under the Securities Act shall be represented by one or more Book-Entry Certificates (the "144A Book-Entry Certificates"), in registered form, without coupons, which will be deposited upon the order of Transferor on the Issuance Date with Trustee as custodian for, and registered in the name of, a nominee of the Clearing Agency.

         (c) Investor Certificates that are sold in offshore transactions in reliance on Regulation S shall be represented initially by one or more temporary Bock-Entry Certificates (the "Regulation S Temporary Book-Entry Certificates"). The Regulation S Temporary Book-Entry Certificates shall be exchanged on the later of (i) 40 days (or such longer period of time, if any, required under Regulation S) after the later of (A) the Issuance Date and (B) the completion of the distribution of the Certificates, as certified by the Lead Placement Agent and (ii) the date on which the requisite certifications are due to and provided to Trustee (the later of clauses (i) and (ii) is referred to as the "Exchange Date") for permanent Bock-Entry Certificates (the "Unrestricted Regulation S Book-Entry Certificates," and together with the Regulation S Temporary Book-Entry Certificates, the "Regulation S Book-Entry Certificates"). The Regulation S Temporary Book-Entry Certificates for any Series shall be issued in registered form, without coupons, and deposited upon the order of Transferor with Trustee as custodian for, and registered in the name of, a nominee of the Clearing Agency for credit to the account of the depositaries for Euroclear and Cedel, which depositaries shall, on behalf of Euroclear and Cedel, hold the interests on behalf of account holders (each a

"Member Organization"), which have rights in respect of the Certificates credited to their securities accounts with Euroclear or Cedel from time to time.

      (d) A Certificate Owner holding an interest in a Regulation S Temporary Book-Entry Certificate may receive payments in respect of the Certificates on the Regulation S Temporary Book-Entry Certificate only after delivery to Euroclear or Cedel, as the case may be. of a written certification substantially in the form of a certification in the form set forth in Exhibit F, and upon delivery by Euroclear or Cedel, as the case may be, to the Transfer Agent and Registrar of a certification or certifications substantially in the form set forth in Exhibit G. The delivery by a Certificate Owner of the certification referred to above shall constitute its irrevocable instruction to Euroclear or Cedel, as the case may be, to arrange for the exchange of the Certificate Owner's interest in a Regulation S Temporary Book-Entry Certificate for a beneficial interest in an Unrestricted Regulation S Book-Entry Certificate after the Exchange Date in accordance with the paragraph below.

      After the Exchange Date for any Series in which a Regulation S Temporary Book-Entry Certificate was issued, one or more Unrestricted Regulation S Book-Entry Certificates with no outstanding principal amount shall be issued in registered form, without coupons, and deposited with Trustee as custodian for, and registered in the name of, a nominee of the Clearing Agency. After (i) the Exchange Date for the Regulation S Temporary Book-Entry Certificates for any Series and (ii) receipt by the Transfer Agent and Registrar of written instructions from Euroclear or Cedel, as the case may be, directing the Transfer Agent and Registrar to credit or cause to be credited to either Euroclear's or Cedel's, as the case may be, depositary's account a beneficial interest in the Unrestricted Regulation S Book-Entry Certificate for such Series in a principal amount not greater than that of the beneficial interest in the Regulation S Temporary Book-Entry Certificate for such Series, the Transfer Agent and Registrar shall instruct the Clearing Agency to reduce the principal amount of such Regulation S Temporary Book-Entry Certificate and increase the principal amount of such Unrestricted Regulation S Book-Entry Certificate by the principal amount of the beneficial interest in such Regulation S Temporary Book-Entry Certificate being transferred or exchanged, and to credit or cause to be credited to the account of the depositary for the Clearing Agency, Euroclear or Cedel (which depositary shall hold interests on behalf of Member Organizations or Persons who have an account with the Clearing Agency (each, a "Clearing Agency Participant")), as the case may be, a beneficial interest in such Unrestricted Regulation S Book-Entry Certificate having a principal amount of the Regulation S Temporary Book-Entry Certificate that was reduced upon the transfer or exchange.

      Upon return of the entire principal amount of the Regulation S Temporary Book-Entry Certificate for any Series to Trustee in exchange for beneficial interests in the Unrestricted Regulation S Book-Entry Certificate for that Series, Trustee shall cancel such Regulation S Temporary Book-Entry Certificate by perforation and shall forthwith destroy it.

      (e) Transfers within a single Series between different Book-Entry Certificates shall be made in accordance with this subsection (e).

            (i) For transfer of a beneficial interest in a Regulation S Book-Entry Certificate for a beneficial interest in a 144A Book-Entry Certificate, if the Certificateholder of a beneficial interest in an Unrestricted Regulation S Book-Entry Certificate wishes at any time to exchange all or part of its beneficial interest in such Unrestricted Regulation S Book-Entry Certificate, or to transfer all or part of its beneficial interest in such Unrestricted Regulation S Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a 144A Book-Entry Certificate, the Certificateholder may, subject to the applicable rules and procedures of Euroclear or Cedel and the Clearing Agency, give directions for the Transfer Agent and Registrar to exchange or cause the exchange or transfer or cause the transfer of all or part of its beneficial interest in a Regulation S Book-Entry Certificate for an equivalent beneficial interest in a 144A Book-Entry Certificate. Upon receipt by the Transfer Agent and Registrar of (A) instructions from Euroclear or Cedel, a Clearing Agency Participant or the Clearing Agency, as the case may be, directing the Transfer Agent and Registrar to debit (or cause to be debited) a reduction in a Regulation S Book-Entry Certificate by the amount of the beneficial interest in such Regulation S Book-Entry Certificate being transferred or exchanged and to credit (or cause to be credited) an increase in the appropriate 144A Book-Entry Certificate by an amount equal to the beneficial interest being exchanged or transferred (such instructions to contain such information as is necessary for the Clearing Agency to effectuate such transfer or exchange (including, but not limited to, information regarding the accounts to be credited and debited)), and (B) in the case of the transfer of a Regulation S Temporary Book-Entry Certificate, a certificate in the form of Exhibit L given by the Certificate Owner, the Transfer Agent and Registrar shall instruct the Clearing Agency to reduce the appropriate Unrestricted Regulation S Book-Entry Certificate by the aggregate principal amount of the beneficial interest being exchanged or transferred, and the Transfer Agent shall instruct the Clearing Agency, concurrently with the reduction, to increase the principal amount of the appropriate 144A Book-Entry Certificate by the aggregate principal amount of the beneficial interest being exchanged or transferred, and to take such other action as is necessary or appropriate to effectuate the exchange or transfer of such beneficial interest (including, but not limited to, crediting the increase in the beneficial interest in such 144A Book-Entry Certificate, or causing such increase to be credited to, the appropriate account and debiting the decrease in the beneficial interest in such Regulation S Book-Entry Certificate, or causing such increase to be debited to, the appropriate account).

            (ii) For transfers of a beneficial interest in a 144A Book-Entry Certificate for a beneficial interest in a Regulation S Book-Entry Certificate, if a Certificate Owner holding a beneficial interest in a 144A Book-Entry Certificate wishes at any time to exchange all or part of its beneficial interest in such 144A Book-Entry Certificate for a beneficial interest in a Regulation S Book-Entry Certificate, or to transfer all or part of its beneficial interest in such 144A Book-Entry Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Book-Entry Certificate, the Certificateholder may, subject to the applicable rules and procedures of the Clearing Agency, give directions for the Transfer Agent and Registrar to exchange or cause the exchange or transfer or cause the transfer of all or part of its beneficial interest in a Rule 144A Book-Entry Certificate for an equivalent beneficial interest in a Regulation S Book-Entry Certificate. Upon receipt by the Transfer Agent and Registrar of (A) instructions given in accordance with the Clearing Agency's procedures from a Clearing Agency Participant directing the Transfer Agent and Registrar to debit (or cause to be debited) a reduction in a 144A Book-Entry Certificate by the amount of the beneficial interest to be transferred or exchanged and to credit (or cause to be credited) an increase in the appropriate Regulation S Book-Entry Certificate in an amount equal to the beneficial interest being exchanged or transferred,
      (B) a written order given in accordance with the Clearing Agency's procedures containing such information as is necessary for the Clearing Agency to effectuate such transfer or exchange (including, but not limited to, information regarding the accounts to be debited and credited) and (C) certificates in the forms of Exhibits H and I, respectively, given by the Certificate Owner and the proposed transferee of the interest, the Transfer Agent and Registrar shall instruct the Clearing Agency to reduce the appropriate 144A Book-Entry Certificate by the aggregate principal amount of the beneficial interest being exchanged or transferred and the Transfer Agent and Registrar shall instruct the Clearing Agency, concurrently with the reduction, to increase the principal amount of the appropriate Regulation S Book-Entry Certificate by the aggregate principal amount of the beneficial interest being exchanged or transferred, and to take such other action as is necessary or appropriate to effectuate the exchange or transfer of such beneficial interest (including, but not limited to, crediting the increase in the beneficial interest in such Regulation S Book-Entry Certificate, or causing such increase to be credited to, the appropriate account and debiting the decrease in the beneficial interest in such 144A Book-Entry Certificate, or causing such decrease to be debited to, the appropriate account).

            (iii) Notwithstanding any other provisions of this subsection (e), a placement agent for the Investor Certificates may exchange beneficial interests in a Regulation S Temporary Book-Entry Certificate held by it for beneficial interests in the 144A Book-Entry Certificate after delivery by such placement agent of instructions for the exchange substantially in the form of Exhibit J (and such placement agent shall not be required to comply with any other provision of this subsection (e) in connection with such exchange). Upon receipt of the instructions provided in the preceding sentence, the Transfer Agent and Registrar shall instruct the Clearing Agency to reduce the principal amount of the appropriate Regulation S Temporary Book-Entry Certificate to be exchanged and shall instruct the Clearing Agency to increase the principal amount of such appropriate 144A Book-Entry Certificate and credit or cause to be credited to the account of the placement agent a beneficial interest in such 144A Book-Entry Certificate having a principal amount equal to the amount of the beneficial interest in the Regulation S Temporary Book-Entry Certificate being exchanged.

            (iv) Except as provided herein, all 144A Book-Entry Certificates (and all Definitive Certificates issued in exchange for a beneficial interest in a 144A Book-Entry Certificate) and all Definitive Certificates issued under Rule 144A or Regulation D under the Securities Act shall bear a legend in substantially the following form:

            "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE

            EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND
            (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE."

            As long as a Definitive Certificate bears such a legend, such Definitive Certificate may only be transferred or exchanged if such transfer or exchange would be in compliance with the Securities Act as evidenced by a letter in the form of Exhibit K that shall be delivered by the Holder of such Definitive Certificate to the Transfer Agent and Registrar with any request to transfer or exchange such Definitive Certificate; provided, however, that if any transfer is not pursuant to Rule 144A, Rule 144 or Rule 904 under the Securities Act or pursuant to an effective registration statement, the transferor shall provide Transferor and Trustee with an opinion of counsel, in form and substance satisfactory to Transferor and Trustee, that such transfer would be in compliance with the Securities Act. Notwithstanding the foregoing, a Definitive Certificate shall not be required to bear such a legend (and the Transfer Agent and Registrar shall issue a Definitive Certificate without such a legend in exchange for a Definitive Certificate that has such a legend) if (i) such Definitive Certificate is transferred pursuant to Rule 144 or an effective registration statement under the Securities Act, and (ii) the Holder of such Definitive Certificate delivers to the Trustee a certificate substantially in the form of Exhibit K.

      SECTION 6.12 Notices to Clearing Agency. Whenever notice or other communication to the Investor Certificateholders of any Series represented by Book-Entry Certificates is required under this Agreement, unless and until Definitive Certificates shall have been issued to Certificate Owners pursuant to
Section 6.13, Trustee, Servicer and the Paying Agent shall give all such notices and communications specified herein to be given to the Investor Certificateholders of the Series to the Clearing Agency.

      SECTION 6.13 Definitive Certificates. If (a)(i) Transferor advises Trustee in writing that Transferor has received notice from the Clearing Agency that the Clearing Agency is no longer willing or able to discharge its responsibilities under any Letter of Representations and (ii) Transferor is unable to locate a qualified successor, (b) Transferor, at its option, advises Trustee in writing that, with respect to any Series, it elects to terminate the Book-Entry system through the Clearing Agency or (c) after the occurrence of a Servicer Default, Certificate Owners representing beneficial interests aggregating not less than 50% of the Invested Amount of the Series advise Trustee and the Clearing Agency through the Clearing Agency Participants in writing that the continuation of a Book-Entry system through the Clearing Agency is no longer in the best interests of the Certificate Owners of the Series, Trustee shall notify the Clearing Agency of the occurrence of any such event and of the availability of Definitive Certificates of the Series to Certificate Owners of the Series requesting the same. Upon surrender to Trustee of the Book-Entry Certificates for any such Series by the Clearing Agency accompanied by registration instructions from the Clearing Agency for registration, Trustee shall authenticate and deliver Definitive Certificates for that Series to the Certificate Owners of that Series and the Trustee shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Neither Transferor, the Transfer Agent and Registrar nor Trustee shall be liable for any delay in delivery of the instructions and may conclusively rely on, and shall be protected in relying on, any such instructions from the Clearing Agency.

      SECTION 6.14 Letter of Representations. Notwithstanding anything to the contrary in this Agreement or any Supplement, the parties hereto shall comply with the terms of each Letter of Representations.

ARTICLE VII TRANSFEROR

      SECTION 7.1 Representations and Warranties of Transferor Relating to Transferor and the Transaction Documents. On the date hereof and on each Issuance Date and Purchase Date, Transferor hereby represents and warrants for the benefit of Trustee, the Certificateholders, the Purchasers and the Enhancement Providers that:

            (a) Organization and Good Standing. Transferor is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to acquire, own and transfer the Receivables and the Related Transferred Assets.

            (b) Due Qualification. Transferor is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires qualification, licenses or approvals and where the failure so to qualify, to obtain the licenses and approvals or to preserve and maintain the qualification, licenses or approvals would have a Material Adverse Effect.

            (c) Power and Authority. Transferor has all necessary corporate power and authority to execute, deliver ad perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

            (d) Binding Obligations. This Agreement constitutes, ad each other Transaction Document to which Transferor is a party when executed and delivered will constitute, a legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

            (e) Authorization; No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by Transferor and the fulfillment of the terms hereof and thereof have been duly authorized by ail necessary action and will not (i) conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) its Certificate of Incorporation or Bylaws or
      (B) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which Transferor is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim (other than a Permitted Adverse Claim) upon any of its properties pursuant to the terms of any such contract, indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to it or any of its properties of any court or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its properties, which conflict, violation, breach, default or Adverse Claim (other than a Permitted Adverse Claim), individually or in the aggregate, would have a Material Adverse Effect.

            (f) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of Transferor, threatened against it before any court, regulatory body, arbitrator, administrative agency or other tribunal or governmental instrumentality and (ii) it is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority that, in the case of clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the transfer of any Receivables or Related Transferred Assets to the Trust, the issuance of the Certificates or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that would materially and adversely affect the performance by Transferor of its obligations under this Agreement or any other Transaction Document or the validity or enforceability of this Agreement or any other Transaction Document, (D) seeks to affect materially and adversely the income tax attributes of the transfers hereunder or the Trust under the United States Federal income tax system or any applicable state income tax system or (E) individually or in the aggregate for all such actions, suits, proceedings and investigations would have a Material Adverse Effect.

            (g) Governmental Approvals. All authorizations, consents, orders and approvals of, or other action by, any Governmental Authority that are required to be obtained by Transferor, and all notices to and filings with any Governmental Authority, that are required to be made by it, in the case of each of the foregoing in connection with the transfer of Receivables and Related Transferred Assets to the Trust or the execution, delivery and performance by it of this Agreement and any other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement, have been obtained or made and are in full force and effect, except where the failure to obtain or make any such authorization, consent, order, approval, notice or filing, individually or in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect.

            (h) Offices. Transferor's principal place of business and chief executive office is, and since the date of its incorporation has been, located at the address set forth under Transferor's signature hereto (or at such other locations, notified to Servicer and Trustee in accordance with Section 7.2(c), in jurisdictions where all action required by Section 7.2(c) has been taken and completed).

            (i) Account Banks. The names and addresses of all the Account Banks are specified in Schedule 1 or, after the First Issuance Date, have been provided by Servicer to Trustee pursuant to Section 3.3(c), and the account numbers of the Bank Accounts at such Account Banks have been specified in a letter provided on or prior to the First Issuance Date to Trustee or, after the First Issuance Date, have been provided by Servicer to Trustee pursuant to Section 3.3(c). The Account Agreements to which Transferor is a party constitute the legal, valid and binding obligations of the parties thereto enforceable against such parties in accordance with their respective terms subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and general equitable principles.

            (j) Investment Company Act. Transferor is not, and is not controlled by, an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

      The representations and warranties set forth in this section shall survive the transfer and assignment of the Transferred Receivables and the other Transferred Assets to the Trust. Upon discovery by Transferor, Servicer or Trustee of a breach of any of the foregoing representations and warranties, the party discovering the breach shall give written notice to the other parties to this Agreement within three Business Days following the discovery; provided, however that if such breach arises from a Seller's failure to perform its obligations under the Purchase Agreement and such failure is of the type that may be cured by settlement of a Seller Non-Complying Receivables Adjustment or Seller Dilution Adjustment under Sections 3.1 and 3.5 of the Purchase Agreement, and such settlement shall have (in fact) been made within the time limit specified under such sections, then no breach shall be deemed to have occurred under this Agreement. Trustee's obligations in respect of discovering any breach are limited as provided in Section 11.2(g).

      SECTION 7.2 Covenants of Transferor. So long as any Investor Certificates or Purchased Interests remain outstanding (other than any Investor Certificates or Purchased Interests payment for which has been duly provided for in accordance with this Agreement), Transferor shall:

            (a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including those relating to the Transferred Receivables, the Related Transferred Assets, the funds in the Transaction Accounts and the related Contracts and any other agreements related thereto), in each case to the extent the failure to comply, individually or in the aggregate for all such failures, would have a Material Adverse Effect.

            (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

            (c) Location of Offices. Keep its principal place of business and chief executive office at the address referred to in Section 7.1(h) or, upon not less than 30 days' (or such shorter number of days as is acceptable to the Servicer and Trustee) prior written notice given by Transferor to Servicer and Trustee, at such other location in a jurisdiction where all action required pursuant to Section 3.10 shall have been taken and completed. Transferor will at all times maintain its chief executive offices within the United States of America, and will cause Servicer to maintain at all times Servicer's chief executive offices within the United States of America.

            (d) Reporting Requirements of Transferor. Unless Trustee and the Required Investors shall otherwise consent in writing, furnish to Trustee, the Investor Certificateholders and the Rating Agencies:

                  (i) Early Amortization Events. As soon as possible, and in any event within five Business Days after an Authorized Officer of Transferor has obtained knowledge of the occurrence of any Early Amortization Event or any Unmatured Early Amortization Event, a written statement of an Authorized Officer of Transferor describing the event and the action that Transferor proposes to take with respect thereto, in each case in reasonable detail,

                  (ii) Material Adverse Effect. As soon as possible and in any event within five Business Days after an Authorized Officer of Transferor has knowledge thereof, written notice that describes in reasonable detail any Adverse Claim, other than any Permitted Adverse Claim, against the Transferred Assets or any other event or occurrence that, individually or in the aggregate for all such events or occurrences, has had, or would have a substantial likelihood of having, in the reasonable, good faith judgment of Transferor, a Material Adverse Effect,

                  (iii) Proceedings. As soon as possible and in any event within five Business Days after an Authorized Officer of Transferor has knowledge thereof, written notice of (A) any litigation, investigation or proceeding of the type described in Section 7.1(f) not previously disclosed to Trustee and (B) any material adverse development that has occurred with respect to any such previously disclosed litigation, investigation or proceeding,

                  (iv) Other. Promptly, from time to time, any other
            information, documents, records or reports respecting the Transferred Receivables or the Related Transferred Assets or any other information respecting the condition or operations, financial or otherwise, of Transferor, in each case as Trustee may from time to time reasonably request in order to protect the interests of Trustee, the Trust or the Investor Certificateholders under or as contemplated by this Agreement.

            (e) Adverse Claims. Except for any conveyances under the Transaction Documents, not permit to exist any Adverse Claim (other than Permitted Adverse Claims) to or in favor of any Person upon or with respect to, or cause to be filed any financing statement or equivalent document relating to perfection that covers, any Transferred Receivable, related Contract, Related Transferred Asset or other Transferred Asset, or any interest therein. Transferor shall defend the right, title and interest of the Trust in, to and under the Transferred Assets, whether now existing or hereafter created, against all claims of third parties claiming through or under Transferor.

            (f) Extension or Amendment of Receivables; Change in Credit and Collection Policy or Contracts. Not (i) extend, amend or otherwise modify the terms of any Transferred Receivable or Contract (except as permitted by the Credit and Collection Policy) in a manner that would have a material adverse effect on the Investor Certificateholders or the Purchasers, or (ii) permit any Seller to make any change in its Credit and Collection Policy that would have a material adverse effect on the Investor Certificateholders or the Purchasers; provided that Transferor or Servicer, as applicable, may change the terms and provisions of the Credit and Collection Policy if (A) with respect to any material change of collection policies, the change is made with the prior written approval of each Agent, if any, and the Modification Condition is satisfied with respect thereto, (B) with respect to any material change of collection procedures, the change is made with prior written notice to each Agent and no material adverse effect on any Series or Purchased Interest would result, and (C) with respect to any material change in accounting policies relating to Write-Offs, the change is made in accordance with GAAP; and, provided further, that Transferor or Servicer may change the terms and the provisions of a Contract on a prospective basis, and a Seller may enter into a new Contract, so long as such change or new Contract does not have a material adverse affect on the validity, enforceability or collectibility of any then outstanding Transferred Receivable.

            (g) Mergers, Acquisitions, Sales, Etc. Not:

                  (i) except pursuant to the Transaction Documents or m
            connection with the transactions contemplated by the Acquisition, as defined and described in the Offering Memorandum dated November 22, 1995 for the note offering under and pursuant to the Note Indenture,
            (A) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or (B) directly or indirectly, sell, transfer, assign, convey or lease, whether in one transaction or in a series of transactions, all or substantially all of its assets, or sell or assign with or without recourse any Receivables or Related Transferred Assets (other than as provided in the Transaction Documents) unless:

                  (x)(1) the corporation formed by the consolidation or into which Transferor is merged or the Person that acquires by conveyance or transfer the properties and assets of Transferor substantially as an entirety shall be, if Transferor is not the surviving entity, organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and shall expressly assume, by an agreement supplemental hereto, executed and delivered to Trustee, in form satisfactory to Trustee and each Agent, the performance of every covenant and obligation of Transferor hereunder, including its obligations under Section 7.3, under each Supplement and under each PI Agreement, and (2) Transferor has delivered to Trustee an Officer's Certificate stating that the consolidation, merger, conveyance or transfer and the supplemental agreement comply with this section and an Opinion of Counsel stating that the supplemental agreement is a valid and binding obligation of the surviving entity enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity),

                  (y) the Modification Condition shall have been satisfied with respect to the consolidation, merger, conveyance or transfer, and the Transferor's independent director shall have approved such consolidation, merger, conveyance or transfer,

                  (z) Transferor shall have delivered to Trustee, each Rating Agency, each Purchaser and each Enhancement Provider a Tax Opinion for each outstanding Series of

                  Investor Certificates, Purchased Interest and Enhancement (provided that the opinion delivered to any Purchaser or Enhancement Provider shall be limited to the Tax Opinion required by the related Purchased Interest or Series), dated the date of the consolidation, merger, conveyance or transfer, with respect thereto, or

                  (ii) except as contemplated in the Purchase Agreement in
            connection with Transferor's purchases of Specified Receivables and Related Assets from the Sellers, (A) make, incur or suffer to exist an investment in, equity contribution to, or payment obligation in respect of the deferred purchase price of property or services from, any Person, or (B) make any loan or advance to any Person other than loans to Howmet (which loans shall be made in accordance with Section 3.3 of the Purchase Agreement).

            (h) Change in Name. Not change its corporate name or the name under or by which it does business, or permit any Seller to change its corporate name or the name under or by which it does business, unless prior to the change in name, Transferor shall have filed (or shall have caused to be filed) any financing statements or amendments as Servicer or Trustee determines may be necessary to continue the perfection of the Trust's interest in the Transferred Receivables, the Related Transferred Assets and the proceeds thereof.

            (i) Amendment of Articles of Incorporation; Change in Business. Not amend Article Sixth, Ninth, Tenth (a), Tenth (d) or Thirteenth (b) of its Articles of Incorporation, or engage in any business other than as contemplated by the Transaction Documents, unless the Modification Condition has been satisfied in connection with the amendment or change in Transferor's business.

            (j) Amendments to Purchase Agreement. Except as expressly provided otherwise in this Agreement, make no amendment to the Purchase Agreement that would adversely affect in any material respect the interests of the Investor Certificateholders, the Purchasers or any Enhancement Provider.

            (k) Enforcement of Purchase Agreement. Perform all its obligations under and otherwise comply with the Purchase Agreement in all material respects and, if requested by Trustee, enforce, for the benefit of the Trust, the covenants and agreements of any Seller in the Purchase Agreement.

            (l) Other Indebtedness. Not (i) create, incur or permit to exist any Indebtedness, Guaranty or liability or (ii) cause or permit to be issued for its account any letters of credit or bankers' acceptances, except for
      (A) Indebtedness incurred pursuant to any Buyer Note, (B) other liabilities specifically permitted to be created, incurred or owed by Transferor pursuant to or in connection with the Transaction Documents,
      (C) liabilities for reasonable and customary operating expenses in an aggregate amount not to exceed $150,000 per calendar quarter, (D) liabilities under a tax sharing agreement among Howmet and its Subsidiaries, provided that such agreement is in substantially the form disclosed to the Trustee prior to the date hereof (or in a form otherwise acceptable to the Trustee), and (E) liabilities for taxes not yet due and taxes contested in good faith by proper proceedings, provided that Transferor has maintained adequate reserves with respect thereto in accordance with GAAP.

            (m) Separate Corporate Existence. Hereby acknowledge that Trustee and the Investor Certificateholders are, and will be, entering into the transactions contemplated by the Transaction Documents in reliance upon Transferor's identity as a legal entity separate from any Seller, Servicer and any other Person. Therefore, from and after the First Issuance Date, Transferor shall take all reasonable steps to maintain its existence as a corporation separate and apart from Servicer, each Seller and any other Howmet Person. Without limiting the generality of the foregoing, Transferor shall take such actions as shall be reasonably required in order that:

                  (i) Transferor will not incur any material indirect or
            overhead expenses for items shared between Transferor and any Howmet Person that are not reflected in the Servicing Fee, other than shared items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, that will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Howmet will pay all expenses owing by Transferor or any Howmet Person relating to the preparation, negotiation, execution and delivery of the Transaction Documents (and any amendments, modifications or supplements thereto), including, without limitation, legal, commitment, agency and other fees.

                  (ii) Transferor will account for and manage its liabilities separately from those of every other Howmet Person, including payment of all payroll and administrative expenses and taxes (other than taxes that are determined or required to be determined on a consolidated or combined basis) from its own assets.

                  (iii) Transferor will conduct its business at an office
            segregated from the offices of each Howmet Person, which office of Transferor may consist of office space shared with a Howmet Person, a portion of which is allocated solely to Transferor.

                  (iv) Transferor will maintain corporate records, books of
            account and stationery separate from those of every Howmet Person.

                  (v) Any annual financial statements of any Howmet Person that are made publicly available and which are consolidated to include Transferor will contain footnotes stating that Howmet and certain of its Subsidiaries has entered into an agreement with Transferor with respect to the sale of the Specified Receivables and indicating that the assets of Transferor will not be available to Howmet or any such Subsidiary unless Transferor's liabilities have been paid in full.

                  (vi) Transferor's assets will be maintained in a manner that facilitates their identification and segregation from those of any other Howmet Person.

                  (vii) Transferor shall not, directly or indirectly, be named and shall not enter into an agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of a Howmet Person.

                  (viii) Any transaction between Transferor and any Howmet
            Person will be the type of transaction which would be entered into by a prudent Person in the position of Transferor with a Howmet Person, and will be on terms that are at least as favorable as may be obtained from a Person that is not a Howmet Person (it being understood and agreed that the transactions contemplated in the Transaction Documents meet the requirements of this clause).

                  (ix) Except to the extent required by law, neither Transferor nor any Howmet Person will be or will hold itself out to be responsible for the debts of the other.

            (n) Taxes. File or cause to be filed, and cause each Person with whom it shares consolidated tax liability to file, all Federal, state and local tax returns that are required to be filed by it, except where the failure to file such returns would not have a Material Adverse Effect, and pay or cause to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, other than any taxes or assessments, the validity of which are being contested in good faith by appropriate proceedings and with respect to which Transferor shall have set aside adequate reserves on its books in accordance with GAAP and which proceedings would not have a Material Adverse Effect.

      The covenants set forth in this section shall survive the transfer and assignment of the Transferred Receivables and the other Transferred Assets to the Trust. Upon discovery by Transferor, Servicer or Trustee of a breach of any of the foregoing covenants, the party discovering the breach shall give written notice to the other parties to this Agreement within three Business Days following such discovery; provided, however that if such breach arises from a Seller's failure to perform its obligations under the Purchase Agreement and such failure is of the type that may be cured by settlement of a Seller Non-Complying Receivables Adjustment or Seller Dilution Adjustment under Sections 3.1 and 3.5 of the Purchase Agreement, and such settlement shall have (in fact) been made within the time limit specified under such sections, then no breach shall be deemed to have occurred under this Agreement. Trustee's obligations in respect of discovering any breach are limited as provided in
Section 11.2(g).

      SECTION 7.3 Indemnification by Transferor. (a) Transferor hereby agrees to indemnify the Trust, Trustee and each of the successors, permitted transferees and assigns of any such Person and all officers, directors, shareholders, controlling Persons, employees, affiliates and agents of any of the foregoing (each of the foregoing Persons individually being called an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlement or otherwise, and whether or not the relevant Indemnified Party is a party to any action or proceeding that gives rise to any Indemnified Losses (as defined below)), judgments, liabilities and related reasonable costs and expenses (including reasonable attorneys' fees and disbursements) (all of the foregoing collectively being called "Indemnified Losses") awarded against or incurred by any of them that arise out of or relate to Transferor's performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document.

      Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Losses (a) resulting from gross negligence or willful misconduct on the part of such Indemnified Party (or the gross negligence or willful misconduct on the part of any of its officers, directors, employees, affiliates or agents), (b) to the extent they include Indemnified Losses in respect of Transferred Receivables and reimbursement therefor that would constitute credit recourse to Transferor for the amount of any Transferred Receivable or Related Transferred Asset not paid by the related Obligor, (c) to the extent they are or result from lost profits, (d) to the extent they are or result from taxes (including interest and penalties thereon) asserted with respect to (i) distributions on the Investor Certificates, (ii) franchise or withholding taxes imposed on any Indemnified Party other than the Trust or Trustee in its capacity as Trustee or (iii) federal or other income taxes on or measured by the net income of the Indemnified Party and costs and expenses in defending against the same, (e) resulting from any breach by such Indemnified Party of its representations, warranties or covenants m the Transaction Documents, or (f) to the extent that they constitute consequential, special or punitive damages.

      If for any reason the indemnification provided in this Section is unavailable to an Indemnified Party or is insufficient to hold it harmless, then Transferor shall contribute to the amount paid by the Indemnified Party as a result of any loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnified Party on the one hand and Transferor on the other hand, but also the relative fault of the Indemnified Party (if any) and Transferor and any other relevant equitable consideration.

      (b) Transferor shall be liable to all creditors of the Trust (but not to the Trust, Trustee, Investor Certificateholders or Purchasers) for all liabilities of the Trust to the same extent as it would be if the Trust constituted a partnership under Delaware law and Transferor were a general partner thereof (to the extent Transferred Assets remaining after Investor Certificateholders and Purchasers have been paid in full are insufficient to pay such losses, claims, damages or liabilities). Notwithstanding anything to the contrary herein, any such creditor shall be a third party beneficiary of this Section
7.3. Nothing in this provision shall be construed as waiving any rights or claims (including rights of recoupment or subrogation) which the Transferor may have against any third party under this Agreement or applicable laws.

ARTICLE VIII  SERVICER

      SECTION 8.1 Representations and Warranties of Servicer. On the date hereof and on each Issuance Date and Purchase Date, Servicer hereby makes, and any Successor Servicer also shall be deemed to make by its acceptance of its appointment hereunder, the following representations and warranties for the benefit of Trustee, the Certificateholders, the Purchasers and the Enhancement
Providers:

            (a) Organization and Good Standing. Servicer is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own its properties and to conduct its business as the properties presently are owned and as the business presently is conducted.

            (b) Due Qualification. Servicer is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals, in all jurisdictions in which the servicing of the Transferred Receivables and the Related Transferred Assets as required by this Agreement requires qualification, licenses or approvals and where the failure so to qualify, to obtain the licenses and approvals or to preserve and maintain the qualification, licenses or approvals would have a material adverse effect on its ability to perform its obligations as Servicer under this Agreement or a Material Adverse Effect.

            (c) Power and Authority. Servicer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

            (d) Binding Obligations. This Agreement constitutes, and each other Transaction Document to which Servicer is a party when executed and delivered will constitute, a legal, valid and binding obligation of Servicer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization


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
      or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

            (e) Authorization; No Conflict or Violation. The execution and delivery by Servicer of this Agreement and the other Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the fulfillment by it of the terms hereof and thereof that are applicable to it have been duly authorized by all necessary action and will not (i) conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) its Certificate of Incorporation or Bylaws or (B) any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it or any of its properties is bound (excluding any such agreement that is terminated on or before the First Issuance Date or under which Servicer has obtained all necessary consents) or (ii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to it or any of its properties of any court or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over it or any of its properties, which conflict, violation, breach or default described, individually or in the aggregate, would have a Material Adverse Effect.

            (f) Governmental Approvals. All authorizations, consents, orders and approvals of, or other action by, any Governmental Authority that are required to be obtained by Servicer, and all notices to and filings with any Governmental Authority that are required to be made by it, in the case of each of the foregoing in connection with the execution, delivery and performance by it of this Agreement and any other Transaction Documents to which it is a party and the consummation of the transactions contemplated by this Agreement, have been obtained or made and are in full force and effect (other than the filing of the UCC financing statements referred to in Section 2.3(a)(ii)(A), all of which, at the time required in Section 2.3(a)(ii)(A), will be duly made), except where the failure to obtain or make such authorization, consent, order, approval, notice or filing, individually or in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect.

            (g) Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of Servicer, threatened against it before any court, regulatory body,


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
      arbitrator, administrative agency or other tribunal or governmental instrumentality and (ii) it is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority that, in the case of clauses (i) and (ii), (A) seeks to affect adversely the income tax attributes of the transfers hereunder or the Trust under the United States federal income tax system or any state income tax system or (B) individually or in the aggregate for all such actions, suits, proceedings and investigations would have a Material Adverse Effect.

            (h) Business; Balance Sheet. Since its incorporation, Transferor has conducted no business other than the purchase of Receivables and Related Assets from the Sellers under the Existing Purchase Agreement, the transfer of such Receivables and Related Assets to the Trust (pursuant to the Existing Pooling Agreement), the offering of Certificates and Purchased Interests and such other activities as are contemplated by the Transaction Documents or that are incidental to the foregoing. The balance sheet of Transferor delivered to Trustee on the date hereof has been prepared in accordance with GAAP and fairly presents the financial condition of Transferor (after taking into account on a pro forma basis the transactions occurring on such date). As of the date hereof, (i) Transferor has no contingent liabilities other than expense reimbursement and indemnity provisions of the Series 1995-1 Supplement to the Existing Pooling Agreement which survive termination thereof, and (ii) Transferor has not received notice from any party to such Supplement of any claim, or of such party's intent to make a claim, under such provisions.

      The representations and warranties set forth in this section shall survive the transfer and assignment of the Transferred Receivables and the other Transferred Assets to the Trust. Upon discovery by Transferor, Servicer or Trustee of a breach of any of the foregoing representations and warranties, the party discovering the breach shall give written notice to the other parties to this Agreement within three Business Days following the discovery. Trustee's obligations in respect of discovering any breach are limited as provided in
Section 11.2(g).

      SECTION 8.2 Covenants of Servicer. So long as any Investor Certificates or Purchased Interests remain outstanding (other than any Investor Certificates or Purchased Interests payment for which has been duly provided for in accordance with this Agreement), Servicer shall:

            (a) Compliance with Laws, Etc. Maintain in effect ail qualifications required under applicable law in order to service properly the Transferred Receivables and shall comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders, in each case to the extent the failure to comply, individually or in the aggregate for all such failures, would have a Material Adverse Effect.

            (b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

            (c) Notice. As soon as possible (and in any event within five Business Days after an Authorized Officer has knowledge thereof), furnish to Transferor, Trustee, the Investor Certificateholders and the Rating Agencies notice of any of the events described in clauses (i), (ii) and
      (iii) of Section 7.2(d).

The covenants set forth in this section shall survive the transfer and assignment of the Transferred Assets to the Trust. Upon discovery by Transferor, Servicer or Trustee of a breach of any of the foregoing covenants, the party discovering the breach shall give written notice to the other parties to this Agreement within three Business Days following the discovery. Trustee's obligations in respect of discovering any breach are limited as provided in
Section 11.2(g).

      SECTION 8.3 Merger or Consolidation of or Assumption of the Obligations of Servicer. Servicer shall not consolidate with or merge into any other Person or convey, transfer or sell all or substantially all of its properties and assets to any Person, unless (a) Servicer is the surviving entity or, if it is not the surviving entity, the Person formed by the consolidation or into which Servicer is merged or the Person that acquires by conveyance, transfer or sale all or substantially all of the properties and assets of Servicer shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and such corporation shall expressly assume, by an agreement supplemental hereto, executed and delivered to Trustee and in form and substance satisfactory to Trustee, the performance of every covenant and obligation of Servicer hereunder and under the other Transaction Documents to which Servicer is a party, and (b) Servicer shall have delivered to Trustee an Officer's Certificate stating that the consolidation, merger, conveyance, transfer or sale and the supplemental


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
agreement comply with this Section 8.3 and an Opinion of Counsel stating that the supplemental agreement is a valid and binding obligation of the surviving entity enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity.

      SECTION 8.4 Indemnification by Servicer. Servicer hereby agrees to indemnify each Indemnified Party forthwith on demand, from and against any and all Indemnified Losses awarded against or incurred by any of them that arise out of or relate to Servicer's performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document.

      Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against any Indemnified Losses (a) resulting from gross negligence or willful misconduct on the part of such Indemnified Party (or the gross negligence or willful misconduct on the part of any of its officers, directors, employees, affiliates or agents), (b) to the extent they include Indemnified Losses in respect of Transferred Receivables and reimbursement therefor that would constitute credit recourse to Servicer for the amount of any Transferred Receivable or Related Transferred Asset not paid by the related Obligor, (c) to the extent they are or result from lost profits, (d) to the extent they are or result from taxes (including interest and penalties thereon) asserted with respect to (i) distributions on the Investor Certificates, (ii) franchise or withholding taxes imposed on any Indemnified Party other than the Trust or Trustee in its capacity as Trustee or (iii) federal or other income taxes on or measured by the net income of the Indemnified Party and costs and expenses in defending against the same, (e) resulting from any breach by such Indemnified Party of its representations, warranties or covenants in the Transaction Documents, or (f) to the extent that they constitute consequential, special or punitive damages.

      If for any reason the indemnification provided in this section is unavailable to an Indemnified Party or is insufficient to hold it harmless, then Servicer shall contribute to the amount paid by the Indemnified Party as a result of any loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnified Party on the one hand and Servicer on the other hand, but also the relative fault of the Indemnified Party (if any) and Servicer and any other relevant equitable consideration.


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
      SECTION 8.5 Servicer Liability. Servicer shall be liable in accordance with this Agreement only to the extent of the obligations specifically undertaken by Servicer in such capacity herein and as set forth herein.

      SECTION 8.6 Limitation on Liability of Servicer and Others. No recourse under or upon any obligation or covenant of this Agreement, any Supplement, any PI Agreement, any Certificate or any other Transaction Document, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of Servicer or of any successor corporation, either directly or through Servicer, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Agreement, any Supplement, any PI Agreement, all other relevant Transaction Documents and the obligations incurred hereunder or thereunder are solely corporate obligations, and that no such personal liability whatsoever shall attach to, or is or shall be incurred by the incorporators, shareholders, officers or directors, as such, of Servicer or of any successor corporation, or any of them, by reason of the obligations, covenants or agreements contained in this Agreement, any Supplement, any PI Agreement, any of the Certificates or any other Transaction Documents, or implied therefrom; and that any and all such personal liability of, either at common law or in equity or by constitution or statute, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations or covenants contained in this Agreement, any Supplement, any PI Agreement, any of the Certificates or any other Transaction Documents, or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement, any PI Agreement and any Supplement. Servicer and any director, officer, employee or agent of Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Transferred Receivables in accordance with this Agreement, any PI Agreement or any Supplement that in its reasonable opinion may involve it in any expense or liability. Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Transferred Receivables and Related Transferred Assets that it may reasonably deem necessary or appropriate for the benefit of the Certificateholders and the Purchasers with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders and Purchasers hereunder.


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
ARTICLE IX  EARLY AMORTIZATION EVENTS

      SECTION 9.1 Early Amortization Events. The Early Amortization Events with respect to each Series and Purchased Interest shall be specified in the related Supplement or PI Agreement.

      SECTION 9.2 Remedies. Upon the occurrence of an Early Amortization Event, Trustee shall have, in addition to all other rights and remedies available to Trustee under this Agreement or otherwise, (a) the right to apply Collections as provided herein, and (b) all rights and remedies provided under all other applicable laws, which rights, in the case of each and all of the foregoing, shall be cumulative. Trustee shall exercise the rights at the direction of the Investor Certificateholders pursuant to (and subject to the limitations specified in) Section 11.14.

      SECTION 9.3 Additional Rights Upon the Occurrence of Certain Events. (a) If a Bankruptcy Event shall occur with respect to Transferor, this Agreement (other than this Section 9.3) and the Trust shall be deemed to have terminated on the day of the Bankruptcy Event. Within seven Business Days of the date of written notice to Trustee of the Bankruptcy Event, Trustee shall:

            (i) publish a notice in an Authorized Newspaper that a Bankruptcy Event has occurred with respect to Transferor, that the Trust has terminated, and that Trustee intends to (A) if all amounts owed in respect of all Investor Certificates and Purchased Interests shall have been paid in full or if sufficient funds are on deposit in the Transaction Accounts for such purpose, transfer the Transferred Receivables and Related Transferred Assets to Transferor or (B) in any other event, sell, dispose of or otherwise liquidate the Transferred Receivables and the Related Transferred Assets pursuant to this Agreement in a commercially reasonable manner and on commercially reasonable terms, which shall include the solicitation of competitive bids (a "Disposition"), and

            (ii) send written notice to the Investor Certificateholders and Purchasers describing the provisions of this section and requesting each Investor Certificateholder and Purchaser to advise Trustee in writing whether (A) it wishes Trustee to instruct Servicer not to effectuate a Disposition, (B) it refuses to advise Trustee as to the specific action Trustee shall instruct Servicer to take or (C) it wishes Servicer to effect a Disposition.


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
      If, after 60 days from the day notice pursuant to subsection (a)(i) is first published (the "Publication Date"), Trustee shall not have received the written instruction described in subsection (a)(ii)(A) from Holders representing at least a majority in interest within the meaning of Internal Revenue Service Revenue Procedure 94-46 (or subsequent authority promulgated by the Internal Revenue Service), determined as if the Trust were classified as a partnership for Federal income tax purposes (a "majority in interest"), of all Series of Investor Certificates and Purchased Interests, Trustee shall instruct Servicer to effectuate a Disposition, and Servicer shall proceed to consummate a Disposition. If, however, Holders representing at least a majority in interest of all Series of Investor Certificates and Purchased Interests instruct Trustee not to effectuate a Disposition, the Trust shall be reconstituted and continue pursuant to the terms of this Agreement.

      (b) Notwithstanding the termination of this Agreement and the Trust pursuant to subsection (a), the proceeds from any Disposition of the Transferred Receivables and the Related Transferred Assets pursuant to subsection (a) shall be treated as Collections on the Transferred Receivables and shall be allocated and deposited in accordance with the provisions of Article IV.

      (c) Trustee may appoint an agent or agents to assist with its responsibilities pursuant to this section with respect to competitive bids.

      (d) Transferor or any of its Affiliates shall be permitted to bid for the Transferred Receivables and the Related Transferred Assets. Trustee may obtain a prior determination from any bankruptcy trustee, receiver or liquidator that the terms and manner of any proposed Disposition are commercially reasonable.

      (e) Notwithstanding the termination of this Agreement and the Trust pursuant to subsection (a), Trustee shall continue to have the rights described in Section 9.2 and Article XI, and be subject to direction on terms consistent with those set out in Section 11.14, pending the completion of any Disposition and/or the reconstitution of the Trust.

ARTICLE X SERVICER DEFAULTS

      SECTION 10.1 Servicer Defaults. Any of the following events shall constitute a "Servicer Default":

            (a) any failure by Servicer in its capacity as Servicer to make any payment, transfer or deposit required by any Transaction Document


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
      to be made by it or to give instructions or to give notice to Trustee to make such payment, transfer or deposit, which failure continues unremedied for three Business Days,

            (b) failure on the part of Servicer in its capacity as Servicer duly to observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Agreement or any other Transaction Document, which failure continues unremedied for a period of 30 days after the date on which written notice of the failure, requiring the same to be remedied, shall have been given to Servicer by Trustee, or to Servicer and Trustee by any Investor Certificateholder or Purchaser,

            (c) Servicer shall assign its duties under this Agreement, except as permitted by Sections 3.1(b) and 8.3,

            (d) any Daily Report or Monthly Report or any representation, warranty or certification made by Servicer in any Transaction Document or in any certificate or other document or instrument delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or delivered and results in a material adverse effect on any Investor Certificateholder of any Series or any Purchaser, and which material adverse effect continues for a period of three Business Days and such material adverse effect has not been cured, or

            (e) any Bankruptcy Event shall occur with respect to Servicer.

In the event of any Servicer Default, so long as Servicer Default shall not have been remedied, Trustee may (and, at the direction of the Required Investors, shall), by notice then given in writing to Servicer (a "Termination Notice"), terminate all (but not less than all) the rights (other than rights to any earned Servicing Fee, indemnity and exculpation, if any, under this Agreement or any other Transaction Document) and obligations of Servicer as Servicer under this Agreement and in and to the Transferred Receivables, the Related Transferred Assets and the proceeds thereof.

      As soon as possible, and in any event within five Business Days, after an Authorized Officer of Servicer has obtained knowledge of the occurrence of any Servicer Default, Servicer shall furnish Trustee, each Agent and the Rating Agencies, and Trustee shall promptly furnish each Investor Certificateholder, notice of such Servicer Default.


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
      Notwithstanding the foregoing, a delay in or failure in performance referred to in subsection (a) for a period of ten Business Days after the applicable grace period, or in subsection (b) or (d) for a period of 30 Business Days after the applicable grace period, shall not constitute a Servicer Default if the delay or failure could not have been prevented by the exercise of reasonable diligence by Servicer and the delay or failure was caused by an act of God or the public enemy, riots, acts of war, acts of terrorism, epidemics, flood, embargoes, weather, landslides, fire, earthquakes or similar causes. The preceding sentence shall not relieve Servicer from using its best efforts to perform its obligations in a timely manner in accordance with the terms of the Transaction Documents, and Servicer shall promptly give Trustee, each Agent and Transferor an Officer's Certificate notifying them of its failure or delay.

      SECTION 10.2 Trustee to Act; Appointment of Successor. (a) On and after Servicer's receipt of a Termination Notice pursuant to Section 10.1, Servicer shall continue to perform ail servicing functions under this Agreement until the date specified in the Termination Notice or otherwise specified by Trustee in writing or, if no such date is specified in the Termination Notice, or otherwise specified by Trustee, until a date mutually agreed upon by Servicer and Trustee. Trustee shall, as promptly as possible after the giving of a Termination Notice, nominate an Eligible Servicer as successor servicer (the "Successor Servicer"); provided that (a) in appointing any Successor Servicer, Trustee shall give due consideration to any Successor Servicer proposed by any Agent and (b) the Successor Servicer shall accept its appointment by a written assumption in a form acceptable to Trustee and each Agent. In the event that a Successor Servicer has not been appointed or has not accepted its appointment at the time when Servicer ceases to act as Servicer, Trustee without further action shall automatically be appointed the Successor Servicer. Trustee may delegate any of its servicing obligations to an affiliate or agent in accordance with Section 3.1(b). If Trustee is prohibited by applicable law from performing the duties of Servicer hereunder, Trustee may appoint, or may petition a court of competent jurisdiction to appoint, a Successor Servicer hereunder. Trustee shall give prompt notice to the Rating Agencies and each Investor Certificateholder upon the appointment of a Successor Servicer.

      (b) After Servicer's receipt of a Termination Notice, and on the termination date specified in the Termination Notice or selected by Trustee and Servicer in accordance with subsection (a), all authority and power of Servicer under this Agreement shall pass to and be vested in the Successor Servicer (a "Service Transfer"); and, without limitation, Trustee is hereby authorized and empowered to execute and deliver, on behalf of Servicer, as attorney-in-fact or otherwise, all documents and instruments, and to do and accomplish all other acts or things that Trustee reasonably determines are necessary or appropriate


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
to effect the purposes of the Service Transfer. Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that Trustee indicates will facilitate the transition of the performance of such activities to the Successor Servicer. Servicer agrees that it shall use reasonable efforts to assist the Successor Servicer in assuming the obligations to service and administer the Transferred Receivables and the Related Transferred Assets, on the terms and subject to the conditions set forth herein, and to effect the termination of the responsibilities and rights of Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of all authority of Servicer to service the Transferred Receivables and Related Transferred Assets provided for under this Agreement and all authority over all cash amounts that shall thereafter be received with respect to the Transferred Receivables or the Related Transferred Assets. Servicer shall, within five Business Days after the designation of a Successor Servicer, transfer its electronic records (including software) relating to the Transferred Receivables, the related Contracts and the Related Transferred Assets to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Transferred Receivables and the Related Transferred Assets in the manner and at such times as the Successor Servicer shall request. To the extent that compliance with this Section shall require Howmet or any Servicer to disclose to the Successor Servicer information of any kind that Howmet reasonably deems to be confidential, prior to the transfer contemplated by the preceding sentence the Successor Servicer shall be required to enter into such licensing and confidentiality agreements as Howmet shall reasonably deem necessary to protect its interest. All reasonable costs and expenses (including attorneys' fees and disbursements) incurred in connection with transferring the Transferred Receivables, the Related Transferred Assets and all related Records (including the related Contracts) to the Successor Servicer and amending this Agreement and the other Transaction Documents to reflect the succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer (or, if Trustee serves as Successor Servicer on an interim basis, the preceding Servicer) within 15 days after presentation of reasonable documentation of the costs and expenses.

      (c) Upon its appointment and acceptance thereof, the Successor Servicer shall be the successor in all respects to Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities and duties relating thereto placed on Servicer by the terms and provisions hereof (and shall carry out such responsibilities and duties in accordance with standards of reasonable commercial prudence), and all


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
references in this Agreement to Servicer shall be deemed to refer to the Successor Servicer.

      (d) Unless otherwise agreed by Transferor and Servicer or Successor Servicer, all authority and power granted to Servicer or the Successor Servicer under this Agreement shall automatically cease and terminate upon termination of the Trust pursuant to Section 12.1, and shall pass to and be vested in Transferor and, without limitation, Transferor is hereby authorized and empowered, on and after the effective date of such termination, to execute and deliver, on behalf of the Servicer or the Successor Servicer, as attorney-in-fact or otherwise, all documents and other instruments and to do and accomplish all other acts or things that Transferor reasonably determines are necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer or Successor Servicer agrees to cooperate with Transferor in effecting the termination of the responsibilities and rights of the Servicer or Successor Servicer to conduct servicing of the Transferred Receivables and the Related Transferred Assets. The Servicer or Successor Servicer shall, within five Business Days after such termination, transfer its electronic records relating to the Transferred Receivables and the Related Transferred Assets to Transferor in such electronic form as Transferor may reasonably request and shall transfer all other records, correspondence and documents relating to the Transferred Receivables and the Related Transferred Assets to Transferor in the manner and at such times as Transferor shall reasonably request. To the extent that compliance with this Section shall require the Servicer or Successor Servicer to disclose to Transferor information of any kind that the Servicer or Successor Servicer deems to be confidential, Transferor shall be required to enter into such customary licensing and confidentiality agreements as the Servicer or Successor Servicer shall reasonably deem necessary to protect its interests. All reasonable costs and expenses (including attorneys' fees and disbursements) incurred by Trustee, in its capacity as Successor Servicer, in connection with the termination shall be paid by Transferor within 15 days after presentation of reasonable documentation of the costs and expenses.

      SECTION 10.3 Notification of Servicer Default; Notification of Appointment of Successor Servicer. Within four Business Days after an Authorized Officer of Servicer becomes aware of any Servicer Default, Servicer shall give written notice thereof to Trustee and the Rating Agencies, and Trustee shall, promptly upon receipt of the written notice, give notice to the Investor Certificateholders at their respective addresses appearing in the Certificate Register and to the Purchasers. Upon any termination or appointment of a Successor Servicer pursuant to this Article X, Trustee shall give prompt written notice thereof to the Investor Certificateholders at their


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
respective addresses appearing in the Certificate Register and to the Purchasers and the Rating Agencies.

ARTICLE XI TRUSTEE

      SECTION 11.1 Duties of Trustee. (a) Trustee undertakes to perform the duties and only the duties as are specifically set forth in this Agreement. The provisions of this Article XI shall apply to Trustee solely in its capacity as Trustee, and not to Trustee in its capacity as Servicer if it is acting as Servicer. Following the occurrence of a Servicer Default of which a Responsible Officer has actual knowledge, Trustee shall exercise such of the rights and powers vested in it by this Agreement and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs; provided that if Trustee shall assume the duties of Servicer pursuant to Section 10.2, Trustee in performing the duties shall use the degree of skill and attention customarily exercised by a servicer with respect to trade receivables that it services for itself or others. Trustee shall have no power to create, assume or incur indebtedness or other liabilities in the name of the Trust other than as contemplated in, or incidental to the performance of its duties under, the Transaction Documents.

      (b) Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to Trustee that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they are substantially in the form required by this Agreement. Trustee shall give written notice to the Person who furnished any item of the type listed in the preceding sentence of any lack of substantial conformity of any such item to the applicable requirements of this Agreement. In addition, Trustee shall give prompt written notice to the Investor Certificateholders and each Agent of any lack of substantial conformity of any such instrument to the applicable requirements of this Agreement discovered by Trustee that would entitle a specified percentage of the Investor Certificateholders or the Holders of any Series of Certificates or Purchasers or Agents to take any action pursuant to this Agreement. Within two Business Days of its receipt of any Monthly Report, Trustee shall verify the mathematical computations contained therein and shall notify Servicer and each of the Rating Agencies of the accuracy of such computations or of any discrepancies therein (provided that the rounding of numbers will not constitute a discrepancy), whereupon Servicer shall deliver to the Rating Agencies within 5 Business Days thereafter a certificate describing the nature and cause of such discrepancies and the action that Servicer proposes to take with respect thereto. During the first week of each year, Trustee shall provide the Rating Agencies


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
with a certificate, signed by a Responsible Officer, to the effect that Trustee is not aware of any Early Amortization Event (or, if it is aware of any Early Amortization Event, specifying the nature of that event).

      (c) Subject to subsection (a), no provision of this Agreement shall be construed to relieve Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided that:

            (i) Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of Trustee, unless it shall be proved that Trustee was negligent. in ascertaining the pertinent facts,

            (ii) Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction (as applicable) of the Majority Investors, the Required Investors, all Investors, any Agent, or the Required Series Holders relating to the time, method and place of conducting any proceeding for any remedy available to Trustee, or exercising any trust or power conferred upon Trustee, under this Agreement,

            (iii) Trustee shall not be charged with knowledge of (A) any failure by Servicer to comply with the obligations of Servicer referred to in subsections (a), (b) or (c) of Section 10.1, (B) any breach of the representations and warranties of Transferor set forth in Section 2.3 or
      7.1 or the representations and warranties of Servicer set forth in Section 8.1, (C) any breach of the covenants of Transferor set forth in Section
      7.2 or the covenants of Servicer set forth in Section 8.2 or (D) the ownership of any Certificate or Purchased Interest for purposes of
      Section 6.5, in each case unless a Responsible Officer of Trustee obtains actual knowledge of the matter or Trustee receives written notice of the matter from Servicer or from any Holder,

            (iv) the duties and obligations of Trustee shall be determined solely by the express provisions of this Agreement, Trustee shall not be liable except for the performance of the duties and obligations that specifically shall be set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against Trustee and, in the absence of bad faith on the part of Trustee, Trustee may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions that are furnished to Trustee and that conform to the requirements of this Agreement, and


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
            (v) without limiting the generality of this section or Section 11.2, Trustee shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement evidencing a security interest in the Transferred Receivables or the Related Transferred Assets, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof (except that Trustee
      (x) shall note in its records the date of filing of each UCC financing statement identified to it in writing as having been filed in connection with the Transaction Documents, or filed in connection with a predecessor receivables securitization and amended and/or assigned in connection with the Transaction Documents, and naming Trustee as secured party or assignee of the secured party and (y) shall, unless it shall have received an Opinion of Counsel to the effect that no such filing is necessary to continue the perfection of Transferor's or Trustee's interests in the Transferred Receivables and the Related Assets, cause continuation statements to be filed with respect to each such financing statement not less than four years and six months and not more than five years after (1) its filing date and (2) the date of filing of any prior continuation statement), (B) to see to the payment or discharge of any tax, assessment, or other governmental charge or any Adverse Claim or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust, (C) to confirm or verify the contents of any reports or certificates of Servicer delivered to Trustee pursuant to this Agreement that are believed by Trustee to be genuine and to have been signed or presented by the proper party or parties or (D) to ascertain or inquire as to the performance or observance of any of Transferor's or Servicer's representations, warranties or covenants or Servicer's duties and obligations as Servicer.

      (d) Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if Trustee reasonably believes that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require Trustee to perform, or be responsible for the manner of performance of, any obligations of Servicer under this Agreement except during the time, if any, that Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, Servicer in accordance with the terms of this Agreement.

      (e) Except for actions expressly authorized by this Agreement, Trustee shall take no action reasonably likely to impair the interests of the Trust in any


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
Transferred Asset now existing or hereafter created or to impair the value of any Transferred Asset now existing or hereafter created.

      (f) Except to the extent expressly provided otherwise in this Agreement, Trustee shall have no power to vary the Transferred Assets.

      (g) In the event that the Paying Agent or the Transfer Agent and Registrar shall fail to perform any obligation, duty or agreement in the manner or on the day on which such obligation, duty or agreement is required to be performed by the Paying Agent or the Transfer Agent and Registrar, as the case may be, under this Agreement, Trustee shall be obligated, promptly upon its actual knowledge thereof, to perform the obligation, duty or agreement in the manner so required.

      SECTION 11.2 Certain Matters Affecting Trustee. Except as otherwise provided in Section 11.1:

            (a) Trustee may rely on and shall be protected in acting on, or in refraining from acting in accordance with, any resolution, Officer's Certificate, opinion of counsel, certificate of auditors or any other certificate, statement, instrument, instruction, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document and any information contained therein believed by it to be genuine and to have been signed or presented to it pursuant to this Agreement by the proper party or parties including, but not limited to, reports and records required by Article III,

            (b) Trustee may consult with counsel and any opinion of counsel rendered by counsel reasonably satisfactory to Transferor shall be full and complete authorization and protection in respect of any action taken or permitted or omitted by it hereunder in good faith and in accordance with such opinion of counsel,

            (c) Trustee (including in its role as Successor Servicer, if it ever acts in that capacity) shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation or other proceeding hereunder or in relation hereto, at the request, order or direction of any of the Certificateholders, the Purchasers or any Agent, pursuant to the provisions of this Agreement, unless such Certificateholders, the Purchasers or Agent shall have offered to Trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby; provided that nothing contained herein shall relieve Trustee of the obligations, upon the occurrence and continuance of a Servicer Default that has not been cured, to exercise such of the rights and powers vested in it by this Agreement and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs,

      (d) Trustee shall not be personally liable for any action taken, permitted or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement,

      (e) Trustee shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Required Investors; provided that if the payment within a reasonable time to Trustee of the costs, expenses, or liabilities likely to be incurred by it in connection with making such investigation shall be, in the opinion of Trustee, not reasonably assured to Trustee by the security afforded to it by the terms of this Agreement, Trustee may require reasonable indemnity against such cost, expense, or liability as a condition to proceeding with the investigation. The reasonable expense of every examination shall be paid by Servicer or, if paid by Trustee, shall be reimbursed by Servicer upon demand,

      (f) Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, representatives, attorneys or a custodian, and Trustee shall not be responsible for any misconduct or negligence on the part of any agent, representative, attorney or custodian appointed with due care by it hereunder,

      (g) except as may be required by Section 11.1(b) and Section 11.1(c)(v) hereof, Trustee shall not be required to make any initial or periodic examination of any documents or records related to the Transferred Assets for the purpose of establishing the presence or absence of defects or for any other purpose,

      (h) whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to Trustee shall be subject to the provisions of this Section 11.2,


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
            (i) Trustee shall have no liability with respect to the acts or omissions of Servicer (except and to the extent Servicer is Trustee), including, but not limited to, acts or omissions in connection with: (A) the servicing, management or administration of the Transferred Receivables or the Related Transferred Assets, (B) calculations made by Servicer whether or not reported to Trustee, and (C) deposits into or withdrawals from any Bank Accounts or Transaction Accounts established pursuant to the terms of this Agreement, and

            (j) in the event that Trustee is also acting as Paying Agent or Transfer Agent and Registrar hereunder, the rights and protections afforded to Trustee pursuant to this Article XI shall also be afforded to Trustee acting as Paying Agent or as Transfer Agent and Registrar.

      SECTION 11.3 Limitation on Liability of Trustee. Trustee shall at no time have any responsibility or liability for or with respect to the correctness of the recitals contained herein or in the Certificates (other than the certificate of authentication on the Certificates) or the Purchased Interests. Except as set forth in Section 11.15, Trustee makes no representations as to the validity or sufficiency of this Agreement, any PI Agreement, any Supplement, the Certificates (other than the certificate of authentication on the Certificates) or the Purchased Interests, any other Transaction Document or any Transferred Asset or related document. Trustee shall not be accountable for the use or application (i) by Transferor of any of the Certificates or the Purchased Interests or of the proceeds of such Certificates or the Purchased Interests, or
(ii) for the use or application of any funds paid to Transferor or to Servicer (other than to Trustee in its capacity as Servicer) in respect of the Transferred Assets or deposited by Servicer in or withdrawn by Servicer from the Bank Accounts, the Transaction Accounts or any other accounts hereafter established to effectuate the transactions contemplated herein or in the other Transaction Documents and in accordance with the terms hereof or thereof.

      Except as provided in Section 11.1(c)(v), Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity, or enforceability of any ownership or security interest in any Transferred Asset, or the perfection or priority of such a security interest or the maintenance of any such perfection or priority, or for the generation of the payments to be distributed to Certificateholders or Purchasers under this Agreement, including: (a) the existence and substance of any Transferred Asset or any related Record or any computer or other record thereof, (b) the validity of the transfer of any Transferred Asset to the Trust or of any preceding or intervening transfer, (c) the performance or enforcement of any Transferred Asset, (d) the compliance by Transferor or Servicer with any warranty or


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
representation made under this Agreement or in any other Transaction Document and the accuracy of any such warranty or representation prior to Trustee's receipt of actual notice of any noncompliance therewith or any breach thereof,
(e) any investment of monies pursuant to Section 4.4 or any loss resulting therefrom, (f) the acts or omissions of Transferor, Servicer or any Obligor, (g) any action of Servicer taken in the name of Trustee, or (h) any action by Trustee taken at the instruction of Servicer; provided that the foregoing shall not relieve Trustee of its obligation to perform its duties (including but not limited to its duties, if any, to act as Servicer in accordance with Section 10.2) under the Agreement in accordance with the terms hereof.

      Except with respect to a claim based on the failure of Trustee to perform its duties under this Agreement or based on Trustee's negligence or willful misconduct, no recourse shall be had against Trustee in its individual capacity for any claim (a "Non-Recourse Claim") based on any provision of this Agreement, any other Transaction Document, the Certificates, the Purchased Interests, any Transferred Asset or any assignment thereof. Trustee shall not have any personal obligation, liability, or duty whatsoever to any Certificateholder, any Purchaser or any other Person with respect to any Non-Recourse Claim, and any such claim shall be asserted solely against the Trust or any indemnitor who shall furnish indemnity to the Trust or Trustee as provided in this Agreement.

      SECTION 11.4 Trustee May Deal with Other Parties. Subject to any restrictions that may otherwise be imposed by Section 406 of ERISA, Section 4975(e) of the Internal Revenue Code or any other applicable law, Trustee in its individual or any other capacity may deal with the other parties hereto (other than Transferor) and their respective affiliates, with the same rights as it would have if it were not Trustee.

      SECTION 11.5 Servicer To Pay Trustee's Fees and Expenses. (a) To the extent not paid by Servicer to Trustee from funds constituting the Servicing Fee, Servicer covenants and agrees to pay to Trustee from time to time, and Trustee shall be entitled to receive, such reasonable compensation as is agreed upon in writing between Trustee and Servicer (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by it in connection with the Transaction Documents and in the exercise and performance of any of the powers and duties hereunder of Trustee, and Servicer will pay or reimburse Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by Trustee in accordance with any of the provisions of the Transaction Documents to which it is a party (including the reasonable fees and expenses


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
of its agents, any co-Trustee and counsel) except any expense, disbursement or advance that may arise from Trustee's negligence or willful misconduct.

      (b) In addition, Servicer agrees to indemnify Trustee from, and hold it harmless against, any and all losses, liabilities, damages, claims or expenses incurred by Trustee in connection with the Transaction Documents or in the exercise or performance of any of the powers or duties of Trustee hereunder, other than those resulting from the negligence or willful misconduct of Trustee.

      (c) If Trustee is appointed Successor Servicer pursuant to Section 10.2, the provisions of this section shall not apply to expenses, disbursements and advances made or incurred by Trustee in its capacity as Successor Servicer, which shall be paid out of the Servicing Fee. Servicer's covenant to pay the fees, expenses, disbursements and advances provided for in this section shall survive the resignation or removal of Trustee and the termination of this Agreement.

      (d) Trustee shall look solely to Servicer for payment of amounts described in this Section 11.5, and Trustee shall have no claim for payment of such amounts against Transferor or the Transferred Assets.

      SECTION 11.6 Eligibility Requirements for Trustee. Trustee hereunder shall at all times: (a) be (i) a banking institution organized under the laws of the United States, (ii) a member bank of the Federal Reserve System or (iii) any other banking institution or trust company, incorporated and doing business under the laws of any State or of the United States, a substantial portion of the business of which consists of receiving deposits or exercising fiduciary powers similar to those permitted to national banks under the authority of the Comptroller of the Currency, and that is supervised and examined by a state or federal authority having supervision over banks, (b) not be an Enhancement Provider, (c) have, in the case of an entity that is subject to risk-based capital adequacy requirements, risk-based capital of at least $250,000,000 or, in the case of an entity that is not subject to risk-based capital adequacy requirements, a combined capital and surplus of at least $250,000,000 and (d) have an unsecured long-term debt rating of at least "A" or its equivalent from at least one nationally recognized statistical rating agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then, for the purpose of this section, the combined capital and surplus of the corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time Trustee shall cease to be eligible in


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accordance with the provisions of this section, Trustee shall resign immediately in the manner and with the effect specified in Section 11.7.

      SECTION 11.7 Resignation or Removal of Trustee. (a) Trustee may at any time resign and be discharged from its obligations hereunder by giving 30 days' prior written notice thereof to Transferor, Servicer, the Rating Agencies, the Investor Certificateholders and the Agents. Upon receiving the notice of resignation, Transferor shall promptly appoint, subject to satisfaction of the Modification Condition, a successor Trustee who meets the eligibility requirements set forth in Section 11.6 by written instrument, in duplicate, one copy of which shall be delivered to the resigning Trustee and one copy to the successor Trustee. If no successor Trustee shall have been so appointed and shall have accepted appointment within 30 days after the giving of the notice of resignation, the resigning Trustee, upon notice to each Agent, may petition any court of competent jurisdiction to appoint a successor Trustee.

      (b) If at any time Trustee shall cease to be eligible to be Trustee hereunder in accordance with the provisions of Section 11.6 hereof and shall fall to resign promptly after its receipt of a written request therefor by Servicer, or if at any time Trustee shall be legally unable to act, or shall be adjudged bankrupt or insolvent, or if a receiver for Trustee or of its property shall be appointed, or any public officer shall take charge or control of Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then Servicer may remove Trustee and, subject to the consent of each Agent (which consent shall not be unreasonably withheld or delayed) and satisfaction of the Modification Condition, promptly appoint a successor Trustee by written instrument, in duplicate, one copy of which shall be delivered to Trustee so removed and one copy to the successor Trustee.

      (c) Any resignation or removal of Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 11.7 shall not become effective until (i) acceptance of appointment by the successor Trustee as provided in Section 11.8 hereof, and (ii) such successor Trustee shall have agreed in writing to be bound by any Intercreditor Agreements then in effect.

      SECTION 11.8 Successor Trustee. (a) Any successor Trustee appointed as provided in Section 11.7 shall execute, acknowledge and deliver to Transferor, Servicer, the Investor Certificateholders, the Purchasers and the predecessor Trustee an instrument accepting such appointment hereunder and an instrument pursuant to which it agrees to be bound by any existing Intercreditor Agreement, and thereupon the resignation or removal of the predecessor Trustee shall, upon payment of its fees and expenses and other amounts owed to it pursuant to Section 11.5, become effective and the successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein. The predecessor Trustee shall deliver to the successor Trustee, at the expense of Servicer, all documents or copies thereof and statements held by it hereunder; and Transferor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully vesting and confirming in the successor Trustee all such rights, powers, duties and obligations. Servicer shall promptly give notice to the Rating Agencies upon the appointment of a successor Trustee.

      (b) No successor Trustee shall accept appointment as provided in this
Section 11.8 unless at the time of the acceptance the successor Trustee shall be eligible to become Trustee under the provisions of Section 11.6.

      (c) Upon acceptance of appointment by a successor Trustee as provided in this Section 11.8, the successor Trustee shall mall notice of the succession hereunder to all Investor Certificateholders at their addresses as shown in the Certificate Register and to each Rating Agency.

      SECTION 11.9 Merger or Consolidation of Trustee. Any Person into which Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of Trustee, shall be the successor of Trustee hereunder, if the Person meets the requirements of Section 11.6, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Servicer shall promptly give notice to the Rating Agencies upon any merger or consolidation of Trustee.

      SECTION 11.10 Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust may at the time be located, Trustee shall have the power and may execute and deliver all instruments to appoint one or more Persons (who may be an employee or employees of Trustee) to act as a co-Trustee or co-Trustees, or separate Trustee or separate Trustees, with respect to all or any part of the Trust, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders and the Purchasers, such title to the Trust, or any part thereof, and, subject to the other provisions of this section, such powers, duties, obligations, rights and trusts as Trustee may


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
consider necessary or appropriate; provided, that such appointment shall be subject to the prior written consent of Transferor unless an Early Amortization Event or Servicer Termination Event is continuing; and provided further, that in any event Trustee will give Transferor and Servicer prior written notice of such appointment. No co-Trustee or separate Trustee shall be required to meet the terms of eligibility as a successor Trustee under Section 11.6 and no notice to Certificateholders, Agents or Purchasers of the appointment of any co-Trustee or separate Trustee shall be required under Section 11.8.

      (b) Every separate Trustee and co-Trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (i) all rights, powers, duties and obligations conferred or imposed upon Trustee shall be conferred or imposed upon and exercised or performed by Trustee and the separate Trustee or co-Trustee jointly (it being understood that the separate Trustee or co-Trustee is not authorized to act separately without Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to Servicer hereunder), Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate Trustee or co-Trustee, but solely at the direction of Trustee,

            (ii) no Trustee or co-Trustee hereunder shall be personally liable by reason of any act or omission of any other Trustee or co-Trustee hereunder, and

            (iii) Trustee may at any time accept the resignation of or remove any separate Trustee or co-Trustee.

      (c) Any notice, request or other writing given to Trustee shall be deemed to have been given to each of the then separate Trustees and co-Trustees, as effectively as if given to each of them. Every instrument appointing any separate Trustee or co-Trustee shall refer to this Agreement and the conditions of this Article XI. Each separate Trustee and co-Trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to


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
the conduct of, affecting the liability of, or affording protection or indemnity to, Trustee. Every such instrument shall be filed with Trustee and a copy thereof given to Servicer.

      (d) Any separate Trustee or co-Trustee may at any time appoint Trustee, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect to this Agreement or any other Transaction Document on its behalf and in its name. If any separate Trustee or co-Trustee shall die, become incapable of acting, resign or be removed, all its estates, properties, rights, remedies and trusts shall vest in and be exercised by Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee or co-Trustee.

      SECTION 11.11 Tax Returns. No Federal income or other tax or informational return shall be filed on behalf of the Trust unless required by applicable law or any Governmental Authority. In the event the Trust shall be required to file tax or informational returns, Servicer shall prepare or shall cause to be prepared any tax or informational returns required to be filed by the Trust and shall remit the returns to Trustee for signature at least five Business Days before the returns are due to be filed. Trustee shall promptly sign and deliver the returns to Servicer and Servicer shall promptly file the returns. Subject to the responsibilities of Trustee set forth in any Supplement, Servicer, in accordance with that Supplement, shall also prepare or shall cause to be prepared all tax information required by law to be made available to Certificateholders and Purchasers and shall deliver the information to Trustee at least five Business Days prior to the date it is required by law to be made available to the Certificateholders and Purchasers. Trustee, upon request, will furnish Servicer with all the information known to Trustee as may be reasonably required in connection with the preparation of all tax or informational returns on behalf of the Trust and shall, upon request, execute such returns as Trustee determines are appropriate.

      SECTION 11.12 Trustee May Enforce Claims Without Possession of Certificates. All rights of action and claims under this Agreement, the Certificates, the Purchased Interests or the other Transaction Documents may be prosecuted and enforced by Trustee without the possession of any of the Certificates or Purchased Interests or the production thereof in any proceeding relating thereto, and any such proceeding instituted by Trustee shall be brought in its own name as Trustee. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of Trustee, its agents and counsel, be distributed to the Certificateholders or Purchasers in respect of which such judgment has been obtained in accordance with the related Supplement or PI Agreement.

      SECTION 11.13 Suits for Enforcement. If an Early Amortization Event or a Servicer Default shall occur and be continuing, Trustee, in its discretion may, subject to the provisions of Sections 11.1 and 11.14, proceed to protect and enforce its rights and the rights of the Certificateholders or Purchasers under this Agreement by suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement or any other Transaction Document or in aid of the execution of any power granted in this Agreement or any other Transaction Document or for the enforcement of any other legal, equitable or other remedy as Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of Trustee or the Certificateholders or Purchasers. Nothing herein contained shall be deemed to authorize Trustee to authorize or consent to or accept or adopt on behalf of any Certificateholder or Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Investor Certificates or the rights of any Holder thereof, any Purchased Interests or any Purchaser, or to authorize Trustee to vote in respect of the claim of any Investor Certificateholder or Purchaser in any such proceeding.

      SECTION 11.14 Rights of Required Investors To Direct Trustee. The Required Investors shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to Trustee, or exercising any trust or power conferred on Trustee; provided that, subject to Section 11.1, Trustee may decline to follow any such direction if Trustee, being advised by counsel, determines that the action so directed may not be taken lawfully, or if a Responsible Officer or Responsible Officers of Trustee shall determine, in good faith, that the proceedings so directed would be illegal or involve Trustee in personal liability or be unduly prejudicial to the rights of the Investor Certificateholders or Purchasers not giving such direction; and provided further, that nothing in this Agreement shall impair the right of Trustee to take any action deemed proper by Trustee and that is not inconsistent with such direction of the Required Investors.

      SECTION 11.15 Representations and Warranties of Trustee. Trustee represents and warrants that:

            (a) it is a banking corporation organized, existing and in good standing under the laws of New York and satisfies the eligibility requirements of Section 11.6,

            (b) it has full power, authority and right to execute, deliver and perform the Transaction Documents to which it is a party, and has


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
      taken all necessary action to authorize the execution, delivery and performance by it of the Transaction Documents, and

            (c) the Transaction Documents to which it is a party have been duly executed and delivered by Trustee and, in the case of all such Transaction Documents, are legal, valid and binding obligations of Trustee, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

      SECTION 11.16 Maintenance of Office or Agency. Trustee will maintain, at its address designated pursuant to Section 13.6, an office, offices, agency or agencies where notices and demands to or upon Trustee in respect of the Certificates, the Purchased Interests and the Transaction Documents to which it is a party may be served. Trustee will give prompt written notice to Servicer and to the Certificateholders and Agents of any change in the location of the Certificate Register or any such office or agency.

ARTICLE XII TERMINATION

      SECTION 12.1 Termination of Trust. (a) If not earlier terminated pursuant to Section 9.3, the Trust and the respective obligations and responsibilities of Transferor, Servicer and Trustee created hereby (other than the obligation of Trustee to make payments to Certificateholders or Purchasers as hereinafter set forth and the obligations of Servicer contained in Section 11.11) shall terminate, except with respect to the duties and obligations described in Sections 3.9(c), 7.3, 8.4, 11.5, 12.2(b), 13.9, 13.15 and 13.16 upon the earliest to occur of (i) the day on which the Investor Certificateholders, the Purchasers and Trustee shall have been paid all amounts required to be paid to them pursuant to this Agreement and Trustee has disposed of all property held hereunder (including pursuant to Section 12.3) and (ii) the day which is 21 years less one day after the death of the officers and the last survivor of all the lineal descendants of every officer of the Trustee who are living on the date hereof.

      (b) Notwithstanding the foregoing, the last payment of the principal of and interest on the Investor Certificates of any Series or any Purchased Interests shall be due and payable no later than the Final Scheduled Payment Date for such Series or Purchased Interests. If, on the Distribution Date immediately prior to the Final Scheduled Payment Date for any Series or Purchased Interests, Servicer determines that the Invested Amount for such Series or Purchased Interests on such Final Scheduled Payment Date (after


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
giving effect to all changes therein on such date) will exceed zero, Servicer shall solicit bids for the sale of undivided interests in the Transferred Assets for a purchase price equal to 110% of the Base Amount (or comparable amount) for such Series or Purchased Interests on the Final Scheduled Payment Date for the Series or Purchased Interests (after giving effect to all distributions required to be made on the Final Scheduled Payment Date for the Series or Purchased Interests), provided that the undivided interests so transferred shall not exceed the Series Collection Allocation Percentage (for that Series or Purchased Interest) of the Transferred Assets held by the Trust as of the date of sale. Transferor and its Affiliates shall be entitled to participate in and to receive notice of each bid submitted in connection with the bidding process. Upon the expiration of the period, Servicer shall determine (x) the Highest Bid and (y) the Available Final Distribution Amount for such Series or Purchased Interests. Servicer shall sell such undivided interests in the Transferred Assets on the Final Scheduled Payment Date for that Series or Purchased Interests to the bidder with the Highest Bid and shall deposit the proceeds of such sale in the Master Collection Account for allocation (together with the Available Final Distribution Amount for such Series or Purchased Interests) to the Certificateholders of such Series or the Purchasers of such Purchased Interests.

      SECTION 12.2 Final Distribution. (a) Servicer shall give Trustee at least ten days' prior written notice of the date on which the Trust is expected to terminate in accordance with Section 12.1(a). The notice shall be accompanied by a certificate of an Authorized Officer of Servicer setting forth the information specified in Section 3.6 covering the period during the then current calendar year through the date of the notice. Upon receiving the notification from Servicer, Trustee shall give the Certificateholders and/or the Agents (as applicable) written notice as soon as practicable after Trustee's receipt of notice from Servicer, which notice shall specify (i) the Distribution Date (the "Final Distribution Date") upon which final payment with respect to the Certificates is expected to be made and (ii) the amount of any such final payment. Trustee shall give the notice to the Transfer Agent and Registrar and the Paying Agent at the time such notice is given to Certificateholders On the Final Distribution Date, Trustee shall, based upon the Dally Report relating to the Final Distribution Date, cause to be distributed to the Certificateholders the amounts distributable to them on the Final Distribution Date pursuant to the applicable Supplement. Each Certificateholder shall present its Certificate to Trustee and surrender its Certificate for cancellation at the address of Trustee set forth in Section 13.6 not more than ten Business Days after the Final Distribution Date upon which final payment with respect to the Certificates has been made.

      (b) Notwithstanding the termination of the Trust pursuant to Section 12.1(a), all funds then on deposit in the Master Collection Account shall continue to be held in trust for the benefit of the Certificateholders and the Purchasers and the Paying Agent or Trustee shall pay such funds to the Certificateholders and the Purchasers at the time set forth in Section 12.1(a). If any Certificateholder or Purchaser does not claim the portion of such funds to which it is entitled to receive on the Final Distribution Date, interest shall cease to accrue on its Certificate or Purchased Interest (as applicable) and Trustee shall hold such funds in trust for such Person, subject to the further provisions of this Section . In the event that any of the Certificateholders shall not have claimed their final payment with respect to their Certificates within six months after the Final Distribution Date, Trustee shall give a second written notice to the remaining Certificateholders concerning payment of the final distribution with respect thereto and surrender of their Certificates for cancellation. If within one year after the second notice all the Certificates shall not have been surrendered for cancellation, Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds in the Master Collection Account held for the benefit of such Certificateholders Trustee and the Paying Agent shall pay to Transferor any monies held by them for the payment of principal of or interest on the Certificates that remains unclaimed for two years after the termination of the Trust pursuant to Section 12.1(a). After payment of the monies to Transferor, Certificateholders entitled to the money must look to Transferor for payment as unsecured general creditors unless an applicable abandoned property law designates another Person.

      SECTION 12.3 Rights Upon Termination of the Trust. Upon the termination of the Trust pursuant to Section 12.1 and the surrender of the Transferor Certificate by Transferor to Trustee, Trustee shall transfer, assign, set over and otherwise convey to Transferor (without recourse, representation or warranty), all right, title and interest of the Trust in the Transferred Receivables, whether then existing or thereafter created, the Related Transferred Assets and all of the other property and rights previously conveyed to Trustee hereunder, except for amounts held by Trustee pursuant to Section 12.2(b) and except for the rights of RPA Indemnified Parties (other than Transferor and its officers, directors, shareholders, controlling Persons, employees and agents) to indemnification and contribution under Section 9.1 of the Purchase Agreement. Trustee shall execute and deliver the instruments of transfer and assignment (including any document necessary to release the security interest in favor of the Trust (for the benefit of the Certificateholders and the Purchasers) in the Transferred Receivables and Related Transferred Assets, to release any filing evidencing or perfecting such security interest and to terminate all powers of attorney created by the Transaction Documents), in each case without recourse, representation or warranty, that shall be reasonably requested by Transferor to vest in Transferor all right, title and interest that Trustee had in the Transferred Assets.

      SECTION 12.4 Optional Repurchase of Investor Interests. Any Supplement may provide that on any Distribution Date occurring on or after the date that the Invested Amount of the Series governed by such Supplement is reduced to 10% or less of the initial aggregate principal amount of the Investor Certificates of such Series, Transferor shall have the option, upon the giving of ten days' prior written notice to Servicer, Trustee and the Rating Agencies, to repurchase the undivided interest of such Series in the Trust by depositing into the Principal Funding Account, on such Distribution Date (the "Repurchase Distribution Date"), an amount (the "Repurchase Amount") equal to the unpaid Invested Amount of the Series plus accrued and unpaid interest on the unpaid principal amount of the Series (and accrued and unpaid interest with respect to interest amounts that were due but not paid on a prior Distribution Date) through the day preceding such Distribution Date at the Certificate Rate applicable to such Series. Upon tender of all outstanding Certificates of the Series owned by a Certificateholder, Trustee shall then distribute to such Certificateholder the portion of such amounts owed to such Certificateholder, together with all other amounts on deposit in the Principal Funding Account with respect to that Series which are owed to such Certificateholder, on the next Distribution Date in repayment of the principal amount and all accrued and unpaid interest owing to such Certificateholder. Following the Repurchase Distribution Date, the Certificateholders of the Series shall have no further rights with respect to the Transferred Receivables and Trustee shall execute and deliver the instruments of transfer and assignment (including any document necessary to release the security interest in favor of Trustee (for the benefit of the Certificateholders) in the Transferred Receivables and Related Transferred Assets and to release any filing evidencing or perfecting the security interest), in each case without recourse, representation or warranty, as shall be reasonably requested by Transferor to vest in Transferor all right, title and interest that Trustee had in the Transferred Assets. In the event that Transferor falls for any reason to deposit the Repurchase Amount for any Series, payments shall continue to be made to the Certificateholders of the Series in accordance with the terms of this Agreement. The provisions, if any, in respect of the optional repurchase of any Purchased Interest shall be set forth in the applicable PI Agreement.

      SECTION 12.5 Defeasance and Refinancing of Certificates. Any Supplement may provide that the Certificates issued pursuant to such Supplement may be defeased or refinanced. The terms and conditions under


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
which such Certificates may be defeased or refinanced will be set forth in such Supplement.

ARTICLE XIII MISCELLANEOUS PROVISIONS

      SECTION 13.1 Amendment, Waiver, Etc. (a) This Agreement and any Supplement may be amended from time to time by Servicer, Transferor and Trustee by a written instrument signed by each of them, without the consent of any of the Certificateholders, the Purchasers or the Agents; provided that such action shall not adversely affect in any material respect the interests of any Certificateholder or Purchaser; and provided further, that any amendment of this Agreement to effect any modification of the Lockbox Account arrangements pursuant to Section 3.3(c)(ii)(y) shall not require the consent of any of the Certificateholders, the Purchasers or the Agents. This Agreement and any Supplement may not be amended unless Transferor shall have delivered the proposed amendment to each Agent and the Rating Agencies at least ten Business Days (or such shorter period as shall be acceptable to each of them) prior to the execution and delivery thereof and the Modification Condition has been satisfied with respect to such amendment; provided, however, that the Modification Condition shall not apply to proposed amendments the purpose of which is to correct any ambiguities or inconsistencies in this Agreement or such Supplement.

      (b) Any PI Agreement may be amended from time to time by the parties thereto but without the consent of any Investor Certificateholder; provided that any amendment will not adversely affect in any material respect the interests of the Certificateholders, as evidenced by an Officer's Certificate of Servicer.

      (c) The provisions of this Agreement, any Supplement and any PI Agreement may also be amended, modified or waived from time to time by Servicer, Transferor and Trustee with the consent of: (i) in the case of this Agreement or any Supplement, (A) the Required Series Holders of each affected Series and (B) if any Purchased Interest shall or would be adversely affected, each Agent of a Purchaser, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or any Supplement or of modifying in any manner the rights of the Certificateholders or the Purchasers; provided that no amendment shall (w) reduce in any manner the amount of or delay the timing of any distributions to be made to Investor Certificateholders or deposits of amounts to be so distributed or the amount available under any Enhancement without the consent of each affected Certificateholder, (x) change the definition of or the manner of calculating the interest of any Investor Certificateholder without the consent of each affected Investor Certificateholder, (y) reduce the aforesaid percentage required to consent to any amendment without the consent of each Investor Certificateholder or (z) adversely affect the rating of any Series or class by any Rating Agency without the consent of the Holders of Investor Certificates of the Series or class evidencing not less than 66 2/3% of the aggregate unpaid principal amount of the Investor Certificates of the Series or class or (ii) in the case of any PI Agreement, (A) each Agent of a Purchaser and the other parties thereto and (B) if any Series of Investor Certificates shall or would be adversely affected, the Required Series Holders of each such adversely affected Series. It is understood that the consent of the Required Series Holders of any Series or the Agent of a Purchaser shall not be required for any amendment, modification or waiver if all amounts owed to the Holders of such Series or such Purchaser (as the case may be) will be paid (and any commitments of such Holders or Purchaser will terminate) prior to, or contemporaneously with, the effectiveness of such amendment, modification or waiver.

      Transferor or Trustee shall establish a record date for determining which Certificateholders may give such waivers and consents. No waiver of any Early Amortization Event or other default hereunder given at any time shall apply to any other prior or subsequent Early Amortization Event or default.

      (d) Promptly after the execution of any amendment, consent or waiver described in subsection (b) or (c), Trustee shall furnish written notification of the substance of the amendment, consent or waiver to each Investor Certificateholder and each Agent, and Servicer shall furnish written notification of the substance of the amendment or consent to the Rating Agency and each Enhancement Provider.

      (e) It shall not be necessary for the Certificateholders or Purchasers under this section to approve the particular form of any proposed consent, waiver or amendment, but it shall be sufficient if the substance thereof has been approved. The manner of obtaining any waiver, consent or amendment and of evidencing the authorization of the execution thereof by the Certificateholders or Purchasers shall be subject to such reasonable requirements as Trustee may prescribe.

      (f) Notwithstanding anything in this section to the contrary, no amendment may be made to this Agreement, any Supplement or any PI Agreement that would adversely affect in any material respect the interests of any Enhancement Provider without the consent of the Enhancement Provider.

      (g) Any Supplement or PI Agreement executed in accordance with the provisions of Section 6.10 shall not be considered an amendment to this Agreement for the purposes of this section.

      (h) Prior to the execution of any amendment to this Agreement, Trustee shall be entitled to receive and rely upon an Opinion of Counsel stating that the execution of the amendment is authorized or permitted by this Agreement and that all conditions precedent to the execution and delivery have been satisfied. Trustee may, but shall not be obligated to, enter into any amendment that affects Trustee's own rights, duties or immunities under this Agreement.

      SECTION 13.2 Actions by Certificateholders and Purchasers. (a) By its acceptance of Certificates pursuant to this Agreement and the applicable Supplement, each Certificateholder acknowledges and agrees that, wherever in this Agreement a provision states that an action may be taken or a notice, demand or instruction given by any Series of Investor Certificateholders, any class of Investor Certificateholders or the Investor Certificateholders, the action, notice or instruction may be taken or given by any Holder of an Investor Certificate of the Series or class or by any Investor Certificateholder, respectively, unless the provision requires a specific percentage of the Series or class of Investor Certificateholders or of all Investor Certificateholders By its acceptance of Purchased Interests pursuant to this Agreement and the applicable PI Agreement, each Purchaser acknowledges and agrees that, wherever in this Agreement a provision states that an action may be taken or a notice, demand or instruction given by any Purchasers, the action, notice or instruction may be taken or given by any Purchaser, unless the provision requires a specific percentage of the Purchasers.

      (b) By its acceptance of Certificates pursuant to this Agreement and the applicable Supplement, each Certificateholder acknowledges and agrees that any request, demand, authorization, direction, notice, consent, waiver or other act by the Holder of a Certificate shall bind the Holder and every subsequent Holder of the Certificate and of any Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or omitted to be done by Trustee or Servicer in reliance thereon, whether or not notation of the action is made upon such Certificate. By its acceptance of Purchased Interests pursuant to this Agreement and the applicable PI Agreement, each Purchaser acknowledges and agrees that any request, demand, authorization, direction, notice, consent, waiver or other act by a Purchaser shall bind the Purchaser and every subsequent Purchaser of the Purchased Interest in respect of anything done or omitted to be done by Trustee or Servicer in reliance thereon.

      (c) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement, any Supplement or any PI Agreement to be given or taken by Certificateholders or any Agent for a Purchaser may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Certificateholders or any Agent for a Purchaser in person or by agent duly appointed in writing; and except as herein otherwise expressly provided, the action shall become effective when the instrument or instruments are delivered to Trustee and, when required, to Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement, any Supplement or any PI Agreement and conclusive in favor of Trustee and Servicer, if made in the manner provided in this Section 13.2.

      (d) The fact and date of the execution by any Certificateholder or any Agent for a Purchaser of any such instrument or writing may be proved in any reasonable manner that Trustee deems sufficient.

      SECTION 13.3 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement, any Supplement or the Trust, nor shall the death or incapacity entitle such Certificateholder' s legal representatives or heirs to claim an accounting or to take any action or commence any proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

      (b) No Certificateholder shall have any right to vote (except as expressly provided otherwise in this Agreement) or in any manner otherwise to control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association, nor shall any Certificateholder be under any liability to any third Person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

      (c) No Certificateholder shall have any right by virtue of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Transaction Documents (except to the extent any Supplement or related certificate purchase agreement creates independent and non-duplicative rights), unless the Certificateholder previously shall have given to Trustee, and unless the Required Investors shall have made, written request upon Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and Trustee, for 30 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder, every Purchaser and Trustee, that no one or more Certificateholders or Purchasers shall have any right in any manner whatever by virtue of, or by availing itself or themselves of, any provisions of a Transaction Document to affect, disturb or prejudice the rights of any other Investor Certificateholder or Purchaser, or to obtain or seek to obtain priority over or preference to any such other Investor Certificateholder or Purchaser, except to the extent provided in the Transaction Documents, or to enforce any right under the Transaction Documents, except in the manner herein provided and for the equal, ratable and common benefit of all Investor Certificateholders and Purchasers (subject to the priorities set forth in the Transaction Documents). For the protection and enforcement of the provisions of this Section 13.3, each and every Certificateholder, each and every Purchaser and Trustee shall be entitled to such relief as can be given either at law or in equity.

      (d) By their acceptance of Certificates pursuant to this Agreement and the applicable Supplement, the Certificateholders agree to the provisions of this
Section 13.3.

      SECTION 13.4 Limitation on Rights of Purchasers. (a) The death or incapacity of any Purchaser shall not operate to terminate this Agreement, any PI Agreement or the Trust, nor shall the death or incapacity entitle such Purchaser's legal representatives or heirs to claim an accounting or to take any action or commence any proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

      (b) No Purchaser shall have any right to vote (except provided otherwise in this Agreement) or in any manner otherwise to control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Purchased Interests, be construed so as to constitute the Purchasers from time to tune as partners or members of an association, nor shall any Purchaser be under any liability to any third Person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

      (c) No Purchaser shall have any right by virtue of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to any Transaction Document (except to the


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
extent a PI Agreement creates independent and non-duplicative rights), unless such Purchaser previously shall have given to Trustee, and unless the Required Investors shall have made, written request upon Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and Trustee, for 30 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Purchaser with every other Purchaser, every Certificateholder and Trustee, that no one or more Purchasers or Certificateholders shall have any right in any manner whatever by virtue of, or by availing itself or themselves of, any provisions of a Transaction Document to affect, disturb or prejudice the rights of any other Investor Certificateholder or a Purchaser, or to obtain or seek to obtain priority over or preference to any such other Investor Certificateholder or Purchaser, except to the extent provided in the Transaction Documents, or to enforce any right under the Transaction Documents, except in the manner herein provided and for the ratable and common benefit of all Investor Certificateholders and Purchasers (subject to the priorities set forth in the Transaction Documents). For the protection and enforcement of the provisions of this Section 13.4, each and every Certificateholder, each and every Purchaser and Trustee shall be entitled to such relief as can be given either at law or in equity.

      (d) By their acceptance of Purchased Interests pursuant to this Agreement and the applicable Supplement, the Purchasers agree to the provisions of this
Section 13.4.

      SECTION 13.5 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

      SECTION 13.6 Notices. All demands, notices, instructions and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, four Business Days after mailing if mailed by registered mall, return receipt requested, or sent by facsimile transmission
(a) in the case of Transferor, to its address set forth below its signature hereto, (b) in the case of Howmet, to its address set forth below its signature hereto, and (c) in the case of Trustee, the Paying Agent or the Transfer Agent and Registrar, to the address of Trustee set forth on the


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
signature pages hereof; or, as to each party, at such other address or facsimile number as shall be designated by it in a written notice to each other party given in accordance with this Section 13.6. Except to the extent expressly provided otherwise in an applicable Supplement, any notice required or permitted to be mailed to a Certificateholder shall be sent by first-class mail, postage prepaid, to the address of such Certificateholder as shown in the Certificate Register. Except to the extent expressly provided otherwise in the applicable PI Agreement, any notice required or permitted to be mailed to a Purchaser shall be sent by first-class mail, postage prepaid, to the address of such Purchaser as shown in the applicable PI Agreement or at such other address designated by such Purchaser. Except to the extent expressly provided otherwise in an applicable Supplement or PI Agreement, any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given on the fourth Business Day after the notice is so mailed, whether or not a Certificateholder or Purchaser receives the notice. Servicer shall deliver or make available to the Rating Agencies each certificate and report required to be prepared, forwarded or delivered pursuant to Section 3.5 (excluding the Daily Reports) or 3.6 and a copy of any amendment, consent or waiver to this Agreement, at the address of the Rating Agency set forth above or at the other address as shall be designated by the Rating Agency in a written notice to Servicer.

      SECTION 13.7 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any of the other Transaction Documents shall for any reason whatsoever be held invalid, then the unenforceable covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement or the other Transaction Documents (as applicable) and shall in no way affect the validity or enforceability of the other provisions of this Agreement, the Certificates, the Purchased Interests or any of the other Transaction Documents or the rights of the Certificateholders or the Purchasers.

      SECTION 13.8 Certificates Nonassessable and Fully Paid. Except to the extent otherwise expressly provided in Section 7.3 with respect to Transferor, it is the intention of the parties to this Agreement that the Certificateholders shall not be personally liable for obligations of the Trust, that the interests in the Trust represented by the Certificates shall be nonassessable for any losses or expenses of the Trust or for any reason whatsoever and that Certificates upon authentication thereof by Trustee pursuant to Section 6.2 are and shall be deemed fully paid.

      SECTION 13.9 Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, each of Trustee, Servicer, Transferor, the Paying Agent, the Authenticating Agent and the Transfer Agent and Registrar (and each Investor Certificateholder or Purchaser by its acceptance of a Certificate or Purchased Interest) agrees that it shall not, with respect to the Trust or Transferor, institute or join any other Person in instituting any proceeding of the type referred to in the definition of "Bankruptcy Event" so long as any Certificates or Purchased Interests issued by the Trust shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Certificates or Purchased Interests shall have been outstanding. The foregoing shall not limit the right of Servicer, Transferor, the Paying Agent, the Authenticating Agent and the Transfer Agent and Registrar to file any claim in or otherwise take any action with respect to any such insolvency proceeding that was instituted against Transferor or the Trust by any Person other than Servicer, Transferor, the Paying Agent, the Authenticating Agent or the Transfer Agent and Registrar. In addition, each of Servicer, the Paying Agent, the Authenticating Agent, the Transfer Agent and Registrar and (as to the Trust) Transferor agree that all amounts owed to them by the Trust or Transferor shall be payable solely from amounts that become available for such payment pursuant to this Agreement and the Receivables Purchase Agreement, and no such amounts shall constitute a claim against the Trust or Transferor to the extent that they are in excess of the amounts available for their payment.

      SECTION 13.10 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Trustee, the Investor Certificateholders or the Purchasers, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and are not exhaustive of any rights, remedies, powers and privileges provided by law.

      SECTION 13.11 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

      SECTION 13.12 Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and the Certificateholders, the Purchasers, the Enhancement Providers and their


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
respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall confer any rights upon any Person that is not a party to, or a permitted assignee of a party to, this Agreement.

      SECTION 13.13 Integration. This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and thereof and shall together constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

      SECTION 13.14 Binding Effect; Assignability; Survival of Provisions. This Agreement shall be binding upon and inure to the benefit of Transferor, Servicer and Trustee and their respective successors and permitted assigns; provided, that Transferor shall not delegate any of its obligations hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the termination of the Trust pursuant to Section 12.1. The rights and remedies with respect to (a) any breach of any representation and warranty made by Transferor in Section 2.3 or Section 7.1, (b)any breach of any representation and warranty made by Servicer in Section 8.1 and (c) the indemnification and payment provisions in Sections 3.9, 7.3, 8.4, 11.5 and 12.2(b) shall be continuing and shall survive any termination of this Agreement.

      SECTION 13.15 Limitation on Liability of Certain Persons. No recourse under or upon any obligation or covenant of this Agreement, any Supplement, any PI Agreement, any Certificate or any other Transaction Document, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of Transferor or of any successor corporation, either directly or through Transferor, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Agreement, any Supplement, any PI Agreement, all other relevant Transaction Documents and the obligations incurred hereunder or thereunder are solely corporate obligations, and that no such personal liability whatsoever shall attach to, or is or shall be incurred by the incorporators, shareholders, officers or directors, as such, of Transferor or of any successor corporation, or any of them, by reason of the obligations, covenants or agreements contained in this Agreement, any Supplement, any PI Agreement, any of the Certificates or any other Transaction Documents, or implied therefrom; and that any and all such personal liability of, either at common law or in equity or by constitution or statute, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations or covenants contained in this Agreement, any Supplement, any PI Agreement, any of the Certificates or any other Transaction Documents, or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement, any PI Agreement and any Supplement. Transferor and any director, officer, employee or agent of Transferor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Payments to be made by Transferor pursuant to this Agreement shall be paid to the extent that funds are available to make the payments after all amounts to be paid to the Certificateholders and the Purchasers pursuant to the applicable Supplement and PI Agreement shall have been paid, and there shall be no recourse to Transferor for all or any part of any amounts payable pursuant to any Transaction Document if the funds are at any time insufficient to make all or part of any such payments. The provisions of this section shall survive the termination of this Agreement.

      SECTION 13.16 Recourse to Transferred Assets. The Certificates do not represent an obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. Except as expressly provided otherwise in this Agreement, the Certificates and Purchased Interests are limited in right of payment to the Transferred Assets.

      SECTION 13.17 Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, (B) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE STATE OR FEDERAL COURT,
(C) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF THE ACTION OR PROCEEDING, AND (D) IN THE CASE OF TRANSFEROR AND HOWMET, IRREVOCABLY APPOINTS THE PROCESS AGENT AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING. THE SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF THE PROCESS TO TRANSFEROR OR HOWMET IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ADDRESS, AND TRANSFEROR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT THE SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH OF TRANSFEROR AND SERVICER ALSO

IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES OF THE PROCESS TO TRANSFEROR OR SERVICER (AS APPLICABLE) AT ITS ADDRESS SPECIFIED HEREIN. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OR ALL OF THE OTHER PARTIES HERETO OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.

      SECTION 13.18 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THE TRANSACTION DOCUMENTS, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THE TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

      SECTION 13.19 Certain Partial Releases. If any Seller is discontinued as a Seller pursuant to Section 1.8(a) or 1.8(c) of the Purchase Agreement, Trustee shall, upon the request (and at the expense) of Howmet, execute and deliver to Howmet such statements of partial release and/or amendment relating to the UCC-1 financing statements filed against such Seller pursuant to the Purchase Agreement as shall be prepared by Howmet and provided to Trustee to evidence such termination; provided that Trustee shall have received (i) an Officer's Certificate of Servicer to the effect that all conditions to such termination specified in subclauses (i), (ii) and (iii) of such Section 1.8(a) have been satisfied (and shall not have received notice from any Investor Certificateholder, Purchaser or Agent to the contrary) and (ii) an Opinion of Counsel to the effect that the filing of such statements of partial release and/or amendment will not impair the validity, perfection or priority of Transferor's or Trustee's rights in and to (A) any Receivables or Related Assets conveyed prior to the effective date of such termination or (B) any Receivables or Related Assets generated by Howmet on or after the effective date of such termination. In addition, after a termination that complies with the requirements set Out in the preceding sentence, Trustee shall, upon the request (and at the expense) of Howmet, execute and deliver to Howmet the termination statements relating to the UCC-1 financing statements filed against the Seller pursuant to the Purchase Agreement as shall be prepared by Howmet and provided to Trustee to evidence the termination; provided that Trustee shall have received an Officer's Certificate of Servicer to the effect that Trustee no longer holds any right, title or interest in the Transferred

Receivables generated by the terminated Seller. In connection with a termination described in Section 1.8(c) of the Purchase Agreement, Trustee shall, if demanded by Transferor, convey all of its right, title and interest in all (but not less than all) of the Transferred Receivables (and Related Transferred Assets with respect thereto) originated by the terminating Seller to a Person designated by the terminating Seller, provided that such conveyance by Trustee shall be made only against receipt by Trustee from the purchaser, in cash, of a release price of not less than the aggregate Unpaid Balance of the released Receivables. No such release and conveyance by Trustee shall, however, be permitted if as a result thereof any Howmet Person would acquire the released Transferred Receivables.

                 [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                         BLADE RECEIVABLES CORPORATION,
                         as Transferor


                         By: /s/ Roland Paul
                            ---------------------------------
                         Name: Roland Paul
                         Title: Vice President

                         Address: c/o Nevada Corporate Management, Inc 3753 Howard Hughes Parkway
                                        Suite 200
                                        Las Vegas, Nevada 89109

                         Attention:     James P. Lawler
                         Facsimile:     (702) 892-3906

                         HOWMET CORPORATION,
                         as Initial Servicer

                         By: /s/ Roland Paul
                            ---------------------------------
                         Name: Roland Paul
                              -------------------------------
                         Title: Vice President
                               ------------------------------

                         Address:       475 Steamboat Road
                                        Greenwich, Connecticut 06836-1960

                         Attention:     Chief Financial Officer
                         Facsimile:     (203) 861-4746

                         MANUFACTURERS AND TRADERS TRUST
                          COMPANY,
                           as Trustee

                         By: /s/ Russell T. Whitley
                            ---------------------------------
                         Name: Russell T. Whitley
                               ------------------------------
                         Title: ASST. VICE PRESIDENT
                               ------------------------------

                         Address:       1 M&T Plaza, 7th Floor
                                        Buffalo, New York 14203-2399

                         Attention:     Russell Whitley
                         Telephone:     (716) 842-5602
                         Facsimile:     (716) 8424474

                                                                       EXHIBIT A
                                                            to Pooling Agreement



                                    FORM OF
                        LOCKBOX ACCOUNT LETTER AGREEMENT

                                    __, 1995


[NAME OF LOCKBOX BANK]
[ADDRESS OF LOCKBOX BANK)

Ladies and Gentlemen:

      By this letter agreement, (a) _____________ ("Seller") irrevocably transfers exclusive ownership and control of its lockbox[es] numbered _________ ([each, a] [the] "Lockbox" [and collectively referred to herein as the "Lockboxes"]) and the corresponding demand deposit account[s] numbered ___________ ([each, a] [the] "Lockbox Account" [and collectively referred to herein as the "Lockbox Accounts"]) maintained with you to Blade Receivables Corporation ("BRC"), and (b) BRC irrevocably transfers all of its rights and title to and interest in the Lockbox[es] and the Lockbox Account[s] acquired hereby to Manufacturers and Traders Trust Company, as trustee (the "Trustee") for the benefit of (i) certain holders of certificates and purchased interests (collectively, the "Holders") issued by the Trustee under a Pooling and Servicing Agreement, dated as of ____________, 1995 (the "Pooling Agreement"), among BRC, Howmet Corporation ("Howmet") as initial Servicer, and the Trustee and (ii) BRC (to the extent of BRC's residual interest in the Transferred Assets (as defined in the Pooling Agreement). Seller acknowledges and agrees that BRC is transferring to the Trustee the rights, titles and interests transferred by Seller to BRC as provided above, and each of Seller and BRC agrees to cooperate fully with the Trustee and its agents and representatives (including, without limitation, the Servicer referred to hereinafter) in the exercise of such rights. The transfers described in this paragraph are effective on and as of the date of this letter agreement.

      By executing this letter agreement, you acknowledge the existence of the Trustee's right to dominion and control over the Lockbox[es] and the Lockbox Account[s] and its ownership of and security interest in the Lockbox[es], all moneys and instruments delivered to the Lockbox[es], the Lockbox Account[s] and the amounts from time to time on deposit therein, and agree that, from and after the date hereof, you shall maintain the Lockbox[es] and the Lockbox Account[s] and shall hold all such moneys and instruments and such amounts for the benefit and subject to the interests of the Trustee (for the benefit of itself, the Holders and BRC (to the extent described above)). You also acknowledge that your execution of this letter agreement is a condition precedent to continued maintenance of the Lockbox Account[s] with you. The Lockbox Account[s] [is] [are] to be maintained in the name of "Manufacturers and Traders Trust Company, as Trustee."

      Seller and BRC hereby irrevocably instruct you, and the Trustee, by its acknowledgement hereof, hereby instructs you, at all times from and after the date hereof until your receipt of contrary and/or terminating instructions from the Trustee, to remit, on a daily basis, in immediately available funds, all available amounts deposited in the Lockbox Account[s] to the following account (the "Master Collection Account") or such other account as the Trustee or the Servicer may specify:

               Manufacturers and Traders Trust Company
               One M&T Plaza, 7th Floor
               Buffalo, New York 14203-2399
               ABA #022000046
               CC # 880
               For credit to the
               Manufacturers and Traders Trust Company, as Trustee Account No. _________

No such transfer of funds shall either reflect the rounding off of any funds so transferred or constitute a partial remittance except for (i) amounts applied to fees and expenses under the terms of this letter agreement, and (ii) amounts deducted for returned checks that were previously deposited in [a] (the] Lockbox Account and with respect to which funds were previously transferred to the Master Collection Account.

      All transfers referred to above shall be made by you irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off (except as expressly permitted otherwise by this letter agreement) and shall be final, and you agree that you will not seek to recover any amount from the Trustee, BRC, or the Servicer for any reason once any payment or transfer has been made.

      The Trustee's instructions with respect to the Lockbox[es] and the Lockbox Account[s] may be given through a Servicer that the Trustee may appoint from time to time and will notify you thereof in writing, and you agree to follow the instructions of such Servicer with the same effect as if such instructions were given by the Trustee directly (subject to any limitations on such appointment imposed by the Trustee that are communicated in writing to you) until such time as the Trustee notifies you of the revocation of the Servicer's authority to act for the Trustee. The initial servicer will be Howmet. The Trustee and the Servicer shall each provide to you a list of their respective employees authorized to issue instructions and give notices with respect to the Lockbox(es] and the Lockbox Account(s], which lists may be revised from time to time, and you shall be entitled to rely on (and to assume) the authority of any employee of the Trustee or the Servicer identified on such lists, and are hereby authorized to act on any notice given on behalf of the

 Trustee or the Servicer by any such employee, subject to any limitations on the appointment of the Servicer and the revocation of the Servicer's authority as provided above.

      Seller and BRC also hereby irrevocably notify you that, at all times from and after the date hereof until your receipt of contrary and/or terminating instructions from the Trustee, the Trustee shall be entitled (subject to your rights set forth herein) to exercise in the place and stead of Seller and BRC (or either of them) any and all rights of Seller and BRC in respect of or in connection with the Lockbox[es], this letter agreement and the Lockbox Account(s], including, without limitation (i) the right to specify that payments are to be made out of or in connection with the Lockbox Account[s] to different accounts or at different times than those specified above (subject to your customary and then-current procedures for lockbox processing) and (ii) the right to require preparation of duplicate monthly bank statements on the Lockbox Account(s] for mailing directly to an address specified by the Trustee.

      By executing this letter agreement you acknowledge that you have not heretofore received a notice, writ, order or any form of legal process from any other person asserting, claiming or exercising, any right of set-off, banker's lien or other purported form of claim with respect to the items collected from the Lockbox[es], the Lockbox Account[s] or any funds from time to time therein or in transit thereto, and agree to immediately inform the Trustee in writing of any such action in the future.

      By executing this letter agreement, you irrevocably waive and agree not to assert, any right to setoff against, or otherwise deduct from, any items collected from the Lockbox[es], the Lockbox Account[s] or any funds from time to time therein or in transit thereto; provided, however, that you may (i) debit [a] [the] Lockbox Account for any items deposited in [such] [the] Lockbox Account that are returned or otherwise not collected in accordance with your customary practices for the chargeback of returned items and (ii) apply funds in the Lockbox Account[s] for reimbursement of any fees and expenses incurred by you in connection with this letter agreement, to the extent that such fees and expenses are not paid or reimbursed by Seller.

      Seller shall pay, or reimburse you for, customary and reasonable fees and expenses incurred by you in the maintenance and operation of the Lockbox Account[s] in accordance with this letter agreement. The Trustee will have no liability to you or the Servicer for any costs, fees or charges under your usual and customary procedures or this letter agreement.

      You also agree that, notwithstanding anything to the contrary herein: (i) you shall promptly notify all relevant postmasters that the Trustee is authorized to have access to the Lockbox [es]; and (ii) you shall promptly notify the Trustee of your failure to receive timely payment of any fee under this letter agreement.

      You may terminate this letter agreement by cancelling the Lockbox Account[s] and Lockbox[es], which cancellation and termination shall become effective only upon sixty days' prior written notice thereof from you to the Trustee. Upon the termination of this letter agreement, you will close the Lockbox Account[s] and transfer any monies remaining therein to the Master Collection Account. You agree that you shall forward all incoming mail addressed to (any of] the Lockbox[es] or [the] Lockbox Account[s] and all wire transfers and deposits to (any of] the Lockbox Account[s] that you receive after such cancellation in the form received to another lockbox or to another lockbox account or the Concentration Account or to such other address or account as the Trustee (or the Servicer on behalf of the Trustee) shall specify, promptly after you discover that you have received any such mail or transfers. 'This letter agreement may also be terminated upon written notice to you by the Trustee. Except as expressly set forth in this paragraph, this letter agreement may not be terminated or amended without the prior written consent of the Trustee.

      All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile or by overnight courier, to the intended person at the address or facsimile number of such person set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such person in a written notice to the other parties hereto given in accordance with the requirements of this paragraph. All notices and other communications hereunder shall also be provided to the Trustee and shall be addressed as follows until you receive written notice from the Trustee to the contrary:

          Manufacturers and Traders Trust Company
          One M&T Plaza
          Buffalo, New York 14203

          Attention:  Corporate Trust and Agency Services
          Telephone:  (716) 842-5602
          Facsimile:  (716) 842-4474.

      All notices and communications provided for hereunder shall be effective,
(i) if personally delivered, when received, (ii) if sent by certified mail, four business days after having been deposited in the mail, postage prepaid and properly addressed, (iii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means and (iv) if sent by overnight courier, two business days after having been given to such courier unless sooner received by the addressee.

      This letter agreement shall be binding upon you and your successors and assigns and shall inure to the benefit of Seller, BRC, and the Trustee and their respective successors, transferees and assigns; provided, however, that you may not assign your rights and duties under this letter agreement without the prior written consent of the Trustee.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, not including the choice of law rules thereof.

      Please acknowledge your agreement to the terms set forth in this letter agreement by signing five (5) copies of this letter agreement in the space provided below and returning such copies to us at the address indicated below for Seller.

                                        Very truly yours,

                                        [NAME OF SELLER]


                                        By:__________________________________
                                        Title:_______________________________

                                        Address:       C/O Howmet Corporation
                                                       475 Steamboat Road
                                                       Greenwich, CT 06830

                                        Attention:     Jeff Jankowski
                                        Telephone:     (203) 625-8744
                                        Facsimile:     (203) 8614746


                                        BLADE RECEIVABLES CORPORATION


                                        By:__________________________________
                                        Title:_______________________________

                                        Address:       C/O Howmet Corporation
                                                       475 Steamboat Road
                                                       Greenwich, CT 06830

                                        Attention:     Jeff Jankowski
                                        Telephone:     (203) 625-8744
                                        Facsimile:     (203) 8614746

      The undersigned hereby acknowledges and agrees to the foregoing letter agreement as of this __ day of ______, 1995.

                                        [NAME OF LOCKBOX BANK]


                                        By:_____________________________________
                                             Title:_____________________________
                                        Address:       _________________________
                                                       _________________________

                                        Attention:     _________________________
                                        Telephone:     _________________________
                                        Facsimile:     _________________________


      The undersigned hereby acknowledges and agrees to the foregoing letter agreement dated as of the__day of ______,1995

                                        MANUFACTURERS AND TRADERS TRUST COMPANY,
                                         as Trustee


                                        By:_____________________________________
                                             Title:_____________________________

                                                                       EXHIBIT B
                                                            to Pooling Agreement

                    FORM OF CONCENTRATION ACCOUNT AGREEMENT


                                                           _____________________



[NAME OF CONCENTRATION BANK]
[ADDRESS OF CONCENTRATION BANK]

Ladies and Gentlemen:

      By this letter agreement, (a) _____________ ("Seller") irrevocably transfers exclusive ownership and control of its demand deposit account numbered __________ the "Concentration Account" maintained with you to Blade Receivables Corporation ("BRC"), and (b) BRC irrevocably transfers all of its rights and title to and interest in the Concentration Account acquired hereby to Manufacturers and Traders Trust Company, as trustee (the "Trustee") for the benefit of (i) certain holders of certificates and purchased interests (collectively, the "Holders") issued by the Trustee under a Pooling and Servicing Agreement, dated as of ____________, 1995 (the "Pooling Agreement"), among BRC, Howmet Corporation ("Howmet") as initial Servicer, and the Trustee and (ii) BRC (to the extent of BRC's residual interest in the Transferred Assets (as defined in the Pooling Agreement). Seller acknowledges and agrees that BRC is transferring to the Trustee the rights, titles and interests transferred by Seller to BRC as provided above, and each of Seller and BRC agrees to cooperate fully with the Trustee and its agents and representatives (including, without limitation, the Servicer referred to hereinafter) in the exercise of such rights. The transfers described in this paragraph are effective on and as of the date of this letter agreement.

      By executing this letter agreement, you acknowledge the existence of the Trustee's right to dominion and control over the Concentration Account and its ownership of and security interest in the Concentration Account, all moneys and instruments delivered to the Concentration Account and the amounts from time to time on deposit therein, and agree that, from and after the date hereof, you shall maintain the Concentration Account and shall hold all such moneys and instruments and such amounts for the benefit and subject to the interests of the Trustee. You also acknowledge that your execution of this letter agreement is a condition precedent to continued maintenance of the Concentration Account with you. The Concentration Account is to be maintained in the name of "Manufacturers and Traders Trust Company, as Trustee."

      Seller and BRC hereby irrevocably instruct you, and the Trustee, by its acknowledgement hereof, hereby instructs you, at all times from and after the date hereof until your receipt of contrary and/or terminating instructions from the Trustee, to remit, on a daily basis, in immediately available funds, all available amounts deposited in the Concentration Account to the following account (the "Master Collection Account") or such other account as the Trustee or the Servicer may specify:

                    Manufacturers and Traders Trust Company
                    One M&T Plaza, 7th Floor
                    Buffalo, New York 14203-2399
                    ABA # 022000046
                    CC # 880
                    For credit to the
                    MANUFACTURERS AND TRADERS TRUST COMPANY,
                      AS TRUSTEE
                    Account No. ______________

No such transfer of funds shall either reflect the rounding off of any funds so transferred or constitute a partial remittance except for (i) amounts applied to fees and expenses under the terms of this letter agreement, and (ii) amounts deducted for returned checks that were previously deposited in the Concentration Account and with respect to which funds were previously transferred to the Master Collection Account.

      All transfers referred to above shall be made by you irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off (except as expressly permitted otherwise by this letter agreement) and shall be final, and you agree that you will not seek to recover any amount from the Trustee, BRC or the Servicer for any reason once any payment or transfer has been made.

      The Trustee's instructions with respect to the Concentration Account may be given through a Servicer that the Trustee may appoint from time to time and will notify you thereof in writing, and you agree to follow the instructions of such Servicer with the same effect as if such instructions were given by the Trustee directly (subject to any limitations on such appointment imposed by the Trustee that are communicated in writing to you) until such time as the Trustee notifies you of the revocation of the Servicer's authority to act for the Trustee. The initial servicer will be Howmet. The Trustee and the Servicer shall each provide to you a list of their respective employees authorized to issue instructions and give notices with respect to the Concentration Account, which lists may be revised from time to time, and you shall be entitled to rely on (and to assume) the authority of any employee of the Trustee or the Servicer identified on such lists, and are hereby authorized to act on any notice given on behalf of the Trustee or the Servicer by any such employee, subject to any limitations on the appointment of the Servicer and the revocation of the Servicer's authority as provided above.

      Seller and BRC also hereby irrevocably notify you that, at all times from and after the date hereof until your receipt of contrary and/or terminating instructions from the Trustee, the Trustee shall be entitled (subject to your rights set forth herein) to exercise in the place and stead of Seller and BRC (or either of them) any and all of the rights of Seller and BRC in respect of or in connection with this letter agreement and the Concentration Account, including, without limitation (i) the right to specify that payments are to be made out of or in connection with the Concentration Account to different accounts or at different times than those specified above (subject to your customary and then-current procedures for account processing) and (ii) the right to require preparation of duplicate monthly bank statements on the Concentration Account for mailing directly to an address specified by the Trustee.

      By executing this letter agreement you acknowledge that you have not heretofore received a notice, writ, order or any form of legal process from any other person asserting, claiming or exercising any right of set-off, banker's lien or other purported form of claim with respect to the items collected from the Concentration Account or any funds from time to time therein or in transit thereto, and agree to immediately inform the Trustee in writing of any such action in the future.

      By executing this letter agreement, you irrevocably waive and agree not to assert any right to setoff against, or otherwise deduct from, any items collected from the Concentration Account or any funds from time to time therein or in transit thereto; provided, however, that you may (i) debit the Concentration Account for any items deposited in the Concentration Account that are returned or otherwise not collected in accordance with your customary practices for the chargeback of returned items, and (ii) apply funds in the Concentration Account for reimbursement of any fees and expenses incurred by you in connection with this letter agreement, to the extent that such fees and expenses are not paid or reimbursed by WRO.

      WRO shall pay, or reimburse you for, customary and reasonable fees and expenses incurred by you in the maintenance and operation of the Concentration Account in accordance with this letter agreement. The Trustee will have no liability to you or the Servicer for any costs, fees or charges under your usual and customary procedures or this letter agreement. You will not be liable for any actions taken in accordance with the instructions of the Trustee or the Servicer.

      You also agree that, notwithstanding anything to the contrary herein, you shall promptly notify the Trustee of your failure to receive timely payment of any fee under this letter agreement.

      You may terminate this letter agreement by cancelling the Concentration Account, which cancellation and termination shall become effective only upon sixty days' prior written notice thereof from you to the Trustee. Upon the termination of this letter agreement, you will close the Concentration Account and transfer any monies remaining therein to the Master

Collection Account. You agree that you shall forward all wire transfers and deposits to the Concentration Account that you receive after such cancellation in the form received to the Master Collection Account or to such other address or account as the Trustee (or the Servicer on behalf of the Trustee) shall specify, promptly after you discover that you have received any such transfers. This letter agreement may also be terminated upon written notice to you by the Trustee. Except as expressly set forth in this paragraph, this letter agreement may not be terminated or amended without the prior written consent of the Trustee.

      All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile or by overnight courier, to the intended person at the address or facsimile number of such person set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such person in a written notice to the other parties hereto given in accordance with the requirements of this paragraph. All notices and other communications hereunder shall also be provided to the Trustee and shall be addressed as follows until you receive written notice from the Trustee to the contrary:

                    Manufacturers and Traders Trust Company
                    One M&T Plaza
                    Buffalo, New York 14203

                    Attention:  Corporate Trust and Agency Services
                    Telephone:  (716) 842-5602
                    Facsimile:  (716) 842-4474.

      All notices and communications provided for hereunder shall be effective,
(i) if personally delivered, when received, (ii) if sent by certified mail, four business days after having been deposited in the mail, postage prepaid and properly addressed, (iii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means and (iv) if sent by overnight courier, two business days after having been given to such courier unless sooner received by the addressee.

      This letter agreement shall be binding upon you and your successors and assigns and shall inure to the benefit of Seller, BRC and the Trustee and their respective successors, transferees and assigns; provided, however, that you may not assign your rights and duties under this letter agreement without the prior written consent of the Trustee.

      This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, not including the choice of law rules thereof.

      Please acknowledge your agreement to the terms set forth in this letter agreement by signing five (5) copies of this letter agreement in the space provided below and returning such copies to us at the address indicated below for WRO.

                                   Very truly yours,

                                   [NAME OF SELLER]

                                   By:__________________________________
                                     Title:_____________________________

                                   Address:       c/o Howmet Corporation
                                                  475 Steamboat Road
                                                  Greenwich, CT 06830

                                   Attention:     Jeff Jankowski, Treasurer
                                   Telephone:     (203)625-8744
                                   Facsimile:     (203)8614746



                                   BLADE RECEIVABLES CORPORATION

                                   By:__________________________________
                                     Title:_____________________________

                                   Address:       C/O Howmet Corporation
                                                  475 Steamboat Road
                                                  Greenwich, CT 06830

                                   Attention:     Jeff Jankowski, Treasurer
                                   Telephone:     (203)625-8744
                                   Facsimile:     (203)861-4746

      The undersigned hereby acknowledges and agrees to the foregoing letter agreement as of this __ day of November, 1995.

                                   [NAME OF CONCENTRATION BANK]


                                   By:____________________________
                                   Title:_________________________

                                   Address:


                                   Telephone:
                                   Facsimile:


      The undersigned hereby acknowledges and agrees to the foregoing letter agreement dated as of the ___ day of November, 1995.


                         MANUFACTURERS AND TRADERS TRUST COMPANY,
                           as Trustee


                         By:_________________________________
                         Title:______________________________

                                                                       EXHIBIT C
                                                            to Pooling Agreement


                                    FORM OF
                         MONTHLY SERVICER'S CERTIFICATE


TO:  MANUFACTURERS AND TRADERS TRUST COMPANY
     [Paying Agent]
     BLADE RECEIVABLES CORPORATION
     [Name of Rating Agency]


      HOWMET CORPORATION (the "Servicer") hereby certifies that:

      (A) This Certificate is being delivered pursuant to Section 3.6 of the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996, (as the same may be amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, as Transferor, Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee.

      (B) As of the date of this Certificate, the Authorized Officer (as defined in the Pooling Agreement) that is executing this Certificate is not aware of the occurrence and continuance of any Early Amortization Event or Unmatured Early Amortization Event (each as defined in the Pooling Agreement). [If an Early Amortization Event or Unmatured Early Amortization Event has occurred and is continuing, specify each such Early Amortization Event or Unmatured Early Amortization Event (as applicable) of which the Authorized Officer executing this Certificate is aware and the nature and status thereof and further certify, on behalf of the Servicer, that such information is true and accurate in all material respects.]

      IN WITNESS WHEREOF, Servicer has caused this Certificate to be executed by its duly authorized officer this __ day of _______________, 19 .

                                   HOWMET CORPORATION


                                   By:_____________________________________
                                   Title: _________________________________

                                                                       EXHIBIT D
                                                            to Pooling Agreement

                         ANNUAL AGREED-UPON PROCEDURES

                                MONTHLY REPORTS

Select at random four Monthly Reports prepared during the fiscal year and:

      1. Compare/reconcile the following Monthly Report items with the Servicer's original source documents noted below for five selected operating units (letters refer to the applicable section of the Monthly Report):

            A.    Monthly Receivable Activity:

                  1.    Monthly Sales Journal

                  2.    Cash Application Journal

                  3.    Aged Trial Balance

                  4. Journal entries and related support affecting cash application or receivables

                  5.    Receivable Write-off Approval List

                  6.    Lockbox Bank Statements and PC generated Lockbox Reports

                  7.    Credit Memo Report

            D.    Loss Reserve Ratio:

                  1.    Schedule A of the Monthly Report

                  2.    Applicable Daily Report for Cutoff Date

                  3.    Previous Monthly Reports

            E.    Dilution Reserve Ratio:

                  1.    Section A of the Monthly Report

                  2.    Previous Monthly Reports

            G.    Carrying Cost Receivables Reserve:

                  1.    Section C of the Monthly Report

                  2.    Carrying Cost Worksheet

            H.    Loss to Liquidation Ratio:

                  1.    Receivable Write-off Approval List

                  2.    Aged Trial Balance

                  3. Journal entries and related back-up on write-offs and recoveries

                  4.    Previous Monthly Reports

            I.    Discount Rate:

                  1.    Carrying Cost Worksheet

            Schedule A. Aged Receivables Ratio:

                  1.    Section A of the Monthly Report

                  2.    Previous Monthly Reports

                  3.    Aged Trial Balance Summary - invoices only, and

      2. Recalculate the mathematical accuracy of Sections A,B,C,D,E,F,G,H,J and K and Schedule A.

For each quarter end date that a Monthly Report is obtained, obtain the accounts receivable Write-Off Report for five selected operating units and randomly select a total of five write-offs greater than $1000 individually. Then obtain the write-off documentation and verify that the write-offs had been approved and were deleted from the Aged Trial Balance Report.

                                 DAILY REPORTS

Select at random ten Dally Reports prepared during the fiscal year (of which not more than two shall relate to any single fiscal month) and:

      1. Compare/reconcile the following Daily Report items with the Servicer's original source documents noted below for five selected operating units (letters refer to the applicable section of the Daily Report):

            A.    Daily Receivable Activity:

                  1.    Daily Sales Summary

                  2.    Cash Application Journal

                  3.    Aged Trial Balance

                  4. Journal entries and related support affecting cash applications or receivables

                  5.    Receivable Write-off Approval List

                  6.    Lockbox Bank Statement and PC generated Lockbox Reports

            B.    Net Eligible Receivables Calculation (if not closing period):

                  1.    Ineligible Receivables Program Reports

            C.    Excess Concentration Balances:

                  1.    Ineligible Receivables Program Reports

            Schedule A (if settlement date):

                  1.    Most recent Monthly Report

                  2.    Daily Report last day prior to settlement date, and

      2.    Recalculate the mathematical accuracy of sections A-C and Schedule
            A.

                              CREDIT DOCUMENTATION

Select at random two fiscal month ends during the fiscal year and:

      1. Direct the Servicer to prepare a Credit File Contents Schedule (the "Credit Schedule") that summarizes the contents of the credit files for each customer we select for testing. The Credit Schedule will include the following information as of the cut-off date selected: customer name, customer account number, customer statement, approved credit limit, date of credit limit approval, name and title of highest authority that approved the credit limit and other supporting documentation in support of extension of the credit limit (e.g., Dun & Bradstreet report, customer financial statement and bank or trade references), and

      2.    For each customer selected:

            A. Compare the customer's account receivables balance with the approved credit limit to verify that the balance is less than or equal to the approved limit

            B. Compare the customer's account balance per the Credit Schedule with the balance per the Account Receivable Aged Trial Balance

            C. Compare the date of the customer , s most recent invoice indicated on the customer's statement to the date of the credit approval to verify that the date of the invoice is the date of or subsequent to, but within one year of the date of, credit approval

            D. Note that at least one of the following items is included with the credit documentation: Dun & Bradstreet Credit Report or other credit report, bank or trade reference, financial statements or a memorandum or workpapers regarding credit evaluation/justification.

For each of the ten Daily Reports selected:

      1. Invoices: Obtain the detail Aged Trial Balance Report for five selected operating units and randomly select a total of 15 different invoices and verify the invoice date, amount and customer name with a system generated copy of the invoice;

      2. Dilutions and Credits: Obtain the detail Aged Trial Balance Report for five selected operating units and randomly select a total of 15 different credit names and verify the credit memo date, amount and customer name with a system generated copy of the credit memo;

      3. Cash Application: Randomly select a total of 15 individual cash receipts comprising the cash collection amount and verify the bank receipt date with the receipt date and application amount on the Daily Report, adjusted for available balances;

      4. Ineligible Receivables: Obtain the Aged Trial Balance for five selected operating units and randomly select a total of ten customers that have balances over 90 days past due and calculate the customer balances over 90 days past due as a percentage of the customer's total balance. If this calculated percentage is more than 50%, determine if the customer is classified as part of the Ineligible Receivables;

      5. Aging Reports: Using the 15 invoices selected in paragraph 1 above, find that the invoice is in the appropriate aging category on the Aged Trial Balance; and

      6. Purchase Options: Using the 15 invoices selected in paragraph 1 above, verify the purchase order reference number on the invoice with the purchase order (if available).

                                                                       EXHIBIT E
                                                            to Pooling Agreement

                                    FORM OF
                             TRANSFEROR CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN Effective REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. IN ADDITION TO THE RESTRICTIONS SET FORTH ABOVE, RESALE, TRANSFER OR DISPOSITION OF THIS CERTIFICATE IS PROHIBITED TO THE EXTENT SET FORTH IN THE POOLING AGREEMENT (AS DEFINED BELOW).

                         BLADE RECEIVABLES MASTER TRUST

                             TRANSFEROR CERTIFICATE


      THIS CERTIFIES THAT BLADE RECEIVABLES CORPORATION is the registered owner of an interest in the Blade Receivables Master Trust (the "Trust"), which was created pursuant to the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), by and among BLADE RECEIVABLES CORPORATION, a Nevada corporation, as Transferor ("Transferor"), HOWMET CORPORATION, as initial Servicer (in such capacity, the "Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee (in such capacity, together with its successors and assigns in such capacity, the "Trustee"). This Certificate is the duly authorized Transferor Certificate designated and issued under the Pooling Agreement. To the extent not otherwise defined herein, capitalized terms have the meanings assigned to them in Appendix A to the Pooling Agreement. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement, to which terms, provisions and conditions the holder of this Certificate by virtue of the acceptance hereof assents and by which the holder is bound.

      This Certificate shall not bear interest.

      The Pooling Agreement may be amended and the rights and obligations of the parties thereto and of the holder of this Certificate modified as set forth in the Pooling Agreement.

      Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the holder hereof to any benefit under the Pooling Agreement or under any other Transaction Document or be valid for any purpose.

      This Certificate is limited in right of payment to the Transferred Assets.

      Transferor may not transfer, assign, exchange or otherwise convey or pledge, hypothecate or otherwise grant a security interest in this Certificate or any interest represented hereby except in compliance with the terms, conditions and restrictions set forth in the Pooling Agreement.

      This Certificate shall be construed in accordance with the laws of the State of New York, without reference to its conflict of laws principles, and all obligations, rights and remedies under, or arising in connection with, this Certificate shall be determined in accordance with the laws of the State of New York.

      This Certificate amends and restates in its entirety the Transferor Certificate dated December 13, 1995 and issued to Transferor under the Pooling and Servicing Agreement, dated as of December 13,1995, by and among Transferor, Servicer and Trustee.

      IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.


                                   BLADE RECEIVABLES CORPORATION



                                   By:________________________________________
                                        Title: _______________________________



                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

    This is the Transferor Certificate referred to in the Pooling Agreement.


                                   MANUFACTURERS AND TRADERS TRUST
                                     COMPANY, as Trustee



                                   By:________________________________________
                                        Title: _______________________________



Dated: ________________________, 199_

                                                                       EXHIBIT F
                                                            to Pooling Agreement


              FORM OF CERTIFICATE TO BE GIVEN BY CERTIFICATE OWNER

[Euroclear                         [Cedel, Societe anonyme
151 Boulevard Jacqmain             67 Boulevard Grand-Duchesse Charlotte
B-1210 Brussels. Belgium]          L-1331 Luxembourg]

      Re: [Description of Certificates] issued pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 among BLADE RECEIVABLES CORPORATION, HOWMET CORPORATION and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee, (the "Certificates").


      This is to certify that as of the date hereof, and except as set forth below, the beneficial interest in the Certificates held by you for our account is owned by persons that are not U.S. persons (as defined in Rule 901 under the Securities Act of 1933, as amended).

      The undersigned undertakes to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Certificates held by you in which the undersigned has acquired, or intends to acquire, a beneficial interest in accordance with your operating procedures if any applicable Statement herein is not correct on such date. In the absence of any such notification, it may be assumed that this certification applies as of such date.

      [This certification excepts beneficial interests in and does not relate to U.S. $_________ principal amount of the Certificates appearing in your books as being held for our account but that we have sold or as to which we are not yet able to certify.]

      We understand that this certification is required in connection with certain Securities laws in the United States of America. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such proceedings.

Dated: __________________,*                  By:_________________________,
                                                      Account Holder

* Certification must be dated on or after the 15th day before the date of the Euroclear or Cedel certificate to which the certification relates.

                                                                       EXHIBIT G
                                                            to Pooling Agreement

             FORM OF CERTIFICATE TO BE GIVEN BY EUROCLEAR OR CEDEL

[Trustee and Transfer Agent and Registrar]

      Re: [Description of Certificates] issued pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 among BLADE RECEIVABLES CORPORATION, HOWMET CORPORATION and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee, (the "Certificates").

      This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organizations appearing in our records as persons being entitled to a portion of the principal amount set forth below (our "Member Organizations") as of the date hereof, $__________ principal amount of the Certificates is owned by persons (a) that are not U.S. persons (as defined in Rule 901 under the Securities Act of 1933, as amended (the "Securities Act")) or (b) who purchased their Certificates (or interests therein) in a transaction or transactions that did not require registration under the Securities Act.

      We further certify (a) that we are not making available herewith for exchange any portion of the related Regulation S Temporary Book-Entry Certificate excepted in such certifications and (b) that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by them with respect to any portion of the part submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

      We understand that this certification is required in connection with certain securities laws of the United States of America. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy hereof to any interested party in such proceedings.

Date:_________________________*    Yours faithfully,

* To be dated no earlier           By:__________________________
than the Effective Date.                [Morgan Guaranty Trust Company of
                                        New York, Brussels Office, as
                                        Operator of the Euroclear Clearance
                                        System] [Cedel, societe anonyme]

                                                                       EXHIBIT H
                                                            to Pooling Agreement

                 FORM OF CERTIFICATE TO BE GIVEN BY TRANSFEREE
               OF BENEFICIAL INTEREST IN A REGULATION S TEMPORARY
                             BOOK-ENTRY CERTIFICATE

[Euroclear                              [Cedel, societe anonyme
151 Boulevard Jacqmain                  67 Boulevard Grand-Duchesse Charlotte
B-1210 Brussels, Belgium]               L-1331 Luxembourg]

      Re: [Description of Certificates] issued pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 among BLADE RECEIVABLES CORPORATION, HOWMET CORPORATION and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee, (the "Certificates").

      This is to certify that as of the date hereof, and except as set forth below , for purposes of acquiring a beneficial interest in the Certificates, the undersigned certifies that it is not a U.S. person (as defined in Rule 901 under the Securities Act of 1933, as amended).

      The undersigned undertakes to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Certificates held by you in which the undersigned intends to acquire a beneficial interest in accordance with your operating procedures if any applicable statement herein is not correct on such date. In the absence of any such notification, it may be assumed that this certification applies as of such date.

      We understand that this certification is required in connection with certain securities laws in the United States of America. If administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such proceedings.


Dated: ___________________,                  By:_________________________

                                                                       EXHIBIT I
                                                            to Pooling Agreement

                  FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR
                  TRANSFER FROM 144A BOOK-ENTRY CERTIFICATE TO
                      REGULATION S BOOK-ENTRY CERTIFICATE

[Trustee and Transfer Agent and Registrar]

      Re: [Description of Certificates] issued pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 (the "Agreement"), among BLADE RECEIVABLES CORPORATION, HOWMET CORPORATION and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee, (the "Certificates").

      Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

      This letter relates to U.S. $___________ principal amount of Certificates that are held as a beneficial interest in the 144A Book-Entry Certificate (CUSIP No. ) with DTC in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested an exchange or transfer of the beneficial interest for an interest in the Regulation S Book-Entry Certificate (CUSIP No. ) to be held with [Euroclear] [Cedel] through DTC.

      In connection with the request and in receipt of the Certificates, the Transferor does hereby certify that the exchange or transfer has been effected in accordance with the transfer restrictions set forth in the Agreement and the Certificates and:

            (a) pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly the Transferor does hereby certify that:

                  (i) the offer of the Certificates was not made to a person in the United States of America,

                  [(ii) at the time the buy order was originated, the transferee was outside the United States of America or the Transferor and any person acting on its behalf reasonably believed that the transferee was outside the United States of America,

                  (ii) the transaction was executed in, on or through the
            facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States of America,] *

                  (iii) no directed selling efforts have been made in
            contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable,

                  (iv) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. and

            (b) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.

      This certification and the statements contained herein are made for your benefit and the benefit of the issuer and the [placement agent].

                                        [Insert name of Transferor]

Dated: _________________                By:_____________________________
                                        Title: _________________________

* Insert one of these two provisions, which come from the definition of "offshore transactions" in Regulation S.

                                                                       EXHIBIT J
                                                            to Pooling Agreement

                 FORM OF PLACEMENT AGENT EXCHANGE INSTRUCTIONS

Depository Trust Company
55 Water Street
50th Floor
New York, New York 10041

      Re: [Description of Certificates] issued pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 (the "Agreement"), among BLADE RECEIVABLES CORPORATION, HOWMET CORPORATION and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee. (the "Certificates").

      Pursuant to Section 6.11 of the Agreement, ________________________ (the "Placement Agent") hereby requests that $____________ aggregate principal amount of the Certificates held by you for our account and represented by the Regulation S Temporary Book-Entry Certificate (CUSIP No. ) (as defined in the Agreement) be exchanged for an equal principal amount represented by the 144A Book-Entry Certificate (CUSIP No. ) to be held by you for our account.


Dated: __________________________            [placement agent]



                                        By:_______________________________
                                        Title: ___________________________

                                                                       EXHIBIT K
                                                            to Pooling Agreement


              FORM OF CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
            REGISTRATION OF TRANSFER OF DEFINITIVE 144A CERTIFICATES

[Trustee and Transfer Agent and Registrar]

Re: [Description of Certificates] issued pursuant to the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (the "Agreement"), among BLADE RECEIVABLES CORPORATION, HOWMET CORPORATION and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee (the "Certificates").

      This letter relates to $___________ principal amount of Certificates held in definitive form by _____________ (the "Transferor").

      The Transferor has requested the Trustee by written order to exchange or register the transfer of a Certificate (the "Transfer Certificate"). In connection with such request, the Transferor hereby certifies that it is familiar with the Agreement and all other documents governing or relating to the Certificates and that the transfer of the Transfer Certificate does not require registration under the Securities Act of 1933, as amended (the "Securities Act") because:*

      [ ] the Transfer Certificate is being acquired for the Transferor's own account, without transfer.

      [ ] the Transfer Certificate is being transferred to a "qualified institutional buyer" (as defined in Rule 144A) in reliance on Rule 144A or pursuant to an exemption from registration in accordance with Rule 904 under the Securities Act.

      [ ] the Transfer Certificate is being transferred in accordance with Rule 144 under the Securities Act, or pursuant to an effective registration statement under the Securities Act.








_____________________________
* Check applicable box.

      [ ] the Transfer Certificate is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act, other than Rule 14A, Rule 144 or Rule 904 under the Securities Act. An opinion of counsel to the effect that such transfer does not require registration under the Securities Act accompanies this letter.

                                        [Transferor]

                                        By:__________________________________
                                        Title:_______________________________
Dated:____________________

                                                                       EXHIBIT L
                                                            to Pooling Agreement

                          FORM OF TRANSFER CERTIFICATE
                   FOR EXCHANGE OR TRANSFER FROM REGULATION S
                 TEMPORARY BOOK-ENTRY CERTIFICATE TO RULE 144A
                             BOOK-ENTRY CERTIFICATE


[Trustee and Transfer Agent and Registrar]

      Re: [Description of Certificates] issued pursuant to the Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 (the "Agreement"), among BLADE RECEIVABLES CORPORATION, HOWMET CORPORATION and MANUFACTURERS AND TRADERS TRUST COMPANY, as Trustee, (the "Certificates").

      Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

      This letter relates to U.S. $___________ principal amount of Certificates that are held as a beneficial interest in a Regulation S Temporary Book-Entry Certificate (CUSIP No. -) (the "Regulation S Certificate "") with DTC in the name of [insert name of transferor] (the "Transferor"). The Transferor has requested an exchange or transfer of the beneficial interest in the Regulation S Certificate for an interest in a 144A Book-Entry Certificate (CUSIP No. -) (the "144A Certificate"") to be held with [Euroclear] [Cedel] through DTC.

      In connection with such request, the Transferor hereby certifies that (a) its beneficial interest in the Regulation S Certificate is being transferred or exchanged in accordance with (i) the provisions set forth in the Pooling Agreement, (ii) Rule 144A under the Securities Act, and (iii) any applicable securities laws of any state of the United States or any other jurisdiction, and
(b) if the Transferor's beneficial interest is being transferred, such beneficial interest is being transferred to a transferee that the Transferor reasonably believes is purchasing the beneficial interest in the 144A Certificate for its own account or an account with respect to which the transferee exercises sole investment discretion and the transferee and any such account is a "qualified institutional buyer" within the meaning of Rule 144A

      This certification and the statements contained herein are made for your benefit and the benefit of the issuer and the [placement agent].

                                   [Insert name of Transferor]

Dated:_____________                By:_______________________________
                                        Title:  _____________________

                                                                     SCHEDULE 1
                                                           to Pooling Agreement

                         ACCOUNT BANKS - LOCKBOX BANKS



                   ACCOUNT BANKS - CONCENTRATION ACCOUNT BANK

HOWMETCORP.
TAX ID # 132838093
------------------------------------------------------------------------------------------------------------------------------------
BANK                     BANK CONTACTS                 ADDRESS            AC TYPE          AC #          LO#      AGREEMENTS
------------------------------------------------------------------------------------------------------------------------------------
Citibank                 Peter Pellegrine        Peter Pellegrine         Conrentration    4086-5864      NA     Resolutions
                         Phone # 212 559-9700    Citibank
                         Fax # 212 7934806       399 Park Avenue                                                 Incumbency Forms
                                                 10th Fl., Zone 3                                                Concentration Agree
                                                 New York, NY 10022                                              Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------
Bank of Montreal         L. Cynthia Semenic      L. Cynthia Semenic       Lockbox          4619436      70371    Resolutions
                         Phone#514-877-8685      Bank of Montreal                                                Incumbency
                         Fax #514-877-8933       Crop. Banking                                                   L/B Agreements
                                                 129 St. Jacques 12-FI.                                          Wire Agreements
                                                 Montreal, Quebec H2Y-
                                                 1L6
------------------------------------------------------------------------------------------------------------------------------------
Harris Bank              Bill C. Broot           Mary Rafacz              Pipeline         331-5308      N/A     Resolutions
                         Phone #312-461-7162     Harris Bank                                                     Incumbency Forms
                         Fax #312-461-2117       115 S. LaSalle Street                                           L/B Agreements
                                                 12th Floor                                                      Wire Agreements
                                                 Chicago, IL 60603
------------------------------------------------------------------------------------------------------------------------------------
Chase Manhattan         Steven Epstein           Carolyn V. Weiss         Howmet           FX91G-       30142    Resolutions
                        Phone #212-552-1314      Chase Manhattan Bank     Wires            455946
                        Fax #212-582-4786        1 Chase Manhattan                                               Incumbency Forms
                                                 Plaza - 50th Fl.                                                L/B Agreements
                                                 New York, NY 10081                                              Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------
Fleet Bank              Kerry McElhiney          Linda Hartunian          Lockbox          5044-4083     N/A     Resolutions
                        Phone #61 7-282-3064     Fleet Nat'l. Bankof CT.                                         Incumbency Forms
                        Fax #617-292-2506        1 Landmark Square                                               L/B Agreements
                                                 MSN 790                                                         Wire Agreements
                                                 Stamford CT 06904
------------------------------------------------------------------------------------------------------------------------------------
First interstate Bank   John Albanesus           John H. Albanesus        Lockbox          101133031     600551  Resolutions
                        Phone #212-836-4136      First interstate Bank                     001614265     53509   Incumbency Forms
                        Fax #212-593-5241        685 3rd Avenue                                                  L/B Agreements
                                                 Fifth Floor                                                     Wire Agreements
                                                 New York, NY 10022-
------------------------------------------------------------------------------------------------------------------------------------
Wachovia Bank           Michael Daves            Blanca Rodriguez         Lockbox         1866075276     75280   Resolutions
                        Blanca Rodriguez         Wachovia Corp. Senv.                                            Incumbency Forms
                        Phone #404-322-1094      181 Peach Tree Street                                           L/B Agreements
                        Fax #404-322-6894        Atlanta, GA 30303                                               Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------

------------
  COMMENT
------------
  New AC




------------
  New AC




------------
  New AC




------------
  Modified



------------
New/Modified



------------
 Modified



------------
 Modified

------------

                                      1

HOWMETCORP.
TAX ID # 132838093
------------------------------------------------------------------------------------------------------------------------------------
BANK                     BANK CONTACTS                 ADDRESS            AC TYPE          AC #          LO#      AGREEMENTS
------------------------------------------------------------------------------------------------------------------------------------
PNC                      Michele Weisman              Jean Kisling          EDI            1264083         N/A     Resolutions
                         Phone #212 559-5361          PNC                                                          Incumbency Forms
                         Fax #212 557-5461            2 PNC Plaza #32                                              L/B Agreements
                                                      620 Liberty Avenue                                           Wire Agreements
                                                      Pittsburgh PA 15265
------------------------------------------------------------------------------------------------------------------------------------
NBD                      Steve Kremenski              Steve Kremenski       Pipeline        03667-73        2414   Resolutions
                         Phone #313 225-1646          NBD                   Lockbox         0001-                  Incumbency Forms
                         Fax #313-225-2089            611 Woodward Avenue                   153701 -               L/B Agreements
                                                      Detroit Ml 46226                      010                    Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------
Bank of Montreal         L. Cynthia Sememic      L. Cynthia Semenic         Lockbox         4613-806       70231   Resolutions
                         Phone #514 877-8685     Bank of Montreal                                                  Incumbency Forms
                         Fax #514 877-8933       Corp. Banking                                                     L/B Agreements
                                                 129 St. Jacques-12 Fl.                                            Wire Agreements
                                                 Montreal, Quebec
                                                 H2Y 1 L8
------------------------------------------------------------------------------------------------------------------------------------
Harris Bank              Bill C. Broot          Nary Rafacz                 Pipeline        292-077-5       71250  Resolutions
                         Phone #312 461-7162    Harris Bank                 Lockbox                                Incumbency Forms
                         Fax #312 461 -2117     115 5. LaSalle Street                                              L/B Agreements
                                                12WFI.                                                             W re Agreements
                                                Chicago, IL 60600
------------------------------------------------------------------------------------------------------------------------------------
Chase ManhaNan           Steven Epstein         Carolyn V. Weiss           Howmet FX        91 G-           N/A    Resolutions
                         Phone #212 552-1314    Chase ManhaNan Bank        Wires            455946
                         Fax #212 582-4786      1 Chase ManhaNan
                                                Plaza - 50th Floor
                                                New York, NY 10081
------------------------------------------------------------------------------------------------------------------------------------
Wachovia Bank            Michael Davis          Blanca Rodriguez           Lockbox          8735-           75085   Resolutions
                         Blanca Rodriguez       Wachovia Corp. Sent.                        071434          951294  Incumbency Form
                         Phone #404 332-1 094   191 Peach Tree St.                                                  L/B Agreements
                         Fax  #404 332-6894     Atlanta GA30003                                                     Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------
PNC                      Michele Weisman        Jean Kisling                EDI             1000-312        N A     Resolutions
                         Phone #212 557-5362       PNC                                       295                    Incumbency Form
                         Fax   #212 557-5461    2 PWC Plaza Fl 32                                                   L/B Agreements
                                                620 Liberty Avenue
                                                Pittsburgh, PA 1 5205                                               Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------
HOWMET CERCAST USA
Tax ID # 06-1245785
BANK                     BANK CONTACTS           ADDRESS                   A/C TYPE           A/C #         L/B #       AGREEMENTS
------------------------------------------------------------------------------------------------------------------------------------
Harris Bank              Phone # 312 461-7162    Maw Rafacz                 Lockbox         290-075-8       71916       Resolutions
                         Fax     #312461-2117    Harris Bank                                                71966       Incumbency
------------------------------------------------------------------------------------------------------------------------------------

------------
  COMMENT
------------
 Modified





------------
 Modified



------------
 Modified





------------
 Modified




------------
 Mod if ed




------------
 Modified



------------
 Modified


------------
 Comments

------------
 Modified

------------

                                       2

HOWMET CERCAST USA
Tax ID # 06-1245785
------------------------------------------------------------------------------------------------------------------------------------
BANK                     BANK CONTACTS           ADDRESS                   A/C TYPE           A/C #         L/B #    AGREEMENTS
------------------------------------------------------------------------------------------------------------------------------------
                         Bill C. Broot           1155 LaSalle Street                                        71896    L/B Agreements
                                                    12WFI                                                            Wire Agreements
                                                 Chicago, lll 60603
------------------------------------------------------------------------------------------------------------------------------------
Wachovia Bank            Michael Davis           Blanca Rodriquez           Lockbox         1867-           951378   Resolutions
                         Blanca Rodriquez        Wachovia Corp. Serv.                      075366           951386   Incumbency Form
                         Phone #404 332-1094     191 Peach Tree St.                                         951391   L/B Agreements
                         Fax #404 332-6894       Atlanta, GA 30303                                                   Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------
HOWMET TEMPCRAFT
ID # 34-0908274
------------------------------------------------------------------------------------------------------------------------------------
BANK                    BANK CONTACTS            ADDRESS                    A/C Type        A/C #         IL/B 3      AGREEMENTS
------------------------------------------------------------------------------------------------------------------------------------
Soceity National Bank   John Avallone           John Avallone               Lockbox          001099-      71284     Resolutions
                        Phone # 216 689-6351    Key Corp.                                    4687                   Incumbency Forms
                        Fax# 216 689-4421       127 Public Square                                                   L/B Agreements
                                                Mail Code Ohio                                                      Wire Agreements
                                                1270725
------------------------------------------------------------------------------------------------------------------------------------
TURBINE COMPONENTS
CORP
Tax ID # 06-0863947
------------------------------------------------------------------------------------------------------------------------------------
BANK                    BANK CONTACTS            ADDRESS                     A/C TYPE        A/C #        L/B #       AGREEMENTS
------------------------------------------------------------------------------------------------------------------------------------
        Fleet Bank      Kerry McElhney          Linda Hartman                 Lockbox        5044-4115    30815     Resolutions
                        Phone # 617 292-3064    Fleet Natl Bk of CT.                                                Incumbency Forms
                        Fax # 617-292-2566      1 Landmark Sq.                                                      L/B Agreements
                                                MSK 759                                                             Wire Agreements
                                                Stamford CT 06904
------------------------------------------------------------------------------------------------------------------------------------
Bank of New Haven       Frank Gentilesco        Frank Genrilesco              Lockbox        1310958      9512      Resolutions
                        Phone # 203 498-3532    Bank of New Haven                                                   Incumbency Forms
                                                430 Forbes Ave                                                      L/B agreements
                                                New Haven 06512                                                     Wire Agreements
------------------------------------------------------------------------------------------------------------------------------------

-------------
  Comments
-------------



-------------
 Modified


-------------


-------------
 COMMENTS
-------------
 New A/C
 Modified
 L/B
-------------



-------------

-------------
 New A/C




-------------
 New A/C
 Modified
 L/B
-------------


                                                         PROJECT BLADE - TAKEOUT



                                   APPENDIX A

                                  DEFINITIONS

      A. Defined Terms. As used in the Purchase Agreement, the Pooling Agreement or any Supplement:

      "Account Agreements" means the Concentration Account Agreements and the Lockbox Agreements.

      "Account Banks"" means the Concentration Account Banks and the Lockbox Banks.

      "Acquisition" means Howmet Acquisition Corporation, a Delaware corporation.

      "Acquisition Loan"" means the loan, in the principal amount of $100,000,000, made by Transferor to Acquisition, the obligation to repay which loan has been assumed by Howmet (as successor by merger to Acquisition).

      "Adverse Claim" means any claim of ownership interest or any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other) or other security interest.

      "Affiliate" means, with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

      "Agent" means, with respect to a Series or Purchased Interest, any Person(s) designated as the agent(s) for the Certificateholders or the Purchaser in the related Supplement or PI Agreement.

      "Aggregate Unpaid Balance" is defined in Section 2. 1(b) of the Purchase Agreement.

      "Amortization Period" is defined, for purposes of any Series or Purchased Interest, in the related Supplement or PI Agreement.

      "Applicant" is defined in Section 6.7 of the Pooling Agreement.

      "Authorized Newspaper" means a newspaper of general circulation in the Borough of Manhattan, The City of New York printed in the English language and customarily published on each Business Day, whether or not published on Saturdays, Sundays and holidays.

      "Authorized Officer" means, with respect to Transferor, Servicer or any Seller, the Chief Executive Officer, the President, the Treasurer, the Chief Financial Officer, any Vice President and any Assistant Treasurer.

      "Available Final Distribution Amount" means, (i) with respect to any Series, the amount that would be available in the Master Collection Account on the Final Scheduled Payment Date for the Series for distribution to the Certificateholders of such Series, and (ii) with respect to any Purchased Interests, the amount that would be available in the Master Collection Account on the Final Scheduled Payment Date for the Purchased Interests for distribution to the Purchasers of such Purchased Interests.

      "Bank Accounts" means the Lockbox Accounts and the Concentration Accounts.

      "Bankruptcy Event" means, for any Person. any of the following events:

            (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the Like for such Person or any substantial part of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of (i) in the case of any Person other than Transferor, 60 days and (ii) in the case of Transferor, 10 days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect, or

            (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or the like, for such Person or any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due.

      "Base Amount" is defined, for purposes of any Series or Purchased Interest, in the applicable Supplement or PI Agreement.

      "Book-Entry Certificates" means certificates evidencing a beneficial interest in the Investor Certificates, ownership and transfers of which shall be made through book entries by a Clearing Agency as described in Section 6.11 of the Pooling Agreement; provided that after the occurrence of a condition whereupon book-entry registration and transfer are no page A-2
longer permitted and Definitive Certificates are to be issued to the Certificate Owners. such certificates shall no longer be "Book-Entry Certificates."

      "Business Day" means a day (other than a Saturday or Sunday) on which commercial banks in New York, New York and Chicago, Illinois are not authorized or required to be closed for business.

      "Buyer" is defined in the preamble to the Purchase Agreement.

      "Buyer Note" is defined in Section 3.2 of the Purchase Agreement.

      "Calculation Period" means a fiscal month of Howmet.

      "Carrying Cost Account"is defined in Section 4.2 of the Pooling Agreement.

      "Carrying Costs" means, for any period, (a) interest or yield payable with respect to any Series or Purchased Interest for that period, (b) the aggregate Servicing Fee for the period in the applicable amount provided for in Section
3.4 of the Pooling Agreement, (c) the operating expenses described in Section 7.2(l) of the Pooling Agreement for the period and (d) other fees, costs and expenses incurred by Transferor and Trustee for the period and paid to Persons other than Howmet Persons in connection with their duties under the Transaction Documents (in the case of Trustee, to the extent not included in the Servicing
Fee).

      "Certificate" means any Investor Certificate or the Transferor
Certificate.

      "Certificateholder" means the Person in whose name a Certificate is registered in the Certificate Register.

      "Certificate Owner" means, with respect to a Book-Entry Certificate, the Person who is the owner of such Book-Entry Certificate, as reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly or as an indirect participant, in accordance with the rules of such Clearing Agency).

      "Certificate Register" means the register maintained pursuant to Section
6.3 of the Pooling Agreement.

      "Clearing Agency" means, with respect to any Book-Entry Certificate, any Person designated as such by Transferor, which person must be registered as a "clearing agency" pursuant to Section 17A of the Securities Exchange Act of 1934.

      "Clearing Agency Participant" is defined in Section 6.11(d) of the Pooling Agreement.


                                                                        page A-3

      "Closing Date" means December 13, 1995.

      "Collections" means all funds that are received by any Seller, Transferor, Servicer or Trustee from or on behalf of any Obligor in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Transferred Receivable or Related Asset, or otherwise applied to repay or discharge any Transferred Receivable (including insurance payments that any Seller, Transferor or Servicer applies in the ordinary course of its business to amounts owed in respect of such Transferred Receivable and net proceeds of sale or other disposition of repossessed goods that were the subject of such Transferred Receivable).

      "Concentration Account" means any bank account that is maintained in accordance with, and to perform the functions contemplated for Concentration Accounts in, Section 3.3 of the Pooling Agreement.

      "Concentration Account Agreement" means a letter agreement, substantially in the form of Exhibit B to the Pooling Agreement (or such other form as to which the Modification Condition has been satisfied), among Transferor, Servicer, a Concentration Account Bank and Trustee that relates to one or more Concentration Accounts, as it may be amended, supplemented or otherwise modified from time to time.

      "Concentration Account Banks" means any of the banks at which one or more Concentration Accounts are maintained from time to time.

      "Contra Account" means, at any time and with respect to any Obligor, the maximum accrued refund, rebate or other incentive payment that such Obligor may be owed by the Sellers on account of sales incentive programs.

      "Contract" means an agreement between a Seller and any Person pursuant to which such Person is obligated to make payments in respect of any Receivable or Related Asset.

      "Contributed Receivables" means all right, title and interest of Howmet in the Receivables (and Related Security in connection therewith) contributed by Howmet to Buyer.

      "Contribution Agreement" means any Contribution Agreement, substantially in the form of Exhibit D to the Purchase Agreement, between Howmet and Buyer, as it may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the Purchase Agreement and the Pooling Agreement.

      "Corporate Trust Office" means the principal office of Trustee in Buffalo, New York, at which at any particular time its corporate trust business shall be principally administered.


                                                                        page A-4

      "Credit and Collection Policy" means (a) so long as no Successor Servicer has been appointed, with respect to any Seller, its credit and collection policies and practices relating to the Contracts and Receivables of such Seller that such Seller has provided to Transferor and Trustee prior to the First Issuance Date, as such credit and collection policies may be modified without violating Section 6.3(b) of the Purchase Agreement or Section 7.2(f) of the Pooling Agreement or (b) with respect to any Successor Servicer, its collection policies and practices with respect to receivables like the Receivables.

      "Cut-Off Date" means the last day of any Calculation Period.

      "Daily Report" is defined in Section 3.5 of the Pooling Agreement.

      "Definitive Certificates" means any Certificate other than a Book-Entry Certificate.

      "DCR" means Duff & Phelps Credit Rating Co.

      "Dilution" means any reduction in the balance of a Receivable or check issued by any Seller to an Obligor on account of discounts, incorrect billings, credits, rebates, allowances, chargebacks, returned or repossessed goods, allowances for early payments or any other reduction in the balance of a Receivable for a reason unrelated to the inability of the Obligor to pay the Receivable; provided that if the Receivables owed by an Obligor shall have been reduced by a Contra Account for purposes of determining whether such Receivables constitute Eligible Receivables, any rebate to such Obligor represented by such Contra Account shall not be included in Dilution.

      "Discount Rate" is defined in Section 2.2(c) of the Purchase Agreement.

      "Disposition" is defined in Section 9.3(i) of the Pooling Agreement.

      "Distribution Date" means the 15th day of each calendar month (or, if not a Business Day, the next Business Day).

      "Distribution Period" means each period from one Distribution Date to the next Distribution Date.

      "Dollars" means dollars in lawful money of the United States of America.

      "Domestic Person" means any Person that has a place of business located in the United States or Puerto Rico or otherwise is subject to the jurisdiction of one or more civil courts of the United States (other than by reason of contractual submission to such jurisdiction).


                                                                        page A-5

      "Early Amortization Event" means, with respect to any Series or Purchased Interest. any event identified as an Early Amortization Event in the related Supplement or PI Agreement.

      "Early Amortization Period" is defined, for purposes of any Series or Purchased Interest, in the related Supplement or PI Agreement.

      "Eligible Deposit Account" means (a) a segregated trust account maintained at a national bank with a long-term debt rating of at least A (or, in the case of a Bank Account, BBB) from S&P, (b) a deposit account maintained with a bank that has an unsecured long-term debt rating of A, or a short-term rating of at least A-1, from S&P or (c) another deposit account as to which the Modification Condition has been satisfied.

      "Eligible Investments" means any of the following:

            (a) deposit accounts that are established and maintained at a financial institution, the short-term debt securities or certificates of deposit of which have at the time of investment the highest short-term debt or certificate of deposit rating (as the case may be) available from the Rating Agencies (or, if no outstanding Investor Certificates are rated, such rating available from S&P), and that are held in the name of Trustee in trust for the benefit of the Certificateholders, subject to the exclusive custody and control of Trustee and for which Trustee has sole signature authority; provided that this clause shall not apply to the Lockbox Accounts or to the Transaction Accounts;

            (b) marketable obligations of the United States of America, the full and timely payment of principal and interest on which is backed by the full faith and credit of the United States of America, that have a maturity date not later than the next succeeding Distribution Date;

            (c) marketable obligations directly and fully guaranteed by the United States of America, the full and timely payment of principal and interest on which is backed by the full faith and credit of the United States of America, that have a maturity date not later than the next succeeding Distribution Date;

            (d) banker's acceptances, certificates of deposit and other interest-bearing obligations denominated in Dollars (subject to the proviso at the end of this definition), that have a maturity date not later than the next succeeding Distribution Date;

            (e) repurchase agreements (i) that are entered into with any financial institution having the ratings referred to in clause (a) and
      (ii) that are secured by a perfected first priority security interest in an obligation of the type described in clause page A-6

      (b) or (c); provided that such obligation may mature later than the next succeeding Distribution Date if such bank is required to repurchase such obligation not later than the next succeeding Distribution Date; and provided further, that (i) the market value of the obligation with respect to which such bank has a repurchase obligation, determined as of the date on which such obligation is originally purchased, shall equal or exceed 102% of the repurchase price to be paid by such bank and (ii) Trustee or a custodian acting on its behalf shall have possession of the instruments or documents evidencing such obligations;

            (f) guaranteed investment contracts entered into with any financial institution, the short-term debt securities of which have the highest short-term debt rating available from the Rating Agencies (or, if no outstanding Investor Certificates are rated, such rating available from S&P), that, in each case, have a maturity date not later than the next succeeding Distribution Date;

            (g) commercial paper (except for commercial paper issued by any Howmet Person) rated at the time of investment not less than "A-1 +" or the equivalent thereof by the Rating Agencies (or, if no outstanding Investor Certificates are rated, by S&P) and having a maturity date not later than the next succeeding Distribution Date; and

            (h) freely redeemable shares in open-end money market mutual funds (including such mutual funds that are offered by the Person who is acting as Trustee or by any agent of such Person) that (i) maintain a constant net-asset value and (ii) at the time of such investment have been rated not less than "AAAm" or the equivalent thereof by S&P;

provided that (A) Trustee shall only acquire banker's acceptances and certificates of deposit of, and enter into repurchase agreements with, institutions whose short-term obligations have been rated not less than "A-1+"' or the equivalent thereof by the Rating Agencies (or, if no outstanding Investor Certificates are rated, by S&P) and whose long-term obligations have been rated not less than "AA-" by S&P, (B) the securities, banker's acceptances, certificates of deposit, other obligations and repurchase agreements described above shall only constitute "Eligible Investments if and to the extent that Servicer is satisfied that Trustee will have a perfected security interest therein for the benefit of the Certificateholders and (C) notwithstanding anything to the contrary herein or in the other Transaction Documents, the term "Rating Agency," whenever used in this definition of "Eligible Investments", shall be deemed to not include DCR to the extent that an investment is rated by S&P, but not by DCR.

      "Eligible Obligor" means, for purposes of any Series (unless otherwise specified in the related Supplement) at any time, an Obligor that satisfies the following criteria:


                                                                        page A-7

            (a) it is a Domestic Person and is not (except as otherwise specified for any Series in the related Supplement) (i) the United States government or any of its agencies or instrumentalities or (ii) a state or local government agency or instrumentality;

            (b) it is not a direct or indirect Subsidiary of Howmet or any other Person with respect to which Howmet or any of its Subsidiaries owns, directly or indirectly, 50% or more of the entity's equity interests;

            (c) with respect to which no Bankruptcy Event had occurred and was continuing as of the end of the most recent Calculation Period and is continuing; provided that this clause shall not apply if a bankruptcy court has approved the Obligor's payment of its obligations on the Receivables;

            (d) as of the end of the most recent Calculation Period, no more than 50% of all Receivables of the Obligor were (for reasons other than disputes) aged more than 90 days past their respective due dates;

            (e) as of the end of the most recent Calculation Period, none of the Receivables of the Obligor were evidenced by promissory notes; and

            (f) it is not an Obligor with whom the applicable Seller has a "cash in advance" or "cash on account" arrangement (but may be an Obligor that the applicable Seller bills in advance in accordance with that Seller's customary practices, and not on account of concerns about the creditworthiness of the Obligor).

      "Eligible Receivable" means, for purposes of any Series (unless otherwise specified in the related Supplement) at any time, a Transferred Receivable:

            (a) that arises from the sale of goods or services by a Seller in the ordinary course of its business;

            (b) that represents a bona fide obligation resulting from a sale of goods that have been shipped or services that have been performed and is due and payable not more than 120 days after the date on which the invoice for services or merchandise, the sale of which gave rise to such Receivable, is provided or delivered;

            (c) that, as of that time, has not been written off and is not aged more than 90 days past its original due date;

            (d) that constitutes an account or a general intangible for the payment of money and not an instrument or chattel paper;


                                                                        page A-8

            (e) the Obligor of which is an Eligible Obligor;

            (f) with regard to which both the representation and warranty of Transferor in Section 2.3(a)(ii) of the Pooling Agreement and the representation and warranty of the relevant Seller in Section 5.1(k) of the Purchase Agreement are true and correct;

            (g) the transfer of which (including the sale by the applicable Seller to Transferor and the transfer by Transferor to the Trust) does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance that applies to the applicable Seller, Transferor or the Trust, and the sale, assignment or transfer of which, and the granting of a security interest in which, does not require the consent of the Obligor thereof or any other Person, other than any such consent that has been obtained;

            (h) that is denominated and payable only in Dollars in the United States of America and is non-interest bearing; provided that a Receivable shall not be deemed to be interest-bearing solely as a result of the applicable Seller's imposition of an interest or other charge on any such Receivable that remains unpaid for some specified period (but such interest charge or other charge shall not be included in the Unpaid Balance of a Receivable for purposes of calculating the Base Amount);

            (i) that arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity;

            (j) that is not subject to any asserted reduction, cancellation, or refund or any dispute, offset, counterclaim, lien or defense whatsoever (including any Contra Account or any other potential reduction on account of any offsetting account payable of Transferor or the applicable Seller to an Obligor or funds of an Obligor held by Transferor or the Seller); provided that a Receivable that is subject only in part to any of the foregoing shall be an Eligible Receivable to the extent not subject to reduction, cancellation. refund, dispute, offset, counterclaim, lien or other defense;

            (k) that, together with the Contract related thereto, was created in accordance with, and conforms in all material respects with, all applicable laws, rules, regulations, orders, judgments, decrees and determinations of all courts and other governmental authorities (whether Federal, state, local or foreign and including usury laws);


                                                                        page A-9

            (l) that satisfies all applicable requirements of the Credit and Collection Policy of the applicable Seller; and

            (m) that has not been compromised. adjusted, satisfied, subordinated, rescinded or modified (including by extension of time or payment or the granting of any discounts, allowances or credits), except as permitted by Section 7.2(f) of the Pooling Agreement.

      "Eligible Servicer" means (a) Howmet, (b) Trustee or (c) an entity that, at the time of its appointment as Servicer, (i) is servicing a portfolio of trade receivables, (ii) is legally qualified and has the capacity to service the Receivables, (iii) has demonstrated the ability to service professionally and competently a portfolio of trade receivables similar to the Receivables in accordance with high standards of skill and care, (iv) is qualified to use the software that is then being used to service the Receivables or obtains the right to use or has its own software that is adequate to perform its duties under the Pooling Agreement and (v) as to which the Modification Condition has been satisfied.

      "Enhancement" means, with respect to any Series or Purchased Interest, any surety bond, letter of credit, guaranteed rate agreement, maturity guaranty facility, cash collateral account or guaranty, tax protection agreement, interest rate swap or other contract or agreement for the benefit of Certificateholders of the Series or Purchaser of the Purchased Interest.

      "Enhancement Provider" means the Person providing any Enhancement, other than any Certificateholders, the Certificates of which are subordinated to any Series or class of Certificates.

      "Equalization Account" is defined in Section 4.2 of the Pooling Agreement.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "Estimated Base Amount" is defined in Section 3.5 of the Pooling
Agreement.

      "Exchange Date" is defined in Section 6.11(c) of the Pooling Agreement.

      "Exempt Holiday" is defined in Section 3.5(c) of the Pooling Agreement.

      "Exempt Obligor" means an Obligor that is (a) the United States government or any of its agencies or instrumentalities, (b) a state or local government agency or instrumentality, (c) Howmet, (d) a direct or indirect Subsidiary of Howmet, (e) any other Person with respect to which Howmet or any of its Subsidiaries owns, directly or indirectly, 50% or more of the equity interests of such Person, and (f) for purposes of any Supplement or PI Agreement, any other Person specified in such Supplement or PI Agreement as an Exempt Obligor;


                                                                       page A-10
provided that each of the following requirements must be satisfied with respect to such Obligor (x) such Obligor has been instructed to make all payments in respect to its receivables to a location other than to any of the Bank Accounts,
(y) such Obligor can reasonably be expected to follow such instructions and (z) none of the data included in the Daily Reports, Monthly Reports or other information supplied to the Trustee or Holders includes any information about such Obligor or its receivables.

      "Existing Pooling Agreement" is defined in Section 1.2 of the Pooling Agreement.

      "Existing Purchase Agreement" is defined in the first recital to the Purchase Agreement.

      "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

      "Final Distribution Date" is defined in Section 12.2(a) of the Pooling Agreement.

      "Final Scheduled Payment Date" is defined, for purposes of any Series, in the applicable Supplement, and for purposes of any Purchased Interest, in the applicable PI Agreement.

      "First Issuance Date" means December 13, 1995.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Authority" means the United States of America, any state or other political subdivision thereof and any entity in the United States of America or any applicable foreign jurisdiction that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guaranty" means any agreement or arrangement by which any Person directly or indirectly guarantees, endorses, agrees to purchase or otherwise becomes contingently liable upon any liability of any other Person (other than by endorsements of instruments in the course of collection) or guarantees the payment of distributions upon the shares of any other Person.

      "Highest Bid" means the highest cash purchase offer for a Series received by Servicer pursuant to Section 12.1 of the Pooling Agreement.

      "Holdback Account" is defined in Section 4.2 of the Pooling Agreement.

      "Holder" means the Person in whose name a Certificate is registered in the Certificate Register or a Person who holds a Purchased Interest.


                                                                       page A-11

      "Howmet" means Howmet Corporation, a Delaware corporation.

      "Howmet Person" means Howmet and each of its Affiliates (other than Transferor).

      "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of Howmet, any qualification or exception to such opinion or certification that is of a "going concern" or similar nature.

      "Indebtedness" of any Person means all of that Person's obligations for borrowed money, obligations evidenced by bonds, debentures, notes or other similar instruments, obligations as lessee under leases that are required by GAAP to be recorded as capitalized leases and obligations to pay the deferred purchase price of property or services.

      "Indemnified Losses" is defined in Section 7.3 of the Pooling Agreement.

      "Indemnified Party" is defined in Section 7.3 of the Pooling Agreement.

      "Initial Cut-Off Date" means the Business Day immediately preceding the First Issuance Date.

      "Intercreditor Agreement" means an intercreditor agreement, in form and substance satisfactory to the Trustee, between the Trustee and a secured creditor of a Seller.

      "Internal Revenue Code" means the Internal Revenue Code of 1986.

      "Invested Amount" is defined, with respect to any Series or Purchased Interest, in the related Supplement or PI Agreement.

      "Investor Certificateholder" means the Person in whose name an Investor Certificate is registered in the Certificate Register.

      "Investor Certificates" means the Certificates issued pursuant to any Supplement.

      "Investor Exchange" is defined in Section 6.10(a) of the Pooling
Agreement.

      "Issuance" is defined in Section 6.10(a) of the Pooling Agreement.

      "Issuance Date" is defined in Section 6.10(b) of the Pooling Agreement.

      "Issuance Notice" is defined in Section 6.10(b) of the Pooling Agreement.

      "Lead Placement Agent" means any Person designated as such by Transferor in connection with the issuance of any Investor Certificates.


                                                                       page A-12

      "Letter of Representations" means the agreement among Transferor, Trustee and the applicable Clearing Agency, with respect to any Book-Entry Certificates, as the same may be amended, supplemented or otherwise modified from time to time.

      "Lockbox Accounts" means the bank accounts, maintained at those certain locations described in Schedule 1 to the Pooling Agreement, into which Collections from Receivables are deposited, and any bank account that is hereafter created in accordance with, and to perform the functions contemplated for ""Lockbox Accounts" in, Section 3.3 of the Pooling Agreement.

      "Lockbox Agreement" means any of the letter agreements delivered in connection with the Pooling Agreement and any other letter agreement, substantially in the form of Exhibit A to the Pooling Agreement (or such other form as to which the Modification Condition is satisfied), among a Lockbox Bank, one or more Sellers, Servicer and Trustee that relates to one or more Lockbox Accounts, as they may be amended, supplemented or otherwise modified from time to time.

      "Lockbox Bank" means any of the banks at which one or more Lockbox Accounts are maintained from time to time.

      "Loss to Liquidation Ratio" means, as calculated in each Monthly Report, a fraction (a) the numerator of which is the aggregate Unpaid Balance of Receivables (net of recoveries) that were written off as uncollectible or (without duplication) converted into promissory notes during the three preceding Calculation Periods in accordance with the Credit and Collection Policy, and (b) the denominator of which is the aggregate amount of collections on the Receivables received during such three Calculation periods.

      "Majority Investors" means Holders of Investor Certificates and Purchasers that collectively evidence more than 50% of the outstanding principal amount of all Investor Certificates and Purchased Interests.

      "Mandatory Terminating Seller" is defined in Section 1.8(c) of the Purchase Agreement.

      "Master Collection Account" is defined in Section 4.2 of the Pooling Agreement.

      "Material Adverse Effect" means, with respect to Transferor, any Howmet Person, any Servicer and any event or circumstance at any time, a material adverse effect on (a) the ability of that Person to perform its obligations under any Transaction Document in any material respect or (b) the validity, enforceability or collectibility of any Receivables, Related Assets or Contracts that, individually or in the aggregate, represent or evidence a right to payment in excess of 5% of the aggregate Unpaid Balance of the Receivables at such time; provided, that for the purpose of determining whether any Adverse Claim or other event page A-13
would result in a Material Adverse Effect, the effect of such event or circumstance shall be considered in the aggregate with the effect of all other Adverse Claims (including Permitted Adverse Claims) or other events and circumstances occurring or existing at the time of such determination.

      "Member Organization" is defined in Section 6.11(c) of the Pooling Agreement.

      "Modification Condition" means, with respect to any action, that each Rating Agency has confirmed in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Series with respect to which it is a Rating Agency, or if no outstanding Investor Certificates have been rated, the Trustee shall have consented in writing to such action; provided, however, that the definition may be modified by a Supplement or PI Agreement with respect to the related Series or Purchased Interest and subsequent Series and Purchased Interests.

      "Monthly Report" is defined in Section 3.5(d) of the Pooling Agreement.

      "Net Invested Amount" is defined, for purposes of any Series, in the applicable Supplement.

      "New Issuance" is defined in Section 6.10(a) of the Pooling Agreement.

      "Noncomplying Receivables and Dilution Adjustment" is defined in Section 3.1(b) of the Purchase Agreement.

      "Obligations" means (a) all obligations of Buyer, the Sellers and the Servicer to the Trustee, the Trust, any other Indemnified Party, the Investor Certificateholders and their respective successors, permitted transferees and assigns, arising under or in connection with the Transaction Documents, and (b) all obligations of a Seller to Buyer, any other RPA Indemnified Party and their respective successors, transferees and assigns, arising under or in connection with the Transaction Documents, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

      "Obligor" means a Person obligated to make payments on a Receivable.

      "Officer's Certificate" means, unless otherwise specified in the Pooling Agreement or in any Supplement, a certificate signed by an Authorized Officer of Transferor or the initial Servicer, as the case may be, or, in the case of a Successor Servicer, a certificate signed by the President, any Vice President, Assistant Treasurer or the financial controller (or an officer holding an office with equivalent or more senior responsibilities) of such Successor Servicer, that, in the case of any of the foregoing, is delivered to Trustee.


                                                                       page A-14

      "Opinion of Counsel" means a written opinion of counsel, who shall be reasonably acceptable to Trustee and, if any outstanding Investor Certificates have been rated and if the Rating Agencies are addressees, the Rating Agencies.

      "Paying Agent" means any paying agent appointed pursuant to Section 6.6 of the Pooling Agreement and shall initially be Trustee.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permitted Adverse Claims" means (a) ownership or security interests arising under the Transaction Documents, (b) liens for taxes, assessments or charges of any governmental authority (other than Tax or ERISA Liens) and liens of landlords, carriers, warehousemen, mechanics and materialmen imposed by law in the ordinary course of business, in each case (i) for amounts not yet due or
(ii) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP, provided that the aggregate amount secured by all liens referred to in this clause (ii) does not exceed $1,000,000 (or for purposes of any Series or Purchased Interest, any different amount that may be specified in the applicable Supplement or PI Agreement) and (c) any Tax or ERISA Lien, the existence of which does not give rise to an Early Amortization Event.

      "Permitted Terminating Seller" is defined in Section 1.8(a) of the Pooling Agreement.

      "Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

      "PI Agreement" means an agreement or agreements executed and delivered in connection with the sale of a Purchased Interest, as amended, supplemented or otherwise modified from time to time.

      "Pooling Agreement" means the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 among Transferor, as transferor, Howmet, as Servicer, and Trustee, as it may be amended, supplemented or otherwise modified from time to time.

      "Previously Terminated Seller Amount" is defined in Section 1.8 of the Purchase Agreement.

      "Principal Funding Account" is defined in Section 4.2 of the Pooling Agreement.

      "Private Holder" shall mean, in respect of any Certificate or Purchased Interest, each holder of a right (including a participation right) to receive interest, principal or other page A-15
payments with respect to such Certificate or Purchased Interest or any other right which the Transferor reasonably determines would be treated as an interest in a partnership within the meaning of Treasury Regulation Section 1.7704-1 assuming the Trust were classified as a partnership for Federal income tax purposes, other than certificates (or other such interests) with respect to which an opinion is rendered that such certificates (or other such interests) will be treated as debt for federal income tax purposes and any holder of a right to receive any amount in respect of the Transferor Certificate. A Person holding more than one interest in the Trust, each of which separately would cause such Person to be a Private Holder, shall be treated as a single Private Holder. Any Person that owns an interest in a Private Holder that is or would be a partnership, an S corporation or a grantor trust under the Internal Revenue Code (as reasonably determined by Transferor) shall be treated as a Private Holder.

      "Pro Forma Financial Data" is defined in Section 5.1(i) of the Purchase Agreement.

      "Process Agent" is defined in Section 10.7 of the Purchase Agreement.

      "Program" means the transactions contemplated in the Transaction
Documents.

      "Publication Date" is defined in Section 9.3(a) of the Pooling Agreement.

      "Purchase" means each purchase of Receivables and Related Assets by Transferor from a Seller under the Purchase Agreement.

      "Purchase Agreement" means the Amended and Restated Receivables Purchase Agreement, dated as of April 18, 1996, among the Sellers and Transferor, as it may be amended, supplemented or otherwise modified from time to time.

      "Purchase Date" is defined in Section 6.10(g) of the Pooling Agreement.

      "Purchase Discount Reserve Ratio" is defined in Section 2.2(b) of the Purchase Agreement.

      "Purchase Price" is defined in Section 2.1(b) of the Purchase Agreement.

      "Purchase Price Credit" is defined in Section 3.1(d) of the Purchase Agreement.

      "Purchase Price Percentage" is defined in Section 2.2(a) of the Purchase Agreement.

      "Purchase Termination Date" means the earlier to occur of (a) the date specified by the Sellers pursuant to Section 8.1 of the Purchase Agreement and
(b) any event referred to in Section 8.2 of the Purchase Agreement.

      "Purchased Assets" is defined in Section 1.1 of the Purchase Agreement.


                                                                       page A-16

      "Purchased Interest" is defined in Section 4.1 of the Pooling Agreement.

      "Purchased Receivables" is defined in Section 1.1 of the Purchase
Agreement.

      "Purchaser" means a purchaser, or any owner by permitted assignment, of a Purchased Interest.

      "Rating Agency" means each statistical rating agency, if any, that, at the request of the Seller or Transferor, has rated any then-issued and outstanding Series of Investor Certificates.

      "Receivable" means, for purposes of any Series (unless otherwise specified in the related Supplement), any right of any Seller to payment, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the sale of goods, services or future services by such Seller and includes the right to payment of any interest or finance charges and other obligations with respect thereto; provided that "Receivable" shall not include any such right to payment from an Exempt Obligor

      "Receivables Pool" means at any time all Receivables then held by the Trust.

      "Record Date" means the Business Day that is three Business Days prior to a Distribution Date.

      "Records" means all Contracts, purchase orders, invoices and other agreements, documents, books, records and other media for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by Transferor, the Sellers or Servicer with respect to the Transferred Assets and/or the related Obligors.

      "Recoveries" means all Collections received by the Trust in respect of any Write-Off held by the Trust.

      "Regulation S Book-Entry Certificate" is defined in Section 6.11(c) of the Pooling Agreement.

      "Regulation S Temporary Book-Entry Certificate" is defined in Section 6.11(c) of the Pooling Agreement.

      "Related Assets" is defined in Section 1.1 of the Purchase Agreement.

      "Related Contributed Assets" is defined in Section 2.1 of any Contribution Agreement.

      "Related Purchased Assets" is defined in Section 1.1 of the Purchase Agreement.


                                                                       page A-17

      "Related Security" means, with respect to any Receivable, (a) all of the applicable Seller's right, title and interest in and to the goods, if any, relating to the sale that gave rise to the Receivable, (b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of the Receivable, whether pursuant to the Contract related to the Receivable or otherwise, and (c) all letters of credit, guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivable, whether pursuant to the Contract related to the Receivable or otherwise.

      "Related Transferred Assets" is defined in Section 2.1(a) of the Pooling Agreement.

      "Report Date" means the Business Day that is three Business Days prior to a Distribution Date.

      "Repurchase Amount" is defined in Section 12.4 of the Pooling Agreement.

      "Repurchase Distribution Date" is defined in Section 12.4 of the Pooling Agreement.

      "Required Investors" means Holders of Investor Certificates and Purchasers that evidence at least 66-2/3% of the total outstanding principal amount of Investor Certificates and Purchased Interests; provided, however, that the definition may be modified by a Supplement or PI Agreement with respect to the related Series or Purchased Interest and subsequent Series and Purchased Interests.

      "Required Receivables" is defined, for purposes of any Series, in the applicable Supplement.

      "Required Series Holders" means with respect to any action to be taken by Investor Certificateholders of any Series, unless otherwise specified in a Supplement with respect to the related Series, Investor Certificateholders that evidence at least 66-2/3% of the principal amount of those Certificates.

      "Responsible Officer" means, when used with respect to Trustee, (a) any officer within the Corporate Trust Office (or any successor group of Trustee), including any vice president, assistant vice president or any officer or assistant trust officer of Trustee customarily performing functions similar to those performed by the persons who hold the office of vice president, assistant vice president, or assistant secretary and (b,) any other officer within the Corporate Trust Office with direct responsibility for the administration of the Pooling Agreement or to whom any corporate trust matter is referred at Trustee's Corporate Trust Office because of his knowledge of and familiarity with the particular subject.


                                                                       page A-18

      "Revolving Period" means, with respect to any Series, the period before the commencement of the earliest of any applicable amortization period, accumulation period or early amortization period (other than a prepayment accumulation period with respect to a partial prepayment of any such Series) for any such Series; provided that the Revolving Period for any such Series shall be suspended during a prepayment accumulation period with respect to a partial prepayment of any such Series.

      "RPA Indemnified Losses" is defined in Section 9.1 of the Purchase Agreement.

      "RPA Indemnified Party" is defined in Section 9.1 of the Purchase
Agreement.

      "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller" means each Person from time to time party to the Purchase Agreement as a "Seller."

      "Seller Assignment Certificate" means an assignment by a Seller, substantially in the form of Exhibit C to the Purchase Agreement, evidencing Transferor's acquisition of the Receivables (excluding the Contributed Receivables) and Related Assets generated by the Seller, as it may be amended, supplemented or otherwise modified from time to time.

      "Seller Change Event" is defined in Section 3.5(e) of the Pooling
Agreement.

      "Seller Dilution Adjustment" is defined in Section 3.5(b) of the Purchase Agreement.

      "Seller Guaranty" means the Guaranty, dated December 13, 1995, by Howmet of the Obligations of the other Sellers, as it may be amended, supplemented or otherwise modified from time to time.

      "Seller Maturity Date" is defined in Section 3.2 of the Purchase
Agreement.

      "Seller Noncomplying Receivable" means a Transferred Receivable that does not meet the criteria set forth in the definition of Eligible Receivables.

      "Seller Noncomplying Receivables Adjustment" is defined in Section 3.5(a) of the Purchase Agreement.

      "Seller Receivables Review" is defined in Section 6.1(c) of the Purchase Agreement.


                                                                       page A-19

      "Seller Transaction Documents" means the Purchase Agreement, the Seller Assignment Certificates and the Account Agreements.

      "Senior Interest" is defined in each Buyer Note.

      "Series" means any series of Investor Certificates issued pursuant to
Section 6.10 of the Pooling Agreement.

      "Series Collection Allocation Percentage" means, for any Series or Purchased Interest at any time, the percentage equivalent of a fraction the numerator of which is the Required Receivables for that Series or Purchased Interest and the denominator of which is the sum of the Required Receivables for all then outstanding Series and Purchased Interests.

      "Series Interest" is defined in Section 4.1 of the Pooling Agreement.

      "Series Loss Allocation Percentage" means, for any Series or Purchased Interest for purposes of any Monthly Report, the percentage equivalent of a fraction the numerator of which is the Invested Amount of that Series or Purchased Interest and the denominator of which is the sum of the Invested Amounts of all then outstanding Series and Purchased Interests, in each case determined as of the beginning of the related Calculation Period (or such other date as may be specified in the related Supplement or PI Agreement).

      "Servicer" means at any time the Person then authorized pursuant to
Article III of the Pooling Agreement to service, administer and collect Receivables and Related Transferred Assets.

      "Servicer Default" is defined in Section 10.1 of the Pooling Agreement.

      "Service Transfer" is defined in Section 10.2(b) of the Pooling Agreement.

      "Servicing Fee" is defined in Section 3.4 of the Pooling Agreement.

      "Shared Investor Collections" means any funds identified as such in any Supplement or PI Agreement.

      "Shortfall" is defined, for any Series or Purchased Interest, in the related Supplement or PI Agreement.

      "Specified Assets" is defined in Section 1.1 of the Purchase Agreement.

      "Specified Receivables" is defined in Section 1.1 of the Purchase
Agreement.

      "Sub-Servicer" is defined in Section 3.1 of the Pooling Agreement.


                                                                       page A-20

      "Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person.

      "Successor Servicer" is defined in Section 10.2(a) of the Pooling
Agreement.

      "Supplement" means each supplement to the Pooling Agreement executed by Transferor, Servicer and Trustee to specify the terms of a Series of Certificates, as the same may be amended, supplemented or otherwise modified from time to time.

      "Tax or ERISA Lien" means a lien arising under Section 6321 of the Internal Revenue Code or Section 302(f) or 4068 of ERISA.

      "Tax Opinion" means, with respect to any action and any Series of Investor Certificates or Purchased Interest, an Opinion of Counsel meeting the requirements specified in the related Supplement or PI Agreement.

      "Terminating Seller" is defined in Section 1.8(a) of the Purchase
Agreement.

      "Termination Effective Date" is defined in Section 1.8(d) of the Purchase Agreement.

      "Termination Notice" is defined in Section 10.1 of the Pooling Agreement.

      "Transaction Accounts" is defined in Section 4.2 of the Pooling Agreement.

      "Transaction Documents" means the Purchase Agreement, the Pooling Agreement, the Seller Guaranty, each Supplement, each PI Agreement, each Contribution Agreement and each other agreement designated as a Transaction Document in any Supplement or PI Agreement, as the same may from time to time be amended, supplemented, amended and restated or otherwise modified in accordance with the terms of the Transaction Documents.

      "Transfer Agent and Registrar" means any transfer agent and registrar appointed pursuant to Section 6.3 of the Pooling Agreement and shall initially be Trustee.

      "Transferor" means Blade Receivables Corporation, a Nevada corporation.

      "Transferor Certificate" is defined in Section 4.1 of the Pooling Agreement, substantially in the form of Exhibit E to the Pooling Agreement, as such Exhibit may be amended, supplemented or modified from time to time in accordance with the terms of the Transaction Documents.


                                                                       page A-21

      "Transferor Interest" is defined in Section 4.1 of the Pooling Agreement.

      "Transferred Assets" is defined in Section 2.1 of the Pooling Agreement.

      "Transferred Receivable" is defined in Section 2.1 of the Pooling
Agreement.

      "Trust" means the trust created by the Pooling Agreement, which shall be known as the Blade Receivables Master Trust.

      "Trustee" means Manufacturers and Traders Trust Company, in its capacity as agent for the Certificateholders and the Purchasers, or its successor-in-interest, or any successor trustee appointed as provided in the Pooling Agreement.

      "Turnover Days" means, at any time, the product of (a) the sum of the beginning and ending Unpaid Balances of Receivables during the immediately preceding Calculation Period divided by two, multiplied by (b) the number of days in the immediately preceding Calculation Period, divided by the aggregate amount payable pursuant to invoices giving rise to Receivables that were generated during the preceding Calculation Period.

      "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

      "Unmatured Early Amortization Event" means any event that, with the giving of notice or lapse of time, or both, would become an Early Amortization Event.

      "Unpaid Balance" of any Receivable means at any time the unpaid amount thereof as shown in the books of Servicer at such time.

      "Unrestricted Regulation S Book-Entry Certificate" is defined in Section 6.11(c) of the Pooling Agreement.

      "Voluntary Terminating Seller" is defined in Section 1.8(b) of the Purchase Agreement.

      "Write-Off" means any Receivable that, consistent with the applicable Credit and Collection Policy, has been written off as uncollectible.

      "144A Book-Entry Certificate" is defined in Section 6.12(b) of the Pooling Agreement.

      B. Other Interpretative Matters. For purposes of any Transaction Document, unless otherwise specified therein: (1) accounting terms used and not specifically defined therein shall be construed in accordance with GAAP; (2) terms used in Article 9 of the New York page A-22

UCC, and not specifically defined in that Transaction Document, are used therein as defined in such Article 9; (3) the term "including means "including without limitation," and other forms of the verb "to include" have correlative meanings;
(4) references to any Person include such Person's permitted successors and assigns; (5) in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; (6) the words "hereof", "herein" and "hereunder" and words of similar import refer to such Transaction Document as a whole and not to any particular provision of such Transaction Document; (7) references to "Section ", "Schedule" and "Exhibit" in such Transaction Document are references to Sections , Schedules and Exhibits in or to such Transaction Document; (8) the various captions (including any table of contents) are provided solely for convenience of reference and shall not affect the meaning or interpretation of such Transaction Document; and (9) references to any statute or regulation refer to that statute or regulation as amended from time to time, and include any successor statute or regulation of similar import.


                                                                       page A-23

                                                        PROJECT BLADE - TAKE OUT






                            SERIES 1996-1 SUPPLEMENT
            to AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT


                           dated as of April 18, 1996


                                     among


                         BLADE RECEIVABLES CORPORATION,
                                 as Transferor,


                              HOWMET CORPORATION,
                                  as Servicer,


                                      and


                    MANUFACTURERS AND TRADERS TRUST COMPANY,
                                   as Trustee

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS; INCORPORATION OF TERMS ...........................     1
      SECTION 1.1  Definitions ..........................................     1
      SECTION 1.2  Modification Condition ...............................    22
      SECTION 1.3  Incorporation of Terms ...............................    22

ARTICLE II DESIGNATION ..................................................    23
      SECTION 2.1  Designation ..........................................    23
      SECTION 2.2  Group I ..............................................    23
      SECTION 2.3  Investor Ownership Percentage ........................    23

ARTICLE III CONDITIONS TO ISSUANCE; USE OF PROCEEDS .....................    24
      SECTION 3.1  Conditions to Issuance ...............................    24
      SECTION 3.2  Use of Proceeds ......................................    24

ARTICLE IV PAYMENTS AND ALLOCATIONS .....................................    24
      SECTION 4.1  Interest; Additional Amounts .........................    24
      SECTION 4.2  Daily Calculations and Group Allocations .............    25
      SECTION 4.3  Allocations of Daily Group Collections
                         (Other Than in a Group Amortization Period) ....    25
      SECTION 4.4  Allocations of Daily Group Collections
                         During a Group Amortization Period .............    27
      SECTION 4.5  Withdrawals from the Equalization Account
                         and Principal Funding Account ..................    29
      SECTION 4.6  Available Subordinated Amount ........................    29
      SECTION 4.7  Write-Offs and Recoveries ............................    30
      SECTION 4.8  Certain Dilution in a Group Amortization Period ......    31
      SECTION 4.9  Optional Early Pay Out ...............................    32
      SECTION 4.10 Foreign Obligors; Calculation of Excess Concentrations    33
      SECTION 4.11 Tax Opinion ..........................................    36
      SECTION 4.12 Reset of Benchmark Percentages and
                         Special Concentration Limits ...................    37

ARTICLE V DISTRIBUTIONS AND REPORTS .....................................    37
      SECTION 5.1 Distributions .........................................    37
      SECTION 5.2 Special Distributions on the Refinancing
                         Date ...........................................    38
      SECTION 5.3 Payments in Respect of Transferor
                         Certificate ....................................    39
      SECTION 5.4 Daily Reports and Monthly Reports .....................    39

                                                                            Page
                                                                            ----
      SECTION 5.5  Annual Tax Information ...............................    39
      SECTION 5.6  Periodic Perfection Certificate ......................    40

ARTICLE VI  EARLY AMORTIZATION EVENTS ...................................    40
      SECTION 6.1  Early Amortization Events ............................    40
      SECTION 6.2  Early Amortization Period                                 43

ARTICLE VII OPTIONAL REDEMPTION; TERMINATION; INDEMNITIES ...............    43
      SECTION 7.1  Optional Redemption of Investor Interests ............    43
      SECTION 7.2  Termination ..........................................    44
      SECTION 7.3  Indemnification by Transferor ........................    44
      SECTION 7.4  Indemnification by Servicer ..........................    45

ARTICLE VIII  MISCELLANEOUS
      SECTION 8.1  Governing Law ........................................    45
      SECTION 8.2  Counterparts .........................................    45
      SECTION 8.3  Severability of Provisions ...........................    46
      SECTION 8.4  Amendment, Waiver, Etc. ..............................    46
      SECTION 8.5  Trustee ..............................................    46
      SECTION 8.6  Instructions in Writing ..............................    46

                                    EXHIBITS

EXHIBIT A   Part 1. Form of Class A Certificate
            Part 2. Form of Class B Certificate

EXHIBIT B   Form of Daily Report

EXHIBIT C   Form of Monthly Report

      This SERIES 1996-1 SUPPLEMENT, dated as of April 18, 1996 (this "Supplement"), is made among BLADE RECEIVABLES CORPORATION, a Nevada corporation, as Transferor, HOWMET CORPORATION, a Delaware corporation ("Howmet"), as Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Trustee.

      Pursuant to the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, and as supplemented hereby, the "Pooling Agreement"), among Transferor, Servicer and Trustee, Transferor may from time to time direct Trustee to issue and authenticate, on behalf of the Trust, one or more Series of Certificates in one or more Groups of Series representing undivided interests in the Transferred Assets. Certain terms applicable to a Series are to be set forth in a Supplement. This Supplement is a "Supplement" as that term is defined in the Pooling Agreement.

      Pursuant to this Supplement, Transferor and Trustee shall create a Series of Certificates and specify certain of their terms.

ARTICLE I DEFINITIONS; INCORPORATION OF TERMS

      SECTION 1.1 Definitions. (a) Capitalized terms used and not otherwise defined herein are used as defined in Appendix A to the Pooling Agreement. This Supplement shall be interpreted in accordance with the conventions set forth in Part B of that Appendix A.

      (b) Each reference in this Supplement to funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account (or similar phrase) refers only to funds in the administrative sub-accounts of those Accounts that are allocated to the Series in Group I. Unless the context otherwise requires, in this Supplement: (i) each reference to a "Dally Report" or "Monthly Report" refers to a Dally Report or Monthly Report for Group I; (ii) each reference to the "Servicing Fee" refers to the Servicing Fee allocable to Group I; (iii) each reference to the "Series Collection Allocation Percentage" or the "Series Loss Allocation Percentage" refers to Group I's Series Collection Allocation Percentage or Series Loss Allocation Percentage, and (iv) each reference to the Transaction Documents shall include a reference to the Certificate Purchase Agreements.

      (c) Each capitalized term defined below relates only to the Series 1996-1 Certificates and to no other Series of Certificates (except to the extent that certain of such terms are explicitly used as defined herein in any Supplement relating to another Series in Group I). Whenever used in this Supplement, the following words and phrases shall have the following meanings:

      "ABR Tranche" means, at any time, the portion of the Series 1996-I Invested Amount that is designated by Transferor in accordance with a Certificate Purchase Agreement to accrue interest based on the Alternate Base Rate.

      "Acquisition Amount" is defined in Section 2.3.

      "Additional Amounts" means (a) as to the Series 1996-1 Certificates, the Prepayment Premium and other amounts payable pursuant to Sections 4.3, 4.5, 4.6 and 10.5 of the Class A Certificate Purchase Agreement and amounts payable pursuant to Sections 4.3, 4.5, 4.6 and 10.5 of the Class B Certificate Purchase Agreement, and (b) as to any other Series in Group I, any amounts identified as "Additional Amounts" in the related Supplement.

      "Adjusted Eligible Receivables" means, on any Business Day, the result of
(a) the aggregate Unpaid Balance of Eligible Receivables held by the Trust on that day, minus (b) the Unapplied Cash held by the Trust on that day, plus (c) the Aggregate Retained Balances, in each case as shown in the Daily Report for such day.

      "Affected Party" shall mean, with respect to any Structured Lender, any Support Bank of such Structured Lender.

      "Aged Receivables Ratio" means, as calculated in each Monthly Report as of the Cut-Off Date for the related Calculation Period, a fraction (expressed as a percentage) having (a) a numerator that is the sum of (i) the aggregate Unpaid Balance of Receivables that remained outstanding 121 to 150 days after their respective due dates, as determined as of the Cut-Off Date for such Calculation Period, plus (ii) the aggregate Unpaid Balance of Receivables that were written off as uncollectible during the most recently ended Calculation Period and that, if not so written off, would have been outstanding not more than 120 days after their respective due dates, as determined as of that Cut-Off Date, and (b) a denominator that is the aggregate amount payable pursuant to invoices giving rise to Receivables that were generated during the Calculation Period that occurred five Calculation Periods prior to the most recently ended Calculation Period. as determined as of the Cut-Off Date for such prior Calculation Period.

      "Agent" means The First National Bank of Chicago, in its capacity as Agent under (and as defined in) the Certificate Purchase Agreements, together with its respective successors in such capacity. The Agent is an "Agent" for purposes of the Pooling Agreement.

      "Aggregate Retained Balances" means, on any Business Day, the aggregate of the balances retained in Lockbox Accounts or Concentration Accounts for items in the process of collection but for which funds have not been made available by the related Lockbox Bank or Concentration Account Bank, provided that (i) no notice of insufficient funds or similar situation shall exist with respect thereto and (ii) the Unpaid Balance of Receivables shall have been reduced by an amount equal to such balances.

      "Alternate Base Rate" means, on any day, a fluctuating rate of interest per annum equal to the higher of:

      (a) the rate of interest announced, from time to time, by Agent as its prime commercial rate for United States dollar loans made in the United States for any day, and

      (b)   the Federal Funds Rate.

Any change in the interest rate resulting from a change in the prime commercial rate announced by the Agent shall become effective without prior notice to Transferor or the Servicer as of 12:01 a.m., New York City time, on the Business Day on which each change in the prime commercial rate is announced by the Agent. The prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by the Agent to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the prime commercial rate.

      "Amortization Period" means the period (x) beginning on the earlier of (i) the date on which a termination notice is given by the Sellers pursuant to
Section 8.1 of the Purchase Agreement and (ii) the first day of the Calculation Period that begins on June 1, 2000, and (y) ending on the earlier of (i) the Expected Final Payment Date and (ii) the date, if any, on which an Early Amortization Period begins; provided that there will be no Amortization Period if an Early Amortization Period commences on or prior to the date specified above for the beginning of the Amortization Period.

      "Applicable Ratings Factor" means the Class A Ratings Factor or the Class B Ratings Factor, as specified in each calculation where the Applicable Ratings Factor is used.

      "Approval Condition" means, with respect to any event or change in the terms applicable to this Supplement or the Series 1996-I Certificates, such event or change shall have been approved in writing, prior to becoming effective, by the Agent and the Majority Class B Purchasers.

      "ASA Measuring Period" means, for any Cut-Off Date falling in a Group Amortization Period, the Calculation Period ending on that Cut-Off Date (or the portion thereof falling after the Group Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Group Amortization Period).

      "Available Subordinated Amount" means, at any time during a Group Amortization Period, the amount calculated pursuant to Section 4.6.

      "Base Amount" means, on any Business Day, the result of the following formula:

      [NER x SCAP x (100%-CBRR)]-CASD-CCRR

where:

NER   =     the Net Eligible Receivables as reported in the Daily Report for that Business Day;

SCAP  =     the Series Collection Allocation Percentage for that Business Day;

CBRR  =     the Class B Reserve Ratio in effect for that Business Day;

CASD  =     the Class A Subordination Deficit for that Business Day; and

CCRR  =     the Carrying Cost Receivables Reserve as reported in the Daily
            Report for such day.

      "Basic Concentration Limit" means, with respect to a Concentration Unit on any day, (i) if such Concentration Unit includes a Special Obligor, the Special Concentration Limit for such Special Obligor, and (ii) otherwise, the Concentration Limit applicable to the Parent for such Concentration Unit.

      "Carrying Cost Receivables Reserve" means, on any Business Day, the result of:

            (a) the Current Carrying Costs; plus

            (b) the product of (i) the Class A Invested Amount, multiplied by
      (ii) 1.5 times the weighted average of the interest rates on Class A Certificates, multiplied by (iii) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

            (c) the product of (i) the Class B Invested Amount, multiplied by
      (ii) 1.5 times the weighted average of the interest rates on the Class B Certificates, multiplied by (iii) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

            (d) the product of (i) the Series Collection Allocation Percentage on the next preceding Distribution Date, multiplied by (ii) the aggregate Unpaid Balance of Receivables on the next preceding Distribution Date, multiplied by (iii) 2%, multiplied by (iv) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

            (e) if there is any Series in Group I in addition to the Series 1996-1 Certificates, the Carrying Cost Receivables Reserve Increments for each such other Series in Group I (as defined, and calculated as provided, in the related Supplement); minus

            (f) the balance on deposit in the Carrying Cost Account at the beginning of that Business Day.

      "Category One Balance" is defined in Section 4.10.

      "Category One Eligibles" is defined in Section 4.10.

      "Category One Obligors" means the following persons: Alfa Romeo Avio S.p.A., ABB Power Generation Ltd., Boeing Canada Technology Ltd., Fiat Avio S.p.A., General Electric Canada Inc., Hitachi Ltd., KLM Royal Dutch Airlines, Mitsubishi Heavy Industries America, Inc., Mitsui & Co. USA, Inc., Motoren-Und Turbinen-Union Munchen GmbH, Pratt & Whitney Canada Inc., Rolls-Royce PLC, Siemens A.G. KWU, and Walbar of Canada Inc.

      "Category Three Balance" is defined in Section 4.10.

      "Category Three Eligibles" is defined in Section 4.10.

      "Category Three Excess Concentration" is defined in Section 4.10.

      "Category Three Obligors" means Foreign Obligors that are not Category One Obligors or Category Two Obligors.

      "Category Two Balance" is defined in Section 4.10.

      "Category Two Eligibles" is defined in Section 4.10.

      "Category Two Excess Concentration" is defined in Section 4.10.

      "Category Two Obligors" means Foreign Obligors (other than Category One Obligors) with principal places of business in Canada, Germany, Italy, Netherlands, Switzerland, England or Sweden.

      "Certificate Purchase Agreements" means the Class A Certificate Purchase Agreement and the Class B Certificate Purchase Agreement.

      "Certificate Rate" means, at any time, the weighted average of the interest rates on all outstanding Series 1996-1 Certificates at that time.

      "Certificate Spread" means:

            (a) with respect to the Class A Certificates, (i) .50% per annum in the case of Eurodollar Tranches, and (ii) 0% per annum in the case of the ABR Tranche; and

            (b) with respect to the Class B Certificates, (i) .80% per annum in the case of the Eurodollar Tranche, and (ii) 0% per annum in the case of the ABR Tranche.

      "Class A Certificate" is defined in Section 2.1. Each Class A Certificate shall be substantially in the form of Part 1 of Exhibit A.

      "Class A Certificate Purchase Agreement" means the Certificate Purchase Agreement (Series 1996-1, Class A) dated as of April 18, 1996 among Transferor, Servicer, the Purchasers of Class A Certificates and the Agent.

      "Class A Concentration Factor" means, as of any Cut-Off Date, the greatest of:

            (i) 1.333 times the "Benchmark Percentage" for purposes of clause
      (c) of the definition of "Concentration Limit,"

            (ii) two times the "Benchmark Percentage" for purposes of clause (d) of that definition, and

            (iii) the sum of (A) all Special Concentration Limits, if any, plus
      (B) the product of (x) the "Benchmark Percentage" for purposes of clause
      (e) of the definition of Concentration Limit times (y) the excess of four over the number of Special Obligors.

      "Class A Invested Amount" means, at any time, the sum of the purchase prices paid for Class A Purchases made pursuant to the Class A Certificate Purchase Agreement at or prior to that time, reduced (but not below zero) by (a) the aggregate amount of all distributions that have been made to the Holders of the Class A Certificates on account of principal, and (b) the amount of all Investor Write-Offs that have been applied to reduce the Class A Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Class A Invested Amount).

      "Class A Minimum Reserve Ratio" means the sum, as of any Cut-Off Date, of
(a) the Class A Concentration Factor for that Cut-Off Date plus (b) the product of the average of the Dilution Ratios for the period of 12 preceding Calculation Periods ending on that Cut-Off Date, multiplied by the Dilution Horizon Variable for that Cut-Off Date.

      "Class A Purchases" means Purchases made in respect of Class A
Certificates.

      "Class A Ratings Factor" means 2.0.

      "Class A Required Reserve Ratio" means, as calculated in each Monthly Report, the Loss Reserve Ratio plus the Dilution Reserve Ratio, each calculated using the Class A Ratings Factor.

      "Class A Required Reserves" means, at any time, the product of (a) the Net Eligible Receivables multiplied by (b) the Class A Reserve Ratio multiplied by
(c) the Series Collection Allocation Percentage.

      "Class A Reserve Ratio" means, during any Distribution Period, the greater of (a) the Class A Minimum Reserve Ratio and (b) the Class A Required Reserve Ratio, each as calculated in the Monthly Report required to be delivered on the Report Date immediately prior to the start of that Distribution Period; provided that during the period from the date hereof to the first Distribution Date thereafter the Class A Reserve Ratio shall be 26.01%.

      "Class A Subordination Deficit" means, on any Business Day, the positive result (if any) of (a) the Class A Required Reserves, minus (b) the sum of (i) the Class B Required Reserves plus (ii) the outstanding principal amount of all Subordinated Classes (all calculated as of the beginning of that Business Day); provided that at any time when no Senior Class is outstanding the Class A Subordination Deficit shall equal zero.

      "Class B Certificate" is defined in Section 2.1. Each Class B Certificate shall be substantially in the form of Part 2 of Exhibit A.

      "Class B Certificate Purchase Agreement" means the Certificate Purchase Agreement (Series 1996-1, Class B) dated as of April 18, 1996 among Transferor, Servicer, the Purchasers of Class B Certificates and the Agent.

      "Class B Concentration Factor" means, as of any Cut-Off Date, the greatest of:

            (i) the "Benchmark Percentage" for purposes of clause (c) of the definition of "Concentration Limit,"

            (ii) 1.5 times the "Benchmark Percentage" for purposes of clause (d) of the definition of "Concentration Limit," and

            (iii) the sum of (A) all Special Concentration Limits, if any, plus
      (B) the product of (x) the "Benchmark Percentage" for purposes of clause
      (e) of the definition of Concentration Limit times the excess (if any) of
      2.75 over the number of Special Obligors.

      "Class B Invested Amount" means, at any time, the sum of the purchase prices paid for Class B Purchases made pursuant to (and as defined in) the Class B Certificate Purchase Agreement at or prior to that time, reduced (but not below zero) by (a) the aggregate amount of all distributions that have been made to the Holders of the Class B Certificates on account of principal, and (b) the amount of all Investor Write-Offs that have been applied to reduce the Class B Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Class B Invested Amount).

      "Class B Minimum Reserve Ratio" means the sum, as of any Cut-Off Date, of
(a) the Class B Concentration Factor for that Cut-Off Date plus (b) the product of the average of the Dilution Ratios for the period of 12 preceding Calculation Periods ending on that Cut-Off Date, multiplied by the Dilution Horizon Variable for that Cut-Off Date; provided that in no event shall the Class B Minimum Reserve Ratio be less than 15%.

      "Class B Purchases" means Purchases made in respect of Class B
Certificates.

      "Class B Ratings Factor" means 1.5.

      "Class B Required Reserve Ratio" means, as calculated in each Monthly Report, the Loss Reserve Ratio plus the Dilution Reserve Ratio, each calculated using the Class B Ratings Factor.

      "Class B Required Reserves" means, at any time, the product of (a) the Net Eligible Receivables multiplied by (b) the Class B Reserve Ratio multiplied by
(c) the Series Collection Allocation Percentage.

      "Class B Reserve Ratio" means, during any Distribution Period, the greater of (a) the Class B Minimum Reserve Ratio and (b) the Class B Required Reserve Ratio, each as calculated in the Monthly Report required to be delivered on the Report Date immediately prior to the start of that Distribution Period, provided that during the period from the date hereof to the first Distribution Date thereafter the Class B Reserve Ratio shall be 21.01%.

      "Class Invested Amount" means (a) with respect to Class A, the Class A Invested Amount, (b) with respect to Class B, the Class B Invested Amount and
(c) with respect to any other Senior Class or Subordinated Class of Certificates, the amount identified as its "Class Invested Amount" in the Supplement for such Senior Class or Subordinated Class of Certificates.

      "Concentration Limit" means:

            (a) 100% for any Tier-1 Obligor;

            (b) 100% for any Tier-2 Obligor;

            (c) 15% for any Tier-3 Obligor;

            (d) 10% for any Tier-4 Obligor; and

            (e) 4% for any Tier-5 Obligor

      Each of the percentages above is called a "Benchmark Percentage".

      "Concentration Unit Excess Concentration" is defined in Section 4.10.

      "Concentration Unit" means, on any day, each Obligor and its Affiliates, if any, that are Obligors; it being understood that each Obligor shall belong to only one Concentration Unit, and that a single Obligor can be a Concentration Unit.

      "Current Carrying Costs" means, during any Distribution Period, the sum of
(i) the amount of interest on the Series 1996-1 Certificates that will be payable on the next Interest Payment Date and any other Interest Payment Date falling not later than one week after such Interest Payment Date, (ii) the amount of the Servicing Fee that will be payable on or before the next Distribution Date plus (iii) the Current Carrying Costs Increments for each other Series in Group I (as defined, and calculated as provided in, the Supplement for each such Series.)

      "Daily Group Collections" is defined in Section 4.2.

      "Deferred Portion" means, on any day with respect to Group I, the portion of the Acquisition Amount for the Series of Certificates in Group I as to which payment has been deferred, which portion shall equal the product of (a) the Series Collection Allocation Percentage times (b) the sum of the following amounts (as shown in the Dally Report for such day): (i) the Excess Concentration Balances, plus (ii) the aggregate unpaid balance of Receivables that are not Eligible Receivables (including any such Receivables that are ineligible due to the attachment of Adverse Claims), plus (iii) the Carrying Cost Receivables Reserve, plus (iv) the Class B Reserve Ratio times the Net Eligible Receivables, plus (v) the Class A Subordination Deficit (it being understood that the Deferred Portion may vary from day to day); provided that the Deferred Portion shall be fixed as of the Group Amortization Calculation Date.

      "Dilution Horizon Variable" means, at any time, a fraction having (a) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables and generated during the two Calculation Periods ending on the most recent Cut-Off Date (as of that Cut-Off Date) and (b) a denominator equal to the Adjusted Eligible Receivables as of the most recent Cut-Off Date.

      "Dilution Ratio" means, as calculated in each Monthly Report as of the most recent Cut-Off Date, a fraction (expressed as a percentage) having (a) a numerator equal to the aggregate amount of Dilution on the Receivables occurring during the Calculation Period ending on the most recent Cut-Off Date, and (b) a denominator equal to the aggregate amounts payable pursuant to invoices giving rise to Receivables that were generated during the second preceding Calculation Period (so that, for example, if the Calculation Period specified in clause (a) corresponded to the March fiscal month, the Calculation Period in this clause (b) would be the one corresponding to the January fiscal month).

      "Dilution Reserve Ratio" means as calculated in each Monthly Report, the result (expressed as a percentage) calculated in accordance with the following formula:

      {(ARF x ADR) + [(HDR-ADR) x (HDR/ADR)]} x DHV

where:

ADR   =     the average of the Dilution Ratios during the period of 12 consecutive Calculation Periods ending on the related Cut-Off Date;

ARF   =     the Applicable Ratings Factor;

DHV   =     the Dilution Horizon Variable; and

HDR   =     the highest average of the Dilution Ratios for any two consecutive
            Calculation Periods within the 12 consecutive Calculation Periods ending on the related Cut-Off Date.

      "Distribution Period" means a period from and including a Distribution Date to but excluding the next Distribution Date.

      "Early Amortization Period" means the period beginning on the date (if any) specified in Section 6.2 and ending on the day on which the Series Invested Amount has been reduced to zero. The term "Early Amortization Period" means each of the Early Amortization Period and any period identified as an "Early Amortization Period" in the Supplement for any other Series in Group I.

      "Eurodollar Tranche" means, during any Interest Period, any portion of the Series 1996-1 Invested Amount that is designated by Transferor in accordance with a Certificate Purchase Agreement to accrue interest based on the Reserve-Adjusted Eurodollar Rate.

      "Excess Concentration Balances" means, on any day, the sum of (i) the sum of the Concentration Unit Excess Concentrations for all Groups, plus (ii) the Category Two Excess Concentration, plus (iii) the Category Three Excess Concentration, plus (iv) the Total Foreign Concentration Excess.

      "Excess Foreign Obligor Balances" is defined in Section 4.10.

      "Expected Final Payment Date" means December 15, 2000.

      "Federal Funds Rate" means (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the day (or, if the day is not a Business Day, the immediately preceding Business Day) by the Federal Reserve Bank of New York; provided that if the rate is not so published for any Business Day, the rate for purposes of this clause will be the average of the quotations for the day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it, pius (b) 100 basis points.

      "Final Scheduled Payment Date" means December 15, 2001.

      "First Step Excess" is defined in Section 4.10.

      "First Step Residual" is defined in Section 4.10.

      "Foreign Obligor" is defined in Section 4.10.

      "Fourth Step Excess" is defined in Section 4.10.

      "Fully Funded Date" means the first date falling in a Group Amortization Period or when all Series in Group I are in a Series Amortization Period and on which there are funds on deposit in the Carrying Cost Account and the Principal Funding Account that, in the aggregate, equal or exceed the Investor Repayment Amount and any Servicing Fee payable to anyone other than a Howmet Person on the first Distribution Date falling after that date.

      "Group Amortization Calculation Date" means the day before a Group Amortization Period begins.

      "Group Amortization Period" means the period (if any) commencing on the first day on which all outstanding Series in Group I are in Early Amortization Periods.

      "Group Initial Invested Amount" means, at any time, the sum of the Series Initial Invested Amounts of each Series in Group I at that time.

      "Group Invested Amount" means, at any time, the sum of the Series Invested Amounts of each Series in Group I at that time.

      "Group I" means a group of Series, including Series 1996-1 and each other Series that is identified in its Supplement as belonging to Group I.

      "Guarantor" means Howmet, in its capacity as the guarantor under the Seller Guaranty.

      "Holdback Account Termination Date" is defined in Section 4.4.

      "Holder" means a Holder (as defined in the Pooling Agreement) of a Certificate in any Series in Group I.

      "Howmet" is defined in the preamble.

      "Howmet Credit Agreement" means the Credit Agreement dated as of December 13, 1995 among Blade Acquisition Corp., Howmet Holdings Acquisition Corp., Howmet Acquisition Corp., the financial institutions named therein and The First National Bank of Chicago, as Administrative Agent and a Managing Agent, Bankers Trust Company, as Syndication Agent and a Managing Agent, and Citicorp USA, Inc., as Documentation Agent and a Managing Agent. as the same may from time to time be amended or supplemented.

      "Intercreditor Provisions" means the following provisions of the Howmet Credit Agreement (as such Agreement was in effect on the Closing Date): Section
9.12 and the definitions of Intercreditor Agreement, Investor Certificates, Purchased Interest, Receivables Amendment Conditions, Receivables Bridge Facility, Receivables Documents, Receivables Facility, Receivables Facility Assets, Receivables Maximum Funded Amount, Receivables Pooling Agreement, Receivables Purchasers, Receivables Stated Amount and Receivables Subsidiary.

      "Interest Payment Date" means (a) as to the Series 1996-1 Certificates, any date upon which interest is payable with respect to the ABR Tranche or any Eurodollar Tranche, as specified in Section 4.1, and (b) as to any interest payable on any other Series in Group I, the date specified as the "Interest Payment Date" in the related Supplement.

      "Interest Period" means

            (a) for Class A Certificates, (i) as to the ABR Tranche (if any) from time to time, (x) the period from the date hereof to, but excluding, the first subsequent Distribution Date and (y) each Distribution Period thereafter and (ii) as to each Eurodollar Tranche (if any) from time to time, each period from the date upon which that Eurodollar Tranche was first designated as such pursuant to the Class A Certificate Purchase Agreement (or the end of the next preceding Interest Period for the Eurodollar Tranche, if there has been one) to the date that is one month, two months or three months, at the option of Transferor, thereafter; and if any Interest Period for a Eurodollar Tranche would otherwise end on a day that is not a Business Day, the Eurodollar Tranche shall instead end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day); and

            (b) for Class B Certificates, (i) as to the ABR Tranche (if any) from time to time, (x) the period from the date hereof to, but excluding, the first subsequent Distribution Date and (y) each Distribution Period thereafter and (ii) as to the Eurodollar Tranche (if any) from time to time, each period from the date upon which the Eurodollar Tranche was first designated as such pursuant to the Class B Certificate Purchase Agreement (or the end of the next preceding Interest Period for the Eurodollar Tranche, if there has been one) to the date that is one month, two months or three months, at the option of Transferor, thereafter; and if any Interest Period for the Eurodollar Tranche would otherwise end on a day that is not a Business Day, the Eurodollar Tranche shall instead end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business
      Day).

      "Invested Amount" means, at any time:

            (a) for purposes of calculating the Series Loss Allocation Percentage for Group I, the Group Invested Amount; and

            (b) for purposes of the application of Sections 6.13 and 12.4 of the Pooling Agreement to the Series 1996-1 Certificates, the Series 1996-1 Invested Amount.

      "Investor Allocable Dilution" means, for any ASA Measuring Period, the product of the aggregate amount of Dilution for that ASA Measuring Period as to which neither the applicable Seller nor the Guarantor has made any payment required by Section 3.1 of the Purchase Agreement or the Seller Guaranty on account of Seller Dilution Adjustments, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

      "Investor Allocable Dilution Adjustments" is defined in Section 4.8.

      "Investor Allocable Loss Amount" means, for any ASA Measuring Period, the product of the Loss Amount for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the beginning of that ASA Measuring Period.

      "Investor Allocable Recoveries" means, for any ASA Measuring Period, the product of the Net Recoveries for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

      "Investor Allocation Percentage" means:

            (x) on any Business Day that does not fall in a Series Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of that Business Day, and (b) the denominator of which is the Base Amount as of that Business Day;

            (y) on any Business Day falling in any Series Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of the beginning of the Series Amortization Period, and (b) the denominator of which is the Base Amount as of that Business Day; and

            (z) on any Business Day falling in the Group Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of the Group Amortization Calculation Date, and (b) the denominator of which is the Base Amount as of the Group Amortization Calculation Date.

      "Investor Ownership Percentage" means, on any day with respect to Group I, a fraction (expressed as a percentage, which in any event may not exceed 100%),
(x) the numerator of which is the Acquisition Amount on such day and (y) the denominator of which is the product of (a) the Series Collection Allocation Percentage times (b) the excess of (i) the Unpaid Balance of Receivables on such day over (ii) the Unapplied Cash on such day; provided that the Investor Ownership Percentage shall be fixed as of the Group Amortization Calculation Date; and provided further that if the Investor Ownership Percentage is being calculated on any day when a Series in Group I is in an accumulation, amortization or early amortization period, the Investor Ownership Percentage shall not be less than the Investor Ownership Percentage immediately prior to the commencement of such period.

      "Investor Repayment Amount" means, on any Business Day, the sum of (a) the principal amount of the Series 1996-1 Certificates and all other Series in Group I then outstanding, plus (b) the interest and any Additional Amounts known to be payable on the Series 1996-1 Certificates and all other Series in Group I on or before the first Distribution Date falling after that date.

      "Investor Write-Offs" means, as calculated in any Monthly Report relating to a Calculation Period falling completely or partially in a Group Amortization
Period:

            (a) if the Available Subordinated Amount is greater than zero at the end of the related ASA Measuring Period, zero; and

            (b) if the Available Subordinated Amount is zero at the end of the related ASA Measuring Period (taking into account any reduction in the Available Subordinated Amount shown in such Monthly Report), the excess (if any) of (x) the sum of the Investor Allocable Loss Amount and the Investor Allocable Dilution minus Investor Allocable Recoveries for the related ASA Measuring Period, over (y) the Available Subordinated Amount as of the beginning of that ASA Measuring Period.

      "Loss Amount" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Receivables held by Trust that became Write-Offs during that ASA Measuring Period, minus (b) the amount of Recoveries received during that ASA Measuring Period.

      "Loss Reserve Ratio" means, as calculated in each Monthly Report, the result (expressed as a percentage) of (a) the Applicable Ratings Factor multiplied by (b) the highest average of the Aged Receivables Ratio for any three consecutive Calculation Periods that occurred during the preceding 12 consecutive Calculation Periods ending on the most recent Cut-Off Date multiplied by (c) a fraction having (i) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables generated during the four Calculation Periods preceding or ending on the most recent Cut-Off Date, and (ii) a denominator equal to the Adjusted Eligible Receivables, as of the most recent Cut-Off Date, multiplied by (d) the Payment Term Multiplier.

      "Majority Class B Purchasers" is defined in Section 8.1 of the Class B Certificate Purchase Agreement.

      "Net Eligible Receivables" means, at any time, (a) the Adjusted Eligible Receivables, minus (b) the Excess Concentration Balances; it being understood that the amount of Eligible Receivables will be reduced by Adverse Claims that attach to Receivables otherwise satisfying the requirements of the definition of Eligible Receivable.

      "Net Invested Amount" means, on any Business Day, the Group Invested Amount, minus the balance on deposit in the Equalization Account and the Principal Funding Account with respect to Series in Group I.

      "Net Recoveries" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Recoveries received in that ASA Measuring Period minus (b) the amount of Receivables that became Write-Offs in that ASA Measuring Period.

      "Note Indenture" means the Indenture dated as of December 13, 1995 by and between Howmet, as successor to the obligations thereunder of Howmet
Acquisition Corp., and Marine Midland Bank, as Trustee, under and pursuant to which certain senior subordinated notes have been issued, as the same may at any time be amended or supplemented.

      "Parent" means, with respect to any Concentration Unit, the Domestic Person in such Concentration Unit that owns or controls (directly or indirectly) the largest number of other Obligors in such Concentration Unit; provided that if there is no Domestic Person in such Concentration Unit, "Parent" shall mean the Obligor in such Concentration Unit that owns or controls (directly or indirectly) the largest number of other Obligors in such Concentration Unit.

      "Past Due Receivables Ratio" means, as calculated in each Monthly Report as of the Cut-Off Date, a faction (expressed as a percentage) having (a) a numerator that is the aggregate Unpaid Balance of Receivables that remain outstanding 61 to 91 days after their respective due dates, as determined as of such Cut-Off Date, and (b) a denominator that is the aggregate Unpaid Balance of Receivables as of such Cut-Off Date.

      "Payment Term" shall mean, with respect to any Receivable, the number of days between its invoice date and its due date.

      "Payment Term Multiplier" shall mean (a) 1.0, if the Payment Term Variable is less than 41. (b) 1.17, if the Payment Term Variable is equal to or more than 41 but less than 51, (c) 1.25, if the Payment Term Variable is equal to or more than 51 but less than 61, and (d) 1.5, if the Payment Term Variable is equal to or more than 61 but less than 91; provided, however, that if the Payment Term Variable equals or exceeds 91, the Payment Term Multiplier for such Receivable shall be determined by calculating the sum of (x) 1.5, and (y) 0.05, for each 5-day increment by which the Payment Term Variable exceeds 91, it being understood that the same number shall apply for all Payment Term Variables that fall within a five-day range.

      "Payment Term Variable" shall mean, as calculated in each Monthly Report as of the most recently ended Cut-Off Date, the quotient of:

            (x) the sum of (1) the product of the Outstanding Balance of each Receivable as of such Cut-Off Date times (2) the Payment Term with respect to such Receivable; divided by

            (y) the aggregate Outstanding Balance of all Receivables as of such Cut-Off Date.

      "Prepayment Accumulation Period" means a period beginning on the day that Transferor gives a Prepayment Notice to Trustee of a prepayment of the Series 1996-1 Certificates pursuant to Section 4.9 (and does not notify Trustee that it intends to cause the Series Interest to be conveyed as described in subsection
4. 9(b)) and ending on the earlier to occur of (a) the day when amounts sufficient for that prepayment have been accumulated pursuant to Section 4.3 and r the end of the Revolving Period for the Series 1996-1 Certificates.

      "Prepayment Notice " is defined in Section 4.9.

      "Prepayment Premium" means, with respect to any prepayment pursuant to
Section 4.9 or 7.1 or as a result of an Early Amortization Event, the net present value (as of the date of such prepayment) of the amount of interest that would have accrued on the amount of principal prepaid from the date of prepayment through the one year anniversary of the date hereof at an interest rate equal to the applicable Certificate Spread in respect of the Eurodollar Tranche(s), discounted to such prepayment date at a rate per annum, compounded monthly, equal to the Reserve Adjusted Eurodollar Rate in effect on the date on which notice of prepayment is given to the Holders of the Series 1996-1 Certificates being prepaid.

      "Principal Deposit Amount" means, with respect to any Series in any Calculation Period falling in a Series Amortization Period, the amount determined in accordance with the Supplement for that Series. The Principal Deposit Amounts for the Series Amortization Periods that may apply to the Series 1996-1 Certificates are:

            (a) for any Calculation Period falling in the Amortization Period or the Early Amortization Period for the Series 1996-1 Certificates, the Series 1996-1 Invested Amount; and

            (b) for any Calculation Period falling in a Prepayment Accumulation Period for the Series 1996-1 Certificates, the amount of principal to be prepaid.

      "Principal Payment Date" means (a) for the Series 1996-1 Certificates, (i) any date on which any prepayment is to be made pursuant to Section 4.9, (ii) the end of each Interest Period in respect of the next maturing Eurodollar Tranche and/or ABR Tranche, in such order as the Agent shall select so as to minimize "breakage costs," (iii) each Distribution Date falling in an Early Amortization Period (beginning with the Distribution Date falling in the Calculation Period after the Calculation Period in which the Early Amortization Period begins) and
(iv) any Distribution Date falling after the commencement of the Amortization Period, and (b) for any other Series in Group I, each date specified as a "Principal Payment Date" in the related Supplement. The Refinancing Date is not a Principal Payment Date.

      "Purchase" means any Purchase as defined in either of the Certificate Purchase Agreements.

      "Reference Bank" means The First National Bank of Chicago.

      "Refinancing Date" is defined in subsection 4.9(b).

      "Required Purchasers" is defined in Section 9.9 of the Certificate Purchase Agreements.

      "Required Receivables" means, on any Business Day, collectively for all Series in Group I:

            (a) So long as a Group Amortization Period has not commenced, the result of the following formula:

      GIIA+CCRR           R
      ---------     x    ---
      (1-CARR)           NER

      where:

      CARR  =     the Class A Reserve Ratio in effect for that Business Day;

      CCRR  =     the Carrying Cost Receivables Reserve as reported in the Daily
                  Report for that Business Day;

      GIIA  =     the Group Initial Invested Amount;

      NER   =     the Net Eligible Receivables as reported in the Daily Report for that Business Day; and

      R     =     the aggregate Unpaid Balance of Receivables held by Trustee as reported in the Daily Report for that Business Day.

            (b) If a Group Amortization Period has commenced, the result of the following formula:

               AGIIA + ASA + UCCRR

      where:

      AGIIA = the adjusted Group Initial Invested Amount on that Business Day (which shall equal the Group Initial Invested Amount, reduced (but not below zero) by the amount of all Investor Write-Offs (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Group Invested
                  Amount));

      UCCRR = the Unfunded Carrying Cost Receivables Reserve on that Business Day; and

      ASA   =     the Available Subordinated Amount on that Business Day.

      "Required Series Holders" means the Required Purchasers.

      "Reserve-Adjusted Eurodollar Rate" means for any Interest Period, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by the Reference Bank for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Investor Certificate of the Reference Bank with maturities comparable to such Interest Period as of approximately 10:00 a.m. (New York time) on the second Business Day prior to the first day of that Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such second preceding Business Day to any member bank of the Federal Reserve System m respect of "Eurocurrency liabilities" as defined in Regulation D of the Federal Reserve Board (or any successor category of liabilities under Regulation
D).

      "Revolving Period" means, with respect to any Series in Group I, the period beginning on the Closing Date and ending on the day before the first day of an accumulation period, an amortization period or an early amortization period (other than a prepayment accumulation period with respect to a partial prepayment of such Series) for such Series; provided that the Revolving Period for such Series shall be suspended during a prepayment accumulation period with respect to a partial prepayment of such Series.

      "Second Step Excess" is defined in Section 4.10.

      "Second Step Residual" is defined in Section 4.10.

      "Senior Class" means each of Class A and each class of any other Series in Group I that is identified in its Supplement as a Senior Class.

      "Series Allocable Dilution Adjustments" means, for any ASA Measuring Period, the product of the aggregate amount of payments pursuant to Section 3.1 of the Purchase Agreement or pursuant to the Seller Guaranty on account of Seller Dilution Adjustments received during that ASA Measuring Period relating to Dilution that occurred prior to that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period.

      "Series Amortization Period" means (a) as to Series 1996-1, the Amortization Period, any Prepayment Accumulation Period and any Early Amortization Period and (b)as to any other Series in Group I any period identified in the related Supplement as a "Series Amortization Period."

      "Series Invested Amount" means (a) as to the Series 1996-1 Certificates, the Series 1996-1 Invested Amount, and (b) as to any other Series in Group I, the amount determined as such in accordance with the Supplement for that Series.

      "Series Initial Invested Amount" means (a) as to the Series 1996-1 Certificates, the Series 1996-1 Initial Invested Amount, and (b) as to any other Series in Group I, the amount determined as such in accordance with the Supplement for that Series; provided that from and after the date on which the Series Invested Amount for any Series is reduced to zero, the Series Initial Invested Amount for that Series will also equal zero.

      "Series 199&1 Certificates" means the Class A Certificates and the Class B Certificates.

      "Series 1996-1 Holder" means a Holder of a Series 1996-1 Certificate.

      "Series 1996-1 Initial Invested Amount" means (i) during the Revolving Period for the Series 1996-1 Certificates, the Series 1996-1 Invested Amount, and (ii) thereafter, the Series 1996-1 Invested Amount as of the last day of the Revolving Period; provided that after the principal amount of the Series 1996-1 Certificates and interest and any Additional Amounts known to be payable in respect of such Series are reduced to zero, the Series 1996-1 Initial Invested Amount will equal zero.

      "Series 1996-1 Invested Amount" means, at any time, the sum of the Class A Invested Amount plus the Class B Invested Amount.

      "Special Concentration Limit" means:

            (i) with respect to the Tier-5 Obligor that owes the highest aggregate Unpaid Balance of Eligible Receivables, 7%; and

            (ii) with respect to the Tier-5 Obligor that owes the second highest aggregate Unpaid Balance of Eligible Receivables, 5%.

      "Special Obligor" means, at any time, the two Tier-5 Obligors that owe the highest aggregate Unpaid Balances of Receivables and are designated in the most recent Monthly Report as "Special Obligors"; provided that in the case of any Obligor (other than Westinghouse Electric Corp.), the Approval Condition shall have been satisfied with request to such designation.

      "Specified Rating Agency" means S&P.

      "Stated Amount" means as to any Certificate, the maximum principal amount that may be required to be funded by the Holder of such Certificate.

      "Structured Lender" shall mean Falcon Asset Securitization Corporation, Alpine Securitization Corp. and any other Holder of a Certificate (x) whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein and (y) which is required by any nationally recognized rating agency which is rating such securities to obtain from its principal debtors an agreement similar to that set forth in Section 13.9 of the Pooling Agreement in order to maintain such rating.

      "Subordinated Class" means each of Class B and each class of any other Series in Group I that is identified in its Supplement as a Subordinated Class.

      "Support Bank" shall mean any bank or other financial institution extending or having a commitment to extend funds to or for the account of any Structured Lender (including by agreement to purchase an assignment of, or participation in, the Certificate held by such Person) under a liquidity or credit support agreement which relates to the Certificate purchased by such Structured Lender.

      "Third Step Excess" is defined in Section 4.10.

      "Third Step Residual" is defined in Section 4.10.

      "Tier-1 Obligor" means any Obligor that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-1+" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "AAA" (or its equivalent).

      "Tier-2 Obligor" means any Obligor (other than a Tier-I Obligor) that has
(a) a commercial paper rating from the Specified Rating Agency of at least "A-1" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "A+" (or its equivalent).

      "Tier-3 Obligor" means any Obligor (other than a Tier-1 Obligor or a Tier-2 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-2" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "BBB+"(or its equivalent).

      "Tier-4 Obligor" means any Obligor (other than a Tier-1 Obligor, a Tier-2 Obligor or a Tier-3 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-3" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "BBB-" (or its equivalent).

      "Tier-5 Obligor" means any Obligor other than a Tier-1 Obligor, a Tier-2 Obligor, a Tier-3 Obligor or a Tier-4 Obligor.

      "Total Dollar Limit" is defined in Section 4.10.

      "Total Foreign Concentration Excess" is defined in Section 4.10.

      "Tranche" means each of the ABR Tranche and each Eurodollar Tranche.

      "Transferor Indemnified Losses" is defined in Section 7.3.

      "Transferor Indemnified Party" is defined in Section 7.3.

      "Transferor Payment Percentage" means, on any Business Day, the difference of 100% minus the Investor Allocation Percentage on that Business Day.

      "Unapplied Cash" means, on any Business Day, available funds received in the Master Collection Account and reflected in the Daily Report for that Business Day that have not been applied as Collections on a particular Receivable on or prior to the time as of which that Daily Report is prepared.

      "Unfunded Carrying Cost Receivables Reserve" means, on any Business Day falling in a Group Amortization Period, the difference (but not less than zero) of (a) the Carrying Cost Receivables Reserve as of the Group Amortization Calculation Date, minus (b) the aggregate Collections deposited into the Carrying Cost Account during the portion of the Group Amortization Period up to and including that Business Day.

      "Unmatured Early Amortization Event" means an event that, with the giving of notice or lapse of time (or both) will constitute an Early Amortization Event.

      SECTION 1.2 Modification Condition. (a) For so long as the Series 1996-1 Certificates remain outstanding, for purposes of the Transaction Documents the definition of the term "Modification Condition" shall be as follows:

            "Modification Condition" means, with respect to any action, that (i) each Rating Agency has confirmed in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Series or Purchased Interest that was rated by such Rating Agency, and
      (ii) if any Series or Purchased Interest has not been rated, the Required Series Holders for that Series or the Agent for such Purchased Interest (as the case may be) shall have consented in writing to such action.

      (b) For so long as the Series 1996-1 Certificates remain outstanding, for purposes of the Transaction Documents the term "Required Investors" shall be as follows:

            "Required Investors" means the Required Series Holders for each Series and the Agent for each Purchased Interest."

      SECTION 1.3 Incorporation of Terms. The terms of the Pooling Agreement are incorporated in this Supplement as if set forth in full herein. As supplemented by this Supplement, the Pooling Agreement is in all respects ratified and confirmed and both together shall be read, taken and construed as one and the same agreement. If the terms of this Supplement and the terms of the Pooling Agreement conflict, the terms of this Supplement shall control with respect to the Series 1996-1 Certificates.

ARTICLE II  DESIGNATION

      SECTION 2.1 Designation. There is hereby created a Series to be known as the "Series 1996-1 Certificates," consisting of two classes: the $47,500,000 Variable Rate Class A, Trade Receivables Backed Certificates, Series 1996-1 (the "Class A Certificates), which shall be a Senior Class; and the $7,500,000 Variable Rate Class B, Trade Receivables Backed Certificates, Series 1996-1 (the "Class B Certificates"), which shall be a Subordinated Class. Subject to the conditions set forth in Article III, Trustee shall authenticate and deliver the Class A Certificates and the Class B Certificates, to or upon the order of Transferor in the aggregate principal amount indicated for each above. Notwithstanding the terms of Section 61 of the Pooling Agreement, the Class A Certificates will be issued in minimum denominations of $5,000,000 and in integral multiples of $1,000,000 and the Class B Certificates will be issued in minimum denominations of $2,500,000 and in integral multiples of $500,000.

      SECTION 2.2 Group I. The Series 1996-1 Certificates are included in Group
I. Consequently, the Series 1996-1 Certificates will share a single Series Collection Allocation Percentage (determined using the Required Receivables as defined herein), a single Series Loss Allocation Percentage (determined using the Invested Amount as defined herein), and if a Group Amortization Period occurs, a single Available Subordinated Amount (determined as provided herein) with the other Series in Group I. Collections, Investor Allocable Dilution, Investor Allocable Loss Amounts and Investor Write-Offs will be allocated collectively to Group I in accordance with such shared Series Collection Allocation Percentage and Series Loss Allocation Percentage, as applicable, and will be further allocated among Series included in Group I (and the various Senior Classes and Subordinated Classes) in accordance with this Supplement. The Servicing Fee with respect to all Series in Group I shall be paid in accordance with this Supplement and shall be determined in accordance with Section 3.4 of the Pooling Agreement using the collective Series Collection Allocation Percentage for Group I. The Series in Group I share a collective Series Interest, the amount of which equals the shared Series Collection Allocation Percentage for Group I.

      Subsection 12.1(b) of the Pooling Agreement shall not apply to any Series in Group I and shall be superseded for all such Series by Section 7.2 of this Supplement. All terms of this Supplement applying generally to Group I shall survive the repayment in full or other termination of the Series 1996-1 Certificates until such time as all Series in Group I have been repaid in full and any revolving purchase commitments made by the Holders relating to Certificates in any such Series have been terminated (or, if earlier, on the Final Scheduled Payment Date for the last Series in Group I). Such terms of general applicability include all of Article IV (excluding Sections 4.1 and 4.9), Article V, Section 7.2 and Article VIII and all related definitions.

      SECTION 2.3 Investor Ownership Percentage. The Investor Certificates in Group I represent an undivided interest in the portion of the Transferred Assets allocable to Group I, which undivided interest (expressed as a percentage) shall equal the Investor Ownership Percentage. The amount payable on any day by the Holders of such Investor Certificates for the acquisition of such undivided interest (the "Acquisition Amount") shall equal the Group Invested Amount plus the Deferred Portion (it being understood that the Acquisition Amount may vary from day to day); provided that Acquisition Amount shall be fixed as of the Group Amortization Calculation Date.

      The Deferred Portion of the Acquisition Amount shall be subject to a holdback and shall be paid to the extent (and only to the extent) Daily Group Collections are not required to pay amounts described in clauses first through fourth of Section 4.3 or Section 4.4 (as applicable), it being understood that the Holders of Series 1996-1 Certificates shall not be liable to pay any portion of the Deferred Portion not paid out of Dally Series Collections.

ARTICLE III CONDITIONS TO ISSUANCE; USE OF PROCEEDS

      SECTION 3.1 Conditions to Issuance. Trustee will not authenticate the Series 1996-1 Certificates unless all conditions to the issuance of the Series 1996-1 Certificates under Section 6.10 of the Pooling Agreement shall have been satisfied or waived by the Purchasers.

      SECTION 3.2 Use of Proceeds. The proceeds from the issuance of the Series 1996-1 Certificates shall be used first to repay the Series 1995-1 Certificates in full and second for general corporate purposes of Transferor (including, but not limited to, purchasing Receivables, repaying indebtedness and/or making distributions to Howmet).

ARTICLE IV  PAYMENTS AND ALLOCATIONS

      SECTION 4.1 Interest; Additional Amounts.

            (a) Subject to Section 4.1 of the Class A Certificate Purchase Agreement, Transferor may from time to time allocate the outstanding principal amount under the Class A Certificates to an ABR Tranche and up to four Eurodollar Tranches. Subject to Section 4.1 of the Class B Certificate Purchase Agreement, Transferor may from time to time allocate the outstanding principal amount under the Class B Certificates to an ABR Tranche and a Eurodollar Tranche. Interest on an ABR Tranche shall be payable on each Distribution Date, and interest on a Eurodollar Tranche shall be payable at the end of the applicable Interest Period, except that interest on the amount of any principal repaid on any other date shall be payable on the date of the repayment. If, any such day is not a Business Day, interest shall instead be due on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day).

            (b) Interest on a Eurodollar Tranche shall accrue during any Interest Period at a rate per annum equal to the Reserve Adjusted Eurodollar Rate plus the applicable Certificate Spread and shall be calculated on the basis of actual days over a year of 360 days.

            (c) Interest on an ABR Tranche shall accrue at the Alternate Base Rate in effect from time to time plus the applicable Certificate Spread and shall be calculated on the basis of actual days over a year of 365 or 366 days, as the case may be.

            (d) Interest with respect to the Series 1996-1 Certificates due but not paid on any Distribution Date or the last day of an Interest Period, as the case may be, will bear additional interest on the amount at 2% per annum above the Alternate Base Rate to the extent permitted by law, which additional interest shall be due on demand.

            (e) Additional Amounts shall also be payable with respect to the Series 1996-1 Certificates as specified in the Certificate Purchase Agreements and to the extent (but only to the extent) that funds become available for payment of such Additional Amounts in accordance with Sections 4.2, 4.3 and 4.4.

      SECTION 4.2 Daily Calculations and Group Allocations. On each Business Day, Servicer shall calculate the Series Collection Allocation Percentage for Group I (and, if necessary for that calculation, the Required Receivables), the Current Carrying Costs and, prior to the Group Amortization Period, the Base Amount. On each Business Day prior to the Group Amortization Period, Servicer shall also determine whether the Net Invested Amount is greater than, equal to or less than the Base Amount.

      Pursuant to Section 4.3 of the Pooling Agreement, Servicer shall allocate the Series Collection Allocation Percentage of available funds received in the Master Collection Account (other than any Shared Investor Collections) since the preceding Business Day's allocation to the shared Series Interest of Group I. The portion of funds so allocated, together with any funds released from the Equalization Account or any Principal Funding Account in accordance with Section
4.5 on that Business Day, are called the "Daily Group Collections."

      SECTION 4.3 Allocations of Daily Group Collections (Other Than in a Group Amortization Period). On each Business Day (other than an Exempt Holiday or a Business Day falling in a Group Amortization Period or after the Fully Funded
Date), Servicer shall allocate the Dally Group Collections (or, if less, the aggregate amount of Dally Group Collections required to fund the items described in priorities first through fourth below) to the following purposes, in the priority indicated (and to the extent of Daily Group Collections available):

            first, to the Carrying Cost Account until the amount allocated to the Carrying Cost Account equals the Current Carrying Costs;

            second, if the Net Invested Amount is greater than the Base Amount, to the Equalization Account in an amount sufficient to reduce the Net Invested Amount to an amount equal to the Base Amount; provided that during a Series Amortization Period in respect of any Series, funds that would otherwise be required to be deposited in the Equalization Account pursuant to this priority second shall instead be deposited in the sub-account of the Principal Funding Account for such Series (and, if there is more than one such Series, shall be divided ratably between such sub-accounts, on the basis of the respective Principal Deposit Amounts of each such Series), but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the applicable Principal Deposit Amount (and any remaining amount not deposited in any sub-account of the Principal Funding Account because of this limitation shall be shared among the other sub-accounts for such Series in Group I (ratably as described above), in each case to the extent that it will not cause the balance therein to exceed the applicable Principal Deposit Amount, and any remaining amount shall be deposited in the Equalization Account); and provided further that no deposit shall be made to a sub-account of the Principal Funding Account pursuant to the immediately preceding proviso (and such proviso shall not apply notwithstanding the existence of a Series Amortization Period) unless, after giving effect thereto, the Net Invested Amount would equal the Base Amount;

            third, during any Series Amortization Period, to the applicable sub-account of the Principal Funding Account until the amount on deposit in that sub-account equals the applicable Principal Deposit Amount; provided that

                  (i) the amount allocated to all Investor Certificates. in the aggregate pursuant to this priority third on any Business Day shall not exceed the product of (x) the Investor Ownership Percentage, multiplied by (y) the excess of the Dally Group Collections over the amounts allocated on that Business Day pursuant to priorities first and second, and

                  (ii) if more than one Series in Group I is in a Series
            Amortization Period, the amount so allocated shall be divided ratably between such subaccounts, on the basis of the respective Principal Deposit Amounts of each such Series, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the applicable Principal Deposit Amount for any such Series (and any remaining amount not deposited in any sub-account of the Principal Funding Account because of this limitation shall be shared among the other sub-accounts for Series in Group I (ratably as described above), in each case to the extent that it will not cause the balance therein to exceed the Principal Deposit Amount for any such other Series); and

            fourth, to hold in the Master Collection Account the amount, if any, necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders.

      On such Business Day, Servicer shall allocate and pay the remainder of Daily Group Collections to make current and/or deferred transfer payments to Transferor in respect of the Transferor Certificate, provided that Transferor may, from time to time, direct Servicer to direct Trustee to hold all or part of the funds to be paid pursuant to this sentence in the Master Collection Account to be applied as Daily Group Collections on the following Business Day.

      If, on any day, the amount of Collections that is then allocated to the Carrying Cost Account exceeds the amount of Collections that is then required to be allocated to the Carrying Cost Account, the Servicer shall reallocate such Collections on such day to one or more of the obligations described in the first paragraph of this Section in priorities second through fourth, and in the preceding paragraph, in the order of priority set forth therein.

      In addition, if, on any day, funds on deposit in the Master Collection Account and available (as described in the first paragraph of this Section ) for allocation under priority fourth are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

      On any Business Day falling after the Fully Funded Date, all Daily Group Collections shall be paid to Transferor as deferred transfer payments.

      SECTION 4.4 Allocations of Daily Group Collections During a Group Amortization Period. On each Business Day (other than an Exempt Holiday) falling in a Group Amortization Period and prior to or on the Fully Funded Date, Servicer shall allocate the Daily Group Collections to the following purposes, in the priority indicated (and to the extent of Daily Group Collections available):

            first, to the Carrying Cost Account to the extent that the balance therein is less than the amount of Current Carrying Costs (other than any Servicing Fee payable to any Howmet Person) payable on the Distribution Date relating to the Calculation Period during which such Business Day falls;

            second, to the Principal Funding Account and to Transferor (or, prior to the Holdback Account Termination Date, to the Holdback Account) in the following amounts:

                  (a) the amount to he transferred to the Principal Funding
            Account shall equal the product of (i) the Investor Allocation Percentage, multiplied by (ii) the excess of the Daily Group Collections over the amount allocated on that Business Day pursuant to priority first, provided that the aggregate amount so deposited shall in no event exceed the lesser of (x) the Group Invested Amount and (y) the Investor Ownership Percentage times the aggregate Unpaid Balance of Receivables as of the Group Amortization Calculation Date; and

                  (b) the amount to be transferred to Transferor (or, prior to the Holdback Account Termination Date, to the Holdback Account) shall equal the product of (i) the Transferor Payment Percentage, multiplied by (ii) the excess of the Daily Group Collections over the amount allocated on that Business Day pursuant to priority first;

      the amount allocated to the Principal Funding Account pursuant to clause
      (a) of this priority second shall be divided among the sub-accounts for each Series in Group I as follows:

                  (1) first such amount shall be divided among the sub-accounts for each Series that has an outstanding Senior Class, on the basis of the respective Principal Deposit Amounts of each such Senior Class, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the Principal Deposit Amount of any such Senior Class; and

                  (2) any remaining amount shall he divided among the
            sub-accounts for each Series that has an outstanding Subordinated Class, on the basis of the respective Principal Deposit Amounts of each such Subordinated Class, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the Principal Deposit Amount of any such Subordinated Class;

            third, to hold in the Master Collection Account the amount necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders;

            fourth, to pay any Servicing Fee payable to any Howmet Person on the Distribution Date relating to the Calculation Period during which such Business Day falls; and

            fifth, the balance to Transferor, provided that prior to the Holdback Account Termination Date, amounts payable to Transferor pursuant to this priority fifth shall be deposited into the Holdback Account and held as provided below.

      The "Holdback Account Termination Date" shall be the earlier to occur of
(i) the date that falls twelve months after the beginning of the Group Amortization Period and (Ii) the Fully Funded Date. If at any time prior to the Holdback Account Termination Date, the amount of funds on deposit in the Holdback Account exceeds the difference of (1) the Investor Repayment Amount minus (2) the amount of funds then held in the Carrying Cost Account and the Principal Funding Account that are available to pay the Investor Repayment

Amount, then the amount of such excess funds shall be released from the Holdback Account and paid to Transferor as deferred transfer payments. On each Business Day in a Group Amortization Period prior to the Holdback Account Termination Date, Servicer shall calculate the aggregate Investor Allocable Dilution for the Group Amortization Period as to which no Series Allocable Dilution Adjustments have been received. Such amount (or, if less. the aggregate amount of funds in the Holdback Account) shall be transferred to the Master Collection Account and applied to the items listed in the first paragraph of this Section as priorities first through fifth, in that order (except that no such funds shall be allocated to Transferor or the Holdback Account pursuant to priority second and the amount allocable to the Principal Funding Account shall not be limited by application of the Investor Allocation Percentage). On the Holdback Account Termination Date, all remaining funds in the Holdback Account shall be paid to Transferor.

      If, on any day, funds on deposit in the Master Collection Account and available (as described in the first paragraph of this Section , for allocation under priority third are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

      On any Business Day falling after the Fully Funded Date, all Daily Group Collections shall be paid to Transferor in respect of the Transferor Certificate as deferred transfer payments.

      SECTION 4.5 Withdrawals from the Equalization Account and Principal Funding Account. On any Business Day (other than an Exempt Holiday) prior to the Group Amortization Period on which no Early Amortization Event or Unmatured Early Amortization Event has occurred with respect to any Series in Group I, Servicer may instruct Trustee in writing to withdraw funds from the Equalization Account and apply such funds as Daily Group Collections, so long as the Net Invested Amount would not exceed the Base Amount after giving effect to such transfer and application. On the first day of any Series Amortization Period or Group Amortization Period, Servicer shall instruct Trustee to withdraw the entire balance in the Equalization Account and apply the same as Daily Group Collections on that day. On the first day of the Group Amortization Period, Servicer shall instruct Trustee likewise to withdraw the entire balance in the Principal Funding Account and apply the same as Daily Group Collections on that day.

      SECTION 4.6 Available Subordinated Amount. (a) If a Group Amortization Period begins, Servicer shall promptly calculate the Available Subordinated Amount as of the Group Amortization Calculation Date and report such amount in the Daily Report for the first day in the Group Amortization Period. Servicer shall also calculate the Available Subordinated Amount as of each Cut-Off Date falling in the Group Amortization Period, such calculation to be reflected in the related Monthly Report.

      (b) The Available Subordinated Amount as of the Group Amortization Calculation Date shall equal the product of (x) the Investor Allocation Percentage, multiplied by (y) the result of:

            (i) the product of the Unpaid Balance of Receivables held by Trustee at the opening of business on the Group Amortization Calculation Date, multiplied by the Series Collection Allocation Percentage on that date; minus

            (ii) the sum of (A) the lesser of the Base Amount and the Net Invested Amount and (B) the Carrying Cost Receivables Reserve at the opening of business on the Group Amortization Calculation Date.

      (c) The Available Subordinated Amount, as of any Cut-Off Date in the Group Amortization Period, shall equal the result of:

            (i) the Available Subordinated Amount as of the preceding Cut-Off Date (or as of the Group Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Group Amortization Period); minus

            (ii) the Investor Allocable Loss Amount with respect to the ASA Measuring Period ending on that Cut-Off Date; minus

            (iii) any Investor Allocable Dilution with respect to the ASA Measuring Period ending on that Cut-Off Date; plus

            (iv) subject to Sections 4.7 and 4.8, the Investor Allocable Recoveries and Investor Allocable Dilution Adjustments with respect to the ASA Measuring Period ending on that Cut-Off Date.

      (d) Notwithstanding the foregoing, in no event shall the Available Subordinated Amount at any time be less than zero or greater than the initial Available Subordinated Amount calculated pursuant to subsection (b).

      SECTION 4.7 Write-Offs and Recoveries. (a) In each Monthly Report required to be delivered during the Group Amortization Period, Servicer shall calculate the Investor Write-Offs and the Investor Allocable Recoveries for the most recently ended ASA Measuring Period.

      (b) If the Investor Write-Offs calculated in any Monthly Report exceed zero, the Group Invested Amount shall be reduced by the amount of the Investor Write-Offs with effect on the related Distribution Date. Any such reduction shall be allocated to the Class Invested Amounts of all outstanding Subordinated Classes (ratably in accordance with such Class Invested Amounts) until all such Class Invested Amounts have been reduced to zero.

Any remaining reduction shall be allocated to the Class Invested Amounts of all outstanding Senior Classes (ratably in accordance with such Class Invested Amounts).

      (c) If the Group Invested Amount has been reduced on account of any Investor Write-Offs, then any Investor Allocable Recoveries with respect to any Calculation Period ending after the reduction takes place shall be applied to reinstate the Group Invested Amount, to the extent of such prior reductions that have not previously been reinstated, with effect on the related Distribution Date. Any such reinstatement shall be allocated to the Class Invested Amounts of all outstanding Senior Classes (ratably in accordance with such Class Invested Amounts) until all prior reductions to such Class Invested Amounts on account of Investor Write-Offs have been reinstated. Any remaining reinstatement shall be allocated to the Class Invested Amounts of all outstanding Subordinated Classes (ratably in accordance with such Class Invested Amounts).

      (d) If Investor Allocable Recoveries are applied pursuant to subsection
(c) to reinstate the Group Invested Amount on any Distribution Date, then Investor Allocable Recoveries shall be applied to increase the Available Subordinated Amount on the same Distribution Date only to the extent of the excess, if any, of the Investor Allocable Recoveries, minus the amount of Investor Allocable Recoveries so applied.

      (e) The outstanding principal amount of any Senior Class or Subordinated Class shall be reduced by any reduction, and increased by any reinstatement, of its Class Invested Amount pursuant to this Section 4.7 or Section 4.8, in the amount of such reduction or reinstatement.

      SECTION 4.8 Certain Dilution in a Group Amortization Period. (a) In each Monthly Report required to be delivered during the Group Amortization Period, Servicer shall calculate the Investor Allocable Dilution and the Series Allocable Dilution Adjustments for the most recently ended ASA Measuring Period.

      (b) If the Investor Allocable Dilution calculated in any Monthly Report is greater than zero, and there are funds in the Holdback Account, then those funds (up to an amount equal to the amount of the Investor Allocable Dilution) shall be allocated (i) first, in accordance with priority first of the first paragraph of Section 4.4, (ii) second, to the Principal Funding Account (in accordance with clauses (1) and (2) of priority second of the first paragraph of Section 4.4) until the Net Invested Amount is reduced to zero and (iii) third, in accordance with priorities third through fifth of the first paragraph of Section 4.4, in that priority.

      (c) If the Available Subordinated Amount or the Group Invested Amount has been reduced on account of any Investor Allocable Dilution, then (i) any Series Allocable Dilution Adjustments with respect to any Calculation Period ending after the reduction takes place and (ii) any additional funds deposited in the Holdback Account (the "Investor Allocable Dilution

Adjustments") shall be allocated (x) first, to reinstate the Group Invested Amount (with the same allocation among Senior Classes and Subordinated Classes as is described in subsection 4.7(c)), and (y) second, to reinstate the Available Subordinated Amount, in each case to the extent not previously reinstated pursuant to Section 4.7 or this Section 4.8. Any funds so allocated on any day shall be allocated (i) first, in accordance with priority first of the first paragraph of Section 4.4, (ii) second, to the Principal Funding Account (in accordance with clauses (1) and (2) of priority second of the first paragraph of Section 4.4) until the Net Invested Amount is reduced to zero and
(iii) third, in accordance with priorities third through fifth of the first paragraph of Section 4.4, in that priority.

      SECTION 4.9 Optional Early Pay Out. (a) On any Business Day falling in the Revolving Period, Transferor may provide notice to Trustee of its intention to accumulate funds to cause the Series 1996-1 Certificates to be prepaid in full or (as provided in the next sentence) in part. There may be a single partial prepayment of Class A Certificates, provided that (i) such prepayment (in the aggregate for all Class A Certificates) shall not exceed $10,000,000, (ii) such prepayment shall be made after the first anniversary of the date hereof, and
(iii) the amount prepaid shall reflect a reduction in the Unpaid Balance of Receivables due to the sale of a Seller (or all or substantially all of its assets) or the loss of a major customer by the Sellers. When amounts sufficient for such prepayment have been accumulated, Transferor may provide notice to Trustee (the "Prepayment Notice") of the date, at least three business days after the date of such Prepayment Notice, when the prepayment shall occur. Trustee shall notify the affected Holders promptly upon receiving such Prepayment Notice. In the event of any such prepayment of the Series 1996-1 Certificates occurring at any time during the one-year period commencing on the date hereof, the Holders of such Series 1996-1 Certificates shall be entitled to receive a Prepayment Premium. Except as expressly provided in this subsection 4.9(a), the Series 1996-1 Certificates may not be partially prepaid. The Series 1996-1 Certificates, once prepaid, may not be reinstated.

      (b) Commencing upon the date specified in the notice to the Trustee referred to in subsection (a) (until an amount equal to the amount to be prepaid, plus the related Prepayment Premium, if any, and other applicable Additional Amounts have been accumulated), amounts shall be set aside for purposes of that prepayment in accordance with Section 4.3, except that no such amounts shall be set aside if Transferor notifies Trustee that Transferor intends to cause the Series 1996-1 Certificates to be prepaid by causing the portion of the Series Interest for Group I attributable to the Series 1996-1 Certificates to be conveyed to one or more Persons (who may be the Holders of a new Series issued substantially contemporaneously with such prepayment) for a cash purchase price in an amount equal to the sum of (i) the outstanding principal amount of the Series 1996-1 Certificates, plus (ii) to the extent not available in the Carrying Cost Account, accrued and unpaid interest on the Series 1996-1 Certificates through the day of such prepayment (the "Refinancing Date"), plus (iii) to the extent not available from funds set aside pursuant to priority fourth of Section 4.3, the Additional Amounts, if any, owed with respect to the


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
Series 1996-1 Certificates. No such conveyance shall, however, be permitted if as a result thereof, Transferor, Howmet or any of their Affiliates would acquire such portion of the Series Interest or the underlying Receivables. In the case of any such conveyance, the purchase price shall be deposited in the Principal Funding Account and shall be distributed to the Agent, for further distribution to the Holders, on the Refinancing Date in accordance with the terms of Section
5.2. Upon deposit of the purchase price in the Principal Funding Account, the Series 1996-1 Holders shall have no further rights with respect to the Transferred Assets.

      (c) Any prepayment pursuant to this Section 4.9 shall be made on the later to occur of (i) the date specified in the notice of prepayment and (ii) the date on which sufficient funds (including funds to cover any related Additional Amounts) have been accumulated pursuant to Section 4.3 or 4.4 or obtained by a conveyance described in subsection 4.9(b).

      (d) The Class B Certificates may not be prepaid until the Class A Certificates have been repaid in full. In addition no Class B Certificates (or Certificates in any other Subordinated Class) may be prepaid if any Senior Class is outstanding and, after giving effect to that payment, the Net Invested Amount would exceed the Base Amount.

      SECTION 4.10 Foreign Obligors; Calculation of Excess Concentrations. (a) Notwithstanding clause (a) of the definition of Eligible Obligor, Persons that are not Domestic Persons (such Persons being "Foreign Obligors") may be Eligible Obligors.

      (b) On each Business Day and with respect to each Concentration Unit, Servicer shall determine:

            (i) whether the members of the Concentration Unit are Domestic Persons, Category One Obligors, Category Two Obligors or Category Three Obligors.

            (ii) such Concentration Unit's Basic Concentration Limit times the Adjusted Eligible Receivables for such day (such product being such Concentration Unit's "Total Dollar Limit").

            (iii) the aggregate Unpaid Balance of Eligible Receivables owed by Domestic Persons in such Concentration Unit.

            (iv) an amount (whether positive or negative) equal to (A) the Total Dollar Limit for such Concentration Unit minus (B) the amount determined pursuant to clause (iii). Any such positive sum is the "First Step Residual." The absolute value of any such negative sum is the "First Step Excess. "

            (v) an amount (the "Category One Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category One Obligors in such Concentration Unit.

            (vi) an amount equal to 4% of the Adjusted Eligible Receivables on such day.

            (vii) the lesser of (A) the First Step Residual (or, if there is no First Step Residual, zero) and (B) the amount determined pursuant to clause (vi).

            (viii) an amount (the "Second Step Excess") equal to (A) the Category One Balance minus (B) the amount determined pursuant to clause
      (vii); provided that if such sum is a negative number, the Second Step Excess will be zero.

            (ix) an amount (the "Second Step Residual") equal to (A) the First Step Residual minus (B) the Category One Balance plus (C) the Second Step Excess; provided that if such sum is a negative number, the Second Step Residual will be zero.

            (x) an amount (the "Category Two Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category Two Obligors in such Concentration Unit.

            (xi) an amount equal to 2% of Adjusted Eligible Receivables on such day.

            (xii) the lesser of (A) the Second Step Residual and (B) the amount determined pursuant to clause (xi).

            (xiii) an amount (the "Third Step Excess") equal to (A) the Category Two Balance minus (B) the amount determined pursuant to clause (xii); provided that if such sum is a negative number, the Third Step Excess will be zero.

            (xiv) an amount (the "Third Step Residual") equal to (A) the Second Step Residual minus (B) the Category Two Balance plus (C) the Third Step Excess; provided that if such sum is a negative number, the Third Step Residual will be zero.

            (xv) an amount (the "Category Three Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category Three Obligors in such Concentration Unit.

            (xvi) the lesser of (A) the Third Step Residual and (B) the amount determined pursuant to clause (xi).

            (xvii) an amount (the "Fourth Step Excess") equal to (A) the Category Three Balance minus (B) the amount determined pursuant to clause
      (xvi); provided that if such sum is a negative number, the Fourth Step Excess will be zero.

            (xviii) the sum of the First Step Excess, the Second Step Excess, the Third Step Excess and the Fourth Step Excess, such sum being the "Concentration Unit Excess Concentration" for such Concentration Unit.

      (c) On each Business Day and with respect to each Concentration Unit, Servicer shall determine:

            (i) an amount (the "Category One Eligibles") equal to (A) the Category One Balance for such Concentration Unit minus (B) the Second Step Excess (if any) for such Concentration Unit; provided that if such sum is a negative number, the Category One Eligibles will be zero.

            (ii) an amount (the "Category Two Eligibles") equal to (A) the Category Two Balance minus (B) the Third Step Excess (if any) for such Concentration Unit; provided that if such sum is a negative number, the Category Two Eligibles will be zero.

            (iii) an amount (the "Category Three Eligibles") equal to (A) the Category Three Balance minus (B) the Fourth Step Excess for such Concentration Unit; provided that if such sum is a negative number, the Category Three Eligibles will be zero.

      (d) On each Business Day, Servicer shall determine:

            (i) the sum of the Category One Eligibles for all Concentration
      Units.

            (ii) the sum of the Category Two Eligibles for all Concentration Units.

            (iii) the sum of the Category Three Eligibles for all Concentration Units.

            (iv) an amount (the "Category Two Excess Concentration") equal to
      (A) the amount determined pursuant to clause (ii) minus (B) 10% of the Adjusted Eligible Receivables on such day; provided that if such sum is a negative number, the Category Two Excess Concentration shall be zero.

            (v) an amount (the "Category Three Excess Concentration") equal to
      (A) the amount determined pursuant to clause (iii) minus (B) 5% of the Adjusted Eligible Receivables on such day; provided that if such sum is a negative number the Category Three Excess Concentrations shall be zero.

            (vi) the sum of the amounts in clauses (i), (ii) and (iii).

            (vii) the sum of the Category Two Excess Concentration and the Category Three Excess Concentration.

            (viii) the sum of (A) the amount determined pursuant to clause (vi) minus the amount determined pursuant to clause (vii).

            (ix) an amount (the "Total Foreign Concentration Excess") equal to
      (A) the amount determined pursuant to clause (viii), minus (B) 35% of the Adjusted Eligible Receivables; provided that if such sum is a negative number, the Total Foreign Concentration Excess shall be zero.

      (e) With respect to (i) all Category One Obligors or Category Two Obligors, and (ii) each Category Three Obligor that owes Eligible Receivables in excess of $1,000,000 or that is located in a jurisdiction where Obligors owe an aggregate amount of Eligible Receivables in excess of $2,000,000, Servicer and Transferor shall, and shall cause the Sellers to, take all actions reasonably necessary to perfect and/or protect Transferor's and/or the Trustee's interests in such Receivables under the laws of the jurisdiction in which such Obligors are located.

      (f) Within the four weeks following each anniversary of the Closing Date, Servicer shall (i) cause counsel satisfactory to the Required Purchasers, at the expense of Howmet, to contact local counsel in each jurisdiction in which Obligors referred to in clause (e) are located, for purposes of determining whether there has been a change in the laws of such jurisdiction regarding the assignment of Receivables and (ii) take such actions as are required under
Section 4.10(e) with respect to any such change. Nothing in this Section 4.10(f) shall limit the obligations of Servicer and Transferor under Section 4.10(e) at any other time.

      (g) Contemporaneously with the delivery of each Monthly Report, Servicer shall provide Trustee with a certificate, signed by an appropriate officer, showing (i) any Obligor that is not a Domestic Person and either owes Receivables in an aggregate amount exceeding $1,000,000 as of the most recent Cut-Off Date or is a party to a contract with a Seller expiring more than one year after such Cut-Off Date, and (ii) any jurisdiction outside the United States in which Obligors owe an aggregate amount of Receivables exceeding $2,000,000, determined as of such Cut-Off Date.

      (h) All documents executed and delivered to, or for the benefit of, Trustee pursuant to this Section shall be Transaction Documents for all purposes (including for purposes of Section 6.1).

      SECTION 4.11 Tax Opinion. If any Tax Opinion is required to be delivered in connection with the Series 1996-1 Certificates, the term "Tax Opinion" shall have the meaning specified below:

      "Tax Opinion" means, with respect to any action, an Opinion of Counsel to the effect that, for Federal income tax and applicable state income and franchise tax purposes, (a) such action will not cause the Investor Certificates of Series 1996-1 debt or partnership interests, (b) such action will not cause the Trust to be treated as other than an association (or publicly traded partnership) taxable as a corporation, (c) such action should not be treated as a taxable event to any Series 1996-1 Investor Certificateholder or Certificate Owner.

      SECTION 4.12 Reset of Benchmark Percentages and Special Concentration Limits. Transferor may from time to time (i) increase or decrease any Benchmark Percentage used in the definition of Concentration Limit, (ii) change the percentages specified in the definition of Special Concentration Limit with respect to the two Tier-5 Obligors that owe the highest aggregate Unpaid Balances of Eligible Receivables, or (iii) designate an additional Obligor as a "Special Obligor," in each case (other than the designation of Westinghouse Electric Corp. as a Special Obligor) if the Approval Condition is satisfied. It is understood and agreed that any such changes in the Benchmark Percentages or the Special Concentration Limits or the addition of a Special Obligor may change the calculation of the Class A Concentration Factor, the Class B Concentration Factor, the Class A Minimum Reserve Ratio and the Class B Minimum Reserve Ratio.

ARTICLE V DISTRIBUTIONS AND REPORTS

      SECTION 5.1 Distributions. On each Distribution Date and, with respect to clause (b), on each Principal Payment Date, other than a Distribution Date that is also a Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Holders, the following amounts:

            (a) accrued and unpaid interest on the ABR Tranches and any additional interest payable to the Series 1996-1 Holders pursuant to
      Section 4.1 or to the Holders of any other Series in Group I, to the extent funds are available for such payment in the Carrying Cost Account (and in the event of any shortfall, such interest shall be paid first to each Senior Class, ratably in accordance with the total amount of interest owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total amount of interest owed to each Subordinated Class);

            (b) on each Principal Payment Date, all funds deposited in each sub-account of the Principal Funding Account on or prior to the most recent Cut-Off Date shall be distributed in reduction of the related Series Invested Amounts; all such amounts on deposit in the Series 1996-1 sub-account of the Principal Funding Account shall be paid to the Holders of Class A Certificates until they have been paid or provided for in full before any such amounts are paid to the Holders of Class B Certificates, and no such amounts shall be paid to the Holders of any Subordinated Certificates on any day if (i) any Senior Class will remain outstanding after that date and (ii) the Invested

      Amount exceeds the Base Amount on that day (after giving effect to all payments and allocations made pursuant to Section 4.3 on that day);

            (c) if, on the Expected Final Payment Date or any Distribution Date falling in a Group Amortization Period, the funds on deposit in the Carrying Cost Account (less any Servicing Fee payable on that day to anyone other than a Howmet Person) will be equal to or greater than the Invested Amount (after giving effect to all distributions required by subsections (a) and (b)), then an amount equal to such remaining Invested Amount shall he withdrawn from the Carrying Cost Account and distributed in reduction of the Invested Amount; and

            (d) any Additional Amounts payable with respect to Certificates in any Series in Group I to the extent that funds have been allocated for those Additional Amounts pursuant to priority fourth of Section 4.3 or priority third of Section 4.4 (and in the event of any shortfall, Additional Amounts shall be paid first to each Senior Class, ratably in accordance with the total Additional Amounts owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total Additional Amounts owed to each Subordinated Class).

      On each Distribution Date, Trustee shall also, in accordance with instructions set out in the applicable Dally Report, distribute the Servicing Fee to the Servicer to the extent that funds are available for that purpose in the Carrying Cost Account.

      On each Interest Payment Date (other than any Distribution Date, which shall be governed by subsection (a) above), Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute interest payable on that date to the Holders of any Series in Group I, to the extent funds are available for such payment in the Carrying Cost Account (and in the event of any shortfall, any such interest shall be paid first to each Senior Class, ratably in accordance with the total amount of interest owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total amount of interest owed to each Subordinated Class).

      Any amounts payable to the Holders of Class A Certificates pursuant to this Section shall be paid to the Agent, and the Agent shall distribute such amounts to such Holders. Amounts payable to a Holder of Class B Certificates pursuant to this Section shall be paid to such Holder.

      SECTION 5.2 Special Distributions on the Refinancing Date. On the Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Holders the following amounts:

            (a) all interest accrued on the Certificates in any Series in Group I through the Refinancing Date, to the extent funds are available for such payment in the Carrying

      Cost Account or have been deposited in the Principal Funding Account pursuant to Section 4.9;

            (b) all funds deposited in the Principal Funding Account pursuant to
      Section 4.9, provided that no such amounts shall be paid to the Holders of the Class B Certificates on any day if (i) any Senior Class will remain outstanding after that date and (ii) the Net Invested Amount exceeds the Base Amount on that day (after giving effect to all payments and allocations made pursuant to Section 4.3 on that day); and

            (c) any Additional Amounts to the extent that funds for those Additional Amounts have been allocated pursuant to priority fourth of
      Section 4.3 or priority third of Section 4.4 or deposited in the Principal Funding Account pursuant to Section 4.9.

      Amounts payable to Holders of Class A Certificates pursuant to this Section shall be paid to the Agent, and the Agent shall distribute such amounts to such Holders. Amounts payable to a Holder of Class B Certificates pursuant to this Section shall be paid to such Holder. Promptly following receipt of the amounts payable to the Holders of Certificates pursuant to this Section , such Holders shall tender such Certificates to the Trustee.

      SECTION 5.3 Payments in Respect of Transferor Certificate. On each day on which funds are allocated for this purpose pursuant to Sections 4.3 and 4.4 (and subject to the terms of Section 4.4 relating to the Holdback Account), Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to Transferor, in respect of the Transferor Certificate, all funds allocated for that purpose in accordance with those Sections. In addition, after the Group Invested Amount has been repaid in full and all interest and Additional Amounts owed to the Holders have been paid, any additional funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account shall similarly be paid to Transferor in respect of the Transferor Certificate.

      SECTION 5.4 Daily Reports and Monthly Reports. Each Daily Report and Monthly Report shall be substantially in the applicable form set out in Exhibit B or C or in such other form as may be required by any other Supplement relating to a Series in Group I or otherwise satisfactory to Servicer and Trustee and consistent with the terms of this Supplement, each such other Supplement and the Pooling Agreement. Copies of each Monthly Report shall be provided free of charge by the Trustee to purchasers of Series 1996-1 Certificates in connection with the initial distribution thereof and may be obtained free of charge upon request from the Trustee (and presentation of a confirmation evidencing the purchase of such beneficial interest) by subsequent purchasers.

      SECTION 5.5 Annual Tax Information. On or before February 15 of each calendar year, beginning with calendar year 1997, Servicer, on behalf of Trustee, shall furnish or cause to be furnished to each Person who at any time during the preceding calendar year was a Holder the information for the preceding calendar year, or the applicable portion thereof during which the Person was a Holder, as is required to be provided by an issuer of indebtedness under the Internal Revenue Code to the holders of the issuer's indebtedness and such other customary information as is necessary to enable such Holders to prepare their Federal income tax returns. Servicer's obligations under the preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Paying Agent to the specified Persons pursuant to the Pooling Agreement or any requirements of the Internal Revenue Code as from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, Trustee shall, to the extent required by applicable law, from time to time furnish to the appropriate Persons a Form 1099-INT within the period required by applicable law.

      SECTION 5.6 Periodic Perfection Certificate. On or before December 1 of each calendar year, beginning with calendar year 1996, Servicer, on behalf of Trustee, shall furnish or cause to be furnished to Trustee and the Agent an Officer's Certificate setting forth a list of all changes in (a) the name, identity or corporate structure of Transferor or any Seller and (b) the chief executive office of Transferor or any Seller (or in the place of business of Transferor or any Seller that has only one place of business) that have taken place since the date of the Officer's Certificate most recently delivered pursuant to this Section 5.6 (or since the Closing Date, in the case of the first such Officer's Certificate to be delivered), or indicating that no such events have taken place, and stating in each case what filings of UCC financing statements, or amendments thereto, relating to the Transaction Documents have been made in connection with each such event (identifying the date and filing index numbers for each). Any financing statement identified in such an Officer's Certificate delivered to Trustee shall be deemed to have been identified to Trustee in writing for purposes of subsection 11.1(c)(v) of the Pooling Agreement. If any such new UCC financing statements are filed, Servicer shall cause Trustee to be named as secured party (in the case of any filing against Transferor) or assignee of the secured party (in the case of any filing against a Seller). Notwithstanding the foregoing, if any "Event of Default" or "Potential Event of Default" under (and as defined in) the Howmet Credit Agreement occurs, Servicer shall deliver an Officer's Certificate covering the matters described above to Trustee and Agent not later than 10 days after the occurrence of such event, and for so long as any such event remains outstanding, Servicer shall deliver such an Officer's Certificate on the last Business Day falling in each of March, June, September and December.

ARTICLE VI  EARLY AMORTIZATION EVENTS

      SECTION 6.1 Early Amortization Events. Each of the following shall constitute an "Early Amortization Event":

            (a)(i) failure on the part of Transferor or Servicer to make any payment of the principal amount of the Series 1996-1 Certificates when due, or to make any payment of any interest on the Series 1996-1 Certificates or to make any deposit required by the terms of any Transaction Document on or before two Business Days after the date such payment or deposit is required to be made, or to make any other payment, except any payment of the Servicing Fee to a Howmet Person, required by the terms of any Transaction Document on or before three Business Days after the date such payment is required to be made; or (ii) failure on the part of any Seller to duly observe or perform subsection 6.1(f), 6.1(h), 6.1(j), 6.3(a), 6.3(b), 6.3(c) or 6.3(e) of the Purchase
      Agreement or Transferor to duly observe or perform subsection 7.2(c), 7.2(e), 7.2(f), 7.2(h), 7.2(i), 7.2(j) or 72{k) of the Pooling Agreement
      or clause (i) or (ii) of subsection 7.2(d) of the Pooling Agreement, which failure has a substantial likelihood of having a Material Adverse Effect and continues unremedied for a period of five Business Days; or (iii) failure on the part of Transferor, Servicer or any Seller duly to observe or perform any other covenant or agreement set forth in any Transaction Document, which failure has a substantial likelihood of having a Material Adverse Effect and continues unremedied for a period of 30 days; or (iv) Guarantor gives notice of termination of the Seller Guaranty;

            (b) any representation or warranty made by a Seller in subsection 5.1(d), 5.1(k), 5.1(o) or 5.1(r) of the Purchase Agreement or by Transferor in subsection 2.3(a)(i), 2.3(a)(ii) or 7.1(i) of the Pooling Agreement shall prove to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of five Business Days, or any other representation or warranty made by Transferor, Servicer or any Seller in any Transaction Document shall prove to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of 30 days; provided that a mistake in the representation of a Receivable as an Eligible Receivable or the breach of a representation and warranty with respect to a Receivable shall not constitute an Early Amortization Event unless and until the applicable Seller has failed to make the cash payments (if any) owed under Sections 3.1 and 3.5 of the Purchase Agreement in respect of such mistake or breach (it being understood that certain of such mistakes or breaches may result in a non-cash adjustment under the Purchase Agreement);

            (c) a Bankruptcy Event shall occur with respect to Transferor, Servicer, Guarantor or any Seller, or Transferor shall become unable, for any reason, to transfer Receivables or other Transferred Assets to the Trust in accordance with the provisions of this Agreement and the Pooling Agreement; provided that if, at the time any event that would, with the passage of time, become a Bankruptcy Event occurs as a result of a bankruptcy proceeding being filed against Transferor or any Seller, then, on and after the day on which the bankruptcy proceeding is filed until the earlier to occur of the dismissal of the proceeding and the commencement of an Early Amortization Period, Transferor shall not purchase Receivables and Related Assets from the affected Seller or, if Transferor is the subject of the proceeding, transfer Receivables and Related Transferred Assets to the Trust;

            (d) the Trust or Transferor shall be required to be registered as an "investment company" under and within the meaning of the Investment Company Act of 1940, as amended;

            (e) the Net Invested Amount exceeds the Base Amount for a period of two or more consecutive Business Days;

            (f) a Servicer Default shall have occurred and shall not have been remedied;

            (g) Howmet shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of Transferor;

            (h) the Internal Revenue Service or the PBGC shall have filed one or more Tax or ERISA Liens against the assets of Transferor or any Seller (including Receivables) in an aggregate amount exceeding $250,000 unless such amounts (i) are bonded in a manner that satisfies the Approval Condition or (ii) relate to taxes in an aggregate amount not exceeding $1,000,000 which are contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained under GAAP;

            (i) the cessation of, or the failure to create, a valid first-priority perfected ownership or security interest in favor of Trustee in the Receivables or the rights of Transferor under the Purchase Agreement, which cessation or failure has a substantial likelihood of having a Material Adverse Effect;

            (j) the Series 1996-1 Invested Amount is not paid in full on the Expected Final Payment Date;

            (k) Transferor's net worth (as calculated in accordance with GAAP) shall at any time be less than 17% of the aggregate Unpaid Balance of the Receivables at such time and such condition continues for five consecutive Business Days; provided that for purposes of calculating Transferor's net worth, any and all amounts owed to Transferor by any Howmet Person shall be excluded from such calculation;

            (l) any foreclosure or similar proceeding in respect of any adverse claim on any Buyer Note or the Transferor's common stock shall have been commenced; or title to any Buyer Note or Transferor's common stock shall pass to the holders of such adverse claim, it being understood that the grant of a security interest in the stock of Transferor or any Buyer Note to a creditor of a Seller that is party to an Intercreditor Agreement shall not be an Early Amortization Event;

            (m) the average of the Aged Receivables Ratio for any three consecutive Calculation Periods shall be greater than 2.50%;

            (n) the average of the Past Due Receivables Ratio for any three consecutive Calculation Periods shall exceed 5.75%;

            (o) the average of the Dilution Ratio for any three consecutive Calculation Periods shall be greater than 6.75%; or

            (p) the Intercreditor Provisions shall be amended without written notice thereof having been provided to the Agent no later than five Business Days prior to the effective date of such amendment.

      SECTION 6.2 Early Amortization Period. Upon the occurrence and continuance of any Early Amortization Event described in subsection 6.1(c), an Early Amortization Period shall commence without any notice or other action on the part of Trustee or the Series 1996-1 Holders, immediately upon the occurrence of such Early Amortization Event, except that if an Early Amortization Event described in subsection 6.1(c) occurs as the result of the occurrence of a Bankruptcy Event with respect to one or more Sellers, the Receivables originated by which made up less than 10% of the aggregate Unpaid Balance of Receivables held by the Trust as of the date of the commencement of the proceeding that gave rise to the first such Bankruptcy Event, then an Early Amortization Period shall not commence unless Required Series Holders declare it to have commenced. Upon the occurrence and continuance of any other Early Amortization Event, after the applicable grace period, if any, and if the action or event that gave' rise to such Early Amortization Event has not been waived by the Required Series Holders, Trustee may (and, at the direction of the Required Series Holders, shall) by notice then given in writing to Transferor and Servicer, declare that an Early Amortization Period has commenced as of the date of Transferor's receipt of the notice. In the event of any prepayment of the Series 1996-1 Certificates prior to the first anniversary of the date hereof as a result of the occurrence of an Early Amortization Event, the Holders thereof shall be entitled to receive a Prepayment Premium.

ARTICLE VII OPTIONAL REDEMPTION; TERMINATION; INDEMNITIES

      SECTION 7.1 Optional Redemption of Investor Interests. On any Distribution Date occurring during an Early Amortization Period with respect to the Series 1996-1 Certificates on or after the date that the Series 1996-1 Invested Amount is reduced to 10% or less of the sum of the Stated Amounts for the Series 1996-1 Certificates, Transferor shall have the option to redeem the Series 1996-1 Series Interest. The purchase price will be an amount equal to the Invested Amount plus accrued and unpaid interest (and accrued and unpaid interest with respect to interest that was due but not paid on any prior Distribution Date) through the day preceding the Distribution Date at the applicable interest rate (as specified in Section 4.1) plus the aggregate amount by which the Invested Amount has been reduced on account of Investor Write-Offs (and not subsequently reinstated) plus (if such redemption occurs prior to the first anniversary of the date hereof) the applicable Prepayment Premium. Upon the tender of the outstanding Certificates of the Series by the Holders to Trustee,

Trustee shall distribute the amounts, together with all funds on deposit in the Principal Funding Account that are allocable to the Series 1996-1 Certificates, to the Holders of the Series on the next Distribution Date in repayment of the principal amount and accrued and unpaid interest owing to the Holders. Following any redemption, the Holders of the Series shall have no further rights with respect to the Transferred Assets. In the event that Transferor falls for any reason to deposit in the Principal Funding Account the aggregate purchase price for the Series 1996-1 Certificates, payments shall continue to be made to the Holders of the Series in accordance with the terms of the Pooling Agreement and this Supplement.

      SECTION 7.2 Termination. Notwithstanding Section 12.1 of the Pooling Agreement, the last payment of the principal of and interest on the Certificates of any Series in Group I shall be due and payable no later than the Final Scheduled Payment Date for that Series. If, on the Distribution Date immediately prior to the Final Scheduled Payment Date for any such Series, Servicer determines that the Series Invested Amount for the Series on the applicable Final Scheduled Payment Date (after giving effect to all changes therein on such date) will exceed zero, Servicer shall, as soon as practicable, solicit bids for the sale of interests in the Receivables in an amount equal to the product of
(i) the outstanding balance of Receivables, times (ii) the Series Collection Allocation Percentage, times (iii) the Investor Allocation Percentage, times
(iv) a fraction the numerator of which is the applicable Series Invested Amount and the denominator of which is the Group Invested Amount. Transferor shall be entitled to participate in and to receive notice of each bid submitted in connection with the bidding process. Upon the expiration of the period, Servicer shall determine (x) the highest bid for such Receivables and (y) the Available Final Distribution Amount for the Series. Servicer shall sell the interests in the Transferred Assets on the Final Scheduled Payment Date for the applicable Series to the bidder with the Highest Bid and shall deposit the proceeds of such sale in the Master Collection Account for allocation to the Holders. The priorities specified in Section 5.1 shall apply to any such distribution.

      SECTION 7.3 Indemnification by Transferor. Transferor hereby agrees to indemnify the Trust, Trustee, each Holder of a Series 1996-1 Certificate and each of the successors, permitted transferees and assigns of any such Person and all officers, directors, shareholders, controlling Persons, employees, affiliates and agents of any of the foregoing (each of the foregoing Persons individually being called a "Transferor Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the relevant Transferor Indemnified Party is a party to any action or proceeding that gives rise to any Transferor Indemnified Losses (as defined below)), judgments, liabilities and related reasonable costs and expenses (including reasonable attorneys' fees and disbursements) (all of the foregoing collectively being called "Transferor Indemnified Losses") awarded against or incurred by any of them that arise out of or relate to this Agreement, any other Transaction Document or any of the transactions contemplated herein or therein or the use of proceeds herefrom or therefrom (including any Transferor Indemnified Losses (i) relating to any Adverse Claim, without regard to whether such Adverse Claim was a Permitted Adverse Claim, or (ii) arising from any failure to make any filing or obtain any consent as required by the Federal Assignment of Claims Act with respect to any Receivables).

      Notwithstanding the foregoing, in no event shall any Transferor Indemnified Party be indemnified for any Transferor Indemnified Losses (a) resulting from gross negligence or willful misconduct on the part of such Transferor Indemnified Party (or the gross negligence or willful misconduct on the part of any of its officers, directors, employees, affiliates or agents),
(b) to the extent they include Transferor Indemnified Losses in respect of Receivables and reimbursement therefor that would constitute credit recourse to Transferor for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (c) to the extent they are or result from lost profits, (d) to the extent they are or result from taxes (including interest and penalties thereon) asserted with respect to (i) distributions on the Series 1996-1 Certificates, (ii) franchise or withholding taxes imposed on any Transferor Indemnified Party other than the Trust or the Trustee in its capacity as Trustee or (iii) federal or other income taxes on or measured by the net income of such Transferor Indemnified Party and costs and expenses in defending against the same, (e) resulting from any breach by such Transferor Indemnified Party of its representations, warranties or covenants in the Transaction Documents, or (f) to the extent that they constitute consequential, special or punitive damages.

      If for any reason the indemnification provided in this section is unavailable to a Transferor Indemnified Party or is insufficient to hold a Transferor Indemnified Party harmless, then Transferor shall contribute to the amount paid by the Transferor Indemnified Party as a result of any loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Transferor Indemnified Party on the one hand and Transferor on the other hand, but also the relative fault of such Transferor Indemnified Party (if any) and Transferor and any other relevant equitable considerations.

      SECTION 7.4 Indemnification by Servicer. Servicer agrees that the Agent and each Holder of a Series 1996-1 Certificate shall be an "Indemnified Party" for purposes of Section 8.4 of the Pooling Agreement.

ARTICLE VIII MISCELLANEOUS

      SECTION 8.1 Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF TIE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

      SECTION 8.2 Counterparts. This Supplement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

     SECTION 8.3 SEVERABILITY OF PROVISIONS. If any one or more of the provisions or terms of this Supplement shall for any reason whatsoever be held invalid, then the unenforceable provision(s) or term(s) shall be deemed severable from the remaining provisions or terms of this Supplement and shall in no way affect the validity or enforceability of the other provisions or terms of this Supplement.

     SECTION 8.4 AMENDMENT, WAIVER, ETC. This Supplement may be amended, subject to SECTION 13.1 of the Pooling Agreement and SECTION 10.1 of each Certificate Purchase Agreement, from time to time by Servicer, Transferor and Trustee by a written instrument signed by each of them

     SECTION 8.5 TRUSTEE. Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or suffciency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by Transferor and Servicer.

     SECTION 8.6 INSTRUCTIONS IN WRITING. All instructions given by Servicer to Trustee pursuant to this Supplement shall be in writing, and may be included in a Daily Report or Monthly Report.

      IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                               BLADE RECEIVABLES CORPORATION,
                               as Transferor

                               By: /s/ Roland Paul
                                  ---------------------------------
                               Name: Roland Paul
                                    -------------------------------
                               Title: Vice President
                                     ------------------------------

                               Address:       c/o Nevada Corporate
                                              Management, Inc.
                                              3753 Howard Hughes Parkway
                                              Suite 200
                                              Las Vegas, Nevada 89109

                               Attention:     James P. Lawler
                               Facsimile:     (702) 892-3906



                               HOWMET CORPORATION, as Servicer


                               By: /s/ Roland Paul
                                  ---------------------------------
                               Name: Roland Paul
                                    -------------------------------
                               Title: Vice President
                                     ------------------------------

                               Address:       475 Steamboat Road
                                              Greenwich, Connecticut 06836-1960

                               Attention:     Chief Financial Officer
                               Facsimile:     (203) 8614746


                               MANUFACTURERS AND TRADERS TRUST
                               COMPANY, as Trustee

                               By: /s/ Russell T. Whitley
                                  ---------------------------------
                               Name: Russell T. Whitley
                                    -------------------------------
                               Title: ASST. VICE PRESIDENT
                                     ------------------------------

                               Address:       One M&T Plaza, 7th Floor
                                              Buffalo, New York 14203

                               Attention:     Russell Whitley
                                              Facsimile:  (716) 8424474

                                                              EXHIBIT A - Part 1
                                                 to the Series 1996-1 Supplement

                   FORM OF CLASS A, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND

WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. [If this representation cannot be made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY FALCON ASSET SECURITIZATION CORPORATION TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) AFTER GIVING EFFECT THERETO, THERE SHALL BE NO MORE THAN EIGHT PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES) IN RESPECT OF THE CLASS A, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS A, SERIES 1996-1 CERTIFICATE

Date:                                                  Maximum Principal Amounts
                                                           $____________________

      THIS CERTIFIES THAT __________________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18,1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b) the Supplement dated as of April 18, 1996 relating to the Series 1996-I Certificates (the "Supplement"). This Certificate is one of the duly authorized Class A, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

      The Class A, Series 1996-1 Certificates are a Senior Class and are therefore entitled to share in the benefits of the subordination of the Class B, Series 1996-1 Certificates and Certificates in any other Subordinated Class that may be issued from time to time to the extent set forth in the Supplement.

      Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

      This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

      By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class A, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

      This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.

                                        BLADE RECEIVABLES CORPORATION


                                        By:______________________________
                                        Title: __________________________

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

      This is one of the Class A, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                        MANUFACTURERS AND TRADERS TRUST
                                        COMPANY, as Trustee


                                        By:________________________________
                                             Title: _______________________


Dated: ____________, 1996

                            PURCHASES AND REPAYMENTS


                              Principal
                              Amount of         Outstanding
                              Purchase          Principal
Amount Purchased              Repaid            Balance           Stated Amount
----------------              -----------       -------------     -------------
                  Interest
Base  Eurodollar  Period (if  Base  Eurodollar  Base  Eurodollar
Rate  Rate        applicable) Rate  Rate        Rate  Rate        Reduction Net
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

                                                              EXHIBIT A - Part 2
                                                 to the Series 1996-1 Supplement

                   FORM OF CLASS B, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. [If this representation cannot be made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY ALPINE SECURITIZATION CORP. TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) AFTER GIVING EFFECT THERETO, THERE SHALL BE NO MORE THAN THREE PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES) IN RESPECT OF THE CLASS B, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS B. SERIES 1996-1 CERTIFICATE

Date:                                                          $________________

      THIS CERTIFIES THAT _________________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Delaware corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b) the Supplement dated as of April 18, 1996 relating to the Series 1996-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Class B, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

      The Class B, Series 1996-1 Certificates are a Subordinated Class and are therefore subordinated to the Class A, Series 1996-1 Certificates, Series 1996-1 Certificates and Certificates in any other Senior Class that may be issued from time to time to the extent set forth in the Supplement.

      Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

      This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

      By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class B, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

      This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.

                                        BLADE RECEIVABLES CORPORATION


                                        By:___________________________________
                                        Title: _______________________________

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

      This is one of the Class B, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement

                                        MANUFACTURERS AND TRADERS TRUST
                                         COMPANY, as Trustee


                                        By: ____________________________________
                                        Title: _________________________________


Dated: ____________, 1996

                            PURCHASES AND REPAYMENTS



                              Principal
                              Amount of         Outstanding
                              Purchase          Principal
Amount Purchased              Repaid            Balance           Stated Amount
----------------              ------------      -------------     -------------
                  Interest
Base  Eurodollar  Period (if  Base  Eurodollar  Base  Eurodollar
Rate  Rate        applicable) Rate  Rate        Rate  Rate        Reduction Net
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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                                       6

                                                                       EXHIBIT B




                              Form of Daily Report

                           PURCHASES AND REPAYMENTS

                              Principal
                              Amount of                        Outstanding
                              Purchase                         Principal

       AMOUNT PURCHASED                   REPAID               BALANCE                  STATED AMOUNT
       ----------------                   ------               -------                  -------------
                 Interest
       Base   Eurodollar Period (if       Base    Eurodollar   Base        Eurodollar

       Rate   Rate      applicable)       Rate    Rate         Rate        Rate               Reduction Net
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

                                                        EXHIBIT B






                             FORM OF DAILY REPORT

BLADE RECEIVABLES CORPORATION
DAILY REPORT
--------------------------------------------------------------------------------
              * Unprotected items must be hand input *
--------------------------------------------------------------------------------
      * All amounts labeled "less" must be input as negative *
--------------------------------------------------------------------------------
                * DO NOT DELETE ROWS OR COLUMNS!! *
--------------------------------------------------------------------------------

BLADE RECEIVABLES CORPORATION                                       DAILY REPORT
                                                                 Pre-Liquidation
Daily Report Date               15-Apr-96                              27-Mar-97
Preceding Daily Report Date     12-Apr-96                               09:15 AM
Prepared by
                              -----------------
                                                                          page 1

A. DAILY RECEIVABLES ACTIVITY                                                                   HOWMET
                                                                                                 TOTAL
                                                                                                 -----
1. BEGINNING DAILY RECEIVABLES BALANCE                                                      90,651,196

2. Plus: New Invoices                                                                        2,370,337

3. Less: Cash Collections Applied to Reduce Receivables Balance                             (5,875,318)
         (including New Checks in the Process of Collection)
4. Less: Dilution                                                                             (121,492)
5. Less: Write-offs                                                                                  0

6. Less: Misc. Adjustments (Non-Dilutive)                                                            0

7. ENDING DAILY RECEIVABLES BALANCE                                                         87,024,723
                                                                                           ===========

B. NET ELIGIBLE RECEIVABLES

1. ENDING DAILY RECEIVABLES BALANCE                                                         87,024,723

Less: Accounts of Ineligible Obligors
2. Less: Bankrupt accounts                                                                      (4,096)
3. Less: Federal/State Government accounts                                                           0
4. Less: "Cash in advance" or "cash on account" customers                                      (26,189)
5. Less: Ineligible due to notes receivable                                                          0
6. Less: Accounts with over 50% of unpaid balance > 90 days from Due Date                     (826,109)

Less: Specific Ineligible Receivables
7. Less: Receivables > 90 days from due date                                                (5,671,092)
8. Less: Receivables with original due date >120 days from date invoice is delivered                 0
9. Less: Receivables otherwise not eligible (due to denomination in currency other than              0
           dollars, invalid contract, change in business, breach of
           warranty, consent requirement, violation of law, improper
           modification, etc.)
10. Less: Balance of disputed invoices (or, if less, the aggregate amount of disputes)      (2,711,217)
11. Less: Contra balances (weekly)                                                            (205,059)

12. INELIGIBLE RECEIVABLES                                                                  (9,443,761)

13. ELIGIBLE RECEIVABLES                                                                    77,580,962

14. Less: Unapplied Cash (balance in MCA not applied to Receivables)                           491,536

15. Plus: Aggregate Retained Balances ( balances in lockbox and concentration
            accounts for which there has been a reduction in receivables balance)                    0

16. ADJUSTED ELIGIBLE RECEIVABLES                                                           77,089,426

17. Less: Excess Concentration Balances  (See attached supporting calculations)                      0
18. Less: Adverse Claims                                                                             0
19. NET ELIGIBLE RECEIVABLES                                                                77,089,426

C.  CARRYING COST RECEIVABLES RESERVE

Carrying Cost Receivables  Reserve    =    (C.1)  +  (C.2) + (C.7) - (C.11)

1.  Current Carrying Costs (i.e. Interest and Servicing fee due on next interest payment date                              456,335
    and any interest payment date ending within a week thereof)

2.  ESTIMATED FUTURE INTEREST (C.3 x(C.4 x C.5) X C.6)                                                                   1,249,507

3.  Invested Amount  (see E.1)                                                                                          60,000,000

4.  Volatility Factor (GIVEN BY RATING AGENCY)                                                                                1.50

5.  Certificates Rate (Benchmark rate plus spread)                                                                          5.9500%

                                                   $ Outstanding   LIBOR rate  ABR rate   Spread   Base Rate:
    Series 1996-1 Certificates (LIBOR Tranche A)     47,500,000      5.4102%              0.5000%   5.9102%
    Series 1996-1 Certificates (LIBOR Tranche B)      7,500,000      5.4023%              0.8000%   6.2023%
    Series 1996-1 Certificates (LIBOR Tranche C)              0      5.5000%              0.5000%   0.0000%
    Series 1996-1 Certificates (LIBOR Tranche D)              0      5.5000%              0.5000%   0.0000%
    Series 1996-1 Certificates (ABR Tranche)                  0                 8.2500%        0    0.0000%
                                   Total             55,000,000


6.  (2  X  Turnover days Dvd. by 360)                                                                                       0.2333

                                      Turnover Days          42
7.  ESTIMATED FUTURE SERVICING  ( C.8 x C.9 x C.10 x C.6)                                                                  444,733

8.  Series Collection Allocation Percentage (on next preceeding distribution date (see E.9))                                100.00%

9.  Aggregate unpaid balance of Receivables held by Trust on next preceeding                                                     0
    Distribution date (from monthly report) ...................................                                         95,300,000

10. Percentage                                                                                                                2.00%

11. Carrying Cost Account beginning balance (see preceding day's Daily Report K.6)                                         428,544

12. CARRYING COST RECEIVABLES RESERVE                                                                 1,722,031          1,722,031

D. NET INVESTED AMOUNT
1. Outstanding Principal Amount of Certificates (see E.1)                                              55,000,000
2. Less: Amount in Equalization Account (see yesterday's L.11)                                         (9,932,393)
3. Less: Amount in Principal Funding Account  (see yesterday's M.5)                                             0
                                                                                                     ------------
4. NET INVESTED AMOUNT                                                                                 45,067,607


E. SERIES COLLECTION ALLOCATION PERCENTAGE
1. INITIAL INVESTED AMOUNT                                                                             55,000,000
2. Carrying Cost Receivables Reserve (see C.12))                                                        1,722,031
3. One minus Class B Reserve Ratio (see F.1)                                                                78.99%
4. Ending Daily receivables balance (see A.7)                                                          87,024,723
5. Net Eligibles Receivables (see B.21)                                                                77,089,426
6. REQUIRED RECEIVABLES FOR SERIES 1996-1 ((E.1 + E.2) / E.3) x (E.4 / E.5))                           81,063,901
7. Required Receivables for all other series                                                                    0
8. REQUIRED RECEIVABLES FOR ALL SERIES (E.6 + E.7)                                                     81,063,901
9. SERIES COLLECTION ALLOCATION PERCENTAGE (E.6 / E.8)                                                      100.0%


F. BASE AMOUNT AND ASSET SURPLUS / SHORTFALL

1. Memo: "Class B Reserve Ratio" (see effective Settlement Statement)                                       21.01%
2. NET ELIGIBLE RECEIVABLES (from B.21)                                                                77,089,426
3. Times: Series Collection Allocation Percentage (see E.9)                                                 100.0%     77,089,426
4. Times: 100% less "Class B Reserve Ratio"                                                                 78.99%     60,892,938
                                                                                                     ------------
5. Less: Class A Subordination Deficit (see effective Settlement Statement)                                    --
6. Less: Carrying Cost Receivables Reserve (see C.(12))                                              1,722,031.18
                                                                                                                       ----------
7. BASE AMOUNT                                                                                                         59,170,906
                                                                                                                       ----------
8. Less: Net Invested Amount (see D.4)                                                                 45,067,607

9. ASSET SURPLUS/SHORTFALL                                                                                             14,103,300
                                                                                                                       ==========

G. CARRYING COST CASH REQUIRED AMOUNT

1. Current Carrying Costs (See C.1)                                                                       456,335
2. CARRYING COST CASH REQUIRED AMOUNT (see G.1)                                                           456,335
3. Beginning Balance in Carrying Cost Account   (see C.11)                                                428,544
4. Carrying Cost Account Surplus (Deficit) (G.3-G.2)                                                      (27,791)
                                                                                                     ============

H. DAILY CASH ALLOCATIONS

1. Amount Transferred from Concentration Account to Master Collection                                                     2,726,390
   Account
2. Plus: Funds held in Master Collection Account pursuant to                                                                      0
         clause (i) of Fifth Priority (prior Day)
3. Plus: Excess funds released from Carrying Cost Account (see G.4                                                                0
         (if positive))
4. Plus: Release of funds from Equalization Account (see L.6)                                                             9,712,788
5. Plus: Reinvestment earnings (interest in Trust  Accounts)                                                                      0
                                                                                                                        -----------
6. FUNDS AVAILABLE FOR ALLOCATION                                                                                        12,439,178
                                                                                                                        ===========
                                                                         Amounts      Allocated
                                                                         required     funds (from
                                                                       per priority   H.6 above)    Excess/Shortfall
                                                                       ------------   ----------    ----------------
First,  Allocation to Carrying Cost Account                               27,791         27,791            0
        (until funds allocated thereto equals
        CARRYING COST CASH REQUIRED AMOUNT from
        G.4 above (if negative))

Second, Prior to Series Amortization Period, If                                0              0            0
        Net Invested Amount exceeds the Base Amount,
        allocation to Equalization Account in an amount
        sufficient to reduce the Net Invested Amount to
        an amount equal to the Base Amount In early Series
        Amortization Period, allocation to a sub-account of
        the Principal Funding Account  for the related series.

Third,  During any Series Amortization Period, to the applicable               0              0            0
        sub-account of the Principal Funding Account until the
        amount on deposit in the account equals the applicable
        Principal Deposit Account

Fourth, Held for payments of other amounts payable to the holders of           0              0
        the Series 1995-1 Certificates on the next distribution date.

Fifth,  (i)  Cash set aside in MCA as requested by BRC                         0              0
        (ii) Payment to BRC                                                    0     12,411,386


I.  INVESTED AMOUNT

1.  BEGINNING INVESTED AMOUNT (yesterday's ending amount)                                                                 55,000,000
2.  Less: Principal Payments                                                                                                       0
3.  Less: Reductions on Account of write-offs or dilution                                                                          0
                                                                                                                        ------------
4.  ENDING  INVESTED AMOUNT                                                                                               55,000,000
                                                                                                                        ============


J.  MASTER COLLECTION ACCOUNT  (MCA)

1.  BEGINNING MCA BALANCE (yesterday's (J.11) ending balance)                                                                     0
2.  Plus: Cash Collections (see H.1)                                                                                      2,726,390
3.  Plus: Excess cash released from Carrying Cost Account (see G.4)                                                               0
4.  Plus: Excess funds reallocated to MCA from Equalization Account (see L.6)                                             9,712,788
5.  Plus: Reinvestment earnings (seeH.5)                                                                                          0
6.  Less: Cash allocated to Carrying Cost Account (see First priority)                                                      (27,791)
7.  Less: Cash allocated to Principal Funding Account (see Second priority)                                                       0
8.  Less: Cash allocated to Equalization Account or Principal Funding Account
    (see Third priority)                                                                                                          0
9   Less: Payments made pursuant to Fourth priority                                                                               0
10. Less: Payment to BRC (see Fifth priority (clause II))                                                               (12,411,386)
                                                                                                                        -----------
11. ENDING MCA BALANCE                                                                                                            0
                                                                                                                        ===========

K.  CARRYING COST ACCOUNT

1.  BEGINNING CARRYING COST ACCOUNT BALANCE (yesterday's ending balance)
    (see C.11)                                                                                                              428,544
2.  Plus: Cash allocated today pursuant to First priority in Daily Cash
    Allocations (see I. First priority)                                                                                      27,791
3.  Less: Payment of interest on Certificates (on Distribution or Interest
    Payment Date)                                                                                                                 0
4.  Less: Payment of Servicing Fee and other Carrying Costs                                                                       0
5.  Less: Release of any excess cash for today's daily allocation (see G.4
    (if positive))                                                                                                                0
                                                                                                                        -----------
6.  ENDING CARRYING COST ACCOUNT BALANCE                                                                                    456,335
                                                                                                                        ===========

L.  EQUALIZATION ACCOUNT

DETERMINATION OF AMOUNT REQUIRED TO BE DEPOSITED INTO EQUALIZATION ACCOUNT TODAY
1.  Amount required to be deposited into Equalization Account today (F.8 (if negative))                                           0
2.  Cash available for deposit into Equalization Account today (H.6 minus First Priority)                                12,411,386
                                                                                                                       ------------
3.  Amount actually deposited into Equalization Account today  (minimum of L.1, L.2)                                              0

DETERMINATION OF SURPLUS OF FUNDS IN EQUALIZATION ACCOUNT TODAY
4.  Asset Surplus  [see F.8 (if positive)]                                                                               14,103,300
5.  Beginning Equalization Account Balance  (see L.7)                                                                     9,712,788
                                                                                                                       ------------
6.  EXCESS FUNDS IN EQUALIZATION ACCOUNT (if F.8>0, then the lesser of L.4 and L.5)                                       9,712,788
                                                                                                                       ------------

EQUALIZATION ACCOUNT BALANCE

7.  BEGINNING EQUALIZATION ACCOUNT BALANCE   (Yesterday's ending balance (L.11))                                          9,712,788
8.  Plus: Today's deposit to Equalization Account (see L.3)                                                                       0
9.  Less: Excess funds reallocated from Equalization Account to Master Collection Acct    (see L.6)                       9,712,788
10. Less: Cash reallocated from Equalization Acct to Principal Funding Acct (pursuant to 4.5 of Supplement)                       0
11. ENDING EQUALIZATION ACCOUNT BALANCE  (L.7 + L.8 - L.9 - L.10)                                                                 0
                                                                                                                       ============


M. PRINCIPAL FUNDING ACCOUNT

1.  BEGINNING PRINCIPAL FUNDING ACCOUNT BALANCE (yesterday's ending balance (M.5))                                             0.00
2.  Plus: Cash allocated to Principal Funding Account  (see Second, and Third priorities)                                      0.00
3.  Less: Prepayment of Certificates                                                                                           0.00
4.  Plus: Cash reallocated from Equalization Account to Principal Funding Account   (see L.10)                                 0.00
5.  ENDING PRINCIPAL FUNDING ACCOUNT BALANCE                                                                                   0.00
                                                                                                                       ============



N. NONCOMPLYING RECEIVABLES AND DILUTION ADJUSTMENTS AND SELLER ADJUSTMENTS

1.  Seller Dilution Adjustments (see A.4)                                                                                  (121,492)
2.  Seller Noncomplying Receivables Adjustments                                                                                   0
3.  Minus Customer payment (if any) BRC received yesterday on account of Seller                                                   0
4.  Noncomplying Receivables that have already been adjusted                                                                      0
5.  Minus Previous 5 Days Noncomplying Receivables and Dilution Adjustments                                                       0
6.  NONCOMPLYING RECEIVABLES AND DILUTION ADJUSTMENTS                                                                      (121,492)


O.  PURCHASE PRICE

1.  New Invoices (as of the close of business on the preceding business day) (from A.2)                                   2,370,337
2.  Purchase Price Percentage (see effective Monthly Report)                                                                  98.69%
3.  Purchase Price = Net New Invoices (see O.1) x Purchase Price Percentage (see O.2)                                     2,339,285
4.  Minus Noncomplying Receivables and Dilution Adjustments (see N.5)                                                      (121,492)
5.  Purchase Price Payable (O.3 - O.4)                                                                                    2,217,794


6.  Payment of Purchase Through Reduction of Acquisition Loan                                                                     0
7.  Payment of Purchase Price through Cash consideration (see H. fifth)                                                  12,411,386
8.  Payment of Purchase Price through increase in Buyer Note                                                            (10,193,593)
9.  Total Consideration for Purchase of New Receivables                                                                   2,217,794

P. NET WORTH TEST

                                                                                                                          YES / NO
1. Net Worth of Transferor at least 17% of Total Receivables                                                              --------
                                                                                                                             Yes
                                                                                                                          --------


Q  BUYER NOTES

1.  BEGINNING BUYER NOTES PRINCIPAL BALANCE                                                                                      0
2.  Plus: Increase in BUYER NOTE principal balance for payment of Purchase Price  (see O.9)                            (10,193,593)
3.  Less: Decrease in BUYER NOTE principal balance (but not below zero) if O.9 < 0                                               0

5.  ENDING BUYER NOTE PRINCIPAL BALANCE                                                                                (10,193,593)





SERVICER'S INSTRUCTIONS TO TRUSTEE                                    SCHEDULE A

I.  Cash Flows Summary
----------------------

1.  Funds to be allocated to Carrying Cost Account from Master Collection Account (see J.6)                                 27,791
2.  Payment of Carrying Costs from Carrying Cost Account (on Distribution or Interest Payment Date)
                                                                                                                                 0
    (a) Interest on Series 1996-1 Certificates (on Distribution or Interest Payment Date) (see II-A below)                       0

3.  Funds to be allocated to Principal Funding Account from Master Collection Account (see J.7)                                  0
4.  Payments of Additional Amounts (see II-A)                                                                                    0
5.  Funds to be allocated to Equalization Account from Master Collection Account (see J.8)                                       0
6.  Funds to be reallocated to Master Collection Account from Equalization Account (see L.9)                             9,712,788
7.  Funds to be allocated to Principal Funding Account from Equalization Account (see L.10)                                      0
8.  Payment to Transferor from Master Collection Account (see J.10)                                                    (12,411,386)
9.  Funds to be allocated to MCA from Carrying Cost Account (K.5)                                                                0

II-A.  Summary of Cash Flows to Agent
-------------------------------------
                                                                         Principal     Interest     Other      Breakage      Total
                                                                         ---------     --------     -----      --------      -----
1.                                                                               0            0         0             0          0

III.   Summary Wire Transfer Instructions for Trustee
1.  From Master Collection Acct # to Carrying Cost Acct #                                                                   27,791
2.  From Master Collection Acct # to Principal Funding Acct #                                                                    0
3.  From Master Collection Acct # to Equalization Acct #                                                                         0
4.  From Master Collection Acct # to Transferor Acct #                                                                  12,411,386
5.  From Carrying Cost Acct # to Servicer Acct #                                                                                 0
6.  From Carrying Cost Acct # to Agent  Acct #                                                                                   0
7.  From Equalization Acct # to Master Collection Acct #                                                                 9,712,788
8.  From Equalization Acct # to Principal Funding Acct #                                                                         0
9.  From Principal Funding Acct # to Agent Acct #                                                                                0
10. Funds to be allocated to MCA from Carrying Cost Account (G.4)                                                                0

                                                                       EXHIBIT C

                             Form of Monthly Report

MONTHLY REPORT
----------------------------------------------------------------------------
               * Unprotected items must be hand input *
----------------------------------------------------------------------------
               * All amounts labeled "less" must be input as negative *
----------------------------------------------------------------------------

                                                                  MONTHLY REPORT

Report Date                31-Mar-96                                   27-Mar-97
Preceding Report Date      26-Feb-96                                    09:17 AM
Prepared by
                           -------------------

A. MONTHLY RECEIVABLES ACTIVITY
                                                                                                                              TOTAL
                                                                                                                              -----
1. BEGINNING MONTHLY RECEIVABLES BALANCE                                                                                    101,866

2. Plus: New Invoices                                                                                                        80,362
3. Less: Cash Collections                                                                                                   (84,975)
4. Less: Total Dilution                                                                                                      (1,953)
5. Less: Write-offs                                                                                                               0

6. ENDING MONTHLY RECEIVABLES BALANCE                                                                                        95,300


B. TURNOVER DAYS

1. Turnover Days  =   ( ( a  +  b )  /  2   x   c (days in fiscal month) )  /  d

       (a). Aggregate Receivables Balance as of beginning of most recent Calculation Period (see A.1)                       101,866
       (b). Aggregate Receivables Balance as of most recent Cut-Off Date (see A. 6)                                          95,300
       (c). Days in Fiscal Month                                                                                                 35
       (d). Aggregate Invoices generated during preceding Calculation Period  (see A.2)                                      80,362

2. TURNOVER DAYS  (TD)                                                                                                           43




C. INVESTOR CERTIFICATES

1. INVESTED AMOUNT

   Series 1996-1 A Certificates                                                                                        $ 47,500,000
   Series 1996-1 B Certificates                                                                                           7,500,000
                                                                                                                       ------------
   Total Invested Amount                                                                                               $ 55,000,000

2. INTEREST RATES (AS OF MOST RECENT DISTRIBUTION DATE):

   Series 1996-1 Certificates (LIBOR Tranche A)
   Series 1996-1 Certificates (LIBOR Tranche B)
   Series 1996-1 Certificates (ABR Tranche)

   Certificate Spread for Tranche A LIBO Rate Loans                                                                            0.80%
   Certificate Spread for Tranche B LIBO Rate Loans                                                                            0.50%
   Certificate Spread for ABR Loans                                                                                            0.00%

D.  CLASS A LOSS RESERVE RATIO

                                                                                                                              TOTAL
                                                                                                                              -----
1.  LOSS RESERVE RATIO   =                                 (   a    x     b     x    ( c     /     d)  )   x   p
    where:
    (a) the Applicable Ratings Factor                                                                                          2.00
    (b) highest 3-mon. average of the "Aged Receivables Ratio"                                                                1.564%
        for any three consecutive Calculation
        Periods that occurred during the
        preceding 12 calculation periods ending
        on most recent Cut-Off Date (See L)
    (c) Sum of total Receivables generated for the preceeding four prior Calculation Periods                            273,209,000
    (d) Adjusted Eligible Receivables on most recent Cut Off Date
          (see line B.16 of Daily Report for most recent Cut-Off Date)                                                   80,230,778
    (p) Payment Term Multiplier   (See L)                                                                                         1

                                                                                                                        -----------
2.  CLASS A LOSS RESERVE RATIO                                                                                               10.650%
                                                                                                                        -----------


E.  CLASS A DILUTION RESERVE RATIO                                                                                            TOTAL
                                                                                                                              -----

                                                                                                                        -----------
1.  DILUTION RESERVE RAT. =                =               { ( a x b )  + [ ( c - b ) x ( c / b ) ] } x d                     13.78%
                                                                                                                        -----------
    where:
    [a] = the Applicable Ratings Factor                                                                                        2.00
    [b] = the average of the Dilution Ratios during the 12 consecutive Calculation Periods                                     3.33%
           ending on the related Cut-Off Date
    [c] = the highest Dilution Ratio for any Calculation Period within the 12 consecutive Calculation                          4.12%
           Periods ending on the related Cut-Off Date, and
    [d] = the Dilution Horizon Variable for such Seller Group (total Receivables generated during the                         1.806
           two Calculation Periods ending on a most recent Cut-Off Date divided by Adjusted Eligible
           Receivables on most recent Cut-Off Date (see line B.16 of Daily Report for most recent cut-
           off date))


F.  CLASS A RESERVE RATIO

THE CLASS A RESERVE RATIO EQUALS THE GREATER OF (i) CLASS A MINIMUM REQUIRED
RESERVE RATIO, AND (ii) THE SUM OF THE LOSS RESERVE RATIO AND DILUTION RESERVE
RATIO.
                                                                                                                              TOTAL
                                                                                                                              -----

1. Class A Minimum Required Reserve Ratio =              = a + (b x c)                                                        26.01%
   where:
   (a) = the "Concentration Factor" for the Cut-Off                                                                           20.00%
         Date (which equals the greatest of (i) 1.3333
         times the "Benchmark Percentage" then in effect
         for purposes of clause (3) of the definition of
         Excess Concentration Balances, (ii) two
         times the "Benchmark Percentage" for
         purposes of clause (4) of that
         definition, (iii) the sum of (A) all
         Special Concentration Limits, then in
         effect with respect to Tier-5
         Obligors, plus (B) the product of the
         "Benchmark Percentage" then in effect
         for purposes of clause (5) of the
         definition of Class A Incremental
         Concentration Balance times the
         excess of four over.
         the number of Special Obligors.
   (b) average of "Dilution Ratios" over the preceding 12 Calculation Periods                                                  3.33%
   (c) Dilution Horizon Variable (see E.1(d))                                                                                 1.806
   Provided that the Minimum Required Reserve Ratio shall not be less than 20%

2. Loss Reserve Ratio  +  Dilution Reserve Ratio
   where:
   (a) Loss Reserve Ratio (from D1 above) equals                                                                              10.65%
   (b) Dilution Reserve Ratio (from E1 above) equals                                                                          13.78%

3. CLASS A REQUIRED RESERVE RATIO (SUM OF RESERVE RATIOS)                                                                     24.43%

                                                                                                                        -----------
4. CLASS A RESERVE RATIO (GREATER OF F1 AND F3)                                                                               26.01%
                                                                                                                        -----------

G.  CLASS B LOSS RESERVE RATIO

                                                                                                                              TOTAL
                                                                                                                              -----
1. LOSS RESERVE RATIO   =                                  (   a    x     b     x    ( c     /     d)  )   x   p
   where:
   (a) the Applicable Ratings Factor                                                                                           1.50
   (b) highest 3-mon. average of the "Aged Receivables Ratio"                                                                 1.564%
       for any three consecutive Calculation
       Periods that occurred during the
       preceding 12 calculation periods ending
       on most recent Cut-Off Date (See L)
   (c) Sum of total Receivables generated for the preceeding four prior Calculation Periods                             273,209,000
   (d) Adjusted Eligible Receivables on most recent Cut Off Date
         (see line B.16 of Daily Report for most recent Cut-Off Date)                                                    80,230,778
   (p) Payment Term Multiplier   (See L)                                                                                          1

                                                                                                                        -----------
2. CLASS B LOSS RESERVE RATIO                                                                                                 7.990%
                                                                                                                        -----------


H. CLASS B DILUTION RESERVE RATIO                                                                                             TOTAL
                                                                                                                              -----

                                                                                                                        -----------
1. DILUTION RESERVE RAT. =                  =              { ( a x b )  + [ ( c - b ) x ( c / b ) ] } x d                     10.78%
                                                                                                                        -----------
   where:
   [a] = the Applicable Ratings Factor                                                                                         1.50
   [b] = the average of the Dilution Ratios during the 12 consecutive Calculation Periods                                      3.33%
          ending on the related Cut-Off Date
   [c] = the highest Dilution Ratio for any Calculation Period within the 12 consecutive Calculation                           4.12%
          Periods ending on the related Cut-Off Date, and
   [d] = the Dilution Horizon Variable for such Seller Group (total Receivables generated during the                          1.806
          two Calculation Periods ending on a most recent Cut-Off Date divided by Adjusted Eligible
          Receivables on most recent Cut-Off Date (see line B.16 of Daily Report for most recent cut-
          off date))


I. CLASS B RESERVE RATIO

THE CLASS B RESERVE RATIO EQUALS THE GREATER OF (i) CLASS B MINIMUM REQUIRED
RESERVE RATIO, AND (ii) THE SUM OF THE LOSS RESERVE RATIO AND DILUTION RESERVE
RATIO.
                                                                                                                              TOTAL

1. Class B Minimum Required Reserve Ratio =              = a + (b x c)                                                        21.01%
   where:
   (a) = the "Concentration Factor" for the Cut-Off Date
         (which equals the greatest of (i) the "Benchmark Percentage"                                                         15.00%
         then in effect for purposes of clause
         (c) of the definition of Excess
         Concentration Balances, (ii) 1.5
         times the "Benchmark Percentage" for
         purposes of clause (d) of that
         definition, (iii) the sum of (A) all
         Special Concentration Limits, then in
         effect with respect to Tier-5
         Obligors, plus (B) the product of the
         "Benchmark Percentage" then in effect
         for purposes of clause (e) of the
         definition of Excess Concentration
         Balances times the excess of 2.75
         over the number of Special Obligors.
   (b) average of "Dilution Ratios" over the preceding 12 Calculation Periods                                                  3.33%
   (c) Dilution Horizon Variable (see H.1(d))                                                                                 1.806
   Provided that the Minimum Required Reserve Ratio shall not be less than 15%

2. Loss Reserve Ratio  +  Dilution Reserve Ratio
   where:
   (a) Loss Reserve Ratio (from G1 above) equals                                                                               7.99%
   (b) Dilution Reserve Ratio (from H1 above) equals                                                                          10.78%

3. CLASS B REQUIRED RESERVE RATIO (SUM OF RESERVE RATIOS)                                                                     18.77%

                                                                                                                        -----------
4. CLASS B RESERVE RATIO (GREATER OF I1 AND I3)                                                                               21.01%
                                                                                                                        -----------

J.  CLASS A SUBORDINATION DEFICIT

THE CLASS A SUBORDINATION DEFICIT EQUALS THE POSITIVE RESULT (IF ANY) OF (a) CLASS A REQUIRED RESERVE PLUS (b) THE CLASS A INCREMENTAL CONCENTRATION BALANCE, MINUS THE SUM OF THE CLASS B REQUIRED RESERVE PLUS THE OUTSTANDING PRINCIPAL AMOUNT OF ALL SUBORDINATED CLASSES.

1. Class A Reserve Ratio (See F.4.)                                                                                           26.01%

2. Class A Incremental Concentration Balance                                                                                  0.000%

3. Class B Reserve Ratio (See I.4.)                                                                                           21.01%

4. Outstanding Principal - Subordinated Classes (See C)                                                                 $ 7,500,000
   Subordinated Classes (expressed as a percentage of total Invested Amount)                                                  13.64%

5. Sum of Class B Required Reserve and Subordinated Classes (Sum J3 and J4)                                                   34.65%


   SUBORDINATION DEFICIT (J3 LESS J5 IF POSITIVE)                                                                              0.00%


K.  LIQUIDATION EVENTS


1. EARLY AMORTIZATION EVENT (SEE SECTION 6.1 OF THE SERIES 1996-1 SUPPLEMENT TO THE POOLING AND SERVICING AGREEMENT)

                                                                   -------------
      Triggered ?                                                       NO
                                                                   -------------

      If yes, explain below.


2. SERVICER DEFAULTS (SEE SECTION 10.1 OF THE POOLING AND SERVICING AGREEMENT)


                                                                   -------------
      Triggered ?                                                       NO
                                                                   -------------

      If yes, explain below.


3. RECEIVABLE PERFORMANCE TRIGGERS

                                                                   -------------
      3 month average "Aged Receivables Balance" > 2.50% ?              NO
                                                                   -------------


      3 month average ratio of 61-90 days past due to              -------------
        Receivables Pool > 5.75% ?                                      NO
                                                                   -------------

                                                                   -------------
      3 month average Dilution Ratio > 6.75%  ?                         NO
                                                                   -------------

L.  AGED RECEIVABLES RATIO

TOTAL                                        121  TO
-----                                        150 DAYS     NET
                                             PAST DUE   WRITE-OFFS      INVOICE
                                             --------   ----------      -------
PRECEDING CUT-OFF DATE                      1,158,000            0   80,362,000
2ND PREC. CUT-OFF DATE                                               64,518,000
3RD PREC. CUT-OFF DATE                                               57,076,000
4TH PREC. CUT-OFF DATE                                               71,253,000
5TH PREC. CUT-OFF DATE                                               50,239,000


AGED RECEIVABLES RATIO    =               Receivables 121 to 150 days past due as of the
(preceding Calculation Period)            most recent Cut-Off Date plus "Write-Offs"                            =         1,158,000
                                          ----------------------------------------------------------------------         ----------
                                          Invoices generated during the Calculation Period 5 months prior                50,239,000

                                          ---------------
                                    =              2.3050%
                                          ---------------


AGED RECEIVABLES RATIO:                                                                                                       TOTAL
-----------------------                                                                                                       -----
Preceding Calculation Period (from above)                                                                                    2.3050%
2nd Preceding Calculation Period (from preceding Settlement Statement)                                                       1.3780%
3rd Preceding Calculation Period (from 2nd preceding Settlement Statement)                                                   1.0089%


PRECEDING MONTH'S 3-MONTH ROLLING AVERAGE OF AGED RECEIVABLES RATIO                                                          1.5640%
 2nd preceding month's  3-month average of Aged Receivables Ratio                                                            1.1918%
 3rd                                                     "                                                                   1.1783%
 4th                                                     "                                                                   1.2600%
 5th                                                     "                                                                   1.1789%
 6th                                                     "                                                                   1.2528%
 7th                                                     "                                                                   1.2681%
 8th                                                     "                                                                   1.4164%
 9th                                                     "                                                                   1.5290%
 10th                                                    "                                                                   1.4770%
 11th                                                    "                                                                   1.3368%
 12th                                                    "                                                                   1.2444%

                                                                                                                         ----------
HIGHEST 3-MONTH AVERAGE OVER PAST 12 MONTHS                                                                                   1.564%
                                                                                                                         ----------


                                                                                                                         ----------
PAYMENT TERM MULTIPLIER (refer to weighted average payment terms)                                                                 1
                                                                                                                         ----------

Weighted Average Payment Terms            Payment Term Multiplier      Current Weighted Average Payment Term
------------------------------            -----------------------      -------------------------------------
Less Than 41 Days                                    1                                 39.43
41 to 50 Days                                     1.17
51-60 Days                                        1.25
Up to 90 Days                                      1.5

M.  DILUTION RATIO                                                    SCHEDULE B

TOTAL
-----
         Dilution Ratio   =       Total Dilution in Calculation Period                                      1,948,000
                                  -------------------------------------------------------------------
                                  Total invoices generated during the Preceeding Calculation Period        57,076,000

                                  ---------------
                              =             3.413%
                                  ---------------
                                                                                                              767,000

                                                                                                                        Rolling Avg.
                                                                                                              1 Month     2 Month
                                                                                                              Dilution   Dilution
Dilution Ratio                                                                                                  Ratio      Ratio
--------------                                                                                                  -----      -----
PRECEDING MONTH'S DILUTION RATIO (FROM ABOVE)                                                                   3.413%     3.213%
 2nd preceding month's  Dilution Ratio                                                                          3.013%     2.814%
 3rd                                                                                                            2.615%     2.647%
 4th                                                                                                            2.679%     2.222%
 5th                                                                                                            1.765%     2.182%
 6th                                                                                                            2.599%     3.577%
 7th                                                                                                            4.555%     4.118%
 8th                                                                                                            3.680%     4.036%
 9th                                                                                                            4.391%     4.062%
 10th                                                                                                           3.733%     3.584%
 11th                                                                                                           3.434%     3.747%
 12th                                                                                                           4.059%     3.839%
 13th                                                                                                            3.618%


(a)  AVERAGE DILUTION RATIO OVER THE LAST 12 MONTHS                                                             3.328%
(b)  HIGHEST 2-MO. ROLLING AVERAGE OF DILUTION RATIO OVER THE MOST RECENT 12 MONTHS                             4.118%


 N.  PURCHASE PRICE CALCULATION

Purchase Price Percentage = 100% - (Loss Discount + Purchase Discount Reserve Ratio)                                       98.69%

                            Loss Discount = Loss to Liquidation Ratio = a / b                                              0.000%

a) aggregate unpaid balance of Receivables ( net of recoveries ) written off or evidenced by promissory notes during the three preceeding Calculation Periods
b) aggregate Collections during three preceeding Calculation Periods

                                                                   -------------
Loss Discount                                                             0.000%
                                                                   -------------

                             Net Write Offs/Promissory Notes         Collections
                             -------------------------------         -----------
Preceding Month                           0                           63,235,000
2nd Preceding Month                       0                           55,609,000
3rd Preceding Month                       0                           57,640,000

                           PURCHASE DISCOUNT RESERVE RATIO = ( TD/360 X DR ) +PD                                           1.313%

TD = Turnover Days for Receivables originated during the preceeding Calculation Period                                    42.936
DR = a fraction, the numerator of which is 12 times accrued Carrying Costs for the preceeding
     Calculation Period and the denominator of which is the unpaid balance of Receivables
     as of the last day of the preceeding Calculation Period                                                                 6.0%
Carrying Costs =            475,008
EOM Receivables =        95,300,000
PD =                           0.60%                                                                                        0.60%

                                                         PROJECT BLADE - TAKEOUT






                              AMENDED AND RESTATED
                         RECEIVABLES PURCHASE AGREEMENT


                           dated as of April 18, 1996


                                     between


                               HOWMET CORPORATION


                                       and


                   CERTAIN SUBSIDIARIES OF HOWMET CORPORATION
                                   as Sellers


                                       and


                          BLADE RECEIVABLES CORPORATION
                                    as Buyer

                                TABLE OF CONTENTS


                                    ARTICLE I
                         AGREEMENT TO PURCHASE AND SELL

SECTION 1.1 Agreement to Purchase and Sell....................................2
SECTION 1.2 Timing of Purchase................................................3
SECTION 1.3 Consideration for Purchases.......................................3
SECTION 1.4 No Recourse.......................................................3
SECTION 1.5 No Assumption of Obligations Relating to Receivables, Related
            Assets or Contracts...............................................3
SECTION 1.6 True Sales........................................................3
SECTION 1.7 Addition of Sellers...............................................4
SECTION 1.8 Termination of Status as a Seller.................................4

                                   ARTICLE II
                          CALCULATION OF PURCHASE PRICE

SECTION 2.1 Calculation of Purchase Price.....................................6
SECTION 2.2 Definitions and Calculations Related to Purchase Price
            Percentage........................................................7

                                   ARTICLE III
                   PAYMENT OF PURCHASE PRICE; SERVICING, ETC.

SECTION 3.1 Purchase Price Payments...........................................8
SECTION 3.2 The Buyer Notes..................................................11
SECTION 3.3 Application of Collections and Other Funds.......................11
SECTION 3.4 Servicing of Receivables and Related Assets......................12
SECTION 3.5 Adjustments for Noncomplying Receivables, Dilution and Cash
            Discounts........................................................12
SECTION 3.6 Payments and Computations, Etc...................................13


                                   ARTICLE IV
                             CONDITIONS TO PURCHASES

SECTION 4.1 Conditions Precedent to Initial Purchase.........................13
SECTION 4.2 Certification as to Representations and Warranties...............14
SECTION 4.3 Effect of Payment of Purchase Price..............................15

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

SECTION 5.1   Representations and Warranties of the Sellers ................ 15
SECTION 5.2   Representations and Warranties of Buyer ...................... 21

                                   ARTICLE VI
                        GENERAL COVENANTS OF THE SELLERS

SECTION 6.1   Affirmative Covenants ........................................ 21
SECTION 6.2   Reporting Requirements ....................................... 24
SECTION 6.3   Negative Covenants ........................................... 26

                                  ARTICLE VII
                      ADDITIONAL RIGHTS AND OBLIGATIONS IN
                        RESPECT OF THE SPECIFIED ASSETS

SECTION 7.1   Rights of Buyer .............................................. 29
SECTION 7.2   Responsibilities of the Sellers .............................. 29
SECTION 7.3   Further Action Evidencing Purchases .......................... 30
SECTION 7.4   Collection of Receivables; Rights of Buyer and Its Assignees.. 31

                                  ARTICLE VIII
                                  TERMINATION

SECTION 8.1   Termination by the Sellers ................................... 32
SECTION 8.2   Automatic Termination ........................................ 32

                                   ARTICLE IX
                                INDEMNIFICATION

SECTION 9.1   Indemnities by the Sellers ................................... 33

                                   ARTICLE X
                                 MISCELLANEOUS

SECTION 10.1  Amendments,' Waivers, Etc .................................... 35
SECTION 10.2  Notices, Etc ................................................. 35
SECTION 10.3  Cumulative Remedies .......................................... 36
SECTION 10.4  Binding Effect; Assignability; Survival of Provisions ........ 36
SECTION 10.5  Governing Law ................................................ 36
SECTION 10.6  Costs, Expenses and Taxes .................................... 37
SECTION 10.7  Submission to Jurisdiction ................................... 37

SECTION 10.8  Waiver of Jury Trial ......................................... 38
SECTION 10.9  Integration .................................................. 38
SECTION 10.10 Counterparts ................................................. 38
SECTION 10.11 Acknowledgment and Consent ................................... 38
SECTION 10.12 No Partnership or Joint Venture .............................. 39
SECTION 10.13 No Proceedings ............................................... 39
SECTION 10.14 Severability of Provisions ................................... 39
SECTION 10.15 Limitation on Liability of Certain Persons ................... 39

                                    EXHIBITS

EXHIBIT A     Form of Buyer Note
EXHIBIT B     Form of Seller Assignment Certificate
EXHIBIT C     Form of Contribution Agreement

                                   SCHEDULES

SCHEDULE 1    Litigation and Other Proceedings
SCHEDULE 2    Changes in Financial Condition
SCHEDULE 3    Offices of the Sellers where Records are Maintained
SCHEDULE 4    Legal Names, Trade Names and Names Under which the
              Companies Do Business

         This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of April 18, 1996 (this "Agreement"), is made among HOWMET CORPORATION, a
Delaware corporation ("Howmet"), certain subsidiaries of Howmet that are listed on the signature pages hereto or that become party hereto in accordance with the terms hereof (together with Howmet, the "Sellers"), and BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Buyer"). Except as otherwise defined herein, capitalized terms have the meanings assigned to them in Appendix A to the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996, among Buyer, as Transferor, Howmet, as Servicer, and Manufacturers and Traders Trust Company, as Trustee, and this Agreement shall be interpreted in accordance with the conventions set forth in Part B of such Appendix A.

         WHEREAS, the Sellers and Buyer entered into a Receivables Purchase Agreement dated as of December 13, 1995 (the "Existing Purchase Agreement"), pursuant to which the Sellers agreed to sell Receivables that they owned on December 13, 1995, and from time to time thereafter owned, to Buyer, and Buyer agreed to purchase such Receivables from the Sellers from time to time;

         WHEREAS, (i) Buyer, Howmet and the Trustee entered into the Existing Pooling Agreement pursuant to which Buyer transferred its interest in the Receivables to the Trust and (ii) the Pooling Agreement amends and restates the Existing Pooling Agreement in its entirety;

         WHEREAS, pursuant to the Pooling Agreement, Buyer intends to transfer its interests in the Receivables sold pursuant hereto, together with Receivables contributed to Buyer by Howmet from time to time, to the Trust in order to, among other things, finance its purchases of Receivables hereunder; and

         WHEREAS, the Sellers and Buyer wish to amend and restate the Existing Purchase Agreement in its entirety, effective upon the date hereof, to read as set forth in this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                         AGREEMENT TO PURCHASE AND SELL

         SECTION 1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement (including the conditions to purchases set forth in Article IV), each Seller agrees to sell, transfer, assign, set over and otherwise convey to Buyer and Buyer agrees to purchase from each Seller, at the times set forth in Section 1.2, all of such Seller's right, title and interest in, to and under:

                  (a) each Receivable of such Seller that existed and were owing to such Seller as at the closing of such Seller's business on the Initial Cut-Off Date,

                  (b) each Receivable created by such Seller (other than Contributed Receivables) that arises during the period from and including the closing of such Seller's business on the Initial Cut-Off Date to but excluding the earlier to occur of (i) the Purchase Termination Date and (ii) the Termination Effective Date (if any) for such Seller,

                  (c) all Related Security with respect to all Receivables (other than Contributed Receivables) of such Seller,

                  (d) all proceeds of the foregoing, including all funds received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Receivable described above (other than a Contributed Receivable) or Related Security with respect to any such Receivable, or otherwise applied to repay or discharge any such Receivable (including insurance payments that a Seller or the Servicer applies in the ordinary course of its business to amounts owed in respect of any such Receivable (it being understood that property insurance covering inventory is not so applied and is not included in this grant) and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Receivable) or other collateral or property of any Obligor or any other party directly or indirectly liable for payment of such Receivables, and

                  (e) all Records relating to any of the foregoing.

         As used herein, (i) "Purchased Receivables" means the items listed above in clauses (a) and (b), (ii) "Related Purchased Assets" means the items listed above in clauses (c), (d) and (e), (iii) "Related Assets" means the Related Purchased Assets and the Related Contributed Assets, (iv) "Purchased Assets" means the Purchased Receivables and the Related Purchased Assets, (v) "Specified Assets" means the Purchased Receivables, the Contributed Receivables and the Related Assets, and (vi) "Specified Receivables" means the Purchased Receivables and the Contributed Receivables. It is understood and agreed that

Howmet may (but shall not be required to) contribute Receivables and Related Assets to Buyer from time to time, pursuant to one or more Contribution Agreements substantially in the form of Exhibit D hereto.

         SECTION 1.2 Timing of Purchases.

         (a) Initial Closing Date Purchases. All of the Purchased Assets of the Sellers that existed at the closing of Howmet's business on the Initial Cut-Off Date were sold automatically to Buyer on the Closing Date.

         (b) Regular Purchases. Except to the extent otherwise provided in
Section 8.1, 8.2 or (with respect to any Seller) Section 1.8, after the closing of Howmet's business on the Initial Cut-Off Date until the closing of Howmet's business on the Business Day immediately preceding the Purchase Termination Date, all Receivables and the Related Assets of the Sellers shall be deemed to have been sold to Buyer pursuant hereto immediately (and without further action by any Person) upon the creation of the Receivable, unless the Receivable and Related Assets are contributed to Buyer at such time pursuant to a Contribution Agreement.

         SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to make Purchase Price payments to the Sellers in accordance with Article III.

         SECTION 1.4 No Recourse. Except as specifically provided in this Agreement, the sale and purchase of Purchased Assets under this Agreement shall be without recourse to the Sellers; it being understood that (i) each Seller shall be liable to Buyer for all representations. warranties, covenants and indemnities made by such Seller pursuant to the terms of this Agreement, all of which obligations are limited so as not to constitute recourse to such Seller for the credit risk of the Obligors, and (ii) Howmet shall be liable to Buyer to the extent specified in the Seller Guaranty.

         SECTION 1.5 No Assumption of Obligations Relating to Receivables. Related Assets or Contracts. None of Buyer, the Servicer nor the Trustee shall have any obligation or liability to any Obligor or other customer or client of a Seller (including any obligation to perform any of the obligations of such Seller under any Receivable, related Contracts or any other related purchase orders or other agreements). No such obligation or liability is intended to be assumed by Buyer, the Servicer or the Trustee hereunder, and any assumption is expressly disclaimed.

         SECTION 1.6 True Sales. The Sellers and Buyer intend the transfers of the Specified Assets hereunder to be true sales by the Sellers to Buyer that are absolute and irrevocable and that provide Buyer with the full benefits of ownership of such Specified Assets, and none of the Sellers nor Buyer intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from Buyer to any Seller.

         SECTION 1.7 Addition of Sellers. Any Subsidiary of Howmet may become a Seller hereunder and sell its accounts receivable and property of the types that constitute Related Assets hereunder to Buyer if the Modification Condition is satisfied with respect to such addition. Howmet and its Subsidiary that is proposed to be added as a Seller shall give to Buyer, the Trustee and the Rating Agencies not less than 30 days' (or such shorter number of days as is acceptable to Trustee) prior written notice of the effective date of the addition of the Subsidiary as a Seller. Once the notice has been given, any addition of a Subsidiary of Howmet as a Seller pursuant to this section shall become effective on the first Business Day following the expiration of the notice period (or such later date as may be specified in the notice) on which (i) the Modification Condition has been satisfied, (ii) Howmet has given the notice described in
Section 3.5(e) of the Pooling Agreement to Buyer, (iii) the Servicer shall have delivered to the Trustee a supplement to the Monthly Report then in effect as described in Section 3.5(e) of the Pooling Agreement and Howmet shall have confirmed in writing to the Trustee that the Seller Guaranty covers Obligations of such Subsidiary, and (iv) such Subsidiary and the parties hereto shall have executed and delivered the agreements, instruments and other documents and the amendments or other modifications to the Transaction Documents, in form and substance reasonably satisfactory to Buyer and the Trustee, that Buyer or the Trustee reasonably determines are necessary or appropriate to effect the addition.

         SECTION 1.8 Termination of Status as a Seller. (a) At any time when more than one Person is a Seller, a Seller may terminate its obligation to sell its Receivables and Related Assets to Buyer if such Seller (a "Terminating Seller") is either a Voluntary Terminating Seller or a Mandatory Terminating Seller.

         (b) A "Voluntary Terminating Seller" is a Seller that satisfies the following requirements:

                  (i) such Seller shall have given Buyer, the Trustee and the Rating Agencies not less than 30 days' (or such shorter period as is acceptable to the Trustee) prior written notice of its intention to terminate its obligation to sell its Receivables and Related Assets to Buyer (the date on which such notice is given being the "Terminating Seller Notice Date"),

                  (ii) an Authorized Officer of the Terminating Seller shall have certified that the termination by the Terminating Seller of its status as a Seller will not have a Material Adverse Effect,

                  (iii) both immediately before and after giving effect to the termination by the Terminating Seller, no Early Amortization Event or Unmatured Early Amortization Event shall have occurred and be continuing or shall reasonably be expected to occur, and

                  (iv) either (x) such Seller is a Permitted Terminating Seller or (y) the Modification Condition is satisfied with respect to the termination by such Seller.

         "Permitted Terminating Seller" means a Voluntary Terminating Seller that satisfies the following requirements:

                  (x) the aggregate Unpaid Balance of such Seller's Receivables on the Cut-Off Date immediately preceding its Terminating Seller Notice Date would not exceed 20% of the aggregate Unpaid Balance of all Receivables (calculated as of such Cut-Off Date), and (y) the aggregate Unpaid Balance of such Seller's Receivables on such Cut-Off Date, together with the Previously Terminated Seller Amount in respect of the Sellers terminated pursuant to this subsection 1.8(b) at any time during the one-year period ending on such Cut-Off Date, would not exceed 25 % of the sum of the Previously Terminated Seller Amount and the aggregate Unpaid Balance of all Receivables (calculated as of such Cut-Off Date) .

         "Previously Terminated Seller Amount" means, on any day, the aggregate Unpaid Balance of Receivables originated by all Permitted Terminating Sellers previously terminated pursuant to this subsection 1.8(b), calculated with respect to any Seller as of the Cut-Off Date immediately preceding its Terminating Seller Notice Date.

         (c) A "Mandatory Terminating Seller" is a Seller that has ceased to be a Subsidiary of Howmet or that has sold all or substantially all of its assets to any Person (other than a Howmet Person). Howmet shall give Buyer, the Trustee and the Rating Agencies not less than 10 days' (or such shorter period as is acceptable to the Trustee) prior written notice of circumstances that would cause a Seller to become a Mandatory Terminating Seller.

         (d) Each Terminating Seller shall have a "Termination Effective Date," determined as follows. The Termination Effective Date for a Voluntary Terminating Seller shall be the first date on which the conditions specified in subsection 1.8(b) are satisfied. The Termination Effective Date for a Mandatory Terminating Seller shall be the date on which such Seller ceases to be a Subsidiary of Howmet or has sold all or substantially all of its assets to any Person (other than a Howmet Person). As of the Termination Effective Date for any Terminating Seller, such Terminating Seller shall be relieved of its obligation to sell, and Buyer shall be relieved to its obligation to buy, Receivables (and Related Assets with respect thereto) originated by such Terminating Seller on or after such date. Such Terminating Seller shall not be relieved of its other Obligations, to the extent such Obligations relate to Receivables (and Related Assets with respect thereto) originated prior to such Termination Effective Date, except that (i) any Mandatory Terminating Seller shall not be bound by subsection 6.3(d) on and after its Termination Effective Date, and (ii) a Terminating Seller shall be released from all of its Obligations after the aggregate Unpaid Balance of Receivables originated by such Seller and included in the Receivables Pool is reduced to zero (whether by sale, payment or write-off of such Receivables, provided that any write-offs are made in a manner consistent with such Seller's prior practices and the Credit and Collection Policy). Notwithstanding such release, the Obligations of such Terminating Seller under Section 9.1 shall be deemed to survive for purposes of the Seller Guaranty, and Howmet shall remain liable under the Seller Guaranty for any claims that would have arisen under Section
9.1 against such Terminating Seller but for such release.

         (e) A Terminating Seller may require Buyer to exercise its rights under
Section 13.19 of the Pooling Agreement to cause the Trustee to convey all of its right, title and interest in all (but not less than all) of the Specified Receivables (and Related Assets with respect thereto) originated by such Terminating Seller to a Person designated by such Terminating Seller against receipt, in cash, of a release price (the "Release Price") of not less than the aggregate Unpaid Balance of the released Receivables. Any such Terminating Seller, upon receipt by the Trustee of the Release Price, shall be released from all of its Obligations. No such release and conveyance shall, however, be permitted if as a result thereof, any Howmet Person would acquire any of such Terminating Seller's Specified Receivables. Notwithstanding such release, the Obligations of such Terminating Seller under Section 9.1 shall be deemed to survive for purposes of the Seller Guaranty, and Howmet shall remain liable under the Seller Guaranty for any claims that would have arisen under Section
9.1 against such Terminating Seller but for such release.

         (f) A Terminating Seller may (i) sell its Buyer Note to Howmet or any other Seller for a purchase price equal to the present value of the outstanding principal amount thereof or (ii) transfer its Buyer Note to Howmet as a dividend.

                                   ARTICLE II
                         CALCULATION OF PURCHASE PRICE

         SECTION 2.1 Calculation of Purchase Price. (a) On each Business Day (including the Closing Date), the Servicer shall deliver to Buyer, the Trustee and How met a Daily Report with respect to Buyer's purchases of Receivables from the Sellers:

                  (i) that are to be made on the Closing Date (in the case of the Daily Report to be delivered on the Closing Date) or

                  (ii) that were made on the immediately preceding Business Day (in the case of each subsequent Daily Report).

         (b) On each day when Receivables are purchased by Buyer from a Seller pursuant to Article I, the "Purchase Price " to be paid to such Seller on such day for the Purchased Receivables and Related Purchased Assets that are to be sold by such Seller on such day shall be determined in accordance with the following formula:


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
         PP  =    AUB x PPP

         where:

         PP  =    the aggregate Purchase Price for the Purchased Receivables and Related Purchased Assets to be purchased from such Seller on such day,

         AUB = the "Aggregate Unpaid Balance" of the Purchased Receivables that are to be purchased from such Seller on such day. For purposes of this calculation, "Aggregate Unpaid Balance" shall mean (i) for purposes of calculating the Purchase Price to be paid to such Seller on the Closing Date, the sum of the Unpaid Balance of each Purchased Receivable generated by such Seller, as measured as at the closing of such Seller's business on the Initial Cut-Off Date, and (ii) for purposes of calculating the Purchase Price on each Business Day thereafter, the sum of the Unpaid Balance of each Purchased Receivable to be purchased from such Seller on such day, calculated at the time of such Receivable's sale to Buyer, and

         PPP = the Purchase Price Percentage applicable to the Purchased Receivables to be purchased from such Seller on such day, as determined pursuant to Section 2.2.

         SECTION 2.2 Definitions and Calculations Related to Purchase Price Percentage.

         (a) "Purchase Price Percentage" for the Purchased Receivables to be sold by a Seller on any day during a Distribution Period shall mean the percentage determined in accordance with the following formula:

         PPP  =   100% - (LLR + PDRR)

         where:

         PPP  =   the Purchase Price Percentage in effect during such
                  Distribution Period,

         LLR  =   the Loss to Liquidation Ratio (expressed as a percentage) in effect during such Distribution Period, and

         PDRR = the Purchase Discount Reserve Ratio (expressed as a percentage) in effect during such Distribution Period, as determined on such day pursuant to subsection (below.


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
The Purchase Price Percentage, the Loss to Liquidation Ratio and the Purchase Discount Reserve Ratio shall be recomputed by the Servicer on each Report Date, in each case as of the then most recent Cut-Off Date, and shall become effective on the next Distribution Date.

         (b) "Purchase Discount Reserve Ratio" for the Purchased Receivables to be sold by a Seller on any day during a Distribution Period shall mean a percentage determined in accordance with the following formula:

         PDRR =   (TD/360 x DR) + PD

         where:

         PDRR = the Purchase Discount Reserve Ratio in effect during such Distribution Period,

         TD   =   the Turnover Days during the Calculation Period preceding
                  the first day of such Distribution Period,

         DR   =   the Discount Rate (expressed as a percentage) in effect
                  during such Distribution Period as determined pursuant to subsection (c) below, and

         PD   =   a profit discount equal to 0.60%.

         (c) "Discount Rate" for the Purchased Receivables to be sold by a Seller on any day during a Distribution Period shall mean a fraction (expressed as a percentage) having (i) a numerator equal to 12, multiplied by an amount equal to the accrued Carrying Costs for the Calculation Period preceding the first day of such Distribution Period, and (ii) a denominator equal to the aggregate Unpaid Balance of the Purchased Receivables as of the last day of the Calculation Period preceding the first day of such Distribution Period.

                                  ARTICLE III
                   PAYMENT OF PURCHASE PRICE; SERVICING, ETC.

         SECTION 3.1 Purchase Price Payments. (a) On the Closing Date and on the Business Day following each day on which any Purchased Receivables and Related Assets are purchased by Buyer pursuant to Article I, on the terms and subject to the conditions of this Agreement, Buyer shall pay to the Sellers such Purchase Price for such Receivables and Related Assets purchased on such day by Buyer by
(i) in the case of the Purchase Price for Purchased Receivables originated by Howmet, by reducing the outstanding principal amount of the Acquisition Loan by the amount of such Purchase Price, (ii) making a cash payment to


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
Servicer (for the account of the Sellers) to the extent that Buyer has cash available to make the payment pursuant to Section 3.3 and (iii) if the Purchase Price to be paid for the Purchased Receivables and Related Assets of any Seller exceeds the amount of any cash payment for the account of such Seller on such day pursuant to clause (ii), by automatically increasing the principal amount outstanding under such Seller's Buyer Note by the amount of the excess; provided that the Purchase Price owed to each Seller (other than Howmet) on the Closing Date shall be paid by increasing the principal amount outstanding under each such Seller's Buyer Note by the amount of the Purchase Price for such Seller's Receivables; and provided further, that Buyer shall not make any cash payments in respect of Purchased Receivables originated by Howmet pursuant to clause (ii) until the outstanding principal amount of the Acquisition Loan has been reduced to zero.

         The obligation of Buyer to pay the Purchase Price for Purchased Receivables that has been deferred pursuant to the preceding paragraph shall be evidenced by Buyer Notes. Howmet and each other Seller agree that, prior to the Seller Maturity Date, Buyer shall he required to make payments in respect of the payment obligations evidenced by the Buyer Notes only to the extent that it has cash available under Section 3.3.

         (b) Except as provided in a Supplement or PI Agreement, on each Business Day, the "Noncomplying Receivables and Dilution Adjustment" shall be equal to the sum of (A) the aggregate Seller Dilution Adjustments in respect of all Sellers, if any, for the immediately preceding Business Day, as shown in the Daily Report for such day, plus (13) the aggregate Seller Noncomplying Receivables Adjustments in respect of all Sellers, if any, for the immediately preceding Business Day, as shown in the Daily Report for such day, in the case of each of clauses (A) and (B), as the amounts are determined pursuant to
Section 3.5. If the Noncomplying Receivables and Dilution Adjustment is positive on any day, Buyer shall reduce the Purchase Price payable to each Seller on such day pursuant to subsection (a) above by the amount of the Noncomplying Receivables and Dilution Adjustment that is attributable to such Seller.

         (c) If on any day the sum of the Seller Dilution Adjustments and the Seller Noncomplying Receivables Adjustments attributable to any Seller (as determined pursuant to Section 3.5) exceeds the Purchase Price payable by Buyer to such Seller pursuant to subsection (a) above on such day, or if such day falls on or after the earlier of (i) the Purchase Termination Date and (ii) the Termination Effective Date (if any) for such Seller, then the principal amount of such Seller's Buyer Note shall be reduced automatically by the amount of such excess.

         (d) If, on any day prior to the Purchase Termination Date, the principal amount of a Seller's Buyer Note is zero and such Seller is not a Terminating Seller, then the amount of the excess of the sum of the Seller Dilution Adjustments and the Seller Noncomplying Receivables Adjustments attributable to such Seller (as determined pursuant to Section 3.5) on such day over the Purchase Price payable by Buyer to Servicer (for the account of such


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
Seller) on such day pursuant to subsection (a) above (the "Purchase Price Credit") shall be credited against the Purchase Price payable by Buyer for subsequent Purchases of Receivables and Related Assets of such Seller by Buyer. If any such Purchase Price Credit has not been fully applied on or prior to the fifth Business Day after the creation of such Purchase Price Credit, then, on the Business Day that follows the end of the five Business Day period, such Seller shall pay to Servicer (for the account of Buyer) in cash the remaining unapplied amount of the Purchase Price Credit (and each such payment shall be deemed a Collection in accordance with Section 3.5).

         (e) If, on any day on or after the Purchase Termination Date, or, with respect to any Seller, the date such Seller becomes a Terminating Seller, the principal amount of any Seller's Buyer Note has been reduced to zero, an amount equal to the sum of any Seller Dilution Adjustments and the Seller Noncomplying Receivables Adjustments, if any, in respect of such Seller (as determined pursuant to Section 3.5) shall be paid by such Seller to Servicer (for the account of Buyer) in cash on the next succeeding Business Day (and each such payment shall be deemed a Collection in accordance with Section 3.5).

         (f) Amounts received by Servicer pursuant to this Section 3.1 for the account of Sellers shall be allocated among the Sellers in accordance with
Section 3.3. Servicer shall maintain a bookkeeping account (the "Seller Account") for purposes of tracking:

                  (i) the Purchase Price payable to each Seller in respect of Purchased Receivables sold by it to Buyer (including the extent to which cash and non-cash payments made by Buyer should be allocated to each Seller),

                  (ii) the extent to which such Purchase Price should be reduced on account of such Seller's Seller Dilution Adjustments and the Seller Noncomplying Receivables Adjustments (including any allocation of a Purchase Price Credit),

                  (iii) the extent to which payments (whether cash or non-cash) by Buyer in respect of a negative Noncomplying Receivables and Dilution Adjustment should be allocated to each Seller, and

                  (iv) cash payments made to and by each Seller in respect of the items described above.

         Servicer shall maintain sufficient records with respect to the Seller Account such that, on any day, it would be able to calculate each of the items set forth above. Intercompany accounts resulting from the items described above and any payments made by Howmet pursuant to the Seller Guaranty will be settled in accordance with the intercompany cash management system customarily employed by Howmet and its Subsidiaries.


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
         SECTION 3.2 The Buyer Notes. (a) On the date hereof, Buyer will deliver to each Seller a promissory note, substantially in the form of Exhibit A, payable to the order of each such Seller (each such promissory note, as the same may be amended, supplemented, endorsed or otherwise modified from time to time, together with any promissory note issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called a "Buyer Note"), that is subordinated to all Senior Interests now or hereafter arising under or in connection with the Pooling Agreement. Each Buyer Note is payable in full on the date that is twelve months after the date on which all Investor Certificates and Purchased Interests have been repaid in full and the Revolving Periods for all Investor Certificates and Purchased Interests have terminated (the "Seller Maturity Date"). Each Buyer Note bears interest at a rate per annum equal to the higher of the applicable federal mid-term rate and applicable federal short-term rate in effect under Section 1274(d) of the Internal Revenue Code (the "Applicable Federal Rate"), determined as of each Cut-Off Date. Buyer may prepay all or part of the outstanding balance of any Buyer Note from time to time without any premium or penalty, unless the prepayment would result in a default in Buyer's payment of any other amount required to be paid by it under any Transaction Document.

         (b) Howmet shall make all appropriate recordkeeping entries with respect to the Buyer Notes or otherwise to reflect the payments on and adjustment of the Buyer Notes. Howmet's books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on each Buyer Note at any time. Each Seller hereby irrevocably authorizes Howmet to mark its Buyer Note "CANCELED" and return it to Buyer upon the final payment thereof.

         SECTION 3.3 Application of Collections' and Other Funds. If, on any day, Buyer receives any distributions on account of the Transferor Certificate pursuant to the Pooling Agreement, Buyer shall apply the funds as follows:

                  (a) first, to pay its existing expenses and to set aside funds for the payment of expenses that are then accrued (including operating expense and amounts due under its tax sharing agreement with Howmet),

                  (b) second, to repay amounts owed by Buyer to each Terminating Seller under its Buyer Note,

                  (c) third, to pay the Purchase Price as adjusted pursuant to
         Section 3.1 for Receivables and Related Assets purchased by Buyer from the Sellers (other than Howmet) on such day (in the case of the Closing
         Date) or the next preceding Business Day,

                  (d) fourth, to repay amounts owed by Buyer to the Sellers (other than Terminating Sellers and Howmet) under the Buyer Notes of such Sellers,


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
                  (e) fifth, to pay the Purchase Price as adjusted pursuant to
         Section 3.1 for Receivables and Related Assets purchased by Buyer from Howmet on such day (in the case of the Closing Date) or the next Business Day,

                  (f) sixth, to repay amounts owed by Buyer to Howmet under Howmet's Buyer Note,

                  (g) seventh, to pay amounts owed pursuant to Section 3. 1(f), and

                  (h) eighth, to make loans to Howmet or to declare and pay dividends to Howmet to the extent permitted by law and the Transaction Documents.

         SECTION 3.4 Servicing of Receivables and Related Assets. Consistent with Buyer's ownership of the Specified Receivables and the Related Assets, as between the parties to this Agreement, Buyer shall have the sole right to service, administer and collect the Specified Receivables, to assign the right and to delegate the right to others. Without limiting the generality of Section 10.11, each Seller hereby acknowledges and agrees that Buyer shall assign to the Trustee for the benefit of the Investor Certificate holders and the Purchasers the rights and interests sold and assigned by the Sellers to Buyer hereunder and agrees to cooperate fully with the Servicer and the Trustee in the exercise of the rights. As more fully described in Section 7.4(b) and in the Pooling Agreement, the Trustee may exercise the rights in the place of Buyer (as assignee or otherwise) only after the designation of a Servicer other than Howmet pursuant to Section 10.2 of the Pooling Agreement. At Trustee's request, each Seller will (A) assemble all of the Records that are necessary or appropriate to collect the Specified Receivables and Related Assets, and shall make the same available to Trustee at one or more places selected by Trustee or its designee, (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to Trustee and shall, promptly upon receipt (and in no event later than the second Business Day following receipt), remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to a Bank Account or the Master Collection Account and (c) permit, upon not less than two Business Days' prior written notice, any Successor Servicer and its agents, employees and assignees access to such Seller's facilities and Records.

         SECTION 3.5 Adjustments for Noncomplying Receivables. Dilution and Cash Discounts. (a) if at any time any of Buyer, the Servicer, the Trustee or a Seller shall determine that any Receivable identified by the Servicer as an Eligible Receivable on the date of Purchase thereof by Buyer or the contribution thereof to Buyer was in fact a Seller Noncomplying Receivable on such date, or that any of the representations and warranties made by the related Seller in
Section 5.1 (k) with respect to such Receivable was not true on such date, such Seller shall be deemed to have received on the date of such determination a Collection of such Receivable in an amount equal to the Unpaid Balance of such Receivable (the sum of all such amounts for such Seller on any day being called the "Seller


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
Noncomplying Receivables Adjustment" for such Seller for such day), and such Seller Noncomplying Receivables Adjustment shall be settled in the mariner provided for in Section 3.1.

         (b) If on any day the aggregate Unpaid Balance of any Specified Receivable sold or contributed to Buyer on or before such date by a Seller is reduced in any manner described in the definition of "Dilution" (the total of the reductions being called the "Seller Dilution Adjustment" for the Seller for such day), then such Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of the Seller Dilution Adjustment and such Seller Dilution Adjustment shall be settled in the manner provided in
Section 3.1.

         SECTION 3.6 Payments and Computations, Etc. (a) All amounts to be paid by a Seller to Buyer hereunder shall be paid in accordance with the terms hereof no later than 1:00 p. m., New York City time, on the day when due in Dollars in immediately available funds to an account that Buyer shall from time to time specify in writing. Payments received by Buyer after such time shall be deemed to have been received on the next Business Day. In the event that any payment becomes due on a day that is not a Business Day, then the payment shall be due on the next Business Day. Each Seller shall, to the extent permitted by law, pay to Buyer, on demand, interest on all amounts not paid when due hereunder at 2% per annum above the interest rate on each such Seller's Buyer Note in effect on the date the payment was due; provided, however, that the interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

         (b) All amounts to be paid by Buyer to a Seller hereunder shall be paid no later than 2:00 p. m., New York City time, on the day when due in Dollars in immediately available funds to an account that Howmet shall from time to time specify in writing. In the event that any payment becomes due on a day that is not a Business Day, then such payment shall be due on the next Business Day. In the event that any payment of interest is not made by Buyer to any Seller on the date that such payment becomes due, the amount of such Seller's Buyer Note shall be automatically increased by the amount of such interest in lieu of such payment.

                                   ARTICLE IV
                            CONDITIONS TO PURCHASES

         SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the conditions precedent that (i) each of the conditions precedent to the execution, delivery and effectiveness of each other Transaction Document (other than a condition precedent in any other Transaction Document relating to the effectiveness of this


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
Agreement) shall have been fulfilled to the satisfaction of Buyer, (ii) Acquisition shall have been merged into Howmet and Howmet shall have assumed all obligations of Acquisition, and (iii) Buyer shall have received (or in the case of subsection (f) below, shall have delivered) each of the following, on or before the date hereof, each (unless otherwise indicated) dated the date hereof and each in form and substance satisfactory to Buyer:

                  (a) Seller Assignment Certificates. A Seller Assignment Certificate from each Seller in the form of Exhibit C, duly completed, executed and delivered by such Seller,

                  (b) Resolutions. A copy of the resolutions of the Board of Directors of each Seller approving this Agreement and the other Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby and thereby and addressing such other matters as may be required by Buyer, certified by its Secretary or Assistant Secretary, each as of a recent date acceptable to Buyer,

                  (c) Good Standing Certificate of each Seller: Certificates as to Foreign Qualification of each Seller. A good standing certificate for each Seller, issued by the Secretary of State of the jurisdiction of its incorporation and of each state in which such Seller transacts business, is required to be in good standing and where the failure to be in good standing would have a Material Adverse Effect,

                  (d) Incumbency Certificate. A certificate of the Secretary or Assistant Secretary of each Seller certifying, as of a recent date reasonably acceptable to Buyer, the names and true signatures of the officers authorized on such Seller's behalf to sign the Transaction Documents to be delivered by such Seller (on which certificate Buyer, the Trustee and the Servicer may conclusively rely until such time as Buyer shall receive from such Seller (with a copy to the Trustee and the Servicer), a revised certificate meeting the requirements of this subsection),

                  (e) Other Transaction Documents. Original copies, executed by each of the parties thereto in such reasonable number as shall be specified by Buyer, of each of the other Transaction Documents to be executed and delivered in connection herewith,

                  (f) Buyer Notes. The Buyer Notes, executed by Buyer, and

                  (g) License Agreements. Duly executed and counterparts of a letter agreement pertaining to the software license agreement between Howmet and any third party vendor adding Buyer as a licensee, permitting use of the licensed material by a substitute Servicer.

         SECTION 4.2 Certification as to Representations and Warranties. Each Seller, by accepting the Purchase Price paid for each Purchase, shall be deemed to have certified with


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
respect to the Purchased Receivables and Related Assets to be sold by it on such day, and Howmet, upon a contribution of Receivables and Related Assets to Buyer pursuant to a Contribution Agreement, shall be deemed to have certified with respect to such Receivables and Related Assets to be contributed on such day, that its representations and warranties contained in Article V (excluding, with respect to any day alter the date hereof, Section 5.1(i)) are true and correct on and as of such day, with the same effect as though made on and as of such day.

         SECTION 4.3 Effect of Payment of Purchase Price. Upon the payment of the Purchase Price (whether in cash or by an increase in any Buyer Note pursuant to Section 3.1) for any Purchase, title to the Purchased Receivables and the Related Assets included in the Purchase shall vest in Buyer, whether or not the conditions precedent to the Purchase were in fact satisfied; provided, however, that Buyer shall not be deemed to have waived any claim it may have under this Agreement for the failure by a Seller in fact to satisfy any such condition precedent.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         SECTION 5.1 Representations and Warranties of the Sellers. In order to induce Buyer to enter into this Agreement and to make purchases hereunder, each Seller hereby makes the representations and warranties set forth in this section with respect to itself at the times and to the extent set forth in Section 4.2 (it being understood that only How met makes the representations and warranties set forth below with respect to any Contribution Agreement and the Contributed Receivables and the Related Assets relating thereto) .

                  (a) Organization and Good Standing. Such Seller is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to own its properties and to conduct its business as the properties presently are owned and the business presently is conducted. Such Seller had at all relevant times, and now has, all necessary power, authority, and legal right to own and sell (and, in the case of Howmet, contribute) its Receivables and the Related Assets.

                  (b) Due Qualification. Such Seller is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires qualification, licenses or approvals and where the failure so to qualify, to obtain the licenses and approvals or to preserve and maintain the qualification, licenses or approvals would have a Material Adverse Effect.


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
                  (c) Power and Authority: Due Authorization. Such Seller has
         (i) all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party,
         (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and (c) sell and assign (and, in the case of Howmet, contribute) its Receivables and the Related Assets on the terms and subject to the conditions herein and therein provided and (ii) duly authorized by all necessary action such sale and assignment (and, in the case of Howmet, contribution), and the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the other Transaction Documents to which it is a party.

                  (d) Valid Sale: Binding Obligations. Each sale of Receivables and Related Assets made by such Seller pursuant to this Agreement (and, in the case of Howmet, each contribution of Receivables and Related Assets made to Buyer pursuant to any Contribution Agreement) shall constitute a valid sale (except in the case of Contributed Receivables), transfer, and assignment of all of such Seller's right, title and interest in, to and under such Receivables and the Related Assets of such Seller to Buyer that is perfected and of first priority under the UCC and otherwise, enforceable against creditors of, and purchasers from, such Seller and free and clear of any Adverse Claim (other than any Permitted Adverse Claim or any Adverse Claim arising solely as a result of any action taken by Buyer hereunder or by the Trustee under the Pooling Agreement); and this Agreement constitutes, and each other Transaction Document to which such Seller is a party when duly executed and delivered will constitute, a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as enforceability may he limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                  (e) No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to be signed by such Seller and the fulfillment of the terms hereof and thereof will not (i) conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) its Certificate of Incorporation or Bylaws or (B) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which such Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim (other than a Permitted Adverse Claim) upon any of the Receivables or Related Assets other than pursuant to this Agreement and the other Transaction Documents, or
         (iii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to it or any of its properties of any court or of any federal, state, local or foreign regulatory body, administrative agency or other governmental


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
         instrumentality having jurisdiction over it or any of its properties, which conflict, violation, breach, default or Adverse Claim, individually or in the aggregate, would have a Material Adverse Effect.

                  (f) Litigation and Other Proceedings. Except as described in
         Schedule 1, (i) there is no action, suit, proceeding or investigation pending or, to the best knowledge of such Seller, threatened against it before any court, regulatory body, arbitrator, administrative agency or other tribunal or governmental instrumentality and (ii) it is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other government authority that, in the case of each of clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale (or, in the case of Howmet, contribution) of any Receivables or Related Assets by such Seller to Buyer, the issuance of the applicable Seller Assignment Certificate or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (c) seeks any determination or ruling that would materially and adversely affect the performance by such Seller of its obligations under this Agreement or any other Transaction Document or the validity or enforceability of this Agreement or any other Transaction Document, (d) seeks to affect adversely the income tax attributes of the purchases hereunder or the applicable Seller Assignment Certificate, in the case of each of the foregoing whether under the United States Federal income tax system or any state income tax system, or (e) individually or in the aggregate for all such actions, suits, proceedings and investigations would have a Material Adverse Effect.

                  (g) Government Approvals. All authorizations, consents, orders and approvals of, or other action by, any Governmental Authority that are required to be obtained by such Seller, and all notices to and filings (except, in respect of enforceability against any Obligor that is the United States government or any of its agencies or instrumentalities, any filings under the Federal Assignment of Claims Act and any consents required by states with respect to any Specified Receivables arising from any state or local government agency or instrumentality, so long as such Receivables are not reported as Eligible Receivables), with any Governmental Authority that are required to be made by it, in the case of each of the foregoing in connection with the conveyance of Specified Receivables and Related Assets or the due execution, delivery and performance by such Seller of this Agreement, such Seller's Seller Assignment Certificate or any other Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement, have been obtained or made and are in full force and effect, except where the failure to obtain or make any such authorization, consent, order, approval, notice or filing, individually or in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect.


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
                  (h) Bulk Sales Act. No transaction contemplated by this Agreement or any other Transaction Document requires compliance with, or will be subject to avoidance under, any bulk: sales act or similar law.

                  (i) Financial Condition. The Pro Forma Financial Data, copies of which have been furnished to Buyer and the Trustee, fairly present in all material respects the pro forma financial position, results of operations and cash flows of Howmet and its consolidated Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise stated therein (except, in the case of quarterly financial statements, for the omission of footnotes and ordinary year-end adjustments, none of which, individually or in the aggregate, would be material). Since September 30, 1995 through to the date hereof (and except as contemplated in the Pro Forma Financial Data), there has been no material adverse change in the condition (financial or otherwise), or the earnings, business affairs or business prospects of Howmet and its consolidated Subsidiaries, whether or not arising in the ordinary course of business. "Pro Forma Financial Data" means the pro forma consolidated financial data included in the offering memorandum, dated November 22, 1995 with respect to the proposed offering of Senior Subordinated Notes due 2003 to be issued by Howmet pursuant to the Note Indenture.

                  (j) Margin Regulations. No use of any funds obtained by such Seller under this Agreement will conflict with or contravene any of Regulations G, T, U and X promulgated by the Federal Reserve Board from time to time.

                  (k)  Quality of Title.

                           (i) Immediately before each Purchase (and, in the
                  case of Howmet, each contribution to be made to Buyer under any Contribution Agreement), each Receivable and Related Asset of such Seller that is then to be transferred to Buyer, and the related Contracts, shall be owned by such Seller free and clear of any Adverse Claim (other than any Permitted Adverse Claim or any Adverse Claim arising solely as the result of any action taken by Buyer hereunder or by the Trustee under the Pooling Agreement); provided that the existence of an Adverse Claim that is released on the First Issuance Date (upon application of the proceeds of the issuance of Certificates on that date) shall not constitute a breach of this representation and warranty; and such Seller shall have made all filings and shall have taken all other action under applicable law in each relevant jurisdiction in order to protect and perfect the ownership interest of Buyer and its successors in the Specified Receivables and Related Assets against all creditors of, and purchasers from, such Seller.


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                           (ii) Whenever Buyer makes a purchase hereunder from
                  such Seller (or accepts a contribution from How met under any Contribution Agreement), Buyer shall have acquired a valid and perfected first priority ownership interest in each Specified Asset sold by such Seller or contributed by Howmet on such date, free and clear of any Adverse Claim (other than any Permitted Adverse Claim or any Adverse Claim arising solely as the result of any action taken by Buyer hereunder or by the Trustee under the Pooling Agreement) .

                           (iii) No effective financing statement or other
                  instrument similar in effect that covers all or part of any Receivable originated by such Seller, any interest therein or any Related Asset with respect thereto is on file in any recording office except (x) such as may be filed (A) in favor of such Seller in accordance with the Contracts, (B) in favor of Buyer pursuant to this Agreement or any Contribution Agreement and (c) in favor of the Trustee, for the benefit of the Certificate holders and Purchasers, in accordance with the Pooling Agreement, (y) such as may have been identified to Buyer prior to the Closing Date and termination statements relating to which have been placed with LEXIS Document Services, or a similar service, for filing on the First Issuance Date or the first Business Day thereafter, and (z) such as may be filed with respect to Receivables (and Related Assets with respect thereto) that are not Specified Receivables in favor of Persons bound by an Intercreditor Agreement. No effective financing statement or instrument similar in effect relating to perfection that covers any inventory of such Seller that might give rise to Receivables is on file in any recording office except for (so long as an Intercreditor Agreement is in effect) financing statements or instruments in favor of creditors of such Seller bound by such Intercreditor Agreement.

                           (iv) No Purchase by Buyer from such Seller (or, in
                  the case of Howmet, contribution to Buyer) constitutes a fraudulent transfer or fraudulent conveyance under the United States Bankruptcy Code or applicable state bankruptcy or insolvency laws or is otherwise void or voidable or subject to subordination under similar laws or principles or for any other reason.

                           (v) Each Purchase by Buyer from such Seller
                  constitutes a true and valid sale of Purchased Receivables and Related Assets under applicable state law and true and valid assignments and transfers for consideration (and not merely a pledge of such Receivables and Related Assets for security purposes), enforceable against the creditors of such Seller, and none of the Specified Receivables or Related Assets transferred to Buyer hereunder or under any Contribution Agreement shall constitute property of such Seller.

                  (l) Eligible Receivables. (i) On the date of each Purchase of Receivables hereunder from such Seller (or in the case of How met, contribution from How met),


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
         each such Receivable, unless otherwise identified to Buyer and the Trustee by the Servicer in the Daily Report for such date, is an Eligible Receivable, and (ii) on the date of each Daily Report or Monthly Report that identifies a Receivable originated by such Seller as an Eligible Receivable, such Receivable is an Eligible Receivable.

                  (m) Accuracy of Information. All written information furnished on and alter the Closing Date by or on behalf of such Seller to Buyer, the Servicer or the Trustee pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein shall not contain any untrue statement of a material fact or omit to state material facts necessary to make the statements made not misleading, in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.

                  (n) Offices. The principal place of business and chief executive office of such Seller is located at the address set forth under such Seller's signature hereto, and any other location which has been such Seller's principal place of business or chief executive office during the past four months or in which such Seller keeps (or has kept during the past four months) Records, Contracts, purchase orders and agreements related to the Specified Receivables or Related Assets (and all original documents relating thereto) is specified in
         Schedule 3 (or at such other locations, notified to the Servicer and the Trustee in accordance with Section 6.1(f), in jurisdictions where all action required pursuant to Section 7.3 has been taken and completed).

                  (o) Account Banks and Payment Instructions. The names and addresses of all the banks, together with the account numbers of the accounts at the banks, into which Collections are paid have been accurately identified to Buyer in a letter from such Seller to Buyer dated the Closing Date or have been specified in the notices as shall have been delivered thereafter pursuant to Section 6.3(c). Each Account Bank has executed and delivered an Account Agreement to Buyer and the Trustee. Such Seller has instructed all Obligors to submit all payments on the Specified Receivables and Related Assets directly to one of the Lockbox Accounts. Any payments not made directly to the Account Banks will be forwarded to the Account Banks within two Business Days.

                  (p) Compliance with Applicable Laws. Such Seller is in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (federal, state, local or foreign, and including environmental laws), a violation of any of which, individually or in the aggregate for all such violations, would have a Material Adverse Effect.

                  (q) Legal Names. Except as set forth in Schedule 4 or permitted by Section 6.3(e), since November 30, 1989 such Seller (i) has not been known by any


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
         legal name other than its corporate name as of the date hereof, nor has such Seller been the subject of any merger or other corporate reorganization since November 30, 1989 that resulted in a change of name, identity or corporate structure, and (ii) uses no trade names other than its actual corporate name.

                  (r) Investment Company Act. Such Seller is not, and is not controlled by, an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended.

                  (s) Taxes. Such Seller has filed or caused to be filed all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing, except any such taxes, assessments or charges (i) that are being diligently contested in good faith by appropriate proceedings,
         (ii) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (iii) with respect to which no Adverse Claim, except Permitted Adverse Claims, has been imposed upon any Receivables or Related Assets.

         SECTION 5.2 Representations and Warranties of Buyer. From the date hereof until the Purchase Termination Date, Buyer hereby represents and warrants that (a)(i) this Agreement has been duly authorized, executed and delivered by Buyer and (ii) constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law, and (b) the execution, delivery and performance of this Agreement does not violate any applicable law or any agreement to which Buyer is a party or by which its properties are bound.

                                   ARTICLE VI
                        GENERAL COVENANTS OF THE SELLERS

         SECTION 6.1 Affirmative Covenants. Subject to Section 1.8, from the Closing Date until the first day following the Purchase Termination Date on which all Obligations of the Sellers shall have been finally and fully paid and performed and the Invested Amount for each Series or Purchased Interest shall have been reduced to zero, unless Buyer shall otherwise give its prior written consent, each Seller hereby agrees that it will perform the covenants and agreements set forth in this section.

                  (a) Compliance with Laws. Etc. Such Seller will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders


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         (including those relating to the Specified Receivables, the Related
         Assets, the related Contracts of such Seller and any other agreements related thereto), in each case to the extent the failure to comply, individually or in the aggregate for all such failures, would have a Material Adverse Effect.

                  (b) Preservation of Corporate Existence. Such Seller will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would have a Material Adverse Effect.

                  (c) Receivables Reviews. Such Seller shall, during regular business hours upon not less than five Business Days' prior notice, permit Buyer and its agents or representatives, at the expense of such Seller, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of such Seller relating to the Specified Receivables or Related Assets generated by such Seller, and (ii) to visit the offices and properties of such Seller for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to any Specified Receivables or any Related Assets of such Seller or such Seller's performance hereunder with any of the Authorized Officers of such Seller or, with the prior consent of an Authorized Officer of such Seller, with employees of such Seller having knowledge of such matters (the examinations set forth in the foregoing clauses (i) and (ii) being herein called a "Seller Receivables Review") . Buyer and its agents or representatives shall be entitled to conduct Seller Receivables Reviews whenever Buyer, in its reasonable judgment, deems it appropriate; provided, that prior to the occurrence and continuance of an Early Amortization Event, Buyer (or its agent or representative) shall give such Seller at least five Business Days' prior notice of any Seller Receivables Review, and Buyer shall have the right to request a Seller Receivables Review not more than twice in any calendar year.

                  (d) Keeping of Records and Books of Account. Such Seller shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing its Specified Receivables and Related Assets in the event of the destruction of the originals thereof), and shall keep and maintain all documents, books, records and other information that, in the reasonable determination of Buyer and the Trustee, are necessary or advisable in accordance with prudent industry practice and custom for transactions of this type for the collection of all Specified Receivables and the Related Assets. Upon the reasonable request of Buyer made at any time after the occurrence and continuance of a Servicer Default, such Seller will deliver copies of all books and records maintained with respect to its Specified Assets pursuant to this subsection (d) to the Trustee. Such Seller shall maintain at all times


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
         accurate and complete books, records and accounts relating to the Specified Receivables, Related Assets and Contracts and all Collections thereon in which timely entries shall be made. Such books and records shall be marked to indicate the sales (and, in the case of Howmet, contributions) of all Specified Receivables and Related Assets hereunder (and, in the case of any contribution, under the related Contribution Agreement) and shall include (i) all payments received and all credits and extensions granted with respect to the Specified Receivables and (ii) the return, rejection, repossession, or stoppage in transit of any merchandise, the sale of which has given rise to a Specified Receivable.

                  (e) Performance and Compliance with Receivables and Contracts. Such Seller will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts of such Seller related to the Specified Receivables and Related Assets, in each case to the extent that failure to perform or comply would have a Material Adverse Effect.

                  (f) Location of Records and Offices. Such Seller will keep its principal place of business and chief executive office, and the offices where it keeps all Records related to the Specified Receivables and the Related Assets (and all original documents relating thereto), at the addresses referred to in Schedule 3 or, upon not less than 30 days' prior written notice given by such Seller to Buyer, the Trustee and the Rating Agencies, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

                  (g) Credit and Collection Policies. Such Seller will comply in all material respects with its Credit and Collection Policy in regard to each Specified Receivable of such Seller and the Related Assets and the Contracts related to each such Receivable, where the failure so to comply, individually or in the aggregate for all such failures, would have a Material Adverse Effect.

                  (h) Separate Corporate Existence of Buyer. Such Seller hereby acknowledges that the Trustee, on behalf of the Trust, is entering into the transactions contemplated by the Transaction Documents in reliance upon Buyer's identity as a legal entity separate from such Seller and the other Howmet Persons. Therefore, from and after the date hereof until the first day following the Purchase Termination Date on which all Obligations shall have been fully paid and performed and the Invested Amount for each Series or Purchased Interest shall have been reduced to zero, such Seller will take all reasonable steps to continue its identity as a separate legal entity from Buyer and to make it apparent to third Persons that such Seller is an entity with assets and liabilities distinct from those of Buyer and that Buyer is not a division of such Seller.

                  (i) Payment Instructions to Obligors. Such Seller will instruct all Obligors to submit all payments in respect of Specified Receivables either (i) to one of the


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
         lockboxes maintained at the Lockbox Banks for deposit in a Lockbox Account or to a Concentration Account or (ii) directly to one of the Lockbox Accounts.

                  (j) Segregation of Collections. Such Seller shall use reasonable efforts to minimize the deposit of any funds other than Collections into any of the Lockbox Accounts and, to the extent that any such funds nevertheless are deposited into any of the Lockbox Accounts, shall promptly identify any such funds, or shall cause the funds to be so identified, to Buyer, the Servicer and the Trustee (following which notice, Buyer shall cause the Servicer to return all the funds to such Seller).

                  (k) Identification of Eligible Receivables. Such Seller will
         (i) establish and maintain such procedures as are necessary for determining no less frequently than each Business Day whether each Receivable qualifies as an Eligible Receivable, and for identifying, on any Business Day, all Receivables to be sold (or, in the case of Howmet, contributed) on that date that are not Eligible Receivables, and (ii) except as permitted in Section 3.5(c) of the Pooling Agreement, notify Buyer prior to the occurrence of a Purchase (and, in the case of Howmet, prior to a contribution of Receivables and Related Assets) if a Receivable to be sold hereunder (or, in the case of Howmet, contributed under the related Contribution Agreement) will, to such Seller's knowledge, not be an Eligible Receivable as of the date of such Purchase or contribution.

                  (l) Accuracy of Information. All written information furnished on and after the Closing Date by or on behalf of such Seller to Buyer, the Servicer or the Trustee pursuant to or in connection with any Transaction Document or any transaction contemplated herein or therein shall not contain any untrue statement of a material fact or omit to state material facts necessary to make the statements made not misleading, in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.

                  (m) Taxes. File or cause to be filed, and cause each Person with whom it shares consolidated tax liability to file, all Federal, state and local tax returns that are required to be filed by it (except where the failure to file such returns does not have a substantial likelihood of having a Material Adverse Effect) and pay or cause to be paid all taxes shown to be due and payable on taxes or assessments (except only such taxes or assessments the validity of which are being contested in good faith by appropriate proceedings and with respect to which such Seller shall have set aside adequate reserves on its books in accordance with GAAP and which proceedings do not have a substantial likelihood of having a Material Adverse Effect).

         SECTION 6.2 Reporting Requirements. Subject to Section 1.8, from the Closing Date until the first day following the Purchase Termination Date on which all Obligations of


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
the Sellers shall have been finally and fully paid and performed and the Invested Amount for each Series or Purchased Interest shall have been reduced to zero, such Seller agrees that it will, unless Buyer and the Trustee shall otherwise give prior written consent, and (with respect to the notices described below in subsections (c) and (d)) unless the Modification Condition has been satisfied), furnish to Buyer and the Trustee (and, in the case of the notices described below in subsections (c), (d) and (f), to the Rating Agencies):

                  (a) Quarterly Financial Statements. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Howmet, copies of the unaudited consolidated balance sheets of Howmet and its consolidated Subsidiaries as at the end of the fiscal quarter and the related unaudited statements of earnings and cash flows, in each case for the fiscal quarter and for the period from the beginning of the fiscal year through the end of such fiscal quarter, prepared in accordance with GAAP consistently applied throughout the periods reflected therein and certified (subject to year end adjustments and the omission of footnotes) by the chief financial officer or chief accounting officer of Howmet.

                  (b) Annual Financial Statements. As soon as possible and in any event within 90 days after the end of each fiscal year of Howmet, a copy of the consolidated balance sheet of Howmet and its consolidated Subsidiaries as at the end of the fiscal year and the related statements of earnings, stockholders' equity and cash flows of Howmet and its consolidated Subsidiaries for the fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and prepared in accordance with GAAP consistently applied throughout the periods reflected therein, certified, without Impermissible Qualification, by Ernst & Young, Price Waterhouse L.L.P. or any other independent certified public accountants of a nationally recognized standing in the United States of America as shall be selected by Howmet.

                  (c) Early Amortization Events. As soon as possible, and in any event within five Business Days after an Authorized Officer of such Seller has obtained knowledge of the occurrence of any Early Amortization Event or any Unmatured Early Amortization Event, a written statement of an Authorized Officer of such Seller describing the event and the action that such Seller proposes to take with respect thereto, in each case in reasonable detail.

                  (d) Material Adverse Effect. As soon as possible and in any event within five Business Days after an Authorized Officer of such Seller has knowledge thereof, written notice that describes in reasonable detail any event or occurrence that, individually or in the aggregate for all such events or occurrences, has had, or that would have a substantial likelihood of having, a Material Adverse Effect.


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                  (e) Proceedings. As soon as possible and in any event within five Business Days after an Authorized Officer of such Seller has knowledge thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 5.1(f) not previously disclosed to Buyer and (ii) any judgment, settlement or other final disposition with respect to any such previously disclosed litigation, investigation or proceeding.

                  (f) Other. Promptly, from time to time, (i) such other information, documents, records or reports respecting the Specified Receivables or the Related Assets or (ii) such other publicly available information respecting the condition or operations, financial or otherwise, of such Seller, in each case as Buyer may from time to time reasonably request in order to protect the interests of Buyer, the Trustee or the Certificate holders under or as contemplated by this Agreement.

         SECTION 6.3 Negative Covenants. Subject to Section 1.8, from the Closing Date until the first day following the Purchase Termination Date on which ail Obligations of the Sellers shall have been finally and fully paid and performed and the Invested Amount for each Series or Purchased Interest shall have been reduced to zero, unless Buyer shall otherwise give its prior written consent, each Seller hereby agrees that it will perform the covenants and agreements set forth in this section.

                  (a) Sales. Liens. Etc. Except as otherwise provided herein or in the Pooling Agreement, such Seller will not (i)(A) sell, assign (by operation of law or otherwise) or otherwise transfer to any Person, (B) pledge any interest in, (C) grant, create, incur, assume or permit to exist any Adverse Claim (other than Permitted Adverse Claims) to or in favor of any Person upon or with respect to, or (D) cause to be filed any financing statement or equivalent document relating to perfection with respect to any of its Specified Assets or any Contract related to any Specified Receivable, or upon or with respect to any lockbox or account to which any Collections of any such Receivable or any Related Assets are sent or any interest therein, or (ii) assign to any Person any right to receive income from or in respect of any of the foregoing.

         In the event that such Seller falls to keep any of its Specified Assets free and clear of any Adverse Claim (other than a Permitted Adverse Claim, any Adverse Claims arising hereunder, and other Adverse Claims permitted by any other Transaction Document), Buyer may (without limiting its other rights with respect to such Seller's breach of its obligations hereunder) make reasonable expenditures necessary to release the Adverse Claim. Buyer shall be entitled to indemnification for any such expenditures pursuant to the indemnification provisions of
         Article IX. Alternatively, Buyer may deduct such expenditures as an offset to the Purchase Price owed to such Seller hereunder.


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         Such Seller will not pledge or grant any security interest in its inventory, any Buyer Note or the capital stock of Buyer unless prior to any pledge or grant such Seller, Buyer, the Trustee and the person for whose benefits the pledge or grant is being made have entered into an Intercreditor Agreement.

         (b) Extension or Amendment of Receivables: Change in Credit and Collection Policy or Contracts. Such Seller will not, (i) without the prior written consent of Buyer and the Trustee, which consent will not be unreasonably withheld, extend, amend or otherwise modify the terms of any Specified Receivable or Contract in a manner that would have a Material Adverse Effect or
(ii) change the terms and provisions of the Credit and Collection Policy with respect to its Specified Assets in any material respect unless (x) with respect to collection policies, the change is made with the prior written approval of the Trustee, Buyer and each Agent and the Modification Condition is satisfied with respect thereto, (y) with respect to collection procedures, the change is made with prior written notice to the Trustee, Buyer and each Agent and no Material Adverse Effect would result and (z) with respect to accounting policies relating to Specified Receivables that have become Write-Offs, the change is made in accordance with GAAP; provided that such Seller may change the terms and the provisions of a Contract on a prospective basis, and a Seller may enter into a new Contract, so long as such change or new Contract does not have a material adverse affect on the validity, enforceability or collectibility of any then outstanding Specified Receivable.

         (c) Change in Payment Instructions to Obligors. Such Seller will not
(i) add or terminate any bank as an Account Bank from those listed in the letter referred to in Section 5.1(o) unless, prior to any such addition or termination, Buyer, the Trustee and the Rating Agencies shall have received not less than ten Business Days' prior written notice of the addition or termination and, not less than ten Business Days prior to the effective date of any such proposed addition or termination, Buyer and the Trustee shall have received (A) counterparts of the applicable type of Account Agreement with each new Account Bank, duly executed by such new Account Bank and all other parties thereto and (B) copies of all other agreements and documents signed by the Account Bank and such other parties with respect to any new Bank Account, all of which agreements and documents shall be reasonably satisfactory in form and substance to Buyer and the Trustee, or (ii) make any change in its instructions to Obligors, given in accordance with Section 5.1(o), regarding payments to be made to such Seller or payments to be made to any Account Bank in respect of Specified Receivables, other than changes in the instructions that direct Obligors to make payments to another Bank Account at such Account Bank or another Account Bank or to the Master Collection Account.

         (d) Mergers. Acquisitions. Sales. etc. Except for (i) mergers or consolidations in which such Seller is the surviving Person, (ii) mergers or


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
consolidations of a subsidiary of Howmet into such Seller or (iii) mergers or consolidations in which the surviving Person expressly assumes the performance of this Agreement and the Modification Condition shall have been satisfied with respect to the consolidation or merger, the Seller will not be a constituent corporation to any merger or consolidation. Such Seller will give the Trustee and the Rating Agencies notice of any such permitted merger or consolidation promptly following completion thereof. Unless the Modification Condition is satisfied, such Seller will not, directly or indirectly, transfer, assign, convey or lease, whether in one transaction or in a series of transactions, all or substantially all of its assets or sell or assign, with or without recourse, any Receivables or Related Assets, in each case other than pursuant to this Agreement or any Contribution Agreement.

         (e) Change in Name. Such Seller will not (i) change its corporate name or (ii) change the name under or by which it does business in any manner that would or may make any financing statement filed by such Seller in accordance herewith seriously misleading within the meaning of Section 9-402(7) of an applicable enactment of the UCC, in each case unless such Seller shall have given Buyer, the Servicer and the Trustee (and, if any outstanding Investor Certificates are rated, the Rating Agencies) 30 days' prior written notice thereof and unless, prior to any change in name, such Seller shall have taken and completed all action required by Section 7.3.

         (f) Articles of Incorporation. Such Seller will not cause Buyer to amend Article SIXTH, NINTH, TENTH(a), TENTH(d) or THIRTEENTH(b) of its Articles of Incorporation without the Trustee's prior written consent, which consent will not be unreasonably withheld or delayed.

         (g) Amendments to Transaction Documents. Such Seller will not amend or otherwise modify or supplement any Transaction Document to which it is a party unless (i) Buyer shall have given its prior written consent to each amendment, modification or supplement and (ii) the Modification Condition shall have been satisfied.

         (h) Accounting for Purchases. Such Seller shall prepare its financial statements in accordance with GAAP, and any financial statements that are made publicly available and which are consolidated to include Buyer will contain footnotes stating that such Seller has sold or contributed its Receivables to Buyer and that the assets of Buyer will not be available to How met and its subsidiaries unless Buyer's liabilities have been paid in full. Unless required by GAAP, such Seller shall not prepare any financial statements that account for the transactions contemplated in this Agreement in any manner other than as a sale of the Purchased Assets by such Seller to Buyer, or in any other respect account for or treat the transactions contemplated in this Agreement (including but not limited to accounting and, where taxes are not


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
consolidated, for tax reporting purposes) in any manner other than as a sale of the Purchased Assets by such Seller to Buyer.

                                  ARTICLE VII
                      ADDITIONAL RIGHTS AND OBLIGATIONS IN
                        RESPECT OF THE SPECIFIED ASSETS

         SECTION 7.1 Rights of Buyer. (a) Subject to Section 7.4(b), each Seller hereby authorizes Buyer, the Servicer and/or their respective designees to take any and all steps in such Seller's name and on behalf of such Seller that Buyer, the Servicer and/or their respective designees determine are reasonably necessary or appropriate to collect all amounts due under any and all Specified Assets, including endorsing the name of such Seller on checks and other instruments representing Collections and enforcing such Seller's rights under such Specified Assets.

         (b) Except as set forth in Section 3.1 with respect to Seller Noncomplying Receivables, Buyer shall have no obligation to account for any Specified Asset to any Seller. Buyer shall have no obligation to account for, or to return Collections, or any interest or other finance charge collected with respect to the Specified Assets, to any Seller, irrespective of whether such Collections and charges are in excess of the Purchase Price for the Purchased Assets.

         (c) Buyer shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Specified Assets, and all of Buyer's right, title and interest in, to and under this Agreement and any Contribution Agreement, on whatever terms Buyer shall determine, pursuant to the Pooling Agreement or otherwise.

         (d) Buyer shall have the sole right to retain any gains or profits created by buying, selling or holding the Specified Assets and shall have the sole risk of and responsibility for losses or damages created by such buying, selling or holding.

         SECTION 7.2 Responsibilities of the Sellers. Anything herein to the contrary notwithstanding, each Seller hereby agrees:

                  (a) to deliver directly to the Servicer (for Buyer's account), within two Business Days after receipt thereof, any Collections that it receives, in the form so received, and agrees that all such Collections shall be deemed to be received in trust for Buyer and shall be maintained and segregated separate and apart from all other funds and moneys of such Seller until delivery of such Collections to the Servicer,


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                  (b) to perform all of its obligations hereunder and under the
         Contracts related to the Specified Receivables and Related Assets to the same extent as if the Specified Receivables had not been sold hereunder, and the exercise by Buyer or its designee or assignee of Buyer's rights hereunder or in connection herewith shall not relieve such Seller from any of its obligations under the Contracts or Related Assets related to the Specified Receivables,

                  (c) that such Seller hereby grants to Buyer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by Buyer (whether or not from such Seller) in connection with any Specified Asset, and

                  (d) to the extent that such Seller does not own the computer software that such Seller uses to account for Specified Receivables, such Seller shall use reasonable efforts to provide Buyer and the Trustee with such licenses, sublicenses and/or assignments of contracts as Buyer or the Trustee shall require with regard to all services and computer hardware or software used by such Seller that relate to the servicing of the Specified Assets.

         SECTION 7.3 Further Action Evidencing Purchases. Subject to Section 1.8, each Seller agrees that from time to time, at its expense, it will promptly, upon reasonable request by Buyer, Servicer or Trustee, execute and deliver all further instruments and documents, and take all further action, in order to perfect, protect or more fully evidence the purchase by Buyer or contribution to Buyer of the Specified Receivables and the Related Assets under this Agreement or any Contribution Agreement (as applicable), or to enable Buyer to exercise or enforce any of its rights under any Transaction Document. Each Seller further agrees that from time to time, at its expense, it will promptly take all action that Buyer, the Servicer or the Trustee may reasonably request in order to perfect, protect or more fully evidence the purchase or contribution of the Specified Receivables and the Related Assets or to enable Buyer or the Trustee (as the assignee of Buyer) to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of Buyer, each Seller will:

                  (a) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as Buyer or the Trustee may reasonably determine to be necessary or appropriate, and

                  (b) mark the master data processing records evidencing the Receivables with the following legend:

                  "CERTAIN RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO BLADE RECEIVABLES CORPORATION ("BRC") PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF DECEMBER 13, 1995, AND AMENDED AND RESTATED AS OF APRIL 18, 1996, AMONG HOWMET CORPORATION ("HOWMET"), CERTAIN OF ITS SUBSIDIARIES AND BRC; AND SUCH RECEIVABLES HAVE BEEN TRANSFERRED TO THE BLADE RECEIVABLES MASTER TRUST PURSUANT TO A POOLING AND SERVICING AGREEMENT, DATED AS OF DECEMBER 13,1995, AND AMENDED AND RESTATED AS OF APRIL 18, 1996, AMONG BRC, AS TRANSFEROR, HOWMET, AS THE INITIAL SERVICER, AND MANUFACTURERS AND TRADERS TRUST COMPANY, AS TRUSTEE."

         Each Seller hereby authorizes Buyer or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Assets of such Seller, in each case whether now existing or hereafter generated by such Seller. Except for material performance obligations of such Seller to any Obligor hereunder or under any of the Contracts for the Specified Receivables, if (i) such Seller falls to perform any of its agreements or obligations under this Agreement and does not remedy the failure within the applicable cure period, if any, and (ii) Buyer in good faith reasonably believes that the performance of such agreements and obligations is necessary or appropriate to protect its interests under this Agreement, then Buyer or its designee may (but shall not be required to) perform, or cause performance of, such agreement or obligation and the reasonable expenses of Buyer or its designee or assignee incurred in connection with such performance shall be payable by such Seller as provided in
Section 9.1.

         SECTION 7.4 Collection of Receivables; Rights of Buyer and Its Assignees. (a) Each Seller hereby transfers to the Trustee (as transferee of Buyer's interest in the Specified Assets) the ownership of, and the exclusive dominion and control over, each of the Bank Accounts and all related Iockboxes owned by such Seller, and such Seller hereby agrees to take any further action that Buyer or the Trustee may reasonably request in order to effect or complete the transfer. Each Seller further agrees to use reasonable efforts to prevent funds other than proceeds of the Specified Assets from being deposited in any Bank Account.

         (b) Buyer may, at any time after an Early Amortization Event or Servicer Default, direct the Obligors of Specified Receivables, or any of them, to pay all amounts payable under any Specified Asset directly to the Trustee or its designees. Furthermore, each Seller shall, at the request of Buyer and at such Seller's expense, promptly give notice of the Trust's interest in the Specified Receivables of the Obligor and the Related Assets to each such Obligor and direct that payments be made directly to the Trustee or its designee, which


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
notice shall be acceptable in form and substance to Buyer. In addition, each Seller hereby authorizes Buyer to lake any and all steps in such Seller's name and on its behalf that are necessary or desirable, in the reasonable determination of Buyer, to collect all amounts due under any and all Specified Assets, including endorsing such Seller's name on checks and other instruments representing Collections and enforcing the Specified Assets and the Contracts related to the Specified Receivables. The Trustee may exercise any of the foregoing rights in the place of Buyer (as assignee or otherwise) at any time following the designation of a Servicer other than Howmet pursuant to Section
10.2 of the Pooling Agreement.

         (c) At any time when (i) an Early Amortization Event shall have occurred and remain continuing or (ii) a Servicer other than Howmet has been designated pursuant to Section 10.2 of the Pooling Agreement, each Seller shall, at Buyer's request, assemble all of the Records that evidence the Specified Receivables and Related Assets originated by such Seller and the Contracts related to such Receivables, or that are otherwise necessary or desirable to collect the Specified Receivables or Related Assets, and make the same available to Buyer or the Trustee at a place selected by the Trustee or its designee.

                                  ARTICLE VIII
                                  TERMINATION

         SECTION 8.1 Termination by the Sellers. Prior to the commencement of an Amortization Period or an Early Amortization Period in respect of any Series or Purchased Interest, the Sellers may terminate all of their agreements to sell Receivables hereunder to Buyer by giving Buyer and the Trustee not less than 30 days' prior written notice (or such shorter time as is acceptable to the Trustee) of their election not to continue to sell Receiveable to Buyer; provided that such notice must be given as to all Sellers; and provided further, that such notice shall specify the effective date of such termination. The Trustee shall notify the Certificate holders of all Series within five Business Days of receiving any such termination notice. The Amortization Period for each Series of Investor Certificates and Purchased Interest shall commence on the effective date specified in such termination notice.

         SECTION 8.2 Automatic Termination. Unless otherwise agreed to by the Sellers and Buyer in writing, the agreement of each Seller to sell Receivables hereunder, and the agreement of Buyer to purchase Receivables from such Seller hereunder, shall terminate automatically upon the commencement of an Amortization Period or an Early Amortization Period in respect of the last Series or Purchased Interest (as the case may be) to remain outstanding out of all Series and Purchased Interests; provided, however, that, notwithstanding anything to the contrary m this Agreement, if at any time prior to the commencement of any such Amortization Period or Early Amortization Period, any event


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
that would, with the passage of time, become a Bankruptcy Event occurs as a result of a bankruptcy proceeding being filed against a Seller, then on and after the date on which such bankruptcy proceeding is filed until the dismissal of the proceeding Buyer shall not purchase Receivables and Related Purchased Assets from such Seller.

                                   ARTICLE IX
                                INDEMNIFICATION

         SECTION 9.1 Indemnities by the Sellers. Without limiting any other rights that any RPA Indemnified Party (as defined below) may have hereunder or under applicable law, each Seller agrees to indemnify Buyer, each of its successors, permitted transferees and assigns, and all officers, directors, shareholders, controlling Persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called a "RPA Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlements or otherwise), judgments, liabilities and related reasonable costs and expenses (including reasonable attorneys' fees and disbursements) awarded against or incurred by any of them arising out of or as a result of any of the following (all of the foregoing being collectively called "RPA Indemnified Losses"):

                  (a) any representation or warranty made in writing by such Seller (or any of its Authorized Officers) under any of the Transaction Documents, any Monthly Report, any Daily Report or any other information or report delivered by or on behalf of such Seller or the Servicer with respect to such Seller or the Receivables or Related Assets originated by such Seller (including without limitation any representation, warranty, information or report relied upon by Buyer in connection with the offering or sale of any Certificate or Purchased Interest), that contained any untrue statement of a material fact or omitted to state material facts necessary to make the statements not misleading when made,

                  (b) the failure by such Seller to comply with any applicable law, rule or regulation with respect to any Specified Receivable or any Related Asset or to comply with any Contract related thereto, or the nonconformity of any Specified Receivable, the related Contract or any Related Assets with any such applicable law, rule or regulation,

                  (c) the failure to vest and maintain vested in Buyer a first priority perfected ownership interest in the Specified Receivables originated by such Seller, the Related Assets, the related Collections and the proceeds of each of the foregoing, free and clear of any Adverse Claim (other than an Adverse Claim created in favor of Buyer pursuant to this Agreement or in favor of the Trustee pursuant to the Pooling Agreement), whether existing at the time of the sale of such Receivable or at any time


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
         thereafter and without regard to whether such Adverse Claim was a Permitted Adverse Claim,

                  (d) any failure of such Seller to perform its duties or obligations in accordance with the provisions of the Transaction Documents,

                  (e) any products liability claim, personal injury or property damage suit, environmental liability claim or any other claim or action by a party other than Buyer of whatever sort, whether sounding in tort, contract or any other legal theory, arising out of or in connection with the goods or services that are the subject of any Specified Assets with respect thereto or Collections thereof,

                  (f) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Specified Assets or Collections originated by or otherwise attributable to such Seller, whether at the time of any sale or at any subsequent time,

                  (g) any dispute, claim, offset or defense (other than the discharge in bankruptcy) of an Obligor to the payment of any Specified Receivable originated by such Seller or Related Asset, or purported Specified Receivable or Related Asset, including a defense based on such Receivable's or the related Contract's not being a legal, valid and binding obligation of the Obligor enforceable against it in accordance with its terms, and

                  (h) any tax or governmental fee or charge (other than franchise taxes and taxes on or measured by the net income of Buyer or any of its assignees), all interest and penalties thereon or with respect thereto, and all reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, that may arise by reason of the purchase or ownership of the Specified Receivables originated by such Seller or any Related Asset connected with any such Receivables.

Notwithstanding the foregoing (and with respect to clause (ii) below, without prejudice to the rights that Buyer may have pursuant to the other provisions of this Agreement or the provisions of any of the other Transaction Documents), in no event shall any RPA Indemnified Party be indemnified for any RPA Indemnified Losses (i) resulting from gross negligence or willful misconduct on the part of the RPA Indemnified Party, (ii) to the extent the same includes losses in respect of Receivables and reimbursement therefor that would constitute credit recourse to such Seller for the amount of any Receivable or Related Asset not paid by the related Obligor, (iii) resulting from the action or omission of the Servicer (unless the Servicer is a Howmet Person), (iv) to the extent the same are or result from lost profits, (v) to the extent the same are or result from taxes on or measured by the net income


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
of the RPA Indemnified Party, (vi) resulting from any breach by such RPA Indemnified Party of its representations, warranties and covenants in the Transaction Documents, and (vii) to the extent the same constitute consequential, special or punitive damages.

         If for any reason the indemnification provided above in this section is unavailable to a RPA Indemnified Party or is insufficient to hold a RPA Indemnified Party harmless, then such Seller shall contribute to the maximum amount payable or paid to the RPA Indemnified Party as a result of the loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the RPA Indemnified Party on the one hand and such Seller on the other hand, but also the relative fault of the RPA Indemnified Party (if any) and such Seller and any other relevant equitable considerations.

                                   ARTICLE X
                                 MISCELLANEOUS

         SECTION 10.1 Amendments; Waivers, Etc. (a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and signed by Buyer and each Seller (with respect to an amendment) or by Buyer (with respect to a waiver or consent by it) and, in the case of any amendment, modification or waiver, to the extent provided in Section 7. 2(j) of the Pooling Agreement, by the Trustee, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. If any outstanding Investor Certificates have been rated, this Agreement shall not be amended unless Buyer shall have delivered the proposed amendment to the Rating Agencies at least ten Business Days (or such shorter period as shall be acceptable to each of them) prior to the execution and delivery thereof and the Modification Condition has been satisfied with respect to such amendment.

         (b) No failure or delay on the part of Buyer, any RPA Indemnified Party, or the Trustee or any other third party beneficiary referred to in
Section 10.11(a) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Seller in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Buyer or the Trustee under this Agreement shall, except as may otherwise be stated in the waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 10.2 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mall, postage prepaid,


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
by facsimile or by overnight courier, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall he designated by the party in a written notice to the other parties hereto given in accordance with this section. Copies of ail notices and other communications provided for hereunder shall he delivered to the Trustee and to each Rating Agency at its address for notices set forth in the Pooling Agreement. All notices and communications provided for hereunder shall be effective, (a) if personally delivered, when received, (b) if sent by certified mall, four Business Days after having been deposited in the mall, postage prepaid and properly addressed,
(c) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means and (d) if sent by overnight courier, two Business Days after having been given to the courier unless sooner received by the addressee.

         SECTION 10.3 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Seller hereby authorizes Buyer, at any time and from time to time, to the fullest extent permitted by law, to set-off, against any Obligations of any Seller to Buyer that are then due and payable or that are not then due and payable from a Seller to Buyer but have then accrued, any and all indebtedness or other obligations at any time owing to any Seller by Buyer to or for the credit or the account of any Seller or that are not then due and payable from Buyer to a Seller but have then accrued.

         SECTION 10.4 Binding Effect; Assignability; Survival of Provisions. Subject to Section 1.8, this Agreement shall be binding upon and inure to the benefit of Buyer and the Sellers and their respective successors and permitted assigns. No Seller may assign any of its rights hereunder or any interest herein without the prior written consent of Buyer, the Trustee and the Rating Agencies; provided, however, that a Terminating Seller may assign its Buyer Note as provided in Section 1.8. Except as provided in Section 1.8, this Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the first date following the Purchase Termination Date, but not later than the date on which the Trust is terminated pursuant to Section 12.1 of the Pooling Agreement, on which all Obligations shall have been finally and fully paid and performed or such other time as the parties hereto shall agree and as to which the Trustee (at the direction of the Majority Investors) shall have given its prior written consent, which consent shall not be unreasonably withheld or delayed. The rights and remedies with respect to any breach of any representation and warranty made by a Seller pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

         SECTION 10.5 Governing Law. "THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF BUYER IN THE


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
RECEIVABLES AND THE RELATED ASSETS ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         SECTION 10.6 Costs, Expenses and Taxes. Subject to Section 1.8, in addition to the obligations of the Sellers under Article IX, the Sellers agree jointly and severally to pay on demand:

                  (a) all reasonable out-of-pocket and other costs and expenses in connection with the enforcement of this Agreement, the Seller Assignment Certificates or the other Transaction Documents by Buyer or any successor in interest to Buyer, and

                  (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery, and the filing and recording, of this Agreement or the other Transaction Documents, and agrees to indemnify each RPA Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         SECTION 10.7 Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, AND HEREBY (A) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE STATE OR FEDERAL COURT,
(B) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF THE ACTION OR PROCEEDING, AND (C) BUYER, IRREVOCABLY APPOINTS CT CORPORATION SYSTEM (THE "PROCESS AGENT"), WITH AN OFFICE ON THE DATE HEREOF AT 1633 BROADWAY, NEW YORK, NEW YORK 10019,
ATTENTION: FRIEDA DAWSON, AS ITS AGENT TO RECEIVE ON BEHALF OF IT AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MAY BE SERVED IN ANY ACTION OR PROCEEDING. THE SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF THE PROCESS TO BUYER OR THE APPLICABLE SELLER IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT'S ABOVE ADDRESS, AND BUYER AND EACH SELLER HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT THE SERVICE ON ITS BEHALF.

         AS AN ALTERNATIVE METHOD OF SERVICE, BUYER AND EACH SELLER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION OR PROCEEDING BY THE MAILING OF COPIES OF THE PROCESS TO BUYER OR A SELLER (AS APPLICABLE) AT ITS ADDRESS SPECIFIED HEREIN. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY PARTY HERETO TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION.


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
         SECTION 10.8 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THE TRANSACTION DOCUMENTS OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THE TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         SECTION 10.9 Integration. This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and thereof and shall together constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

         SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

         SECTION 10.11 Acknowledgment and Consent. (a) The Sellers acknowledge that, contemporaneously herewith, Buyer is selling, transferring, assigning, setting over and otherwise conveying to the Trust all of Buyer's right, title and interest in, to and under the Specified Assets, this Agreement and all of the other Transaction Documents pursuant to Sections 2.1 and 2.4 of the Pooling Agreement. The Sellers hereby consent to the sale, transfer, assignment, set over and conveyance to the Trust by Buyer of all right, title and interest of Buyer in, to and under the Specified Assets, this Agreement and the other Transaction Documents, and all of Buyer's rights, remedies, powers and privileges, and all claims of Buyer against the Sellers, under or with respect to this Agreement and the other Transaction Documents (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the right of Buyer, at any time, to enforce this Agreement against the Sellers and the obligations of the Sellers hereunder, (ii) the right to appoint a successor to the Servicer at the times and upon the conditions set forth in the Pooling Agreement, and (iii) the right, at any time, to give or withhold any and all consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement, any other Transaction Document or the obligations in respect of the Sellers thereunder to the same extent as Buyer may do. Each of the parties hereto acknowledges and agrees that the Trustee and the Trust are third party beneficiaries of the rights of Buyer arising hereunder and under the other Transaction Documents to which any Seller is a party. Each Seller hereby acknowledges and agrees that it has no claim to or interest in any of the Bank Accounts or the Trust Accounts.

         (b) The Sellers hereby agree to execute all agreements, instruments and documents, and to take all other action, that Buyer or the Trustee reasonably determines is necessary or appropriate to evidence its consent described in subsection (a) above. To the extent that Buyer, individually or through the Servicer, has granted or grants powers of attorney to the Trustee under the Pooling Agreement, the Sellers hereby grant a corresponding power of attorney on the same terms to Buyer. The Sellers hereby acknowledge and agree that Buyer, in all of its capacities, shall assign to the Trustee for the benefit of the Certificate holders the powers of attorney and other rights and interests granted by the Sellers to Buyer hereunder and agrees to cooperate fully with the Trustee in the exercise of the rights.

         SECTION 10.12 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

         SECTION 10.13 No Proceedings. Each Seller hereby agrees that it will not institute against Buyer or the Trust, or join any other Person in instituting against Buyer or the Trust, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Investor Certificates issued by the Trust shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Investor Certificates shall have been outstanding. The foregoing shall not limit the right of a Seller to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Buyer or the Trust by any Person other than a Seller or any other Howmet Person (provided that no such action may be taken by a Seller until such proceeding has continued undismissed, unstayed and in effect for a period of 10 days).

         SECTION 10.14 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any of the other Transaction Documents shall for any reason whatsoever be held invalid, then the unenforceable covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement or the other Transaction Documents (as applicable) and shall in no way affect the validity or enforceability of the other provisions of this Agreement or any of the other Transaction Documents.

         SECTION 10.15 Limitation on Liability of Certain Persons. No recourse under or upon any obligation or covenant of this Agreement or any other Transaction Document, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of Buyer or any Seller or of any successor corporation, either directly or through Buyer or any such Seller, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that this Agreement, all other relevant Transaction Documents and the obligations incurred hereunder or thereunder are solely corporate obligations, and that no such personal liability whatsoever shall attach to, or is or shall be incurred by the incorporators, shareholders, officers or directors, as such, of Buyer or any Seller or of any successor corporation, or any of them, by reason of the obligations, covenants or agreements contained in this Agreement or any other Transaction Documents, or implied therefrom; and that any and all such personal liability of, either at common law or in equity or by constitution or statute, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations or covenants contained in this Agreement or any other Transaction Documents, or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement. Buyer and each Seller and any director, officer, employee or agent of Buyer and any such Seller may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The provisions of this section shall survive the termination of this Agreement.

         [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  HOWMET CORPORATION,
                                    as Seller

                                  By: ________________________________________
                                  Title: _____________________________________

                                  Address:    475 Steamboat Road
                                              Greenwich, Connecticut 06836-1960

                                  Attention:  Chief Financial Officer
                                  Telephone:  (203) 661-4600
                                  Facsimile:  (203) 861-4746

                                  HOWMET CERCAST (U.S.A.), INC.,
                                    as Seller

                                  By:_________________________________________
                                  Title: _____________________________________

                                  Address     c/o Howmet Corporation
                                              475 Steamboat Road
                                              Greenwich, Connecticut 06836-1960

                                  Attention:  Chief Financial Officer
                                  Telephone:  (203) 661-4600
                                  Facsimile:  (203) 861-4746

                                  HOWMET REFURBISHMENT, INC.,
                                    as Seller

                                  By:_________________________________________
                                  Title: _____________________________________

                                  Address:    c/o Howmet Corporation
                                              475 Steamboat Road
                                              Greenwich, Connecticut 06836-1960

                                  Attention:  Chief Financial Officer
                                  Telephone:  (203) 661-4600
                                  Facsimile:  (203) 861-4746

                                  HOWMET-TEMPCRAFT, INC.,
                                    as Seller

                                  By:_________________________________________
                                  Title: _____________________________________

                                  Address.    c/o Howmet Corporation
                                              475 Steamboat Road
                                              Greenwich, Connecticut 06836-1960

                                  Attention:  Chief Financial Officer
                                  Telephone:  (203) 661-4600
                                  Facsimile:  (203) 861-4746


                                  TURBINE COMPONENTS CORPORATION,
                                    as Seller

                                  By: ________________________________________
                                  Title:______________________________________

                                  Address     c/o Howmet Corporation
                                              475 Steamboat Road
                                              Greenwich, Connecticut 06836-1960

                                  Attention:  Chief Financial Officer
                                  Telephone:  (203) 661-4600
                                  Facsimile:  (203) 861-4746


                                  BLADE RECEIVABLES CORPORATION,
                                    as the Buyer


                                  By:_________________________________________
                                  Title: _____________________________________

                                  Address:    c/o Nevada Corporate Management,
                                                  Inc.
                                              3753 Howard Hughes Parkway
                                              Suite 200
                                              Las Vegas, Nevada 89109

                                  Attention:  James P. Lawler
                                  Telephone:  (702) 892-3772
                                  Facsimile:  (702) 892-3906

                                                                       EXHIBIT A
                                                           to Purchase Agreement

                               FORM OF BUYER NOTE


                                                              ____________, 1996


         FOR VALUE RECEIVED, the undersigned, BLADE RECEIVABLES
CORPORATION, a Nevada corporation ("Buyer"), promises to pay to ________________________, a ______________ corporation ("Seller," and together with its successors and assigns, the "Holder"), on the terms and subject to the conditions set forth in this promissory note (this "Note") and in the Amended and Restated Receivables Purchase Agreement of even date herewith (the "Agreement") between Buyer, Howmet Corporation, a Delaware corporation ("Howmet"), and certain other subsidiaries of Howmet, an amount equal to the aggregate deferred Purchase Price for Receivables owed by Buyer to the Seller pursuant to Article m of the Agreement. Such amount, as shown in the records of Servicer, will be rebuttable presumptive evidence of the principal amount and interest owing under this Note.

         1. Purchase Agreement. This Note is a Buyer Note described in, and is subject to the terms and conditions set forth in, the Agreement. Reference is hereby made to the Agreement for a statement of certain other rights and obligations of Buyer and the Seller.

         2. Rules of Construction; Definitions. Certain rules of construction governing the interpretation of this Note are set forth in Appendix A to the Pooling Agreement (as defined in the Agreement) and, except as otherwise specifically provided herein, capitalized terms used but not defined herein have the meanings ascribed to them in such Appendix A. In addition, as used herein, the following terms have the following meanings:

                  "Bankruptcy Proceedings" means any dissolution, winding up, liquidation, readjustment, reorganization or other similar" event relating to Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency, receivership or other similar proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of Buyer or any sale of all or substantially all of the assets of Buyer; provided, however, that none of the following shall constitute a "Bankruptcy Proceeding" so long as no Bankruptcy Event shall have occurred with respect to Buyer and is continuing: (i) the commencement of an amortization period, accumulation period or early amortization period, (ii) the allocation and distribution of Collections and other amounts during an amortization period, accumulation period or early amortization period in accordance with the terms of the Pooling Agreement and (iii) the liquidation, dissolution and winding up of Buyer during an amortization period, accumulation period or early amortization period in accordance with the Pooling Agreement after the termination of the Pooling Agreement in accordance with Section 12.1 thereof.

                  "Final Maturity Date" means the date occurring one year and one day after the Final Scheduled Payment Date of the latest maturing Series or Purchased Interest from time to time outstanding.

                  "Highest Lawful Rate" has the meaning set forth in paragraph
         9.

                  "Junior Liabilities" means all obligations of Buyer to the Holder under this Note.

                  "Reference Rate" means, with respect to any day occurring in a Calculation Period, the Applicable Federal Rate in effect on such day.

                  "Senior Interests" means all obligations of Buyer to the Trustee, the Investor Certificate holders or the Purchasers under or in connection with the Transaction Documents, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, including without limitation interest or other amounts due or to become due after an Event of Bankruptcy.

                  "Subordination Provisions" means, collectively, the provisions of paragraph 7.

         3. Interest. Subject to the Subordination Provisions, Buyer promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each day at an adjustable rate per annum equal to the Reference Rate in effect on such day.

         4. Interest Payment Dates. (a) Subject to the Subordination Provisions, Buyer shall pay accrued interest on this Note on each Distribution Date and on the Final Maturity Date. Buyer also shall pay accrued interest on the principal amount of each prepayment hereof on the date of such prepayment.

         (b) Notwithstanding the provisions of paragraph 4(a), in the event that on the date an interest payment is due hereunder the amount of funds available therefor pursuant to Section 3.3 of the Agreement is insufficient to pay any amount due pursuant to paragraph 4(a), then interest shall be payable only to the extent that funds are available therefor in accordance with Section 3.3 of the Agreement. In the event that any interest on this Note is not paid when due, the principal amount of this Note shall automatically be increased by the amount of such interest in lieu of such payment.

         5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

         6. Principal Payment Dates. Subject to the Subordination Provisions, any unpaid principal of this Note shall only become due and payable on the Final Maturity Date.

Subject to the Subordination Provisions, the principal amount of and accrued interest on this Mote may be prepaid on any Business Day without premium or penalty; provided, that no prepayment shall be made by Buyer to the extent that such prepayment would result in a default in the payment of any other amount required to be paid by Buyer under any Transaction Document.

         7. Subordination Provisions. Buyer covenants and agrees, and the Holder, by its acceptance of this Note, likewise covenants and agrees, that the payment of all Junior Liabilities is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in this paragraph:

                  (a) In the event of any Bankruptcy Proceeding, the Senior Interests shall first be paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of the Junior Liabilities. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of the Junior Liabilities to which the Holder would be entitled except for this clause (a) shall be made directly to the Trustee (for the benefit of itself, the Investor Certificate holders and the Purchasers), and (ii) if a Bankruptcy Proceeding has been commenced, the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of the Junior Liabilities, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Trustee (for the benefit of itself, the Investor Certificate holders and the Purchasers) until the Senior Interests shall have been paid and performed in full and in cash.

                  (b) In the event that the Holder receives any payment or other distribution of any kind or character from Buyer or from any other source whatsoever, in payment of the Junior Liabilities, after the commencement of any Bankruptcy Proceeding, such payment or other distribution shall be received in trust for the Trustee, the Investor Certificate holders and the Purchasers and shall be turned over by the Holder to the Trustee forthwith.

                  (c) Upon the date which is a year and a day after the final payment in full and in cash of all Senior Interests, the Holder shall be subrogated to the rights of the Trustee, the Investor Certificate holders and the Purchasers to receive payments or distributions from Buyer that are applicable to the Senior Interests until the Junior Liabilities are paid in full.

                  (d) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Trustee, the Investor Certificate holders and the Purchasers on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Note is intended to or shall impair, as between Buyer, its creditors (other than the Trustee, the Investor Certificate holders and the Purchasers) and the Holder, Buyer's obligation, which is unconditional and absolute, to pay the Junior Liabilities as and when the same shall become due and payable in accordance with the terms hereof and of the Agreement or to affect the relative rights of the Holder and creditors of Buyer (other than the Trustee, the Investor Certificate holders and the Purchasers).

                  (e) Except as otherwise permitted in Sections 1.8 and 10.4 of the Agreement, the Holder shall not, until the Senior Interests have been finally paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of Buyer (other than to the Senior Interests), howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, the Junior Liabilities or any rights in respect hereof or (ii) convert the Junior Liabilities into an equity interest in Buyer, unless, in the case of each of clauses (i) and (ii), the Holder shall have received the prior written consent of the Trustee in each case.

                  (f) The Holder shall not, without the advance written consent of the Trustee, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to Buyer until at least one year and one day shall have passed after the Senior Interests shall have been finally paid and performed in full and in cash; provided, however, that the Holder shall at all times have the right to file any claim in or otherwise take any action with respect to any insolvency proceeding instituted against Buyer by any Person other than the Holder or any other Howmet Person (provided that no such action may be taken by the Holder until such proceeding has continued undismissed, unstayed and in effect for a period of 10 days).

                  (g) If, at any time, any payment (in whole or in part) made with respect to any Senior Interest is rescinded or must be restored or returned by a Certificate holder or Purchaser (whether in connection with any Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

                  (h) Each of the Trustee, the Investor Certificate holders and the Purchasers may, from time to time, in its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests, (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests, (iii) extend or renew for one or more periods (whether or not longer than the original period), alter, increase or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests, (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document to which it is a party, and
         (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

                  (i) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by the Trustee or any of the Investor Certificate holders or Purchasers, (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests, and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof. or any security therefor.

                  (j) These Subordination Provisions constitute a continuing offer from Buyer to all Persons who become the holders of, or who continue to hold, Senior Interests, and these Subordination Provisions are made for the benefit of the Trustee, the Investor Certificate holders and the Purchasers, and the Trustee may proceed to enforce such provisions on behalf of each of such Persons.

         8. General. No failure or delay on the part of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by Buyer and the Seller, and (b) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

         9. Limitation on Interest. Notwithstanding anything in this Note to the contrary, Buyer shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder, at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the "Highest Lawful Rate"). If the effective rate of interest that would otherwise be payable under this Note would exceed the Highest lawful Rate, or the Holder shall receive any unearned interest or shall receive monies that are deemed to constitute interest that would increase the effective rate of interest payable by Buyer under this Note to a rate in excess of the Highest lawful Rate, then
(a) the amount of interest that would otherwise be payable by Buyer under this Note shall be reduced to the amount allowed by applicable law, and (b) any unearned interest paid by Buyer or any interest paid by Buyer in excess of the Highest

Lawful Rate shall be refunded to Buyer. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Holder under this Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by applicable usury laws (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Seller in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Holder on any date shall be computed at the Highest Lawful Rate pursuant to the provisions of the foregoing sentence, and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Holder would be less than the amount of interest payable to the Holder computed at the Highest Lawful Rate, then the amount of interest payable to the Holder in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate until the total amount of interest payable to the Holder shall equal the total amount of interest that would have been payable to the Holder if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

         10. No Negotiation. This Note is not negotiable.

         11. Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         12. Security Interest. The Seller may grant a security interest in or otherwise pledge this Note as security, and any Person to whom such security interest is granted or to whom this Note is pledged shall be bound by, and for all purposes takes this Note subject to, the restrictions and other provisions (including the Subordination Provisions) set forth herein.

         13. Captions. Paragraph captions used in this Note are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Note.

         14. Restatement. This Note amends and restates in its entirety the Buyer Note dated December 13, 1995 and issued by Buyer to Seller pursuant to the Existing Purchase Agreement.

                                       BLADE RECEIVABLES CORPORATION


                                       By: ___________________________________
                                       Title: ________________________________

                                                                       EXHIBIT B
                                                           to Purchase Agreement

                                    FORM OF
                         SELLER ASSIGNMENT CERTIFICATE

         Reference is made to the Amended and Restated Receivables Purchase Agreement of even date herewith (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time, the "Agreement") between ____________________, ____________________ and _________________
("Buyer"). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in Appendix A to the Agreement.

         The undersigned (the "Seller") hereby sells, transfers, assigns, sets over and conveys unto Buyer and its successors and assigns all right, tide and interest of the Seller in, to and under:

                  (a) each Receivable of the Seller (other thin Contributed Receivables) that existed and was owing to the Seller as at the closing of the Seller's business on the Initial Cut-Off Date,

                  (b) each Receivable created by the Seller (other than Contributed Receivables) that arises during the period from and including the closing of the Seller's business on the Initial Cut-Off Date to but excluding the earlier to occur of (i) the Purchase Termination Date and (ii) the Termination Effective Date (if any) with respect to such Seller,

                  (c) all Related Security with respect to all Receivables (other thin Contributed Receivables) of the Seller,

                  (d) all proceeds of the foregoing, including all fluids received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Receivable described above (other thin a Contributed Receivable) or Related Security with respect to any such Receivable, or otherwise applied to repay or discharge any such Receivable (including insurance payments that the Seller or the Servicer applies in the ordinary course of its business to amounts owed in respect of any such Receivable (it being understood that property insurance covering inventory is not so applied and is not included in this grant) and net proceeds of any sale or other disposition of repossessed goods that were the subject of any such Receivable) or other collateral or property of any Obligor or any other party directly or indirectly liable for payment of such Receivables), and

                  (e) all Records relating to any of the foregoing.

         This Seller Assignment Certificate is made without recourse but on the terms and subject to the conditions set forth in the Transaction Documents to which the Seller is a party. The Seller acknowledges and agrees that Buyer is accepting this Seller Assignment Certificate in reliance on the representations, warranties and covenants of the Seller contained in the Transaction Documents to which the Seller is a party.

         THIS SELLER ASSIGNMENT CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE AGREEMENT AND THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         IN WITNESS WHEREOF, the undersigned has caused this Seller Assignment Certificate to be duly executed and delivered by its duly Authorized Officer this _____ day of _______________, 1996.

                                       [SELLER FULL NAME]



                                       By: ___________________________________
                                       Title: ________________________________

                                                                       EXHIBIT C
                                                           to Purchase Agreement

                         FORM OF CONTRIBUTION AGREEMENT

                         FORM OF CONTRIBUTION AGREEMENT

         This CONTRIBUTION AGREEMENT, dated as of ,(the "Agreement"), between HOWMET CORPORATION, a Delaware corporation ("Howmet"), and BLADE RECEIVABLES CORPORATION, a Nevada corporation ("BRC").

         In consideration of the mutual agreements contained herein, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01. Definitions. All capitalized terms used and not otherwise defined herein will have the meanings given to them in the Receivables Purchase Agreement, dated as of December __, 1995 (the "RPA"), by and among BRC, Howmet and certain subsidiaries of Howmet listed on the signature pages thereto.

                                   ARTICLE II

                              CONTRIBUTION TO BRC

         Section 2.01. Capital Contribution to BRC. Howmet hereby agrees to transfer, assign, set over and otherwise convey to BRC all of Howmet's right, tide and interest in, to and under:

         (a) each Receivable of Howmet listed or described on Schedule A attached hereto, which may include Receivables originated after the date hereof (collectively, the "Contributed Receivables") ,

         (b) all Related Security with respect to the Contributed Receivables,

         (c) all proceeds of the foregoing, including all fund's received by any Person in payment of any amounts owed (including invoice prices, finance charges, interest and all other charges, if any) in respect of any Contributed Receivable or Related Security with respect to any Contributed Receivable, or otherwise applied to repay or discharge any Contributed Receivable (including insurance payments that Howmet or the Servicer applies in the ordinary course of its business to amounts owed in respect of any Contributed Receivable (it being understood that property insurance covering inventory is not so applied and is not included in this grant) and net proceeds of any sale or other disposition of repossessed goods that were the subject of any Contributed Receivable) or other collateral or property of any Obligor or any other party directory or indirectly liable for payment of Contributed Receivables, and

         (d) all Records relating to any of the foregoing.

         The property described in clauses (b) through (d) above is collectively called the "Related Contributed Assets."

         Section 2.02. Acceptance by BRC. BRC hereby acknowledges its acceptance of all right, title and interest in and to the property contributed to BRC by Howmet pursuant to Section 2.01.

         Section 2.03. Absolute Transfer: Assumption of Obligations. Howmet and BRC hereby agree and acknowledge that the contribution of the Contributed Receivables and Related Contributed Assets to BRC pursuant to Section 2.01 is an absolute and irrevocable transfer of such property , and is not intended to be a transfer for purposes of security. Howmet represents and warranties that all of its representations and warranties in the RPA with respect to the Contributed Receivables and Related Contributed Assets are true and correct on the date such Receivables are contributed to BRC.

                                  ARTICLE III

                                 MISCELLANEOUS

         Section 3.01. Counterparts. For the purpose of facilitating its execution and for other purposes, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute but one and the same instrument.

         Section 3.02 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, Howmet and BRC have caused this Agreement to be duly executed as of the date of this Agreement.

                                       HOWMET CORPORATION



                                       By: ___________________________________
                                       Name:__________________________________
                                       Title:_________________________________


                                       BLADE RECEIVABLES CORPORATION



                                       By: ___________________________________
                                       Name:__________________________________
                                       Title:_________________________________

                                                                      Schedule 1

                        Litigation and Other Proceedings


CERCLA Matters

Howmet Corporation ("Howmet") and its subsidiaries, as the case may be, have either received requests for information or been notified that they are or may be potentially responsible parties under
CERCLA
or are otherwise involved in proceedings relating to the following locations:

- In connection with a long standing investigation by the Michigan Department of Natural Resources, groundwater monitoring at Howmet's Whitehall facilities is continuing, an air sparging system has been installed and is operating, and other remedial steps have been taken. The cost of future remedial measures, including operating the sparging system for three years and continued monitoring, will be approximately $175,000.

- On May 20, 1991, Howmet entered into an Administrative Consent Order with the New Jersey Department of Environmental Protection and Energy (the "NJDEP") providing for the further investigation and remediation of the environmental condition at Howmet's two Dover, New Jersey facilities. The areas of particular interest include a former disposal area, two former holding ponds and a drainage ditch. Howmet's remedial investigation work plan was approved by the NJDEP several years ago, and Howmet and its consultants are continuing to proceed under it. A reasonable estimate of further costs is $540,000.

- In 1988 AT&T Technologies, Inc. ("AT&T") commenced a lawsuit against Ceramet, Inc., now an operating unit of Howmet-Cercast (U.S.A.), Inc. ("Cercast"), and others for contribution in connection with remedial costs incurred by AT&T in responding to requests for remedial action by the United States Environmental Protection Agency (the "EPA") at the Heleva Landfill in Pennsylvania. In 1993 the EPA issued orders under CERCLA Section 106 to require AT&T, Cercast and other parties to remedy the site and reimburse the government's past costs. Subsequently the government sued these parties in federal court. Cercast has now entered into a settlement with AT&T and the EPA under which Cercast will pay $750,000 to settle its potential liability in this lawsuit. The settlement is pending final drafting and execution of a settlement agreement or consent decree.

- In connection with the EPA's long outstanding proceeding involving the Conservation Chemical Superfund Site, the EPA is performing an emergency action to remove stored chemicals and contaminated soils from the site. A settlement has been proposed by the EPA. Howmet's share of the response costs will be less than $33,000.

- On November 13, 1992, Howmet was named as a third party defendant, along with many others, in connection with a lawsuit brought by the EPA for environmental claims at the Metcoa environmental site in Pulaski, Pennsylvania. The material Howmet sent to the site was of a non-radiation nature. Howmet has joined with other defendants in seeking de minimis status in this case.

- Howmet's Winsted Machining Center has been named by the EPA as a Potentially Responsible Party ("PRP") for contamination at the Barkhamsted, Connecticut, hazardous waste site, along with approximately forty other parties. Howmet's estimated maximum liability is now less than $150,000. Under a bonding authorization approved by the Connecticut General Assembly in

         1995 specifically directed to this site, the State of Connecticut, may incur a substantial portion of the liability which Howmet would otherwise be expected to bear.

- Howmet's Dover, New Jersey, Alloy Division facility has been identified by the NJDEP as one of twenty PRP's relating to contamination at the Combe Fill (New Jersey) South sanitary landfill. This case has been under study for more than six years by the NJDEP and involves the closing of several drinking water wells in the vicinity. Howmet has now entered into a potential settlement with the NJDEP and the other named generators which will allocate to Howmet a 6% portion of the cleanup costs. This will require payments by Howmet estimated at $2.4 million. The presently identified generators, including Howmet, are taking steps to file a lawsuit against a substantial number of other likely generators to spread the burden of cleanup costs.

- On August 10, 1994 the NJDEP informed Howmet that it was a PRP in connection with the remediation of hazardous substances at the PJP Landfill Superfund Site in Jersey City, New Jersey, on the basis of waste disposal activities of its Dover, New Jersey facility. On July 24, 1995, the NJDEP commenced a lawsuit against Howmet and approximately 45 other defendants for the NJDEP's costs of clean-up and removal of the environmental hazard at the site. No specific amount of liability on the part of Howmet has yet been demanded. It is difficult at this stage to predict the amount of an ultimate liability, if any.

- The EPA has named the New England Aircraft Products Company, a former subsidiary of Howmet, as one of 1,294 parties the EPA plans to hold responsible for the environmental cleanup of the polluted Solvents Recovery Service property situated in Southington, Connecticut. The EPA now claims that the Howmet subsidiary should be charged with responsibility for 20,790 gallons. This would take it out of the de minimis group. The exposure to Howmet could reach a maximum in the $100,000 range.

- On August 15, 1995, Howmet received a notice from the Texas Natural Resource Conservation Commission seeking information whether Howmet may be a PRP with respect to a site in Ovalo, Texas known as the Wichita Falls, Texas 76703 Site. Howmet has responded indicating that it has no information linking it to the site. It believes that it has no involvement at this site.

- On September 29, 1995, the EPA notified Howmet that it may be a PRP with respect to the Spectron Superfund Site, in Elktron, Maryland. No specific amount has been demanded from Howmet, nor does Howmet believe it has had any involvement at this site.

- On August 4, 1995, the EPA informed Howmet that it might be a PRP with respect to the PCB Treatment Inc. Superfund Sites in Kansas City, Missouri. On October 2, 1995, Howmet responded indicating that 44.77 gallons of its PCBs may have been involved, but believes that all of that volume was destroyed.

- In September 1995 the EPA informed Cercast that its Sigma Casting Division was a PRP with respect to the discharge of hazardous substances at the Omega Chemical Corporation in Whittier. California. The division has so far incurred a cost of $22,000 to cover investigation and surface water cleanup. If groundwater cleanup is also required, an estimated additional $80,000 may be incurred.

- On January 23, 1996 Dermody Properties, Inc. ("Dermody"), the owner of Silver Lake Business Center near the facility formerly owned by Howmet in Reno, Nevada, sent Howmet a letter informing it that it might become involved in an ongoing lawsuit brought in July, 1994 by Dermody. Dermody claims that Howmet, along with six other property owners, may be the source of contamination to Dermody's property from chlorinated solvents and petroleum products. Dermody invited Howmet to participate in a mediation process under way in connection with the lawsuit. Howmet, however, did not use chlorinated solvents or petroleum products in its production processes at its site in Reno, and has so informed Dermody.

- Since 1987 under a consent administrative order entered into with the EPA, a group of approximately 100 PRPs has been conducting a remedial investigation/feasibility study at the Thermo Chem site in Muskegon County, Michigan. In 1991, the EPA expanded the site to include not only the former Thermo Chem facility but also a former bulk storage facility of Thomas Solvent Company, and the site was divided into two operable units. A settlement agreement in 1995 fixed Howmet's liability at approximately $260,000.

                                                                      Schedule 2



                         Changes in Financial Condition









                                      NONE

                                                                      Schedule 3

                 Offices of Seller Where Records are Maintained


Howmet Corporation
475 Steamboat Road
Greenwich, CT 06836-1960

Howmet Refurbishment, Inc.
475 Steamboat Road
Greenwich, CT 06836-1960

Howmet-Tempcraft, Inc.
475 Steamboat Road
Greenwich, CT 06836-1960

Turbine Components Corporation
475 Steamboat Road
Greenwich, CT 06836-1960

Howmet Cercast (U.S.A.), Inc.
475 Steamboat Road
Greenwich, CT 06836-1960

                                                                      Schedule 4


                       Legal Names, Trade Names and Names
                     Under Which the Companies Do Business


Howmet Corporation
(formerly Howmet Turbine Components Corporation)

Howmet Refurbishment, Inc.

Howmet-Tempcraft, Inc.
(formerly Tempcraft, Inc.)

Turbine Components Corporation

Howmet Cercast (U.S.A.), Inc.
(formerly HTC Factors, Inc.)

                                                         PROJECT BLADE - TAKEOUT











                         CERTIFICATE PURCHASE AGREEMENT
                            (Series 1996-1, Class A)


                           dated as of April 18, 1996


                                     among


                         BLADE RECEIVABLES CORPORATION,


                              HOWMET CORPORATION,


                        THE PURCHASERS DESCRIBED HEREIN,


                                      and


                      THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent

                               TABLE OF CONTENTS



ARTICLE I DEFINITIONS

         SECTION 1.1       Definitions .....................................   1

ARTICLE II PURCHASE AND SALE OF CERTIFICATES
         SECTION 2.1       Purchase ........................................   2
         SECTION 2.2       Closing .........................................   2
         SECTION 2.3       Certificates ....................................   2

ARTICLE III PREPAYMENTS
         SECTION 3.1       Transferor's Right to Prepay Certificates .......   3
         SECTION 3.2       Notice to Purchasers ............................   3

ARTICLE IV TRANCHES, INTEREST AND FEES
         SECTION 4.1       Tranches ........................................   3
         SECTION 4.2       Fees ............................................   4
         SECTION 4.3       Yield Protection ................................   4
         SECTION 4.4       Illegality; Unavailability ......................   6
         SECTION 4.5       Indemnity .......................................   7
         SECTION 4.6       Taxes ...........................................   8

ARTICLE V OTHER PAYMENT TERMS
         SECTION 5.1       Time and Method of Payment ......................  10
         SECTION 5.2       Pro Rata Treatment; Percentages .................  10

ARTICLE VI REPRESENTATIONS AND WARRANTIES
         SECTION 6.1       Transferor ......................................  11
         SECTION 6.2       Howmet ..........................................  11
         SECTION 6.3       Purchasers ......................................  12

ARTICLE VII CONDITIONS
         SECTION 7.1       Conditions to Purchase ..........................  13

ARTICLE VIII COVENANTS
         SECTION 8.1       Affirmative Covenants ...........................  16
         SECTION 8.2       Negative Covenants ..............................  17
         SECTION 8.3       Transfers .......................................  17

ARTICLE IX AGENT; REQUIRED PURCHASERS
         SECTION 9.1       Appointment .....................................  17
         SECTION 9.2       Nature of Duties ................................  17
         SECTION 9.3       Lack of Reliance on Agent and Financial Advisors   18
         SECTION 9.4       Certain Rights of Agent .........................  18
         SECTION 9.5       Reliance ........................................  18
         SECTION 9.6       Indemnification .................................  19
         SECTION 9.7       Agent in Its Individual Capacity ................  19
         SECTION 9.8       Resignation by Agent ............................  19
         SECTION 9.9       Required Purchasers .............................  20

ARTICLE X MISCELLANEOUS PROVISIONS
         SECTION 10.1      Amendments ......................................  20
         SECTION 10.2      No Waiver; Remedies .............................  21
         SECTION 10.3      Successors and Assigns; Assignments .............  21
         SECTION 10.4      Survival of Agreement ...........................  26
         SECTION 10.5      Expenses; Indemnification .......................  26
         SECTION 10.6      Entire Agreement ................................  28
         SECTION 10.7      Notices .........................................  28
         SECTION 10.8      No Third-Party Beneficiaries ....................  28
         SECTION 10.9      Severability of Provisions ......................  28
         SECTION 10.10     Counterparts ....................................  28
         SECTION 10.11     Governing Law ...................................  28
         SECTION 10.12     Tax Characterization ............................  29
         SECTION 10.13     No Proceedings ..................................  29
         SECTION 10.14     Reference Bank ..................................  29

                                    SCHEDULE

SCHEDULE I        Amount of Each Initial Purchaser's Certificate


                                    EXHIBITS

EXHIBIT A         Form of Series 1996-1 Supplement
EXHIBIT B         Form of Assignment Agreement

                                    APPENDIX

APPENDIX X        Index of Additional Defined Terms

         This CERTIFICATE PURCHASE AGREEMENT, dated as of April 18, 1996 (this "Agreement"), is made among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer" or "Howmet"), the purchasers named on the signatures pages of this Agreement (together with their respective permitted assigns, the "Purchasers"), and THE FIRST NATIONAL BANK OF CHICAGO, as administrative and syndication and documentation agent for the Purchasers (in that capacity, together with any successors in that capacity, "Agent").

                                   BACKGROUND

         1. Transferor (a) is a party to a Pooling and Servicing Agreement dated as of December 13, 1995, as amended and restated in its entirety by an Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 (the "Pooling Agreement"), with Howmet, as initial Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (in that capacity, together with any successors in that capacity, the "Trustee"), (b) is a party to a Receivables Purchase Agreement dated as of December 13, 1995, as amended and restated in its entirety by an Amended and Restated Receivables Purchase Agreement dated as of April 18, 1996, and (c) will enter into a Series 1996-1 Supplement to the Pooling Agreement substantially in the form of Exhibit A (the "Supplement"). Pursuant to the Pooling Agreement and the Supplement, Transferor will obtain the Series 1996-1, Class A Certificates (the "Certificates"), which will represent fractional undivided beneficial interests in the assets of the Blade Receivables Master Trust (the "Trust"), a trust organized pursuant to the Pooling Agreement.

         2. Transferor wishes to obtain the commitment of each Purchaser to purchase fractional undivided beneficial interests in the assets of the Trust (each a "Trust Interest") that will be evidenced by its Certificate. Subject to the terms and conditions of this Agreement, each Purchaser is willing to purchase a Certificate. Howmet has joined in this Agreement to confirm certain representations, warranties and covenants for the benefit of the Purchasers and the Agent.

ARTICLE I DEFINITIONS

         SECTION 1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Supplement or, if not defined in the Supplement, in Appendix A to the Pooling Agreement. An index of terms defined directly in this Agreement is attached as Appendix X.

ARTICLE II PURCHASE AND SALE OF CERTIFICATES

         SECTION 2.1 Purchase. The Transferor will sell to each Purchaser and, subject to the terms and conditions of this Agreement, the Pooling Agreement and the Supplement, each Purchaser will purchase (each such purchase being a "Purchase") from the Transferor, at the time and place provided for in Section 2.2, a Certificate for a purchase price equal to 100 % of the Stated Amount of such Certificate. The Stated Amount of each initial Purchaser's Certificate is set forth opposite its name in Schedule I.

         SECTION 2.2 Closing. The sale of each Certificate shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 at noon, Chicago time, on April 18, 1996 (the "Effective Date"). On the Effective Date, the Transferor will deliver to each Purchaser a Certificate, dated as of the Effective Date and registered in the name of each such Purchaser, against delivery by each such Purchaser to the Transferor or its order of immediately available funds in the amount of the purchase price therefor to Manufacturers & Traders Trust Company, Corporate Trust Department, One M&T Plaza, 7th floor, Buffalo, New York 14203-2399, Attention: Russell Whitley.

         SECTION 2.3 Certificates. The outstanding amounts of the Purchase made by each Purchaser shall be evidenced by its Certificate, and to be issued on the Effective Date substantially in the form of Exhibit A (Part 1) to the Supplement. Each Purchaser shall and is hereby authorized to record on the grid attached to its Certificate (or at its option, in its internal books and records) the date and amount of the Purchase made by it, the amount of each repayment of the principal amount represented by its Certificate and the portions of its Purchase that are from time to time allocated to the ABR Tranche and a Eurodollar Tranche (which shall be conclusive absent demonstrable error); provided, that failure to make any recordation on the grid or records or any error in the grid or records shall not adversely affect the Purchaser's rights with respect to its interest in the assets of the Trust and its right to receive interest in respect of the outstanding principal amount of the Purchase made by the Purchaser.

ARTICLE III PREPAYMENTS

         SECTION 3.1 Transferor's Right to Prepay Certificates. Transferor may, in accordance with Section 4.9 of the Supplement, prepay the Certificates in full or in part upon at least three Business Days' prior notice by Transferor to Trustee. In the event of any such prepayment of the Certificates occurring at any time during the one-year period commencing on the Effective Date, the Holders of such Certificates shall be entitled to receive a Prepayment Premium. The Certificates may not be partially prepaid and the Certificates, once prepaid, may not be reinstated.

         SECTION 3.2 Notice to Purchasers. Trustee shall promptly advise the Purchasers of any notice received by Trustee pursuant to Section 3.1.

ARTICLE IV TRANCHES, INTEREST AND FEES

         SECTION 4.1 Tranches (a) Subject to the terms and conditions set forth in this section and Section 4.4, Transferor shall have the option: (x) on any Business Day, to convert all or part of the ABR Tranche to a Eurodollar Tranche and (y) on the last day of any Interest Period of a Eurodollar Tranche, to convert all or any part of that Eurodollar Tranche to form a part of the ABR Tranche and/or to continue all or any part of that Eurodollar Tranche as a new Eurodollar Tranche, the Interest Period for which shall commence on the first day after the prior Interest Period; provided, that:

                  (i) subject to Section 4.4, each conversion or continuation shall be made ratably among the Purchasers in accordance with their respective amounts of the Purchases comprising the converted or continued Tranche;

                  (ii) if less than all of the outstanding amount of any Tranche shall be converted or continued, the aggregate amount of the Tranche converted or continued shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $2,000,000;

                  (iii)any Interest Period for a Eurodollar Tranche that commences after the commencement of the Amortization Period must begin on a Distribution Date and end on the next Distribution Date; and

                  (iv) there shall not be more than four separate Eurodollar Tranches outstanding at any one time.

         (b) If Transferor wishes to convert and/or continue a Tranche under this section, Transferor shall notify the Agent in writing (i) in the case of a conversion to or continuation of a Eurodollar Tranche, not later than 2:00 p.m., New York City time, three Business Days prior to the date of the proposed conversion or continuation date and (ii) otherwise, not later than noon, New York City time, one Business Day prior to the date of the proposed conversion or continuation. Each notice shall be irrevocable and shall refer to this Agreement and specify (x) the identity and amount of the Tranche that Transferor wishes to convert or continue, (y) whether all or part of the Tranche is to be converted into or continued as a Eurodollar Tranche and (z) the date of the proposed conversion or continuation (which shall be a Business Day). If Transferor shall not have delivered a timely notice in accordance with this section with respect to any Tranche, the Tranche shall, at the end of the Interest Period applicable to it (unless repaid pursuant to the terms hereof), automatically be converted into or continued as an ABR Tranche. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of each Purchaser's portion of any converted or continued Tranche.

         (c) In accordance with Section 4.1 of the Supplement, each Purchaser and the Agent will be entitled to receive additional interest (at the rate specified therein) on amounts that are not paid when due under this Agreement or under its Certificate.

         SECTION 4.2 Fees. On the Effective Date, Howmet shall pay to the Agent the fees specified in the fee letter, dated October 20, 1995, delivered by Servicer to the Agent, for the account of the Persons specified in such letter.

         SECTION 4.3 Yield Protection. (a) Notwithstanding any other provision herein, if, after the date hereof, either:

                  (i) the adoption of any law, rule or regulation (including any imposition or increase of reserve requirements) or any change after the date hereof in the interpretation or administration of any law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or

                  (ii) the compliance by a Purchaser with any new or revised guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), shall subject a Purchaser to the imposition or modification of any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, the Purchaser or the office from time to time that it designates to the Agent as the office through which it makes and maintains its Purchases comprising part of a Eurodollar Tranche (as to each Purchaser, its "LIBOR Office") or impose any other condition on a Purchaser affecting its Eurodollar Tranche or its obligations hereunder, and as a result of either of the foregoing there shall be any increase in the cost to the Purchaser of agreeing to make or making, funding or maintaining Purchases as Eurodollar Tranches (except to the extent already included in the determination of the Reserve Adjusted Eurodollar Rate), or there shall be a reduction in the amount received or receivable by the Purchaser or its LIBOR Office, then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, additional amounts sufficient to indemnity that Purchaser against the increased cost or reduction in amounts received or receivable shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (b) If a Purchaser shall reasonably determine that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the date hereof in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Purchaser, any of its lending offices or its holding company with any new or revised request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Purchaser's capital or the capital of its holding company as a consequence of this Agreement, the Purchase made by the Purchaser pursuant hereto to a level below what the Purchaser or its holding company could have achieved but for the adoption, change or compliance (taking into consideration the Purchaser's policies, and the policies of its holding company, with respect to capital adequacy), then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, any additional amounts as will compensate the Purchaser or its holding company for the reduction shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (c) A Purchaser will act reasonably and in good faith (and use reasonable attribution methods) in determining any additional amounts due pursuant to subsection (a) or (b), as the case may be, and shall promptly notify Transferor, Servicer and the Agent in writing of any event of which it has knowledge occurring alter the date hereof that will entitle it to compensation pursuant to this section. A certificate of the Purchaser, signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts necessary to compensate the Purchaser or its holding company as specified in subsection (a) or (b), as the case may be, shall be delivered to Transferor and Servicer and shall be conclusive absent demonstrable error.

         (d) Failure on the part of a Purchaser to demand compensation for any amounts as specified in subsection (a) or (b) with respect to any period shall not constitute a waiver of its right to demand compensation with respect to that period or any other period. The protection of this section shall be available to the Purchasers regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

         (e) Promptly alter giving any notice to Transferor pursuant to this section, a Purchaser will seek to designate one of its offices located at an address other than that previously designated pursuant to this Agreement as the office from which its Purchase will be maintained alter the designation if it will avoid the need for, or materially reduce the amount of, any payment to which the Purchaser would otherwise be entitled pursuant to this section and will not, in the reasonable discretion of the Purchaser, be otherwise disadvantageous to the Purchaser.

         SECTION 4.4 Illegality; Unavailability. (a) In the event that on any date any Purchaser shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the continuation of its Purchase as Eurodollar Tranches has become unlawful by compliance by the Purchaser in good faith with any law, governmental rule, regulation or order or has become impossible as a result of a contingency occurring alter the date hereof that materially and adversely affects its interbank eurodollar market, then, and in any such event, that Purchaser shall promptly give notice (by telephone confirmed in writing) to Transferor, Servicer and the Agent (which notice the Agent shall promptly transmit to each Purchaser) of that determination. The obligation of the affected Purchaser to maintain its Purchase as Eurodollar Tranches during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect for such Eurodollar Tranches or when required by law, and Transferor shall, no later than the time specified for the termination, convert the portion of the Purchase of the affected Purchaser that constitutes part of any Eurodollar Tranche into a part of the ABR Tranche.

         (b) If, prior to the beginning of any Interest Period, the Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that: (i) Dollar deposits in the relevant amount and for the Interest Period are not available in the relevant interbank eurodollar market or (ii) by reason of circumstances affecting the interbank eurodollar market, that adequate and fair means do not exist for ascertaining the Reserve Adjusted Eurodollar Rate applicable to a Eurodollar Tranche, then the Agent shall promptly give notice of this determination to Transferor and to each Purchaser. Thereafter, and continuing until the Agent shall notify Transferor that the circumstances giving rise to this determination no longer exist, (x) each Eurodollar Tranche will, on the last day of the applicable Interest Period, convert into a part of the ABR Tranche and (y) the right of Transferor to request Eurodollar Tranches shall be suspended.

         SECTION 4.5 Indemnity. If a Purchaser shall incur any losses, expenses or liabilities (including any interest paid to lenders of funds borrowed by it to fund its Purchase of its Certificate as a Eurodollar Tranche and any loss sustained in connection with the re-deployment of such funds) as a result of (a) the failure of such Purchase to be made on the Effective Date (other than any such failure resulting from the Purchaser's default in the performance of its obligations hereunder) or (b) any repayment, including under Section 3.1, of any part of the Invested Amount allocated to a Eurodollar Tranche on a date that is not the last day of the Interest Period applicable to that part of the Invested Amount or that is any date other than the date specified in a notice of repayment given by Trustee, then, upon written notice (which notice shall be signed by an officer of the Purchaser with knowledge of and responsibility for such matters and shall set forth in reasonable detail the basis for requesting the amounts) from the Purchaser to Transferor and Servicer, additional amounts sufficient to indemnity the Purchaser against the losses, expenses and liabilities, but not for any lost profits associated therewith, shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         SECTION 4.6 Taxes. (a) Any and all payments made to each Purchaser under its Certificate shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, excluding taxes imposed by the jurisdiction in which that Purchaser's principal office (and/or the office where it books its investment in its Certificate) is located on all or part of the net income, profits or gains of that Purchaser (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) (all the nonexcluded taxes, levies, imposts, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"), except to the extent required by law. if Trustee or the Agent is required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Certificate to a Purchaser, then the sum payable shall be increased by the amount necessary to yield to such Purchaser (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions or withholdings been made, and the additional amount shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (b) Whenever any Taxes are paid by Trustee pursuant to subsection (a), as promptly as possible thereafter Servicer shall send to the relevant Purchaser the original or a certified copy of an original official receipt showing payment thereof (if any) or any other evidence of the payment as may be available to Servicer through the exercise of its reasonable efforts. If Trustee falls to pay any Taxes when due to the appropriate taxing authority or falls to remit to the Purchaser the required receipts or other required documentary evidence, the Purchaser shall be entitled to receive, solely from amounts allocated with respect thereto and paid pursuant to the Supplement, additional amounts necessary to indemnity it for any incremental taxes, interest or penalties that may become payable by the Purchaser as a result of any such failure, and the amounts shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (c) On or before the date it becomes a party to this Agreement (or, in the case of an Affected Party, on or before the date it becomes a Support Bank) and, so long as it may properly do so, periodically thereafter, to keep forms up to date, each Purchaser (including any Assignee) and Affected Party that is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), shall deliver to Trustee any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish that, assuming the Certificates are properly characterized as indebtedness for Federal income tax purposes, it is exempt from existing United States Federal withholding (including backup withholding) requirements, including (i) two original copies of Internal Revenue Service Form 4224 or successor applicable form, properly completed and duly executed by the Purchaser or Affected Party certifying that it is entitled to receive payments under this Agreement or any Certificate without deduction or withholding of any United States Federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed, establishing that it is entitled to an exemption from a backup withholding; provided, that if any Purchaser or Affected Party fails to comply with this subsection 4.6(c) (it being understood that a Purchaser's or Affected Party's inability to properly provide the documents described herein after the date it becomes a party hereto, in the case of a Purchaser, or the date it becomes a Support Bank, in the case of an Affected Party, shall not constitute failure to comply with this subsection 4.6(c)), amounts payable to such Purchaser or Affected Party (as the case may be) under this Section 4.6 shall be limited to amounts that would have been payable under this section if such Purchaser had so complied. Each Purchaser, including any Assignee, shall notify Trustee of any change in circumstances or lapse in time which renders any form provided by such Purchaser pursuant to this subsection 4.6(c) obsolete to the extent that such Purchaser is no longer exempt from existing United States Federal withholding (including backup withholding) requirements.

         (d) On or before the date it becomes a party to this Agreement (and, so long as it may properly do so, periodically thereafter, to keep forms up to date), each Purchaser, including any Assignee, (other than any such Purchaser or Assignee organized as a corporation under the laws of any state of the United States) that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code), shall deliver to Trustee an original copy of Internal Revenue Service Form W-9 or applicable successor form, properly completed and duly executed, certifying its exemption from backup withholding.

         (e) If any Additional Amount under this Section 4.6 is paid to a Purchaser and such Purchaser determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the Additional Amount is paid, such Purchaser shall pay to the Transferor an amount that such Purchaser shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Purchaser in such year as a consequence of such refund, reduction or credit.

ARTICLE V OTHER PAYMENT TERMS

         SECTION 5.1 Time and Method of Payment. (a) All amounts payable to any Purchaser hereunder or with respect to its Certificate shall be made to the Agent for the account of the Purchaser by wire transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due. Any funds received after that time will be deemed to have been received on the next Business Day. The Agent shall distribute all payments to the Purchasers, in accordance with their respective interests, prior to the close of business on the Business Day on which any payment is deemed received.

         (b) On any date on which a payment to one or more Purchasers hereunder or under the Certificates is due and payable, the Agent may (but in no event shall be required to) assume that the payment has been made available to the Agent on the date of the payment in accordance with this section, and the Agent may (but in no event shall be required to), in reliance upon this assumption, make payment of a corresponding amount to the Purchasers. If and to the extent any amounts shall not have so been made available to the Agent, each Purchaser irrevocably and unconditionally agrees to repay to the Agent forthwith on demand the amount of payment it received together with interest thereon, for each day from the date payment is made by the Agent until the date the amount is repaid to the Agent, (i) for the first three days following the date the payment is made, at a rate per annum equal to the Federal Funds Rate and (ii) thereafter, at a rate per annum equal to the Federal Funds Rate plus 1%.

         SECTION 5.2 Pro Rata Treatment; Percentages. (a) Each repayment of the principal of the Certificates, each payment of interest thereon and each conversion or continuation of any Tranche (except as otherwise required by Section 4.4(a) with respect to conversions) shall be allocated pro rata among the Purchasers on the date of payment or reduction, in accordance with their respective Class Percentages.

         (b) For purposes of this Agreement, (i) "Class Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts of all of the Purchasers' Certificates, and (ii) "Series Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts for all of the Series 1996-1 Certificates. The initial Class Percentages and Series Percentages of the initial Purchasers are set forth opposite their names in Schedule 1

ARTICLE VI REPRESENTATIONS AND WARRANTIES

         SECTION 6.1 Transferor. As of the Effective Date, Transferor represents and warrants to the Purchasers that each of its representations and warranties in the Pooling Agreement and Purchase Agreement is true and correct, as if made on the Effective Date, and further represents and warrants that:

                  (a) no Early Amortization Event or Unmatured Early Amortization Event exists;

                  (b) assuming the accuracy of the Purchaser's representations set out in Section 6.3 and that no Purchaser (and no Person acting on any Purchaser's behalf) has made a general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Certificates in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Pooling Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended;

                  (c) except for First Chicago Capital Markets, Inc. and BT Securities Corporation (collectively, the "Financial Advisors"), Transferor has not dealt with any financial advisor, or other Person who may be entitled to any commission or compensation in connection with the sale of the Certificates; and the fees of the Financial Advisors shall not be an obligation of the Purchasers; and

                  (d) no information supplied by or on behalf of Transferor or Howmet to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         SECTION 6.2 Howmet. As of the Effective Date, Howmet represents and warrants to the Purchasers that:

                  (a) each of its representations and warranties in the Pooling Agreement (in its capacity as Servicer) and the Purchase Agreement (in its capacity as a Seller) is true and correct, as if made on the Effective Date with the same effect as if made on that date (unless specifically stated to relate to an earlier date);

                  (b) the Pro Forma Financial Data present fairly in all material respects the pro forma financial position, results of operations and cash flows of Howmet and its consolidated Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein (except, in the case of quarterly financial statements, for the omission of footnotes and ordinary year-end adjustments, none of which, individually or in the aggregate, would be material);

                  (c) since September 30, 1995 through to the Effective Date (and except as contemplated in the Pro Forma Financial Data), (i) there has been no material adverse change in the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or Howmet, whether or not arising in the ordinary course of business, and (ii) there have been no transactions (except the execution and delivery of Transaction Documents, the Howmet Credit Agreement and the Note Indenture, and the consummation of the transactions and refinancings contemplated thereby) entered into by Transferor or Howmet that are material with respect to the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or Howmet; and

                  (d) no information supplied by or on behalf of Transferor or Howmet to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         SECTION 6.3 Purchasers. As of the Effective Date (or such later date on which it acquires its Certificate in accordance with Section 10.3), each Purchaser represents and warrants (and each Assignee shall be deemed to represent and warrant as of the date that its assignment becomes effective) that:

                  (a) it is a "qualified institutional buyer" as that term is defined under Rule 144A of the Securities Act and it is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act);

                  (b) it has all necessary corporate power and authority, and has taken all action necessary, to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to fulfill its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;

                  (c) it is not a pension, profit sharing or other employee benefit plan subject to ERISA, and the assets being used to purchase its Certificate do not constitute the assets of any "benefit plan investor" (as defined under ERISA);

                  (d) such Purchaser's making and performance of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it;

                  (e) this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it and constitute its legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law; and

                  (f) all approvals, authorizations or other actions by, or filing with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement and the other Transaction Documents to which it is a party have been obtained.

ARTICLE VII CONDITIONS

         SECTION 7.1 Conditions to Purchase. The obligation of each Purchaser to Purchase its Certificate shall be subject to the satisfaction of the conditions precedent that (x) the Agent shall have received, for the account of such Purchaser, a duly executed and authenticated Certificate registered in its name and in a Stated Amount equal to the amount set out opposite its name on the signature pages of this Agreement, (y) the Agent shall have received certain fees and reimbursement of any expenses referred to in Section 10.5 for which invoices have been presented and (z) the Agent shall have received, for the account of such Purchaser, an original (except as indicated below) counterpart of the following (each of which, if not in a form attached to this Agreement, shall be in form and substance satisfactory to the Agent):

                  (a) certified copies of the Pooling Agreement, the Purchase Agreement and the Guaranty, each of which shall be in full force and effect, and evidence that all actions required to be taken under those documents in connection with the issuance of the Certificates shall have been taken;

                  (b) photocopies of each Account Agreement:

                  (c) a certificate of the Secretary, or an Assistant Secretary, of each of Transferor, Servicer, Guarantor and each Seller with respect to:

                           (i) attached copies of resolutions of its Board of
                  Directors then in full force and effect authorizing the execution, delivery and performance of the Transaction Documents;

                           (ii) the incumbency and signatures of those of its
                  officers authorized to act with respect to the Transaction Documents; and

                           (iii) attached copies of its certificate of
                  incorporation and by-laws;

                  (d) a certificate of an Authorized Officer of each of Transferor, Servicer, Guarantor and each Seller stating that, as of the Effective Date, before and after giving effect to the Purchases and to the application of any proceeds therefrom, the following statements shall be true:

                           (i) the representations and warranties of Transferor,
                  Servicer, Guarantor and each Seller set out in this Agreement and the other Transaction Documents are true and accurate as of the Effective Date (unless specifically stated to relate to an earlier date); and

                           (ii) no Early Amortization Event or Unmatured Early
                  Amortization Event has occurred and is continuing;

                  (e) a certificate of an appropriate officer of Trustee stating that the Pooling Agreement has been duly authorized, executed and delivered by Trustee and the Certificates have been duly authenticated by Trustee in accordance with the Pooling Agreement, and an opinion of counsel to Trustee as to related matters;

                  (f) results of recent searches of the UCC filing records and tax and ERISA and judgment lien records, updating each of the searches performed in connection with the issuance by Transferor of the Series 1995-1 Certificates, showing no filings of record that cover any of the Receivables or the Related Transferred Assets, other than the financing statements filed in connection with the issuance of the Series 1995-1 Certificates;

                  (g) the following opinions addressed to the Agent, the Purchasers and Trustee, and in each case as to the matters and in such form and substance as shall be satisfactory to the Agent, the Purchasers and Trustee:

                           (i) opinions of Latham & Watkins as to certain
                  corporate and securities matters, Federal and state tax and UCC matters, true sale and non-consolidation;

                           (ii) opinions of (A) Paul, Hastings, Janofsky &
                  Walker, (B) Kummer Kaempfer Bonner & Renshaw and (C) Vorys, Sater, Seymour and Pease as to certain corporate, state tax and UCC matters; and

                           (iii) the opinion of Roland Paul, General Counsel to
                  Servicer, as to certain corporate matters;

                  (h) the Daily Report for the Effective Date;

                           (i) evidence, reasonably satisfactory to the Agent
                  and the Purchasers, of the payment of all taxes, fees and other governmental charges, if any, incidental to the issuance of the Certificates and to the consummation of the transactions contemplated hereunder and under the Pooling Agreement;

                           (j) a certificate of the Secretary of Howmet to the
                  effect that there is not, nor has there at any time been, any matured or unmatured "Event of Default" or "Potential Event of Default" under (and as defined in) the Howmet Credit Agreement other than as a result of Howmet's failure to deliver 1995 audited financial statements;

                           (k) copies of any management or other agreements with
                  regard to the administration of Transferor's business, certified by an Authorized Officer of Transferor;

                           (l) a pro-forma balance sheet of Transferor as of the
                  Effective Date, after giving effect to the transactions contemplated by the Supplement, certified by an appropriate officer of Transferor; and

                           (m) any other information, certificates, opinions and
                  documents as the Agent or Credit Suisse may have reasonably requested.

ARTICLE VIII COVENANTS

         SECTION 8.1 Affirmative Covenants. Transferor and Howmet each severally covenant and agree that, until the Certificates have been paid in full, it will:

                  (a) duly and timely perform all of its covenants and obligations under each Transaction Document to which it is a party;

                  (b) with reasonable promptness deliver to each Purchaser such information, documents, records or reports respecting the Program or the Receivables as the Purchaser may from time to time reasonably request; and

                  (c) at the same time any report (including any Daily Report, Monthly Report or annual auditors' report), notice or other document is provided, or caused to be provided, by Transferor or Servicer to Trustee under the Pooling Agreement, provide the Agent and each Holder of a Class B Certificate with a copy of the report.

         In addition, it is understood and agreed that so long as the Certificates remain outstanding, Servicer and Transferor shall (and Servicer shall cause each Seller to) during regular business hours and (so long as no Early Amortization Event has occurred and is continuing) upon two Business Days prior written notice, permit Trustee, the Agent or the Majority Class B Purchasers (or such other Person as Trustee, the Agent or the Majority Class B Purchasers may designate from time to time), or their respective agents or representatives (including certified public accountants or other auditors), as an expense of Servicer paid out of the Servicing Fee, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of Servicer, Transferor or any Seller, including the related Contracts and purchase orders, invoices and other agreements related thereto, and (ii) to visit the offices and properties of Servicer, Transferor or any Seller for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the Related Transferred Assets or the performance by Servicer, Transferor or any Seller of their respective obligations under any Transaction Document with any officer, employee or representative of Servicer, Transferor or any Seller. Trustee, the Agent or the Majority Class B Purchasers may (but shall not be obligated to) conduct, or cause their respective agents or representatives to conduct, reviews of the types described in this paragraph (each such review, a "Receivables Review") whenever Trustee, the Agent or the Majority Class B Purchasers, in its or their reasonable judgment, deem any such review


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
appropriate; provided that, unless an Early Amortization Event or an Unmatured Early Amortization Event shall exist, (x) no more than two Receivables Reviews shall be conducted by or at the request of the Agent in any calendar year, and
(y) no more than two Receivables Reviews shall be conducted by or at the request of the Majority Class B Purchasers in any calendar year; and provided further, this Section 8.1 shall limit the powers of Trustee under Section 3.5(b) of the Pooling Agreement.

         SECTION 8.2 Negative Covenants. Notwithstanding Section 1.7 of the Purchase Agreement, Howmet shall not cause or permit any of its Subsidiaries to become a new Seller without satisfying the Approval Condition unless the Required Purchasers have consented in writing to that addition.

         SECTION 8.3 Transfers. Each Purchaser agrees that it will not transfer its Certificate (or any portion thereof) to any Person unless such Person shall have provided the Trustee and Transferor with a certificate to the effect that such Person: (a) is a "qualified institutional buyer," as that term is defined under Rule 144A of the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities
Act), and (b) is not a pension, profit sharing or other employee benefit plan subject to ERISA.

ARTICLE IX AGENT; REQUIRED PURCHASERS

         SECTION 9.1 Appointment. The Purchasers hereby designate The First National Bank of Chicago as Agent. Each Purchaser hereby irrevocably authorizes the Agent to take action on its behalf under the provisions of the Transaction Documents and any other instruments and agreements referred to therein and to exercise the powers and perform the duties hereunder and thereunder that are specifically delegated to or required of the Agent by the terms hereof and thereof, and any other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its respective officers, directors, agents or employees.

         SECTION 9.2 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them under any Transaction Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature, the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Purchaser, and nothing in any Transaction Document, expressed or implied, is intended to or shall be construed as to impose upon the Agent any obligations in respect of any Transaction Document except as expressly set forth herein.

         SECTION 9.3 Lack of Reliance on Agent and Financial Advisors. Independently and without reliance upon the Agent or the Financial Advisors, each Purchaser, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Transferor, the Seller, Servicer and the Trust in connection with the making and the continuation of each Purchase and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Transferor, the Seller and Servicer and the merits and risks of an investment in the Certificates, and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the making of a Purchase or at any time or times thereafter. The Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Transaction Documents or the financial condition of Transferor, the Sellers, Servicer or the Trust or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any Transaction Document, or the financial condition of Transferor, the Sellers, Servicer or the Trust or the existence or possible existence of any Early Amortization Event or Unmatured Early Amortization Event.

         SECTION 9.4 Certain Rights of Agent. If the Agent shall request instructions from the Required Purchasers with respect to any act or action (including failure to act) in connection with any Transaction Document, the Agent shall be entitled to refrain from acting or taking the action unless and until the Agent shall have received instructions from the Required Purchasers, and the Agent shall not incur liability to any person by reason of so refraining. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under any Transaction Document in accordance with the instructions of the Required Purchasers as for refraining to act in the absence of instruction.

         SECTION 9.5 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any person that the Agent believed to be the proper person. The Agent may consult with legal counsel (including counsel for any Howmet Person), independent public accountants and other experts selected by the Agent and shall not be liable for any action taken or omitted to be taken in accordance with the advice of such counsel, accountants or experts.

         SECTION 9.6 Indemnification. To the extent the Agent is not reimbursed and indemnified by Transferor or Servicer, the Purchasers will reimburse and indemnify the Agent (or cause the Agent to be reimbursed and indemnified) ratably in accordance with their respective Series Percentages from and against any and all liabilities, obligations, losses, damages, penalties. claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent (including fees and expenses of legal counsel, accountants and experts) in performing its duties or as a result of any action taken or omitted to be taken by the Agent under any Transaction Document or in any way relating to or arising out of any Transaction Document; provided that no Purchaser shall be liable for any portion of these liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable order).

         SECTION 9.7 Agent in Its Individual Capacity. The Agent and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Transferor or Servicer or any Howmet Person as if the Agent was not performing the duties specified herein, and may accept fees and other consideration from Transferor or Servicer for services in connection with this Agreement and otherwise without having to account for the same to the Purchasers. Each of the parties hereto acknowledges that the Agent will be acting both as agent and as a lender under the Howmet Credit Agreement.

         SECTION 9.8 Resignation by Agent. (a) The Agent may resign at any time by giving notice to Transferor, the Purchasers and any other Agent, if any. Such resignation shall be effective immediately unless the resigning Agent is the only Agent, in which event the resignation of such Agent shall take effect upon the appointment of a successor Agent pursuant to subsections (b) and (c) below or as otherwise provided below.

         (b) In the event that there is only one Agent, upon any notice of resignation of such Agent, the Required Purchasers shall appoint a successor Agent hereunder who shall be a commercial bank or trust company reasonably


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
acceptable to Transferor (it being understood and agreed that any Purchaser is deemed to be acceptable to Transferor).

         (c) If a successor Agent is not appointed pursuant to subsection (b) within 30 days after the delivery of the notice referred to in subsection (a), the resigning Agent, with the consent of Transferor, shall then appoint a successor Agent who shall serve as Agent hereunder until the time, if any, that the Required Purchasers appoint a successor Agent as provided above.

         (d) If no successor Agent has been appointed pursuant to subsection (b) or (c) above by the 6Oth day after the date notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Purchasers shall thereafter perform all the duties of the Agent under the Transaction Documents until the time, if any, that the Purchasers appoint a successor Agent as provided above.

         SECTION 9.9 Required Purchasers. "Required Purchasers" means:

                  (i) for purposes of instructing the Trustee to declare that the Early Amortization Period has commenced pursuant to Section 6.2 of the Supplement, either (x) Holders of Certificates whose aggregate Class Percentages exceed 50% or (y) Holders of Class B Certificates whose aggregate Class Percentages (as defined in the Class B Certificate Purchase Agreement) exceed 50%; and

                  (ii) for all other purposes, both (x) Holders of Certificates whose aggregate Class Percentages exceed 50% and (y) Holders of Class B Certificates whose aggregate Class Percentages (as defined in the Class B Certificate Purchase Agreement) exceed 50%.

ARTICLE X MISCELLANEOUS PROVISIONS

         SECTION 10.1 Amendments. Except as provided in Section 13.1(a) or (b) of the Pooling Agreement, neither Transferor nor Howmet shall amend, waive or otherwise modify any provision of any Transaction Document to which it is a party, consent to any departure therefrom, or grant any consent thereunder, unless the same shall have been consented to in writing by the Required Purchasers prior to the effectiveness of the same; provided, however, that no amendment shall (a) decrease in any manner the amount of, or delay the timing of, any allocation, payment or distribution in respect of any Certificate without the prior written consent of each Purchaser affected thereby, (b) amend, modify or waive any provision of this Agreement that requires the approval or consent of a specified percentage of Purchasers without the prior written consent of that percentage of Purchasers, (c) amend, modify or waive the provisions of this section with respect to the rights of any Purchaser without the consent of that Purchaser, (d) waive any Early Amortization Event arising from a Bankruptcy Event with respect to Transferor or any Seller without the consent of each Purchaser, (e) amend or modify the Series Percentage or Class Percentage of any Purchaser without its prior written consent, (f) waive any of the requirements hereunder that the interests of Trustee in the Receivables and the other Transferred Assets be perfected by appropriate UCC filings without the prior written consent of each Purchaser or
(g) amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent; provided further that neither the execution and delivery of a Supplement relating to a refinancing of the Certificates as contemplated by Section 4.9 of the Supplement relating to the Certificates, nor any other amendment to the Transaction Documents in connection with such a refinancing, shall require any consent from any Purchaser, so long as the prior or contemporaneous repayment in full of the Certificates in accordance with Section 5.2 of the Supplement relating to the Certificates is a condition to the issuance of the refinancing certificates, and of the effectiveness of such related amendment. Each Purchaser shall be bound by any modification, waiver or consent authorized by this section, whether or not its Certificate shall have been marked to indicate the modification, waiver or consent.

         SECTION 10.2 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 10.3 Successors and Assigns; Assignments. (a) This Agreement shall be binding upon, and inure to the benefit of, Transferor, Servicer, the Agent, the Purchasers and their respective successors and assigns; provided that neither Transferor nor Servicer may assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of all the Purchasers, except that the Servicer may be terminated in accordance with Sections 10.1 and 10.2 of the Pooling Agreement; and provided further, that no Purchaser or Participant may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or any interest herein except as permitted under this Section 10.3.

         (b) Subject to the terms of Section 10.3(f), each Purchaser may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Certificate and its obligations hereunder (its "Credit Exposure"); provided that such Participant shall have certified to the selling Purchaser that such Participant is a "qualified institutional buyer" (as defined under Rule 144A of the Securities Act) or that such sale is not required to be registered under the Securities Act or any other applicable securities laws. In the event of any sale by a Purchaser of participating interests to a Participant, the Purchaser shall notify Transferor of the identity of the Participant upon a request by Transferor, the Purchaser's obligations under this Agreement shall remain unchanged, the Purchaser shall remain solely responsible for the performance thereof, and the Purchaser shall remain the holder of its rights under its Certificate and this Agreement for all purposes under this Agreement, and the other parties to the Transaction Documents shall continue to deal solely and directly with the Purchaser in connection with such rights and obligations under this Agreement. Other than in the case of a sale, transfer, assignment or conveyance of a participating interest by Falcon Asset Securitization Corporation to a Permitted Transferee, prior to any rights of a proposed Participant being recognized hereunder or under any other Transaction Document or Certificates, the Purchaser shall provide, or shall cause such Participant to provide, to Transferor such information as Transferor reasonably requests to make the determination required by Section 10.3(f). Transferor agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.5, 4.6 and 10.5 with respect to its participation in the Certificate. The Purchasers agree that any agreement between them and any Participant in respect of a participating interest shall require the Participant to comply with the terms of Section 10.13 and shall not restrict the Purchasers' right to agree to any amendment, supplement or modification of the Transaction Documents except to (i) extend the final maturity of any obligation, (ii) reduce the rate or extend the time of payment of interest thereon or any fees owed to the Purchasers under the Transaction Documents, (iii) reduce the principal amount of any obligation, (iv) release or direct the release of all or substantially all of the Transferred Assets or Trustee's claim to the Transferred Assets, (v) reduce substantially the amount of any reserve included in the calculation of the Base Amount, (vi) increase the amount of the participation from the amount thereof then in effect, or (vii) permit assignment or transfer by Transferor or any Seller of its rights or obligations under the Transaction Documents.

         (c) Subject to the terms of Section 10.3(f), any Purchaser may at any time assign to any Permitted Transferee or to one or more banks or other financial institutions (each, an "Assignee") all or any part of its Credit Exposure; provided that (i) unless assigned to an Affiliate of the Purchaser or to a Permitted Transferee, it assigns all of its Credit Exposure or a portion of its Credit Exposure in an amount not less than $5,000,000, (ii) such Assignee, other than an existing Purchaser, an Affiliate of the Purchaser or a Permitted Transferee, must be reasonably acceptable to the Agent and Transferor, which acceptance shall not be delayed or withheld unreasonably (it being understood that acceptance may be withheld due to failure to satisfy Section 10.3(f)),
(iii) if such Assignee is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), such Assignee shall satisfy the requirements of Section 4.6(c), provided, that if such Assignee thereafter fails to comply with the requirements of Section 4.6(c), amounts payable to it under
Section 4.6 shall be limited to amounts that would be payable if such Assignee had complied with Section 4.6(c), (iv) such Assignee shall have certified to the assigning Purchaser that such Assignee is a "qualified institutional buyer" (as defined under Rule 144A of the Securities Act) or that such sale is not required to be registered under the Securities Act or any other applicable securities laws, and (v) such Assignee makes the representations and warranties set forth in Section 6.3 to the Transferor as of the effective date of the assignment. For purposes of this Section 10.3, a "Permitted Transferee" means The First National Bank of Chicago or any other Person that is at all relevant times a C corporation within the meaning of section 1361(a)(2) of the Internal Revenue Code listed on the letter from The First National Bank of Chicago to Transferor and the Agent dated the Effective Date, as such list may be augmented from time to time with the consent of Transferor and the Agent; provided, however, that the aggregate number of actual assignments to Permitted Transferees outstanding at any time shall not exceed four. In the event of any assignment, the Purchaser
(x) shall comply with Article VI of the Pooling Agreement, provided that no Opinion of Counsel shall be required to be delivered pursuant to subsection 6.3(e) of the Pooling Agreement with respect to any transfer to a Permitted Transferee, and (y) shall give notice to Transferor and the Agent and shall deliver to the Agent, for acceptance and recording in its records, an assignment agreement substantially in the form of Exhibit B together with a processing and recordation fee of, in the case of assignments to a Purchaser or an Affiliate of a Purchaser, $1,500 and, in cases of any other assignment, $3,500; provided that no processing and recordation fee shall be payable in connection with any assignment by Falcon Asset Securitization Corporation to a Permitted Transferee. Within five Business

Days of receipt thereof, the Agent shall, if the assignment agreement has been fully executed by the Assignee, the assignor Purchaser and Transferor, is completed and is in substantially the form of Exhibit B, execute the assignment agreement and record the information contained therein in its records. Upon the earlier of the expiration of the five Business Day period or the date of the recording, the assignment will become effective; provided that any assignment by Falcon Asset Securitization Corporation to a Permitted Transferee shall not require acceptance or recording by the Agent or Transferor prior to effectiveness and shall become effective immediately upon receipt by the Agent of an assignment agreement appropriately completed in substantially the form of Exhibit B and executed by Falcon Asset Securitization Corporation and the applicable Permitted Transferee. Transferor, the Agent and the Purchasers agree to extend the rights and benefits with respect to Transferor under this Agreement to the Assignee to the extent the Assignee would have had if it were a Purchaser that was an original signatory to this Agreement; provided, that Transferor shall be entitled to continue to deal solely and directly with the assignor Purchaser in connection with the interests so assigned to the Assignee until the assignment agreement and any required fee, as described above, shall have been delivered to Transferor and the Agent by the Purchaser and the Assignee and the assignment shall have become effective; provided, further, that notwithstanding anything herein or in the assignment agreement, the Transaction Documents or any Certificate to the contrary, an assignment (other than an assignment by Falcon Asset Securitization Corporation to a Permitted Transferee) shall not become effective, an Assignee (other than a Permitted Transferee) shall not be recognized as a Purchaser and no other rights of an Assignee hereunder or under any other Transaction Document or Certificate shall be recognized unless and until the assigning Purchaser shall have provided, or caused the Assignee to provide, to Transferor such information as Transferor reasonably requests to make the determinations required by Section 10.3(f). If the Transferor has accepted an assignment pursuant to clause (ii) of the first sentence of Section 10.3(c), the assigning Purchaser shall be deemed to have provided or caused to be provided such information. Upon the effective assignment of its Credit Exposure, the Purchaser shall be relieved of its obligations hereunder to the extent of the assignment.

         (d) The sale or assignment of any Credit Exposure to any Assignee or Participant (each, a "Transferee") shall not be effective until it has agreed to be bound by the provisions of Section 10.13. Transferor and Howmet each authorize the Purchasers to disclose to any Transferee and any prospective Transferee any and all information in their possession concerning Transferor, Howmet or any other Seller that has been delivered to them by Transferor, Howmet, any other Seller or Trustee in connection with their credit evaluation of the Program prior to entering into this Agreement; provided, however, that each such Transferee and/or prospective Transferee shall agree to treat all such information that is non-public as confidential information in accordance with customary banking practices, except that each such Transferee and/or prospective Transferee may share any such non-public information with any of its Affiliates if such Affiliates agree to treat such information as confidential information in accordance with customary banking practices.

         (e) Notwithstanding any other provisions set forth in this Agreement, the Purchasers may at any time create a security interest in all or any portion of their rights under this Agreement and the Certificates in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         (f) No transfer, assignment or other conveyance of, or sale of a participation interest in, a Certificate (other than in the case of a transfer, assignment, conveyance or sale by Falcon Asset Securitization Corporation to a Permitted Transferee) shall be made unless (i) the aggregate outstanding principal amount of all Certificates transferred, or in which a participation interest is sold, pursuant to such transfer or sale is equal to a principal amount of Certificates that would represent at least 2.1% of the total interests in partnership capital or profits, within the meaning of Treasury Regulation
Section 1.7704-1 assuming the Trust were classified as a partnership for Federal income tax purposes, and (ii) after giving effect thereto, there shall be no more than eight Private Holders in respect of the Certificates, as reasonably determined by Transferor. No Certificate may be subdivided into an aggregate principal amount that would represent less than 2.1% of the total interests in partnership capital or profits as determined pursuant to the preceding sentence. Any attempted transfer, assignment, conveyance, participation or subdivision in contravention of the preceding restrictions, as reasonably determined by the Transferor, shall be void ab initio and the purported transferor, seller or subdivider of such Certificate shall continue to be treated as the Certificateholder of any such Certificate for all purposes of this Agreement.

         (g) Each Affected Party with respect to each Purchaser shall be entitled to receive additional payments pursuant to Sections 4.3, 4.5, 4.6 and
10.5 as though it were a Purchaser under such Sections applied to its interest in a Certificate; provided that such Affected Party shall not be entitled to additional payments pursuant to Section 4.6 attributable to its failure or inability, as of the date it becomes a Support Bank (and, so long as it may properly do so, periodically thereafter, to keep forms up to date), to satisfy the requirements of subsection 4.6(c) or 4.6(d) as if it were an Assignee.

         (h) Each Affected Party claiming increased amounts described in Sections 4.3, 4.5, 4.6 or 10.5 shall furnish, through its related Purchaser, to the Trustee, the Agent, Servicer and Transferor a certificate setting forth in reasonable detail the basis and amount of each request by such Affected Party for any such amounts referred to in such Section, which certificate shall be prepared in accordance with the requirements of such Section (if any). Each Affected Party shall promptly notify, through its related Purchaser, the Trustee, the Agent, Servicer and Transferor of the occurrence of any event of which such Affected Party is aware that would be likely to result in a demand for compensation pursuant to Sections 4.3, 4.5, 4.6 or 10.5.

         (i) In connection with any proposal that a bank or other financial institution become a Support Bank for a Purchaser which is a Structured Lender, such Purchaser, at its sole discretion, shall be entitled to distribute to any proposed Support Bank on a confidential basis any information furnished to such Purchaser by the Agent pursuant to the Transaction Documents. Each Purchaser which is a Structured Lender shall promptly notify the Agent (who shall promptly notify Transferor) in writing of the identity and interest of each Support Bank for such Purchaser promptly upon the obtaining of such Support Bank. Such Purchaser shall provide to the Agent (who shall, upon request, provide copies of the same to Transferor, Servicer and the Trustee), with respect to each Support Bank, such forms as would be required to be furnished by such Support Bank pursuant to subsections 4.6(c) or 4.6(d) if such Support Bank were an Assignee.

         SECTION 10.4 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Certificates delivered pursuant hereto shall survive the making and the repayment of the Purchases and the execution and delivery of this Agreement and the Certificates and shall continue in full force and effect until all obligations have been paid in full. In addition, the obligations of Transferor under Sections 4.3, 4.4, 4.5, 4.6 and
10.5 and the obligations of the Purchasers under Section 9.6 shall survive the termination of this Agreement.

         SECTION 10.5 Expenses; Indemnification. Transferor and Howmet jointly and severally shall pay on demand (a) all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses) of the Agent incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of the Transaction Documents and the making and repayment of the Purchases, including any Servicer or collection agent fees paid to any third party for services rendered to the Purchasers and the Agent in collecting the Receivables and (b) all reasonable out-of-pocket fees and expenses of the Purchasers and the Agent

(including reasonable attorneys' fees and expenses of their counsel) incurred in connection with the enforcement of the Transaction Documents against Transferor, Servicer and the Sellers and in connection with any workout or restructuring of the Transaction Documents. In addition, Transferor will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or any payment made under the Transaction Documents, and hereby indemnifies and saves the Agent and the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees. Transferor and Howmet jointly and severally agree to reimburse and indemnify the Agent and each Purchaser and their respective officers, directors, shareholders, controlling Persons, employees and agents (collectively, the "Indemnitees") from and against any and all actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent or the Purchasers (including fees and expenses of legal counsel, accountants and experts) in any way relating to or arising out of any Transaction Document.

         Notwithstanding the foregoing (and with respect to clause (y) below, without prejudice to the rights that an Indemnitee may have pursuant to the other provisions of the Transaction Documents), in no event shall any Indemnitee be indemnified against any amounts (v) resulting from gross negligence or willful misconduct by it or on the part of any of its officers, directors, employees or agents, (w) to the extent they include amounts in respect of Receivables and reimbursement therefor that would constitute credit recourse to Servicer for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (x) to the extent they are or result from lost profits,
(y) resulting from any breach by such Indemnitee of its representations, warranties or covenants in the Transaction Documents or (z) to the extent they would constitute consequential, special or punitive damages.

         If for any reason the indemnification provided in this section is unavailable to an Indemnitee or is insufficient to hold it harmless, then Transferor and Howmet jointly and severally shall contribute to the amount paid by the Indemnitee as a result of any loss, claim, damage or liabIlity in a proportion that is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and Transferor and Howmet on the other hand, but also the relative fault of the Indemnitee (if any), Transferor and Howmet and any other relevant equitable considerations; provided that Transferor's obligations under this section shall be paid by Transferor only to the extent that funds are available to make the payments alter all amounts to be paid to Holders pursuant to Section 4.1 shall have been paid, and there shall be no recourse to Transferor for all or any part of any amounts payable pursuant to this section if the funds are at any time insufficient to make all or part of any such payments.

         SECTION 10.6 Entire Agreement. This Agreement, together with the documents delivered pursuant to Section 7.1 and the other Transaction Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

         SECTION 10.7 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mall, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party at the address for that party set forth (a) on the signature page to this Agreement or (b) to another address as that party may designate in writing to the Agent and Transferor.

         SECTION 10.8 No Third-Party Beneficiaries. Nothing expressed herein is intended or shall be construed to give any Person (other than the parties hereto and the Participants and Assignees described in Section 10.3 and, solely to the extent provided in Section 10.3, the other Affected Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement.

         SECTION 10.9 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

         SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

SECTION 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         SECTION 10.12 Tax Characterization. Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Certificates will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and (c) agrees to treat the Certificates, for purposes of Federal, state and local income and franchise and other taxes measured by or imposed on income, as indebtedness.

         SECTION 10.13 No Proceedings. (a) Each of Servicer, the Agent (solely in its capacity as such) and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against Transferor, or join any other Person in instituting against Transferor, any insolvency proceeding (namely, any proceeding of the type refereed to in the definition of "Bankruptcy Event") so long as any Certificates shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Certificates shall have been outstanding. The foregoing shall not limit the right of Servicer, the Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Transferor by any other Person.

         (b) Each of Servicer, Howmet, Transferor, the Agent (solely in its capacity as such) and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against any Structured Lender, or join any other Person in instituting against any Structured Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") for one year plus one day alter the latest maturing commercial paper note, medium term note or other debt security issued by such Structured Lender is paid. The foregoing shall not limit the right of Servicer, the Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against such Structured Lender by any other Person.

         (c) Obligations arising under this Section 10.13 shall survive any termination of this Agreement.

         SECTION 10.14 Reference Bank. By its execution of this Agreement, the Agent, identified as a "Reference Bank" in the Supplement, agrees to act as a Reference Bank for purposes of the Supplement. The Agent shall notify Servicer of the Reserve-Adjusted Eurodollar Rate applicable to each Interest Period and of each change in the Alternate Base Rate.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                  BLADE RECEIVABLES CORPORATION


                                  By:    /s/ Roland Paul
                                     -------------------------------------------
                                  Name:  Roland Paul
                                       -----------------------------------------
                                  Title: Vice President
                                        ----------------------------------------

                                  Address:   c/o Nevada Corporate Management,
                                             Inc.
                                             3753 Howard Hughes Parkway
                                             Suite 200
                                             Las Vegas, Nevada 89109

                                  Attention: James P. Lawler
                                  Facsimile: (702) 892-3906



                                  HOWMET CORPORATION


                                  By:    /s/ Roland Paul
                                     -------------------------------------------
                                  Name:  Roland Paul
                                       -----------------------------------------
                                  Title: Vice President
                                        ----------------------------------------

                                  Address:   475 Steamboat Road
                                             Greenwich, Connecticut 06836-1960

                                  Attention: Chief Financial Officer
                                  Facsimile: (203) 861-4746

                                       THE FIRST NATIONAL BANK OF CHICAGO,
                                        as Agent



                                       By: W.E. Covington
                                          --------------------------------------
                                        Title: Authorized Signer
                                              ----------------------------------

                                       Address:    One First National Plaza
                                                   Chicago, Illinois 60670
                                       Attention:  W. Edward Covington
                                       Telephone:  (312) 732-5768
                                       Facsimile:  (312) 732-4487



                                       FALCON ASSET SECURITIZATION
                                       CORPORATION,
                                        as a Purchaser


                                       By: W.E. Covington
                                          --------------------------------------
                                        Title: Authorized Signer
                                              ----------------------------------

                                       Address:    One First National Plaza
                                                   Chicago, Illinois 60670
                                       Attention:  W. Edward Covington
                                       Telephone:  (312) 732-5768
                                       Facsimile:  (312) 732-4487

                                                                      SCHEDULE I
                                                         to Certificate Purchase
                                                Agreement Series 1996-1, Class A




                 AMOUNT OF EACH INITIAL PURCHASER'S CERTIFICATE

Stated Amount of Certificate

         Falcon Asset Securitization        $ 47,500,000.00
          Corporation

Class Percentage

         Falcon Asset Securitization              100%
          Corporation


Series Percentage

         Falcon Asset Securitization               86%
          Corporation

                                                                       EXHIBIT A
                                                         to Certificate Purchase
                                                Agreement Series 1996-1, Class A



                        FORM OF SERIES 1996-1 SUPPLEMENT

                                                        PROJECT BLADE - TAKE OUT





                            SERIES 1996-1 SUPPLEMENT
            to AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT


                           dated as of April 18, 1996


                                     among


                         BLADE RECEIVABLES CORPORATION,
                                 as Transferor,


                              HOWMET CORPORATION,
                                  as Servicer,


                                      and


                    MANUFACTURERS AND TRADERS TRUST COMPANY,
                                   as Trustee

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITlONS; INCORPORATION OF TERMS ..............................   1
         SECTION 1.1       Definitions .....................................   1
         SECTION 1.2       Modification Condition ..........................  22
         SECTION 1.3       Incorporation of Terms ..........................  22

ARTICLE II DESIGNATION .....................................................  23
         SECTION 2.1       Designation .....................................  23
         SECTION 2.2       Group I .........................................  23
         SECTION 2.3       Investor Ownership Percentage ...................  23

ARTICLE III CONDITIONS TO ISSUANCE; USE OF PROCEEDS ........................  24
         SECTION 3.1       Conditions to Issuance ..........................  24
         SECTION 3.2       Use of Proceeds .................................  24

ARTICLE IV PAYMENTS AND ALLOCATIONS ........................................  24
         SECTION 4.1       Interest; Additional Amounts ....................  24
         SECTION 4.2       Daily Calculations and Group Allocations ........  25
         SECTION 4.3       Allocations of Daily Group Collections
                             (Other Than in a Group Amortization Period) ...  25
         SECTION 4.4       Allocations of Daily Group Collections
                             During a Group Amortization Period ............  27
         SECTION 4.5       Withdrawals from the Equalization Account
                             and Principal Funding Account .................  29
         SECTION 4.6       Available Subordinated Amount ...................  29
         SECTION 4.7       Write-Offs and Recoveries .......................  30
         SECTION 4.8       Certain Dilution in a Group Amortization Period .  31
         SECTION 4.9       Optional Early Pay Out ..........................  32
         SECTION 4.10      Foreign Obligors; Calculation of Excess
                             Concentrations ................................  33
         SECTION 4.11      Tax Opinion .....................................  36
         SECTION 4.12      Reset of Benchmark Percentages and
                             Special Concentration Limits ..................  37

ARTICLE V DISTRIBUTIONS AND REPORTS ........................................  37
         SECTION 5.1       Distributions ...................................  37
         SECTION 5.2       Special Distributions on the Refinancing
                             Date ..........................................  38
         SECTION 5.3       Payments in Respect of Transferor
                             Certificate ...................................  39
         SECTION 5.4       Daily Reports and Monthly Reports ...............  39
         SECTION 5.5       Annual Tax Information ..........................  39

                                                                            Page

         SECTION 5.6       Periodic Perfection Certificate .................  40

ARTICLE VI EARLY AMORTIZATION EVENTS .......................................  40
         SECTION 6.1       Early Amortization Events .......................  40
         SECTION 6.2       Early Amortization Period .......................  43

ARTICLE VII OPTIONAL REDEMPTION; TERMINATION; INDEMNITIES ..................  43
         SECTION 7.1       Optional Redemption of Investor Interests .......  43
         SECTION 7.2       Termination .....................................  44
         SECTION 7.3       Indemnification by Transferor ...................  44
         SECTION 7.4       Indemnification by Servicer .....................  45

ARTICLE VIII MISCELLANEOUS
         SECTION 8.1       Governing Law ...................................  45
         SECTION 8.2       Counterparts ....................................  45
         SECTION 8.3       Severability of Provisions ......................  46
         SECTION 8.4       Amendment, Waiver, Etc. .........................  46
         SECTION 8.5       Trustee .........................................  46
         SECTION 8.6       Instructions in Writing .........................  46



                                    EXHIBITS

EXHIBIT A                  Part 1. Form of Class A Certificate
                           Part 2. Form of Class B Certificate

         This SERIES 1996-1 SUPPLEMENT, dated as of April 18, 1996 (this "Supplement"), is made among BLADE RECEIVABLES CORPORATION, a Nevada corporation, as Transferor, HOWMET CORPORATION, a Delaware corporation ("Howmet"), as Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Trustee.

         Pursuant to the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, and as supplemented hereby, the "Pooling Agreement"), among Transferor, Servicer and Trustee, Transferor may from time to time direct Trustee to issue and authenticate, on behalf of the Trust, one or more Series of Certificates in one or more Groups of Series representing undivided interests in the Transferred Assets. Certain terms applicable to a Series are to be set forth in a Supplement. This Supplement is a "Supplement" as that term is defined in the Pooling Agreement.

         Pursuant to this Supplement, Transferor and Trustee shall create a Series of Certificates and specify certain of their terms.

ARTICLE I DEFINITIONS; INCORPORATION OF TERMS

         SECTION 1.1 Definitions. (a) Capitalized terms used and not otherwise defined herein are used as defined in Appendix A to the Pooling Agreement. This Supplement shall be interpreted in accordance with the conventions set forth in Part B of that Appendix A.

         (b) Each reference in this Supplement to funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account (or similar phrase) refers only to funds in the administrative sub-accounts of those Accounts that are allocated to the Series in Group I. Unless the context otherwise requires, in this Supplement: (i) each reference to a "Daily Report" or "Monthly Report" refers to a Daily Report or Monthly Report for Group I; (ii) each reference to the "Servicing Fee" refers to the Servicing Fee allocable to Group I; (iii) each reference to the "Series Collection Allocation Percentage" or the "Series Loss Allocation Percentage" refers to Group I's Series Collection Allocation Percentage or Series Loss Allocation Percentage, and (iv) each reference to the Transaction Documents shall include a reference to the Certificate Purchase Agreements.

         (c) Each capitalized term defined below relates only to the Series 1996-1 Certificates and to no other Series of Certificates (except to the extent that certain of such terms are explicitly used as defined herein in any Supplement relating to another Series in Group F). Whenever used in this Supplement, the following words and phrases shall have the following meanings:

         "ABR Tranche" means, at any time, the portion of the Series 1996-1 Invested Amount that is designated by Transferor in accordance with a Certificate Purchase Agreement to accrue interest based on the Alternate Base Rate.

         "Acquisition Amount" is defined in Section 2.3.

         "Additional Amounts" means (a) as to the Series 1996-1 Certificates, the Prepayment Premium and other amounts payable pursuant to Sections 4.3, 4.5,
4.6 and 10.5 of the Class A Certificate Purchase Agreement and amounts payable pursuant to Sections 4.3, 4.5, 4.6 and 10.5 of the Class B Certificate Purchase Agreement, and (b) as to any other Series in Group I, any amounts identified as "Additional Amounts" in the related Supplement.

         "Adjusted Eligible Receivables" means, on any Business Day, the result of (a) the aggregate Unpaid Balance of Eligible Receivables held by the Trust on that day, minus (b) the Unapplied Cash held by the Trust on that day, plus (c) the Aggregate Retained Balances, in each case as shown in the Daily Report for such day.

         "Affected Party" shall mean, with respect to any Structured Lender, any Support Bank: of such Structured Lender.

         "Aged Receivables Ratio" means, as calculated in each Monthly Report as of the Cut-Off Date for the related Calculation Period, a fraction (expressed as a percentage) having (a) a numerator that is the sum of (i) the aggregate Unpaid Balance of Receivables that remained outstanding 121 to 150 days after their respective due dates, as determined as of the Cut-Off Date for such Calculation Period, plus (ii) the aggregate Unpaid Balance of Receivables that were written off as uncollectible during the most recently ended Calculation Period and that, if not so written off, would have been outstanding not more than 120 days after their respective due dates, as determined as of that Cut-Off Date, and (b) a denominator that is the aggregate amount payable pursuant to invoices giving rise to Receivables that were generated during the Calculation Period that occurred five Calculation Periods prior to the most recently ended Calculation Period, as determined as of the Cut-Off Date for such prior Calculation Period.

         "Agent" means The First National Bank: of Chicago, in its capacity as Agent under (and as defined in) the Certificate Purchase Agreements, together with its respective successors in such capacity. The Agent is an "Agent" for purposes of the Pooling Agreement.

         "Aggregate Retained Balances" means, on any Business Day, the aggregate of the balances retained in Lockbox Accounts or Concentration Accounts for items in the process of collection but for which funds have not been made available by the related Lockbox Bank: or Concentration Account Bank:, provided that (i) no notice of insufficient funds or similar situation shall exist with respect thereto and (ii) the Unpaid Balance of Receivables shall have been reduced by an amount equal to such balances.

         "Alternate Base Rate" means, on any day, a fluctuating rate of interest per annum equal to the higher of:

                  (a) the rate of interest announced, from time to time, by Agent as its prime commercial rate for United States dollar loans made in the United States for any day, and

                  (b) the Federal Funds Rate.

Any change in the interest rate resulting from a change in the prime commercial rate announced by the Agent shall become effective without prior notice to Transferor or the Servicer as of 12:01 a.m., New York City time, on the Business Day on which each change in the prime commercial rate is announced by the Agent. The prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by the Agent to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the prime commercial rate.

         "Amortization Period" means the period (x) beginning on the earlier of
(i) the date on which a termination notice is given by the Sellers pursuant to Section & 1 of the Purchase Agreement and (ii) the first day of the Calculation Period that begins on June 1, 2000, and (y) ending on the earlier of (i) the Expected Final Payment Date and (ii) the date, if any, on which an Early Amortization Period begins; provided that there will be no Amortization Period if an Early Amortization Period commences on or prior to the date specified above for the beginning of the Amortization Period.

         "Applicable Ratings Factor" means the Class A Ratings Factor or the Class B Ratings Factor, as specified in each calculation where the Applicable Ratings Factor is used.

         "Approval Condition" means, with respect to any event or change in the terms applicable to this Supplement or the Series 1996-1 Certificates, such event or change shall have been approved in writing, prior to becoming effective, by the Agent and the Majority Class B Purchasers.

         "ASA Measuring Period" means, for any Cut-Off Date falling in a Group Amortization Period, the Calculation Period ending on that Cut-Off Date (or the portion thereof falling alter the Group Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Group Amortization Period).

         "Available Subordinated Amount" means, at any time during a Group Amortization Period, the amount calculated pursuant to Section 4.6.

         "Base Amount" means, on any Business Day, the result of the following formula:

         [NER x SCAP x (100%-CBRR)]-CASD-CCRR

where:

NER        =      the Net Eligible Receivables as reported in the Daily Report for that Business Day;
SCAP       =      the Series Collection Allocation Percentage for that Business
                  Day;
CBRR       =      the Class B Reserve Ratio in effect for that Business Day;
CASD       =      the Class A Subordination Deficit for that Business Day; and
CCRR       =      the Carrying Cost Receivables Reserve as reported in the Daily
                  Report for such day.

         "Basic Concentration Limit" means, with respect to a Concentration Unit on any day, (i) if such Concentration Unit includes a Special Obligor, the Special Concentration Limit for such Special Obligor, and (ii) otherwise, the Concentration Limit applicable to the Parent for such Concentration Unit.

         "Carrying Cost Receivables Reserve" means, on any Business Day, the result of:

                  (a) the Current Carrying Costs; plus

                  (b) the product of (i) the Class A Invested Amount, multiplied by (ii) 1.5 times the weighted average of the interest rates on Class A Certificates, multiplied by (iii) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

                  (c) the product of (i) the Class B Invested Amount, multiplied by (ii) 1.5 times the weighted average of the interest rates on the Class B Certificates, multiplied by (iii) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

                  (d) the product of (i) the Series Collection Allocation Percentage on the next preceding Distribution Date, multiplied by (ii) the aggregate Unpaid Balance of Receivables on the next preceding Distribution Date, multiplied by (iii) 2%, multiplied by (iv) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

                  (e) if there is any Series in Group I in addition to the Series 1996-1 Certificates, the Carrying Cost Receivables Reserve Increments for each such other Series in Group I (as defined, and calculated as provided, in the related Supplement); minus

                  (f) the balance on deposit in the Carrying Cost Account at the beginning of that Business Day.

         "Category One Balance" is defined in Section 4.10.

         "Category One Eligibles" is defined in Section 4.10.

         "Category One Obligors" means the following persons: Alfa Romeo Avio S.p.A., ABB Power Generation Ltd., Boeing Canada Technology Ltd., Fiat Avio S.p.A., General Electric Canada Inc., Hitachi Ltd., KLM Royal Dutch Airlines, Mitsubishi Heavy Industries America, Inc., Mitsui & Co. USA, Inc., Motoren-Und Turbinen-Union Munchen GmbH, Pratt & Whitney Canada Inc., Rolls-Royce PLC, Siemens A.G. KWU, and Walbar of Canada Inc.

         "Category Three Balance" is defined in Section 4.10.

         "Category Three Eligibles" is defined in Section 4.10.

         "Category Three Excess Concentration" is defined in Section 4.10.

         "Category Three Obligors" means Foreign Obligors that are not Category One Obligors or Category Two Obligors.

         "Category Two Balance" is defined in Section 4.10.

         "Category Two Eligibles" is defined in Section 4.10.

         "Category Two Excess Concentration" is defined in Section 4.10.

         "Category Two Obligors" means Foreign Obligors (other than Category One Obligors) with principal places of business in Canada, Germany, Italy, Netherlands, Switzerland, England or Sweden.

         "Certificate Purchase Agreements" means the Class A Certificate Purchase Agreement and the Class B Certificate Purchase Agreement.

         "Certificate Rate" means, at any time, the weighted average of the interest rates on all outstanding Series 1996-1 Certificates at that time.

         "Certificate Spread" means:

                  (a) with respect to the Class A Certificates, (i) .50% per annum in the case of Eurodollar Tranches, and (ii) 0% per annum in the case of the ABR Tranche; and

                  (b) with respect to the Class B Certificates, (i) .80% per annum in the case of the Eurodollar Tranche, and (ii) 0% per annum in the case of the ABR Tranche.

         "Class A Certificate" is defined in Section 2.1. Each Class A Certificate shall be substantially in the form of Part 1 of Exhibit A.

         "Class A Certificate Purchase Agreement" means the Certificate Purchase Agreement (Series 1996-1, Class A) dated as of April 18, 1996 among Transferor, Servicer, the Purchasers of Class A Certificates and the Agent.

         "Class A Concentration Factor" means, as of any Cut-Off Date, the greatest of:

                  (i) 1.333 times the "Benchmark Percentage" for purposes of clause (c) of the definition of "Concentration Limit,"

                  (ii) two times the "Benchmark Percentage" for purposes of clause (d) of that definition, and

                  (iii) the sum of (A) all Special Concentration Limits, if any, plus (13) the product of (x) the "Benchmark Percentage" for purposes of clause (e) of the definition of Concentration Limit times (y) the excess of four over the number of Special Obligors.

         "Class A Invested Amount" means, at any time, the sum of the purchase prices paid for Class A Purchases made pursuant to the Class A Certificate Purchase Agreement at or prior to that time, reduced (but not below zero) by (a) the aggregate amount of all distributions that have been made to the Holders of the Class A Certificates on account of principal, and (13) the amount of all Investor Write-Offs that have been applied to reduce the Class A Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Class A Invested Amount).

         "Class A Minimum Reserve Ratio" means the sum, as of any Cut-Off Date, of (a) the Class A Concentration Factor for that Cut-Off Date plus (b) the product of the average of the Dilution Ratios for the period of 12 preceding Calculation Periods ending on that Cut-Off Date, multiplied by the Dilution Horizon Variable for that Cut-Off Date.

         "Class A Purchases" means Purchases made in respect of Class A Certificates.

         "Class A Ratings Factor" means 2.0.

         "Class A Required Reserve Ratio" means, as calculated in each Monthly Report, the Loss Reserve Ratio plus the Dilution Reserve Ratio, each calculated using the Class A Ratings Factor.

         "Class A Required Reserves" means, at any time, the product of (a) the Net Eligible Receivables multiplied by (b) the Class A Reserve Ratio multiplied by (c) the Series Collection Allocation Percentage.

         "Class A Reserve Ratio" means, during any Distribution Period, the greater of (a) the Class A Minimum Reserve Ratio and (b) the Class A Required Reserve Ratio, each as calculated in the Monthly Report required to be delivered on the Report Date immediately prior to the start of that Distribution Period; provided that during the period from the date hereof to the first Distribution Date thereafter the Class A Reserve Ratio shall be 26.01%.

         "Class A Subordination Deficit" means, on any Business Day, the positive result (if any) of (a) the Class A Required Reserves, minus (b) the sum of (i) the Class B Required Reserves plus (ii) the outstanding principal amount of all Subordinated Classes (all calculated as of the beginning of that Business
Day); provided that at any time when no Senior Class is outstanding the Class A Subordination Deficit shall equal zero.

         "Class B Certificate" is defined in Section 2.1. Each Class B Certificate shall be substantially in the form of Part 2 of Exhibit A.

         "Class B Certificate Purchase Agreement" means the Certificate Purchase Agreement (Series 1996-1, Class B) dated as of April 18, 1996 among Transferor, Servicer, the Purchasers of Class B Certificates and the Agent.

         "Class B Concentration Factor" means, as of any Cut-Off Date, the greatest of:

                  (i) the "Benchmark Percentage" for purposes of clause (c) of the definition of "Concentration Limit,"

                  (ii) 1.5 times the "Benchmark Percentage" for purposes of clause (d) of the definition of "Concentration Limit," and

                  (iii) the sum of (A) all Special Concentration Limits, if any, plus (B) the product of (x) the "Benchmark Percentage" for purposes of clause (e) of the definition of Concentration Limit times the excess (if any) of 2.75 over the number of Special Obligors.

         "Class B Invested Amount" means, at any time, the sum of the purchase prices paid for Class B Purchases made pursuant to (and as defined in) the Class B Certificate Purchase Agreement at or prior to that time, reduced (but not below zero) by (a) the aggregate amount of all distributions that have been made to the Holders of the Class B Certificates on account of principal, and (b) the amount of all Investor Write-Offs that have been applied to reduce the Class B Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Class B Invested Amount).

         "Class B Minimum Reserve Ratio" means the sum, as of any Cut-Off Date, of (a) the Class B Concentration Factor for that Cut-Off Date plus (b) the product of the average of the Dilution Ratios for the period of 12 preceding Calculation Periods ending on that Cut-Off Date, multiplied by the Dilution Horizon Variable for that Cut-Off Date; provided that in no event shall the Class B Minimum Reserve Ratio be less than 15%.

         "Class B Purchases" means Purchases made in respect of Class B Certificates.

         "Class B Ratings Factor" means 1.5.

         "Class B Required Reserve Ratio" means, as calculated in each Monthly Report, the Loss Reserve Ratio plus the Dilution Reserve Ratio, each calculated using the Class B Ratings Factor.

         "Class B Required Reserves" means, at any time, the product of (a) the Net Eligible Receivables multiplied by (b) the Class B Reserve Ratio multiplied by (c) the Series Collection Allocation Percentage.

         "Class B Reserve Ratio" means, during any Distribution Period, the greater of (a) the Class B Minimum Reserve Ratio and (b) the Class B Required Reserve Ratio, each as calculated in the Monthly Report required to be delivered on the Report Date immediately prior to the start of that Distribution Period, provided that during the period from the date hereof to the first Distribution Date thereafter the Class B Reserve Ratio shall be 21.01%.

         "Class Invested Amount" means (a) with respect to Class A, the Class A Invested Amount, (b) with respect to Class B, the Class B Invested Amount and
(c) with respect to any other Senior Class or Subordinated Class of Certificates, the amount identified as its "Class Invested Amount" in the Supplement for such Senior Class or Subordinated Class of Certificates.

         "Concentration Limit" means:

                  (a) 100% for any Tier-1 Obligor;

                  (b) 100% for any Tier-2 Obligor;

                  (c) 15% for any Tier-3 Obligor;

                  (d) 10% for any Tier-4 Obligor; and

                  (e) 4% for any Tier-5 Obligor.

         Each of the percentages above is called a "Benchmark Percentage".

         "Concentration Unit Excess Concentration" is defined in Section 4.10.

         "Concentration Unit" means, on any day, each Obligor and its Affiliates, if any, that are Obligors; it being understood that each Obligor shall belong to only one Concentration Unit, and that a single Obligor can be a Concentration Unit.

         "Current Carrying Costs" means, during any Distribution Period, the sum of (i) the amount of interest on the Series 1996-1 Certificates that will be payable on the next Interest Payment Date and any other Interest Payment Date falling not later than one week after such Interest Payment Date, (ii) the amount of the Servicing Fee that will be payable on or before the next Distribution Date plus (iii) the Current Carrying Costs Increments for each other Series in Group I (as defined, and calculated as provided in, the Supplement for each such Series.)

         "Daily Group Collections" is defined in Section 4.2.

         "Deferred Portion" means, on any day with respect to Group I, the portion of the Acquisition Amount for the Series of Certificates in Group I as to which payment has been deferred, which portion shall equal the product of (a) the Series Collection Allocation Percentage times (b) the sum of the following amounts (as shown in the Dally Report for such day): (i) the Excess Concentration Balances, plus (ii) the aggregate unpaid balance of Receivables that are not Eligible Receivables (including any such Receivables that are ineligible due to the attachment of Adverse Claims), plus (iii) the Carrying Cost Receivables Reserve, plus (iv) the Class B Reserve Ratio times the Net Eligible Receivables, plus (v) the Class A Subordination Deficit (it being understood that the Deferred Portion may vary from day to day); provided that the Deferred Portion shall be fixed as of the Group Amortization Calculation Date.

         "Dilution Horizon Variable" means, at any time, a fraction having (a) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables and generated during the two Calculation Periods ending on the most recent Cut-Off Date (as of that Cut-Off Date) and (b) a denominator equal to the Adjusted Eligible Receivables as of the most recent Cut-Off Date.

         "Dilution Ratio" means, as calculated in each Monthly Report as of the most recent Cut-Off Date, a fraction (expressed as a percentage) having (a) a numerator equal to the aggregate amount of Dilution on the Receivables occurring during the Calculation Period ending on the most recent Cut-Off Date, and (b) a denominator equal to the aggregate amounts payable pursuant to invoices giving rise to Receivables that were generated during the second preceding Calculation Period (so that, for example, if the Calculation Period specified in clause (a) corresponded to the March fiscal month, the Calculation Period in this clause (b) would be the one corresponding to the January fiscal month).

         "Dilution Reserve Ratio" means as calculated in each Monthly Report, the result (expressed as a percentage) calculated in accordance with the following formula:

         {(ARF x ADR) + [(HDR-ADR) x (HDR/ADR)]} x DHV

where:

ADR      =        the average of the Dilution Ratios during the period of 12 consecutive Calculation Periods ending on the related Cut-Off
                  Date;
ARF      =        the Applicable Ratings Factor;
DHV      =        the Dilution Horizon Variable; and
HDR      =        the highest average of the Dilution Ratios for any two
                  consecutive Calculation Periods within the 12 consecutive
                  Calculation Periods ending on the related Cut-Off Date.

         "Distribution Period" means a period from and including a Distribution Date to but excluding the next Distribution Date.

         "Early Amortization Period" means the period beginning on the date (if any) specified in Section 6.2 and ending on the day on which the Series Invested Amount has been reduced to zero. The term "Early Amortization Period" means each of the Early Amortization Period and any period identified as an "Early Amortization Period" in the Supplement for any other Series in Group I.

         "Eurodollar Tranche" means, during any Interest Period, any portion of the Series 1996-1 Invested Amount that is designated by Transferor in accordance with a Certificate Purchase Agreement to accrue interest based on the Reserve-Adjusted Eurodollar Rate.

         "Excess Concentration Balances" means, on any day, the sum of (i) the sum of the Concentration Unit Excess Concentrations for all Groups, plus (ii) the Category Two Excess Concentration, plus (iii) the Category Three Excess Concentration, plus (iv) the Total Foreign Concentration Excess.

         "Excess Foreign Obligor Balances" is defined in Section 4.10.

         "Expected Final Payment Date" means December 15, 2000.

         "Federal Funds Rate" means (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the day (or, if the day is not a Business Day, the immediately preceding Business Day) by the Federal Reserve Bank of New York; provided that if the rate is not so published for any Business Day, the rate for purposes of this clause will be the average of the quotations for the day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it, plus (b) 100 basis points.

         "Final Scheduled Payment Date" means December 15, 2001.

         "First Step Excess" is defined in Section 4.10.

         "First Step Residual" is defined in Section 4.10.

         "Foreign Obligor" is defined in Section 4.10.

         "Fourth Step Excess" is defined in Section 4.10.

         "Fully Funded Date" means the first date falling in a Group Amortization Period or when all Series in Group I are in a Series Amortization Period and on which there are funds on deposit in the Carrying Cost Account and the Principal Funding Account that, in the aggregate, equal or exceed the Investor Repayment Amount and any Servicing Fee payable to anyone other than a Howmet Person on the first Distribution Date falling after that date.

         "Group Amortization Calculation Date" means the day before a Group Amortization Period begins.

         "Group Amortization Period" means the period (if any) commencing on the first day on which all outstanding Series in Group I are in Early Amortization Periods.

         "Group Initial Invested Amount" means, at any time, the sum of the Series Initial Invested Amounts of each Series in Group I at that time.

         "Group Invested Amount" means, at any time, the sum of the Series Invested Amounts of each Series in Group I at that time.

         "Group I" means a group of Series, including Series 1996-1 and each other Series that is identified in its Supplement as belonging to Group I.

         "Guarantor" means How met, in its capacity as the guarantor under the Seller Guaranty.

         "Holdback Account Termination Date" is defined in Section 4.4.

         "Holder" means a Holder (as defined in the Pooling Agreement) of a Certificate in any Series in Group I.

         "Howmet" is defined in the preamble.

         "Howmet Credit Agreement" means the Credit Agreement dated as of December 13, 1995 among Blade Acquisition Corp., Howmet Holdings Acquisition Corp., Howmet Acquisition Corp., the financial institutions named therein and The First National Bank of Chicago, as Administrative Agent and a Managing Agent, Bankers Trust Company, as Syndication Agent and a Managing Agent, and Citicorp USA, Inc., as Documentation Agent and a Managing Agent, as the same may from time to time be amended or supplemented.

         "Intercreditor Provisions" means the following provisions of the Howmet Credit Agreement (as such Agreement was in effect on the Closing Date): Section
9.12 and the definitions of Intercreditor Agreement, Investor Certificates, Purchased Interest, Receivables Amendment Conditions, Receivables Bridge Facility, Receivables Documents, Receivables Facility, Receivables Facility Assets, Receivables Maximum Funded Amount, Receivables Pooling Agreement, Receivables Purchasers, Receivables Stated Amount and Receivables Subsidiary.

         "Interest Payment Date" means (a) as to the Series 199&l Certificates, any date upon which interest is payable with respect to the ABR Tranche or any Eurodollar Tranche, as specified in Section 4.1, and (b) as to any interest payable on any other Series in Group I, the date specified as the "Interest Payment Date" in the related Supplement.

         "Interest Period" means

                  (a) for Class A Certificates, (i) as to the ABR Tranche (if any) from time to time, (x) the period from the date hereof to, but excluding, the first subsequent Distribution Date and (y) each Distribution Period thereafter and (ii) as to each Eurodollar Tranche (if any) from time to time, each period from the date upon which that Eurodollar Tranche was first designated as such pursuant to the Class A Certificate Purchase Agreement (or the end of the next preceding Interest Period for the Eurodollar Tranche, if there has been one) to the date that is one month, two months or three months, at the option of Transferor, thereafter; and if any Interest Period for a Eurodollar Tranche would otherwise end on a day that is not a Business Day, the Eurodollar Tranche shall instead end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day); and

                  (b) for Class B Certificates, (i) as to the ABR Tranche (if any) from time to time, (x) the period from the date hereof to, but excluding, the first subsequent Distribution Date and (y) each Distribution Period thereafter and (ii) as to the Eurodollar Tranche (if any) from time to time, each period from the date upon which the Eurodollar Tranche was first designated as such pursuant to the Class B Certificate Purchase Agreement (or the end of the next preceding Interest Period for the Eurodollar Tranche, if there has been one) to the date that is one month, two months or three months, at the option of Transferor, thereafter; and if any Interest Period for the Eurodollar Tranche would otherwise end on a day that is not a Business Day, the Eurodollar Tranche shall instead end on the next Business Day (or, if the next Business Day falls in the next calendar month. then on the next preceding Business Day).

         "Invested Amount" means, at any time:

                  (a) for purposes of calculating the Series Loss Allocation Percentage for Group I, the Group Invested Amount; and

                  (b) for purposes of the application of Sections 6.13 and 12.4 of the Pooling Agreement to the Series 1996-1 Certificates, the Series 1996-1 Invested Amount.

         "Investor Allocable Dilution" means, for any ASA Measuring Period, the product of the aggregate amount of Dilution for that ASA Measuring Period as to which neither the applicable Seller nor the Guarantor has made any payment required by Section 3.1 of the Purchase Agreement or the Seller Guaranty on account of Seller Dilution Adjustments, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

         "Investor Allocable Dilution Adjustments" is defined in Section 4.8.

         "Investor Allocable Loss Amount" means, for any ASA Measuring Period, the product of the Loss Amount for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the beginning of that ASA Measuring Period.

         "Investor Allocable Recoveries" means, for any ASA Measuring Period, the product of the Net Recoveries for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

         "Investor Allocation Percentage" means:

                  (x) on any Business Day that does not fall in a Series Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of that Business Day, and (1)) the denominator of which is the Base Amount as of that Business Day;

                  (y) on any Business Day falling in any Series Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of the beginning of the Series Amortization Period, and (1)) the denominator of which is the Base Amount as of that Business Day; and

                  (z) on any Business Day falling in the Group Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of the Group Amortization Calculation Date, and (b) the denominator of which is the Base Amount as of the Group Amortization Calculation Date.

         "Investor Ownership Percentage" means, on any day with respect to Group I, a fraction (expressed as a percentage, which in any event may not exceed 100%), (x) the numerator of which is the Acquisition Amount on such day and (y) the denominator of which is the product of (a) the Series Collection Allocation Percentage times (b) the excess of (i) the Unpaid Balance of Receivables on such day over (ii) the Unapplied Cash on such day; provided that the Investor Ownership Percentage shall be fixed as of the Group Amortization Calculation Date; and provided further that if the Investor Ownership Percentage is being calculated on any day when a Series in Group I is in an accumulation, amortization or early amortization period, the Investor Ownership Percentage shall not be less than the Investor Ownership Percentage immediately prior to the commencement of such period.

         "Investor Repayment Amount" means, on any Business Day, the sum of (a) the principal amount of the Series 1996-1 Certificates and all other Series in Group I then outstanding, plus (b) the interest and any Additional Amounts known to be payable on the Series 1996-1 Certificates and all other Series in Group I on or before the first Distribution Date falling after that date.

         "Investor Write-Offs" means, as calculated in any Monthly Report relating to a Calculation Period falling completely or partially in a Group Amortization Period:

                  (a) if the Available Subordinated Amount is greater than zero at the end of the related ASA Measuring Period, zero; and

                  (b) if the Available Subordinated Amount is zero at the end of the related ASA Measuring Period (taking into account any reduction in the Available Subordinated Amount shown in such Monthly Report), the excess (if any) of (x) the sum of the Investor Allocable Loss Amount and the Investor Allocable Dilution minus Investor Allocable Recoveries for the related ASA Measuring Period, over (y) the Available Subordinated Amount as of the beginning of that ASA Measuring Period.

         "Loss Amount" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Receivables held by Trust that became Write-Offs during that ASA Measuring Period, minus (b) the amount of Recoveries received during that ASA Measuring Period.

         "Loss Reserve Ratio" means, as calculated in each Monthly Report, the result (expressed as a percentage) of (a) the Applicable Ratings Factor multiplied by (b) the highest average of the Aged Receivables Ratio for any three consecutive Calculation Periods that occurred during the preceding 12 consecutive Calculation Periods ending on the most recent Cut-Off Date multiplied by (c) a fraction having (i) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables generated during the four Calculation Periods preceding or ending on the most recent Cut-Off Date, and (ii) a denominator equal to the Adjusted Eligible Receivables, as of the most recent Cut-Off Date, multiplied by (d) the Payment Term Multiplier.

         "Majority Class B Purchasers" is defined in Section 8.1 of the Class B Certificate Purchase Agreement.

         "Net Eligible Receivables" means, at any time, (a) the Adjusted Eligible Receivables, minus (b) the Excess Concentration Balances; it being understood that the amount of Eligible Receivables will be reduced by Adverse Claims that attach to Receivables otherwise satisfying the requirements of the definition of Eligible Receivable.

         "Net Invested Amount" means, on any Business Day, the Group Invested Amount, minus the balance on deposit in the Equalization Account and the Principal Funding Account with respect to Series in Group I.

         "Net Recoveries" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Recoveries received in that ASA Measuring Period minus (b) the amount of Receivables that became Write-Offs in that ASA Measuring Period.

         "Note Indenture" means the Indenture dated as of December 13, 1995 by and between How met, as successor to the obligations thereunder of How met Acquisition Corp., and Marine Midland Bank, as Trustee, under and pursuant to which certain senior subordinated notes have been issued, as the same may at any time be amended or supplemented.

         "Parent" means, with respect to any Concentration Unit, the Domestic Person in such Concentration Unit that owns or controls (directly or indirectly) the largest number of other Obligors in such Concentration Unit; provided that if there is no Domestic Person in such Concentration Unit, "Parent" shall mean the Obligor in such Concentration Unit that owns or controls (directly or indirectly) the largest number of other Obligors in such Concentration Unit.

         "Past Due Receivables Ratio" means, as calculated in each Monthly Report as of the Cut-Off Date, a faction (expressed as a percentage) having (a) a numerator that is the aggregate Unpaid Balance of Receivables that remain outstanding 61 to 91 days after their respective due dates, as determined as of such Cut-Off Date, and (b) a denominator that is the aggregate Unpaid Balance of Receivables as of such Cut-Off Date.

         "Payment Term" shall mean, with respect to any Receivable, the number of days between its invoice date and its due date.

         "Payment Term Multiplier" shall mean (a) 1.0, if the Payment Term Variable is less than 41, (b) 1.17, if the Payment Term Variable is equal to or more than 41 but less than 51, (c) 1.25, if the Payment Term Variable is equal to or more than 51 but less than 61, and (d) 1.5, if the Payment Term Variable is equal to or more than 61 but less than 91; provided, however, that if the Payment Term Variable equals or exceeds 91, the Payment Term Multiplier for such Receivable shall be determined by calculating the sum of (x) 1.5, and (y) 0.05, for each 5-day increment by which the Payment Term Variable exceeds 91, it being understood that the same number shall apply for all Payment Term Variables that fall within a five-day range.

         "Payment Term Variable" shall mean, as calculated in each Monthly Report as of the most recently ended Cut-Off Date, the quotient of:

                  (x) the sum of (1) the product of the Outstanding Balance of each Receivable as of such Cut-Off Date times (2) the Payment Term with respect to such Receivable; divided by

                  (y) the aggregate Outstanding Balance of all Receivables as of such Cut-Off Date.

         "Prepayment Accumulation Period" means a period beginning on the day that Transferor gives a Prepayment Notice to Trustee of a prepayment of the Series 1996-1 Certificates pursuant to Section 4.9 (and does not notify Trustee that it intends to cause the Series Interest to be conveyed as described in subsection 4.9(b)) and ending on the earlier to occur of (a) the day when amounts sufficient for that prepayment have been accumulated pursuant to Section
4.3 and (b) the end of the Revolving Period for the Series 1996-1 Certificates.

         "Prepayment Notice" is defined in Section 4.9.

         "Prepayment Premium" means, with respect to any prepayment pursuant to
Section 4.9 or 7.1 or as a result of an Early Amortization Event, the net present value (as of the date of such prepayment) of the amount of interest that would have accrued on the amount of principal prepaid from the date of prepayment through the one year anniversary of the date hereof at an interest rate equal to the applicable Certificate Spread in respect of the Eurodollar Tranche(s), discounted to such prepayment date at a rate per annum, compounded monthly, equal to the Reserve Adjusted Eurodollar Rate in effect on the date on which notice of prepayment is given to the Holders of the Series 1996-1 Certificates being prepaid.

         "Principal Deposit Amount" means, with respect to any Series in any Calculation Period falling in a Series Amortization Period, the amount determined in accordance with the Supplement for that Series. The Principal Deposit Amounts for the Series Amortization Periods that may apply to the Series 1996-1 Certificates are:

                  (a) for any Calculation Period falling in the Amortization Period or the Early Amortization Period for the Series 1996-1 Certificates, the Series 1996-1 Invested Amount; and

                  (b) for any Calculation Period falling in a Prepayment Accumulation Period for the Series 1996-1 Certificates, the amount of principal to be prepaid.

         "Principal Payment Date" means (a) for the Series 1996-1 Certificates,
(i) any date on which any prepayment is to be made pursuant to Section 4.9, (ii) the end of each Interest Period in respect of the next maturing Eurodollar Tranche and/or ABR Tranche, in such order as the Agent shall select so as to minimize "breakage costs," (iii) each Distribution Date falling in an Early Amortization Period (beginning with the Distribution Date falling in the Calculation Period after the Calculation Period in which the Early Amortization Period begins) and (iv) any Distribution Date falling after the commencement of the Amortization Period, and (b) for any other Series in Group I, each date specified as a "Principal Payment Date" in the related Supplement. The Refinancing Date is not a Principal Payment Date.

         "Purchase" means any Purchase as defined in either of the Certificate Purchase Agreements.

         "Reference Bank" means The First National Bank of Chicago.

         "Refinancing Date" is defined in subsection 4.9(b).

         "Required Purchasers" is defined in Section 9.9 of the Certificate Purchase Agreements.

         "Required Receivables" means, on any Business Day, collectively for all Series in Group I:

                  (a) So long as a Group Amortization Period has not commenced, the result of the following formula:

         GIIA + CCRR                R
        ------------               -----
         (1 - CARR)        x        NER

where:

         CARR     =        the Class A Reserve Ratio in effect for that
                           Business Day;
         CCRR     =        the Carrying Cost Receivables Reserve as reported in
                           the Daily Report for that Business Day;
         GIIA     =        the Group Initial Invested Amount;
         NER      =        the Net Eligible Receivables as reported in the
                           Daily Report for that Business Day; and
         R        =        the aggregate Unpaid Balance of Receivables held by
                           Trustee as reported in the Daily Report for that Business Day.

                  (b) If a Group Amortization Period has commenced, the result of the following formula:

                  AGIIA + ASA + UCCRR

         where:

         AGIIA    =        the adjusted Group Initial Invested Amount on that
                           Business Day (which shall equal the Group Initial
                           Invested Amount, reduced (but not below zero) by the amount of all Investor Write-Offs (net of Investor
                           Allocable Recoveries and Investor Allocable Dilution
                           Adjustments that have been applied to reinstate the Group Invested
                           Amount));

         UCCRR    =        the Unfunded Carrying Cost Receivables Reserve on
                           that Business Day; and

         ASA      =        the Available Subordinated Amount on that
                           Business Day.

         "Required Series Holders" means the Required Purchasers.

         "Reserve-Adjusted Eurodollar Rate" means for any Interest Period, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by the Reference Bank for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Investor Certificate of the Reference Bank with maturities comparable to such Interest Period as of approximately 10:00 a.m. (New York time) on the second Business Day prior to the first day of that Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such second preceding Business Day to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D of the Federal Reserve Board (or any successor category of liabilities under Regulation D).

         "Revolving Period" means, with respect to any Series in Group I, the period beginning on the Closing Date and ending on the day before the first day of an accumulation period, an amortization period or an early amortization period (other than a prepayment accumulation period with respect to a partial prepayment of such Series) for such Series; provided that the Revolving Period for such Series shall be suspended during a prepayment accumulation period with respect to a partial prepayment of such Series.

         "Second Step Excess" is defined in Section 4.10.

         "Second Step Residual" is defined in Section 4.10.

         "Senior Class" means each of Class A and each class of any other Series in Group I that is identified in its Supplement as a Senior Class.

         "Series Allocable Dilution Adjustments" means, for any ASA Measuring Period, the product of the aggregate amount of payments pursuant to Section 3.1 of the Purchase Agreement or pursuant to the Seller Guaranty on account of Seller Dilution Adjustments received during that ASA Measuring Period relating to Dilution that occurred prior to that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period.

         "Series Amortization Period" means (a) as to Series 1996-1, the Amortization Period, any Prepayment Accumulation Period and any Early Amortization Period and (b) as to any other Series in Group I any period identified in the related Supplement as a "Series Amortization Period."

         "Series Invested Amount" means (a) as to the Series 1996-1 Certificates, the Series 1996-1 Invested Amount, and (b) as to any other Series in Group I, the amount determined as such in accordance with the Supplement for that Series.

         "Series Initial Invested Amount" means (a) as to the Series 1996-1 Certificates, the Series 1996-1 Initial Invested Amount, and (b) as to any other Series in Group I, the amount determined as such in accordance with the Supplement for that Series; provided that from and after the date on which the Series Invested Amount for any Series is reduced to zero, the Series Initial Invested Amount for that Series will also equal zero.

         "Series 1996-1 Certificates" means the Class A Certificates and the Class B Certificates.

         "Series 1996-1 Holder" means a Holder of a Series 1996-1 Certificate.

         "Series 1996-1 Initial Invested Amount" means (i) during the Revolving Period for the Series 1996-1 Certificates, the Series 1996-1 Invested Amount, and (ii) thereafter, the Series 1996-1 Invested Amount as of the last day of the Revolving Period; provided that after the principal amount of the Series 1996-1 Certificates and interest and any Additional Amounts known to be payable in respect of such Series are reduced to zero, the Series 1996-1 Initial Invested Amount will equal zero.

         "Series 1996-1 Invested Amount" means, at any time, the sum of the Class A Invested Amount plus the Class B Invested Amount.

         "Special Concentration Limit" means:

                  (i) with respect to the Tier-5 Obligor that owes the highest aggregate Unpaid Balance of Eligible Receivables, 7%; and

                  (ii) with respect to the Tier-5 Obligor that owes the second highest aggregate Unpaid Balance of Eligible Receivables, 5%.

         "Special Obligor" means, at any time, the two Tier-5 Obligors that owe the highest aggregate Unpaid Balances of Receivables and are designated in the most recent Monthly Report as "Special Obligors"; provided that in the case of any Obligor (other than Westinghouse Electric Corp.), the Approval Condition shall have been satisfied with request to such designation.

         "Specified Rating Agency" means S&P.

         "Stated Amount" means as to any Certificate, the maximum principal amount that may be required to be funded by the Holder of such Certificate.

         "Structured Lender" shall mean Falcon Asset Securitization Corporation, Alpine Securitization Corp. and any other Holder of a Certificate (x) whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein and (y) which is required by any nationally recognized rating agency which is rating such securities to obtain from its principal debtors an agreement similar to that set forth in Section 13.9 of the Pooling Agreement in order to maintain such rating.

         "Subordinated Class" means each of Class B and each class of any other Series in Group I that is identified in its Supplement as a Subordinated Class.

         "Support Bank" shall mean any bank or other financial institution extending or having a commitment to extend funds to or for the account of any Structured lender (including by agreement to purchase an assignment of, or participation in, the Certificate held by such Person) under a liquidity or credit support agreement which relates to the Certificate purchased by such Structured lender.

         "Third Step Excess" is defined in Section 4.10.

         "Third Step Residual" is defined in Section 4.10.

         "Tier-1 Obligor" means any Obligor that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-1+" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "AAA" (or its equivalent).

         "Tier-2 Obligor" means any Obligor (other than a Tier-1 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-1" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "A+"(or its equivalent).

         "Tier-3 Obligor" means any Obligor (other than a Tier-1 Obligor or a Tier-2 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-2" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "BBB+" (or its equivalent).

         "Tier-4 Obligor" means any Obligor (other than a Tier-1 Obligor, a Tier-2 Obligor or a Tier-3 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-3" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "BBB-" (or its equivalent).

         "Tier-5 Obligor" means any Obligor other than a Tier-1 Obligor, a Tier-2 Obligor, a Tier-3 Obligor or a Tier-4 Obligor.

         "Total Dollar Limit" is defined in Section 4.10.

         "Total Foreign Concentration Excess" is defined in Section 4.10.

         "Tranche" means each of the ABR Tranche and each Eurodollar Tranche.

         "Transferor Indemnified Losses" is defined in Section 7.3.

         "Transferor Indemnified Party" is defined in Section 7.3.

         "Transferor Payment Percentage" means, on any Business Day, the difference of 100% minus the Investor Allocation Percentage on that Business Day.

         "Unapplied Cash" means, on any Business Day, available funds received in the Master Collection Account and reflected in the Daily Report for that Business Day that have not been applied as Collections on a particular Receivable on or prior to the time as of which that Daily Report is prepared.

         "Unfunded Carrying Cost Receivables Reserve" means, on any Business Day falling in a Group Amortization Period, the difference (but not less than zero) of (a) the Carrying Cost Receivables Reserve as of the Group Amortization Calculation Date, minus (b) the aggregate Collections deposited into the Carrying Cost Account during the portion of the Group Amortization Period up to and including that Business Day.

         "Unmatured Early Amortization Event" means an event that, with the giving of notice or lapse of time (or both) will constitute an Early Amortization Event.

         SECTION 1.2 Modification Condition. (a) For so long as the Series 1996-1 Certificates remain outstanding, for purposes of the Transaction Documents the definition of the term "Modification Condition" shall be as follows:

                  "Modification Condition" means, with respect to any action, that (i) each Rating Agency has confirmed in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Series or Purchased Interest that was rated by such Rating Agency, and (ii) if any Series or Purchased Interest has not been rated, the Required Series Holders for that Series or the Agent for such Purchased Interest (as the case may be) shall have consented in writing to such action.

         (b) For so long as the Series 1996-1 Certificates remain outstanding, for purposes of the Transaction Documents the term "Required Investors" shall be as follows:

                  "Required Investors" means the Required Series Holders for each Series and the Agent for each Purchased Interest."

         SECTION 1.3 Incorporation of Terms. The terms of the Pooling Agreement are incorporated in this Supplement as if set forth in full herein. As supplemented by this Supplement, the Pooling Agreement is in all respects ratified and confirmed and both together shall be read, taken and construed as one and the same agreement. If the terms of this Supplement and the terms of the Pooling Agreement conflict, the terms of this Supplement shall control with respect to the Series 1996-1 Certificates.

ARTICLE II DESIGNATION

         SECTION 2.1 Designation. There is hereby created a Series to be known as the "Series 1996-1 Certificates," consisting of two classes: the $47,500,000 Variable Rate Class A, Trade Receivables Backed Certificates, Series 1996-1 (the "Class A Certificates), which shall be a Senior Class; and the $7,500,000 Variable Rate Class B, Trade Receivables Backed Certificates, Series 1996-1 (the "Class B Certificates"), which shall be a Subordinated Class. Subject to the conditions set forth in Article III, Trustee shall authenticate and deliver the Class A Certificates and the Class B Certificates, to or upon the order of Transferor in the aggregate principal amount indicated for each above. Notwithstanding the terms of Section 6.1 of the Pooling Agreement, the Class A Certificates will be issued in minimum denominations of $5,000,000 and in integral multiples of $1,000,000 and the Class B Certificates will be issued in minimum denominations of $2,500,000 and in integral multiples of $500,000.

         SECTION 2.2 Group I. The Series 1996-1 Certificates are included in Group I. Consequently, the Series 1996-1 Certificates will share a single Series Collection Allocation Percentage (determined using the Required Receivables as defined herein), a single Series Loss Allocation Percentage (determined using the Invested Amount as defined herein), and if a Group Amortization Period occurs, a single Available Subordinated Amount (determined as provided herein) with the other Series in Group I. Collections, Investor Allocable Dilution, Investor Allocable Loss Amounts and Investor Write-Offs will be allocated collectively to Group I in accordance with such shared Series Collection Allocation Percentage and Series Loss Allocation Percentage, as applicable, and will be further allocated among Series included in Group I (and the various Senior Classes and Subordinated Classes) in accordance with this Supplement. The Servicing Fee with respect to all Series in Group I shall be paid in accordance with this Supplement and shall be determined in accordance with Section 3.4 of the Pooling Agreement using the collective Series Collection Allocation Percentage for Group I. The Series in Group I share a collective Series Interest, the amount of which equals the shared Series Collection Allocation Percentage for Group I.

         Subsection 12.1 (b) of the Pooling Agreement shall not apply to any Series in Group I and shall be superseded for all such Series by Section 7.2 of this Supplement. All terms of this Supplement applying generally to Group I shall survive the repayment in full or other termination of the Series 1996-1 Certificates until such time as all Series in Group I have been repaid in full and any revolving purchase commitments made by the Holders relating to Certificates in any such Series have been terminated (or, if earlier, on the Final Scheduled Payment Date for the last Series in Group I). Such terms of general applicability include all of Article IV (excluding Sections 4.1 and 4.9), Article V, Section 7.2 and Article VIII and all related definitions.

         SECTION 2.3 Investor Ownership Percentage. The Investor Certificates in Group I represent an undivided interest in the portion of the Transferred Assets allocable to Group I, which undivided interest (expressed as a percentage) shall equal the Investor Ownership Percentage. The amount payable on any day by the Holders of such Investor Certificates for the acquisition of such undivided interest (the "Acquisition Amount") shall equal the Group Invested Amount plus the Deferred Portion (it being understood that the Acquisition Amount may vary from day to day); provided that Acquisition Amount shall be fixed as of the Group Amortization Calculation Date.

         The Deferred Portion of the Acquisition Amount shall be subject to a holdback and shall be paid to the extent (and only to the extent) Daily Group Collections are not required to pay amounts described in clauses first through fourth of Section 4.3 or Section 4.4 (as applicable), it being understood that the Holders of Series 1996-1 Certificates shall not be liable to pay any portion of the Deferred Portion not paid out of Daily Series Collections.

ARTICLE III CONDITIONS TO ISSUANCE; USE OF PROCEEDS

         SECTION 3.1 Conditions to Issuance. Trustee will not authenticate the Series 1996-1 Certificates unless all conditions to the issuance of the Series 1996-1 Certificates under Section 6.10 of the Pooling Agreement shall have been satisfied or waived by the Purchasers.

         SECTION 3.2 Use of Proceeds. The proceeds from the issuance of the Series 1996-1 Certificates shall be used first to repay the Series 1995-1 Certificates in full and second for general corporate purposes of Transferor (including, but not limited to, purchasing Receivables, repaying indebtedness and/or making distributions to Howmet).

ARTICLE IV PAYMENTS AND ALLOCATIONS

         SECTION 4.1 Interest; Additional Amounts.

                  (a) Subject to Section 4.1 of the Class A Certificate Purchase Agreement, Transferor may from time to time allocate the outstanding principal amount under the Class A Certificates to an ABR Tranche and up to four Eurodollar Tranches. Subject to Section 4.1 of the Class B Certificate Purchase Agreement, Transferor may from time to time allocate the outstanding principal amount under the Class B Certificates to an ABR Tranche and a Eurodollar Tranche. Interest on an ABR Tranche shall be payable on each Distribution Date, and interest on a Eurodollar Tranche shall be payable at the end of the applicable Interest Period, except that interest on the amount of any principal repaid on any other date shall be payable on the date of the repayment. If any such day is not a Business Day, interest shall instead be due on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day).

                  (b) Interest on a Eurodollar Tranche shall accrue during any Interest Period at a rate per annum equal to the Reserve Adjusted Eurodollar Rate plus the applicable Certificate Spread and shall be calculated on the basis of actual days over a year of 360 days.

                  (c) Interest on an ABR Tranche shall accrue at the Alternate Base Rate in effect from time to time plus the applicable Certificate Spread and shall be calculated on the basis of actual days over a year of 365 or 366 days, as the case may be.

                  (d) Interest with respect to the Series 1996-1 Certificates due but not paid on any Distribution Date or the last day of an Interest Period, as the case may be, will bear additional interest on the amount at 2% per annum above the Alternate Base Rate to the extent permitted by law, which additional interest shall be due on demand.

                  (e) Additional Amounts shall also be payable with respect to the Series 1996-1 Certificates as specified in the Certificate Purchase Agreements and to the extent (but only to the extent) that funds become available for payment of such Additional Amounts in accordance with Sections 4.2, 4.3 and 4.4.

         SECTION 4.2 Daily Calculations and Group Allocations. On each Business Day, Servicer shall calculate the Series Collection Allocation Percentage for Group I (and, if necessary for that calculation, the Required Receivables), the Current Carrying Costs and, prior to the Group Amortization Period, the Base Amount. On each Business Day prior to the Group Amortization Period, Servicer shall also determine whether the Net Invested Amount is greater than, equal to or less than the Base Amount.

         Pursuant to Section 4.3 of the Pooling Agreement, Servicer shall allocate the Series Collection Allocation Percentage of available funds received in the Master Collection Account (other than any Shared Investor Collections) since the preceding Business Day's allocation to the shared Series Interest of Group I. The portion of funds so allocated, together with any funds released from the Equalization Account or any Principal Funding Account in accordance with Section 4.5 on that Business Day, are called the "Daily Group Collections."

         SECTION 4.3 Allocations of Daily Group Collections (Other Than in a Group Amortization Period). On each Business Day (other than an Exempt Holiday or a Business Day falling in a Group Amortization Period or after the Fully Funded Date), Servicer shall allocate the Daily Group Collections (or, if less, the aggregate amount of Daily Group Collections required to fund the items described in priorities first through fourth below) to the following purposes, in the priority indicated (and to the extent of Daily Group Collections available):

                  first, to the Carrying Cost Account until the amount allocated to the Carrying Cost Account equals the Current Carrying Costs;

                  second, if the Net Invested Amount is greater than the Base Amount, to the Equalization Account in an amount sufficient to reduce the Net Invested Amount to an amount equal to the Base Amount; provided that during a Series Amortization Period in respect of any Series, funds that would otherwise be required to be deposited in the Equalization Account pursuant to this priority second shall instead be deposited in the sub-account of the Principal Funding Account for such Series (and, if there is more than one such Series, shall be divided ratably between such sub-accounts, on the basis of the respective Principal Deposit Amounts of each such Series), but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the applicable Principal Deposit Amount (and any remaining amount not deposited in any sub-account of the Principal Funding Account because of this limitation shall be shared among the other sub-accounts for such Series in Group I (ratably as described above), in each case to the extent that it will not cause the balance therein to exceed the applicable Principal Deposit Amount, and any remaining amount shall be deposited in the Equalization Account); and provided further that no deposit shall be made to a sub-account of the Principal Funding Account pursuant to the immediately preceding proviso (and such proviso shall not apply notwithstanding the existence of a Series Amortization Period) unless, after giving effect thereto, the Net Invested Amount would equal the Base Amount;

                  third, during any Series Amortization Period, to the applicable sub-account of the Principal Funding Account until the amount on deposit in that sub-account equals the applicable Principal Deposit Amount; provided that

                           (i) the amount allocated to all Investor Certificates
                  in the aggregate pursuant to this priority third on any Business Day shall not exceed the product of (x) the Investor Ownership Percentage, multiplied by (y) the excess of the Dally Group Collections over the amounts allocated on that Business Day pursuant to priorities first and second, and

                           (ii) if more than one Series in Group I is in a
                  Series Amortization Period, the amount so allocated shall be divided ratably between such subaccounts, on the basis of the respective Principal Deposit Amounts of each such Series, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the applicable Principal Deposit Amount for any such Series (and any remaining amount not deposited in any sub-account of the Principal Funding Account because of this limitation shall be shared among the other sub-accounts for Series in Group I (ratably as described above), in each case to the extent that it will not cause the balance therein to exceed the Principal Deposit Amount for any such other Series); and

                  fourth, to hold in the Master Collection Account the amount, if any, necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders.

         On such Business Day, Servicer shall allocate and pay the remainder of Daily Group Collections to make current and/or deferred transfer payments to Transferor in respect of the Transferor Certificate, provided that Transferor may, from time to time, direct Servicer to direct Trustee to hold all or part of the funds to be paid pursuant to this sentence in the Master Collection Account to be applied as Daily Group Collections on the following Business Day.

         If, on any day, the amount of Collections that is then allocated to the Carrying Cost Account exceeds the amount of Collections that is then required to be allocated to the Carrying Cost Account, the Servicer shall reallocate such Collections on such day to one or more of the obligations described in the first paragraph of this Section in priorities second through fourth, and in the preceding paragraph, in the order of priority set forth therein.

         In addition, if, on any day, funds on deposit in the Master Collection Account and available (as described in the first paragraph of this Section) for allocation under priority fourth are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

         On any Business Day falling after the Fully Funded Date, all Daily Group Collections shall be paid to Transferor as deferred transfer payments.

         SECTION 4.4 Allocations of Daily Group Collections During a Group Amortization Period. On each Business Day (other than an Exempt Holiday) falling in a Group Amortization Period and prior to or on the Fully Funded Date, Servicer shall allocate the Daily Group Collections to the following purposes, in the priority indicated (and to the extent of Daily Group Collections available):

                  first, to the Carrying Cost Account to the extent that the balance therein is less than the amount of Current Carrying Costs (other than any Servicing Fee payable to any Howmet Person) payable on the Distribution Date relating to the Calculation Period during which such Business Day falls;

                  second, to the Principal Funding Account and to Transferor (or, prior to the Holdback Account Termination Date, to the Holdback Account) in the following amounts:

                           (a) the amount to be transferred to the Principal
                  Funding Account shall equal the product of (i) the Investor Allocation Percentage, multiplied by (ii) the excess of the Daily Group Collections over the amount allocated on that Business Day pursuant to priority first, provided that the aggregate amount so deposited shall in no event exceed the lesser of (x) the Group Invested Amount and (y) the Investor Ownership Percentage times the aggregate Unpaid Balance of Receivables as of the Group Amortization Calculation Date; and

                           (b) the amount to be transferred to Transferor (or,
                  prior to the Holdback Account Termination Date, to the Holdback Account) shall equal the product of (i) the Transferor Payment Percentage, multiplied by (ii) the excess of the Daily Group Collections over the amount allocated on that Business Day pursuant to priority first;

         the amount allocated to the Principal Funding Account pursuant to clause (a) of this priority second shall be divided among the sub-accounts for each Series in Group I as follows:

                           (1) first such amount shall be divided among the
                  sub-accounts for each Series that has an outstanding Senior Class, on the basis of the respective Principal Deposit Amounts of each such Senior Class, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the Principal Deposit Amount of any such Senior Class; and

                           (2) any remaining amount shall be divided among the
                  sub-accounts for each Series that has an outstanding Subordinated Class, on the basis of the respective Principal Deposit Amounts of each such Subordinated Class, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the Principal Deposit Amount of any such Subordinated Class;

                  third, to hold in the Master Collection Account the amount necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders;

                  fourth, to pay any Servicing Fee payable to any Howmet Person on the Distribution Date relating to the Calculation Period during which such Business Day falls; and

                  fifth, the balance to Transferor, provided that prior to the Holdback Account Termination Date, amounts payable to Transferor pursuant to this priority fifth shall be deposited into the Holdback Account and held as provided below.

         The "Holdback Account Termination Date" shall be the earlier to occur of (i) the date that falls twelve months alter the beginning of the Group Amortization Period and (ii) the Fully Funded Date. If at any time prior to the Holdback Account Termination Date, the amount of funds on deposit in the Holdback Account exceeds the difference of (1) the Investor Repayment Amount minus (2) the amount of funds then held in the Carrying Cost Account and the Principal Funding Account that are available to pay the Investor Repayment

Amount, then the amount of such excess funds shall be released from the Holdback Account and paid to Transferor as deferred transfer payments. On each Business Day in a Group Amortization Period prior to the Holdback Account Termination Date, Servicer shall calculate the aggregate Investor Allocable Dilution for the Group Amortization Period as to which no Series Allocable Dilution Adjustments have been received. Such amount (or, if less, the aggregate amount of funds in the Holdback Account) shall be transferred to the Master Collection Account and applied to the items listed in the first paragraph of this Section as priorities first through fifth, in that order (except that no such funds shall be allocated to Transferor or the Holdback Account pursuant to priority second and the amount allocable to the Principal Funding Account shall not be limited by application of the Investor Allocation Percentage). On the Holdback Account Termination Date, all remaining funds in the Holdback Account shall be paid to Transferor.

         If, on any day, funds on deposit in the Master Collection Account and available (as described in the first paragraph of this Section, for allocation under priority third are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

         On any Business Day falling after the Fully Funded Date, all Daily Group Collections shall be paid to Transferor in respect of the Transferor Certificate as deferred transfer payments.

         SECTION 4.5 Withdrawals from the Equalization Account and Principal Funding Account. On any Business Day (other than an Exempt Holiday) prior to the Group Amortization Period on which no Early Amortization Event or Unmatured Early Amortization Event has occurred with respect to any Series in Group I, Servicer may instruct Trustee in writing to withdraw funds from the Equalization Account and apply such funds as Daily Group Collections, so long as the Net Invested Amount would not exceed the Base Amount after giving effect to such transfer and application. On the first day of any Series Amortization Period or Group Amortization Period, Servicer shall instruct Trustee to withdraw the entire balance in the Equalization Account and apply the same as Daily Group Collections on that day. On the first day of the Group Amortization Period, Servicer shall instruct Trustee likewise to withdraw the entire balance in the Principal Funding Account and apply the same as Daily Group Collections on that day.

         SECTION 4.6 Available Subordinated Amount. (a) If a Group Amortization Period begins, Servicer shall promptly calculate the Available Subordinated Amount as of the Group Amortization Calculation Date and report such amount in the Daily Report for the first day in the Group Amortization Period. Servicer shall also calculate the Available Subordinated Amount as of each Cut-Off Date falling in the Group Amortization Period, such calculation to be reflected in the related Monthly Report.

         (b) The Available Subordinated Amount as of the Group Amortization Calculation Date shall equal the product of (x) the Investor Allocation Percentage, multiplied by (y) the result of:

                  (i) the product of the Unpaid Balance of Receivables held by Trustee at the opening of business on the Group Amortization Calculation Date, multiplied by the Series Collection Allocation Percentage on that date; minus

                  (ii) the sum of (A) the lesser of the Base Amount and the Net Invested Amount and (B) the Carrying Cost Receivables Reserve at the opening of business on the Group Amortization Calculation Date.

         (c) The Available Subordinated Amount, as of any Cut-Off Date in the Group Amortization Period, shall equal the result of:

                  (i) the Available Subordinated Amount as of the preceding Cut-Off Date (or as of the Group Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Group Amortization Period); minus

                  (ii) the Investor Allocable Loss Amount with respect to the ASA Measuring Period ending on that Cut-Off Date; minus

                  (iii) any Investor Allocable Dilution with respect to the ASA Measuring Period ending on that Cut-Off Date; plus

                  (iv) subject to Sections 4.7 and 4.8, the Investor Allocable Recoveries and Investor Allocable Dilution Adjustments with respect to the ASA Measuring Period ending on that Cut-Off Date.

         (d) Notwithstanding the foregoing, in no event shall the Available Subordinated Amount at any time be less than zero or greater than the initial Available Subordinated Amount calculated pursuant to subsection (b).

         SECTION 4.7 Write-Offs and Recoveries. (a) In each Monthly Report required to be delivered during the Group Amortization Period, Servicer shall calculate the Investor WriteOffs and the Investor Allocable Recoveries for the most recently ended ASA Measuring Period.

         (b) If the Investor Write-Offs calculated in any Monthly Report exceed zero, the Group Invested Amount shall be reduced by the amount of the Investor Write-Offs with effect on the related Distribution Date. Any such reduction shall be allocated to the Class Invested Amounts of all outstanding Subordinated Classes (ratably in accordance with such Class Invested Amounts) until all such Class Invested Amounts have been reduced to zero.

Any remaining reduction shall be allocated to the Class Invested Amounts of all outstanding Senior Classes (ratably in accordance with such Class Invested Amounts).

         (c) If the Group Invested Amount has been reduced on account of any Investor Write-Offs, then any Investor Allocable Recoveries with respect to any Calculation Period ending after the reduction takes place shall be applied to reinstate the Group Invested Amount, to the extent of such prior reductions that have not previously been reinstated, with effect on the related Distribution Date. Any such reinstatement shall be allocated to the Class Invested Amounts of all outstanding Senior Classes (ratably in accordance with such Class Invested Amounts) until all prior reductions to such Class Invested Amounts on account of Investor Write-Offs have been reinstated. Any remaining reinstatement shall be allocated to the Class Invested Amounts of all outstanding Subordinated Classes (ratably in accordance with such Class Invested Amounts).

         (d) If Investor Allocable Recoveries are applied pursuant to subsection
(c) to reinstate the Group Invested Amount on any Distribution Date, then Investor Allocable Recoveries shall be applied to increase the Available Subordinated Amount on the same Distribution Date only to the extent of the excess, if any, of the Investor Allocable Recoveries, minus the amount of Investor Allocable Recoveries so applied.

         (e) The outstanding principal amount of any Senior Class or Subordinated Class shall be reduced by any reduction, and increased by any reinstatement, of its Class Invested Amount pursuant to this Section 4.7 or
Section 4.8, in the amount of such reduction or reinstatement.

         SECTION 4.8 Certain Dilution in a Group Amortization Period. (a) In each Monthly Report required to be delivered during the Group Amortization Period, Servicer shall calculate the Investor Allocable Dilution and the Series Allocable Dilution Adjustments for the most recently ended ASA Measuring Period.

         (b) If the Investor Allocable Dilution calculated in any Monthly Report is greater than zero, and there are funds in the Holdback Account, then those funds (up to an amount equal to the amount of the Investor Allocable Dilution) shall be allocated (i) first, in accordance with priority first of the first paragraph of Section 4.4, (ii) second, to the Principal Funding Account (in accordance with clauses (1) and (2) of priority second of the first paragraph of
Section 4.4) until the Net Invested Amount is reduced to zero and (iii) third, in accordance with priorities third through fifth of the first paragraph of
Section 4.4, in that priority.

         (c) If the Available Subordinated Amount or the Group Invested Amount has been reduced on account of any Investor Allocable Dilution, then (i) any Series Allocable Dilution Adjustments with respect to any Calculation Period ending after the reduction takes place and (ii) any additional funds deposited in the Holdback Account (the "Investor Allocable Dilution

Adjustments") shall be allocated (x) first, to reinstate the Group Invested Amount (with the same allocation among Senior Classes and Subordinated Classes as is described in subsection 4.7(c)), and (y) second, to reinstate the Available Subordinated Amount, m each case to the extent not previously reinstated pursuant to Section 4.7 or this Section 4.8. Any funds so allocated on any day shall be allocated (i) first, in accordance with priority first of the first paragraph of Section 4.4, (ii) second, to the Principal Funding Account (in accordance with clauses (1) and (2) of priority second of the first paragraph of Section 4.4) until the Net Invested Amount is reduced to zero and
(iii) third, in accordance with priorities third through fifth of the first paragraph of Section 4.4, in that priority.

         SECTION 4.9 Optional Early Pay Out. (a) On any Business Day falling in the Revolving Period, Transferor may provide notice to Trustee of its intention to accumulate funds to cause the Series 1996-1 Certificates to be prepaid in full or (as provided in the next sentence) in part. There may be a single partial prepayment of Class A Certificates, provided that (i) such prepayment (in the aggregate for all Class A Certificates) shall not exceed $10,000,000,
(ii) such prepayment shall be made after the first anniversary of the date hereof, and (iii) the amount prepaid shall reflect a reduction in the Unpaid Balance of Receivables due to the sale of a Seller (or all or substantially all of its assets) or the 1055 of a major customer by the Sellers. When amounts sufficient for such prepayment have been accumulated, Transferor may provide notice to Trustee (the "Prepayment Notice") of the date, at least three business days after the date of such Prepayment Notice, when the prepayment shall occur. Trustee shall notify the affected Holders promptly upon receiving such Prepayment Notice. In the event of any such prepayment of the Series 1996-1 Certificates occurring at any time during the one-year period commencing on the date hereof, the Holders of such Series 1996-1 Certificates shall be entitled to receive a Prepayment Premium. Except as expressly provided in this subsection 4.9(a), the Series 1996-1 Certificates may not be partially prepaid. The Series 1996-1 Certificates, once prepaid, may not be reinstated.

         (b) Commencing upon the date specified in the notice to the Trustee referred to in subsection (a) (until an amount equal to the amount to be prepaid, plus the related Prepayment Premium, if any, and other applicable Additional Amounts have been accumulated), amounts shall be set aside for purposes of that prepayment in accordance with Section 4.3, except that no such amounts shall be set aside if Transferor notifies Trustee that Transferor intends to cause the Series 1996-1 Certificates to be prepaid by causing the portion of the Series Interest for Group I attributable to the Series 1996-1 Certificates to be conveyed to one or more Persons (who may be the Holders of a new Series issued substantially contemporaneously with such prepayment) for a cash purchase price in an amount equal to the sum of (i) the outstanding principal amount of the Series 1996-1 Certificates, plus (ii) to the extent not available in the Carrying Cost Account, accrued and unpaid interest on the Series 1996-1 Certificates through the day of such prepayment (the "Refinancing Date"), plus (iii) to the extent not available from funds set aside pursuant to priority fourth of Section 4.3, the Additional Amounts, if any, owed with respect to the

Series 1996-1 Certificates. No such conveyance shall, however, be permitted if as a result thereof, Transferor, Howmet or any of their Affiliates would acquire such portion of the Series Interest or the underlying Receivables. In the case of any such conveyance, the purchase price shall be deposited in the Principal Funding Account and shall be distributed to the Agent, for further distribution to the Holders, on the Refinancing Date in accordance with the terms of Section
5.2. Upon deposit of the purchase price in the Principal Funding Account, the Series 1996-1 Holders shall have no further rights with respect to the Transferred Assets.

         (c) Any prepayment pursuant to this Section 4.9 shall be made on the later to occur of (i) the date specified in the notice of prepayment and (ii) the date on which sufficient funds (including funds to cover any related Additional Amounts) have been accumulated pursuant to Section 4.3 or 4.4 or obtained by a conveyance described in subsection 4.9(b).

         (d) The Class B Certificates may not be prepaid until the Class A Certificates have been repaid in full. In addition no Class B Certificates (or Certificates in any other Subordinated Class) may be prepaid if any Senior Class is outstanding and, alter giving effect to that payment, the Net Invested Amount would exceed the Base Amount.

         SECTION 4.10 Foreign Obligors; Calculation of Excess Concentrations.
(a) Notwithstanding clause (a) of the definition of Eligible Obligor, Persons that are not Domestic Persons (such Persons being "Foreign Obligors") may be Eligible Obligors.

         (b) On each Business Day and with respect to each Concentration Unit, Servicer shall determine:

                  (i) whether the members of the Concentration Unit are Domestic Persons, Category One Obligors, Category Two Obligors or Category Three Obligors.

                  (ii) such Concentration Unit's Basic Concentration Limit times the Adjusted Eligible Receivables for such day (such product being such Concentration Unit's "Total Dollar Limit").

                  (iii) the aggregate Unpaid Balance of Eligible Receivables owed by Domestic Persons in such Concentration Unit.

                  (iv) an amount (whether positive or negative) equal to (A) the Total Dollar Limit for such Concentration Unit minus (B) the amount determined pursuant to clause (iii). Any such positive sum is the "First Step Residual." The absolute value of any such negative sum is the "First Step Excess."

                  (v) an amount (the "Category One Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category One Obligors in such Concentration Unit.

                  (vi) an amount equal to 4% of the Adjusted Eligible Receivables on such day.

                  (vii) the lesser of (A) the First Step Residual (or, if there is no First Step Residual, zero) and (B) the amount determined pursuant to clause (vi).

                  (viii) an amount (the "Second Step Excess") equal to (A) the Category One Balance minus (B) the amount determined pursuant to clause
         (vii); provided that if such sum is a negative number, the Second Step Excess will be zero.

                  (ix) an amount (the "Second Step Residual") equal to (A) the First Step Residual minus (B) the Category One Balance plus (C) the Second Step Excess; provided that if such sum is a negative number, the Second Step Residual will be zero.

                  (x) an amount (the "Category Two Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category Two Obligors in such Concentration Unit.

                  (xi) an amount equal to 2% of Adjusted Eligible Receivables on such day.

                  (xii) the lesser of (A) the Second Step Residual and (B) the amount determined pursuant to clause (xi).

                  (xiii) an amount (the "Third Step Excess") equal to (A) the Category Two Balance minus (B) the amount determined pursuant to clause
         (xii); provided that if such sum is a negative number, the Third Step Excess will be zero.

                  (xiv) an amount (the "Third Step Residual") equal to (A) the Second Step Residual minus (B) the Category Two Balance plus (C) the Third Step Excess; provided that if such sum is a negative number, the ThIrd Step Residual will be zero.

                  (xv) an amount (the "Category Three Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category Three Obligors in such Concentration Unit.

                  (xvi) the lesser of (A) the Third Step Residual and (B) the amount determined pursuant to clause (xi).

                  (xvii) an amount (the "Fourth Step Excess") equal to (A) the Category Three Balance minus (B) the amount determined pursuant to clause (xvi); provided that if such sum is a negative number, the Fourth Step Excess will be zero.

                  (xviii) the sum of the First Step Excess, the Second Step Excess, the Third Step Excess and the Fourth Step Excess, such sum being the "Concentration Unit Excess Concentration" for such Concentration Unit.

         (c) On each Business Day and with respect to each Concentration Unit, Servicer shall determine:

                  (i) an amount (the "Category One Eligibles") equal to (A) the Category One Balance for such Concentration Unit minus (B) the Second Step Excess (if any) for such Concentration Unit; provided that if such sum is a negative number, the Category One Eligibles will be zero.

                  (ii) an amount (the "Category Two Eligibles") equal to (A) the Category Two Balance minus (B) the Third Step Excess (if any) for such Concentration Unit; provided that if such sum is a negative number, the Category Two Eligibles will be zero.

                  (iii) an amount (the "Category Three Eligibles") equal to (A) the Category Three Balance minus (B) the Fourth Step Excess for such Concentration Unit; provided that if such sum is a negative number, the Category Three Eligibles will be zero.

         (d) On each Business Day, Servicer shall determine:

                  (i) the sum of the Category One Eligibles for all Concentration Units.

                  (ii) the sum of the Category Two Eligibles for all Concentration Units.

                  (iii) the sum of the Category Three Eligibles for all Concentration Units.

                  (iv) an amount (the "Category Two Excess Concentration") equal to (A) the amount determined pursuant to clause (ii) minus (B) 10% of the Adjusted Eligible Receivables on such day; provided that if such sum is a negative number, the Category Two Excess Concentration shall be zero.

                  (v) an amount (the "Category Three Excess Concentration") equal to (A) the amount determined pursuant to clause (iii) minus (B) 5% of the Adjusted Eligible Receivables on such day; provided that if such sum is a negative number the Category Three Excess Concentrations shall be zero.

                  (vi) the sum of the amounts in clauses (i), (ii) and (iii).

                  (vii) the sum of the Category Two Excess Concentration and the Category Three Excess Concentration.

                  (viii) the sum of (A) the amount determined pursuant to clause
         (vi) minus the amount determined pursuant to clause (vii).

                  (ix) an amount (the "Total Foreign Concentration Excess") equal to (A) the amount determined pursuant to clause (viii), minus (B) 35% of the Adjusted Eligible Receivables; provided that if such sum is a negative number, the Total Foreign Concentration Excess shall be zero.

         (e) With respect to (i) all Category One Obligors or Category Two Obligors, and (ii) each Category Three Obligor that owes Eligible Receivables in excess of $1,000,000 or that is located in a jurisdiction where Obligors owe an aggregate amount of Eligible Receivables in excess of $2,000,000, Servicer and Transferor shall, and shall cause the Sellers to, take all actions reasonably necessary to perfect and/or protect Transferor's and/or the Trustee's interests in such Receivables under the laws of the jurisdiction in which such Obligors are located.

         (f) Within the four weeks following each anniversary of the Closing Date, Servicer shall (i) cause counsel satisfactory to the Required Purchasers, at the expense of Howmet, to contact local counsel in each jurisdiction in which Obligors referred to in clause (e) are located, for purposes of determining whether there has been a change in the laws of such jurisdiction regarding the assignment of Receivables and (ii) take such actions as are required under
Section 4.10(e) with respect to any such change. Nothing in this Section 4.10(f) shall limit the obligations of Servicer and Transferor under Section 4.10(e) at any other time.

         (g) Contemporaneously with the delivery of each Monthly Report, Servicer shall provide Trustee with a certificate, signed by an appropriate officer, showing (i) any Obligor that is not a Domestic Person and either owes Receivables in an aggregate amount exceeding $1,000,000 as of the most recent Cut-Off Date or is a party to a contract with a Seller expiring more than one year after such Cut-Off Date, and (ii) any jurisdiction outside the United States in which Obligors owe an aggregate amount of Receivables exceeding $2,000,000, determined as of such Cut-Off Date.

         (h) All documents executed and delivered to, or for the benefit of, Trustee pursuant to this Section shall be Transaction Documents for all purposes (including for purposes of Section 6.1).

         SECTION 4.11 Tax Opinion. If any Tax Opinion is required to be delivered in connection with the Series 1996-1 Certificates, the term "Tax Opinion" shall have the meaning specified below:

         "Tax Opinion" means, with respect to any action, an Opinion of Counsel to the effect that, for Federal income tax and applicable state income and franchise tax purposes, (a) such action will not cause the Investor Certificates of Series 1996-1 debt or partnership interests, (b) such action will not cause the Trust to be treated as other than an association (or publicly traded partnership) taxable as a corporation, (c) such action should not be treated as a taxable event to any Series 1996-1 Investor Certificateholder or Certificate Owner.

         SECTION 4.12 Reset of Benchmark Percentages and Special Concentration Limits. Transferor may from time to time (i) increase or decrease any Benchmark Percentage used in the definition of Concentration Limit, (ii) change the percentages specified in the definition of Special Concentration Limit with respect to the two Tier-5 Obligors that owe the highest aggregate Unpaid Balances of Eligible Receivables, or (iii) designate an additional Obligor as a "Special Obligor," in each case (other than the designation of Westinghouse Electric Corp. as a Special Obligor) if the Approval Condition is satisfied. It is understood and agreed that any such changes in the Benchmark Percentages or the Special Concentration Limits or the addition of a Special Obligor may change the calculation of the Class A Concentration Factor, the Class B Concentration Factor, the Class A Minimum Reserve Ratio and the Class B Minimum Reserve Ratio.

ARTICLE V DISTRIBUTIONS AND REPORTS

         SECTION 5.1 Distributions. On each Distribution Date and, with respect to clause (b), on each Principal Payment Date, other than a Distribution Date that is also a Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Holders, the following amounts:

                  (a) accrued and unpaid interest on the ABR Tranches and any additional interest payable to the Series 1996-1 Holders pursuant to
         Section 4.1 or to the Holders of any other Series in Group I, to the extent funds are available for such payment in the Carrying Cost Account (and in the event of any shortfall, such interest shall be paid first to each Senior Class, ratably in accordance with the total amount of interest owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total amount of interest owed to each Subordinated Class);

                  (b) on each Principal Payment Date, all funds deposited in each sub-account of the Principal Funding Account on or prior to the most recent Cut-Off Date shall be distributed in reduction of the related Series Invested Amounts; all such amounts on deposit in the Series 1996-1 sub-account of the Principal Funding Account shall be paid to the Holders of Class A Certificates until they have been paid or provided for in full before any such amounts are paid to the Holders of Class B Certificates, and no such amounts shall be paid to the Holders of any Subordinated Certificates on any day if (i) any Senior Class will remain outstanding after that date and (ii) the Invested

         Amount exceeds the Base Amount on that day (after giving effect to all payments and allocations made pursuant to Section 4.3 on that day);

                  (c) if, on the Expected Final Payment Date or any Distribution Date falling in a Group Amortization Period, the funds on deposit in the Carrying Cost Account (less any Servicing Fee payable on that day to anyone other than a Howmet Person) will be equal to or greater than the Invested Amount (after giving effect to all distributions required by subsections (a) and (b)), then an amount equal to such remaining Invested Amount shall be withdrawn from the Carrying Cost Account and distributed in reduction of the Invested Amount: and

                  (d) any Additional Amounts payable with respect to Certificates in any Series in Group I to the extent that funds have been allocated for those Additional Amounts pursuant to priority fourth of Section 4.3 or priority third of Section 4.4 (and in the event of any shortfall, Additional Amounts shall be paid first to each Senior Class, ratably in accordance with the total Additional Amounts owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total Additional Amounts owed to each Subordinated Class).

         On each Distribution Date, Trustee shall also, in accordance with instructions set out in the applicable Daily Report, distribute the Servicing Fee to the Servicer to the extent that funds are available for that purpose in the Carrying Cost Account.

         On each Interest Payment Date (other than any Distribution Date, which shall be governed by subsection (a) above), Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute interest payable on that date to the Holders of any Series in Group I, to the extent funds are available for such payment in the Carrying Cost Account (and in the event of any shortfall, any such interest shall be paid first to each Senior Class, ratably in accordance with the total amount of interest owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total amount of interest owed to each Subordinated Class).

         Any amounts payable to the Holders of Class A Certificates pursuant to this Section shall be paid to the Agent, and the Agent shall distribute such amounts to such Holders. Amounts payable to a Holder of Class B Certificates pursuant to this Section shall be paid to such Holder.

         SECTION 5.2 Special Distributions on the Refinancing Date. On the Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Holders the following amounts:

                  (a) all interest accrued on the Certificates in any Series in Group I through the Refinancing Date, to the extent funds are available for such payment in the Carrying

         Cost Account or have been deposited in the Principal Funding Account pursuant to Section 4.9;

                  (b) all funds deposited in the Principal Funding Account pursuant to Section 4.9, provided that no such amounts shall be paid to the Holders of the Class B Certificates on any day if (i) any Senior Class will remain outstanding after that date and (ii) the Net Invested Amount exceeds the Base Amount on that day (after giving effect to all payments and allocations made pursuant to Section 4.3 on that day); and

                  (c) any Additional Amounts to the extent that funds for those Additional Amounts have been allocated pursuant to priority fourth of
         Section 4.3 or priority third of Section 4.4 or deposited in the Principal Funding Account pursuant to Section 4.9.

         Amounts payable to Holders of Class A Certificates pursuant to this Section shall be paid to the Agent, and the Agent shall distribute such amounts to such Holders. Amounts payable to a Holder of Class B Certificates pursuant to this Section shall be paid to such Holder. Promptly following receipt of the amounts payable to the Holders of Certificates pursuant to this Section, such Holders shall tender such Certificates to the Trustee.

         SECTION 5.3 Payments in Respect of Transferor Certificate. On each day on which funds are allocated for this purpose pursuant to Sections 4.3 and 4.4 (and subject to the terms of Section 4.4 relating to the Holdback Account), Trustee shall, in accordance with instructions set out in the applicable Dally Report, distribute to Transferor, in respect of the Transferor Certificate, all funds allocated for that purpose in accordance with those Sections. In addition, after the Group Invested Amount has been repaid in full and all interest and Additional Amounts owed to the Holders have been paid, any additional funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account shall similarly be paid to Transferor in respect of the Transferor Certificate.

         SECTION 5.4 Daily Reports and Monthly Reports. Each Dally Report and Monthly Report shall be substantially in the applicable form set out in Exhibit B or C or in such other form as may be required by any other Supplement relating to a Series in Group I or otherwise satisfactory to Servicer and Trustee and consistent with the terms of this Supplement, each such other Supplement and the Pooling Agreement. Copies of each Monthly Report shall be provided free of charge by the Trustee to purchasers of Series 1996-1 Certificates in connection with the initial distribution thereof and may be obtained free of charge upon request from the Trustee (and presentation of a confirmation evidencing the purchase of such beneficial interest) by subsequent purchasers.

         SECTION 5.5 Annual Tax Information. On or before February 15 of each calendar year, beginning with calendar year 1997, Servicer, on behalf of Trustee, shall furnish or cause to be furnished to each Person who at any time during the preceding calendar year was a Holder the information for the preceding calendar year, or the applicable portion thereof during which the Person was a Holder, as is required to be provided by an issuer of indebtedness under the Internal Revenue Code to the holders of the issuer's indebtedness and such other customary information as is necessary to enable such Holders to prepare their Federal income tax returns. Servicer's obligations under the preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Paying Agent to the specified Persons pursuant to the Pooling Agreement or any requirements of the Internal Revenue Code as from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, Trustee shall, to the extent required by applicable law, from time to time furnish to the appropriate Persons a Form 1099-INT within the period required by applicable law.

         SECTION 5.6 Periodic Perfection Certificate. On or before December 1 of each calendar year, beginning with calendar year 1996, Servicer, on behalf of Trustee, shall furnish or cause to be furnished to Trustee and the Agent an Officer's Certificate setting forth a list of all changes in (a) the name, identity or corporate structure of Transferor or any Seller and (b) the chief executive office of Transferor or any Seller (or in the place of business of Transferor or any Seller that has only one place of business) that have taken place since the date of the Officer's Certificate most recently delivered pursuant to this Section 5.6 (or since the Closing Date, in the case of the first such Officer's Certificate to be delivered), or indicating that no such events have taken place, and stating in each case what filings of UCC financing statements, or amendments thereto, relating to the Transaction Documents have been made in connection with each such event (identifying the date and filing index numbers for each). Any financing statement identified in such an Officer's Certificate delivered to Trustee shall be deemed to have been identified to Trustee in writing for purposes of subsection 11.1(c)(v) of the Pooling Agreement. If any such new UCC financing statements are filed, Servicer shall cause Trustee to be named as secured party (in the case of any filing against Transferor) or assignee of the secured party (in the case of any filing against a Seller). Notwithstanding the foregoing, if any "Event of Default" or "Potential Event of Default" under (and as defined in) the Howmet Credit Agreement occurs, Servicer shall deliver an Officer's Certificate covering the matters described above to Trustee and Agent not later than 10 days after the occurrence of such event, and for so long as any such event remains outstanding, Servicer shall deliver such an Officer's Certificate on the last Business Day falling in each of March, June, September and December.

ARTICLE VI EARLY AMORTIZATION EVENTS

         SECTION 6.1 Early Amortization Events. Each of the following shall constitute an "Early Amortization Event":

                  (a)(i) failure on the part of Transferor or Servicer to make any payment of the principal amount of the Series 1996-1 Certificates when due, or to make any payment of any interest on the Series 1996-1 Certificates or to make any deposit required by the terms of any Transaction Document on or before two Business Days after the date such payment or deposit is required to be made, or to make any other payment, except any payment of the Servicing Fee to a Howmet Person, required by the terms of any Transaction Document on or before three Business Days after the date such payment is required to be made; or (ii) failure on the part of any Seller to duly observe or perform subsection 6.1(f), 6.1(h), 6.1(j), 6.3(a), 6.3(b), 6.3(c) or
         6.3(e) of the Purchase Agreement or Transferor to duly observe or perform subsection 72(c), 7.2(e), 7.2(f), 7.2(h), 72(i), 72(j) or
         7.2(k) of the Pooling Agreement or clause (i) or (ii) of subsection 7.2(d) of the Pooling Agreement, which failure has a substantial likelihood of having a Material Adverse Effect and continues unremedied for a period of five Business Days; or (iii) failure on the part of Transferor, Servicer or any Seller duly to observe or perform any other covenant or agreement set forth in any Transaction Document, which failure has a substantial likelihood of having a Material Adverse Effect and continues unremedied for a period of 30 days; or (iv) Guarantor gives notice of termination of the Seller Guaranty;

                  (b) any representation or warranty made by a Seller in subsection 5.1(d), 5.1(k), 5.1(o) or 5.1(r) of the Purchase Agreement or by Transferor in subsection 2.3(a)(i), 2.3(a) (ii) or 7.1(i) of the Pooling Agreement shall prove to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of five Business Days, or any other representation or warranty made by Transferor, Servicer or any Seller in any Transaction Document shall prove to have been incorrect in any material respect when made, and continues to be incorrect m any material respect for a period of 30 days; provided that a mistake in the representation of a Receivable as an Eligible Receivable or the breach of a representation and warranty with respect to a Receivable shall not constitute an Early Amortization Event unless and until the applicable Seller has failed to make the cash payments (if any) owed under Sections 3.1 and 3.5 of the Purchase Agreement in respect of such mistake or breach (it being understood that certain of such mistakes or breaches may result in a non-cash adjustment under the Purchase Agreement);

                  (c) a Bankruptcy Event shall occur with respect to Transferor, Servicer, Guarantor or any Seller, or Transferor shall become unable, for any reason, to transfer Receivables or other Transferred Assets to the Trust in accordance with the provisions of this Agreement and the Pooling Agreement; provided that if, at the time any event that would, with the passage of time, become a Bankruptcy Event occurs as a result of a bankruptcy proceeding being filed against Transferor or any Seller, then, on and after the day on which the bankruptcy proceeding is filed until the earlier to occur of the dismissal of the proceeding and the commencement of an Early Amortization Period, Transferor shall not purchase Receivables and Related Assets from the affected Seller or, if Transferor is the subject of the proceeding, transfer Receivables and Related Transferred Assets to the Trust;

                  (d) the Trust or Transferor shall be required to be registered as an "investment company" under and within the meaning of the Investment Company Act of 1940, as amended;

                  (e) the Net Invested Amount exceeds the Base Amount for a period of two or more consecutive Business Days;

                  (f) a Servicer Default shall have occurred and shall not have been remedied;

                  (g) Howmet shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of Transferor;

                  (h) the Internal Revenue Service or the PBGC shall have filed one or more Tax or ERISA Liens against the assets of Transferor or any Seller (including Receivables) in an aggregate amount exceeding $250,000 unless such amounts (i) are bonded in a manner that satisfies the Approval Condition or (ii) relate to taxes in an aggregate amount not exceeding $1,000,000 which are contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained under GAAP;

                  (i) the cessation of, or the failure to create, a valid first-priority perfected ownership or security interest in favor of Trustee in the Receivables or the rights of Transferor under the Purchase Agreement, which cessation or failure has a substantial likelihood of having a Material Adverse Effect;

                  (j) the Series 1996-1 Invested Amount is not paid in full on the Expected Final Payment Date;

                  (k) Transferor's net worth (as calculated in accordance with GAAP) shall at any time be less than 17% of the aggregate Unpaid Balance of the Receivables at such time and such condition continues for five consecutive Business Days; provided that for purposes of calculating Transferor's net worth, any and all amounts owed to Transferor by any Howmet Person shall be excluded from such calculation;

                  (l) any foreclosure or similar proceeding in respect of any adverse claim on any Buyer Note or the Transferor's common stock shall have been commenced; or tide to any Buyer Note or Transferor's common stock shall pass to the holders of such adverse claim, it being understood that the grant of a security interest in the stock of Transferor or any Buyer Note to a creditor of a Seller that is party to an Intercreditor Agreement shall not be an Early Amortization Event;

                  (m) the average of the Aged Receivables Ratio for any three consecutive Calculation Periods shall be greater than 2.50%;

                  (n) the average of the Past Due Receivables Ratio for any three consecutive Calculation Periods shall exceed 5.75%;

                  (o) the average of the Dilution Ratio for any three consecutive Calculation Periods shall be greater than 6.75%; or

                  (p) the Intercreditor Provisions shall be amended without written notice thereof having been provided to the Agent no later than five Business Days prior to the effective date of such amendment.

         SECTION 6.2 Early Amortization Period. Upon the occurrence and continuance of any Early Amortization Event described in subsection 6.1(c), an Early Amortization Period shall commence without any notice or other action on the part of Trustee or the Series 1996-1 Holders, immediately upon the occurrence of such Early Amortization Event, except that if an Early Amortization Event described in subsection 6.1(c) occurs as the result of the occurrence of a Bankruptcy Event with respect to one or more Sellers, the Receivables originated by which made up less than 10% of the aggregate Unpaid Balance of Receivables held by the Trust as of the date of the commencement of the proceeding that gave rise to the first such Bankruptcy Event, then an Early Amortization Period shall not commence unless Required Series Holders declare it to have commenced. Upon the occurrence and continuance of any other Early Amortization Event, after the applicable grace period, if any, and if the action or event that gave rise to such Early Amortization Event has not been waived by the Required Series Holders, Trustee may (and, at the direction of the Required Series Holders, shall) by notice then given in writing to Transferor and Servicer, declare that an Early Amortization Period has commenced as of the date of Transferor's receipt of the notice. In the event of any prepayment of the Series 1996-1 Certificates prior to the first anniversary of the date hereof as a result of the occurrence of an Early Amortization Event, the Holders thereof shall be entitled to receive a Prepayment Premium.

ARTICLE VII OPTIONAL REDEMPTION; TERMINATION; INDEMNITIES

         SECTION 7.1 Optional Redemption of Investor Interests. On any Distribution Date occurring during an Early Amortization Period with respect to the Series 1996-1 Certificates on or after the date that the Series 1996-1 Invested Amount is reduced to 10% or less of the sum of the Stated Amounts for the Series 1996-1 Certificates, Transferor shall have the option to redeem the Series 1996-1 Series Interest. The purchase price will be an amount equal to the Invested Amount plus accrued and unpaid interest (and accrued and unpaid interest with respect to interest that was due but not paid on any prior Distribution Date) through the day preceding the Distribution Date at the applicable interest rate (as specified in Section 4.1) plus the aggregate amount by which the Invested Amount has been reduced on account of Investor Write-Offs (and not subsequently reinstated) plus (if such redemption occurs prior to the first anniversary of the date hereof) the applicable Prepayment Premium. Upon the tender of the outstanding Certificates of the Series by the Holders to Trustee,

Trustee shall distribute the amounts, together with all funds on deposit in the Principal Funding Account that are allocable to the Series 1996-1 Certificates, to the Holders of the Series on the next Distribution Date in repayment of the principal amount and accrued and unpaid interest owing to the Holders. Following any redemption, the Holders of the Series shall have no further rights with respect to the Transferred Assets. In the event that Transferor falls for any reason to deposit in the Principal Funding Account the aggregate purchase price for the Series 1996-1 Certificates, payments shall continue to be made to the Holders of the Series in accordance with the terms of the Pooling Agreement and this Supplement.

         SECTION 7.2 Termination. Notwithstanding Section 12.1 of the Pooling Agreement, the last payment of the principal of and interest on the Certificates of any Series in Group I shall be due and payable no later than the Final Scheduled Payment Date for that Series. If, on the Distribution Date immediately prior to the Final Scheduled Payment Date for any such Series, Servicer determines that the Series Invested Amount for the Series on the applicable Final Scheduled Payment Date (after giving effect to all changes therein on such date) will exceed zero, Servicer shall, as soon as practicable, solicit bids for the sale of interests in the Receivables in an amount equal to the product of
(i) the outstanding balance of Receivables, times (ii) the Series Collection Allocation Percentage, times (iii) the Investor Allocation Percentage, times
(iv) a fraction the numerator of which is the applicable Series Invested Amount and the denominator of which is the Group Invested Amount. Transferor shall be entitled to participate in and to receive notice of each bid submitted in connection with the bidding process. Upon the expiration of the period, Servicer shall determine (x) the highest bid for such Receivables and (y) the Available Final Distribution Amount for the Series. Servicer shall sell the interests in the Transferred Assets on the Final Scheduled Payment Date for the applicable Series to the bidder with the Highest Bid and shall deposit the proceeds of such sale in the Master Collection Account for allocation to the Holders. The priorities specified in Section 5.1 shall apply to any such distribution.

         SECTION 7.3 Indemnification by Transferor. Transferor hereby agrees to indemnify the Trust, Trustee, each Holder of a Series 1996-1 Certificate and each of the successors, permitted transferees and assigns of any such Person and all officers, directors, shareholders, controlling Persons, employees, affiliates and agents of any of the foregoing (each of the foregoing Persons individually being called a "Transferor Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the relevant Transferor Indemnified Party is a party to any action or proceeding that gives rise to any Transferor Indemnified Losses (as defined below)), judgments, liabilities and related reasonable costs and expenses (including reasonable attorneys' fees and disbursements) (all of the foregoing collectively being called "Transferor Indemnified Losses") awarded against or incurred by any of them that arise out of or relate to this Agreement, any other Transaction Document or any of the transactions contemplated herein or therein or the use of proceeds herefrom or therefrom (including any Transferor Indemnified Losses (i) relating to any Adverse Claim, without regard to whether such Adverse Claim was a Permitted Adverse Claim, or (ii) arising from any failure to make any filing or obtain any consent as required by the Federal Assignment of Claims Act with respect to any Receivables).

         Notwithstanding the foregoing, in no event shall any Transferor Indemnified Party be indemnified for any Transferor Indemnified Losses (a) resulting from gross negligence or willful misconduct on the part of such Transferor Indemnified Party (or the gross negligence or willful misconduct on the part of any of its officers, directors, employees, affiliates or agents),
(b) to the extent they include Transferor Indemnified Losses in respect of Receivables and reimbursement therefor that would constitute credit recourse to Transferor for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (c) to the extent they are or result from lost profits, (d) to the extent they are or result from taxes (including interest and penalties thereon) asserted with respect to (i) distributions on the Series 1996-1 Certificates, (ii) franchise or withholding taxes imposed on any Transferor Indemnified Party other than the Trust or the Trustee in its capacity as Trustee or (iii) federal or other income taxes on or measured by the net income of such Transferor Indemnified Party and costs and expenses m defending against the same, (e) resulting from any breach by such Transferor Indemnified Party of its representations, warranties or covenants in the Transaction Documents, or (f) to the extent that they constitute consequential, special or punitive damages.

         If for any reason the indemnification provided in this section is unavailable to a Transferor Indemnified Party or is insufficient to hold a Transferor Indemnified Party harmless, then Transferor shall contribute to the amount paid by the Transferor Indemnified Party as a result of any loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Transferor Indemnified Party on the one hand and Transferor on the other hand, but also the relative fault of such Transferor Indemnified Party (if any) and Transferor and any other relevant equitable considerations.

         SECTION 7.4 Indemnification by Servicer. Servicer agrees that the Agent and each Holder of a Series 1996-1 Certificate shall be an "Indemnified Party" for purposes of Section 8.4 of the Pooling Agreement.

ARTICLE VI[l MISCELLANEOUS

         SECTION 8.1 Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         SECTION 8.2 Counterparts. This Supplement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         SECTION 8.3 Severability of Provisions. If any one or more of the provisions or terms of this Supplement shall for any reason whatsoever be held invalid, then the unenforceable provision(s) or term(s) shall be deemed severable from the remaining provisions or terms of this Supplement and shall in no way affect the validity or enforceability of the other provisions or terms of this Supplement.

         SECTION 8.4 Amendment, Waiver, Etc. This Supplement may be amended, subject to Section 13.1 of the Pooling Agreement and Section 10.1 of each Certificate Purchase Agreement, from time to time by Servicer, Transferor and Trustee by a written instrument signed by each of them.

         SECTION 8.5 Trustee. Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by Transferor and Servicer.

         SECTION 8.6 Instructions in Writing. All instructions given by Servicer to Trustee pursuant to this Supplement shall be in writing, and may be included in a Dally Report or Monthly Report.

         IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                   BLADE RECEIVABLES CORPORATION,
                                   as Transferor


                                   By:________________________________
                                   Name:______________________________
                                   Title:_____________________________

                                   Address: c/o Nevada Corporate
                                   Management, Inc.
                                   3753 Howard Hughes Parkway
                                   Suite 200
                                   Las Vegas, Nevada 89109

                                   Attention:        James P. Lawler
                                   Facsimile:        (702) 892-3906


                                   HOWMET CORPORATION, as Servicer


                                   By:________________________________
                                   Name:______________________________
                                   Title:_____________________________

                                   Address: 475 Steamboat Road
                                   Greenwich, Connecticut 06836-1960

                                   Attention:        Chief Financial Officer
                                   Facsimile:        (203) 861-4746


                                   MANUFACTURERS AND TRADERS TRUST
                                   COMPANY, as Trustee

                                   By:________________________________
                                   Name:______________________________
                                   Title:_____________________________

                                   Address: One M&T Plaza, 7th Floor
                                   Buffalo, New York 14203

                                   Attention:        Russell Whitley
                                   Facsimile:        (716) 842-4474

                                                              EXHIBIT A - Part 1
                                                 to the Series 1996-1 Supplement

                   FORM OF CLASS A, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND

WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES.
[If this representation cannot be made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY FALCON ASSET SECURITIZATION CORPORATION TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) AFTER GIVING EFFECT THERETO, THERE SHALL BE NO MORE THAN EIGHT PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES) IN RESPECT OF THE CLASS A, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS A, SERIES 1996-1 CERTIFICATE

Date:                                                  Maximum Principal Amounts
                                                            $___________________

         THIS CERTIFIES THAT _________________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b) the Supplement dated as of April 18, 1996 relating to the Series 1996-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Class A, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

         The Class A, Series 1996-1 Certificates are a Senior Class and are therefore entitled to share in the benefits of the subordination of the Class B, Series 1996-1 Certificates and Certificates in any other Subordinated Class that may be issued from time to time to the extent set forth in the Supplement.

         Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

         This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

         By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class A, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

         This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.


                                   BLADE RECEIVABLES CORPORATION


                                   By:________________________
                                   Title: ____________________

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Class A, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                   MANUFACTURERS AND TRADERS TRUST
                                   COMPANY, as Trustee


                                   By: _______________________________
                                     Title: __________________________


Dated:   ____________, 1996

                            PURCHASES AND REPAYMENTS

                                                     Principal
                                                     Amount of                  Outstanding
                                                     Purchase                   Principal
Amount Purchased                                     Repaid                     Balance                   Stated Amount
----------------                                     ------                     -------                   -------------
                                    Interest
Base              Eurodollar        Period (if       Base     Eurodollar        Base    Eurodollar
Rate              Rate              applicable)      Rate     Rate              Rate    Rate              Reduction Net


-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

                                                              EXHIBIT A - Part 2
                                                 to the Series 1996-1 Supplement

                   FORM OF CLASS B, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIRE'S OF RULE 144A,
(B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR (D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND
(B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. [If this representation cannot be made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY ALPINE SECURITIZATION CORP. TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) AFTER GIVING EFFECT THERETO, THERE SHALL BE NO MORE THAN THREE PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES) IN RESPECT OF THE CLASS B, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS B, SERIES 1996-1 CERTIFICATE

Date:                                                          $________________

         THIS CERTIFIES THAT ______________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Delaware corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b) the Supplement dated as of April 18, 1996 relating to the Series 1996-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Class B, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

         The Class B, Series 1996-1 Certificates are a Subordinated Class and are therefore subordinated to the Class A, Series 1996-1 Certificates, Series 1996-1 Certificates and Certificates in any other Senior Class that may be issued from time to time to the extent set forth in the Supplement.

         Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

         This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

         By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class B, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

         This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.

                                   BLADE RECEIVABLES CORPORATION


                                   By:____________________________
                                   Title: ________________________

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Class B, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                   MANUFACTURERS AND TRADERS TRUST
                                    COMPANY, as Trustee


                                   By:____________________________________
                                   Title: ________________________________


Dated:   ____________, 1996

                            PURCHASES AND REPAYMENTS

                                                     Principal
                                                     Amount of                  Outstanding
                                                     Purchase                   Principal
Amount Purchased                                     Repaid                     Balance                   Stated Amount
----------------                                     ------                     -------                   -------------
                                    Interest
Base              Eurodollar        Period (if       Base     Eurodollar        Base    Eurodollar
Rate              Rate              applicable)      Rate     Rate              Rate    Rate              Reduction Net


-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------

                                                                       EXHIBIT B
                                                         to Certificate Purchase
                                                Agreement Series 1996-1, Class A


                          FORM OF ASSIGNMENT AGREEMENT

         This ASSIGNMENT AGREEMENT, dated as of________ (this "Agreement"), is made between ______________________ ("Assignor"), and ______________________
("Assignee"). Except as otherwise defined herein, capitalized terms have the meanings assigned to them in the Certificate Purchase Agreement (as defined below).


                                   BACKGROUND


         1. Assignor is a party to the Certificate Purchase Agreement, dated as of April 18, 1996 (as amended, supplemented or otherwise modified from time to time, the "Certificate Purchase Agreement"), among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation, the Purchasers party thereto (including Assignor), and The First National Bank of Chicago, as Agent.

         2. Assignor wishes to assign, and Assignee wishes to be so assigned, Assignor's rights and obligations arising on and after the Effective Date (as defined below) under the Certificate Purchase Agreement and its Certificate, including its outstanding Purchase (the "Purchase").

         3. Assignor and Assignee also wish (a) Assignee to assume the obligations of Assignor under the Certificate Purchase Agreement with respect to Assignee's Share (as defined below) to the extent of the rights assigned and
(b)Assignor to be released from the obligations assumed by Assignee.

         4. Transferor, by its execution hereof, is providing its written consent to the assignment accomplished by this Agreement.


         SECTION 1. Assignment. Effective on the Effective Date (as defined below) and upon payment of the amount specified in Section 3(a), Assignor hereby assigns and transfers to Assignee, without recourse, representation or warranty of any kind, express or implied (except as provided in Sections 6(a) and (b)), and subject to Section 4(b), Assignee's Share (as specified in Annex I hereto) (the "Assignee's Share") of all of Assignor's rights, title and interest arising under (a) the Certificate Purchase Agreement relating to Assignor's Credit Exposure including all rights and obligations with respect to the Purchase attributable to Assignee's Share and (b) Assignor's Certificate with respect to Assignee's Share as will result in Assignee having from and after the Effective Date the Class Percentage and the Series Percentage specified in Annex I.

         SECTION 2. Assumption. Effective on the Effective Date, Assignee hereby irrevocably purchases, assumes and takes from Assignor, and Assignor is hereby expressly and absolutely released from, all of Assignor's obligations arising under the Certificate Purchase Agreement relating to Assignee's Share and the Purchase attributable to Assignee's Share.

         SECTION 3. Payment. In consideration of the assignment by Assignor to Assignee as set forth above, Assignee agrees to pay to Assignor, in Dollars and in immediately available funds, (a) on or prior to the Effective Date, an amount specified by Assignor in writing on or prior to the Effective Date that represents Assignee's Share attributable to the principal amount of the Purchase made pursuant to the Certificate Purchase Agreement and outstanding on the Effective Date, and (b) from time to time thereafter, other amounts (if any) that Assignee has agreed in writing to pay to Assignor after the Effective Date. In consideration of the assumption by Assignee, Assignor agrees to pay to Assignee within two Business Days of the Effective Date, an assignment fee (if any) that previously has been agreed to in writing by both parties.

         Notwithstanding anything to the contrary in this Agreement, if and when Assignee receives or collects (x) any payment of principal or interest relating to the Purchase or (y) any payment of fees that are required to be paid to Assignor pursuant to this Agreement, then Assignee shall forward the payment to Assignor.

         To the extent payment of funds to Assignee or Assignor are not made within two Business Days, each, as the case may be, shall be entitled to recover the due amount, together with interest thereon at the Federal Funds Rate per annum accruing from the date of payment or the date of receipt of the funds by the other party.

         SECTION 4. Effectiveness. (a)(i) This Agreement shall become effective on the date (the "Effective Date") on which it shall have been duly executed by all parties and the Agent shall have recorded the information contained herein in its records (or automatically if not so recorded within five Business Days from the Agent's receipt of this Agreement signed by Assignor, Assignee and Transferor)[; provided, however, that, notwithstanding anything herein to the contrary, as a condition to the effectiveness of the Assignment, and prior to any rights of Assignee being recognized hereunder or under any Transaction Document or Certificate, in accordance with Section 10.3(c) of the Certificate Purchase Agreement, the assigning Purchaser shall provide, or shall cause Assignee to provide, to Transferor such information as Transferor reasonably requests to make the determinations required by Section 10.3(f) of Revolving Certificate Purchase Agreement. If the Transferor has acknowledged in writing the terms and conditions of this agreement, the assigning Purchaser shall be deemed to have provided or caused to be provided such information.] 1/ Assignor hereby notifies the Agent of the assignment, effective as of the Effective Date, of Assignee's Share and the Purchase attributable to the Assignee's Share, and directs the Agent to pay Assignee any payment of principal of, or interest on, the Purchase attributable to the Assignee's Share. No (x) failure of either Assignee or Assignor to settle any amount owed to the other (except with respect to the payment of the processing and recordation fee to the Agent and the payment due under Section 3(a)), (y) dispute respecting any other settlement, including in respect of Transferor, or (z) bankruptcy, insolvency or other condition whatsoever respecting any Person, shall in any way impair, reduce or otherwise affect the effectiveness of this Agreement.

         (ii) Assignor, Assignee and the Agent each acknowledges and agrees that from and after the Effective Date, the Agent shall make all payments under the Certificate Purchase Agreement in respect of Assignee's Share (including all payments of principal and interest with respect thereto, whether or not the payments shall have accrued prior to or after the Effective Date) to Assignee only. Assignor and Assignee hereby agree further to make all appropriate adjustments in payments to either of them under the Certificate Purchase Agreement for periods prior to the Effective Date directly between themselves.

         (b) With respect to the Purchase attributable to Assignee's Share, if and when Assignor receives or collects any payment of principal, interest, or Additional Amounts with respect to Assignee's Share for any period commencing on or after the Effective Date, Assignor shall distribute to Assignee the portion attributable to Assignee's Share, but only to the extent it accrued on or after the Effective Date and was not theretofore paid to Assignee by Transferor or otherwise. Any principal, interest and Additional

----------

1/       Bracketed language should be deleted in the case of a Permitted
         Transferee.

Amounts paid prior to the Effective Date shall be retained by Assignor. Any principal, interest, and Additional Amounts received by Assignee that accrued prior to the Effective Date shall be forwarded promptly, in the form received, to Assignor. Assignee recognizes and agrees that (i) it shall receive no payment on account of any Agent's fees or other amounts or expenses (including counsel fees) payable to the Agent (in such capacity and for its own account), (ii) this Agreement shall not operate to assign any rights or delegate any obligations of the Agent (in such capacity), and (iii) notwithstanding anything to the contrary m this Agreement, Assignor shall retain all of its rights to indemnification under the Certificate Purchase Agreement for any events, acts or omissions occurring prior to the Effective Date.

         (c) The Agent, by its execution hereof, acknowledges the assignment and agrees to make payments in respect of principal, interest, fees and Additional Amounts as described in clause (a).

         SECTION 5. Rights as Purchaser under Certificate Purchase Agreement. In accordance with Section 10.3 of the Certificate Purchase Agreement, (a) as of the Effective Date, Assignee will be a Purchaser under, and party to, the Certificate Purchase Agreement and shall have (i) all of the rights and obligations of a Purchaser (to the extent of the assignment and assumption of Assignee's Share effected by this Agreement) and (ii) the addresses for (A) notice purposes and (B) LIBOR Office as set forth in items 2 and 3, respectively, of Annex I hereto and (b)promptly on or after the Effective Date, Transferor will execute and deliver any documents and instruments that Assignor or Assignee reasonably may require.

         SECTION 6. Representations and Warranties. (a) Each of Assignor and Assignee represents and warrants to the other as follows:

               (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;

               (ii) the making and performance of this Agreement and all documents required to be executed and delivered hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other applicable law or regulation;

               (iii) this Agreement has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and

               (iv) all approvals, authorizations or other actions by, or filing with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

         (b) Assignor represents and warrants to Assignee that Assignee's Share and the Purchase attributable to Assignee's Share is not subject to any liens or security interests created by Assignor.

         (c) Except as set forth in subsections (a) and (b), Assignor makes no representations or warranties, express or implied, to Assignee and shall not be responsible to Assignee for (i) the execution, effectiveness, genuineness, legality, validity, enforceability, collectibility, regulatory status or sufficiency of the Certificate Purchase Agreement or any of the other Transaction Documents, (ii) the perfection, priority, value or adequacy of any collateral security or guaranty, (iii) the taking of any action, or the failure to take any action, with respect to any of the Transaction Documents, (iv) any representations, warranties, recitals or statements made in any of the Transaction Documents or in any written or oral financial or other statements, instruments, reports, certificates or documents made or furnished by Assignor to Assignee or by or on behalf of Transferor or any of its Affiliates to Assignor or Assignee in connection with the Transaction Documents and the transactions contemplated thereby, (v) the financial or other condition of Transferor or any other Person or (vi) any other matter having any relation to any of the foregoing. Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or the existence or possible existence of any Unmatured Early Amortization Event, Early Amortization Event or Servicer Default. Additionally, Assignor shall not have any duty or responsibility either initially or on a continuing basis to make any investigation or any appraisal on Assignee's behalf or to provide Assignee with any credit or other information with respect thereto, whether coming into Assignor's possession before the execution of the Certificate Purchase Agreement or at any time thereafter. Assignor shall have no responsibility with respect to the accuracy of, or the completeness of, any information provided to Assignee, whether by Assignor or by or on behalf of Transferor or any other Person obligated under the Certificate Purchase Agreement or any related instrument or document.

         (d) Assignee represents and warrants that it has made its own independent investigation of each of the foregoing matters, including the financial condition and affairs of Transferor and its Affiliates, in connection with the making of the Purchase and the execution of this Agreement

(including the solvency of Transferor and its Affiliates, their ability to pay their respective debts as they mature and the capital of Transferor and its Affiliates remaining after the closing under the Transaction Documents and the consummation of the transactions contemplated thereby) and has made and shall continue to make its own appraisal of the creditworthiness of Transferor and its Affiliates. Assignee (i) confirms that it has received copies of the Transaction Documents together with copies of certain other closing documents delivered in connection with the Certificate Purchase Agreement, financial statements and any other documents and information that it has requested or deemed appropriate to make its own credit analysis and decision to enter into this Agreement and (ii) agrees that it will, independently and without reliance upon the Agent, Assignor or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents.

         (e) Assignee represents and warrants to Transferor that the representations and warranties in Section 6.3 of the Certificate Purchase Agreement are true and correct in respect of such Assignee as of the date hereof.

         SECTION 7. No Proceedings. Assignee hereby agrees to be bound by the provisions of Section 10.13 of the Certificate Purchase Agreement.

         SECTION 8. Withholding Taxes. [In accordance with Section 4.6 of the Certificate Purchase Agreement, Assignee agrees to execute and deliver to the Agent, for delivery to Transferor, on or before the Effective Date, (a) two original copies of Internal Revenue Service Form 4224 or successor applicable form, properly completed and duly executed by the Assignee certifying that it is entitled to receive payments under the Certificate Purchase Agreement and any Certificate without deduction or withholding of any United States Federal income taxes, and (b) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed, certifying its exemption from backup withholding. Assignee represents and warrants to Transferor and Assignor that, as of the Effective Date, it shall be entitled to receive payments under its Certificate, the Certificate Purchase Agreement and hereunder without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof. In the event that, after delivering the applicable form, Assignee shall cease to be exempt from withholding and/or deduction of taxes, then the Agent may withhold and/or deduct the applicable amount from any payments of principal, interest and any fees to which Assignee otherwise would be entitled, and the Agent shall have no liability whatsoever to Assignee for any such withholding or deduction. Assignee shall indemnify Transferor and the Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses that result from Assignee's breach of such representation and warranty.]2/ [In accordance with Section 4.6 of the Certificate Purchase Agreement, Assignee (unless organized as a corporation under the laws of any state of the United States) agrees to execute and deliver to the Agent, for delivery to Transferor, on or before the Effective Date, an original copy of Internal Revenue Service Form W-9 or applicable successor form, properly completed and duly executed, certifying its exemption from backup withholding.]3/

               SECTION 9. Miscellaneous. (a) Each of the parties hereto agrees to take any action and execute and deliver any documents that any party hereto reasonably may request from time to time in order to implement more fully the purposes of this Agreement. Without limiting the generality of the foregoing, Assignor and Assignee will cooperate in obtaining for Assignee a Certificate (as well as a replacement Certificate for Assignor representing any retained interest of Assignor).

               (b) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WIThOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

               (c) Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and no term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally or otherwise, except in a writing signed by Assignor and Assignee.

               (d) This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

               (e) Each of the parties hereto agrees that each party shall bear its own expenses in connection with the preparation and execution of this Agreement

----------

2/ If the Assignee is not a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

3/ If the Assignee is a U.S. person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

and the consummation of the Assignment described herein. Assignee further agrees that it shall send a check in the amount of $[1,500] [3,500] to the Agent on or prior to the Effective Date, as payment of the processing and recordation fee described in Section 10.3(c) of the Certificate Purchase Agreement. [Select correct amount in accordance with that Section.]

         (f) All representations and warranties made, and indemnities provided for, herein shall survive the consummation of the transactions contemplated hereby. Assignor and Assignee acknowledge and agree that Transferor is a third-party beneficiary of Section 6(e) of this Agreement.

         (g) Assignor may at any time or from time to time grant assignments and participations in its rights and obligations under the Certificate Purchase Agreement and its Certificate to other Persons, but not in the portions thereof assigned to Assignee.

         (h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not limit the right of Assignee to assign all or part of Assignee's Share in the manner contemplated by the Certificate Purchase Agreement.

         (i) Assignee acknowledges that all obligations of the Agent are subject to Article IX of the Certificate Purchase Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.


                                   ______________________________________
                                   as Assignor

                                   By:___________________________________
                                   Title: _______________________________


                                   as Assignee

                                   By:___________________________________
                                   Title: _______________________________


         The undersigned hereby acknowledges the terms and provisions of this Agreement, and agrees to make payments in respect of principal, interest and fees as described in Section 4(a).4/


THE FIRST NATIONAL BANK OF CHICAGO,
as Agent

By:___________________________________
Title: _______________________________


BLADE RECEIVABLES CORPORATION

By:___________________________________
Title: _______________________________


4/       Acknowledgement not required for certain Assignees, as provided in
         Section 10.3 of the Certificate Purchase Agreement.

ANNEX I
to Assignment Agreement


Item 1. Assignee's Share:

         (a)      Assignee's Stated Amount                       $_____________
         (b)      Assignee's Class Percentage                     _____________%
         (c)      Assignee's Series Percentage                    _____________%


Item 2. Address of Assignee for notice purposes:

         ______________________________
         ______________________________
         ______________________________

         Attention:  __________________
         Telephone:  __________________
         Facsimile:  __________________


Item 3. LIBOR Office of Assignee:

         ______________________________
         ______________________________
         ______________________________

                                                                      APPENDIX X
                                                         to Certificate Purchase
                                                         Agreement Series 1996-1

INDEX OF ADDITIONAL DEFINED TERMS

Agent ..................................................................       1
Agreement ..............................................................       1
Assignee ...............................................................      23
Certificates ...........................................................       1
Class Percentage .......................................................      10
Credit Exposure ........................................................      22
Effective Date .........................................................       2
Financial Advisors .....................................................      11
Howmet .................................................................       1
Indemnitees ............................................................      27
LIBOR Office ...........................................................       5
Participants ...........................................................      22
Pooling Agreement ......................................................       1
Purchase ...............................................................       2
Purchasers .............................................................       1
Receivables Review .....................................................      16
Required Purchasers ....................................................      20
Series Percentage ......................................................      10
Servicer ...............................................................       1
Supplement .............................................................       1
Taxes ..................................................................       8
Transferee .............................................................      24
Transferor .............................................................       1
Trust ..................................................................       1
Trust Interest .........................................................       1
Trustee ................................................................       1

                                                         PROJECT BLADE - TAKEOUT

--------------------------------------------------------------------------------

                         CERTIFICATE PURCHASE AGREEMENT
                            (Series 1996-1, Class B)


                           dated as of April 18, 1996


                                     among


                         BLADE RECEIVABLES CORPORATION,


                              HOWMET CORPORATION,


                        THE PURCHASERS DESCRIBED HERE[N,


                                      and


                      THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS
         SECTION 1.1 Definitions ...........................................   1

ARTICLE II PURCHASE AND SALE OF CERTIFICATES
         SECTION 2.1 Purchase ..............................................   2
         SECTION 2.2 Closing ...............................................   2
         SECTION 2.3 Certificates ..........................................   2

ARTICLE III PREPAYMENTS
         SECTION 3.1 Transferor's Right to Prepay Certificates .............   2
         SECTION 3.2 Notice to Purchasers ..................................   3

ARTICLE IV TRANCHES, INTEREST AND FEES
         SECTION 4.1 Tranches ..............................................   3
         SECTION 4.2 Fees ..................................................   4
         SECTION 4.3 Yield Protection ......................................   4
         SECTION 4.4 Illegality; Unavailability ............................   6
         SECTION 4.5 Indemnity .............................................   7
         SECTION 4.6 Taxes .................................................   7

ARTICLE V OTHER PAYMENT TERMS
         SECTION 5.1 Time and Method of Payment ............................   9
         SECTION 5.2 Pro Rata Treatment; Percentages .......................  10

ARTICLE VI REPRESENTATIONS AND WARRANTIES
         SECTION 6.1 Transferor ............................................  10
         SECTION 6.2 Howmet ................................................  11
         SECTION 6.3 Purchasers ............................................  12

ARTICLE VII CONDITIONS
         SECTION 7.1 Conditions to Purchase ................................  13

ARTICLE VIII COVENANTS
         SECTION 8.1 Affirmative Covenants .................................  16
         SECTION 8.2 Negative Covenants ....................................  17
         SECTION 8.3 Transfers .............................................  17

ARTICLE IX AGENT; REQUIRED PURCHASERS
         SECTION 9.1 Appointment ...........................................  17
         SECTION 9.2 Nature of Duties ......................................  17
         SECTION 9.3 Lack of Reliance on Agent and Financial Advisors ......  18
         SECTION 9.4 Certain Rights of Agent ...............................  18
         SECTION 9.5 Reliance ..............................................  18
         SECTION 9.6 Indemnification .......................................  19
         SECTION 9.7 Agent in Its Individual Capacity ......................  19
         SECTION 9.8 Resignation by Agent ..................................  19
         SECTION 9.9 Required Purchasers ...................................  20

ARTICLE X MISCELLANEOUS PROVISIONS
         SECTION 10.1 Amendments ...........................................  20
         SECTION 10.2 No Waiver; Remedies ..................................  21
         SECTION 10.3 Successors and Assigns; Assignments ..................  21
         SECTION 10.4 Survival of Agreement ................................  26
         SECTION 10.5 Expenses; Indemnification ............................  26
         SECTION 10.6 Entire Agreement .....................................  28
         SECTION 10.7 Notices ..............................................  28
         SECTION 10.8 No Third-Party Beneficiaries .........................  28
         SECTION 10.9 Severability of Provisions ...........................  28
         SECTION 10.10 Counterparts ........................................  28
         SECTION 10.11 Governing Law .......................................  28
         SECTION 10.12 Tax Characterization ................................  29
         SECTION 10.13 No Proceedings ......................................  29
         SECTION 10.14 Reference Bank ......................................  29

                                    SCHEDULE

SCHEDULE I        Amount of Each Initial Purchaser's Certificate

                                    EXHIBITS

EXHIBIT A         Form of Series 1996-1 Supplement
EXHIBIT B         Form of Assignment Agreement

                                    APPENDIX

APPENDIX X        Index of Additional Defined Terms

         This CERTIFICATE PURCHASE AGREEMENT, dated as of April 18, 1996 (this "Agreement"), is made among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer" or "Howmet"), the purchasers named on the signatures pages of this Agreement (together with their respective permitted assigns, the "Purchasers"), and THE FIRST NATIONAL BANK OF CHICAGO, as administrative and syndication and documentation agent for the Purchasers (in that capacity, together with any successors in that capacity, "Agent").

BACKGROUND

         1. Transferor (a) is a party to a Pooling and Servicing Agreement dated as of December 13, 1995, as amended and restated in its entirety by an ,Amended and Restated Pooling and Servicing Agreement dated as of April 18, 1996 (the "Pooling Agreement") , with Howmet, as initial Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (in that capacity, together with any successors in that capacity, the "Trustee"), (b) is a party to a Receivables Purchase Agreement dated as of December 13, 1995, as amended and restated in its entirety by an Amended and Restated Receivables Purchase Agreement dated as of April 18, 1996, and (c) will enter into a Series 1996-1 Supplement to the Pooling Agreement substantially in the form of Exhibit A (the "Supplement"). Pursuant to the Pooling Agreement and the Supplement, Transferor will obtain the Series 1996-1, Class B Certificates (the "Certificates"), which will represent fractional undivided beneficial interests in the assets of the Blade Receivables Master Trust (the "Trust"), a trust organized pursuant to the Pooling Agreement.

         2. Transferor wishes to obtain the commitment of each Purchaser to purchase fractional undivided beneficial interests in the assets of the Trust (each a "Trust Interest") that will be evidenced by its Certificate. Subject to the terms and conditions of this Agreement, each Purchaser is willing to purchase a Certificate. Howmet has joined in this Agreement to confirm certain representations, warranties and covenants for the benefit of the Purchasers and the Agent.

ARTICLE I DEFINITIONS

         SECTION 1.1 Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Supplement or, if not defined in the Supplement, in Appendix A to the Pooling Agreement. An index of terms defined directly in this Agreement is attached as Appendix X.

ARTICLE II PURCHASE AND SALE OF CERTIFICATES

         SECTION 2.1 Purchase. The Transferor will sell to each Purchaser and, subject to the terms and conditions of this Agreement, the Pooling Agreement and the Supplement, each Purchaser will purchase (each such purchase being a "Purchase") from the Transferor, at the time and place provided for in Section 2.2, a Certificate for a purchase price equal to 100% of the Stated Amount of such Certificate. The Stated Amount of each initial Purchaser's Certificate is set forth opposite its name in Schedule I.

         SECTION 2.2 Closing. The sale of each Certificate shall take place at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603 at noon, Chicago time, on April 18, 1996 (the "Effective Date"). On the Effective Date, the Transferor will deliver to each Purchaser a Certificate, dated as of the Effective Date and registered in the name of each such Purchaser, against delivery by each such Purchaser to the Transferor or its order of immediately available funds in the amount of the purchase price therefor to Manufacturers & Traders Trust Company, Corporate Trust Department, One M&T Plaza, 7th Floor, Buffalo, New York 14203-2399, Attention: Russell Whitley.

         SECTION 2.3 Certificates. The outstanding amounts of the Purchase made by each Purchaser shall be evidenced by its Certificate, and to be issued on the Effective Date substantially in the form of Exhibit A (Part 2) to the Supplement. Each Purchaser shall and is hereby authorized to record on the grid attached to its Certificate (or at its option, in its internal books and records) the date and amount of the Purchase made by it, the amount of each repayment of the principal amount represented by its Certificate and the portions of its Purchase that are from time to time allocated to the ABR Tranche and the Eurodollar Tranche (which shall be conclusive absent demonstrable error); provided, that failure to make any recordation on the grid or records or any error in the grid or records shall not adversely affect the Purchaser's rights with respect to its interest in the assets of the Trust and its right to receive interest in respect of the outstanding principal amount of the Purchase made by the Purchaser.

ARTICLE III PREPAYMENTS

         SECTION 3.1 Transferor's Right to Prepay Certificates. Transferor may, m accordance with Section 4.9 of the Supplement, prepay the Certificates in full upon at least three Business Days' prior notice by Transferor to

Trustee. No Certificates may be prepaid until the Class A Certificates have been prepaid in full. In addition, no Certificates may be prepaid if any Senior Class is outstanding and, after giving effect to that payment, the Net Invested Amount would exceed the Base Amount. In the event of any such prepayment of the Certificates occurring at any time during the one-year period commencing on the Effective Date, the Holders of such Certificates shall be entitled to receive a Prepayment Premium. The Certificates may not be partially prepaid and the Certificates, once prepaid, may not be reinstated.

         SECTION 3.2 Notice to Purchasers. Trustee shall promptly advise the Purchasers of any notice received by Trustee pursuant to Section 3.1.

ARTICLE IV TRANCHES, INTEREST AND FEES

         SECTION 4.1 Tranches. (a) Subject to the terms and conditions set forth in this section and Section 4.4, Transferor shall have the option: (x) on any Business Day, to convert all or part of the ABR Tranche to the Eurodollar Tranche and (y) on the last day of any Interest Period of the Eurodollar Tranche, to convert all or any part of the Eurodollar Tranche to form a part of the ABR Tranche and/or to continue all or any part of the Eurodollar Tranche as a new Eurodollar Tranche, the Interest Period for which shall commence on the first day after the prior Interest Period; provided, that:

                  (i) subject to Section 4.4, each conversion or continuation shall be made ratably among the Purchasers in accordance with their respective amounts of the Purchases comprising the converted or continued Tranche;

                  (ii) if less than all of the outstanding amount of any Tranche shall be converted or continued, the aggregate amount of the Tranche converted or continued shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $2,000,000;

                  (iii) any Interest Period for the Eurodollar Tranche that commences after the commencement of the Amortization Period must begin on a Distribution Date and end on the next Distribution Date; and

                  (iv) there shall not be more than one Eurodollar Tranche outstanding at any one time.

         (b) If Transferor wishes to convert and/or continue a Tranche under this section, Transferor shall notify the Agent in writing (i) in the case of a conversion to or continuation of the Eurodollar Tranche, not later than

2:00 p.m., New York City time, three Business Days prior to the date of the proposed conversion or continuation date and (ii) otherwise, not later than noon, New York City time, one Business Day prior to the date of the proposed conversion or continuation. Each notice shall be irrevocable and shall refer to this Agreement and specify (x) the identity and amount of the Tranche that Transferor wishes to convert or continue, (y) whether all or part of the Tranche is to be converted into or continued as a Eurodollar Tranche and (z) the date of the proposed conversion or continuation (which shall be a Business Day). If Transferor shall not have delivered a timely notice in accordance with this section with respect to any Tranche, the Tranche shall, at the end of the Interest Period applicable to it (unless repaid pursuant to the terms hereof), automatically be converted into or continued as an ABR Tranche. The Agent shall promptly advise the Purchasers of any notice given pursuant to this section and of each Purchaser's portion of any converted or continued Tranche.

         (c) In accordance with Section 4.1 of the Supplement, each Purchaser and the Agent will be entitled to receive additional interest (at the rate specified therein) on amounts that are not paid when due under this Agreement or under its Certificate.

         SECTION 4.2 Fees. On the Effective Date, Howmet shall pay to the Agent the fees specified in the fee letter, dated October 20, 1995, delivered by Servicer to the Agent, for the account of the Persons specified in such letter.

         SECTION 4.3 Yield Protection. (a) Notwithstanding any other provision herein, if, after the date hereof, either:

                  (i) the adoption of any law, rule or regulation (including any imposition or increase of reserve requirements) or any change after the date hereof in the interpretation or administration of any law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or

                  (ii) the compliance by a Purchaser with any new or revised guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law), shall subject a Purchaser to the imposition or modification of any reserve (including any imposed by the Federal Reserve Board), special deposit or similar requirement (including a reserve, special deposit or similar requirement that takes the form of a tax) against assets of, deposits with or for the account of, or credit extended by, the Purchaser or the office from time to time that it designates to the Agent as the office through which it makes and maintains its Purchases comprising part of the Eurodollar Tranche (as to each Purchaser, its "LIBOR Office") or impose any other condition on a Purchaser affecting its Eurodollar Tranche or its obligations hereunder, and as a result of either of the foregoing there shall be any increase in the cost to the Purchaser of agreeing to make or making, funding or maintaining Purchases as a Eurodollar Tranche (except to the extent already included in the determination of the Reserve Adjusted Eurodollar Rate), or there shall be a reduction in the amount received or receivable by the Purchaser or its LIBOR Office, then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent) , signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, additional amounts sufficient to indemnify that Purchaser against the increased cost or reduction in amounts received or receivable shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (b) If a Purchaser shall reasonably determine that the adoption after the date hereof of any law, rule or regulation regarding capital adequacy or capital maintenance, or any change after the date hereof in any of the foregoing or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Purchaser, any of its lending offices or its holding company with any new or revised request or directive regarding capital adequacy or capital maintenance (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Purchaser's capital or the capital of its holding company as a consequence of this Agreement, the Purchase made by the Purchaser pursuant hereto to a level below what the Purchaser or its holding company could have achieved but for the adoption, change or compliance (taking into consideration the Purchaser's policies, and the policies of its holding company, with respect to capital adequacy), then, upon written notice from the Purchaser to Transferor and Servicer (with a copy to the Agent), signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts, any additional amounts as will compensate the Purchaser or its holding company for the reduction shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (c) A Purchaser will act reasonably and in good faith (and use reasonable attribution methods) in determining any additional amounts due pursuant to subsection (a) or (b), as the case may be, and shall promptly notify Transferor, Servicer and the Agent in writing of any event of which it has knowledge occurring after the date hereof that will entitle it to compensation pursuant to this section. A certificate of the Purchaser, signed by an officer of the Purchaser with knowledge of and responsibility for such matters, and setting forth in reasonable detail the calculation used to arrive at the amounts necessary to compensate the Purchaser or its holding company as specified in subsection (a) or (, as the case may be, shall be delivered to Transferor and Servicer and shall be conclusive absent demonstrable error.

         (d) Failure on the part of a Purchaser to demand compensation for any amounts as specified in subsection (a) or (b) with respect to any period shall not constitute a waiver of its right to demand compensation with respect to that period or any other period. The protection of this section shall be available to the Purchasers regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

         (e) Promptly after giving any notice to Transferor pursuant to this section, a Purchaser will seek to designate one of its offices located at an address other than that previously designated pursuant to this Agreement as the office from which its Purchase will be maintained after the designation if it will avoid the need for, or materially reduce the amount of, any payment to which the Purchaser would otherwise be entitled pursuant to this section and will not, in the reasonable discretion of the Purchaser, be otherwise disadvantageous to the Purchaser.

         SECTION 4.4 Illegality; Unavailability. (a) In the event that on any date any Purchaser shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the continuation of its Purchase as a Eurodollar Tranche has become unlawful by compliance by the Purchaser in good faith with any law, governmental rule, regulation or order or has become impossible as a result of a contingency occurring after the date hereof that materially and adversely affects its interbank eurodollar market, then, and in any such event, that Purchaser shall promptly give notice (by telephone confirmed in writing) to Transferor, Servicer and the Agent (which notice the Agent shall promptly transmit to each Purchaser) of that determination. The obligation of the affected Purchaser to maintain its Purchase as a Eurodollar Tranche during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect for such Eurodollar Tranche or when required by law, and Transferor shall, no later than the time specified for the termination, convert the portion of the Purchase of the affected Purchaser that constitutes part of the Eurodollar Tranche into a part of the ABR Tranche.

         (b) If, prior to the beginning of any Interest Period, the Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that: (i) Dollar deposits in the relevant amount and for the Interest Period are not available in the relevant interbank eurodollar market or (ii) by reason of circumstances affecting the interbank eurodollar market, that adequate and fair means do not exist for ascertaining the Reserve Adjusted Eurodollar Rate applicable to the Eurodollar Tranche, then the Agent shall promptly give notice of this determination to Transferor and to each Purchaser. Thereafter, and continuing until the Agent shall notify Transferor that the circumstances giving rise to this determination no longer exist, (x) the Eurodollar Tranche will, on the last day of the applicable Interest Period, convert into a part of the ABR Tranche and (y) the right of Transferor to request a Eurodollar Tranche shall be suspended.

         SECTION 4.5 Indemnity. If a Purchaser shall incur any losses, expenses or liabilities (including any interest paid to lenders of funds borrowed by it to fund its Purchase of its Certificate as a Eurodollar Tranche and any loss sustained in connection with the re-deployment of such funds) as a result of (a) the failure of such Purchase to be made on the Effective Date (other than any such failure resulting from the Purchaser's default in the performance of its obligations hereunder) or (b) any repayment, including under Section 3.1, of any part of the Invested Amount allocated to the Eurodollar Tranche on a date that is not the last day of the Interest Period applicable to that part of the Invested Amount or that is any date other than the date specified in a notice of repayment given by Trustee, then, upon written notice (which notice shall be signed by an officer of the Purchaser with knowledge of and responsibility for such matters and shall set forth in reasonable detail the basis for requesting the amounts) from the Purchaser to Transferor and Servicer, additional amounts sufficient to indemnify the Purchaser against the losses, expenses and liabilities, but not for any lost profits associated therewith, shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         SECTION 4.6 Taxes. (a) Any and all payments made to each Purchaser under its Certificate shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, excluding taxes imposed by the jurisdiction in which that

Purchaser's principal office (and/or the office where it books its investment in its Certificate) is located on all or part of the net income, profits or gains of that Purchaser (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) (all the nonexcluded taxes, levies, imposts, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"), except to the extent required by law. If Trustee or the Agent is required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Certificate to a Purchaser, then the sum payable shall be increased by the amount necessary to yield to such Purchaser (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions or withholdings been made, and the additional amount shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (b) Whenever any Taxes are paid by Trustee pursuant to subsection (a), as promptly as possible thereafter Servicer shall send to the relevant Purchaser the original or a certified copy of an original official receipt showing payment thereof (if any) or any other evidence of the payment as may be available to Servicer through the exercise of its reasonable efforts. If Trustee falls to pay any Taxes when due to the appropriate taxing authority or falls to remit to the Purchaser the required receipts or other required documentary evidence, the Purchaser shall be entitled to receive, solely from amounts allocated with respect thereto and paid pursuant to the Supplement, additional amounts necessary to indemnify it for any incremental taxes, interest or penalties that may become payable by the Purchaser as a result of any such failure, and the amounts shall constitute "Additional Amounts" for purposes of the Supplement, and the Purchaser shall be entitled to receive these additional amounts, solely from amounts allocated thereto and paid pursuant to the Supplement.

         (c) On or before the date it becomes a party to this Agreement (or, in the case of an Affected Party, on or before the date it becomes a Support Bank) and, so long as it may properly do so, periodically thereafter, to keep forms up to date, each Purchaser (including any Assignee) and Affected Party that is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), shall deliver to Trustee any certificates, documents or other evidence that shall be required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto to establish that, assuming the Certificates are properly characterized as indebtedness for Federal income tax purposes, it is exempt from existing United States Federal withholding (including backup withholding) requirements, including (i) two original copies of Internal Revenue Service Form 4224 or successor applicable form, properly completed and duly executed by the Purchaser or Affected Party certifying that it is entitled to receive payments under this Agreement or any Certificate without deduction or withholding of any United States Federal income taxes, and (ii) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed, establishing that it is entitled to an exemption from a backup withholding; provided, that if any Purchaser or Affected Party fails to comply with this subsection 4.6(c) (it being understood that a Purchaser's or Affected Party's inability to properly provide the documents described herein after the date it becomes a party hereto, in the case of a Purchaser, or the date it becomes a Support Bank, in the case of an Affected Party, shall not constitute failure to comply with this subsection 4.6(c)), amounts payable to such Purchaser or such Affected Party (as the case may be) under this Section 4.6 shall be limited to amounts that would have been payable under this section if such Purchaser had so complied. Each Purchaser, including any Assignee, shall notify Trustee of any change in circumstances or lapse in time which renders any form provided by such Purchaser pursuant to this subsection 4.6(c) obsolete to the extent that such Purchaser is no longer exempt from existing United States Federal withholding (including backup withholding) requirements.

         (d) On or before the date it becomes a party to this Agreement (and, so long as it may properly do so, periodically thereafter, to keep forms up to date), each Purchaser, including any Assignee, (other than any such Purchaser or Assignee organized as a corporation under the laws of any state of the United States) that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code), shall deliver to Trustee an original copy of Internal Revenue Service Form W-9 or applicable successor form, properly completed and duly executed, certifying its exemption from backup withholding.

         (e) If any Additional Amount under this Section 4.6 is paid to a Purchaser and such Purchaser determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the Additional Amount is paid, such Purchaser shall pay to the Transferor an amount that such Purchaser shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Purchaser in such year as a consequence of such refund, reduction or credit.

ARTICLE V OTHER PAYMENT TERMS

         SECTION 5.1 Time and Method of Payment. (a) All amounts payable to any Purchaser hereunder or with respect to its Certificate shall be made to the Agent for the account of the Purchaser by wire transfer of immediately available funds in Dollars not later than 2:00 p.m., New York City time, on the date due. Any funds received after that time will be deemed to have been received on the next Business Day. The Agent shall distribute all payments to the Purchasers, in accordance with their respective interests, prior to the close of business on the Business Day on which any payment is deemed received.

         (b) On any date on which a payment to one or more Purchasers hereunder or under the Certificates is due and payable, the Agent may (but in no event shall be required to) assume that the payment has been made available to the Agent on the date of the payment in accordance with this section, and the Agent may (but in no event shall be required to), in reliance upon this assumption, make payment of a corresponding amount to the Purchasers. If and to the extent any amounts shall not have so been made available to the Agent, each Purchaser irrevocably and unconditionally agrees to repay to the Agent forthwith on demand the amount of payment it received together with interest thereon, for each day from the date payment is made by the Agent until the date the amount is repaid to the Agent, (i) for the first three days following the date the payment is made, at a rate per annum equal to the Federal Funds Rate and (ii) thereafter, at a rate per annum equal to the Federal Funds Rate plus 1%.

         SECTION 5.2 Pro Rata Treatment; Percentages. (a) Each repayment of the principal of the Certificates, each payment of interest thereon and each conversion or continuation of any Tranche (except as otherwise required by Section 4.4(a) with respect to conversions) shall be allocated pro rata among the Purchasers on the date of payment or reduction, in accordance with their respective Class Percentages.

         (b) For purposes of this Agreement, (i) "Class Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts of all of the Purchasers' Certificates, and (ii) "Series Percentage" means, with respect to each Purchaser, the percentage equivalent (carried out to twelve decimal places) of a fraction, the numerator of which is the Stated Amount of such Purchaser's Certificate and the denominator of which is the sum of the Stated Amounts for all of the Series 1996-1 Certificates. The initial Class Percentages and Series Percentages of the initial Purchasers are set forth opposite their names in Schedule L

ARTICLE VI REPRESENTATIONS AND WARRANTIES

         SECTION 6.1 Transferor. As of the Effective Date, Transferor represents and warrants to the Purchasers that each of its representations and warranties in the Pooling Agreement and Purchase Agreement is true and correct, as if made on the Effective Date, and further represents and warrants that:

                  (a) no Early Amortization Event or Unmatured Early Amortization Event exists;

                  (b) assuming the accuracy of the Purchaser's representations set out in Section 6.3 and that no Purchaser (and no Person acting on any Purchaser's behalf) has made a general solicitation or general advertising within the meaning of the Securities Act, the offer and sale of the Certificates in the manner contemplated by this Agreement is a transaction exempt from the registration requirements of the Securities Act, and the Pooling Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended;

                  (c) except for First Chicago Capital Markets, Inc. and BT Securities Corporation (collectively, the "Financial Advisors"), Transferor has not dealt with any financial advisor, or other Person who may be entitled to any commission or compensation in connection with the sale of the Certificates; and the fees of the Financial Advisors shall not be an obligation of the Purchasers; and

                  (d) no information supplied by or on behalf of Transferor or Howmet to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         SECTION 6.2 Howmet. As of the Effective Date, Howmet represents and warrants to the Purchasers that:

                  (a) each of its representations and warranties in the Pooling Agreement (in its capacity as Servicer) and the Purchase Agreement (in its capacity as a Seller) is true and correct, as if made on the Effective Date with the same effect as if made on that date (unless specifically stated to relate to an earlier date);

                  (b) the Pro Forma Financial Data present fairly in all material respects the pro forma financial position, results of operations and cash flows of Howmet and its consolidated Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein (except, in the case of quarterly financial statements, for the omission of footnotes and ordinary year-end adjustments, none of which, individually or in the aggregate, would be material);

                  (c) since September 30, 1995 through to the Effective Date (and except as contemplated in the Pro Forma Financial Data), (i) there has been no material adverse change in the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or Howmet, whether or not arising in the ordinary course of business, and (ii) there have been no transactions (except the execution and delivery of Transaction Documents, the Howmet Credit Agreement and the Note Indenture, and the consummation of the transactions and refinancings contemplated thereby) entered into by Transferor or Howmet that are material with respect to the condition, financial or otherwise, or the earnings, business affairs or business prospects of Transferor or Howmet; and

                  (d) no information supplied by or on behalf of Transferor or Howmet to the Agent or the Purchasers in connection with the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         SECTION 6.3 Purchasers. As of the Effective Date (or such later date on which it acquires its Certificate in accordance with Section 10.3), each Purchaser represents and warrants (and each Assignee shall be deemed to represent and warrant as of the date that its assignment becomes effective) that:

                  (a) it is a "qualified institutional buyer" as that term is defined under Rule 144A of the Securities Act and it is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities Act);

                  (b) it has all necessary corporate power and authority, and has taken all action necessary, to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to fulfill its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;

                  (c) it is not a pension, profit sharing or other employee benefit plan subject to ERISA, and the assets being used to purchase its

Certificate do not constitute the assets of any "benefit plan investor" (as defined under ERISA);

                  (d) such Purchaser's making and performance of this Agreement and the other Transaction Documents to which it is a party do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it;

                  (e) this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it and constitute its legal, valid and binding obligation, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law; and

                  (f) all approvals, authorizations or other actions by, or filing with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement and the other Transaction Documents to which it is a party have been obtained.

ARTICLE VII CONDITIONS

         SECTION 7.1 Conditions to Purchase. The obligation of each Purchaser to Purchase its Certificate shall be subject to the satisfaction of the conditions precedent that (x) the Agent shall have received, for the account of such Purchaser, a duly executed and authenticated Certificate registered in its name and in a Stated Amount equal to the amount set out opposite its name on the signature pages of this Agreement, (y) the Agent shall have received certain fees and reimbursement of any expenses referred to in Section 10.5 for which invoices have been presented and (z) the Agent shall have received, for the account of such Purchaser, an original (except as indicated below) counterpart of the following (each of which, if not in a form attached to this Agreement, shall be in form and substance satisfactory to the Agent):

                  (a) certified copies of the Pooling Agreement, the Purchase Agreement and the Guaranty, each of which shall be in full force and effect, and evidence that all actions required to be taken under those documents in connection with the issuance of the Certificates shall have been taken;

                  (b) photocopies of each Account Agreement;

                  (c) a certificate of the Secretary, or an Assistant Secretary, of each of Transferor, Servicer, Guarantor and each Seller with respect to:

                           (i) attached copies of resolutions of its Board of
                  Directors then in full force and effect authorizing the execution, delivery and performance of the Transaction Documents;

                           (ii) the incumbency and signatures of those of its
                  officers authorized to act with respect to the Transaction Documents; and

                           (iii) attached copies of its certificate of
                  incorporation and by-laws;

                  (d) a certificate of an Authorized Officer of each of Transferor, Servicer, Guarantor and each Seller stating that, as of the Effective Date, before and after giving effect to the Purchases and to the application of any proceeds therefrom, the following statements shall be true:

                           (i) the representations and warranties of Transferor,
                  Servicer, Guarantor and each Seller set out in this Agreement and the other Transaction Documents are true and accurate as of the Effective Date (unless specifically stated to relate to an earlier date); and

                           (ii) no Early Amortization Event or Unmatured Early
                  Amortization Event has occurred and is continuing;

                  (e) a certificate of an appropriate officer of Trustee stating that the Pooling Agreement has been duly authorized, executed and delivered by Trustee and the Certificates have been duly authenticated by Trustee in accordance with the Pooling Agreement, and an opinion of counsel to Trustee as to related matters;

                  (f) results of recent searches of the UCC filing records and tax and ERISA and judgment lien records, updating each of the searches performed in connection with the issuance by Transferor of the Series 1995-1 Certificates, showing no filings of record that cover any of the Receivables or the Related Transferred Assets, other than the financing statements filed in connection with the issuance of the Series 1995-1 Certificates;

                  (g) the following opinions addressed to the Agent, the Purchasers and Trustee, and in each case as to the matters and in such form and substance as shall be satisfactory to the Agent, the Purchasers and Trustee:

                           (i) opinions of Latham & Watkins as to certain
                  corporate and securities matters, Federal and state tax and UCC matters, true sale and non-consolidation;

                           (ii) opinions of (A) Paul, Hastings, Janofsky &
                  Walker, (B) Kummer Kaempfer Bonner & Renshaw and (C) Vorys, Sater, Seymour and Pease as to certain corporate, state tax and UCC matters; and

                           (iii) the opinion of Roland Paul, General Counsel to
                  Servicer, as to certain corporate matters;

                  (h) the Daily Report for the Effective Date;

                           (i) evidence, reasonably satisfactory to the Agent
                  and the Purchasers, of the payment of all taxes, fees and other governmental charges, if any, incidental to the issuance of the Certificates and to the consummation of the transactions contemplated hereunder and under the Pooling Agreement;

                  (j) a certificate of the Secretary of Howmet to the effect that there is not, nor has there at any time been, any matured or unmatured "Event of Default" or "Potential Event of Default" under (and as defined in) the Howmet Credit Agreement, other than as a result of failure to provide 1995 audited financial statements;

                  (k) copies of any management or other agreements with regard to the administration of Transferor's business, certified by an Authorized Officer of Transferor;

                  (l) a pro-forma balance sheet of Transferor as of the Effective Date, after giving effect to the transactions contemplated by the Supplement, certified by an appropriate officer of Transferor; and

                  (m) any other information, certificates, opinions and documents as the Agent or Credit Suisse may have reasonably requested.

ARTICLE VIII COVENANTS

         SECTION 8.1 Affirmative Covenants. Transferor and Howmet each severally covenant and agree that, until the Certificates have been paid in full, it will:

                  (a) duly and timely perform all of its covenants and obligations under each Transaction Document to which it is a party;

                  (b) with reasonable promptness deliver to each Purchaser such information, documents, records or reports respecting the Program or the Receivables as the Purchaser may from time to time reasonably request; and

                  (c) at the same time any report (including any Dally Report, Monthly Report or annual auditors' report), notice or other document is provided, or caused to be provided, by Transferor or Servicer to Trustee under the Pooling Agreement, provide the Agent and each Purchaser with a copy of the report.

         In addition, it is understood and agreed that so long as the Certificates remain outstanding, Servicer and Transferor shall (and Servicer shall cause each Seller to) during regular business hours and (so long as no Early Amortization Event has occurred and is continuing) upon two Business Days prior written notice, permit Trustee, the Agent or the Purchasers whose aggregate Class Percentages exceed 50% (the "Majority Class B Purchasers") or such other Person as Trustee, the Agent or the Majority Class B Purchasers may designate from time to time), or their respective agents or representatives (including certified public accountants or other auditors), as an expense of Servicer paid out of the Servicing Fee, (i) to examine and make copies of and abstracts from, and to conduct accounting reviews of, all Records in the possession or under the control of Servicer, Transferor or any Seller, including the related Contracts and purchase orders, invoices and other agreements related thereto, and (ii) to visit the offices and properties of Servicer, Transferor or any Seller for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Receivables or the Related Transferred Assets or the performance by Servicer, Transferor or any Seller of their respective obligations under any Transaction Document with any officer, employee or representative of Servicer, Transferor or any Seller. Trustee, the Agent or the Majority Class B Purchasers may (but shall not be obligated to) conduct, or cause their respective agents or representatives to conduct, reviews of the types described in this paragraph (each such review, a "Receivables Review") whenever Trustee, the Agent or the Majority Class B Purchasers, in its or their reasonable judgment, deem any such review appropriate; provided that, unless an Early Amortization Event or an Unmatured Early Amortization Event shall exist, (x) no more than two Receivables Reviews shall be conducted by or at the request of the Agent in any calendar year, and (y) no more than two Receivables Reviews shall be conducted by or at the request of the Majority Class B Purchasers in any calendar year; and provided further, this Section 8.1 shall limit the powers of Trustee under Section 3.5(b) of the Pooling Agreement.

         SECTION 8.2 Negative Covenants. Notwithstanding Section 1.7 of the Purchase Agreement, Howmet shall not cause or permit any of its Subsidiaries to become a new Seller without satisfying the Approval Condition unless the Required Purchasers have consented in writing to that addition.

         SECTION 8.3 Transfers. Each Purchaser agrees that it will not transfer its Certificate (or any portion thereof) to any Person unless such Person shall have provided the Trustee and Transferor with a certificate to the effect that such Person: (a) is a "qualified institutional buyer," as that term is defined under Rule 144A of the Securities Act and is not purchasing its Certificate with a view to making a distribution thereof (within the meaning of the Securities
Act), and (b) is not a pension, profit sharing or other employee benefit plan subject to ERISA.

ARTICLE IX AGENT; REQUIRED PURCHASERS

         SECTION 9.1 Appointment. The Purchasers hereby designate The First National Bank of Chicago as Agent. Each Purchaser hereby irrevocably authorizes the Agent to take action on its behalf under the provisions of the Transaction Documents and any other instruments and agreements referred to therein and to exercise the powers and perform the duties hereunder and thereunder that are specifically delegated to or required of the Agent by the terms hereof and thereof, and any other powers as are reasonably incidental thereto. The Agent may perform any of its duties by or through its respective officers, directors, agents or employees.

         SECTION 9.2 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them under any Transaction Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature, the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Purchaser, and nothing in any

Transaction Document, expressed or implied, is intended to or shall be construed as to impose upon the Agent any obligations in respect of any Transaction Document except as expressly set forth herein.

         SECTION 9.3 Lack of Reliance on Agent and Financial Advisors. Independently and without reliance upon the Agent or the Financial Advisors, each Purchaser, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Transferor, the Seller, Servicer and the Trust in connection with the making and the continuation of each Purchase and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Transferor, the Seller and Servicer and the merits and risks of an investment in the Certificates, and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser with any credit or other information with respect thereto, whether coming into its possession before the making of a Purchase or at any time or times thereafter. The Agent shall not be responsible to any Purchaser for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Transaction Documents or the financial condition of Transferor, the Sellers, Servicer or the Trust or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any Transaction Document, or the financial condition of Transferor, the Sellers, Servicer or the Trust or the existence or possible existence of any Early Amortization Event or Unmatured Early Amortization Event.

         SECTION 9.4 Certain Rights of Agent. If the Agent shall request instructions from the Required Purchasers with respect to any act or action (including failure to act) in connection with any Transaction Document, the Agent shall be entitled to refrain from acting or taking the action unless and until the Agent shall have received instructions from the Required Purchasers, and the Agent shall not incur liability to any person by reason of so refraining. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under any Transaction Document in accordance with the instructions of the Required Purchasers as for refraining to act in the absence of instruction.

         SECTION 9.5 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any person that the Agent believed to be the proper person. The Agent may consult with legal counsel (including counsel for any Howmet Person), independent public accountants and other experts selected by the Agent and shall not be liable for any action taken or omitted to be taken in accordance with the advice of such counsel, accountants or experts.

         SECTION 9.6 Indemnification. To the extent the Agent is not reimbursed and indemnified by Transferor or Servicer, the Purchasers will reimburse and indemnify the Agent (or cause the Agent to be reimbursed and indemnified) ratably in accordance with their respective Series Percentages from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent (including fees and expenses of legal counsel, accountants and experts) in performing its duties or as a result of any action taken or omitted to be taken by the Agent under any Transaction Document or in any way relating to or arising out of any Transaction Document; provided that no Purchaser shall be liable for any portion of these liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable order).

         SECTION 9.7 Agent in Its Individual Capacity. The Agent and its respective Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Transferor or Servicer or any Howmet Person as if the Agent was not performing the duties specified herein, and may accept fees and other consideration from Transferor or Servicer for services in connection with this Agreement and otherwise without having to account for the same to the Purchasers. Each of the parties hereto acknowledges that the Agent will be acting both as agent and as a lender under the Howmet Credit Agreement.

         SECTION 9.8 Resignation by Agent. (a) The Agent may resign at any time by giving notice to Transferor, the Purchasers and any other Agent, if any. Such resignation shall be effective immediately unless the resigning Agent is the only Agent, in which event the resignation of such Agent shall take effect upon the appointment of a successor Agent pursuant to subsections ( and (c) below or as otherwise provided below.

         (b) In the event that there is only one Agent, upon any notice of resignation of such Agent, the Required Purchasers shall appoint a successor

Agent hereunder who shall be a commercial bank or trust company reasonably acceptable to Transferor (it being understood and agreed that any Purchaser is deemed to be acceptable to Transferor).

         (c) If a successor Agent is not appointed pursuant to subsection ( within 30 days after the delivery of the notice referred to in subsection (a), the resigning Agent, with the consent of Transferor, shall then appoint a successor Agent who shall serve as Agent hereunder until the time, if any, that the Required Purchasers appoint a successor Agent as provided above.

         (d) If no successor Agent has been appointed pursuant to subsection ( or (c) above by the 60th day after the date notice of resignation was given by the resigning Agent, such Agent's resignation shall become effective and the Purchasers shall thereafter perform all the duties of the Agent under the Transaction Documents until the time, if any, that the Purchasers appoint a successor Agent as provided above.

         SECTION 9.9 Required Purchasers. "Required Purchasers" means:

                  (i) for purposes of instructing the Trustee to declare that the Early Amortization Period has commenced pursuant to Section 6.2 of the Supplement, either (x) Holders of Certificates whose aggregate Class Percentages exceed 50% or (y) Holders of Class A Certificates whose aggregate Class Percentages (as defined in the Class A Certificate Purchase Agreement) exceed 50%; and

                  (ii) for all other purposes, both (x) Holders of Certificates whose aggregate Class Percentages exceed 50% and (y) Holders of Class A Certificates whose aggregate Class Percentages (as defined in the Class A Certificate Purchase Agreement) exceed 50%.

ARTICLE X MISCELLANEOUS PROVISIONS

         SECTION 10.1 Amendments. Except as provided in Section 13.1(a) or (b)of the Pooling Agreement, neither Transferor nor Howmet shall amend, waive or otherwise modify any provision of any Transaction Document to which it is a party, consent to any departure therefrom, or grant any consent thereunder, unless the same shall have been consented to in writing by the Required Purchasers prior to the effectiveness of the same; provided, however, that no amendment shall (a) decrease in any manner the amount of, or delay the timing of, any allocation, payment or distribution in respect of any Certificate without the prior written consent of each Purchaser affected thereby, (b)amend, modify or waive any provision of this Agreement that requires the approval or consent of a specified percentage of Purchasers without the prior written consent of that percentage of Purchasers, (c) amend, modify or waive the provisions of this section with respect to the rights of any Purchaser without the consent of that Purchaser, (d) waive any Early Amortization Event arising from a Bankruptcy Event with respect to Transferor or any Seller without the consent of each Purchaser, (e) amend or modify the Series Percentage or Class Percentage of any Purchaser without its prior written consent, (f) waive any of the requirements hereunder that the interests of Trustee in the Receivables and the other Transferred Assets be perfected by appropriate UCC filings without the prior written consent of each Purchaser or (g) amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent; provided further that neither the execution and delivery of a Supplement relating to a refinancing of the Certificates as contemplated by Section 4.9 of the Supplement relating to the Certificates, nor any other amendment to the Transaction Documents in connection with such a refinancing, shall require any consent from any Purchaser, so long as the prior or contemporaneous repayment in full of the Certificates in accordance with
Section 5.2 of the Supplement relating to the Certificates is a condition to the issuance of the refinancing certificates, and of the effectiveness of such related amendment. Each Purchaser shall be bound by any modification, waiver or consent authorized by this section, whether or not its Certificate shall have been marked to indicate the modification, waiver or consent.

         SECTION 10.2 No Waiver; Remedies. Any waiver, consent or approval given by any party hereto shall be effective only in the specific instance and for the specific purpose for which given, and no waiver by a party of any breach or default under this Agreement shall be deemed a waiver of any other breach or default. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder, or any abandonment or discontinuation of steps to enforce the right, power or privilege, preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         SECTION 10.3 Successors and Assigns; Assignments. (a) This Agreement shall be binding upon, and inure to the benefit of, Transferor, Servicer, the Agent, the Purchasers and their respective successors and assigns; provided that neither Transferor nor Servicer may assign its rights or obligations hereunder or in connection herewith or any interest herein

(voluntarily, by operation of law or otherwise) without the prior written consent of all the Purchasers, except that the Servicer may be terminated in accordance with Sections 10.1 and 10.2 of the Pooling Agreement; and provided further, that no Purchaser or Participant may transfer, pledge, assign, sell participations in or otherwise encumber its rights or obligations hereunder or any interest herein except as permitted under this Section 10.3.

         (b) Subject to the terms of Section 10.3(f), each Purchaser may at any time sell to one or more banks or other entities ("Participants") participating interests in all or any portion of its Certificate and its obligations hereunder (its "Credit Exposure"); provided that such Participant shall have certified to the selling Purchaser that such Participant is a "qualified institutional buyer" (as defined under Rule 144A of the Securities Act) or that such sale is not required to be registered under the Securities Act or any other applicable securities laws. In the event of any sale by a Purchaser of participating interests to a Participant, the Purchaser shall notify Transferor of the identity of the Participant upon a request by Transferor, the Purchaser's obligations under this Agreement shall remain unchanged, the Purchaser shall remain solely responsible for the performance thereof, and the Purchaser shall remain the holder of its rights under its Certificate and this Agreement for all purposes under this Agreement, and the other parties to the Transaction Documents shall continue to deal solely and directly with the Purchaser in connection with such rights and obligations under this Agreement. Other than in the case of a sale, transfer, assignment or conveyance of a participating interest by Alpine Securitization Corp. to a Permitted Transferee prior to any rights of a proposed Participant being recognized hereunder or under any other Transaction Document or Certificates, the Purchaser shall provide, or shall cause such Participant to provide, to Transferor such information as Transferor reasonably requests to make the determination required by Section 10.3(f). Transferor agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.5, 4.6 and 10.5 with respect to its participation in the Certificate. The Purchasers agree that any agreement between them and any Participant in respect of a participating interest shall require the Participant to comply with the terms of Section 10.13 and shall not restrict the Purchasers' right to agree to any amendment, supplement or modification of the Transaction Documents except to (i) extend the final maturity of any obligation, (ii) reduce the rate or extend the time of payment of interest thereon or any fees owed to the Purchasers under the Transaction Documents, (iii) reduce the principal amount of any obligation, (iv) release or direct the release of all or substantially all of the Transferred Assets or Trustee's claim to the Transferred Assets, (v) reduce substantially the amount of any reserve included in the calculation of the Base Amount, (vi) increase the amount of the participation from the amount thereof then in effect, or (vii) permit assignment or transfer by Transferor or any Seller of its rights or obligations under the Transaction Documents.

         (c) Subject to the terms of Section 10.3(f), any Purchaser may at any time assign to any Permitted Transferee or to one or more banks or other financial institutions (each, an "Assignee") all or any part of its Credit Exposure; provided that (i) unless assigned to an Affiliate of the Purchaser or to a Permitted Transferee, it assigns all of its Credit Exposure or a portion of its Credit Exposure in an amount not less than $2,500,000, (ii) such Assignee, other than an existing Purchaser, an Affiliate of the Purchaser or a Permitted Transferee, must be reasonably acceptable to the Agent and Transferor, which acceptance shall not be delayed or withheld unreasonably (it being understood that acceptance may be withheld due to the failure to satisfy Section 10.3(f)),
(iii) if such Assignee is not a United States person (as defined in section 7701(a)(30) of the Internal Revenue Code), such Assignee shall satisfy the requirements of Section 4.6(c), provided, that if such Assignee thereafter fails to comply with the requirements of Section 4.6(c), amounts payable to it under
Section 4.6 shall be limited to amounts that would be payable if such Assignee had complied with Section 4.6(c), (iv) such Assignee shall have certified to the assigning Purchaser that such Assignee is a "qualified institutional buyer" (as defined under Rule 144A of the Securities Act) or that such sale is not required to be registered under the Securities Act or any other applicable securities laws, and (v) such Assignee makes the representations and warranties set forth in Section 6.3 to the Transferor as of the effective date of the assignment. For purposes of this Section 10.3, a "Permitted Transferee" means Credit Suisse or any other Person that is at all relevant times a C corporation within the meaning of section 1361(a)(2) of the Internal Revenue Code listed on the letter from Credit Suisse to Transferor and the Agent dated the Effective Date, as such list may be augmented from time to time with the consent of Transferor and the Agent; provided, however, that the aggregate number of actual assignments to Permitted Transferees at any time outstanding shall not exceed four. In the event of any assignment, the Purchaser (x) shall comply with Article VI of the Pooling Agreement, provided that no Opinion of Counsel shall be required to be delivered pursuant to subsection 6.3(e) of the Pooling Agreement with respect to any transfer to a Permitted Transferee, and (y) shall give notice to Transferor and the Agent and shall deliver to the Agent, for acceptance and recording in its records, an assignment agreement substantially in the form of Exhibit B together with a processing and recordation fee of, in the case of assignments to a Purchaser or an Affiliate of a Purchaser, $1,500 and, in cases of any other assignment, $3,500; provided that no processing and recordation fee shall be payable in connection with any assignment by Alpine Securitization Corp. to a Permitted Transferee. Within five Business Days of receipt thereof, the Agent shall, if the assignment agreement has been fully executed by the Assignee, the assignor Purchaser and Transferor, is completed and is in substantially the form of Exhibit B, execute the assignment agreement and record the information contained therein in its records. Upon the earlier of the expiration of the five Business Day period or the date of the recording, the assignment will become effective; provided that any assignment by Alpine Securitization Corp. to a Permitted Transferee shall not require acceptance or recording by the Agent or Transferor prior to effectiveness and shall become effective immediately upon receipt by the Agent of an assignment agreement appropriately completed in substantially the form of Exhibit B and executed by Alpine Securitization Corp. and the applicable Permitted Transferee. Transferor, the Agent and the Purchasers agree to extend the rights and benefits with respect to Transferor under this Agreement to the Assignee to the extent the Assignee would have had if it were a Purchaser that was an original signatory to this Agreement; provided, that Transferor shall be entitled to continue to deal solely and directly with the assignor Purchaser in connection with the interests so assigned to the Assignee until the assignment agreement and any requIred fee, as described above, shall have been delivered to Transferor and the Agent by the Purchaser and the Assignee and the assignment shall have become effective; provided, further, that notwithstanding anything herein or in the assignment agreement, the Transaction Documents or any Certificate to the contrary, an assignment (other than an assignment by Alpine Securitization Corp. to a Permitted Transferee) shall not become effective, an Assignee (other than a Permitted Transferee) shall not be recognized as a Purchaser and no other rights of an Assignee hereunder or under any other Transaction Document or Certificate shall be recognized unless and until the assigning Purchaser shall have provided, or caused the Assignee to provide, to Transferor such information as Transferor reasonably requests to make the determinations required by Section 10.3(f). If the Transferor has accepted an assignment pursuant to clause (ii) of the first sentence of Section 10.3(c), the assigning Purchaser shall be deemed to have provided or caused to be provided such information. Upon the effective assignment of its Credit Exposure, the Purchaser shall be relieved of its obligations hereunder to the extent of the assignment.

         (d) The sale or assignment of any Credit Exposure to any Assignee or Participant (each, a "Transferee") shall not be effective until it has agreed to be bound by the provisions of Section 10.13. Transferor and Howmet each authorize the Purchasers to disclose to any Transferee and any prospective Transferee any and all information in their possession concerning Transferor, Howmet or any other Seller that has been delivered to them by Transferor, Howmet, any other Seller or Trustee in connection with their credit evaluation of the Program prior to entering into this Agreement; provided, however, that each such Transferee and/or prospective Transferee shall agree to treat all such information that is non-public as confidential information in accordance with customary banking practices, except that each such Transferee and/or prospective Transferee may share any such non-public information with any of its Affiliates if such Affiliates agree to treat such information as confidential information in accordance with customary banking practices.

         (e) Notwithstanding any other provisions set forth in this Agreement, the Purchasers may at any time create a security interest in all or any portion of their rights under this Agreement and the Certificates in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

         (f) No transfer, assignment or other conveyance of, or sale of a participation interest in, a Certificate (other than in the case of a transfer, assignment, conveyance or sale by Alpine Securitization Corp. to a Permitted Transferee) shall be made unless (i) the aggregate outstanding principal amount of all Certificates transferred, or in which a participation interest is sold, pursuant to such transfer or sale is equal to a principal amount of Certificates that would represent at least 2.1% of the total interests in partnership capital or profits, within the meaning of Treasury Regulation Section 1.7704-1 assuming the Trust were classified as a partnership for Federal income tax purposes, and
(ii) after giving effect thereto, there shall be no more than three Private Holders in respect of the Certificates, as reasonably determined by Transferor. No Certificate may be subdivided into an aggregate principal amount that would represent less than 2.1% of the total interests in partnership capital or profits as determined pursuant to the preceding sentence. Any attempted transfer, assignment, conveyance, participation or subdivision in contravention of the preceding restrictions, as reasonably determined by the Transferor, shall be void ab initio and the purported transferor, seller or subdivider of such Certificate shall continue to be treated as the Certificateholder of any such Certificate for all purposes of this Agreement.

         (g) Each Affected Party with respect to each Purchaser shall be entitled to receive additional payments pursuant to Sections 4.3, 4.5, 4.6 and
10.5 as though it were a Purchaser under such Sections applied to its interest in a Certificate; provided that such Affected Party shall not be entitled to additional payments pursuant to Section 4.6 attributable to its failure or inability, as of the date it becomes a Support Bank (and, so long as it may properly do so, periodically thereafter, to keep forms up to date), to satisfy the requirements of subsection 4.6(c) or 4.6(d) as if it were an Assignee.

         (h) Each Affected Party claiming increased amounts described in Sections 4.3, 4.5, 4.6 or 10.5 shall furnish, through its related Purchaser, to the Trustee, the Agent, Servicer and Transferor a certificate setting forth in reasonable detail the basis and amount of each request by such Affected Party for any such amounts referred to in such Section, which certificate shall be prepared in accordance with the requirements of such Section (if any). Each Affected Party shall promptly notify, through its related Purchaser, the Trustee, the Agent, Servicer and Transferor of the occurrence of any event of which such Affected Party is aware that would be likely to result in a demand for compensation pursuant to Sections 4.3, 4.5, 4.6 or 10.5.

         (i) In connection with any proposal that a bank or other financial institution become a Support Bank for a Purchaser which is a Structured lender, such Purchaser, at its sole discretion, shall be entitled to distribute to any proposed Support Bank on a confidential basis any information furnished to such Purchaser by the Agent pursuant to the Transaction Documents. Each Purchaser which is a Structured lender shall promptly notify the Agent (who shall promptly notify Transferor) in writing of the identity and interest of each Support Bank for such Purchaser promptly upon the obtaining of such Support Bank. Such Purchaser shall provide to the Agent (who shall, upon request, provide copies of the same to Transferor, Servicer and the Trustee), with respect to each Support Bank, such forms as would be required to be furnished by such Support Bank pursuant to subsections 4.6(c) or 4.6(d) if such Support Bank were an Assignee.

         SECTION 10.4 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the Certificates delivered pursuant hereto shall survive the making and the repayment of the Purchases and the execution and delivery of this Agreement and the Certificates and shall continue in full force and effect until all obligations have been paid in full. In addition, the obligations of Transferor under Sections 4.3, 4.4, 4.5, 4.6 and
10.5 and the obligations of the Purchasers under Section 9.6 shall survive the termination of this Agreement.

         SECTION 10.5 Expenses; Indemnification. Transferor and Howmet jointly and severally shall pay on demand (a) all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses) of the Agent incurred in connection with the preparation, execution, delivery, administration, amendment, modification and waiver of the Transaction Documents and the making and repayment of the Purchases, including any Servicer or collection agent fees paid to any third party for services rendered to the Purchasers and the Agent in collecting the Receivables and (b) all reasonable out-of-pocket fees and expenses of the Purchasers and the Agent (including reasonable attorneys' fees and expenses of their counsel) incurred in connection with the enforcement of the Transaction Documents against

Transferor, Servicer and the Sellers and in connection with any workout or restructuring of the Transaction Documents. In addition, Transferor will pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or enforcement of this Agreement or any payment made under the Transaction Documents, and hereby indemnifies and saves the Agent and the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay the taxes and fees. Transferor and Howmet jointly and severally agree to reimburse and indemnify the Agent and each Purchaser and their respective officers, directors, shareholders, controlling Persons, employees and agents (collectively, the "Indemnitees") from and against any and all actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred or suffered by the Agent or the Purchasers (including fees and expenses of legal counsel, accountants and experts) in any way relating to or arising out of any Transaction Document.

         Notwithstanding the foregoing (and with respect to clause (y) below, without prejudice to the rights that an Indemmtee may have pursuant to the other provisions of the Transaction Documents), in no event shall any Indemnitee be indemnified against any amounts (v) resulting from gross negligence or willful misconduct by it or on the part of any of its officers, directors, employees or agents, (w) to the extent they include amounts in respect of Receivables and reimbursement therefor that would constitute credit recourse to Servicer for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (x) to the extent they are or result from lost profits, (y) resulting from any breach by such Indemnitee of its representations, warranties or covenants in the Transaction Documents or (z) to the extent they would constitute consequential, special or punitive damages.

         If for any reason the indemnification provided in this section is unavailable to an Indemnitee or is insufficient to hold it harmless, then Transferor and Howmet jointly and severally shall contribute to the amount paid by the Indemnitee as a result of any loss, claim, damage or liability in a proportion that is appropriate to reflect not only the relative benefits received by the Indemnitee on the one hand and Transferor and Howmet on the other hand, but also the relative fault of the Indemnitee (if any), Transferor and Howmet and any other relevant equitable considerations; provided that Transferor's obligations under this section shall be paid by Transferor only to the extent that funds are available to make the payments alter all amounts to be paid to Holders pursuant to Section 4.1 shall have been paid, and there shall be no recourse to Transferor for all or any part of any amounts payable pursuant to this section if the funds are at any time insufficient to make all or part of any such payments.

         SECTION 10.6 Entire Agreement. This Agreement, together with the documents delivered pursuant to Section 7.1 and the other Transaction Documents, including the exhibits and schedules thereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

         SECTION 10.7 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by overnight courier or mailed by registered mall, postage prepaid and return receipt requested, or transmitted by facsimile transmission and confirmed by a similar mailed writing to any party at the address for that party set forth (a) on the signature page to this Agreement or (b) to another address as that party may designate in writing to the Agent and Transferor.

         SECTION 10.8 No Third-Party Beneficiaries. Nothing expressed herein is intended or shall be construed to give any Person (other than the parties hereto and the Participants and Assignees described in Section 10.3 and, solely to the extent provided in Section 10.3, the other Affected Parties) any legal or equitable right, remedy or claim under or in respect of this Agreement.

         SECTION 10.9 Severability of Provisions. Any covenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

         SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts (which may include facsimile) and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         SECTION 10.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         SECTION 10.12 Tax Characterization. Each party to this Agreement (a) acknowledges that it is the intent of the parties to this Agreement that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Certificates will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust will not be characterized as an association (or publicly traded partnership) taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and (c) agrees to treat the Certificates, for purposes of Federal, state and local income and franchise and other taxes measured by or imposed on income, as indebtedness.

         SECTION 10.13 No Proceedings. (a) Each of Servicer, the Agent (solely in its capacity as such) and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against Transferor, or join any other Person in instituting against Transferor, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") so long as any Certificates shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any Certificates shall have been outstanding. The foregoing shall not limit the right of Servicer, the Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against Transferor by any other Person.

         (b) Each of Servicer, Howmet, Transferor, the Agent (solely in its capacity as such) and each Purchaser (solely in its capacity as such) hereby agrees that it will not institute against any Structured Lender, or join any other Person in instituting against any Structured Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of "Bankruptcy Event") for one year plus one day alter the latest maturing commercial paper note, medium term note or other debt security issued by such Structured Lender is paid. The foregoing shall not limit the right of Servicer, the Agent or any Purchaser to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted against such Structured Lender by any other Person.

         (c) Obligations arising under this Section 10.13 shall survive any termination of this Agreement.

         SECTION 10.14 Reference Bank. By its execution of this Agreement, the Agent, identified as a "Reference Bank" in the Supplement, agrees to act as a Reference Bank for purposes of the Supplement. The Agent shall notify Servicer of the Reserve-Adjusted Eurodollar Rate applicable to each Interest Period and of each change in the Alternate Base Rate.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

                                   BLADE RECEIVABLES CORPORATION


                                   By: /s/ Roland Paul
                                      --------------------------------
                                   Name: Roland Paul
                                        ------------------------------
                                   Title: Vice president
                                         -----------------------------

                                   Address: c/o Nevada Corporate Management,
                                            Inc.
                                            3753 Howard Hughes Parkway
                                            Suite 200
                                            Las Vegas, Nevada 89109

                                   Attention: James P. Lawler
                                   Facsimile:  (702) 892-3906



                                   HOWMET CORPORATION


                                   By: /s/ Roland Paul
                                      --------------------------------
                                   Name: Roland Paul
                                        ------------------------------
                                   Title: Vice president
                                         -----------------------------

                                   Address: 475 Steamboat Road
                                            Greenwich, Connecticut 06836-1960

                                   Attention: Chief Financial Officer
                                   Facsimile:  (203) 861-4746

                                   THE FIRST NATIONAL BANK OF CHICAGO,
                                     as Agent


                                   By: /s/ W. E. Covington
                                       -------------------------------
                                   Title: Authorized Signer
                                          ----------------------------

                                   Address: One First National Plaza
                                            Chicago, Illinois 60670
                                   Attention: W. Edward Covington
                                   Telephone: (312) 732-5768
                                   Facsimile: (312) 7324487



                                   ALPINE SECURITIZATION CORP.,
                                     as a Purchaser

                                   By: Credit Suisse, New York Branch,
                                       attorney-in-fact


                                   By: /s/ Carl Jackson
                                      --------------------------------
                                   Title: Member of Senior Management
                                         -----------------------------


                                   By: /s/ Roger W. Saylor
                                      --------------------------------
                                   Title: Associate
                                         -----------------------------

                                   Address: 12 E. 49th Street
                                            42nd Floor
                                            New York, New York 10017
                                   Attention: Carl Jackson
                                   Telephone: (212) 238-5370
                                   Facsimile: (212) 238-5332

                                                                      SCHEDULE I
                                                         to Certificate Purchase
                                                Agreement Series 1996-1, Class B


                 AMOUNT OF EACH INITIAL PURCHASER'S CERTIFICATE
                 ----------------------------------------------


Stated Amount of Certificate


         Alpine Securitization Corp.                $ 7,500,000.00


Class Percentage

         Alpine Securitization Corp.                          100%


Series Percentage

         Alpine Securitization Corp.                          14%

                                                                       EXHIBIT A
                                                         to Certificate Purchase
                                                Agreement Series 1996-I, Class B


                        FORM OF SERIES 1996-1 SUPPLEMENT

                                                        PROJECT BLADE - TAKE OUT

--------------------------------------------------------------------------------

                            SERIES 1996-1 SUPPLEMENT
            to AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT


                           dated as of April 18, 1996


                                     among


                         BLADE RECEIVABLES CORPORATION,
                                 as Transferor,


                              HOWMET CORPORATION,
                                  as Servicer,


                                      and


                    MANUFACTURERS AND TAADERS TRUST COMPANY,
                                   as Trustee

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS; INCORPORATION OF TERMS ..............................   1
         SECTION 1.1 Definitions ...........................................   1
         SECTION 1.2 Modification Condition ................................  22
         SECTION 1.3 Incorporation of Terms ................................  22

ARTICLE II DESIGNATION .....................................................  23
         SECTION 2.1 Designation ...........................................  23
         SECTION 2.2 Group I ...............................................  23
         SECTION 2.3 Investor Ownership Percentage .........................  23

ARTICLE III CONDITIONS TO ISSUANCE; USE OF PROCEEDS ........................  24
         SECTION 3.1 Conditions to Issuance ................................  24
         SECTION 3.2 Use of Proceeds .......................................  24

ARTICLE IV PAYMENTS AND ALLOCATIONS ........................................  24
         SECTION 4.1 Interest; Additional Amounts ..........................  24
         SECTION 4.2 Daily Calculations and Group Allocations ..............  25
         SECTION 4.3 Allocations of Daily Group Collections
                       (Other Than in a Group Amortization Period) .........  25
         SECTION 4.4 Allocations of Daily Group Collections
                       During a Group Amortization Period ..................  27
         SECTION 4.5 Withdrawals from the Equalization Account
                       and Principal Funding Account .......................  29
         SECTION 4.6 Available Subordinated Amount .........................  29
         SECTION 4.7 Write-Offs and Recoveries .............................  30
         SECTION 4.8 Certain Dilution in a Group Amortization Period .......  31
         SECTION 4.9 Optional Early Pay Out ................................  32
         SECTION 4.10 Foreign Obligors; Calculation of Excess Concentrations  33
         SECTION 4.11 Tax Opinion ..........................................  36
         SECTION 4.12 Reset of Benchmark Percentages and
                        Special Concentration Limits .......................  37

ARTICLE V DISTRIBUTIONS AND REPORTS ........................................  37
         SECTION 5.1 Distributions .........................................  37
         SECTION 5.2 Special Distributions on the Refinancing
                       Date ................................................  38
         SECTION 5.3 Payments in Respect of Transferor
                       Certificate .........................................  39
         SECTION 5.4 Daily Reports and Monthly Reports .....................  39
         SECTION 5.5 Annual Tax Information ................................  39

                                                                            Page

         SECTION 5.6 Periodic Perfection Certificate .......................  40

ARTICLE VI EARLY AMORTIZATION EVENTS .......................................  40
         SECTION 6.1 Early Amortization Events .............................  40
         SECTION 6.2 Early Amortization Period .............................  43

ARTICLE VII OPTIONAL REDEMPTION; TERMINATION; INDEMNITIES ..................  43
         SECTION 7.1 Optional Redemption of Investor Interests .............  43
         SECTION 7.2 Termination ...........................................  44
         SECTION 7.3 Indemnification by Transferor .........................  44
         SECTION 7.4 Indemnification by Servicer ...........................  45

ARTICLE VIII MISCELLANEOUS
         SECTION 8.1 Governing Law .........................................  45
         SECTION 8.2 Counterparts ..........................................  45
         SECTION 8.3 Severability of Provisions ............................  46
         SECTION 8.4 Amendment, Waiver, Etc ................................  46
         SECTION 8.5 Trustee ...............................................  46
         SECTION 8.6 Instructions in Writing ...............................  46



                                    EXHIBITS

EXHIBIT A         Part 1. Form of Class A Certificate
                  Part 2. Form of Class B Certificate

         This SERIES 1996-1 SUPPLEMENT, dated as of April 18, 1996 (this "Supplement"), is made among BLADE RECEIVABLES CORPORATION, a Nevada corporation, as Transferor, HOWMET CORPORATION, a Delaware corporation ("Howmet"), as Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Trustee.

         Pursuant to the Pooling and Servicing Agreement, dated as of December 13,1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18,1996 (as the same may be further amended, supplemented or otherwise modified from time to time, and as supplemented hereby, the "Pooling Agreement"), among Transferor, Servicer and Trustee, Transferor may from time to time direct Trustee to issue and authenticate, on behalf of the Trust, one or more Series of Certificates in one or more Groups of Series representing undivided interests in the Transferred Assets. Certain terms applicable to a Series are to be set forth in a Supplement. This Supplement is a "Supplement" as that term is defined in the Pooling Agreement.

         Pursuant to this Supplement, Transferor and Trustee shall create a Series of Certificates and specify certain of their terms.

ARTICLE I DEFINITIONS; INCORPORATION OF TERMS

         SECTION 1.1 Definitions. (a) Capitalized terms used and not otherwise defined herein are used as defined in Appendix A to the Pooling Agreement. This Supplement shall be interpreted in accordance with the conventions set forth in Part B of that Appendix A.

         (b) Each reference in this Supplement to funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account (or similar phrase) refers only to funds in the administrative sub-accounts of those Accounts that are allocated to the Series in Group I. Unless the context otherwise requires, in this Supplement: (i) each reference to a "Daily Report" or "Monthly Report" refers to a Daily Report or Monthly Report for Group I; (ii) each reference to the "Servicing Fee" refers to the Servicing Fee allocable to Group I; (iii) each reference to the "Series Collection Allocation Percentage" or the "Series Loss Allocation Percentage" refers to Group I's Series Collection Allocation Percentage or Series loss Allocation Percentage, and (iv) each reference to the Transaction Documents shall include a reference to the Certificate Purchase Agreements.

         (c) Each capitalized term defined below relates only to the Series 1996-1 Certificates and to no other Series of Certificates (except to the extent that certain of such terms are explicitly used as defined herein in any Supplement relating to another Series in Group I). Whenever used in this Supplement, the following words and phrases shall have the following meanings:

         "ABR Tranche" means, at any time, the portion of the Series 1996-1 Invested Amount that is designated by Transferor in accordance with a Certificate Purchase Agreement to accrue interest based on the Alternate Base Rate.

         "Acquisition Amount" is defined in Section 2.3.

         "Additional Amounts" means (a) as to the Series 1996-1 Certificates, the Prepayment Premium and other amounts payable pursuant to Sections 4.3, 4.5,
4.6 and 10.5 of the Class A Certificate Purchase Agreement and amounts payable pursuant to Sections 4.3, 4.5, 4.6 and 10.5 of the Class B Certificate Purchase Agreement, and (b) as to any other Series in Group I, any amounts identified as "Additional Amounts" in the related Supplement.

         "Adjusted Eligible Receivables" means, on any Business Day, the result of (a) the aggregate Unpaid Balance of Eligible Receivables held by the Trust on that day, minus (b) the Unapplied Cash held by the Trust on that day, plus (c) the Aggregate Retained Balances, in each case as shown in the Daily Report for such day.

         "Affected Party" shall mean, with respect to any Structured Lender, any Support Bank of such Structured Lender.

         "Aged Receivables Ratio" means, as calculated in each Monthly Report as of the Cut-Off Date for the related Calculation Period, a fraction (expressed as a percentage) having (a) a numerator that is the sum of (i) the aggregate Unpaid Balance of Receivables that remained outstanding 121 to 150 days after their respective due dates, as determined as of the Cut-Off Date for such Calculation Period, plus (ii) the aggregate Unpaid Balance of Receivables that were written off as uncollectible during the most recently ended Calculation Period and that, if not so written off, would have been outstanding not more than 120 days after their respective due dates, as determined as of that Cut-Off Date, and (b) a denominator that is the aggregate amount payable pursuant to invoices giving rise to Receivables that were generated during the Calculation Period that occurred five Calculation Periods prior to the most recently ended Calculation Period, as determined as of the Cut-Off Date for such prior Calculation Period.

         "Agent" means The Firs:t National Bank of Chicago, in its capacity as Agent under (and as defined in) the Certificate Purchase Agreements, together with its respective successors in such capacity. The Agent is an "Agent" for purposes of the Pooling Agreement.

         "Aggregate Retained Balances" means, on any Business Day, the aggregate of the balances retained in Lockbox Accounts or Concentration Accounts for items in the process of collection but for which funds have not been made available by the related Lockbox Bank or Concentration Account Bank, provided that (i) no notice of insufficient funds or similar situation shall exist with respect thereto and (ii) the Unpaid Balance of Receivables shall have been reduced by an amount equal to such balances.

         "Alternate Base Rate" means, on any day, a fluctuating rate of interest per annum equal to the higher of:

         (a) the rate of interest announced, from time to time, by Agent as its prime commercial rate for United States dollar loans made in the United States for any day, and

         (b)      the Federal Funds Rate.

Any change in the interest rate resulting from a change in the prime commercial rate announced by the Agent shall become effective without prior notice to Transferor or the Servicer as of 12:01 a.m., New York City time, on the Business Day on which each change in the prime commercial rate is announced by the Agent. The prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate actually charged by the Agent to any customer. The Agent may make commercial loans or other loans at rates of interest at, above or below the prime commercial rate.

         "Amortization Period" means the period (x) beginning on the earlier of
(i) the date on which a termination notice is given by the Sellers pursuant to
Section 8.1 of the Purchase Agreement and (ii) the first day of the Calculation Period that begins on June 1, 2000, and (y) ending on the earlier of (i) the Expected Final Payment Date and (ii) the date, if any, on which an Early Amortization Period begins; provided that there will be no Amortization Period if an Early Amortization Period commences on or prior to the date specified above for the beginning of the Amortization Period.

         "Applicable Ratings Factor" means the Class A Ratings Factor or the Class B Ratings Factor, as specified in each calculation where the Applicable Ratings Factor is used.

         "Approval Condition" means, with respect to any event or change in the terms applicable to this Supplement or the Series 1996-1 Certificates, such event or change shall have been approved in writing, prior to becoming effective, by the Agent and the Majority Class B Purchasers.

         "ASA Measuring Period" means, for any Cut-Off Date falling in a Group Amortization Period, the Calculation Period ending on that Cut-Off Date (or the portion thereof falling after the Group Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Group Amortization Period).

         "Available Subordinated Amount" means, at any time during a Group Amortization Period, the amount calculated pursuant to Section 4.6.

         "Base Amount" means, on any Business Day, the result of the following formula:

          [NER x SCAP x (100%-CBRR)]-CASD-CCRR

where:

NER      =        the Net Eligible Receivables as reported in the Daily Report for that Business Day;

SCAP     =        the Series Collection Allocation Percentage for that Business
                  Day;

CBRR     =        the Class B Reserve Ratio in effect for that Business Day;

CASD     =        the Class A Subordination Deficit for that Business Day; and

CCRR     =        the Carrying Cost Receivables Reserve as reported in the
                  Daily Report for such day.

         "Basic Concentration Limit" means, with respect to a Concentration Unit on any day, (i) if such Concentration Unit includes a Special Obligor, the Special Concentration Limit for such Special Obligor, and (ii) otherwise, the Concentration Limit applicable to the Parent for such Concentration Unit.

         "Carrying Cost Receivables Reserve" means, on any Business Day, the result of:

                  (a) the Current Carrying Costs; plus

                  (b) the product of (i) the Class A Invested Amount, multiplied by (ii) 1.5 times the weighted average of the interest rates on Class A Certificates, multiplied by (iii) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

                  (c) the product of (i) the Class B Invested Amount, multiplied by (ii) 1.5 times the weighted average of the interest rates on the Class B Certificates, multiplied by (iii) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

                  (d) the product of (i) the Series Collection Allocation Percentage on the next preceding Distribution Date, multiplied by (ii) the aggregate Unpaid Balance of Receivables on the next preceding Distribution Date, multiplied by (iii) 2%, multiplied by (iv) a fraction the numerator of which is the product of two and the number of Turnover Days and the denominator of which is 360; plus

                  (e) if there is any Series in Group I in addition to the Series 1996-1 Certificates, the Carrying Cost Receivables Reserve Increments for each such other Series in Group I (as defined, and calculated as provided, in the related Supplement); minus

                  (f) the balance on deposit in the Carrying Cost Account at the beginning of that Business Day.

         "Category One Balance" is defined in Section 4.10.

         "Category One Eligibles" is defined in Section 4.10.

         "Category One Obligors" means the following persons: Alfa Romeo Avio S.p. A., ABB Power Generation Ltd., Boeing Canada Technology Ltd., Fiat Avio S.p.A., General Electric Canada Inc., Hitachi Ltd., KLM Royal Dutch Airlines, Mitsubishi Heavy Industries America, Inc., Mitsui & Co. USA, Inc., Motoren-Und Turbinen-Union Munchen GmbH, Pratt & Whitney Canada Inc., Rolls-Royce PLC, Siemens A.G. KWU, and Walbar of Canada Inc.

         "Category Three Balance" is defined in Section 4.10.

         "Category Three Eligibles" is defined in Section 4.10.

         "Category Three Excess Concentration" is defined in Section 4.10.

         "Category Three Obligors" means Foreign Obligors that are not Category One Obligors or Category Two Obligors.

         "Category Two Balance" is defined in Section 4.10.

         "Category Two Eligibles" is defined in Section 4.10.

         "Category Two Excess Concentration" is defined in Section 4.10.

         "Category Two Obligors" means Foreign Obligors (other than Category One Obligors) with principal places of business in Canada, Germany, Italy, Netherlands, Switzerland, England or Sweden.

         "Certificate Purchase Agreements" means the Class A Certificate Purchase Agreement and the Class B Certificate Purchase Agreement.

         "Certificate Rate" means, at any time, the weighted average of the interest rates on all outstanding Series 1996-1 Certificates at that time.

         "Certificate Spread" means:

                  (a) with respect to the Class A Certificates, (i).50% per annum in the case of Eurodollar Tranches, and (ii) 0% per annum in the case of the ABR Tranche; and

                  (b) with respect to the Class B Certificates, (i).80% per annum in the case of the Eurodollar Tranche, and (ii) 0% per annum in the case of the ABR Tranche.

         "Class A Certificate" is defined in Section 2.1. Each Class A Certificate shall be substantially in the form of Part 1 of Exhibit A.

         "Class A Certificate Purchase Agreement" means the Certificate Purchase Agreement (Series 1996-1, Class A) dated as of April 18,1996 among Transferor, Servicer, the Purchasers of Class A Certificates and the Agent.

         "Class A Concentration Factor" means, as of any Cut-Off Date, the greatest of:

                  (i) 1.333 times the "Benchmark Percentage" for purposes of clause (c) of the definition of "Concentration Limit,"

                  (ii) two times the "Benchmark Percentage" for purposes of clause (d) of that definition, and

                  (iii) the sum of (A) all Special Concentration Limits, if any, plus (B) the product of (x) the "Benchmark Percentage" for purposes of clause (e) of the definition of Concentration Limit times (y) the excess of four over the number of Special Obligors.

         "Class A Invested Amount" means, at any time, the sum of the purchase prices paid for Class A Purchases made pursuant to the Class A Certificate Purchase Agreement at or prior to that time, reduced (but not below zero) by (a) the aggregate amount of all distributions that have been made to the Holders of the Class A Certificates on account of principal, and (b)the amount of all Investor Write-Offs that have been applied to reduce the Class A Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Class A Invested Amount).

         "Class A Minimum Reserve Ratio" means the sum, as of any Cut-Off Date, of (a) the Class A Concentration Factor for that Cut-Off Date plus (b) the product of the average of the Dilution Ratios for the period of 12 preceding Calculation Periods ending on that Cut-Off Date, multiplied by the Dilution Horizon Variable for that Cut-Off Date.

         "Class A Purchases" means Purchases made in respect of Class A Certificates.

         "Class A Ratings Factor" means 2.0.

         "Class A Required Reserve Ratio" means, as calculated in each Monthly Report, the Loss Reserve Ratio plus the Dilution Reserve Ratio, each calculated using the Class A Ratings Factor.

         "Class A Required Reserves" means, at any time, the product of (a) the Net Eligible Receivables multiplied by (b) the Class A Reserve Ratio multiplied by (c) the Series Collection Allocation Percentage.

         "Class A Reserve Ratio" means, during any Distribution Period, the greater of (a) the Class A Minimum Reserve Ratio and (b)the Class A Required Reserve Ratio, each as calculated in the Monthly Report required to be delivered on the Report Date immediately prior to the start of that Distribution Period; provided that during the period from the date hereof to the first Distribution Date thereafter the Class A Reserve Ratio shall be 26.01%.

         "Class A Subordination Deficit" means, on any Business Day, the positive result (if any) of (a) the Class A Required Reserves, minus (b) the sum of (i) the Class B Required Reserves plus (ii) the outstanding principal amount of all Subordinated Classes (all calculated as of the beginning of that Business
Day); provided that at any time when no Senior Class is outstanding the Class A Subordination Deficit shall equal zero.

         "Class B Certificate" is defined in Section 2.1. Each Class B Certificate shall be substantially in the form of Part 2 of Exhibit A.

         "Class B Certificate Purchase Agreement" means the Certificate Purchase Agreement (Series 1996-1, Class B) dated as of April 18,1996 among Transferor, Servicer, the Purchasers of Class B Certificates and the Agent.

         "Class B Concentration Factor" means, as of any Cut-Off Date, the greatest of:

                  (i) the "Benchmark Percentage" for purposes of clause (c) of the definition of "Concentration Limit,"

                  (ii) 1.5 times the "Benchmark Percentage" for purposes of clause (d) of the definition of "Concentration Limit," and

                  (iii) the sum of (A) all Special Concentration Limits, if any, plus (B) the product of (x) the "Benchmark Percentage" for purposes of clause (e) of the definition of Concentration Limit times the excess (if any) of 2.75 over the number of Special Obligors.

         "Class B Invested Amount" means, at any time, the sum of the purchase prices paid for Class B Purchases made pursuant to (and as defined in) the Class B Certificate Purchase Agreement at or prior to that time, reduced (but not below zero) by (a) the aggregate amount of all distributions that have been made to the Holders of the Class B Certificates on account of principal, and (b) the amount of all Investor Write-Offs that have been applied to reduce the Class B Invested Amount (net of Investor Allocable Recoveries and Investor Allocable Dilution Adjustments that have been applied to reinstate the Class B Invested Amount).

         "Class B Minimum Reserve Ratio" means the sum, as of any Cut-Off Date, of (a) the Class B Concentration Factor for that Cut-Off Date plus (b) the product of the average of the Dilution Ratios for the period of 12 preceding Calculation Periods ending on that Cut-Off Date, multiplied by the Dilution Horizon Variable for that Cut-Off Date; provided that in no event shall the Class B Minimum Reserve Ratio be less than 15%.

         "Class B Purchases" means Purchases made in respect of Class B Certificates.

         "Class B Ratings Factor" means 1.5.

         "Class B Required Reserve Ratio" means, as calculated in each Monthly Report, the Loss Reserve Ratio plus the Dilution Reserve Ratio, each calculated using the Class B Ratings Factor.

         "Class B Required Reserves" means, at any time, the product of (a) the Net Eligible Receivables multiplied by (b) the Class B Reserve Ratio multiplied by (c) the Series Collection Allocation Percentage.

         "Class B Reserve Ratio" means, during any Distribution Period, the greater of (a) the Class B Minimum Reserve Ratio and (b) the Class B Required Reserve Ratio, each as calculated in the Monthly Report required to be delivered on the Report Date immediately prior to the start of that Distribution Period, provided that during the period from the date hereof to the first Distribution Date thereafter the Class B Reserve Ratio shall be 21.01%.

         "Class Invested Amount" means (a) with respect to Class A, the Class A Invested Amount, (b)with respect to Class B, the Class B Invested Amount and (c) with respect to any other Senior Class or Subordinated Class of Certificates, the amount identified as its "Class Invested Amount" in the Supplement for such Senior Class or Subordinated Class of Certificates.

         "Concentration Limit" means:

                  (a) 100% for any Tier-1 Obligor;

                  (b) 100% for any Tier-2 Obligor;

                  (c) 15% for any Tier-3 Obligor;

                  (d) 10% for any Tier-4 Obligor; and

                  (e) 4% for any Tier-5 Obligor.

         Each of the percentages above is called a "Benchmark Percentage".

         "Concentration Unit Excess Concentration" is defined in Section 4.10.

         "Concentration Unit" means, on any day, each Obligor and its Affiliates, if any, that are Obligors; it being understood that each Obligor shall belong to only one Concentration Unit, and that a single Obligor can be a Concentration Unit.

         "Current Carrying Costs" means, during any Distribution Period, the sum of (i) the amount of interest on the Series 1996-1 Certificates that will be payable on the next Interest Payment Date and any other Interest Payment Date falling not later than one week after such Interest Payment Date, (ii) the amount of the Servicing Fee that will be payable on or before the next Distribution Date plus (iii) the Current Carrying Costs Increments for each other Series in Group I (as defined, and calculated as provided in, the Supplement for each such Series.)

         "Daily Group Collections" is defined in Section 4.2.

         "Deferred Portion" means, on any day with respect to Group I, the portion of the Acquisition Amount for the Series of Certificates in Group I as to which payment has been deferred, which portion shall equal the product of (a) the Series Collection Allocation Percentage times (b) the sum of the following amounts (as shown in the Daily Report for such day): (i) the Excess Concentration Balances, plus (ii) the aggregate unpaid balance of Receivables that are not Eligible Receivables (including any such Receivables that are ineligible due to the attachment of Adverse Claims), plus (iii) the Carrying Cost Receivables Reserve, plus (iv) the Class B Reserve Ratio times the Net Eligible Receivables, plus (v) the Class A Subordination Deficit (it being understood that the Deferred Portion may vary from day to day); provided that the Deferred Portion shall be fixed as of the Group Amortization Calculation Date.

         "Dilution Horizon Variable" means, at any time, a fraction having (a) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables and generated during the two Calculation Periods ending on the most recent Cut-Off Date (as of that Cut-Off Date) and (b) a denominator equal to the Adjusted Eligible Receivables as of the most recent Cut-Off Date.

         "Dilution Ratio" means, as calculated in each Monthly Report as of the most recent Cut-Off Date, a fraction (expressed as a percentage) having (a) a numerator equal to the aggregate amount of Dilution on the Receivables occurring during the Calculation Period ending on the most recent Cut-Off Date, and (b) a denominator equal to the aggregate amounts payable pursuant to invoices giving rise to Receivables that were generated during the second preceding Calculation Period (so that, for example, if the Calculation Period specified in clause (a) corresponded to the March fiscal month, the Calculation Period in this clause (b) would be the one corresponding to the January fiscal month).

         "Dilution Reserve Ratio" means as calculated in each Monthly Report, the result (expressed as a percentage) calculated in accordance with the following formula:

         {(ARF x ADR) + [(HDR-ADR) x (HDR/ADR)]} x DHV

where:

ADR      =        the average of the Dilution Ratios during the period of 12 consecutive Calculation Periods ending on the related Cut-Off
                  Date;

ARF      =        the Applicable Ratings Factor;

DHV      =        the Dilution Horizon Variable; and

HDR      =        the highest average of the Dilution Ratios for any two
                  consecutive Calculation Periods within the 12 consecutive
                  Calculation Periods ending on the related Cut-Off Date.

         "Distribution Period" means a period from and including a Distribution Date to but excluding the next Distribution Date.

         "Early Amortization Period" means the period beginning on the date (if any) specified in Section 6.2 and ending on the day on which the Series Invested Amount has been reduced to zero. The term "Early Amortization Period" means each of the Early Amortization Period and any period identified as an "Early Amortization Period" in the Supplement for any other Series in Group I.

         "Eurodollar Tranche" means, during any Interest Period, any portion of the Series 1996-1 Invested Amount that is designated by Transferor in accordance with a Certificate Purchase Agreement to accrue interest based on the Reserve-Adjusted Eurodollar Rate.

         "Excess Concentration Balances" means, on any day, the sum of (i) the sum of the Concentration Unit Excess Concentrations for all Groups, plus (ii) the Category Two Excess Concentration, plus (iii) the Category Three Excess Concentration, plus (iv) the Total Foreign Concentration Excess.

         "Excess Foreign Obligor Balances" is defined in Section 4.10.

         "Expected Final Payment Date" means December 15, 2000.

         "Federal Funds Rate" means (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for the day (or, if the day is not a Business Day, the immediately preceding Business Day) by the Federal Reserve Bank of New York; provided that if the rate is not so published for any Business Day, the rate for purposes of this clause will be the average of the quotations for the day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it, plus (b) 100 basis points.

         "Final Scheduled Payment Date" means December 15, 2001.

         "First Step Excess" is defined in Section 4.10.

         "First Step Residual" is defined in Section 4.10.

         "Foreign Obligor" is defined in Section 4.10.

         "Fourth Step Excess" is defined in Section 4.10.

         "Fully Funded Date" means the first date falling in a Group Amortization Period or when all Series in Group I are in a Series Amortization Period and on which there are funds on deposit in the Carrying Cost Account and the Principal Funding Account that, in the aggregate, equal or exceed the Investor Repayment Amount and any Servicing Fee payable to anyone other than a Howmet Person on the first Distribution Date falling after that date.

         "Group Amortization Calculation Date" means the day before a Group Amortization Period begins.

         "Group Amortization Period" means the period (if any) commencing on the first day on which all outstanding Series in Group I are in Early Amortization Periods.

         "Group Initial Invested Amount" means, at any time, the sum of the Series Initial Invested Amounts of each Series in Group I at that time.

         "Group Invested Amount" means, at any time, the sum of the Series Invested Amounts of each Series in Group I at that time.

         "Group I" means a group of Series, including Series 1996-1 and each other Series that is identified in its Supplement as belonging to Group I.

         "Guarantor" means Howmet, in its capacity as the guarantor under the Seller Guaranty.

         "Holdback Account Termination Date" is defined in Section 4.4.

         "Holder" means a Holder (as defined in the Pooling Agreement) of a Certificate in any Series in Group I.

         "Howmet" is defined in the preamble.

         "Howmet Credit Agreement" means the Credit Agreement dated as of December 13, 1995 among Blade Acquisition Corp., Howmet Holdings Acquisition Corp., Howmet Acquisition Corp., the financial institutions named therein and The First National Bank of Chicago, as Administrative Agent and a Managing Agent, Bankers Trust Company, as Syndication Agent and a Managing Agent, and Citicorp USA, Inc., as Documentation Agent and a Managing Agent, as the same may from time to time be amended or supplemented.

         "Intercreditor Provisions" means the following provisions of the Howmet Credit Agreement (as such Agreement was in effect on the Closing Date): Section
9.12 and the definitions of Intercreditor Agreement, Investor Certificates, Purchased Interest, Receivables Amendment Conditions, Receivables Bridge Facility, Receivables Documents, Receivables Facility, Receivables Facility Assets, Receivables Maximum Funded Amount, Receivables Pooling Agreement. Receivables Purchasers, Receivables Stated Amount and Receivables Subsidiary.

         "Interest Payment Date" means (a) as to the Series 1996-1 Certificates, any date upon which interest is payable with respect to the ABR Tranche or any Eurodollar Tranche, as specified in Section 4.1, and (b)as to any interest payable on any other Series in Group I, the date specified as the "Interest Payment Date" in the related Supplement.

         "Interest Period" means

                  (a) for Class A Certificates, (1) as to the ABR Tranche (if any) from time to time, (x) the period from the date hereof to, but excluding, the first subsequent Distribution Date and (y) each Distribution Period thereafter and (ii) as to each Eurodollar Tranche (if any) from time to time, each period from the date upon which that Eurodollar Tranche was first designated as such pursuant to the Class A Certificate Purchase Agreement (or the end of the next preceding Interest Period for the Eurodollar Tranche, if there has been one) to the date that is one month, two months or three months, at the option of Transferor, thereafter; and if any Interest Period for a Eurodollar Tranche would otherwise end on a day that is not a Business Day, the Eurodollar Tranche shall instead end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day); and

                  (b) for Class B Certificates, (i) as to the ABR Tranche (if any) from time to time, (x) the period from the date hereof to, but excluding, the first subsequent Distribution Date and (y) each Distribution Period thereafter and (ii) as to the Eurodollar Tranche (if any) from time to time, each period from the date upon which the Eurodollar Tranche was first designated as such pursuant to the Class B Certificate Purchase Agreement (or the end of the next preceding Interest Period for the Eurodollar Tranche, if there has been one) to the date that is one month, two months or three months, at the option of Transferor, thereafter; and if any Interest Period for the Eurodollar Tranche would otherwise end on a day that is not a Business Day, the Eurodollar Tranche shall instead end on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day).

         "Invested Amount" means, at any time:

                  (a) for purposes of calculating the Series Loss Allocation Percentage for Group I, the Group Invested Amount; and

                  (b) for purposes of the application of Sections 6.13 and 12.4 of the Pooling Agreement to the Series 1996-1 Certificates, the Series 1996-1 Invested Amount.

         "Investor Allocable Dilution" means, for any ASA Measuring Period, the product of the aggregate amount of Dilution for that ASA Measuring Period as to which neither the applicable Seller nor the Guarantor has made any payment required by Section 3.1 of the Purchase Agreement or the Seller Guaranty on account of Seller Dilution Adjustments, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

         "Investor Allocable Dilution Adjustments" is defined in Section 4.8.

         "Investor Allocable Loss Amount" means, for any ASA Measuring Period, the product of the Loss Amount for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the beginning of that ASA Measuring Period.

         "Investor Allocable Recoveries" means, for any ASA Measuring Period, the product of the Net Recoveries for that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period, multiplied by the Investor Allocation Percentage as of the first Business Day of that ASA Measuring Period.

         "Investor Allocation Percentage" means:

                  (x) on any Business Day that does not fall in a Series Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of that Business Day, and (b) the denominator of which is the Base Amount as of that Business Day;

                  (y) on any Business Day falling in any Series Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of the beginning of the Series Amortization Period, and (b) the denominator of which is the Base Amount as of that Business Day; and

                  (z) on any Business Day falling in the Group Amortization Period, a fraction (expressed as a percentage, which in any event may not exceed 100%) (a) the numerator of which is the Net Invested Amount as of the Group Amortization Calculation Date, and (b) the denominator of which is the Base Amount as of the Group Amortization Calculation Date.

         "Investor Ownership Percentage" means, on any day with respect to Group I, a fraction (expressed as a percentage, which in any event may not exceed 100%), (x) the numerator of which is the Acquisition Amount on such day and (y) the denominator of which is the product of (a) the Series Collection Allocation Percentage times (b) the excess of (i) the Unpaid Balance of Receivables on such day over (ii) the Unapplied Cash on such day; provided that the Investor Ownership Percentage shall be fixed as of the Group Amortization Calculation Date; and provided further that if the Investor Ownership Percentage is being calculated on any day when a Series in Group I is in an accumulation, amortization or early amortization period, the Investor Ownership Percentage shall not be less than the Investor Ownership Percentage immediately prior to the commencement of such period.

         "Investor Repayment Amount" means, on any Business Day, the sum of (a) the principal amount of the Series 1996-1 Certificates and all other Series in Group I then outstanding, plus (b) the interest and any Additional Amounts known to be payable on the Series 1996-1 Certificates and all other Series in Group I on or before the first Distribution Date falling after that date.

         "Investor Write-Offs" means, as calculated in any Monthly Report relating to a Calculation Period falling completely or partially in a Group Amortization Period:

                  (a) if the Available Subordinated Amount is greater than zero at the end of the related ASA Measuring Period, zero; and

                  (b) if the Available Subordinated Amount is zero at the end of the related ASA Measuring Period (taking into account any reduction in the Available Subordinated Amount shown in such Monthly Report), the excess (if any) of (x) the sum of the Investor Allocable Loss Amount and the Investor Allocable Dilution minus Investor Allocable Recoveries for the related ASA Measuring Period, over (y) the Available Subordinated Amount as of the beginning of that ASA Measuring Period.

         "Loss Amount" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Receivables held by Trust that became Write-Offs during that ASA Measuring Period, minus (b) the amount of Recoveries received during that ASA Measuring Period.

         "Loss Reserve Ratio" means, as calculated in each Monthly Report, the result (expressed as a percentage) of (a) the Applicable Ratings Factor multiplied by (b) the highest average of the Aged Receivables Ratio for any three consecutive Calculation Periods that occurred during the preceding 12 consecutive Calculation Periods ending on the most recent Cut-Off Date multiplied by (c) a fraction having (i) a numerator equal to the sum of the aggregate amounts payable pursuant to invoices giving rise to Receivables generated during the four Calculation Periods preceding or ending on the most recent Cut-Off Date, and (ii) a denominator equal to the Adjusted Eligible Receivables, as of the most recent Cut-Off Date, multiplied by (d) the Payment Term Multiplier.

         "Majority Class B Purchasers" is defined in Section 8.1 of the Class B Certificate Purchase Agreement.

         "Net Eligible Receivables" means, at any time, (a) the Adjusted Eligible Receivables, minus (b) the Excess Concentration Balances; it being understood that the amount of Eligible Receivables will be reduced by Adverse Claims that attach to Receivables otherwise satisfying the requirements of the definition of Eligible Receivable.

         "Net Invested Amount" means, on any Business Day, the Group Invested Amount, minus the balance on deposit in the Equalization Account and the Principal Funding Account with respect to Series in Group I.

         "Net Recoveries" means, with respect to any ASA Measuring Period, an amount equal to the positive difference (if any) of (a) the amount of Recoveries received in that ASA Measuring Period minus (b) the amount of Receivables that became Write-Offs in that ASA Measuring Period.

         "Note Indenture" means the Indenture dated as of December 13, 1995 by and between Howmet, as successor to the obligations thereunder of Howmet Acquisition Corp., and Marine Midland Bank, as Trustee, under and pursuant to which certain senior subordinated notes have been issued, as the same may at any time be amended or supplemented.

         "Parent" means, with respect to any Concentration Unit, the Domestic Person in such Concentration Unit that owns or controls (directly or indirectly) the largest number of other Obligors in such Concentration Unit; provided that if there is no Domestic Person in such Concentration Unit, "Parent" shall mean the Obligor in such Concentration Unit that owns or controls (directly or indirectly) the largest number of other Obligors in such Concentration Unit.

         "Past Due Receivables Ratio" means, as calculated in each Monthly Report as of the Cut-Off Date, a faction (expressed as a percentage) having (a) a numerator that is the aggregate Unpaid Balance of Receivables that remain outstanding 61 to 91 days after their respective due dates, as determined as of such Cut-Off Date, and (b) a denominator that is the aggregate Unpaid Balance of Receivables as of such Cut-Off Date.

         "Payment Term" shall mean, with respect to any Receivable, the number of days between its invoice date and its due date.

         "Payment Term Multiplier" shall mean (a) 1.0, if the Payment Term Variable is less than 41, (b) 1.17, if the Payment Term Variable is equal to or more than 41 but less than 51, (c) 1.25, if the Payment Term Variable is equal to or more than 51 but less than 61, and (d) 1.5, if the Payment Term Variable is equal to or more than 61 but less than 91; provided, however, that if the Payment Term Variable equals or exceeds 91, the Payment Term Multiplier for such Receivable shall be determined by calculating the sum of (x) 1.5, and (y) 0.05, for each 5-day increment by which the Payment Term Variable exceeds 91, it being understood that the same number shall apply for all Payment Term Variables that fall within a five-day range.

         "Payment Term Variable" shall mean, as calculated in each Monthly Report as of the most recently ended Cut-Off Date, the quotient of:

                  (x) the sum of (1) the product of the Outstanding Balance of each Receivable as of such Cut-Off Date times (2) the Payment Term with respect to such Receivable; divided by

                  (y) the aggregate Outstanding Balance of all Receivables as of such Cut-Off Date.

         "Prepayment Accumulation Period" means a period beginning on the day that Transferor gives a Prepayment Notice to Trustee of a prepayment of the Series 1996-1 Certificates pursuant to Section 4.9 (and does not notify Trustee that it intends to cause the Series Interest to be conveyed as described in subsection 4.9(b)) and ending on the earlier to occur of (a) the day when amounts sufficient for that prepayment have been accumulated pursuant to Section
4.3 and (b) the end of the Revolving Period for the Series 1996-1 Certificates.

         "Prepayment Notice" is defined in Section 4.9.

         "Prepayment Premium" means, with respect to any prepayment pursuant to
Section 4.9 or 7.1 or as a result of an Early Amortization Event, the net present value (as of the date of such prepayment) of the amount of interest that would have accrued on the amount of principal prepaid from the date of prepayment through the one year anniversary of the date hereof at an interest rate equal to the applicable Certificate Spread in respect of the Eurodollar Tranche(s), discounted to such prepayment date at a rate per annum, compounded monthly, equal to the Reserve Adjusted Eurodollar Rate in effect on the date on which notice of prepayment is given to the Holders of the Series 1996-1 Certificates being prepaid.

         "Principal Deposit Amount" means, with respect to any Series in any Calculation Period falling in a Series Amortization Period, the amount determined in accordance with the Supplement for that Series. The Principal Deposit Amounts for the Series Amortization Periods that may apply to the Series 1996-1 Certificates are:

                  (a) for any Calculation Period falling in the Amortization Period or the Early Amortization Period for the Series 1996-1 Certificates, the Series 1996-1 Invested Amount; and

                  (b) for any Calculation Period falling in a Prepayment Accumulation Period for the Series 1996-1 Certificates, the amount of principal to be prepaid.

         "Principal Payment Date" means (a) for the Series 1996-1 Certificates,
(i) any date on which any prepayment is to be made pursuant to Section 4.9, (ii) the end of each Interest Period in respect of the next maturing Eurodollar Tranche and/or ABR Tranche, in such order as the Agent shall select so as to minimize "breakage costs," (iii) each Distribution Date falling in an Early Amortization Period (beginning with the Distribution Date falling in the Calculation Period after the Calculation Period in which the Early Amortization Period begins) and (iv) any Distribution Date falling after the commencement of the Amortization Period, and (b) for any other Series in Group I, each date specified as a "Principal Payment Date" in the related Supplement. The Refinancing Date is not a Principal Payment Date.

         "Purchase" means any Purchase as defined in either of the Certificate Purchase Agreements.

         "Reference Bank" means The First National Bank of Chicago.

         "Refinancing Date" is defined in subsection 4.9(b).

         "Required Purchasers N is defined in Section 9.9 of the Certificate Purchase Agreements.

         "Required Receivables" means, on any Business Day, collectively for all Series in Group I:

                  (a) So long as a Group Amortization Period has not commenced, the result of the following formula:

         GIIA + CCRR                R
         -----------               -----
         (1 - CARR)        X        NER

         where:

         CARR     =        the Class A Reserve Ratio in effect for that Business
                           Day;

         CCRR     =        the Carrying Cost Receivables Reserve as reported in
                           the Daily Report for that Business Day;

         GIIA     =        the Group Initial Invested Amount;

         NER      =        the Net Eligible Receivables as reported in the
                           Daily Report for that Business Day; and

         R        =        the aggregate Unpaid Balance of Receivables held by
                           Trustee as reported in the Daily Report for that Business Day.

                  (b) If a Group Amortization Period has commenced, the result of the following formula:

                  AGIIA + ASA + UCCRR

         where:

         AGIIA   =         the adjusted Group Initial Invested Amount on that
                           Business Day (which shall equal the Group Initial
                           Invested Amount, reduced (but not below zero) by the amount of all Investor Write-Offs (net of Investor
                           Allocable Recoveries and Investor Allocable Dilution
                           Adjustments that have been applied to reinstate the Group Invested
                           Amount));

         UCCRR    =        the Unfunded Carrying Cost Receivables Reserve on
                           that Business Day; and

         ASA      =        the Available Subordinated Amount on that Business
                           Day.

         "Required Series Holders" means the Required Purchasers.

         "Reserve-Adjusted Eurodollar Rate" means for any Interest Period, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by the Reference Bank for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Investor Certificate of the Reference Bank with maturities comparable to such Interest Period as of approximately 10:00 a.m. (New York time) on the second Business Day prior to the first day of that Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such second preceding Business Day to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D of the Federal Reserve Board (or any successor category of liabilities under Regulation D).

         "Revolving Period" means, with respect to any Series in Group I, the period beginning on the Closing Date and ending on the day before the first day of an accumulation period, an amortization period or an early amortization period (other than a prepayment accumulation period with respect to a partial prepayment of such Series) for such Series; provided that the Revolving Period for such Series shall be suspended during a prepayment accumulation period with respect to a partial prepayment of such Series.

         "Second Step Excess" is defined in Section 4.10.

         "Second Step Residual" is defined in Section 4.10.

         "Senior Class" means each of Class A and each class of any other Series in Group I that is identified in its Supplement as a Senior Class.

         "Series Allocable Dilution Adjustments" means, for any ASA Measuring Period, the product of the aggregate amount of payments pursuant to Section 3.1 of the Purchase Agreement or pursuant to the Seller Guaranty on account of Seller Dilution Adjustments received during that ASA Measuring Period relating to Dilution that occurred prior to that ASA Measuring Period, multiplied by the Series Loss Allocation Percentage as of the beginning of that ASA Measuring Period.

         "Series Amortization Period" means (a) as to Series 1996-1, the Amortization Period, any Prepayment Accumulation Period and any Early Amortization Period and (b)as to any other Series in Group I any period identified in the related Supplement as a "Series Amortization Period."

         "Series Invested Amount" means (a) as to the Series 1996-1 Certificates, the Series 1996-1 Invested Amount, and (b) as to any other Series in Group I, the amount determined as such in accordance with the Supplement for that Series.

         "Series Initial Invested Amount" means (a) as to the Series 1996-1 Certificates, the Series 1996-1 Initial Invested Amount, and (b) as to any other Series in Group I, the amount determined as such in accordance with the Supplement for that Series; provided that from and after the date on which the Series Invested Amount for any Series is reduced to zero, the Series Initial Invested Amount for that Series will also equal zero.

         "Series 1996-1 Certificates" means the Class A Certificates and the Class B Certificates.

         "Series 1996-1 Holder" means a Holder of a Series 1996-1 Certificate.

         "Series 1996-1 Initial Invested Amount" means (i) during the Revolving Period for the Series 1996-1 Certificates, the Series 1996-1 Invested Amount, and (ii) thereafter, the Series 1996-1 Invested Amount as of the last day of the Revolving Period; provided that after the principal amount of the Series 1996-1 Certificates and interest and any Additional Amounts known to be payable in respect of such Series are reduced to zero, the Series 1996-1 Initial Invested Amount will equal zero.

         "Series 1996-1 Invested Amount" means, at any time, the sum of the Class A Invested Amount plus the Class B Invested Amount.

         "Special Concentration Limit" means:

                  (i) with respect to the Tier-5 Obligor that owes the highest aggregate Unpaid Balance of Eligible Receivables, 7%; and

                  (ii) with respect to the Tier-5 Obligor that owes the second highest aggregate Unpaid Balance of Eligible Receivables, 5%.

         "Special Obligor" means, at any time, the two Tier-5 Obligors that owe the highest aggregate Unpaid Balances of Receivables and are designated in the most recent Monthly Report as "Special Obligors"; provided that in the case of any Obligor (other than Westinghouse Electric Corp.), the Approval Condition shall have been satisfied with request to such designation.

         "Specified Rating Agency" means S&P.

         "Stated Amount" means as to any Certificate, the maximum principal amount that may be required to be funded by the Holder of such Certificate.

         "Structured Lender" shall mean Falcon Asset Securitization Corporation, Alpine Securitization Corp. and any other Holder of a Certificate (x) whose principal business consists of issuing commercial paper, medium term notes or other securities to fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or interests therein and (y) which is required by any nationally recognized rating agency which is rating such securities to obtain from its principal debtors an agreement similar to that set forth in Section 13.9 of the Pooling Agreement in order to maintain such rating.

         "Subordinated Class" means each of Class B and each class of any other Series in Group I that is identified in its Supplement as a Subordinated Class.

         "Support Bank" shall mean any bank or other financial institution extending or having a commitment to extend funds to or for the account of any Structured Lender (including by agreement to purchase an assignment of, or participation in, the Certificate held by such Person) under a liquidity or credit support agreement which relates to the Certificate purchased by such Structured Lender.

         "Third Step Excess" is defined in Section 4. 10.

         "Third Step Residual" is defined in Section 4.10.

         "Tier-1 Obligor" means any Obligor that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-1+" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "AAA" (or its equivalent).

         "Tier-2 Obligor" means any Obligor (other than a Tier-1 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-1" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "A+" (or its equivalent).

         "Tier-3 Obligor" means any Obligor (other than a Tier-1 Obligor or a Tier-2 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-2" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "BBB+" (or its equivalent).

         "Tier-4 Obligor" means any Obligor (other than a Tier-1 Obligor, a Tier-2 Obligor or a Tier-3 Obligor) that has (a) a commercial paper rating from the Specified Rating Agency of at least "A-3" (or its equivalent) or (b) a senior actual or implied debt rating from the Specified Rating Agency of at least "BBB-" (or its equivalent).

         "Tier-5 Obligor" means any Obligor other than a Tier-1 Obligor, a Tier-2 Obligor, a Tier-3 Obligor or a Tier-4 Obligor.

         "Total Dollar Limit" is defined in Section 4.10.

         "Total Foreign Concentration Excess" is defined in Section 4.10.

         "Tranche" means each of the ABR Tranche and each Eurodollar Tranche,

         "Transferor Indemnified Losses" is defined in Section 7.3.

         "Transferor Indemnified Party" is defined in Section 7.3.

         "Transferor Payment Percentage" means, on any Business Day, the difference of 100% minus the Investor Allocation Percentage on that Business Day.

         "Unapplied Cash" means, on any Business Day, available funds received in the Master Collection Account and reflected in the Daily Report for that Business Day that have not been applied as Collections on a particular Receivable on or prior to the time as of which that Daily Report is prepared.

         "Unfunded Carrying Cost Receivables Reserve" means, on any Business Day falling in a Group Amortization Period, the difference (but not less than zero) of (a) the Carrying Cost Receivables Reserve as of the Group Amortization Calculation Date, minus (b) the aggregate Collections deposited into the Carrying Cost Account during the portion of the Group Amortization Period up to and including that Business Day.

         "Unmatured Early Amortization Event" means an event that, with the giving of notice or lapse of time (or both) will constitute an Early Amortization Event.

         SECTION 1.2 Modification Condition. (a) For so long as the Series 1996-1 Certificates remain outstanding, for purposes of the Transaction Documents the definition of the term "Modification Condition" shall be as follows:

                  "Modification Condition" means, with respect to any action, that (i) each Rating Agency has confirmed in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Series or Purchased Interest that was rated by such Rating Agency, and (ii) if any Series or Purchased Interest has not been rated, the Required Series Holders for that Series or the Agent for such Purchased Interest (as the case may be) shall have consented in writing to such action.

         (b) For so long as the Series 1996-1 Certificates remain outstanding, for purposes of the Transaction Documents the term "Required Investors" shall be as follows:

                  "Required Investors" means the Required Series Holders for each Series and the Agent for each Purchased Interest."

         SECTION 1.3 Incorporation of Terms. The terms of the Pooling Agreement are incorporated in this Supplement as if set forth in full herein. As supplemented by this Supplement, the Pooling Agreement is in all respects ratified and confirmed and both together shall be read, taken and construed as one and the same agreement. If the terms of this Supplement and the terms of the Pooling Agreement conflict, the terms of this Supplement shall control with respect to the Series 1996-1 Certificates.

ARTICLE II DESIGNATION

         SECTION 2.1 Designation. There is hereby created a Series to be known as the "Series 1996-1 Certificates," consisting of two classes: the $47,500,000 Variable Rate Class A, Trade Receivables Backed Certificates, Series 1996-1 (the "Class A Certificates), which shall be a Senior Class; and the $7,500,000 Variable Rate Class B, Trade Receivables Backed Certificates, Series 1996-1 (the "Class B Certificates"), which shall be a Subordinated Class. Subject to the conditions set forth in Article III, Trustee shall authenticate and deliver the Class A Certificates and the Class B Certificates, to or upon the order of Transferor in the aggregate principal amount indicated for each above. Notwithstanding the terms of Section 6.1 of the Pooling Agreement, the Class A Certificates will be issued in minimum denominations of $5,000,000 and in integral multiples of $1,000,000 and the Class B Certificates will be issued in minimum denominations of $2,500,000 and in integral multiples of $500,000.

         SECTION 2.2 Group I. The Series 1996-1 Certificates are included in Group I. Consequently, the Series 1996-1 Certificates will share a single Series Collection Allocation Percentage (determined using the Required Receivables as defined herein), a single Series Loss Allocation Percentage (determined using the Invested Amount as defined herein), and if a Group Amortization Period occurs, a single Available Subordinated Amount (determined as provided herein) with the other Series in Group I. Collections, Investor Allocable Dilution, Investor Allocable Loss Amounts and Investor Write-Offs will be allocated collectively to Group I in accordance with such shared Series Collection Allocation Percentage and Series Loss Allocation Percentage, as applicable, and will be further allocated among Series included in Group I (and the various Senior Classes and Subordinated Classes) in accordance with this Supplement. The Servicing Fee with respect to all Series in Group I shall be paid in accordance with this Supplement and shall be determined in accordance with Section 3.4 of the Pooling Agreement using the collective Series Collection Allocation Percentage for Group I. The Series in Group I share a collective Series Interest, the amount of which equals the shared Series Collection Allocation Percentage for Group I.

         Subsection 12.1(b) of the Pooling Agreement shall not apply to any Series in Group I and shall be superseded for all such Series by Section 7.2 of this Supplement. All terms of this Supplement applying generally to Group I shall survive the repayment in full or other termination of the Series 1996-1 Certificates until such time as all Series in Group I have been repaid in full and any revolving purchase commitments made by the Holders relating to Certificates in any such Series have been terminated (or, if earlier, on the Final Scheduled Payment Date for the last Series in Group I). Such terms of general applicability include all of Article IV (excluding Sections 4.1 and 4.9), Article V, Section 7.2 and Article VIII and all related definitions.

         SECTION 2.3 Investor Ownership Percentage. The Investor Certificates in Group I represent an undivided interest in the portion of the Transferred Assets allocable to Group I, which undivided interest (expressed as a percentage) shall equal the Investor Ownership Percentage. The amount payable on any day by the Holders of such Investor Certificates for the acquisition of such undivided interest (the "Acquisition Amount") shall equal the Group Invested Amount plus the Deferred Portion (it being understood that the Acquisition Amount may vary from day to day); provided that Acquisition Amount shall be fixed as of the Group Amortization Calculation Date.

         The Deferred Portion of the Acquisition Amount shall be subject to a holdback and shall be paid to the extent (and only to the extent) Daily Group Collections are not required to pay amounts described in clauses first through fourth of Section 4.3 or Section 4.4 (as applicable), it being understood that the Holders of Series 1996-1 Certificates shall not be liable to pay any portion of the Deferred Portion not paid out of Daily Series Collections.

ARTICLE III CONDITIONS TO ISSUANCE; USE OF PROCEEDS

         SECTION 3.1 Conditions to Issuance. Trustee will not authenticate the Series 1996-1 Certificates unless all conditions to the issuance of the Series 1996-1 Certificates under Section 6.10 of the Pooling Agreement shall have been satisfied or waived by the Purchasers.


         SECTION 3.2 Use of Proceeds. The proceeds from the issuance of the Series 1996-1 Certificates shall be used first to repay the Series 1995-1 Certificates in full and second for general corporate purposes of Transferor (including, but not limited to, purchasing Receivables, repaying indebtedness and/or making distributions to Howmet).

ARTICLE IV PAYMENTS AND ALLOCATIONS

         SECTION 4.1 Interest; Additional Amounts.

                  (a) Subject to Section 4.1 of the Class A Certificate Purchase Agreement, Transferor may from time to time allocate the outstanding principal amount under the Class A Certificates to an ABR Tranche and up to four Eurodollar Tranches. Subject to Section 4.1 of the Class B Certificate Purchase Agreement, Transferor may from time to time allocate the outstanding principal amount under the Class B Certificates to an ABR Tranche and a Eurodollar Tranche. Interest on an ABR Tranche shall be payable on each Distribution Date, and interest on a Eurodollar Tranche shall be payable at the end of the applicable Interest Period, except that interest on the amount of any principal repaid on any other date shall be payable on the date of the repayment. If any such day is not a Business Day, interest shall instead be due on the next Business Day (or, if the next Business Day falls in the next calendar month, then on the next preceding Business Day).

                  (b) Interest on a Eurodollar Tranche shall accrue during any Interest Period at a rate per annum equal to the Reserve Adjusted Eurodollar Rate plus the applicable Certificate Spread and shall be calculated on the basis of actual days over a year of 360 days.

                  (c) Interest on an ABR Tranche shall accrue at the Alternate Base Rate in effect from time to time plus the applicable Certificate Spread and shall be calculated on the basis of actual days over a year of 365 or 366 days, as the case may be.

                  (d) Interest with respect to the Series 1996-1 Certificates due but not paid on any Distribution Date or the last day of an Interest Period, as the case may be, will bear additional interest on the amount at 2% per annum above the Alternate Base Rate to the extent permitted by law, which additional interest shall be due on demand.

                  (e) Additional Amounts shall also be payable with respect to the Series 1996-1 Certificates as specified in the Certificate Purchase Agreements and to the extent (but only to the extent) that funds become available for payment of such Additional Amounts in accordance with Sections 4.2, 4.3 and 4.4.

         SECTION 4.2 Daily Calculations and Group Allocations. On each Business Day, Servicer shall calculate the Series Collection Allocation Percentage for Group I (and, if necessary for that calculation, the Required Receivables), the Current Carrying Costs and, prior to the Group Amortization Period, the Base Amount. On each Business Day prior to the Group Amortization Period, Servicer shall also determine whether the Net Invested Amount is greater than, equal to or less than the Base Amount.

         Pursuant to Section 4.3 of the Pooling Agreement, Servicer shall allocate the Series Collection Allocation Percentage of available funds received in the Master Collection Account (other than any Shared Investor Collections) since the preceding Business Day's allocation to the shared Series Interest of Group I. The portion of funds so allocated, together with any funds released from the Equalization Account or any Principal Funding Account in accordance with Section 4.5 on that Business Day, are called the "Daily Group Collections."

         SECTION 4.3 Allocations of Daily Group Collections (Other Than in a Group Amortization Period). On each Business Day (other than an Exempt Holiday or a Business Day falling in a Group Amortization Period or after the Fully Funded Date), Servicer shall allocate the Daily Group Collections (or, if less, the aggregate amount of Daily Group Collections required to fund the items described in priorities first through fourth below) to the following purposes, in the priority indicated (and to the extent of Daily Group Collections available):

                  first, to the Carrying Cost Account until the amount allocated to the Carrying Cost Account equals the Current Carrying Costs;

                  second, if the Net Invested Amount is greater than the Base Amount, to the Equalization Account in an amount sufficient to reduce the Net Invested Amount to an amount equal to the Base Amount; provided that during a Series Amortization Period in respect of any Series, funds that would otherwise be required to be deposited in the Equalization Account pursuant to this priority second shall instead be deposited in the sub-account of the Principal Funding Account for such Series (and, if there is more than one such Series, shall be divided ratably between such sub-accounts, on the basis of the respective Principal Deposit Amounts of each such Series), but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the applicable Principal Deposit Amount (and any remaining amount not deposited in any sub-account of the Principal Funding Account because of this limitation shall be shared among the other sub-accounts for such Series in Group I (ratably as described above), in each case to the extent that it will not cause the balance therein to exceed the applicable Principal Deposit Amount, and any remaining amount shall be deposited in the Equalization Account); and provided further that no deposit shall be made to a sub-account of the Principal Funding Account pursuant to the immediately preceding proviso (and such proviso shall not apply notwithstanding the existence of a Series Amortization Period) unless, after giving effect thereto, the Net Invested Amount would equal the Base Amount;

                  third, during any Series Amortization Period, to the applicable sub-account of the Principal Funding Account until the amount on deposit in that sub-account equals the applicable Principal Deposit Amount; provided that

                           (i) the amount allocated to all Investor Certificates
                  in the aggregate pursuant to this priority third on any Business Day shall not exceed the product of (x) the Investor Ownership Percentage, multiplied by (y) the excess of the Daily Group Collections over the amounts allocated on that Business Day pursuant to priorities first and second, and

                           (ii) if more than one Series in Group I is in a
                  Series Amortization Period, the amount so allocated shall be divided ratably between such subaccounts, on the basis of the respective Principal Deposit Amounts of each such Series, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the applicable Principal Deposit Amount for any such Series (and any remaining amount not deposited in any sub-account of the Principal Funding Account because of this limitation shall be shared among the other sub-accounts for Series in Group I (ratably as described above), in each case to the extent that it will not cause the balance therein to exceed the Principal Deposit Amount for any such other Series); and

                  fourth, to hold in the Master Collection Account the amount, if any, necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders.

         On such Business Day, Servicer shall allocate and pay the remainder of Daily Group Collections to make current and/or deferred transfer payments to Transferor in respect of the Transferor Certificate, provided that Transferor may, from time to time, direct Servicer to direct Trustee to hold all or part of the funds to be paid pursuant to this sentence m the Master Collection Account to be applied as Daily Group Collections on the following Business Day.

         If, on any day, the amount of Collections that is then allocated to the Carrying Cost Account exceeds the amount of Collections that is then required to be allocated to the Carrying Cost Account, the Servicer shall reallocate such Collections on such day to one or more of the obligations described in the first paragraph of this Section in priorities second through fourth, and in the preceding paragraph, in the order of priority set forth therein.

         In addition, if, on any day, funds on deposit in the Master Collection Account and available (as described in the first paragraph of this Section) for allocation under priority fourth are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

         On any Business Day failing after the Fully Funded Date, all Daily Group Collections shall be paid to Transferor as deferred transfer payments.

         SECTION 4.4 Allocations of Daily Group Collections During a Group Amortization Period. On each Business Day (other than an Exempt Holiday) failing in a Group Amortization Period and prior to or on the Fully Funded Date, Servicer shall allocate the Daily Group Collections to the following purposes, in the priority indicated (and to the extent of Daily Group Collections available):

                  first, to the Carrying Cost Account to the extent that the balance therein is less than the amount of Current Carrying Costs (other than any Servicing Fee payable to any Howmet Person) payable on the Distribution Date relating to the Calculation Period during which such Business Day falls;

                  second, to the Principal Funding Account and to Transferor (or, prior to the Holdback Account Termination Date, to the Holdback Account) in the following amounts:

                           (a) the amount to be transferred to the Principal
                  Funding Account shall equal the product of (i) the Investor Allocation Percentage, multiplied by (ii) the excess of the Daily Group Collections over the amount allocated on that Business Day pursuant to priority first, provided that the aggregate amount so deposited shall in no event exceed the lesser of (x) the Group Invested Amount and (y) the Investor Ownership Percentage times the aggregate Unpaid Balance of Receivables as of the Group Amortization Calculation Date; and

                           (b) the amount to be transferred to Transferor (or,
                  prior to the Holdback Account Termination Date, to the Holdback Account) shall equal the product of (i) the Transferor Payment Percentage, multiplied by (ii) the excess of the Daily Group Collections over the amount allocated on that Business Day pursuant to priority first;

the amount allocated to the Principal Funding Account pursuant to clause (a) of this priority second shall be divided among the sub-accounts for each Series in Group I as follows:

                           (1) first such amount shall be divided among the
                  sub-accounts for each Series that has an outstanding Senior Class, on the basis of the respective Principal Deposit Amounts of each such Senior Class, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the Principal Deposit Amount of any such Senior Class; and

                           (2) any remaining amount shall be divided among the
                  sub-accounts for each Series that has an outstanding Subordinated Class, on the basis of the respective Principal Deposit Amounts of each such Subordinated Class, but the amount deposited in any such sub-account shall in no event cause the balance therein to exceed the Principal Deposit Amount of any such Subordinated Class;

                  third, to hold in the Master Collection Account the amount necessary to pay on the next Distribution Date all Additional Amounts payable to the Holders;

                  fourth, to pay any Servicing Fee payable to any Howmet Person on the Distribution Date relating to the Calculation Period during which such Business Day falls; and

                  fifth, the balance to Transferor, provided that prior to the Holdback Account Termination Date, amounts payable to Transferor pursuant to this priority fifth shall be deposited into the Holdback Account and held as provided below.

         The "Holdback Account Termination Date" shall be the earlier to occur of (i) the date that falls twelve months alter the beginning of the Group Amortization Period and (ii) the Fully Funded Date. If at any time prior to the Holdback Account Termination Date, the amount of funds on deposit in the Holdback Account exceeds the difference of (1) the Investor Repayment Amount minus (2) the amount of funds then held in the Carrying Cost Account and the Principal Funding Account that are available to pay the Investor Repayment

Amount, then the amount of such excess funds shall be released from the Holdback Account and paid to Transferor as deferred transfer payments. On each Business Day in a Group Amortization Period prior to the Holdback Account Termination Date, Servicer shall calculate the aggregate Investor Allocable Dilution for the Group Amortization Period as to which no Series Allocable Dilution Adjustments have been received. Such amount (or, if less, the aggregate amount of funds in the Holdback Account) shall be transferred to the Master Collection Account and applied to the items listed in the first paragraph of this Section as priorities first through fifth, in that order (except that no such funds shall be allocated to Transferor or the Holdback Account pursuant to priority second and the amount allocable to the Principal Funding Account shall not be limited by application of the Investor Allocation Percentage). On the Holdback Account Termination Date, all remaining funds in the Holdback Account shall be paid to Transferor.

         If, on any day, funds on deposit in the Master Collection Account and available (as described in the first paragraph of this Section, for allocation under priority third are less than the amount of the obligations described therein, then the available Collections shall be allocated by Servicer to the holders of such obligations pro rata according to the respective amounts of such obligations held by them.

         On any Business Day falling after the Fully Funded Date, all Daily Group Collections shall be paid to Transferor in respect of the Transferor Certificate as deferred transfer payments.

         SECTION 4.5 Withdrawals from the Equalization Account and Principal Funding Account. On any Business Day (other than an Exempt Holiday) prior to the Group Amortization Period on which no Early Amortization Event or Unmatured Early Amortization Event has occurred with respect to any Series in Group I, Servicer may instruct Trustee in writing to withdraw funds from the Equalization Account and apply such funds as Daily Group Collections, so long as the Net Invested Amount would not exceed the Base Amount after giving effect to such transfer and application. On the first day of any Series Amortization Period or Group Amortization Period, Servicer shall instruct Trustee to withdraw the entire balance in the Equalization Account and apply the same as Daily Group Collections on that day. On the first day of the Group Amortization Period, Servicer shall instruct Trustee likewise to withdraw the entire balance in the Principal Funding Account and apply the same as Daily Group Collections on that day.

         SECTION 4.6 Available Subordinated Amount. (a) If a Group Amortization Period begins, Servicer shall promptly calculate the Available Subordinated Amount as of the Group Amortization Calculation Date and report such amount in the Daily Report for the first day in the Group Amortization Period. Servicer shall also calculate the Available Subordinated Amount as of each Cut-Off Date falling in the Group Amortization Period, such calculation to be reflected in the related Monthly Report.

         (b) The Available Subordinated Amount as of the Group Amortization Calculation Date shall equal the product of (x) the Investor Allocation Percentage, multiplied by (y) the result of:

                  (i) the product of the Unpaid Balance of Receivables held by Trustee at the opening of business on the Group Amortization Calculation Date, multiplied by the Series Collection Allocation Percentage on that date; minus

                  (ii) the sum of (A) the lesser of the Base Amount and the Net Invested Amount and (B) the Carrying Cost Receivables Reserve at the opening of business on the Group Amortization Calculation Date.

         (c) The Available Subordinated Amount, as of any Cut-Off Date in the Group Amortization Period, shall equal the result of:

                  (i) the Available Subordinated Amount as of the preceding Cut-Off Date (or as of the Group Amortization Calculation Date, in the case of the first Cut-Off Date falling in the Group Amortization Period); minus

                  (ii) the Investor Allocable loss Amount with respect to the ASA Measuring Period ending on that Cut-Off Date; minus

                  (iii) any Investor Allocable Dilution with respect to the ASA Measuring Period ending on that Cut-Off Date; plus

                  (iv) subject to Sections 4.7 and 4.8, the Investor Allocable Recoveries and Investor Allocable Dilution Adjustments with respect to the ASA Measuring Period ending on that Cut-Off Date.

         (d) Notwithstanding the foregoing, in no event shall the Available Subordinated Amount at any time be less than zero or greater than the initial Available Subordinated Amount calculated pursuant to subsection (b).

         SECTION 4.7 Write-Offs and Recoveries. (a) In each Monthly Report required to be delivered during the Group Amortization Period, Servicer shall calculate the Investor WriteOffs and the Investor Allocable Recoveries for the most recently ended ASA Measuring Period.

         (b) If the Investor Write-Offs calculated in any Monthly Report exceed zero, the Group Invested Amount shall be reduced by the amount of the Investor Write-Offs with effect on the related Distribution Date. Any such reduction shall be allocated to the Class Invested Amounts of all outstanding Subordinated Classes (ratably in accordance with such Class Invested Amounts) until all such Class Invested Amounts have been reduced to zero.

Any remaining reduction shall be allocated to the Class Invested Amounts of all outstanding Senior Classes (ratably in accordance with such Class Invested Amounts).

         (c) If the Group Invested Amount has been reduced on account of any Investor Write-Offs, then any Investor Allocable Recoveries with respect to any Calculation Period ending after the reduction takes place shall be applied to reinstate the Group Invested Amount, to the extent of such prior reductions that have not previously been reinstated, with effect on the related Distribution Date. Any such reinstatement shall be allocated to the Class Invested Amounts of all outstanding Senior Classes (ratably in accordance with such Class Invested Amounts) until all prior reductions to such Class Invested Amounts on account of Investor Write-Offs have been reinstated. Any remaining reinstatement shall be allocated to the Class Invested Amounts of all outstanding Subordinated Classes (ratably in accordance with such Class Invested Amounts).

         (d) If Investor Allocable Recoveries are applied pursuant to subsection
(c) to reinstate the Group Invested Amount on any Distribution Date, then Investor Allocable Recoveries shall be applied to increase the Available Subordinated Amount on the same Distribution Date only to the extent of the excess, if any, of the Investor Allocable Recoveries, minus the amount of Investor Allocable Recoveries so applied.

         (e) The outstanding principal amount of any Senior Class or Subordinated Class shall be reduced by any reduction, and increased by any reinstatement, of its Class Invested Amount pursuant to this Section 4.7 or
Section 4.8, in the amount of such reduction or reinstatement.

         SECTION 4.8 Certain Dilution in a Group Amortization Period. (a) In each Monthly Report required to be delivered during the Group Amortization Period, Servicer shall calculate the Investor Allocable Dilution and the Series Allocable Dilution Adjustments for the most recently ended ASA Measuring Period.

         (b) If the Investor Allocable Dilution calculated in any Monthly Report is greater than zero, and there are funds in the Holdback Account, then those funds (up to an amount equal to the amount of the Investor Allocable Dilution) shall be allocated (i) first, in accordance with priority first of the first paragraph of Section 4.4, (ii) second, to the Principal Funding Account (in accordance with clauses (1) and (2) of priority second of the first paragraph of
Section 4.4) until the Net Invested Amount is reduced to zero and (iii) third, in accordance with priorities third through fifth of the first paragraph of
Section 4.4, in that priority.

         (c) If the Available Subordinated Amount or the Group Invested Amount has been reduced on account of any Investor Allocable Dilution, then (i) any Series Allocable Dilution Adjustments with respect to any Calculation Period ending after the reduction takes place and (ii) any additional funds deposited in the Holdback Account (the "Investor Allocable Dilution

Adjustments") shall be allocated (x) first, to reinstate the Group Invested Amount (with the same allocation among Senior Classes and Subordinated Classes as is described in subsection 4.7(c)), and (y) second, to reinstate the Available Subordinated Amount, in each case to the extent not previously reinstated pursuant to Section 4.7 or this Section 4.8. Any funds so allocated on any day shall be allocated (i) first, in accordance with priority first of the first paragraph of Section 4.4, (ii) second, to the Principal Funding Account (in accordance with clauses (1) and (2) of priority second of the first paragraph of Section 4.4) until the Net Invested Amount is reduced to zero and
(iii) third, in accordance with priorities third through fifth of the first paragraph of Section 4.4, in that priority.

         SECTION 4.9 Optional Early Pay Out. (a) On any Business Day falling in the Revolving Period, Transferor may provide notice to Trustee of its intention to accumulate funds to cause the Series 1996-1 Certificates to be prepaid in full or (as provided in the next sentence) in part. There may be a single partial prepayment of Class A Certificates, provided that (i) such prepayment (in the aggregate for all Class A Certificates) shall not exceed $10,000,000,
(ii) such prepayment shall be made after the first anniversary of the date hereof, and (iii) the amount prepaid shall reflect a reduction in the Unpaid Balance of Receivables due to the sale of a Seller (or all or substantially all of its assets) or the loss of a major customer by the Sellers. When amounts sufficient for such prepayment have been accumulated, Transferor may provide notice to Trustee (the "Prepayment Notice") of the date, at least three business days after the date of such Prepayment Notice, when the prepayment shall occur. Trustee shall notify the affected Holders promptly upon receiving such Prepayment Notice. In the event of any such prepayment of the Series 1996-1 Certificates occurring at any time during the one-year period commencing on the date hereof, the Holders of such Series 1996-1 Certificates shall be entitled to receive a Prepayment Premium. Except as expressly provided in this subsection 4.9(a), the Series 1996-1 Certificates may not be partially prepaid. The Series 1996-1 Certificates, once prepaid, may not be reinstated.

         (b) Commencing upon the date specified in the notice to the Trustee referred to in subsection (a) (until an amount equal to the amount to be prepaid, plus the related Prepayment Premium, if any, and other applicable Additional Amounts have been accumulated), amounts shall be set aside for purposes of that prepayment in accordance with Section 4.3, except that no such amounts shall be set aside if Transferor notifies Trustee that Transferor intends to cause the Series 1996-1 Certificates to be prepaid by causing the portion of the Series Interest for Group I attributable to the Series 1996-1 Certificates to be conveyed to one or more Persons (who may be the Holders of a new Series issued substantially contemporaneously with such prepayment) for a cash purchase price in an amount equal to the sum of (i) the outstanding principal amount of the Series 1996-1 Certificates, plus (ii) to the extent not available in the Carrying Cost Account, accrued and unpaid interest on the Series 1996-1 Certificates through the day of such prepayment (the "Refinancing Date"), plus (iii) to the extent not available from funds set aside pursuant to priority fourth of Section 4.3, the Additional Amounts, if any, owed with respect to the

Series 1996-1 Certificates. No such conveyance shall, however, be permitted if as a result thereof, Transferor, Howmet or any of their Affiliates would acquire such portion of the Series Interest or the underlying Receivables. In the case of any such conveyance, the purchase price shall be deposited in the Principal Funding Account and shall be distributed to the Agent, for further distribution to the Holders, on the Refinancing Date in accordance with the terms of Section
5.2. Upon deposit of the purchase price in the Principal Funding Account, the Series 1996-1 Holders shall have no further rights with respect to the Transferred Assets.

         (c) Any prepayment pursuant to this Section 4.9 shall be made on the later to occur of (i) the date specified in the notice of prepayment and (ii) the date on which sufficient funds (including funds to cover any related Additional Amounts) have been accumulated pursuant to Section 4.3 or 4.4 or obtained by a conveyance described in subsection 4.9(b).

         (d) The Class B Certificates may not be prepaid until the Class A Certificates have been repaid in full. In addition no Class B Certificates (or Certificates in any other Subordinated Class) may be prepaid if any Senior Class is outstanding and, after giving effect to that payment, the Net Invested Amount would exceed the Base Amount.

         SECTION 4.10 Foreign Obligors; Calculation of Excess Concentrations.
(a) Notwithstanding clause (a) of the definition of Eligible Obligor, Persons that are not Domestic Persons (such Persons being "Foreign Obligors") may be Eligible Obligors.

         (b) On each Business Day and with respect to each Concentration Unit, Servicer shall determine:

                  (i) whether the members of the Concentration Unit are Domestic Persons, Category One Obligors, Category Two Obligors or Category Three Obligors.

                  (ii) such Concentration Unit's Basic Concentration Limit times the Adjusted Eligible Receivables for such day (such product being such Concentration Unit's "Total Dollar Limit").

                  (iii) the aggregate Unpaid Balance of Eligible Receivables owed by Domestic Persons in such Concentration Unit.

                  (iv) an amount (whether positive or negative) equal to (A) the Total Dollar Limit for such Concentration Unit minus (B) the amount determined pursuant to clause (iii). Any such positive sum is the "First Step Residual." The absolute value of any such negative sum is the "First Step Excess."

                  (v) an amount (the "Category One Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category One Obligors in such Concentration Unit.

                  (vi) an amount equal to 4% of the Adjusted Eligible Receivables on such day.

                  (vii) the lesser of (A) the First Step Residual (or, if there is no First Step Residual, zero) and (B) the amount determined pursuant to clause (vi).

                  (viii) an amount (the "Second Step Excess") equal to (A) the Category One Balance minus (B) the amount determined pursuant to clause
         (vii); provided that if such sum is a negative number, the Second Step Excess will be zero.

                  (ix) an amount (the "Second Step Residual") equal to (A) the First Step Residual minus (B) the Category One Balance plus (C) the Second Step Excess; provided that if such sum is a negative number, the Second Step Residual will be zero.

                  (x) an amount (the "Category Two Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category Two Obligors in such Concentration Unit.

                  (xi) an amount equal to 2 % of Adjusted Eligible Receivables on such day.

                  (xii) the lesser of (A) the Second Step Residual and (B) the amount determined pursuant to clause (xi).

                  (xiii) an amount (the "Third Step Excess") equal to (A) the Category Two Balance minus (B) the amount determined pursuant to clause
         (xii); provided that if such sum is a negative number, the Third Step Excess will be zero.

                  (xiv) an amount (the "Third Step Residual") equal to (A) the Second Step Residual minus (B) the Category Two Balance plus (C) the Third Step Excess; provided that if such sum is a negative number, the Third Step Residual will be zero.

                  (xv) an amount (the "Category Three Balance") equal to the aggregate Unpaid Balance of Eligible Receivables owed by Category Three Obligors in such Concentration Unit.

                  (xvi) the lesser of (A) the Third Step Residual and (B) the amount determined pursuant to clause (xi).

                  (xvii) an amount (the "Fourth Step Excess") equal to (A) the Category Three Balance minus (B) the amount determined pursuant to clause (xvi); provided that if such sum is a negative number, the Fourth Step Excess will be zero.

                  (xviii) the sum of the First Step Excess, the Second Step Excess, the Third Step Excess and the Fourth Step Excess, such sum being the "Concentration Unit Excess Concentration" for such Concentration Unit.

         (c) On each Business Day and with respect to each Concentration Unit, Servicer shall determine:

                  (i) an amount (the "Category One Eligibles") equal to (A) the Category One Balance for such Concentration Unit minus (B) the Second Step Excess (if any) for such Concentration Unit; provided that if such sum is a negative number, the Category One Eligibles will be zero.

                  (ii) an amount (the "Category Two Eligibles") equal to (A) the Category Two Balance minus (B) the Third Step Excess (if any) for such Concentration Unit; provided that if such sum is a negative number, the Category Two Eligibles will be zero.

                  (iii) an amount (the "Category Three Eligibles") equal to (A) the Category Three Balance minus (B) the Fourth Step Excess for such Concentration Unit; provided that if such sum is a negative number, the Category Three Eligibles will be zero.

         (d) On each Business Day, Servicer shall determine:

                  (i) the sum of the Category One Eligibles for all Concentration Units.

                  (ii) the sum of the Category Two Eligibles for all Concentration Units.

                  (iii) the sum of the Category Three Eligibles for all Concentration Units.

                  (iv) an amount (the "Category Two Excess Concentration") equal to (A) the amount determined pursuant to clause (ii) minus (B) 10% of the Adjusted Eligible Receivables on such day; provided that if such sum is a negative number, the Category Two Excess Concentration shall be zero.

                  (v) an amount (the "Category Three Excess Concentration") equal to (A) the amount determined pursuant to clause (iii) minus (B) 5% of the Adjusted Eligible Receivables on such day; provided that if such sum is a negative number the Category Three Excess Concentrations shall be zero.

                  (vi) the sum of the amounts in clauses (i), (ii) and (iii).

                  (vii) the sum of the Category Two Excess Concentration and the Category Three Excess Concentration.

                  (viii) the sum of (A) the amount determined pursuant to clause
         (vi) minus the amount determined pursuant to clause (vii).

                  (ix) an amount (the "Total Foreign Concentration Excess") equal to (A) the amount determined pursuant to clause (viii), minus (B) 35% of the Adjusted Eligible Receivables; provided that if such sum is a negative number, the Total Foreign Concentration Excess shall be zero.

         (e) With respect to (i) all Category One Obligors or Category Two Obligors, and (ii) each Category Three Obligor that owes Eligible Receivables in excess of $1,000,000 or that is located in a jurisdiction where Obligors owe an aggregate amount of Eligible Receivables in excess of $2,000,000, Servicer and Transferor shall, and shall cause the Sellers to, take all actions reasonably necessary to perfect and/or protect Transferor's and/or the Trustee's interests in such Receivables under the laws of the jurisdiction in which such Obligors are located.

         (f) Within the four weeks following each anniversary of the Closing Date, Servicer shall (i) cause counsel satisfactory to the Required Purchasers, at the expense of Howmet, to contact local counsel in each jurisdiction in which Obligors referred to in clause (e) are located, for purposes of determining whether there has been a change in the laws of such jurisdiction regarding the assignment of Receivables and (ii) take such actions as are required under
Section 4.10(e) with respect to any such change. Nothing in this Section 4.10(f) shall limit the obligations of Servicer and Transferor under Section 4.10(e) at any other time.

         (g) Contemporaneously with the delivery of each Monthly Report, Servicer shall provide Trustee with a certificate, signed by an appropriate officer, showing (i) any Obligor that is not a Domestic Person and either owes Receivables in an aggregate amount exceeding $1,000,000 as of the most recent Cut-Off Date or is a party to a contract with a Seller expiring more than one year after such Cut-Off Date, and (ii) any jurisdiction outside the United States in which Obligors owe an aggregate amount of Receivables exceeding $2,000,000, determined as of such Cut-Off Date.

         (h) All documents executed and delivered to, or for the benefit of, Trustee pursuant to this Section shall be Transaction Documents for all purposes (including for purposes of Section 6.1).

         SECTION 4.11 Tax Opinion. if any Tax Opinion is required to be delivered in connection with the Series 1996-1 Certificates, the term "Tax Opinion" shall have the meaning specified below:

         "Tax Opinion" means, with respect to any action, an Opinion of Counsel to the effect that, for Federal income tax and applicable state income and franchise tax purposes, (a) such action will not cause the Investor Certificates of Series 1996-1 debt or partnership interests, (b) such action will not cause the Trust to be treated as other than an association (or publicly traded partnership) taxable as a corporation, (c) such action should not be treated as a taxable event to any Series 1996-1 Investor Certificateholder or Certificate Owner.

         SECTION 4.12 Reset of Benchmark Percentages and Special Concentration Limits. Transferor may from time to time (i) increase or decrease any Benchmark Percentage used in the definition of Concentration Limit, (ii) change the percentages specified in the definition of Special Concentration Limit with respect to the two Tier-5 Obligors that owe the highest aggregate Unpaid Balances of Eligible Receivables, or (iii) designate an additional Obligor as a "Special Obligor," in each case (other than the designation of Westinghouse Electric Corp. as a Special Obligor) if the Approval Condition is satisfied. It is understood and agreed that any such changes in the Benchmark Percentages or the Special Concentration Limits or the addition of a Special Obligor may change the calculation of the Class A Concentration Factor, the Class B Concentration Factor, the Class A Minimum Reserve Ratio and the Class B Minimum Reserve Ratio.

ARTICLE V DISTRIBUTIONS AND REPORTS

         SECTION 5.1 Distributions. On each Distribution Date and, with respect to clause (b), on each Principal Payment Date, other than a Distribution Date that is also a Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Holders, the following amounts:

                  (a) accrued and unpaid interest on the ABR Tranches and any additional interest payable to the Series 1996-1 Holders pursuant to
         Section 4.1 or to the Holders of any other Series in Group I, to the extent funds are available for such payment in the Carrying Cost Account (and in the event of any shortfall, such interest shall be paid first to each Senior Class, ratably in accordance with the total amount of interest owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total amount of interest owed to each Subordinated Class);

                  (b) on each Principal Payment Date, all funds deposited in each sub-account of the Principal Funding Account on or prior to the most recent Cut-Off Date shall be distributed in reduction of the related Series Invested Amounts; all such amounts on deposit in the Series 1996-1 sub-account of the Principal Funding Account shall be paid to the Holders of Class A Certificates until they have been paid or provided for in full before any such amounts are paid to the Holders of Class B Certificates, and no such amounts shall be paid to the Holders of any Subordinated Certificates on any day if (i) any Senior Class will remain outstanding after that date and (ii) the Invested

         Amount exceeds the Base Amount on that day (after giving effect to all payments and allocations made pursuant to Section 4.3 on that day);

                  (c) if, on the Expected Final Payment Date or any Distribution Date failing in a Group Amortization Period, the funds on deposit in the Carrying Cost Account (less any Servicing Fee payable on that day to anyone other than a Howmet Person) will be equal to or greater than the Invested Amount (after giving effect to all distributions required by subsections (a) and (b)), then an amount equal to such remaining Invested Amount shall be withdrawn from the Carrying Cost Account and distributed in reduction of the Invested Amount; and

                  (d) any Additional Amounts payable with respect to Certificates in any Series in Group I to the extent that funds have been allocated for those Additional Amounts pursuant to priority fourth of Section 4.3 or priority third of Section 4.4 (and in the event of any shortfall, Additional Amounts shall be paid first to each Senior Class, ratably in accordance with the total Additional Amounts owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total Additional Amounts owed to each Subordinated Class).

         On each Distribution Date, Trustee shall also, in accordance with instructions set out in the applicable Daily Report, distribute the Servicing Fee to the Servicer to the extent that funds are available for that purpose in the Carrying Cost Account.

         On each Interest Payment Date (other than any Distribution Date, which shall be governed by subsection (a) above), Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute interest payable on that date to the Holders of any Series in Group I, to the extent funds are available for such payment in the Carrying Cost Account (and in the event of any shortfall, any such interest shall be paid first to each Senior Class, ratably in accordance with the total amount of interest owed to each Senior Class, and second to each Subordinated Class, ratably in accordance with the total amount of interest owed to each Subordinated Class).

         Any amounts payable to the Holders of Class A Certificates pursuant to this Section shall be paid to the Agent, and the Agent shall distribute such amounts to such Holders. Amounts payable to a Holder of Class B Certificates pursuant to this Section shall be paid to such Holder.

         SECTION 5.2 Special Distributions on the Refinancing Date. On the Refinancing Date, Trustee shall, in accordance with instructions set out in the applicable Daily Report, distribute to the Holders the following amounts:

                  (a) all interest accrued on the Certificates in any Series in Group I through the Refinancing Date, to the extent funds are available for such payment in the Carrying

         Cost Account or have been deposited in the Principal Funding Account pursuant to Section 4.9;

                  (b) all funds deposited in the Principal Funding Account pursuant to Section 4.9, provided that no such amounts shall he paid to the Holders of the Class B Certificates on any day if (i) any Senior Class will remain outstanding after that date and (ii) the Net Invested Amount exceeds the Base Amount on that day (after giving effect to all payments and allocations made pursuant to Section 4.3 on that day); and

                  (c) any Additional Amounts to the extent that funds for those Additional Amounts have been allocated pursuant to priority fourth of
         Section 4.3 or priority third of Section 4.4 or deposited in the Principal Funding Account pursuant to Section 4.9.

         Amounts payable to Holders of Class A Certificates pursuant to this Section shall he paid to the Agent, and the Agent shall distribute such amounts to such Holders. Amounts payable to a Holder of Class B Certificates pursuant to this Section shall he paid to such Holder. Promptly following receipt of the amounts payable to the Holders of Certificates pursuant to this Section, such Holders shall tender such Certificates to the Trustee.

         SECTION 5.3 Payments in Respect of Transferor Certificate. On each day on which funds are allocated for this purpose pursuant to Sections 4.3 and 4.4 (and subject to the terms of Section 4.4 relating to the Holdback Account), Trustee shall, in accordance with instructions set out in the applicable Dally Report, distribute to Transferor, in respect of the Transferor Certificate, all funds allocated for that purpose in accordance with those Sections. In addition, after the Group Invested Amount has been repaid in full and all interest and Additional Amounts owed to the Holders have been paid, any additional funds on deposit in the Carrying Cost Account, the Equalization Account or the Principal Funding Account shall similarly he paid to Transferor in respect of the Transferor Certificate.

         SECTION 5.4 Daily Reports and Monthly Reports. Each Daily Report and Monthly Report shall he substantially in the applicable form set out in Exhibit B or C or in such other form as may he required by any other Supplement relating to a Series in Group I or otherwise satisfactory to Servicer and Trustee and consistent with the terms of this Supplement, each such other Supplement and the Pooling Agreement. Copies of each Monthly Report shall be provided free of charge by the Trustee to purchasers of Series 1996-1 Certificates in connection with the initial distribution thereof and may be obtained free of charge upon request from the Trustee (and presentation of a confirmation evidencing the purchase of such beneficial interest) by subsequent purchasers.

         SECTION 5.5 Annual Tax Information. On or before February 15 of each calendar year, beginning with calendar year 1997, Servicer, on behalf of Trustee, shall furnish or cause to he furnished to each Person who at any time during the preceding calendar year was a Holder the information for the preceding calendar year, or the applicable portion thereof during which the Person was a Holder, as is required to be provided by an issuer of indebtedness under the Internal Revenue Code to the holders of the issuer's indebtedness and such other customary information as is necessary to enable such Holders to prepare their Federal income tax returns. Servicer's obligations under the preceding sentence shall be deemed to have been satisfied to the extent that substantially comparable information shall he provided by the Paying Agent to the specified Persons pursuant to the Pooling Agreement or any requirements of the Internal Revenue Code as from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, Trustee shall, to the extent required by applicable law, from time to time furnish to the appropriate Persons a Form 1099-INT within the period required by applicable law.

         SECTION 5.6 Periodic Perfection Certificate. On or before December 1 of each calendar year, beginning with calendar year 1996, Servicer, on behalf of Trustee, shall furnish or cause to be furnished to Trustee and the Agent an Officer's Certificate setting forth a list of all changes in (a) the name, identity or corporate structure of Transferor or any Seller and (b) the chief executive office of Transferor or any Seller (or in the place of business of Transferor or any Seller that has only one place of business) that have taken place since the date of the Officer's Certificate most recently delivered pursuant to this Section 5.6 (or since the Closing Date, in the case of the first such Officer's Certificate to he delivered), or indicating that no such events have taken place, and stating in each case what filings of UCC financing statements, or amendments thereto, relating to the Transaction Documents have been made in connection with each such event (identifying the date and filing index numbers for each). Any financing statement identified in such an Officer's Certificate delivered to Trustee shall be deemed to have been identified to Trustee in writing for purposes of subsection 11.1(c)(v) of the Pooling Agreement. If any such new UCC financing statements are filed, Servicer shall cause Trustee to be named as secured party (in the case of any filing against Transferor) or assignee of the secured party (in the case of any filing against a Seller). Notwithstanding the foregoing, if any "Event of Default" or "Potential Event of Default" under (and as defined in) the Howmet Credit Agreement occurs, Servicer shall deliver an Officer's Certificate covering the matters described above to Trustee and Agent not later than 10 days after the occurrence of such event, and for so long as any such event remains outstanding, Servicer shall deliver such an Officer's Certificate on the last Business Day falling in each of March, June, September and December.

ARTICLE VI EARLY AMORTIZATION EVENTS

         SECTION 6.1 Early Amortization Events. Each of the following shall constitute an "Early Amortization Event":

                  (a)(i) failure on the part of Transferor or Servicer to make any payment of the principal amount of the Series 1996-1 Certificates when due, or to make any payment of any interest on the Series 1996-1 Certificates or to make any deposit required by the terms of any Transaction Document on or before two Business Days after the date such payment or deposit is required to be made, or to make any other payment, except any payment of the Servicing Fee to a Howmet Person, required by the terms of any Transaction Document on or before three Business Days after the date such payment is required to be made; or (ii) failure on the part of any Seller to duly observe or perform subsection 6.1(f), 6.1(h), 6.1(j), 6.3(a), 6.3(b), 6.3(c) or
         6.3(e) of the Purchase Agreement or Transferor to duly observe or perform subsection 7.2(c), 7.2(e), 7.2(f), 7.2(h), 7.2(i), 7.2(j) or
         7.2(k) of the Pooling Agreement or clause (i) or (ii) of subsection 7.2(d) of the Pooling Agreement, which failure has a substantial likelihood of having a Material Adverse Effect and continues unremedied for a period of five Business Days; or (iii) failure on the part of Transferor, Servicer or any Seller duly to observe or perform any other covenant or agreement set forth in any Transaction Document, which failure has a substantial likelihood of having a Material Adverse Effect and continues unremedied for a period of 30 days; or (iv) Guarantor gives notice of termination of the Seller Guaranty;

                  (b) any representation or warranty made by a Seller in subsection 5.1(d), 5.1(k), 5.1(o) or 5.1(r) of the Purchase Agreement or by Transferor in subsection 2.3(a) (i), 2.3(a) (ii) or 7.1(i) of the Pooling Agreement shall prove to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of five Business Days, or any other representation or warranty made by Transferor, Servicer or any Seller in any Transaction Document shall prove to have been incorrect in any material respect when made, and continues to be incorrect in any material respect for a period of 30 days; provided that a mistake in the representation of a Receivable as an Eligible Receivable or the breach of a representation and warranty with respect to a Receivable shall not constitute an Early Amortization Event unless and until the applicable Seller has failed to make the cash payments (if any) owed under Sections 3.1 and 3.5 of the Purchase Agreement in respect of such mistake or breach (it being understood that certain of such mistakes or breaches may result in a non-cash adjustment under the Purchase Agreement);

                  (c) a Bankruptcy Event shall occur with respect to Transferor, Servicer, Guarantor or any Seller, or Transferor shall become unable, for any reason, to transfer Receivables or other Transferred Assets to the Trust in accordance with the provisions of this Agreement and the Pooling Agreement; provided that if, at the time any event that would, with the passage of time, become a Bankruptcy Event occurs as a result of a bankruptcy proceeding being filed against Transferor or any Seller, then, on and after the day on which the bankruptcy proceeding is filed until the earlier to occur of the dismissal of the proceeding and the commencement of an Early Amortization Period, Transferor shall not purchase Receivables and Related Assets from the affected Seller or, if Transferor is the subject of the proceeding, transfer Receivables and Related Transferred Assets to the Trust;

                  (d) the Trust or Transferor shall be required to be registered as an "investment company" under and within the meaning of the Investment Company Act of 1940, as amended;

                  (e) the Net Invested Amount exceeds the Base Amount for a period of two or more consecutive Business Days;

                  (f) a Servicer Default shall have occurred and shall not have been remedied;

                  (g) Howmet shall cease to own, directly or indirectly, 100% of the issued and outstanding capital stock of Transferor;

                  (h) the Internal Revenue Service or the PBGC shall have filed one or more Tax or ERISA Liens against the assets of Transferor or any Seller (including Receivables) in an aggregate amount exceeding $250,000 unless such amounts (i) are bonded in a manner that satisfies the Approval Condition or (ii) relate to taxes in an aggregate amount not exceeding $1,000,000 which are contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained under GAAP;

                  (i) the cessation of, or the failure to create, a valid first-priority perfected ownership or security interest in favor of Trustee in the Receivables or the rights of Transferor under the Purchase Agreement, which cessation or failure has a substantial likelihood of having a Material Adverse Effect;

                  (j) the Series 1996-1 Invested Amount is not paid in full on the Expected Final Payment Date;

                  (k) Transferor's net worth (as calculated in accordance with GAAP) shall at any time be less than 17% of the aggregate Unpaid Balance of the Receivables at such time and such condition continues for five consecutive Business Days; provided that for purposes of calculating Transferor's net worth, any and all amounts owed to Transferor by any Howmet Person shall be excluded from such calculation;

                  (l) any foreclosure or similar proceeding in respect of any adverse claim on any Buyer Note or the Transferor's common stock shall have been commenced; or title to any Buyer Note or Transferor's common stock shall pass to the holders of such adverse claim, it being understood that the grant of a security interest in the stock of Transferor or any Buyer Note to a creditor of a Seller that is party to an Intercreditor Agreement shall not be an Early Amortization Event;

                  (m) the average of the Aged Receivables Ratio for any three consecutive Calculation Periods shall be greater than 2.50%;

                  (n) the average of the Past Due Receivables Ratio for any three consecutive Calculation Periods shall exceed 5.75%;

                  (o) the average of the Dilution Ratio for any three consecutive Calculation Periods shall be greater than 6.75%; or

                  (p) the Intercreditor Provisions shall be amended without written notice thereof having been provided to the Agent no later than five Business Days prior to the effective date of such amendment.

         SECTION 6.2 Early Amortization Period. Upon the occurrence and continuance of any Early Amortization Event described in subsection 6.1(c), an Early Amortization Period shall commence without any notice or other action on the part of Trustee or the Series 1996-1 Holders, immediately upon the occurrence of such Early Amortization Event, except that if an Early Amortization Event described in subsection 6.1(c) occurs as the result of the occurrence of a Bankruptcy Event with respect to one or more Sellers, the Receivables originated by which made up less than 10% of the aggregate Unpaid Balance of Receivables held by the Trust as of the date of the commencement of the proceeding that gave rise to the first such Bankruptcy Event, then an Early Amortization Period shall not commence unless Required Series Holders declare it to have commenced. Upon the occurrence and continuance of any other Early Amortization Event, alter the applicable grace period, if any, and if the action or event that gave rise to such Early Amortization Event has not been waived by the Required Series Holders, Trustee may (and, at the direction of the Required Series Holders, shall) by notice then given in writing to Transferor and Servicer, declare that an Early Amortization Period has commenced as of the date of Transferor's receipt of the notice. In the event of any prepayment of the Series 1996-1 Certificates prior to the first anniversary of the date hereof as a result of the occurrence of an Early Amortization Event, the Holders thereof shall be entitled to receive a Prepayment Premium.

ARTICLE VII OPTIONAL REDEMPTION; TERMINATION; INDEMNITIES

         SECTION 7.1 Optional Redemption of Investor Interests. On any Distribution Date occurring during an Early Amortization Period with respect to the Series 1996-1 Certificates on or alter the date that the Series 1996-1 Invested Amount is reduced to 10% or less of the sum of the Stated Amounts for the Series 1996-1 Certificates, Transferor shall have the option to redeem the Series 1996-1 Series Interest. The purchase price will be an amount equal to the Invested Amount plus accrued and unpaid interest (and accrued and unpaid interest with respect to interest that was due but not paid on any prior Distribution Date) through the day preceding the Distribution Date at the applicable interest rate (as specified in Section 4.1) plus the aggregate amount by which the Invested Amount has been reduced on account of Investor Write-Offs (and not subsequently reinstated) plus (if such redemption occurs prior to the first anniversary of the date hereof) the applicable Prepayment Premium. Upon the tender of the outstanding Certificates of the Series by the Holders to Trustee,

Trustee shall distribute the amounts, together with all funds on deposit in the Principal Funding Account that are allocable to the Series 1996-1 Certificates, to the Holders of the Series on the next Distribution Date in repayment of the principal amount and accrued and unpaid interest owing to the Holders. Following any redemption, the Holders of the Series shall have no further rights with respect to the Transferred Assets. In the event that Transferor falls for any reason to deposit in the Principal Funding Account the aggregate purchase price for the Series 1996-1 Certificates, payments shall continue to be made to the Holders of the Series in accordance with the terms of the Pooling Agreement and this Supplement.

         SECTION 7.2 Termination. Notwithstanding Section 12.1 of the Pooling Agreement, the last payment of the principal of and interest on the Certificates of any Series in Group I shall be due and payable no later than the Final Scheduled Payment Date for that Series. If, on the Distribution Date immediately prior to the Final Scheduled Payment Date for any such Series, Servicer determines that the Series Invested Amount for the Series on the applicable Final Scheduled Payment Date (after giving effect to all changes therein on such date) will exceed zero, Servicer shall, as soon as practicable, solicit bids for the sale of interests in the Receivables in an amount equal to the product of
(i) the outstanding balance of Receivables, times (ii) the Series Collection Allocation Percentage, times (iii) the Investor Allocation Percentage, times
(iv) a fraction the numerator of which is the applicable Series Invested Amount and the denominator of which is the Group Invested Amount. Transferor shall be entitled to participate in and to receive notice of each bid submitted in connection with the bidding process. Upon the expiration of the period, Servicer shall determine (x) the highest bid for such Receivables and (y) the Available Final Distribution Amount for the Series. Servicer shall sell the interests in the Transferred Assets on the Final Scheduled Payment Date for the applicable Series to the bidder with the Highest Bid and shall deposit the proceeds of such sale in the Master Collection Account for allocation to the Holders. The priorities specified in Section 5.1 shall apply to any such distribution.

         SECTION 7.3 Indemnification by Transferor. Transferor hereby agrees to indemnify the Trust, Trustee, each Holder of a Series 1996-1 Certificate and each of the successors, permitted transferees and assigns of any such Person and all officers, directors, shareholders, controlling Persons, employees, affiliates and agents of any of the foregoing (each of the foregoing Persons individually being called a "Transferor Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims (whether on account of settlements or otherwise, and whether or not the relevant Transferor Indemnified Party is a party to any action or proceeding that gives rise to any Transferor Indemnified Losses (as defined below)), judgments, liabilities and related reasonable costs and expenses (including reasonable attorneys' fees and disbursements) (all of the foregoing collectively being called "Transferor Indemnified Losses") awarded against or incurred by any of them that arise out of or relate to this Agreement, any other Transaction Document or any of the transactions contemplated herein or therein or the use of proceeds herefrom or therefrom (including any Transferor Indemnified Losses (i) relating to any Adverse Claim, without regard to whether such Adverse Claim was a Permitted Adverse Claim, or (ii) arising from any failure to make any filing or obtain any consent as required by the Federal Assignment of Claims Act with respect to any Receivables).

         Notwithstanding the foregoing, in no event shall any Transferor Indemnified Party be indemnified for any Transferor Indemnified Losses (a) resulting from gross negligence or willful misconduct on the part of such Transferor Indemnified Party (or the gross negligence or willful misconduct on the part of any of its officers, directors, employees, affiliates or agents),
(b) to the extent they include Transferor Indemnified Losses in respect of Receivables and reimbursement therefor that would constitute credit recourse to Transferor for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor, (c) to the extent they are or result from lost profits, (d) to the extent they are or result from taxes (including interest and penalties thereon) asserted with respect to (i) distributions on the Series 1996-1 Certificates, (ii) franchise or withholding taxes imposed on any Transferor Indemnified Party other than the Trust or the Trustee in its capacity as Trustee or (iii) federal or other income taxes on or measured by the net income of such Transferor Indemnified Party and costs and expenses in defending against the same, (e) resulting from any breach by such Transferor Indemnified Party of its representations, warranties or covenants in the Transaction Documents, or (f) to the extent that they constitute consequential, special or punitive damages.

         If for any reason the indemnification provided in this section is unavailable to a Transferor Indemnified Party or is insufficient to hold a Transferor Indemnified Party harmless, then Transferor shall contribute to the amount paid by the Transferor Indemnified Party as a result of any loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Transferor Indemnified Party on the one hand and Transferor on the other hand, but also the relative fault of such Transferor Indemnified Party (if any) and Transferor and any other relevant equitable considerations.

         SECTION 7.4 Indemnification by Servicer. Servicer agrees that the Agent and each Holder of a Series 1996-1 Certificate shall be an "Indemnified Party" for purposes of Section 8.4 of the Pooling Agreement.

ARTICLE VIII MISCELLANEOUS

         SECTION 8.1 Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         SECTION 8.2 Counterparts. This Supplement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         SECTION 8.3 Severability of Provisions. If any one or more of the provisions or terms of this Supplement shall for any reason whatsoever be held invalid, then the unenforceable provision(s) or term(s) shall be deemed severable from the remaining provisions or terms of this Supplement and shall in no way affect the validity or enforceability of the other provisions or terms of this Supplement.

         SECTION 8.4 Amendment, Waiver, Etc. This Supplement may be amended, subject to Section 13.1 of the Pooling Agreement and Section 10.1 of each Certificate Purchase Agreement, from time to time by Servicer, Transferor and Trustee by a written instrument signed by each of them.

         SECTION 8.5 Trustee. Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the recitals contained herein, all of which recitals are made solely by Transferor and Servicer.

         SECTION 8.6 Instructions in Writing. All instructions given by Servicer to Trustee pursuant to this Supplement shall be in writing, and may be included in a Daily Report or Monthly Report.

         IN WITNESS WHEREOF, Transferor, Servicer and Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                 BLADE RECEIVABLES CORPORATION,
                                 as Transferor


                                 By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------

                                 Address:   c/o Nevada Corporate
                                            Management, Inc.
                                            3753 Howard Hughes Parkway
                                            Suite 200
                                            Las Vegas, Nevada 89109

                                 Attention: James P. Lawler
                                 Facsimile: (702) 892-3906


                                 HOWMET CORPORATION, as Servicer


                                 By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------

                                 Address:   475 Steamboat Road
                                            Greenwich, Connecticut 06836-1960

                                 Attention: Chief Financial Officer
                                 Facsimile: (203) 8614746


                                 MANUFACTURERS AND TRADERS TRUST
                                 COMPANY, as Trustee

                                 By:
                                    --------------------------------------------
                                 Name:
                                      ------------------------------------------
                                 Title:
                                       -----------------------------------------

                                 Address:   One M&T Plaza, 7th Floor
                                            Buffalo, New York 14203

                                 Attention: Russell Whitley
                                 Facsimile: (716) 842-4474

                                                              EXHIBIT A - Part 1
                                                 to the Series 1996-1 Supplement

                   FORM OF CLASS A, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIvE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND

WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. (If this representation cannot be made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY FALCON ASSET SECURITIZATION CORPORATION TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) AFTER GIVING EFFECT THERETO, THERE SHALL BE NO MORE THAN EIGHT PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES) IN RESPECT OF THE CLASS A, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS A, SERIES 1996-1 CERTIFICATE

Date:                                                  Maximum Principal Amounts
                                                               $________________

         ThiS CERTIFIES THAT _________________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b) the Supplement dated as of April 18, 1996 relating to the Series 1996-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Class A, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

         The Class A, Series 1996-1 Certificates are a Senior Class and are therefore entitled to share in the benefits of the subordination of the Class B, Series 1996-1 Certificates and Certificates in any other Subordinated Class that may be issued from time to time to the extent set forth in the Supplement.

         Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

         This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

         By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class A, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b)agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

         This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.

         IN WiTNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.


                                                  BLADE RECEIVABLES CORPORATION


                                                  By:_________________________

                                                  Title: _____________________

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Class A, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                             MANUFACTURERS AND TRADERS TRUST
                                             COMPANY, as Trustee


                                             By:________________________________

                                              Title:____________________________


Dated:____________,1996

                            PURCHASES AND REPAYMENTS

                               Principal
                               Amount of         Outstanding
                               Purchase          Principal
Amount Purchased               Repaid            Balance           Stated Amount
----------------               ---------         -----------       -------------
                  Interest
Base  Eurodollar  Period (if   Base  Eurodollar  Base  Eurodollar
Rate  Rate        applicable)  Rate  Rate        Rate  Rate        Reduction Net
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                              EXHIBIT A - Part 2
                                                 to the Series 1996-1 Supplement

                   FORM OF CLASS B, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTh IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTh IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. [If this representation cannot be made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY ALPINE SECURITIZATION CORP. TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) AFTER GIVING EFFECT THERETO, THERE SHALL BE NO MORE THAN THREE PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES) IN RESPECT OF THE CLASS B, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS B, SERIES 1996-1 CERTIFICATE

Date:                                                          $________________

         THIS CERTIFIES THAT___________ is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Delaware corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banning corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b)the Supplement dated as of April 18, 1996 relating to the Series 1996-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Class B, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

         The Class B, Series 1996-1 Certificates are a Subordinated Class and are therefore subordinated to the Class A, Series 1996-1 Certificates, Series 1996-1 Certificates and Certificates in any other Senior Class that may be issued from time to time to the extent set forth in the Supplement.

         Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

         This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

         By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class B, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b) agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

         This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.

                                                   BLADE RECEIVABLES CORPORATION


                                                   By:__________________________

                                                   Title:_______________________

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Class B, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                                 MANUFACTURERS AND TRADERS TRUST
                                                  COMPANY, as Trustee


                                                 By:____________________________

                                                 Title:_________________________


Dated:___________, 1996

                            PURCHASES AND REPAYMENTS

                               Principal
                               Amount of         Outstanding
                               Purchase          Principal
Amount Purchased               Repaid            Balance           Stated Amount
----------------               ---------         -----------       -------------
                  Interest
Base  Eurodollar  Period (if   Base  Eurodollar  Base  Eurodollar
Rate  Rate        applicable)  Rate  Rate        Rate  Rate        Reduction Net
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                       EXHIBIT B
                                                         to Certificate Purchase
                                                Agreement Series 1996-1, Class B


                          FORM OF ASSIGNMENT AGREEMENT

         This ASSIGNMENT AGREEMENT, dated as of _________ (this "Agreement"), is made between _____________________ ("Assignor"), and ____________________
("Assignee"). Except as otherwise defined herein, capitalized terms have the meanings assigned to them in the Certificate Purchase Agreement (as defined below).


                                   BACKGROUND


         1. Assignor is a party to the Certificate Purchase Agreement, dated as of April 18, 1996 (as amended, supplemented or otherwise modified from time to time, the "Certificate Purchase Agreement"), among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation, the Purchasers party thereto (including Assignor), and The First National Bank of Chicago, as Agent.

         2. Assignor wishes to assign, and Assignee wishes to be so assigned, Assignor's rights and obligations arising on and after the Effective Date (as defined below) under the Certificate Purchase Agreement and its Certificate, including its outstanding Purchase (the "Purchase").

         3. Assignor and Assignee also wish (a) Assignee to assume the obligations of Assignor under the Certificate Purchase Agreement with respect to Assignee's Share (as defined below) to the extent of the rights assigned and (b) Assignor to be released from the obligations assumed by Assignee.

         4. Transferor, by its execution hereof, is providing its written consent to the assignment accomplished by this Agreement.


         SECTION 1. Assignment. Effective on the Effective Date (as defined below) and upon payment of the amount specified in Section 3(a), Assignor hereby assigns and transfers to Assignee, without recourse, representation or warranty of any kind, express or implied (except as provided in Sections 6(a) and (b)), and subject to Section 4(b), Assignee's Share (as specified in Annex I hereto) (the "Assignee's Share") of all of Assignor's rights, title and interest arising under (a) the Certificate Purchase Agreement relating to Assignor's Credit Exposure including all rights and obligations with respect to the Purchase attributable to Assignee's Share and (b) Assignor's Certificate with respect to Assignee's Share as will result in Assignee having from and after the Effective Date the Class Percentage and the Series Percentage specified in Annex I.

         SECTION 2. Assumption. Effective on the Effective Date, Assignee hereby irrevocably purchases, assumes and takes from Assignor, and Assignor is hereby expressly and absolutely released from, all of Assignor's obligations arising under the Certificate Purchase Agreement relating to Assignee's Share and the Purchase attributable to Assignee's Share.

         SECTION 3. Payment. In consideration of the assignment by Assignor to Assignee as set forth above, Assignee agrees to pay to Assignor, in Dollars and in immediately available funds, (a) on or prior to the Effective Date, an amount specified by Assignor in writing on or prior to the Effective Date that represents Assignee's Share attributable to the principal amount of the Purchase made pursuant to the Certificate Purchase Agreement and outstanding on the Effective Date, and (b) from time to time thereafter, other amounts (if any) that Assignee has agreed in writing to pay to Assignor after the Effective Date. In consideration of the assumption by Assignee, Assignor agrees to pay to Assignee within two Business Days of the Effective Date, an assignment fee (if any) that previously has been agreed to in writing by both parties.

         Notwithstanding anything to the contrary in this Agreement, if and when Assignee receives or collects (x) any payment of principal or interest relating to the Purchase or (y) any payment of fees that are required to be paid to Assignor pursuant to this Agreement, then Assignee shall forward the payment to Assignor.

         To the extent payment of funds to Assignee or Assignor are not made within two Business Days, each, as the case may be, shall be entitled to recover the due amount, together with interest thereon at the Federal Funds Rate per annum accruing from the date of payment or the date of receipt of the funds by the other party.

         SECTION 4. Effectiveness. (a)(i) This Agreement shall become effective on the date (the "Effective Date") on which it shall have been duly executed by all parties and the Agent shall have recorded the information contained herein in its records (or automatically if not so recorded within five Business Days from the Agent's receipt of this Agreement signed by Assignor, Assignee and Transferor)[; provided, however, that, notwithstanding anything herein to the contrary, as a condition to the effectiveness of the assignment, and prior to any rights of Assignee being recognized hereunder or under any Transaction Document or Certificate, in accordance with Section 10.3(c) of the Certificate Purchase Agreement, the assigning Purchaser shall provide, or shall cause Assignee to provide, to Transferor such information as Transferor reasonably requests to make the determinations required by Section 10. 3(f) of the Certificate Purchase Agreement. If the Transferor has acknowledged in writing the terms and conditions of this agreement, the assigning Purchaser shall be deemed to have provided or caused to be provided such information.]1/ Assignor hereby notifies the Agent of the assignment, effective as of the Effective Date, of Assignee's Share and the Purchase attributable to the Assignee's Share, and directs the Agent to pay Assignee any payment of principal of, or interest on, the Purchase attributable to the Assignee's Share. No (x) failure of either Assignee or Assignor to settle any amount owed to the other (except with respect to the payment of the processing and recordation fee to the Agent and the payment due under Section 3(a)), (y) dispute respecting any other settlement, including in respect of Transferor, or (z) bankruptcy, insolvency or other condition whatsoever respecting any Person, shall in any way impair, reduce or otherwise affect the effectiveness of this Agreement.

         (ii) Assignor, Assignee and the Agent each acknowledges and agrees that from and after the Effective Date, the Agent shall make all payments under the Certificate Purchase Agreement in respect of Assignee's Share (including all payments of principal and interest with respect thereto, whether or not the payments shall have accrued prior to or after the Effective Date) to Assignee only. Assignor and Assignee hereby agree further to make all appropriate adjustments in payments to either of them under the Certificate Purchase Agreement for periods prior to the Effective Date directly between themselves.

         (b) With respect to the Purchase attributable to Assignee's Share, if and when Assignor receives or collects any payment of principal, interest, or Additional Amounts with respect to Assignee's Share for any period commencing on or after the Effective Date, Assignor shall distribute to Assignee the portion attributable to Assignee's Share, but only to the extent it accrued on or after the Effective Date and was not theretofore paid to Assignee by Transferor or otherwise. Any principal, interest and Additional


----------
1/  Bracketed language should be deleted in the case of a Permitted Transferee.

Amounts paid prior to the Effective Date shall be retained by Assignor. Any principal, interest, and Additional Amounts received by Assignee that accrued prior to the Effective Date shall be forwarded promptly, in the form received, to Assignor. Assignee recognizes and agrees that (i) it shall receive no payment on account of any Agent's fees or other amounts or expenses (including counsel fees) payable to the Agent (in such capacity and for its own account), (ii) this Agreement shall not operate to assign any rights or delegate any obligations of the Agent (in such capacity), and (iii) notwithstanding anything to the contrary in this Agreement, Assignor shall retain all of its rights to indemnification under the Certificate Purchase Agreement for any events, acts or omissions occurring prior to the Effective Date.

         (c) The Agent, by its execution hereof, acknowledges the assignment and agrees to make payments in respect of principal, interest, fees and Additional Amounts as described in clause (a).

         SECTION 5. Rights as Purchaser under Certificate Purchase Agreement. In accordance with Section 10.3 of the Certificate Purchase Agreement, (a) as of the Effective Date, Assignee will be a Purchaser under, and party to, the Certificate Purchase Agreement and shall have (i) all of the rights and obligations of a Purchaser (to the extent of the assignment and assumption of Assignee's Share effected by this Agreement) and (ii) the addresses for (A) notice purposes and (B) LIBOR Office as set forth in items 2 and 3, respectively, of Annex I hereto and (b) promptly on or after the Effective Date, Transferor will execute and deliver any documents and instruments that Assignor or Assignee reasonably may require.

         SECTION 6. Representations and Warranties. (a) Each of Assignor and Assignee represents and warrants to the other as follows:

                  (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, to fulfill the obligations hereunder and to consummate the transactions contemplated hereby;

                  (ii) the making and performance of this Agreement and all documents required to be executed and delivered hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other applicable law or regulation;

                  (iii) this Agreement has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and

                  (iv) all approvals, authorizations or other actions by, or filing with, any Governmental Authority necessary for the validity or enforceability of its obligations under this Agreement have been obtained.

         (b) Assignor represents and warrants to Assignee that Assignee's Share and the Purchase attributable to Assignee's Share is not subject to any liens or security interests created by Assignor.

         (c) Except as set forth in subsections (a) and (b), Assignor makes no representations or warranties, express or implied, to Assignee and shall not be responsible to Assignee for (i) the execution, effectiveness, genuineness, legality, validity, enforceability, collectibility, regulatory status or sufficiency of the Certificate Purchase Agreement or any of the other Transaction Documents, (ii) the perfection, priority, value or adequacy of any collateral security or guaranty, (iii) the taking of any action, or the failure to take any action, with respect to any of the Transaction Documents, (iv) any representations, warranties, recitals or statements made in any of the Transaction Documents or in any written or oral financial or other statements, instruments, reports, certificates or documents made or furnished by Assignor to Assignee or by or on behalf of Transferor or any of its Affiliates to Assignor or Assignee in connection with the Transaction Documents and the transactions contemplated thereby, (v) the financial or other condition of Transferor or any other Person or (vi) any other matter having any relation to any of the foregoing. Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or the existence or possible existence of any Unmatured Early Amortization Event, Early Amortization Event or Servicer Default. Additionally, Assignor shall not have any duty or responsibility either initially or on a continuing basis to make any investigation or any appraisal on Assignee's behalf or to provide Assignee with any credit or other information with respect thereto, whether coming into Assignor's possession before the execution of the Certificate Purchase Agreement or at any time thereafter. Assignor shall have no responsibility with respect to the accuracy of, or the completeness of, any information provided to Assignee, whether by Assignor or by or on behalf of Transferor or any other Person obligated under the Certificate Purchase Agreement or any related instrument or document.

         (d) Assignee represents and warrants that it has made its own independent investigation of each of the foregoing matters, including the financial condition and affairs of Transferor and its Affiliates, in connection with the making of the Purchase and the execution of this Agreement

(including the solvency of Transferor and its Affiliates, their ability to pay their respective debts as they mature and the capital of Transferor and its Affiliates remaining after the closing under the Transaction Documents and the consummation of the transactions contemplated thereby) and has made and shall continue to make its own appraisal of the creditworthiness of Transferor and its Affiliates. Assignee (i) confirms that it has received copies of the Transaction Documents together with copies of certain other closing documents delivered in connection with the Certificate Purchase Agreement, financial statements and any other documents and information that it has requested or deemed appropriate to make its own credit analysis and decision to enter into this Agreement and (ii) agrees that it will, independently and without reliance upon the Agent, Assignor or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Transaction Documents.

         (e) Assignee represents and warrants to Transferor that the representations and warranties in Section 6.3 of the Certificate Purchase Agreement are true and correct in respect of such Assignee as of the date hereof.

         SECTION 7. No Proceedings. Assignee hereby agrees to be bound by the provisions of Section 10.13 of the Certificate Purchase Agreement.

         SECTION 8. Withholding Taxes. [In accordance with Section 4.6 of the Certificate Purchase Agreement, Assignee agrees to execute and deliver to the Agent, for delivery to Transferor, on or before the Effective Date, (a) two original copies of Internal Revenue Service Form 4224 or successor applicable form, properly completed and duly executed by the Assignee certifying that it is entitled to receive payments under the Certificate Purchase Agreement and any Certificate without deduction or withholding of any United States Federal income taxes, and (b) an original copy of Internal Revenue Service Form W-8 or W-9 or applicable successor form, properly completed and duly executed, certifying its exemption from backup withholding. Assignee represents and warrants to Transferor and Assignor that, as of the Effective Date, it shall be entitled to receive payments under its Certificate, the Certificate Purchase Agreement and hereunder without deduction for or on account of any taxes imposed by the United States of America or any political subdivision thereof. In the event that, after delivering the applicable form, Assignee shall cease to be exempt from withholding and/or deduction of taxes, then the Agent may withhold and/or deduct the applicable amount from any payments of principal, interest and any fees to which Assignee otherwise would be entitled, and the Agent shall have no liability whatsoever to Assignee for any such withholding or deduction. Assignee shall indemnify Transferor and the Agent from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or expenses that result from Assignee's breach of such representation and warranty.]2/ [In accordance with Section 4.6 of the Certificate Purchase Agreement, Assignee (unless organized as a corporation under the laws of any state of the United States) agrees to execute and deliver to the Agent, for delivery to Transferor, on or before the Effective Date, an original copy of Internal Revenue Service Form W-9 or applicable successor form, properly completed and duly executed, certifying its exemption from backup withholding.]3/

         SECTION 9. Miscellaneous. (a) Each of the parties hereto agrees to take any action and execute and deliver any documents that any party hereto reasonably may request from time to time in order to implement more fully the purposes of this Agreement. Without limiting the generality of the foregoing, Assignor and Assignee will cooperate in obtaining for Assignee a Certificate (as well as a replacement Certificate for Assignor representing any retained interest of Assignor).

         (b) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         (c) Except as otherwise set forth herein, this Agreement sets forth the entire agreement between the parties relating to the subject matter hereof, and no term or provision of this Agreement may be amended, changed, waived, discharged or terminated orally or otherwise, except in a writing signed by Assignor and Assignee.

         (d) This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         (e) Each of the parties hereto agrees that each party shall bear its own expenses in connection with the preparation and execution of this Agreement


----------
2/       If the Assignee is not a U.S. person within the meaning of Section 7701
(a)(30) of the Internal Revenue Code.

3/       If the Assignee is a U.S. person within the meaning of Section 7701(a)
(30) of the Internal Revenue Code.

and the consummation of the Assignment described herein. Assignee further agrees that it shall send a check in the amount of $[1,500] [3,500] to the Agent on or prior to the Effective Date, as payment of the processing and recordation fee described in Section 10.3(c) of the Certificate Purchase Agreement. [Select correct amount in accordance with that Section.]

         (f) All representations and warranties made, and indemnities provided for, herein shall survive the consummation of the transactions contemplated hereby. Assignor and Assignee acknowledge and agree that Transferor is a third-party beneficiary of Section 6(e) of this Agreement.

         (g) Assignor may at any time or from time to time grant assignments and participations in its rights and obligations under the Certificate Purchase Agreement and its Certificate to other Persons, but not in the portions thereof assigned to Assignee.

         (h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. The preceding sentence shall not limit the right of Assignee to assign all or part of Assignee's Share in the manner contemplated by the Certificate Purchase Agreement.

         (i) Assignee acknowledges that all obligations of the Agent are subject to Article IX of the Certificate Purchase Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and delivered as of the day and year first above written.


                                             ___________________________________
                                             as Assignor

                                             By:________________________________

                                              Title: ___________________________



                                             ___________________________________
                                             as Assignee

                                             By:________________________________

                                              Title: ___________________________


         The undersigned hereby acknowledges the terms and provisions of this Agreement, and agrees to make payments in respect of principal, interest and fees as described in Section 4(a).4/


THE FIRST NATIONAL BANK OF CHICAGO,
 as Agent

By:___________________________

 Title: ______________________



BLADE RECEIVABLES CORPORATION

By:___________________________

 Title: ______________________






----------
4/       Acknowledgement not required for certain Assignees, as provided in
Section 10.3 of the Certificate Purchase Agreement.

                                                                         ANNEX I
                                                         to Assignment Agreement


Item 1. Assignee's Share:

         (a)      Assignee's Stated Amount           $______________

         (b)      Assignee's Class Percentage         _____________%

         (c)      Assignee's Series Percentage        _____________%


Item 2. Address of Assignee for notice purposes:

         ____________________________________
         ____________________________________
         ____________________________________

         Attention:__________________________
         Telephone:__________________________
         Facsimile:__________________________


Item 3. LIBOR Office of Assignee:

         ____________________________________
         ____________________________________
         ____________________________________

                                                                      APPENDIX X
                                                         to Certificate Purchase
                                                         Agreement Series 1996-1

                       INDEX OF ADDITIONAL DEFINED TERMS

Agent ......................................................................   1
Agreement ..................................................................   1
Assignee ...................................................................  23
Certificates ...............................................................   1
Class Percentage ...........................................................  10
Credit Exposure ............................................................  22
Effective Date .............................................................   2
Financial Advisors .........................................................  11
Howmet .....................................................................   1
Indemnitees ................................................................  27
LIBOR Office ...............................................................   5
Majority Class B Purchasers ................................................  16
Participants ...............................................................  22
Pooling Agreement ..........................................................   1
Purchase ...................................................................   2
Purchasers .................................................................   1
Receivables Review .........................................................  16
Required Purchasers ........................................................  20
Series Percentage ..........................................................  10
Servicer ...................................................................   1
Supplement .................................................................   1
Taxes ......................................................................   8
Transferee .................................................................  24
Transferor .................................................................   1
Trust ......................................................................   1
Trust Interest .............................................................   1
Trustee ....................................................................   1

                       CLASS A, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. [If this representation cannot he made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY FALCON ASSET SECURITIZATION CORPORATION TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) APTER GIVING EFFECT ThERETO, THERE SHALL BE NO MORE THAN EIGHT PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS A CERTIFICATES) IN RESPECT OF THE CLASS A, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS A, SERIES 1996-1 CERTIFICATE

Date: April 18, 1996                                   Maximum Principal Amount:
                                                                     $47,500,000

         THIS CERTIFIES ThAT FALCON ASSET SECURITIZATION CORPORATION is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to
(a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b) the Supplement dated as of April 18, 1996 relating to the Series 1996-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Class A, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

         The Class A, Series 1996-1 Certificates are a Senior Class and are therefore entitled to share in the benefits of the subordination of the Class B, Series 1996-1 Certificates and Certificates in any other Subordinated Class that may be issued from time to time to the extent set forth in the Supplement.

         Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

         This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

         By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class A, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b)agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

         This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.

                                                   BLADE RECEIVABLES CORPORATION



                                                   By: /s/ Roland Paul
                                                      --------------------------
                                                   Title: Vice President
                                                         -----------------------

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Class A, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                                 MANUFACTURERS AND TRADERS TRUST
                                                 COMPANY, as Trustee


                                                 By: /s/ illegible
                                                    ----------------------------
                                                 Title: ASST. VICE PRESIDENT
                                                       -------------------------

Dated:   April 18, 1996

                            PURCHASES AND REPAYMENTS

                               Principal
                               Amount of         Outstanding
                               Purchase          Principal
Amount Purchased               Repaid            Balance           Stated Amount
----------------               ---------         -----------       -------------
                  Interest
Base  Eurodollar  Period (if   Base  Eurodollar  Base  Eurodollar
Rate  Rate        applicable)  Rate  Rate        Rate  Rate        Reduction Net
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       CLASS B, SERIES 1996-1 CERTIFICATE

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1)(A) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (B) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF REGULATION S UNDER THE SECURITIES ACT OR
(D) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY, OR (3) PURSUANT TO AN EFFECTIvE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.

THIS CERTIFICATE WILL BE NOT ACCEPTED FOR REGISTRATION OF TRANSFER EXCEPT UPON PRESENTATION OF EVIDENCE SATISFACTORY TO THE REGISTRAR AND TRANSFER AGENT THAT THE RESTRICTIONS ON TRANSFER SET FORTH IN THE POOLING AGREEMENT HAVE BEEN COMPLIED WITH.

EACH PURCHASER REPRESENTS AND WARRANTS FOR THE BENEFIT OF BLADE RECEIVABLES CORPORATION THAT SUCH PURCHASER IS NOT AND WILL NOT BECOME A PARTNERSHIP, SUBCHAPTER S CORPORATION OR GRANTOR TRUST FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. [If this representation cannot he made, Transferor, Servicer or the Trustee may require the legend to contain additional representations.]

THIS CERTIFICATE MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE CONVEYED, AND A PARTICIPATION INTEREST THEREIN MAY NOT BE SOLD (OTHER THAN IN THE CASE OF A TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE BY ALPINE SECURITIZATION CORP. TO A PERMITTED TRANSFEREE (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES), UNLESS (i) THE AGGREGATE OUTSTANDING PRINCIPAL AMOUNT OF ALL CERTIFICATES TRANSFERRED, ASSIGNED OR CONVEYED, OR IN WHICH A PARTICIPATION INTEREST IS SOLD, PURSUANT TO SUCH TRANSFER, ASSIGNMENT, CONVEYANCE OR SALE, IS EQUAL TO A PRINCIPAL AMOUNT OF CERTIFICATES THAT WOULD REPRESENT AT LEAST 2.1% OF THE TOTAL INTERESTS IN PARTNERSHIP CAPITAL OR PROFITS, WITHIN THE MEANING OF TREASURY REGULATION
SECTION 1.7704-1, ASSUMING THE TRUST WERE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES AND (ii) AFTER GIVING EFFECT THERETO, THERE SHALL BE NO MORE THAN THREE PRIVATE HOLDERS (AS DEFINED IN THE CERTIFICATE PURCHASE AGREEMENT RELATING TO THE SERIES 1996-1, CLASS B CERTIFICATES) IN RESPECT OF THE CLASS B, SERIES 1996-1 CERTIFICATES, IN EACH CASE AS REASONABLY DETERMINED BY TRANSFEROR.

                  BLADE TRADE RECEIVABLES BACKED CERTIFICATES

                       CLASS B, SERIES 199&1 CERTIFICATE

Date: April 18, 1996                                                  $7,500,000

         THIS CERTIFIES ThAT ALPINE SECURITIZATION CORP. is the registered owner of a nonassessable, fully-paid, fractional undivided interest in the Blade Receivables Master Trust (the "Trust") that was created pursuant to (a) the Pooling and Servicing Agreement, dated as of December 13, 1995, as amended and restated in its entirety by the Amended and Restated Pooling and Servicing Agreement, dated as of April 18, 1996 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Pooling Agreement"), among BLADE RECEIVABLES CORPORATION, a Delaware corporation ("Transferor"), HOWMET CORPORATION, a Delaware corporation ("Servicer"), and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, "Trustee"), and (b) the Supplement dated as of April 18, 1996 relating to the Series 1996-1 Certificates (the "Supplement"). This Certificate is one of the duly authorized Class B, Series 1996-1 Certificates designated and issued under the Pooling Agreement and the Supplement. Except as otherwise defined herein, capitalized terms have the meanings that the Supplement and the Pooling Agreement assign to them. This Certificate is subject to the terms, provisions and conditions of, and is entitled to the benefits afforded by, the Pooling Agreement and the Supplement, to which terms, provisions and conditions the Holder of this Certificate by virtue of the acceptance hereof assents and by which the Holder is bound.

         The Class B, Series 1996-1 Certificates are a Subordinated Class and are therefore subordinated to the Class A, Series 1996-1 Certificates, Series 1996-1 Certificates and Certificates in any other Senior Class that may be issued from time to time to the extent set forth in the Supplement.

         Unless the certificate of authentication hereon shall have been executed by or on behalf of Trustee by the manual signature of a duly authorized signatory, this Certificate shall not entitle the Holder hereof to any benefit under the Transaction Documents or be valid for any purpose.

         This Certificate does not represent a recourse obligation of, or an interest in, Transferor, any Seller, Servicer, Trustee or any Affiliate of any of them. This Certificate is limited in right of payment to the Transferred Assets.

         By its acceptance of this Certificate, each Holder hereof (a) acknowledges that it is the intent of Transferor, and agrees that it is the intent of the Holder that, for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income, the Class B, Series 1996-1 Certificates (including this Certificate) will be treated as evidence of indebtedness secured by the Transferred Assets and the Trust not be characterized as an association taxable as a corporation, (b)agrees that the provisions of the Transaction Documents be construed to further that intent, and
(c) agrees to treat this Certificate for purposes of Federal, applicable state and local income and franchise and other taxes measured by or imposed on income as indebtedness.

         This Certificate shall be construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles, and all obligations, rights and remedies under or arising in connection with this Certificate shall be determined in accordance with the laws of the State of New York.



                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, Transferor has caused this Certificate to be executed by its officer thereunto duly authorized.

                                                   BLADE RECEIVABLES CORPORATION


                                                   By: /s/ Roland Paul
                                                      --------------------------
                                                   Title: Vice President
                                                         -----------------------

                    TRUSTEE'S CERTIFICATE OF AUTHENTICATION

         This is one of the Class B, Series 1996-1 Certificates referred to in the Pooling Agreement, as supplemented by the Supplement.

                                                 MANUFACTURERS AND TRADERS TRUST
                                                  COMPANY, as Trustee


                                                 By: /s/ illegible
                                                    ----------------------------
                                                  Title: ASST. VICE PRESIDENT
                                                        ------------------------


Dated:   April 18, 1996

                            PURCHASES AND REPAYMENTS

                               Principal
                               Amount of         Outstanding
                               Purchase          Principal
Amount Purchased               Repaid            Balance           Stated Amount
----------------               ---------         -----------       -------------
                  Interest
Base  Eurodollar  Period (if   Base  Eurodollar  Base  Eurodollar
Rate  Rate        applicable)  Rate  Rate        Rate  Rate        Reduction Net
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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

                                    GUARANTY

         THIS GUARANTY, dated as of December 13, 1995 (this "Guaranty"), is issued by HOWMET CORPORATION, a Delaware corporation ("Guarantor"), for the benefit of BLADE RECEIVABLES CORPORATION, a Nevada corporation ("Purchaser"), and its successors and assigns.

         Guarantor agrees as follows:

         SECTION 1 . Definitions. Capitalized terms used in this Guaranty, unless otherwise defined herein, shall have the meaning set forth in Appendix A to the Pooling and Servicing Agreement, dated as of December 13, 1995 (as it may be amended, supplemented or otherwise modified from time to time, the "Pooling Agreement") among Purchaser, Guarantor, as Servicer, and Manufacturers and Traders Trust Company, as Trustee.

         SECTION 2. Guaranty. FOR VALUE RECEIVED, Guarantor hereby unconditionally guarantees the full and prompt payment when due, whether by acceleration or otherwise, and at all times thereafter, and the full and prompt performance, of each of the Sellers' (each, a "Guaranteed Party") obligations, howsoever created, arising or evidenced, whether direct or indirect, primary or secondary, absolute or contingent, joint or several, now or hereafter existing or due or to become due, which arise out of or in connection with any Seller Transaction Document (all of such obligations being hereinafter collectively called the "Liabilities"); provided that nothing contained herein shall be deemed to constitute recourse liability for the payment of any losses in respect of Receivables and reimbursement therefor that would constitute credit recourse to the Guarantor or any Seller for the amount of any Receivable or Related Transferred Asset not paid by the related Obligor. Guarantor further agrees to pay all expenses (including reasonable attorneys' fees and legal expenses) paid or incurred by Purchaser or its assigns in endeavoring to collect the Liabilities, or any part thereof, and in enforcing this Guaranty.

         SECTION 3. Continuing Guaranty. This Guaranty shall in all respects be a continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, that at any time or from time to time all Liabilities may have been paid in full), subject to discontinuance only upon actual receipt by Trustee of written notice from Guarantor of the discontinuance hereof; provided, however, that no such notice of discontinuance hereof shall affect or impair any of the agreements and obligations of Guarantor (i) hereunder with respect to any and all Liabilities existing prior to the time of actual receipt of such notice by Trustee, any and all Liabilities created or acquired thereafter pursuant to any commitments and agreements made by Purchaser under and with respect to the Purchase Agreement, and any and all extensions or renewals thereof, and (ii) any and all expenses paid or incurred by Purchaser or its assigns in endeavoring to collect any of the foregoing and in enforcing this Guaranty; and all of the agreements and obligations under this Guaranty shall, notwithstanding any such notice of discontinuance, remain fully in effect until all such Liabilities (including any extensions or renewals of any thereof) and all such other obligations and expenses finally shall have been paid in full.

         SECTION 4. Rescission. Guarantor further agrees that, if at any time all or any part of any payment theretofore applied by Purchaser to any of the Liabilities is or must be rescinded or returned by Purchaser for any reason whatsoever, such Liabilities shall, for the purposes of this Guaranty, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by Purchaser, and this Guaranty shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by Purchaser had not been made.

         SECTION 5. Certain Actions. Purchaser may, from time to time at its sole discretion and without notice to Guarantor, take any or all of the following actions without affecting the obligations of Guarantor hereunder: (a) retain or obtain a lien upon or a security interest in any property to secure any of the Liabilities or any obligation hereunder; (b) retain or obtain the primary or secondary obligation of any obligor or obligors, in addition to Guarantor, with respect to any of the Liabilities or any obligation hereunder;
(c) extend or renew for one or more periods (regardless of whether longer than the original period), alter or exchange any of the Liabilities, or release or compromise any obligation of Guarantor hereunder or any obligation of any nature of any other obligor (including any Guaranteed Party) with respect to any of the Liabilities; (d) release or fail to perfect its lien upon or security interest in, or impair, surrender, release or permit any substitution or exchange for, all or any part of any property securing any of the Liabilities or any obligation hereunder, or extend or renew for one or more periods (regardless of whether longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such property; and (e) resort to Guarantor for payment of any of the Liabilities, regardless of whether Purchaser shall have resorted to any property securing any of the Liabilities or any obligation hereunder or shall have proceeded against any other obligor primarily or secondarily obligated with respect to any of the Liabilities.

         SECTION 6. Subrogation. Any amounts received by Purchaser from whatsoever source on account of the Liabilities may be applied by it toward the payment of such of the Liabilities, and in such order of application, as Purchaser or its assigns may from time to time elect. Until such time as Purchaser shall have received payment of the full amount of all Liabilities and performance of all of Guarantor's obligations hereunder, no payment made by or for the account of Guarantor pursuant to this Guaranty shall entitle Guarantor by subrogation, indemnity or otherwise to any payment by any Guaranteed Party or from or out of any property of any Guaranteed Party and Guarantor shall not exercise any right or remedy against any Guaranteed Party or any property of any Guaranteed Party by reason of any performance by Guarantor of this Guaranty.

         SECTION 7. Waiver. Guarantor hereby expressly waives: (a) notice of Purchaser's acceptance of this Guaranty; (b) notice of the existence or creation or non-payment of all or any of the Liabilities; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever (provided that nothing contained in this clause (c) shall affect any obligations to give notice or make demand as set forth in the Purchase Agreement or the Pooling Agreement); and (d) all diligence in collection or protection of or realization upon the Liabilities or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

         SECTION 8. Unconditional Nature of Guaranty. No delay on Purchaser's part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Purchaser of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy; nor shall any modification or waiver of any of the provisions of this Guaranty be binding upon Purchaser except as expressly set forth in a writing duly signed by Purchaser. No action of Purchaser permitted hereunder shall in any way affect or impair Purchaser's rights or Guarantor's obligations under this Guaranty. For the purposes of this Guaranty, Liabilities shall include all of each Guaranteed Party's obligations under the Seller Transaction Documents, notwithstanding any right or power of such Guaranteed Party or anyone else to assert any claim or defense as to the invalidity or unenforceability of any such obligation, and no such claim or defense shall affect or impair the obligations of Guarantor hereunder. Guarantor's obligations under this Guaranty shall be absolute and unconditional irrespective of any circumstance whatsoever which might constitute a legal or equitable discharge or defense of Guarantor. Guarantor hereby acknowledges that there are no conditions to the effectiveness of this Guaranty.

         SECTION 9. Information. Guarantor has and will continue to have independent means of obtaining information concerning each Guaranteed Party's affairs, financial condition and business. Purchaser shall not have any duty or responsibility to provide Guarantor with any credit or other information concerning any Guaranteed Party's affairs, financial condition or business which may come into Purchaser's possession.

         SECTION 10. Representations and Warranties. Guarantor represents and warrants as follows:

                  (a) Organization and Good Standing. It has been duly organized and is validly existing as a corporation in good standing under the laws of its state of incorporation, with corporate power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

                  (b) Due Qualification. It is duly licensed or qualified to do business as a foreign corporation in good standing in each jurisdiction in which (i) the ownership or lease of its property or the conduct of its business requires such licensing or qualification, and (ii) the failure to be so licensed or qualified would have a substantial likelihood of having a Material Adverse Effect.

                  (c) Power and Authority; Due Authorization. It has (i) all necessary power, authority and legal right to execute, deliver and perform its obligations under this Guaranty and (ii) duly authorized by all necessary corporate action such execution, delivery and performance of this Guaranty.

                  (d) Binding Obligations. This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  (e) No Violation. The execution, delivery and performance of this Guaranty will not (i) conflict with, or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (A) the certificate of incorporation or by-laws of Guarantor or (B) any indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Guarantor is a party or by which it or its property is bound, (ii) results in or requires the creation or imposition of any Adverse Claim (other than a Permitted Adverse Claim) upon any of its properties pursuant to the terms of any such indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument or (iii) violate any law or any order, rule, regulation applicable to Guarantor of any court or of any federal, state or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Guarantor or any of its properties, which conflict, violation, breach, default or Adverse Claim (other than a Permitted Adverse Claim), individually or in the aggregate, would have a substantial likelihood of having a Material Adverse Effect.

         SECTION 11. Successors and Assigns. (a) This Guaranty shall be binding upon Guarantor and upon Guarantor's successors and assigns and all references herein to Guarantor or any Guaranteed Party shall be deemed to include any successor or successors, whether immediate or remote, to such person or entity. Guarantor shall not assign any of its obligations hereunder without the prior written consent of Purchaser.

         (b) This Guaranty shall inure to the benefit of Purchaser and its successors and assigns. Guarantor acknowledges and agrees that Purchaser's rights to receive payment and pursue remedies under this Guaranty are being assigned to Trustee, for the benefit of the

Certificateholders and the Purchasers, pursuant to the Pooling Agreement, as supplemented from time to time (including by the Series 1995-1 Supplement to the Pooling Agreement, of even date with this Guaranty).

         SECTION 12. GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES. Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

         SECTION 13. Consent to Jurisdiction; Waiver of Jury Trial. Purchaser may enforce any claim arising out of this Guaranty in any state or federal court having subject matter jurisdiction and located in New York, New York and with respect to any such claim, Guarantor hereby irrevocably submits to the jurisdiction of such courts. Guarantor irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to Guarantor, and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Nothing herein contained shall preclude Purchaser from bringing an action or proceeding in respect hereof in any other country, state or place having jurisdiction over such action. Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court located in New York, New York and any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         SECTION 14. Notices. All notices hereunder shall be given in the manner set forth in Section 13.6 of the Pooling Agreement.

         IN WITNESS WHEREOF, this Guaranty has been executed and delivered by Guarantor's duly authorized officer as of the date first written above.

                                     HOWMET CORPORATION




                                     By: /s/ Roland Paul
                                        ----------------------------------------
                                     Name: Roland Paul
                                          --------------------------------------
                                     Title: Vice President
                                           -------------------------------------

                                     Address: 475 Steamboat Road
                                              Greenwich, Connecticut 06836-1960

                                     Facsimile No.: (203) 8614746

                                                                   PROJECT BLADE



                            INTERCREDITOR AGREEMENT


         This INTERCREDITOR AGREEMENT, dated as of December 13, 1995 (this "Agreement"), is executed and delivered by THE FIRST NATIONAL BANK OF CHICAGO as Collateral Agent under the Security Agreement referred to hereinbelow (in such capacity, together with its successors in such capacity, the "Collateral Agent"), and MANUFACTURERS AND TRADERS TRUST COMPANY, as trustee under the Pooling and Servicing Agreement referred to hereinbelow (in such capacity, the "Trustee").

                                   BACKGROUND

         A. Howmet Corporation ("Howmet") and certain of its subsidiaries (collectively with Howmet, the "Operating Companies") and the Collateral Agent, are parties to that certain Security Agreement dated as of December 13, 1995 (as amended, modified or supplemented and in effect from time to time, the "Security Agreement") for the benefit of certain creditors of Operating Companies ("Operating Company Creditors") party to the credit agreement referred to therein (the "Credit Agreement").

         B. The Operating Companies are entering into that certain Receivables Purchase Agreement (as amended, modified or supplemented and in effect from time to time, the "Purchase Agreement"), dated as of December 13, 1995, by and between the Operating Companies and Blade Receivables Corporation ("Finco"), pursuant to which each of the Operating Companies will sell to Finco substantially all Receivables that it now owns and from time to time hereafter will own, and Howmet may from time to time enter into one or more Contribution Agreements (each, a "Contribution Agreement") with Finco, pursuant to which Howmet will contribute to Finco some or all of its Receivables.

         C. Contemporaneously with the sale or contribution of Receivables to Finco pursuant to the Purchase Agreement and any Contribution Agreement, Finco will transfer the Receivables and the other Specified Assets (as defined below) to the Trustee pursuant to that certain Pooling and Servicing Agreement (as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time, the "Pooling and Servicing Agreement") dated as of December 13, 1995 among Finco, Howmet, as initial Servicer, and the Trustee.

         D. Contemporaneously with the execution and delivery of the Purchase Agreement and the Pooling and Servicing Agreement, and from time to time thereafter, securities ("Certificates") representing beneficial interests in, or obligations secured by, such

Specified Assets will he issued. Certain of the Certificates may be sold by Finco to investors ("Investors") and/or pledged to secure loans or other extensions of credit made to Finco by lenders (the "Lenders"), all as further provided by the Transaction Documents (as defined below).

         E. To induce Finco and the Trustee to enter into the Transaction Documents to which it is a party, to induce any Lenders to extend credit thereunder and to induce any Investors to purchase Certificates, the requisite parties to the Credit Agreement have authorized the Collateral Agent to execute and deliver this Agreement.

         F. The execution and delivery of this Agreement is a condition precedent to the effectiveness of the Purchase Agreement, the Pooling and Servicing Agreement and the other Transaction Documents.

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows;

         1. Definitions. (a) Capitalized terms not defined herein that are defined in Appendix A to the Pooling and Servicing Agreement shall for the purposes of this Agreement (including the recitals hereof) have the meanings ascribed to such terms in such Appendix A; provided that the term "Transaction Documents" shall include all supplements to the Pooling and Servicing Agreement and all credit agreements and all other agreements pursuant to which loans or other extensions of credit evidenced or secured by Certificates are from time to time made.

         (b) In addition, the following terms shall have the meanings specified below:

                  "Bank Collateral" means all property and interests in property (other than Specified Assets) now or hereafter acquired by any Operating Company in or upon which a security interest, lien or mortgage is granted by such Operating Company to the Collateral Agent under the Security Agreement or any other collateral document executed in connection with the Credit Agreement.

                  "Specified Assets" means the Purchased Receivables, the Contributed Receivables and the Related Assets, as more fully described in Section 1.1 of the Purchase Agreement.

         2. Authorization. The Collateral Agent confirms that the terms of the Credit Agreement (i) authorize the Collateral Agent to execute, deliver and perform this Agreement, and (ii) provide for all of the parties to the Credit Agreement to be bound by this Agreement.

         3. Release of Transferred Assets Collateral. The Collateral Agent hereby releases all liens and security interests of any kind whatsoever which the Collateral Agent (or any trustee or agent acting on its behalf) holds in Specified Assets, to the extent that such

Specified Assets would otherwise constitute Bank Collateral. It is understood and agreed that the Collateral Agent shall have no rights to or in any such proceeds that are Specified Assets. The Collateral Agent agrees, upon the reasonable request of the Trustee, to execute and deliver to the Trustee such UCC partial release statements and other documents and instruments, and do such other acts and things, as the Trustee may reasonably request in order to evidence the release provided for in this Section 3; provided, however, that failure to execute and deliver any such partial release statements, documents or instruments, or to do such acts and things, shall not affect or impair the release provided for in this Section 3.

         4. Separation of Collateral. (a) The Trustee hereby agrees promptly to return to Howmet (for the benefit of itself and the other Operating Companies) funds or other property other than Specified Assets (or proceeds thereof) which constitute Bank Collateral (or proceeds thereof); provided, that Howmet or the Collateral Agent shall have identified such Bank Collateral or proceeds in writing to the Trustee or an Authorized Officer of the Trustee otherwise has actual knowledge of the identity of such Bank Collateral or proceeds; and provided further that if the Collateral Agent shall so request in a written notice to the Trustee, the Trustee shall return such funds and property to the Collateral Agent instead of to Howmet. For purposes of maintaining the perfection of the Collateral Agent's lien thereon, the Collateral Agent hereby appoints the Trustee as its agent in respect of such funds or other property.

         (b) The Collateral Agent hereby agrees to promptly return to the Trustee any funds or other property which constitute Specified Assets (or proceeds thereof), provided, that the Trustee shall have identified such Specified Assets or proceeds in writing to the Collateral Agent or an authorized officer of the Collateral Agent otherwise has actual knowledge of the identity of such Specified Assets or proceeds. For purposes of maintaining the perfection of the Trustee's interests therein, the Trustee hereby appoints the Collateral Agent as its agent with respect to such Specified Assets and proceeds.

         (c) All payments made by an Obligor that is obligated to make payment with respect to both Specified Assets and other Receivables shall be applied against the specified Receivables, if any, that are designated by such Obligor. In the absence of such designation, such payment shall be applied against the oldest outstanding Receivables owed by such Obligor.

         (d) Unless the Trustee and Collateral Agent agree otherwise, neither the Trustee nor the Collateral Agent shall send any notice to an Obligor directing it to remit payments in respect of any Receivable to any account other than the Lockbox Accounts or the Concentration Accounts.

         (e) In the event that any of the Specified Assets (or proceeds thereof) become commingled with any Bank Collateral (or proceeds thereof), then the Collateral Agent and the Trustee shall, in good faith, cooperate with each other to separate the Specified Assets (and proceeds thereof) from such Bank Collateral (and proceeds thereof); provided, however, that in the case of any assets, if such separation is not possible, the parties hereto agree to share the proceeds of such property proportionately according to the interests of the Collateral Agent and the Trustee therein; provided, further, that the out-of-pocket costs and expenses incurred by the parties hereto to effect such separation and/or sharing (including without limitation fees and expenses of auditors and attorneys) shall be shared by the parties hereto proportionately according to the benefit of such separation and/or sharing to the Collateral Agent and the Trustee (and the parties for which each of them acts) to the extent that such costs and expenses are not reimbursed or otherwise borne by the Operating Companies (it being understood that nothing in this Agreement shall limit the obligation of the Operating Companies to make such reimbursement or hear such costs and expenses in accordance with the terms of the Credit Agreement, the Security Agreement and the Transaction Documents); and provided, further, that this Section 4(e) shall not require any party to this Agreement to take any action which it believes, in good faith, may prejudice its ability to realize the value of, or to otherwise protect, its interests (and the interests of the parties for which it acts).

         5. Additional Agreements with Seller Parties. The Collateral Agent agrees, represents and warrants, on behalf of itself and the other parties to the Credit Agreement (excluding the Operating Companies; the Collateral Agent and such parties being herein called the "Seller Parties") as follows:

                  (a) The Seller Parties shall not (i) challenge the transfers of Specified Assets from any Operating Company to Finco, whether on the grounds that such transfers were disguised financings or fraudulent conveyances or otherwise, so long as such transfers are carried out in all material respects in accordance with the Transaction Documents, or
         (ii) assert that any Operating Company and Finco should be substantively consolidated.

                  (b) Notwithstanding any prior termination of this Agreement, the Seller Parties shall not, with respect to Finco, institute or join any other Person in instituting a proceeding of the type referred in the definition of "Event of Bankruptcy", so long as any Security or any obligation to a Lender shall be outstanding or there shall not have lapsed one year plus one day since the last day on any such Security or obligation shall have been outstanding. The foregoing will not limit the rights of Seller Parties to file any claim or otherwise take any action with respect to any such insolvency proceedings that may be instituted against Finco by a Person other than a Seller Party.

                  (c) No Seller Party shall assign its rights or obligations under the Credit Agreement to any other Person unless such Person shall have agreed in writing to be bound by the terms of this Agreement as if it were a party hereto.

                  (d) Subject to any applicable restrictions in the Transaction Documents, the Trustee may (but shall not be required to) enter into one or more premises of any

         Operating Company, whether leased or owned, at any time during reasonable business hours, without force or process of law and without obligation to pay rent or compensation to such Operating Company, Finco or the Seller Parties and may use any equipment located thereon relating to Records and may have access and use of such Records and any other property to which such access and use are granted under the Transaction Documents, in each case provided that such uses are for the purposes of enforcing the Trustee's rights with respect to the Specified Assets.

         6. Additional Agreements of Trustee. The Trustee agrees, represents and warrants as follows:

                  (a) The Trustee shall not (i) challenge the transfers of the Bank Collateral (other than Specified Assets) from any Operating Company to the Collateral Agent, whether on the grounds that such transfers were disguised financings or fraudulent conveyances or otherwise, so long as such transfers are carried out in all material respects in accordance with the Credit Agreement, the Security Agreement and related documents, or (ii) assert that any Operating Company and Finco should be substantively consolidated.

                  (b) The Trustee shall not assign its rights or obligations under the Transaction Documents to any other Person unless such Person shall have agreed in writing to be bound by the terms of this Agreement as if it were a party hereto.

                  (c) The Trustee does not have any security or other interest in any portion of the Bank Collateral (including, without limitation, Receivables) that do not constitute Specified Assets.

         7. Reliance. Each of Finco, the Trustee, all lenders, all Investors and all Seller Parties may rely on this Agreement as if such Person were a party hereto. This Agreement shall remain in effect until the termination of the Trust in accordance with the terms of the Pooling Agreement.

         8. Miscellaneous. (a) No delay upon the part of any party to this Agreement and the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any such party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No waiver, amendment or other modification, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and shall be signed by the Collateral Agent and the Trustee.

         (b) This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of one which so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         (c) This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of New York.

         (d) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

         (e) All notices and other communications for hereunder shall, unless otherwise stated herein, be in writing (including telecommunications and communications by facsimile copy) and mailed, transmitted or delivered, as to each party hereto at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective upon receipt or (i) in the case of notice by mall, three business days after being deposited in the malls, postage prepaid, and (ii) in the case of notice by facsimile copy, upon the earlier to occur of (A) completion of transmission and telephone confirmation of receipt or (B) the recipient's close of business on the date of transmission.

         IN WITNESS WHEREOF, the Collateral Agent and the Trustee have caused this Agreement to be executed and delivered as of the day first above written.

                                       THE FIRST NATIONAL BANK OF CHICAGO,
                                        as Collateral Agent


                                       By:   /s/ David G. Dixon
                                             --------------------------------
                                       Name      David G. Dixon
                                             --------------------------------
                                       Title:    Authorized Agent
                                             --------------------------------

                                       One First National Plaza
                                       Chicago, Illinois 60670


                                       MANUFACTURERS AND TRADERS TRUST
                                        COMPANY, as Trustee


                                       By:   /s/ illegible
                                             --------------------------------
                                       Name:
                                             --------------------------------
                                       Title:
                                             --------------------------------

                                       One M&T Plaza
                                       7th Floor
                                       Buffalo, New York 14203


ACKNOWLEDGED AND AGREED:


BLADE RECEIVABLES CORPORATION

By:   /s/ Roland Paul
      --------------------------------
Name:     Roland Paul
      --------------------------------
Title:    Vice President
      --------------------------------

HOWMET CORPORATION


By:      /s/ ROLAND PAUL
         ---------------
Name:     Roland A. Paul
         ---------------
Title:    Vice President


HOWMET CERCAST (U.S.A.), INC., as Seller


By:      /s/ROLAND PAUL
         ---------------
Name:    Roland A. Paul
         ---------------
Title:    Vice President


HOWMET REFURBISHMENT, INC., as Seller


By:      /s/ROLAND PAUL
          --------------
Name:     Roland A. Paul
          --------------
Title:    Vice President


HOWMET-TEMPCRAFT, INC., as Seller


By:      /s/ ROLAND PAUL
          --------------
Name:     Roland A. Paul
          --------------
Title:    Vice President


TURBINE COMPONENTS CORPORATION, as Seller


By:      /s/ ROLAND PAUL
          --------------
Name:     Roland A. Paul
          --------------
Title:    Vice President